 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333- 269007
PROXY STATEMENT OF METALS ACQUISITION CORP
Century House, Ground Floor
Cricket Square, P.O. Box 2238
Grand Cayman KY1-1107, Cayman Islands
PROSPECTUS FOR UP TO 48,317,039 ORDINARY SHARES AND
15,373,564 WARRANTS OF
METALS ACQUISITION LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
METALS ACQUISITION CORP
TO BE HELD ON June 5, 2023
To the Shareholders of Metals Acquisition Corp:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Metals Acquisition Corp, a Cayman Island exempted company (“MAC”), to be held online via live webcast, at 9:00 a.m., Eastern Time, on June 5, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of MAC directors, officers, employees and shareholders, MAC shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting virtually, you must register at www.virtualshareholdermeeting.com/MTAL2023SM, which is referred to in the accompanying proxy statement/prospectus as the MAC meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. For the purposes of the amended and restated memorandum and articles of association of MAC, the physical place of the meeting shall be at the offices of Paul Hastings LLP located at 200 Park Avenue, New York, NY 10166, United States of America. You are cordially invited to consider and vote upon the following:
(1)
Proposal No. 1 — The Business Combination Proposal:   as an ordinary resolution, that the entry into and execution of the Share Sale Agreement, dated as of March 17, 2022, as amended by the Deed of Consent and Covenant, dated as of November 22, 2022, and as further amended by the CMPL Share Sale Agreement Side Letter, dated as of April 21, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Share Sale Agreement”), by and among Metals Acquisition Limited, a private limited company newly incorporated under the laws of Jersey, Channel Islands (“MAC Limited”), MAC, Metals Acquisition Corp. (Australia) Pty Ltd, an Australian private company and wholly-owned subsidiary of MAC (“MAC-Sub”), and Glencore Operations Australia Pty Limited (“Glencore”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, pursuant to which, among other things, MAC-Sub will acquire from Glencore 100% of the issued share capital of Cobar Management Pty. Limited, an Australian private company (“CMPL”) (the “Business Combination Proposal”), which owns and operates the Cornish, Scottish and Australian underground copper mine (the “CSA Mine”) near Cobar, New South Wales, Australia, and the transactions contemplated by the Share Sale Agreement (including the business combination, the “Business Combination”) be authorized, approved and confirmed in all respects;

(2)
Proposal No. 2 — The Merger Proposal:   as a special resolution, that subject to the approval and adoption of the Business Combination Proposal, the plan of merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, pursuant to which, immediately prior to the Business Combination, MAC will be merged with and into MAC Limited (the “Merger”), with MAC Limited continuing as the surviving company (MAC Limited following the Merger is referred to as “New MAC”) and CMPL becoming an indirect subsidiary of New MAC following the Business Combination be authorized, approved and confirmed in all respects, that MAC be and is hereby authorized to enter into the Plan of Merger, and that MAC be authorized to merge with and into MAC Limited, with MAC Limited continuing as the surviving company, so that all the undertaking, property and liabilities of MAC vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act (the “Merger Proposal”);

(3)
Proposal No. 3 — The Governing Documents Proposals:   assuming the Business Combination Proposal and the Merger Proposal are approved, to consider and vote upon three separate proposals (collectively, the “Governing Documents Proposals”) to approve, by ordinary resolution, material differences between the amended and restated memorandum of association of New MAC to be in effect following the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (together, the “Proposed Governing Documents”), and the existing amended and restated memorandum and articles of association of MAC (together, the “Existing Governing Documents”); and

(4)
Proposal No. 4 — The Adjournment Proposal:   as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MAC shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting be approved (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal (collectively, the “Transaction Proposals”) is more fully described in the accompanying proxy statement/prospectus, which we urge each MAC shareholder to review carefully.
Only holders of record of MAC’s Class A ordinary shares, par value $0.0001 per share (“MAC Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share (“MAC Class B Ordinary Shares”) at the close of business on May 5, 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The accompanying proxy statement/prospectus and accompanying proxy card is being provided to MAC shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all MAC shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of MAC has approved the Share Sale Agreement and the transactions contemplated thereby, including the Merger, and recommends that shareholders vote “FOR” the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of MAC, you should keep in mind that MAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to MAC’s Existing Governing Documents, holders of MAC’s Class A Ordinary Shares may request that MAC redeem all or a portion of its MAC Class A Ordinary Shares (such shares, the “public shares” and such holders the “public shareholders”) for cash in connection with any vote on the Business Combination. As a public shareholder, in the event that the Business Combination is approved and consummated, you will be entitled to receive a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to MAC to pay its taxes, divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”), for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), MAC’s transfer agent, in which you (a) request that MAC redeem all or a portion of your public shares for cash, and (b) identify yourself as the MAC holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 1, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, MAC will redeem such public shares for the Redemption Price. For illustrative purposes, as of May 9, 2023, this would have amounted to approximately $10.30 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for the Redemption Price and will no longer own public shares. See “The Extraordinary General Meeting of MAC Shareholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for the Redemption Price.
Notwithstanding the foregoing redemption rights, MAC’s Existing Governing Documents provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination. There will be no redemption rights with respect to MAC’s warrants. In addition, Green Mountain Metals LLC (the “Sponsor”) has entered into a letter agreement (the “Sponsor IPO letter agreement”) with MAC pursuant to which Sponsor has agreed, in partial consideration of receiving its MAC Class B Ordinary Shares issued to the Sponsor and the initial shareholders (“Founder Shares”) and for the covenants and commitments of MAC therein, to waive their redemption rights with respect to their Founder Shares and any public shares the Sponsor or the initial shareholders may have acquired after MAC’s IPO in connection with the completion of the Business Combination.
The Share Sale Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including, among other things, the approval of the Transaction Proposals. There can be no assurance that the closing conditions will be satisfied or that the parties to the Share Sale Agreement would waive any such provision of the Share Sale Agreement. In addition, in no event will MAC redeem public shares in an amount that would cause MAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Share Sale Agreement, including the Merger and the Financing.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes hereto and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact D.F. King & Co., Inc., MAC’s proxy solicitor, by calling 800-714-3305, or banks and brokers can call collect at 212-269-5550, or by emailing MTAL@dfking.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Metals Acquisition Corp,
Neville Joseph Power
Chair
This proxy statement/prospectus is dated, and is first being mailed to shareholders of MAC on or about that date.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

METALS ACQUISITION CORP
Century House, Ground Floor
Cricket Square, P.O. Box 2238
Grand Cayman KY1-1107, Cayman Islands
Tel: +817-698-9901
Dear Metals Acquisition Corp Shareholders:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Metals Acquisition Corp, a Cayman Island exempted company (“MAC”), to be held online via live webcast, at 9:00 a.m., Eastern Time, on June 5, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of MAC directors, officers, employees and shareholders, MAC shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting virtually, you must register at www.virtualshareholdermeeting.com/MTAL2023SM, which is referred to in the accompanying proxy statement/prospectus as the MAC meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. For the purposes of the amended and restated memorandum and articles of association of MAC, the physical place of the meeting shall be at the offices of Paul Hastings LLP located at 200 Park Avenue, New York, NY 10166, United States of America.
At the extraordinary general meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to authorize, approve and confirm, as an ordinary resolution, the entry into and the execution of the Share Sale Agreement, dated as of March 17, 2022, as amended by the Deed of Consent and Covenant, dated as of November 22, 2022, and as further amended by the CMPL Share Sale Agreement Side Letter, dated as of April 21, 2023 (as may be further amended, supplemented, or otherwise modified from time to time, the “Share Sale Agreement”) by and among Metals Acquisition Limited, a private limited company newly incorporated under the laws of Jersey, Channel Islands (“MAC Limited”), MAC, Metals Acquisition Corp. (Australia) Pty Ltd, an Australian private company and wholly-owned subsidiary of MAC (“MAC-Sub”), and Glencore Operations Australia Pty Limited (“Glencore”), pursuant to which, among other things, MAC-Sub will acquire from Glencore 100% of the issued share capital of Cobar Management Pty. Limited (“CMPL”), which owns and operates the Cornish, Scottish and Australian underground copper mine (the “CSA Mine”) in Cobar, New South Wales, Australia, and consummate the transactions contemplated thereby (including the business combination (the “Business Combination”)). A copy of the Share Sale Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Share Sale Agreement and the Plan of Merger, the following transactions will occur:
(a)
Prior to the closing of the Business Combination (the “Closing”), MAC shall be merged with and into MAC Limited (the “Merger” and the effective time of the Merger, the “Effective Time”), with New MAC continuing as the surviving company.

(b)
At the Effective Time, (i) each issued and outstanding MAC Class A Ordinary Share and MAC Class B Ordinary Share will be converted into one ordinary share, par value $0.0001 per share, of New MAC (“New MAC Ordinary Shares”), and (ii) each issued and outstanding whole warrant to purchase MAC Class A Ordinary Shares will be converted into one New MAC Ordinary Share at an exercise price of $11.50 per share (“New MAC Warrants”), subject to the same terms and conditions existing prior to such conversion.

(c)
MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL. CMPL owns and operates the CSA Mine near Cobar, New South Wales, Australia.

(d)
In consideration for the acquisition of CMPL, MAC and MAC-Sub will:

(i)
pay at least US$775,000,000 (with the potential to be scaled up to US$875,000,000 depending on equity demand) to Glencore (subject to a customary closing accounts adjustment (including New MAC being liable for accounting fees in connection with the transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the time of closing under the Share Sale Agreement (the “Closing”));

(ii)
issue up to 10,000,000 New MAC Ordinary Shares (the “Rollover Shares”) to Glencore (having a value of up to US$100,000,000) with Glencore having the option to scale down the amount to US$0 subject to MAC raising sufficient equity (with any scale back to be reflected in the upfront cash payment scale-up, as set out in subsection (i));

(iii)
pay US$75,000,000 as a deferred cash payment on the following terms:

(A)
payable upon New MAC’s listing on the Australian Securities Exchange (“ASX”) or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(B)
the unpaid balance of the US$75,000,000 will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8-12% (which will be determined by reference to prevailing copper prices); and

(C)
any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date;

(iv)
pay US$150,000,000 in cash structured as two contingent payments (US$75,000,000 each) that are unsecured, fully subordinated and payable if, and only if, over the life of the CSA Mine, the average daily London Metal Exchange (“LME”) closing price is greater than:

(A)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (the “First Contingent Copper Payment”); and

(B)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (the “Second Contingent Copper Payment”);

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing; and

(vi)
grant Glencore the right to appoint one director to the New MAC board of directors (the “New MAC Board”) for every 10% of New MAC Ordinary Shares that Glencore beneficially owns.

The Share Sale Agreement also includes additional provisions to reflect that MAC, New MAC and MAC-Sub have provided a broad indemnity in favor of members of the Glencore corporate group, together with its directors, officers and employees from liability (excluding fraud) in connection with any offering document, proxy statement (including this Registration Statement on Form F-4, including a preliminary and definitive proxy statement/prospectus and any amendments thereto) prepared, filed and/or lodged with the SEC, a governmental agency and/or any stock exchange in connection with the acquisition by MAC-Sub of the CSA Mine.
Concurrently with the Closing, a Royalty Deed between New MAC, Glencore and CMPL will become effective (the “Royalty Deed”), pursuant to which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed) and grant security interests created as a result of the Royalty Deed. Net Smelter Returns are equal to the gross revenue minus permitted deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and the security created as a result of the Royalty Deed. A copy of the Royalty Deed is attached to the accompanying proxy statement/prospectus as Annex F.
Concurrently with the Closing, CMPL and Glencore International AG (“GIAG”) will enter into the Offtake Agreement. The Offtake Agreement is a life-of-mine offtake obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material, being all material and minerals in the form of copper concentrate produced from or processed at the CSA Mine and specified exploration licenses held by CMPL. A copy of the Offtake Agreement is attached to the accompanying proxy statement/prospectus as Annex E.
At Closing, MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL. CMPL owns and operates the CSA Mine near Cobar, New South Wales, Australia. After Closing, the business of CMPL will continue to operate through CMPL, and CMPL will be held by MAC-Sub. New MAC’s only direct assets will consist of equity interests in MAC-Sub. For a diagram showing the expected post-closing corporate structure, please see the section entitled “The Share Sale Agreement — Organizational Structure” on page 135 of the accompanying proxy statement/prospectus.
Financing for the Business Combination
The US$775 million initial cash purchase price (with the potential to be scaled up to US$875 million depending on equity demand) and associated US$31 million of transaction costs totaling US$806 million is currently anticipated to be financed through a combination of (i) debt facilities (the “Debt Facilities”) consisting of (a) a US$205 million acquisition term loan as part of a larger syndicated senior secured debt facility from Citibank N.A., Sydney Branch (“Citi Debt”), Bank of Montreal, Harris Bank, N.A., National Bank of Canada and The Bank of Nova Scotia, Australian Branch, (the “Senior Facilities”) and (b) a US$135 million mezzanine debt facility provided by Sprott Private Resource Lending II (Collecter-2) LLP (“Sprott”) (the “Mezz Facility”); (ii) a US$75 million long term silver purchase and sales agreement (the “Silver Stream”) with Osisko Bermuda Limited (“Osisko”) (with the potential for an additional US$15 million if the average silver price is above a certain threshold); (iii) to the extent available, US$266 million cash in trust (subject to share redemptions); (iv) a $100 million redemptions backstop facility (the “Redemptions Backstop Facility”), consisting of a pro rata split between a US$75 million copper streaming agreement (the “Copper Stream”) and associated US$25 million equity subscription; and (iv) proceeds from at least $126 million of private equity placements (the “PIPE Financing”) (collectively, the “Financing”). As discussed throughout the accompanying proxy statement/prospectus, we have entered into definitive agreements with respect to the Debt Facilities, the Silver Stream and the Redemptions Backstop Facility. Please see the section entitled “Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information. If we are unable to successfully raise sufficient PIPE Financing, or if redemptions (meaning the redemption of public shares for cash pursuant to the Existing

Governing Documents) are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.
As part of the PIPE Financing, on April 14, 2023, MAC, New MAC and certain investors entered into Subscription Agreements (the “Subscription Agreements”), pursuant to which such investors agreed to subscribe for an aggregate of 11,362,506 New MAC Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $113,625,060 in a private placement. New MAC has agreed to grant to the purchasers certain customary registration rights. The sale under the Subscription Agreements is contingent upon, among other things, the substantially concurrent closing of the Business Combination. In connection with the Subscription Agreements, the Sponsor agreed to transfer 517,500 Founder Shares to certain significant investors (who are not affiliated with MAC) (the “Cornerstone Investors”) who have agreed to purchase an aggregate of 9,000,000 New MAC Ordinary Shares in the PIPE Financing.
It is anticipated that, upon completion of the Business Combination, our Sponsor and its affiliates will own approximately 11%, Glencore will own approximately 17%, the PIPE Investors and our public shareholders will own approximately 67%, respectively, of the issued and outstanding New MAC Ordinary Shares, the PIPE Investors (other than the Sponsor’s affiliates) will own approximately 21% of the issued and outstanding New MAC Ordinary Shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Share Sale Agreement. These relative percentages assume that none of MAC’s existing shareholders exercise their redemption rights. These percentages do not include any transactions that may be entered into after the date hereof or any exercise or conversion of the New MAC Warrants. If any of MAC’s public shareholders exercise redemption rights, or any of the other assumptions are not true, these percentages will be different. You should read “Summary of the Proxy Statement/Prospectus — Ownership of New MAC Upon Completion of the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
In addition to the Business Combination Proposal, you will also be asked to consider and vote upon: (a) subject to the approval and adoption of the Business Combination Proposal, a proposal, as a special resolution, to authorize, approve and confirm the plan of merger (the “Plan of Merger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, in relation to Merger (the “Merger Proposal”) pursuant to which MAC will be merged with and into New MAC (the “Merger”), with MAC Limited continuing as the surviving company (MAC Limited following the Merger is referred to as “New MAC”) and CMPL being an indirect subsidiary of New MAC, to authorize MAC to enter into the Plan of Merger, and to authorize MAC to merge with and into MAC Limited, with MAC Limited continuing as the surviving company, so that all the undertaking, property and liabilities of MAC vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act; (b) assuming the Business Combination Proposal and the Merger Proposal are approved, three separate proposals (collectively, the “Governing Documents Proposals”) to approve, by ordinary resolution, certain material differences between the amended and restated memorandum of association of New MAC to be in effect following the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (together, the “Proposed Governing Documents”), and the existing amended and restated memorandum and articles of association of MAC (together, the “Existing Governing Documents”); and (c) a proposal, as an ordinary resolution, to adjourn the extraordinary general meeting to a later date or dates, if necessary, for one or more of the Adjournment Purposes (as defined below), which is referred to herein as the “Adjournment Proposal.” Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MAC shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting (clause (i) and (ii), collectively the “Adjournment Purposes”). In no event, however, will we redeem MAC Class A Ordinary Shares in an amount that would cause our net tangible assets to be less than $5,000,001.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including subscription agreements in connection with the PIPE Financing, the Royalty Deed, the Offtake Agreement, and the A&R Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.
Under the Share Sale Agreement, the closing of the Business Combination is subject to a number of customary closing conditions, including (i) MAC obtaining approval in accordance with the Foreign Acquisitions and Takeovers Act 1975 (Cth) to acquire CMPL and Glencore obtaining approval in accordance with the Foreign Acquisitions and Takeovers Act 1975 (Cth) to hold more than 10% of New MAC following closing, (ii) MAC having at least $5,000,001 of net tangible assets following the exercise by the holders of the MAC Class A Ordinary Shares issued in MAC’s IPO of securities and outstanding immediately before the Effective Time of their right to redeem their MAC Class A Ordinary Shares in accordance with the Existing Governing Documents, (iii) the absence of any material adverse effect, and (iv) MAC shareholders having approved the Business Combination Proposal and each of the other proposals presented to MAC shareholders in this proxy statement/prospectus. If any of the conditions to Glencore’s obligation to consummate the Business Combination are not satisfied, then Glencore will not be required to consummate the Business Combination.
The MAC Class A Ordinary Shares and MAC’s warrants and units are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “MTAL”, “MTAL.WS” and “MTAL.U”, respectively. New MAC intends to apply to list its New MAC Ordinary Shares and warrants on the NYSE under the symbols “MTAL” and “MTAL.WS”, respectively, in connection with the closing of the Business Combination. We cannot assure you that the New MAC Ordinary Shares or its warrants will be approved for listing on the NYSE. Within the six months following the consummation of the Business Combination, New MAC expects to pursue a dual-listing on the ASX, subject to market conditions. In connection with such listing, New MAC may issue additional equity securities. No certainty can be provided as to the timing of any such listing or offering or whether either will be ultimately successful. Each of MAC and MAC Limited is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 is, and consequently, following the Business Combination, New MAC will be an “emerging growth company”. As such, New MAC has elected to comply with certain reduced public company reporting requirements.
Pursuant to the Existing Governing Documents, a MAC shareholder may request that MAC redeem all or a portion of such public shares for cash in connection with any vote on the Business Combination. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), MAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. MAC shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a MAC shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to Continental, MAC will redeem such public shares (or portion thereof, as applicable) for per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to MAC to pay its taxes, divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”). For illustrative purposes, as of May 9, 2023, based on funds contained in the Trust Account of $273,026,648, this would have amounted to approximately $10.30 per issued and outstanding public share. If a MAC shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “The Extraordinary General Meeting of MAC — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for the Redemption Price. Notwithstanding the foregoing, a MAC shareholder, together with any affiliate of such public shareholder or any other person with whom such MAC shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a MAC shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor, which directly owns 6,628,695 Class B Ordinary Shares of MAC, and the initial shareholders (which indirectly own a portion of such shares), have agreed pursuant to that certain Sponsor Letter Agreement, dated as of July 28, 2021 (the “Sponsor Letter Agreement”) to, among other things, (i) vote in favor of the Share Sale Agreement and the transactions contemplated thereby (including any material differences between the Existing Governing Documents and the Proposed Governing Documents) and (ii) not redeem any Ordinary Shares owned by the Sponsor or the initial shareholders in connection with such shareholder approval in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, MAC’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
In addition, if the Business Combination is consummated, New MAC, the Sponsor and certain other shareholders of Glencore will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), which will amend and restate in its entirety MAC’s existing Registration Rights Agreement, dated as of July 28, 2021, by and among MAC, the Sponsor and certain other holders (the “Registration Rights Agreement”), as of the Closing. As a result, the Sponsor, such holders and Glencore party thereto holding at least 15% of the then-outstanding registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New MAC shall not be required to conduct more than an aggregate total of three underwritten offerings. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New MAC subsequent to the Closing. New MAC has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 60 days of the Closing (subject to certain exceptions). See “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information related to the A&R Registration Rights Agreement.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all MAC shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of MAC has approved the Share Sale Agreement and the transactions contemplated thereby, including the Merger, and recommends that shareholders (i) vote “FOR” the Business Combination Proposal, (ii) vote “FOR” the Merger Proposal, (iii) vote “FOR” each of the Governing Documents Proposals and (iv) vote “FOR” the Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of MAC, you should keep in mind that
MAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, Governing Documents Proposals, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals are conditioned on each other, and MAC will not complete the Business Combination unless all three are approved.
Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. Accordingly, your failure to vote by proxy or to vote in person at the extraordinary general meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
On behalf of the MAC Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
May 11, 2023
Sincerely,
Neville Joseph Power
Chair
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE

IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated May 11, 2023 and is first being mailed to shareholders on or about May 15, 2023.

ANNEXES
Annex A – Share Sale Agreement	A-1
Annex A-1 – Deed of Consent and Covenant	A-1-1
Annex B – Form of Plan of Merger	B-1

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), by Metals Acquisition Limited (“New MAC”) (File No. 333-269007), constitutes a prospectus of New MAC under Section 5 of the Securities Act of 1933, as amended, with respect to the New MAC Ordinary Shares (as defined below) to be issued to Metals Acquisition Corp (“MAC”) shareholders, as well as the warrants to acquire New MAC Ordinary Shares to be issued to MAC warrantholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of MAC shareholders at which MAC shareholders will be asked to consider and vote upon, as an ordinary resolution, a proposal to approve the entry into and execution of the Share Sale Agreement and approve the transactions contemplated thereby, including the Business Combination, among other matters.
CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, “$,” “US$” and “U.S. dollar” each refer to the United States dollar, and “A$” and “AU$” each refer to the Australian dollar.
FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires:
•
the term “CMPL” refers to Cobar Management Pty. Limited, a wholly-owned subsidiary of Glencore Operations Australia Pty Limited, an Australian private company (“Glencore”), being itself an indirect wholly owned subsidiary of Glencore plc;

•
the term “MAC” refers to Metals Acquisition Corp, a Cayman Island exempted company;

•
the term “MAC Limited” refers to Metals Acquisition Limited, a newly incorporated Jersey, Channel Islands public company with limited liability; and

•
the term “New MAC” refers to MAC Limited as the surviving company following the merger of MAC with and into MAC Limited.

All references to “we,” “us” or “our” refer to MAC, unless the context otherwise requires or as specified in certain sections or subsections of this proxy statement/prospectus, including, “Risk Factors”, as indicated therein, in which case, “we,” “us,” or “our” refer to CMPL prior to the consummation of the Business Combination, which will be the business of New MAC and any subsidiaries following the consummation of the Business Combination.
In this proxy statement/prospectus:
“2023 Plans” means the Incentive Plan, ESPP and DSU Plan, collectively.
“Adjournment Proposal” means a proposal to adjourn the extraordinary general meeting of the shareholders of MAC to a later date or dates, if necessary, (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MAC shareholders or (ii) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such extraordinary general meeting.
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, to be entered into by New MAC, the Sponsor, Glencore and certain owners of equity interests in MAC concurrently with the Closing, pursuant to which that certain Registration Rights Agreement, dated as of July 28, 2021, shall be amended and restated in its entirety, as of the Closing.
“Ag” means silver.
“Articles” means the amended and restated memorandum and articles of association of New MAC that will be in effect upon the Closing of the Business Combination.

“ASX” means the Australian Securities Exchange operated by ASX Limited.
“broker non-vote” means the failure of an MAC shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the Merger and the other transactions contemplated by the Share Sale Agreement, collectively, including the Financings.
“Business Combination Proposal” means the proposal to approve the adoption of the Share Sale Agreement and such acquisitions and other transactions as contemplated thereby.
“Citi” means Citigroup Global Markets Inc.
“Citi Debt” means Citibank, N.A., Sydney Branch.
“Closing” means the consummation of the Business Combination, including the transactions contemplated by the Share Sale Agreement.
“COBO consent” means Control of Borrowing (Jersey) Order 1958.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.
“Condition Precedent Proposals” means the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals.
“Continental” refers to Continental Stock Transfer & Trust Company.
“Copper Stream” means the copper purchase agreement dated March 20, 2023 entered into by and among MAC-Sub, MAC, MAC Limited and in connection with the Redemption Backstop Facility.
“COVID-19” or the “COVID-19 pandemic” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.
“CSA Mine” means the Cornish, Scottish and Australian underground copper mine near Cobar, New South Wales, Australia.
“Cu” means copper.
“DSU Plan” means the 2023 Non-Employee Directors Deferred Unit Plan.
“EBITDA” means earnings before interest, taxes, depreciation and amortization.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Governing Documents” means the amended and restated memorandum and articles of association of MAC.
“extraordinary general meeting” means the extraordinary general meeting of MAC to be held online via live webcast, at 9:00 a.m., Eastern Time, on June 5, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. The physical place of the meeting means the offices of Paul Hastings LLP located at 200 Park Avenue, New York, NY 10166, United States of America.
“Effective Time” means the time at which the Merger becomes effective.
“ESPP” means the 2023 Employee Stock Purchase Plan.
“FATA” means Australia’s Foreign Investment and Takeovers Act 1975 (Cth).
“Founder Shares” means the MAC Class B Ordinary Shares.
“GAH” means Glenore Australia Holdings Pty Limited (Australian Treasury).

“GIAG” means Glencore International AG.
“Governing Documents Proposals” means the three separate sub-Governing Documents Proposals set forth in “The Governing Documents Proposals.”
“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.
“Incentive Plan” means the 2023 Long-Term Incentive Plan.
“Indicated Mineral Resources” means that part of a Mineral Resource for which quantity, grade (or quality), densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. The nature, quality, amount and distribution of data are such as to allow confident interpretation of the geological framework and to assume continuity of mineralization. An Indicated Mineral Resource may be converted to a probable Ore Reserve.
“Inferred Mineral Resources” means that part of a Mineral Resource for which quantity and grade (or quality), are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply, but not to verify, geological and grade (or quality) continuity. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. Confidence in the estimate of Inferred Mineral Resources is not sufficient to allow the application of technical and economic parameters to be used for detailed planning studies. An Inferred Mineral Resource must not be converted to an Ore Reserve. While it is reasonably expected that the majority of an Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with further drilling or exploration data, there is no certainty that this will be the case.
“initial shareholders” means certain of MAC’s officers and directors that are principals of the Sponsor and which indirectly hold the Founder Shares through their holdings of Class B units in the Sponsor, which entitle them to an equivalent number of New MAC Ordinary Shares upon distribution.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means MAC’s initial public offering of units, consummated on August 2, 2021.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“JORC Code” means the Australasian Joint Ore Reserve Committee Code, 2012 edition.
“LME” means the London Metal Exchange.
“MAC Board” means the MAC board of directors.
“MAC Class A Ordinary Shares” means MAC’s Class A ordinary shares, par value $0.0001 per share.
“MAC Class B Ordinary Shares” means MAC’s Class B ordinary shares, par value $0.0001 per share.
“MAC Ordinary Shares” means the MAC Class A Ordinary Shares and the MAC Class B Ordinary Shares.
“MAC shareholders” means the holders of MAC Ordinary Shares.
“MAC Warrants” means the public warrants and the private placement warrants.
“MAC warrantholders” means holders of the public warrants and the private placement warrants.
“management” or our “management team” means the officers of MAC.
“Material” means all copper concentrate produced by CMPL that is derived from Minerals within the Mining Tenements, produced by the Operations or produced or derived from any ore, minerals or concentrates which are inputted to and/or processed through the Plant (including any ore, minerals or concentrate produced or derived from any mining lease that is not the Mining Tenements) or as further set out in Clause 4 of the Offtake Agreement.

“Measured Mineral Resources” means that part of a Mineral Resource for which quantity, grade (or quality), densities, shape and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. The nature, quality, amount and distribution of data are such as to leave no reasonable doubt that the tonnage and grade of mineralization can be estimated to within close limits and that any variations from the estimate would be unlikely to significantly affect potential economic viability. A Measured Mineral Resource may be converted to a proven Ore Reserve (or to a probable Ore Reserve where circumstances other than geological confidence suggest that a lower confidence level is appropriate).
“Merger” means the merger of MAC with and into MAC Limited, with MAC Limited continuing as the surviving company pursuant to the Plan of Merger.
“Merger Proposal” means a proposal by special resolution to approve the Plan of Merger, to authorize MAC to enter into the Plan of Merger, and to authorize MAC to merge with and into MAC Limited, with MAC Limited continuing as the surviving company, so that all the undertaking, property and liabilities of MAC vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act.
“Mezz Facility” means the US$135 million mezzanine debt facility provided by Sprott to MAC-Sub.
“Mineral Resources” means a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such a form, grade (or quality) and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade (or quality), continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.
“Modifying Factors” has the meaning given to it in the JORC Code.
“mt” means metric tonne.
“NYSE” means The New York Stock Exchange.
“New MAC Board” means the New MAC board of directors.
“New MAC Financing Warrants” means the warrants to purchase New MAC Ordinary Shares to be issued to Sprott under the Mezz Facility.
“New MAC Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of New MAC.
“New MAC Warrants” means the warrants, issued by MAC, to acquire MAC Class A Ordinary Shares that are outstanding immediately prior to the Effective Time, as converted in the Merger such that they represent the right to acquire the same number of New MAC Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Effective Time.
“Offtake Agreement” means a life-of-mine offtake obligation, a copy of which is attached as Annex E, to commit CMPL to sell to GIAG all Material, and to commit GIAG to buy all Material, being all material and minerals in the form of concentrate produced from or processed at the CSA Mine and specified exploration licenses held by CMPL.
“Ore Reserve” means the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.
“PCAOB” means the Public Company Accounting Oversight Board.
“PIPE Financing” means the contemplated private placement of New MAC Ordinary Shares to fund a portion of the consideration for the Business Combination.

“PIPE Investors” means the investors participating in the PIPE Financing, collectively.
“Plan of Merger” means the plan of merger, a copy of which is attached as Annex B, pursuant to which MAC will be merged with and into MAC Limited, following which New MAC will be the surviving company.
“private placement warrants” means the warrants to purchase MAC Class A Ordinary Shares purchased by the Sponsor (i) in a private placement in connection with the IPO (ii) on September 3, 2021 simultaneously with the underwriters’ partial exercise of their over-allotment and (iii) upon conversion of that certain Working Capital Note, dated April 13, 2022.
“Probable Reserves” means the economically mineable part of an indicated and, in some cases, a measured mineral resource.
“Proposed Governing Documents” means the Articles of New MAC to be in effect following the Business Combination, a copy of which is attached as Annex C.
“Proven Reserves” means the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.
“prospectus” means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-269007) filed with the SEC.
“public shares” means MAC Class A Ordinary Shares included in the units sold by MAC in its IPO.
“public shareholders” means the holders of MAC Class A Ordinary Shares.
“public warrants” means the warrants included in the units sold in MAC’s IPO, each of which is exercisable for one MAC Class A Ordinary Share, in accordance with its terms.
“redemption” means the redemption of public shares for cash pursuant to the Existing Governing Documents.
“Redemptions Backstop Facility” means the up to US$100 million backstop facility provided by Osisko, US$75 million Copper Stream and US$25 million equity subscription, drawable, in whole or in part, at MAC’s sole discretion following completion of redemptions on a pro-rata basis between the Copper Stream and equity subscription.
“registrable securities” means, collectively, (a) the Founder Shares, (b) the private placement warrants (including any New MAC Ordinary Shares issued or issuable upon the exercise of the private placement warrants), (c) any outstanding New MAC Ordinary Shares or any other equity security (including the New MAC Ordinary Shares issued or issuable upon the exercise of any other equity security) of New MAC held by a party to the A&R Rights Agreement, (d) any equity securities (including the New MAC Ordinary Shares issued or issuable upon the exercise of any such equity security) of New MAC issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to New MAC by a party to the A&R Rights Agreement (including the Working Capital Warrants and any New MAC Ordinary Shares issued or issuable upon the exercise of the Working Capital Warrants) and (e) any other equity security of New MAC issued or issuable with respect to any such New MAC Ordinary Share by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.
“Reserve” means an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
“Resource” means “Resource” as defined in the JORC Code.
“Rollover Shares” means the up to 10,000,000 New MAC Ordinary Shares that New MAC will issue to Glencore pursuant to the Share Sale Agreement.

“Royalty Area” means the area within the boundaries of the Tenements, meaning (a) the mining and exploration tenements (being the leases, licenses, claims, permits, and other authorities) and mining and exploration tenement applications listed in Schedule 1 (whether registered or applied for) in each case as may be renewed, extended, substituted, replaced (including where an exploration license is replaced by a mining or other tenement with production rights) or consolidated; and (b) any other mining tenement, lease, license, claim, permit or authority applied for or granted wholly or partly in respect of the whole or any part of the area which is the subject, as at the Effective Date, of any of the mining or exploration tenements listed in Schedule 1 that is at any time held, or an interest in which is at any time held, by the Grantor or any of its Related Bodies Corporate at the date on which the completion of the sale and purchase of the Shares in accordance with clause 8 of the Share Sale Agreement.
“Royalty Deed” means the deed between New MAC, Glencore and CMPL, a copy of which is attached as Annex F, under which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns and grant security interests created as a result of the Royalty Deed. Net Smelter Returns are equal to the gross revenue minus permitted deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area. Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and the security created as a result of the Royalty Deed.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Facilities” means the senior secured debt facility that MAC-Sub can draw down on for various purposes provided for in the SFA as part of the Debt Facilities.
“Senior Lenders” means Citi Debt, Bank of Montreal, Harris Bank, N.A., National Bank of Canada and The Bank of Nova Scotia, Australian Branch, collectively.
“SFA” means the syndicated facilities agreement dated as of February 28, 2023, by and between MAC-Sub and the Senior Lenders, which sets forth the terms of the Senior Facilities.
“Share Sale Agreement” means the Share Sale Agreement, a copy of which is attached as Annex A, entered into on March 17, 2022, by and among MAC Limited, MAC, MAC-Sub and Glencore, as amended by the Deed of Consent and Covenant, dated as of November 22, 2022, a copy of which is attached as Annex A-1, and as further amended by the CMPL Share Sale Agreement Side Letter, dated as of April 21, 2023 as may be amended from time to time.
“Side Letter” means the CMPL Share Sale Agreement Side Letter, entered into on April 21, 2023, by and among MAC, MAC-Sub, MAC Limited and Glencore.
“Silver Stream” means the up to US$90 million silver purchase agreement dated March 20, 2023 entered into by and among MAC-Sub, MAC, MAC Limited and Osisko.
“Sponsor” means Green Mountain Metals LLC, a Cayman Islands limited liability company.
“Sponsor Letter Agreement” means the letter agreement, dated as of July 28, 2021, by and among Sponsor, the initial shareholders and MAC pursuant to which the parties agreed to vote all of their Founder Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Share Sale Agreement and related transactions.
“Subscription Agreements” means the subscription agreements, entered into or to be entered into by MAC, New MAC and each of the PIPE Investors in connection with the PIPE Financing.
“Technical Report” means an independent technical review and independent technical report summary in accordance with SEC Regulation S-K Technical Report Summary requirements, to accompany the SEC filing for the information of MAC’s shareholders.
“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) or Rule 163B of the Securities Act.

“Transaction Proposals” means the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal.
“transfer agent” means Continental, MAC’s transfer agent.
“Trust Account” means the Trust Account that holds a portion of the proceeds of the IPO and the concurrent sale of the private placement warrants.
“units” means the 26,514,780 units issued in connection with the IPO, each of which consisted of one MAC Class A Ordinary Share and one-third of one redeemable public warrant.
“U.S. GAAP” means United States generally accepted accounting principles.
“VWAP” means volume-weighted average price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination, amidst the uncertainty resulting from the ongoing COVID-19 pandemic, and the effect of the ongoing pandemic on the economy and any business or businesses with which we consummate our initial business combination;

•
the benefits of the Business Combination;

•
the future financial performance of New MAC following the Business Combination;

•
expansion plans and opportunities;

•
our public securities’ potential liquidity and trading;

•
the lack of a market for our securities;

•
the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect New MAC or the expected benefits of the Business Combination;

•
the Trust Account not being subject to claims of third parties; and

•
our financial performance following the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be limited to those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:
•
satisfaction of conditions to the Business Combination, including MAC raising sufficient financing to pay the cash portion of the consideration;

•
adverse variances in the actual resources, reserves and life-of-mine inventories at CMPL from those contained in the Technical Report;

•
adverse operating conditions and geotechnical risks applicable to CMPL’s operations;

•
CMPL’s substantial capital expenditure requirements;

•
CMPL’s inability to effectively manage growth;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Sale Agreement;

•
the ability to obtain and/or maintain the listing of the New MAC Ordinary Shares and public warrants on the NYSE following the Business Combination;

•
our and CMPL’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•
the risks associated with cyclical demand for CMPL’s products and vulnerability to industry downturns and regional, national or global downturns;

•
fluctuations in CMPL’s revenue and operating results;

•
fluctuations and volatility in commodity prices and foreign exchange rates;

•
unfavorable conditions or further disruptions in the capital and credit markets and CMPL’s or New MAC’s ability to obtain additional capital on commercially reasonable terms;

•
competition from existing and new competitors;

•
CMPL’s ability to integrate any businesses it acquires;

•
CMPL’s dependence on third-party contractors to provide various services;

•
compliance with and liabilities related to environmental, health and safety laws, regulations and other regulations, including those related to climate change, including changes to such laws, regulations and other requirements;

•
climate change;

•
changes in U.S., Australian or other foreign tax laws;

•
the amount of redemptions made by public shareholders;

•
increases in costs, disruption of supply, or shortages of materials;

•
general economic or political conditions; and

•
other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a shareholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect MAC or CMPL.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to MAC shareholders. We urge our shareholders to read carefully this entire proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement/prospectus?

A:
MAC shareholders are being asked to consider and vote upon, among other proposals, as an ordinary resolution, a proposal to approve the entry into and execution of the Share Sale Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Plan of Merger and the Share Sale Agreement, (i) prior to the Closing Date, MAC shall be merged with and into MAC Limited, with New MAC continuing as the surviving company and (ii) on the Closing Date, MAC-Sub will acquire 100% of the issued share capital of CMPL from Glencore, resulting in CMPL becoming a direct subsidiary of MAC-Sub and an indirect subsidiary of New MAC as a result thereof.

A copy of the Share Sale Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1 and a copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B and you are encouraged to read each in its entirety. This proxy statement/prospectus includes descriptions of the Share Sale Agreement and the Plan of Merger and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreement.
The approval of each of the Business Combination Proposal, the Adjournment Proposal, and the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
MAC’s Class A Ordinary Shares and public warrants are currently listed on the NYSE under the symbols “MTAL” and “MTAL.WS”, respectively. Certain of MAC Class A Ordinary Shares and public warrants currently trade as units consisting of one MAC Class A Ordinary Share and one-third of one redeemable warrant, and are listed on the NYSE under the symbol “MTAL.U”. New MAC intends to apply for listing under the name “Metals Acquisition Limited” to be effective at the time of the consummation of the Business Combination, of the New MAC Ordinary Shares and New MAC Warrants on the NYSE. New MAC will not have units traded following consummation of the Business Combination.
Within the six months following the consummation of the Business Combination, New MAC expects to pursue a dual-listing on the ASX, subject to market conditions. In connection with such listing, New MAC may issue additional equity securities. No certainty can be provided as to the timing of any such listing or offering or whether either will be ultimately successful.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New MAC with respect to the New MAC Ordinary Shares it will issue in the proposed Business Combination and the New MAC Warrants.
YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:
What matters will shareholders consider at the extraordinary general meeting?

A:
At the MAC extraordinary general meeting of shareholders, MAC will ask its shareholders to consider and vote “FOR” each of the following proposals:

•
The Business Combination Proposal — as an ordinary resolution, that the entry into and execution of the Share Sale Agreement and the transactions contemplated thereby, including the Business Combination, be authorized, approved and confirmed in all respects;

•
The Merger Proposal — subject to the approval and adoption of the Business Combination Proposal, as a special resolution, that the Plan of Merger be authorized, approved and confirmed in all respects;

•
The Governing Documents Proposals — three separate proposals by ordinary resolution to approve material differences between the Proposed Governing Documents and the Existing Governing Documents; and

•
The Adjournment Proposal — as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MAC shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.

If any of the Business Combination Proposal, the Merger Proposal, or the Governing Documents Proposals (collectively, the “Condition Precedent Proposals”) are not approved, MAC will not complete the Business Combination.
For more information, please see “The Business Combination Proposal,” “The Merger Proposal,” “The Governing Documents Proposals” and “The Adjournment Proposal.”
MAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of MAC should read it carefully and in its entirety.
Q:
What differences will there be between the Proposed Governing Documents and the Existing Organizational Documents that shareholders will consider at the extraordinary general meeting?

A:
MAC’s Existing Governing Documents will effectively be replaced by the Proposed Governing Documents of New MAC given that MAC shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their MAC Class A Ordinary Shares) hold New MAC Ordinary Shares subject to the Proposed Governing Documents. MAC’s shareholders are asked to consider and vote upon and to approve by ordinary resolution three separate proposals in connection with the material differences between of the Existing Governing Documents and the Proposed Governing Documents:

Existing Governing Documents of MAC	Proposed Governing Documents of New MAC
Method to Appoint and Elect Directors (Governing Documents Proposal 3A)
Prior to the closing of an initial business combination, MAC may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of the MAC Class A Ordinary Shares have no right to vote on the appointment or removal of any director.
Per the Proposed Governing Documents, immediately following the Closing, the New MAC Board will consist of six directors, which shall be the current directors of the MAC Board.
Without prejudice to the power of New MAC to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, the board of directors, so long as a

Existing Governing Documents of MAC	Proposed Governing Documents of New MAC
quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.
Shareholder Advance Notice Procedures of Director Nominations and New Business (Governing Documents Proposal 3B)
The Existing Governing Documents do not include provisions related to advance notice procedures that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.	The Proposed Governing Documents include provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.
Other Changes in Connection with Adoption of the Proposed Governing Documents (Governing Documents Proposal 3C)
The Existing Governing Documents include provisions related to MAC’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to New MAC’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as New MAC will cease to be a blank check company at such time.

Q:
Are any of the proposals conditioned on one another?

A:
Yes. The Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals are conditioned on each other, and MAC will not complete the Business Combination unless all three are approved. If MAC does not consummate the Business Combination and fails to complete an initial business combination by August 2, 2023, MAC will be required to liquidate and dissolve.

Q:
Why is MAC proposing the Business Combination Proposal?

A:
MAC is a blank check company incorporated on March 11, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While we may pursue an initial business combination opportunity in any industry or sector, we intend to capitalize on the ability of our management team to identify and acquire a business or businesses that can benefit from our management team’s established global relationships and operating experience. MAC is not permitted under the Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations. MAC has identified several general criteria and guidelines it believes are important in analyzing prospective target businesses for a business combination for evaluating acquisition opportunities. MAC has sought a target that it believes:

•
has a strong track record of environmental stewardship with strong engagement with local stakeholders while operating under regulatory requirements;

•
are assets in a high quality, stable mining jurisdiction;

•
is or can be well positioned on the global cost curve within a relatively short period of time of the Business Combination;

•
has strong organic growth potential that can be achieved through optimization of the existing business, additional capital spend and through mergers with nearby assets to realize operational synergies;

•
can benefit from MAC’s management team’s operational abilities to run it more efficiently; and

•
can utilize access to the public equity markets to enhance its ability to secure capital that it otherwise would not have access to;

Based on its due diligence investigations of CMPL and the industry in which it operates, including the financial and other information provided by CMPL in the course of negotiations, the MAC Board believes that CMPL meets the criteria and guidelines listed above. However, there is no assurance of this. See “The Business Combination Proposal — MAC Board’s Reasons for Approval of the Business Combination.”
Although the MAC Board believes that the Business Combination presents an attractive business combination opportunity and is in the best interests of MAC and MAC shareholders, the MAC Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “The Business Combination Proposal — MAC Board’s Reasons for Approval of the Business Combination”, “Risk Factors — Risks Relating to CMPL’s Business and Industry”, “Risk Factors — Risks Relating to New MAC Ordinary Shares” and “Risk Factors — Risks Relating to MAC and the Business Combination.” You should also consider that certain of MAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus.”
Q:
What will Glencore receive in return for the Business Combination of CMPL with MAC?

A:
In consideration for the acquisition of CMPL from Glencore, MAC and MAC-Sub will:

(i)
pay at least US$775,000,000 (with the potential to be scaled up to US$875,000,000 depending on equity demand) to Glencore (subject to a customary closing accounts adjustment (including New MAC being liable for accounting fees in connection with the transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the time of the Closing;

(ii)
issue up to 10,000,000 New MAC Ordinary Shares (the “Rollover Shares”) to Glencore (having a value of up to US$100,000,000) with Glencore having the option to scale down the amount to US$0 subject to MAC raising sufficient equity (with any scale back to be reflected in the upfront cash payment scale-up, as set out in subsection (i));

(iii)
pay US$75,000,000 as a deferred cash payment on the following terms:

(A)
payable upon New MAC’s listing on the ASX or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(B)
the unpaid balance of the US$75,000,000 will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8 – 12% (which will be determined by reference to prevailing copper prices); and

(C)
any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date;

(iv)
pay US$150,000,000 in cash structured as two contingent payments (US$75,000,000 each) that are unsecured, fully subordinated and payable if, and only if, over the life of the CSA Mine, the average daily LME closing price is greater than:

(A)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (the “First Contingent Copper Payment”); and

(B)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (the “Second Contingent Copper Payment”);

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing; and
(v)
grant Glencore the right to appoint one director to the New MAC Board for every 10% of New MAC Ordinary Shares that Glencore beneficially owns.

Concurrently with the Closing, a royalty deed between New MAC, Glencore and CMPL will become effective (the “Royalty Deed”), pursuant to which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed) and grant security interests created as a result of the Royalty Deed. Net Smelter Returns are equal to the gross revenue minus permitted deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and the security created as a result of the Royalty Deed. A copy of the Royalty Deed is attached to this proxy statement/prospectus as Annex F.
Concurrently with the Closing, CMPL and GIAG will enter into the Offtake Agreement. The Offtake Agreement is a life-of-mine offtake obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material, being all material and minerals in the form of copper concentrate produced from or processed at the CSA Mine and specified exploration licenses held by CMPL. A copy of the Offtake Agreement is attached to this proxy statement/prospectus as Annex E.
Q:
Who is CMPL?

A:
Cobar Management Pty. Limited is a wholly-owned subsidiary of Glencore Operations Australia Pty Limited, an indirect wholly owned subsidiary of Glencore plc. CMPL owns and operates the CSA Mine, a producing, high-grade underground copper mine located in the Tier 1 mining jurisdiction of Cobar, New South Wales, Australia.

Q:
Will MAC obtain new financing in connection with the Business Combination?

A:
The US$775 million initial cash purchase price (with the potential to be scaled up to US$875 million depending on equity demand) and associated US$31 million of transaction costs totaling US$806 million is currently anticipated to be financed through a combination of (i) debt facilities (the “Debt Facilities”) consisting of (a) a US$205 million acquisition term loan as part of a larger syndicated senior secured debt facility from Citibank N.A., Sydney Branch (“Citi Debt”), Bank of Montreal, National Bank of Canada and Bank of Nova Scotia (the “Senior Facilities”) and (b) a US$135 million mezzanine debt facility provided by Sprott Private Resource Lending II (Collector-2) LLP (“Sprott”) (the “Mezz Facility”); (ii) a US$75 million long term silver purchase and sales agreement (the “Silver Stream”) with Osisko Bermuda Limited (“Osisko”) (with the potential for an additional US$15 million if the average silver price is above a certain threshold); (iii) to the extent available, US$266 million cash in trust (subject to share redemptions); (iv) a $100 million redemptions backstop facility (the “Redemptions Backstop Facility”), consisting of a pro rata split between a US$75 million copper streaming agreement (the “Copper Stream”) and associated US$25 million equity subscription; and (iv) proceeds from at least $126 million of private equity placements (the “PIPE Financing”) (collectively, the “Financing”). If we are unable to finalize the Debt Facilities, the Silver Stream or the Redemptions Backstop Facility, to successfully raise sufficient PIPE Financing, or if redemptions (meaning the redemption of public shares for cash pursuant to the Existing Governing Documents) are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.
As part of the PIPE Financing, on April 14, 2023, MAC, New MAC and certain investors entered into Subscription Agreements, pursuant to which such investors agreed to subscribe for an aggregate of 11,362,506 New MAC Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $113,625,060 in a private placement. New MAC has agreed to grant to the purchasers certain customary registration rights. The sale under the Subscription Agreements is contingent upon, among other things, the substantially concurrent closing of the Business Combination. In connection with the Subscription Agreements, the Sponsor agreed to transfer 517,500 Founder Shares to the Cornerstone Investors who have agreed to purchase an aggregate of 9,000,000 New MAC Ordinary Shares in the PIPE Financing.
Q:
What equity stake will current MAC shareholders and Glencore shareholders have in New MAC after the Closing?

A:
As of the date of this proxy statement/prospectus, there are (i) 26,514,780 MAC Class A Ordinary Shares issued and outstanding and (ii) 6,628,695 MAC Class B Ordinary Shares issued and outstanding (all of which are held directly by the Sponsor and a portion of which are held indirectly by the initial shareholders). As of the date of this proxy statement/prospectus, there are 6,535,304 private placement warrants outstanding (all of which are held by the Sponsor) and 8,838,260 public warrants outstanding and New MAC will issue 3,187,500 New MAC Financing warrants in connection with the Mezz Facility. Each whole warrant entitles the holder thereof to purchase one MAC Class A Ordinary Share and will entitle the holder thereof to purchase one New MAC Ordinary Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of MAC’s outstanding public shares are redeemed in connection with the Business Combination), New MAC’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants, public and New MAC Financing warrants, would be 77,449,539 New MAC Ordinary Shares.

MAC cannot predict how many of the public MAC shareholders will exercise their right to have their MAC Class A Ordinary Shares redeemed for cash. As a result, MAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of MAC shares into cash, each of which produce different allocations of total MAC equity between holders of MAC Ordinary Shares. The following table illustrates varying ownership levels in New MAC immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:
	Share Ownership in New MAC(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)
MAC’s Public Shareholders and Public Warrants	46%	33%
The Sponsor and Initial Shareholders(4)	17%	20%
PIPE Investors(5)	16%	19%
Sprott(6)	6%	7%
Osisko(7)	2%	6%
Glencore(8)	13%	15%

(1)
As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Assumes that no public shares are redeemed in connection with the Business Combination.

(3)
Assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

(4)
Considering the exercise of all private warrants, the Sponsor and the initial shareholders would own (i) 17% of New MAC’s share capital under the no redemptions scenario and (ii) 20% of New MAC’s share capital under the “Assuming 50% Redemptions” scenario.

(5)
Assumes the full amount of US$126 million of PIPE Financing is raised. The amount shown for the PIPE investors includes 180,000 Class A Ordinary Shares to be purchased by certain of MAC’s officers and directors.

(6)
Includes New MAC Financing warrants to be issued in connection with the Mezz Facility.

(7)
Assumes the Redemptions Backstop Facility is utilized under the “Assuming 50% Redemptions” scenario.

(8)
Assumes Glencore receives US$100,000,000 of New MAC Ordinary Shares in the Business Combination.

Because we have not finalized the PIPE Financing, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Share Sale Agreement, including that MAC’s shareholders have approved and adopted the Share Sale Agreement and the Business Combination. The Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals are conditioned on each other, and MAC will not complete the Business Combination unless all three are approved. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Share Sale Agreement.”

Q:
What happens if I sell my shares of MAC Class A Ordinary Shares before the extraordinary general meeting of shareholders?

A:
The record date for the extraordinary general meeting of shareholders will be earlier than the date of the Closing. If you transfer your shares of MAC Class A Ordinary Shares after the record date, but before the extraordinary general meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting of shareholders. However, you will not be entitled to receive any New MAC Ordinary Shares following the Closing because only MAC’s shareholders on the date of the Closing will be entitled to receive New MAC Ordinary Shares in connection with the Closing.

Q:
What vote is required to approve the proposals presented at the extraordinary general meeting of shareholders?

A:
The approval of each of the Business Combination Proposal, the Governing Documents Proposals, and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Accordingly, a MAC shareholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting of shareholders, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. For purposes of approval, an abstention or failure to vote will have no effect on the Adjournment Proposal.
Q:
Will MAC or New MAC issue additional equity securities in connection with the consummation of the Business Combination?

A:
We expect to raise at least approximately $126 million of PIPE Financing as partial consideration for the Business Combination. The New MAC Ordinary Shares to be issued in connection with the PIPE Financing will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New MAC also expects to grant to the PIPE Investors certain customary registration rights in connection with the PIPE Financing. The PIPE Financing will be contingent upon, among other things, the substantially concurrent closing of the Business Combination. If we are unable to successfully raise sufficient PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

As part of the PIPE Financing, on April 14, 2023, MAC, New MAC and certain investors entered into Subscription Agreements, pursuant to which such investors agreed to subscribe for an aggregate of 11,362,506 New MAC Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $113,625,060 in a private placement. New MAC has agreed to grant to the purchasers certain customary registration rights. The sale under the Subscription Agreements is contingent upon, among other things, the substantially concurrent closing of the Business Combination. In connection with the Subscription Agreements, the Sponsor agreed to transfer 517,500 Founder Shares to the Cornerstone Investors who have agreed to purchase an aggregate of 9,000,000 New MAC Ordinary Shares in the PIPE Financing.
Q:
What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that are expected to be issued as part of the PIPE Financing at the closing of the Business Combination?

A:
The units issued at the time of the time of the IPO consisted of one MAC Class A Ordinary Share and one-third of one redeemable warrant, at an offering price of $10.00 per unit. In connection with the Merger, each MAC Ordinary Share will be converted into one New MAC Ordinary Share, and each issued and outstanding warrant to purchase MAC Class A Ordinary Shares will be converted into one New MAC Warrant, subject to the same terms and conditions existing prior to such conversion. We expect that we will grant the PIPE Investors customary registration rights as part of the PIPE Financing. No New MAC Warrants are expected to be issued in the PIPE Financing, but the shares are expected to be issued at $10.00 per share in the PIPE Financing and are expected to be identical to the New MAC Ordinary shares into which the MAC Class A Ordinary Shares issued in the IPO will be converted in connection with the Merger.

Q:
How many votes do I have at the extraordinary general meeting of shareholders?

A:
MAC’s shareholders are entitled to one vote at the extraordinary general meeting for each MAC Ordinary Share held of record as of the record date. As of the close of business on May 5, 2023, which is on the record date, there were 33,143,475 issued and outstanding MAC Ordinary Shares.

Q:
How will the Sponsor and other initial shareholders vote?

A:
The Sponsor, which directly owns 6,628,695 MAC Class B Ordinary Shares (representing 20% of the total issued and outstanding MAC Ordinary Shares as of the date of this proxy statement/prospectus), and the initial shareholders (including certain significant investors in the IPO (“Anchor Investors”) which indirectly own a portion of such shares and Cornerstone Investors that will receive Founder

Shares), have agreed pursuant to the Sponsor Letter Agreement to, among other things, vote in favor of the Share Sale Agreement and the Business Combination contemplated thereby (including any material differences between the Existing Governing Documents and the Proposed Governing Documents) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Assuming only a majority of all the MAC Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy, including the Sponsor and the initial shareholders subject to the voting obligations under the Sponsor Letter Agreement, (i) 8,285,869 MAC Ordinary Shares will need to be voted in favor of the Business Combination Proposal, the Governing Documents Proposals and the Adjournment Proposal (each of which requires the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 8,285,869 MAC Ordinary Shares, 1,657,174 of the MAC Ordinary Shares not held by the Sponsor and the Anchor Investors, which represents 5.0% of the total issued and outstanding MAC Ordinary Shares, will need be voted in favor of the Business Combination Proposal, the Governing Documents Proposals and the Adjournment Proposal and (ii) 16,571,738 MAC Ordinary Shares will need to be voted in favor of the Merger Proposal (which requires the affirmative vote of holders of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting), and of these 16,571,738 MAC Ordinary Shares, 4,419,131 of the MAC Ordinary Shares not held by the Sponsor and the Anchor Investors, which represents 13.3% of the total issued and outstanding MAC Ordinary Shares, will need to be voted in favor of the Merger Proposal.
Assuming all the MAC Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting or by proxy, including the Sponsor and the initial shareholders subject to the voting obligations under the Sponsor Letter Agreement, (i) 16,571,738 MAC Ordinary Shares will need to be voted in favor of the Business Combination Proposal, the Governing Documents Proposals and the Adjournment Proposal (each of which requires the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting), and of these 16,571,738 MAC Ordinary Shares, 9,943,043 of the MAC Ordinary Shares not held by the Sponsor and the initial shareholders, which represents 30.0% of the total issued and outstanding MAC Ordinary Shares, will need to be voted in favor of the Business Combination Proposal, the Governing Documents Proposals and the Adjournment Proposal, and (ii) 22,095,650 MAC Ordinary Shares will need to be voted in favor of the Merger Proposal (which requires the affirmative vote of holders of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting), and of these 22,095,650 MAC Ordinary Shares, 15,466,955 of the MAC Ordinary Shares not held by the Sponsor and the initial shareholders, which represents 46.7% of the total issued and outstanding MAC Ordinary Shares, will need to be voted in favor of the Merger Proposal.
Q:
What interests do MAC’s current officers and directors have in the Business Combination?

A:
In considering the recommendation of the MAC Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that may conflict with those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that certain of our directors and officers are principals of our Sponsor;

•
the fact that 6,628,695 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by the Anchor Investors and will be received by the Cornerstone Investors), for which it paid $25,000, in aggregate, will convert into 6,628,695 shares of New MAC Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New MAC, as described further below, but will be worthless if an initial business combination is not consummated:

	MAC Class B Ordinary Shares(1)(2)	Value of MAC Class B Ordinary Shares implied by Business Combination(2)(3)	Value of MAC Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	6,628,695	$66,286,950	$68,076,697.65
Michael James McMullen	410,000	4,100,000	$4,210,700.00
Marthinus (Jaco) J. Crouse	100,000	1,000,000	$1,027,000.00
Dan Vujcic	100,000	1,000,000	$1,027,000.00
Patrice E. Merrin	50,000	500,000	$513,500.00
Rasmus Kristoffer Gerdeman	75,000	750,000	$770,250.00
Neville Joseph Power	50,000	500,000	$513,500.00
John Rhett Miles Bennett	170,000	1,700,000	$1,745,900.00
Charles D. McConnell	50,000	500,000	$513,500.00

(1)
Interests shown consist solely of Founder Shares. Such shares will automatically convert into New MAC Ordinary Shares upon the Closing on a one-for-one basis.

(2)
Green Mountain Metals LLC is the record holder of the shares reported herein. In addition, certain of MAC’s officers and directors hold Class B units in Green Mountain Metals LLC, which entitle them to an equivalent number of New MAC Ordinary Shares on distribution. The amounts shown for such individuals are included in the total owned by Green Mountain Metals LLC.

(3)
Assumes a value of $10.00 per share, the deemed value of the New MAC Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

(4)
Assumes a value of $10.27 per share, which was the closing price of the MAC Class A Ordinary Shares on the NYSE on May 9, 2023. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

•
the fact that if an initial business combination is not consummated by August 2, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $11,484,638 in the aggregate, that includes the purchase price of the 6,535,304 private warrants acquired for a purchase price of $9,802,956. In addition, our Sponsor will lose the $66,286,950 in value of MAC Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•
the fact that given the differential in the purchase price that our Sponsor paid for the MAC Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 6,628,695 New MAC Ordinary Shares that the Sponsor will receive upon conversion of the MAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New MAC Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if MAC fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate MAC;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by August 2, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;
•
the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•
the continuation of our officers and directors at New MAC; and

•
the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New MAC subsequent to the Closing, whereas it does not have such rights today.

•
MAC’s existing governing documents contain a waiver of corporate opportunities. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with MAC but not offered due to a MAC director’s duties to another entity, subject always to a director’s fiduciary duties under Cayman Islands law. MAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities in its existing governing documents impacted its search for an acquisition target and MAC was not prevented from reviewing any opportunities as a result of such waiver.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal — Certain Other Interests in the Business Combination.”
Q:
What material negative factors did the MAC Board consider in connection with the Business Combination?

A:
The MAC Board believes that the acquisition of CMPL will provide its shareholders with an opportunity to participate in a company that is well positioned to provide a cornerstone asset for MAC to maximize value for shareholders and is well aligned with all the key factors central to MAC’s strategy. However, the MAC Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that shareholders would not approve the Business Combination and the risk that a significant number of shareholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — MAC Board’s Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to MAC and the Business Combination.”

Q:
Did the MAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
The MAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The MAC Board believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The MAC Board also determined that CMPL’s fair market value was at least 80% of MAC’s net assets (excluding deferred underwriting discounts and commissions). You should also read the section entitled “The Business Combination Proposal — MAC Board’s Reasons for Approval of the Business Combination.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you may redeem your public shares for a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to MAC to pay its taxes, divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”). Holders of the outstanding public warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of $273,026,648 on May 9, 2023, the estimated per share redemption price would have been approximately $10.30. This is greater than the $10.00 IPO price of MAC’s units. Additionally, public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MAC to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account or if we subsequently complete a different initial business combination on or prior to August 2, 2023, and such shares are tendered for redemption in connection with such different initial business combination.
Notwithstanding the foregoing, a MAC shareholder, together with any affiliate of such public shareholder or any other person with whom such MAC shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for the “Redemption Price”, without our prior consent. See “Risk Factors — Risks Relating to MAC and the Business Combination — If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of the issued and outstanding MAC Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding MAC Class A Ordinary Shares.”
MAC’s officers, directors and the initial shareholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of a Business Combination. Such waivers are common in transactions of this sort and designed to help facilitate the consummation of a Business Combination. MAC’s officers, directors and the initial shareholders derived benefit from agreeing to such provisions and did not receive separate consideration for the waiver. In addition, the Sponsor agreed, among other things, to vote all of its ordinary shares held or subsequently acquired by it in favor of the approval of the Business Combination, and not to redeem or request redemption of any such ordinary shares in connection with the Business Combination.
Holders of our outstanding warrants will not have redemption rights with respect to such warrants. Assuming 50% redemption of 26,514,780 Class A Ordinary Shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on NYSE of $0.67 as of February 13, 2023, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming 50% redemption of 26,514,780 Class A Ordinary Shares, is $5.9 million. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New MAC because there would be fewer shares outstanding overall. See “Risk Factors — Risks Relating to MAC and the Business Combination — Existing shareholders will experience significant dilution as a result of the Business Combination and the PIPE Financing and related transactions, and the market price of its MAC Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.”
Q:
Is there a limit on the number of shares I may redeem?

A:
A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights in an amount of shares exceeding 15% of the public shares. Accordingly, all shares owned by a holder in excess of 15% of the public shares will not be redeemed. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by him or her for cash.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your public shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of NYSE.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on June 1, 2023 (two business days before the extraordinary general meeting), (i) submit a written request to MAC’s transfer agent that MAC redeem your public shares for cash, and (ii) tender your shares to MAC’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, MAC’s transfer agent, is listed under the question “Who can help answer my questions?” below. MAC requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic tender of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are tendered to MAC’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and MAC’s transfer agent will need to act to facilitate the request. It is MAC’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because MAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any request for redemption, once made, may not be withdrawn unless the MAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The exercise of redemption rights will be a taxable transaction for a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations” below). A U.S. Holder of MAC Class A Ordinary Shares that exercises its redemption rights may (subject to the application of the “passive foreign investment company” or “PFIC” rules) be treated as selling such MAC Class A Ordinary Shares, resulting in the recognition of a capital gain or a capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of ordinary shares that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of MAC Class A Ordinary Shares.”

Q:
What are the U.S. federal income tax consequences of the Merger to U.S. Holders of MAC Class A Ordinary Shares and MAC Warrants?

A:
As discussed in more detail below and subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Merger,” the Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming this treatment applies, U.S. Holders (as defined in “Material U.S. Federal

Income Tax Considerations” below) will not recognize gain or loss for U.S. federal income tax purposes on the exchange of MAC Class A Ordinary Shares and MAC Warrants (together, the “MAC Securities”) for New MAC Ordinary Shares and New MAC Warrants (together, the “New MAC Securities”) pursuant to the Merger, subject to the discussion contained herein on whether MAC or New MAC is treated as a “passive foreign investment company” or “PFIC.”
All holders of MAC Securities are urged to consult with their own tax advisors regarding the potential tax consequences to them of the Merger and Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.
Q:
If I hold MAC Warrants, can I exercise redemption rights with respect to my warrants?

A:
No. There are no redemption rights with respect to the MAC Warrants. However, even if you redeem your MAC Class A Ordinary Shares, you will still be able to retain your MAC Warrants (which will convert into New MAC Warrants in connection with the Merger). Regardless of the number of MAC Class A Ordinary Shares that are redeemed, 8,838,260 New MAC public warrants and 6,535,304 New MAC private warrants will be outstanding following the merger. If any holders of MAC Class A Ordinary Shares redeem their public shares at closing in accordance with MAC’s charter but continue to hold public warrants after the closing, the aggregate value of the public warrants that may be retained by them, based on the closing trade price per MAC public warrant of $0.9299 as of May 9, 2023, would be $8,218,698. Following the Business Combination, New MAC may redeem outstanding New MAC warrants prior to their expiration at a time that is disadvantageous to the holder thereof. Please see “Risk Factors — New MAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless” for more information.

Q:
Do I have appraisal rights if I object to the proposed Merger and Business Combination?

A:
Under the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger. The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares. Dissenters’ rights are not available under the Companies Act if an open market for the shares exists on a recognized stock exchange, such as NYSE, for a specified period after a merger is authorized. Regardless of whether dissenters’ rights are or are not available, shareholders can exercise the rights of redemption as set out herein. The MAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See “The Extraordinary General Meeting of MAC — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released (i) to pay MAC shareholders who properly exercise their redemption rights and (ii) for general corporate purposes of New MAC following the Business Combination.

Q:
What happens if the Business Combination Proposal is not approved?

A:
If the Business Combination Proposal is not approved, the Business Combination will not be consummated.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Share Sale Agreement may be terminated. See the section entitled “The Share Sale Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Share Sale Agreement or otherwise, MAC is unable to complete a business combination by August 2, 2023, MAC’s Existing Governing Documents provide that MAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to MAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, and subject to the approval of MAC’s remaining shareholders and the MAC Board, liquidate, and dissolve, subject in each case to MAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — If MAC is unable to complete the Business Combination or any other business combination by August 2, 2023 (or such later date as MAC’s shareholders may approve), MAC will cease all operations except for the purpose of winding up, liquidating and dissolving. In such event, third parties may bring claims against MAC and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share and MAC’s warrants will expire worthless. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to outstanding MAC Warrants. Accordingly, the MAC Warrants will expire worthless.
Q:
When is the Business Combination expected to be completed?

A:
It is currently anticipated that the Business Combination will be consummated on the first business day of the month immediately following the month in which all of the conditions precedent to the Closing have been satisfied or waived (or, if such conditions precedent have been satisfied or waived less than two (2) business days before the last business day of a month, on the first business day of the second following month), including approval by MAC shareholders of the proposals being submitted to them in this proxy statement/prospectus.

For a description of the conditions precedent to the Closing, see the section entitled “The Share Sale Agreement.”
Q:
What do I need to do now?

A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of MAC Ordinary Shares on May 5, 2023, the record date for the extraordinary general meeting of shareholders, you may vote with respect to the applicable proposals in person at the extraordinary general meeting of shareholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of shareholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:
At the extraordinary general meeting of shareholders, MAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by MAC without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:
Do I need to attend the extraordinary general meeting of shareholders to vote my shares?

A:
No. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. MAC encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:
If I am not going to attend the extraordinary general meeting of shareholders in person, should I return my proxy card instead?

A:
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting of shareholders, but will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination by virtue of that non-vote.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to MAC’S proxy solicitor prior to the vote at the extraordinary general meeting of shareholders, or attend the extraordinary general meeting and vote in person (including online). You also may revoke your proxy by sending a notice of revocation to the same address, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker, bank or other nominee, you must contact the broker, bank or nominee to change your vote.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
What is the quorum requirement for the extraordinary general meeting of shareholders?

A:
Holders of a majority of the ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall constitute a quorum. In the absence of a quorum, within half an hour from the time appointed for the extraordinary general meeting, the extraordinary general meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine.

As of the record date for the extraordinary general meeting, 16,571,738 MAC Ordinary Shares would be required to achieve a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the extraordinary general meeting of shareholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum the presiding officer of the extraordinary general meeting of shareholders may authorize adjournment of the extraordinary general meeting to another date.
Q:
What happens to MAC Warrants I hold if I vote my MAC Class A Ordinary Shares against approval of the Business Combination Proposal and validly exercise my redemption rights?

A:
Properly exercising your redemption rights as a MAC shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is completed, all of your MAC Warrants will become New MAC Warrants as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your MAC Warrants, and if MAC does not otherwise consummate an initial business combination by August 2, 2023, MAC will be required to liquidate and dissolve, and your warrants will expire worthless.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
MAC will pay the cost of soliciting proxies for the extraordinary general meeting. MAC has engaged D.F. King & Co., Inc. (“King”) to assist in the solicitation of proxies for the extraordinary general meeting. MAC has agreed to pay King a fee of $25,000. MAC will reimburse King for reasonable out-of-pocket expenses and will indemnify King and its affiliates against certain claims, liabilities, losses, damages and expenses. MAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of MAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of MAC Ordinary Shares and in obtaining voting instructions from those owners. MAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact MAC’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (800) 714-3305
Banks and Brokers may call collect: (212) 269-5550
Email: MTAL@dfking.com
You may also contact MAC at:
Century House, Ground Floor
Cricket Square, P.O. Box 2238
Grand Cayman KY1-1107, Cayman Islands
Tel: +817-698-9901
To obtain timely delivery, MAC’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.
You may also obtain additional information about MAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter requesting redemption and deliver your stock (either physically or electronically) to MAC’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the extraordinary general meeting of shareholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
The following summary highlights material information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the financial statements and annexes attached hereto) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the Business Combination. See “Where You Can Find More Information” on page 337. Most items in this summary include a page reference directing you to a more complete description of those items. Unless the context otherwise requires, all references in this subsection to “MAC,” “we,” “us” or “our” refer to the business of Metals Acquisition Corp prior to the consummation of the Business Combination.
The Parties to the Business Combination
Metals Acquisition Corp
MAC is a blank check company incorporated on March 11, 2021 as a Cayman Islands exempted company. MAC was incorporated for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. Based on our business activities, MAC is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
MAC’s Class A Ordinary Shares and public warrants are currently listed on the NYSE under the symbols “MTAL” and “MTAL.WS”, respectively. Certain of MAC Class A Ordinary Shares and warrants currently trade as units consisting of one MAC Class A Ordinary Share and one-third of one redeemable warrant, and are listed on the NYSE under the symbol “MTAL.U”. New MAC intends to apply for listing under the name “Metals Acquisition Limited” to be effective at the time of the consummation of the Business Combination, of the New MAC Ordinary Shares and New MAC Warrants on the NYSE. New MAC will not have units traded following consummation of the Business Combination.
Within the six months following the consummation of the Business Combination, New MAC expects to pursue a dual-listing on the ASX, subject to market conditions. In connection with such listing, New MAC may issue additional equity securities. No certainty can be provided as to the timing of any such listing or offering or whether either will be ultimately successful.
MAC Limited and MAC-Sub
MAC Limited, a newly incorporated Jersey, Channel Islands private company with limited liability, was incorporated on July 29, 2022. MAC-Sub is an Australian private company and wholly-owned subsidiary of MAC. Neither MAC Limited nor MAC-Sub will be affiliated with Glencore or CMPL prior to the consummation of the Business Combination. Until the consummation of the Merger and Business Combination, MAC Limited will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.
In connection with the consummation of the Business Combination, (i) MAC will merge with and into MAC Limited, with New MAC continuing as the surviving company, and (ii) MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL from Glencore, resulting in CMPL becoming a direct subsidiary of MAC-Sub and an indirect subsidiary of New MAC.
CMPL
Cobar Management Pty. Limited is a wholly-owned subsidiary of Glencore Operations Australia Pty Limited, being itself an indirect wholly owned subsidiary of Glencore plc. CMPL owns and operates the Cornish, Scottish and Australian mine (the “CSA Mine”), a producing, high-grade, underground copper mine located in the Tier 1 mining jurisdiction of Cobar, New South Wales, Australia. The CSA Mine has been in operation since 1967. See “Business of CMPL” elsewhere in this proxy statement/prospectus for more information.

The Business Combination (Page 106)
Subject to the terms and conditions of the Share Sale Agreement (as amended pursuant to the Deed of Consent and Covenant and the Side Letter) and the Plan of Merger, the following transactions will occur:
1.
Prior to the closing of the Business Combination, MAC shall be merged with and into MAC Limited with New MAC continuing as the surviving company.

2.
At the Effective Time, (i) each issued and outstanding MAC Class A Ordinary Share and MAC Class B Ordinary Share will be converted into one New MAC Ordinary Share, and (ii) each issued and outstanding whole warrant to purchase MAC Class A Ordinary Shares will be converted into one New MAC Warrant, subject to the same terms and conditions existing prior to such conversion.

3.
MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL. CMPL owns and operates the CSA Mine.

For more information about the Business Combination see the sections entitled “The Business Combination Proposal” and “The Share Sale Agreement.” A copy of the Share Sale Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1.
Organizational Structure (Page 135)
Pre-Business Combination Structure
The following diagram depicts the organizational structure of MAC, New MAC and CMPL and immediately before the Business Combination.

Post-Business Combination Structure
The following diagram depicts the organizational structure of New MAC and its subsidiaries immediately after the consummation of the Business Combination.

No Redemption Scenario

PIPE Investors, Sprott, Osisko
Public Shareholders
Glencore Operations Australia Pty Ltd. (Australia)
15,745,000 New MAC Ordinary Shares (27%)
26,514,780 New MAC Ordinary Shares (45%)
8,838,260 New MAC Warrants
10,000,000 New MAC Ordinary Shares (17%)
Green Mountain Metals LLC (Cayman) (the "Sponsor)
6,628,695 New MAC Ordinary Shares (11%)
6,535,304 New MAC Warrants
New MAC (Jersey)
MAC Australia Pty Ltd. (Australia)
Holding Company Subsidiaries
CMPL (Australia)

50% Redemption Scenario

PIPE Investors, Sprott, Osisko
Public Shareholders
Glencore Operations Australia Pty Ltd. (Australia)
Sponsor
18,245,000 New MAC Ordinary Shares (37%)
13,257,390 New MAC Ordinary Shares (28%)
8,838,260 New MAC Warrants
10,000,000 New MAC Ordinary Shares (21%)
6,628,695 New MAC Ordinary Shares (14%)
6,535,304 New MAC Warrants
New MAC (Jersey)
MAC Australia Pty Ltd. (Australia)
Holding Company Subsidiaries
CMPL (Australia)

(1)
Assumes Glencore receives $100,000,000 of New MAC Ordinary Shares in the Business Combination. For more information about the transaction consideration, see the section entitled “The Share Sale Agreement — Transaction Consideration” elsewhere in this proxy statement/prospectus.

(2)
Existing MAC public shareholders.

(3)
Green Mountain Metals LLC is the Sponsor.

(4)
Assumes the full amount of $126 million of PIPE Financing is raised. The amount shown for the PIPE Investors includes 180,000 Class A Ordinary Shares to be purchased by certain of MAC’s officers and directors and also includes the equity subscription by Sprott and Osisko for an aggregate $30 million. Under the 50% Redemption Scenario, the Osisko subscription increases by an additional $25 million to account for the equity component of the Redemption Backstop Facility.

Consideration to be Received in the Business Combination (Page 136)
At the Effective Time, (i) each issued and outstanding MAC Class A Ordinary Share and MAC Class B Ordinary Share will be converted into one New MAC Ordinary Share, and (ii) each issued and outstanding whole warrant to purchase MAC Class A Ordinary Shares will be converted into one New MAC Warrant, subject to the same terms and conditions existing prior to such conversion.
In consideration for the acquisition of CMPL, MAC and MAC-Sub will:
(i)
pay at least US$775,000,000 (with the potential to be scaled up to US$875,000,000 depending on equity demand) to Glencore (subject to a customary closing accounts adjustment (including New MAC being liable for accounting fees in connection with the transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the time of the Closing;

(ii)
issue up to 10,000,000 New MAC Ordinary Shares (the “Rollover Shares”) to Glencore (having a value of up to US$100,000,000) with Glencore having the option to scale down the amount to US$0 subject to MAC raising sufficient equity (with any scale back to be reflected in the upfront cash payment scale-up, as set out in subsection (i));

(iii)
pay US$75,000,000 as a deferred cash payment on the following terms:

(A)
payable upon New MAC’s listing on the ASX or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(B)
the unpaid balance of the US$75,000,000 will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8 – 12% (which will be determined by reference to prevailing copper prices); and

(C)
any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date;

(iv)
pay US$150,000,000 in cash structured as two contingent payments (US$75,000,000 each) that are unsecured, fully subordinated and payable if, and only if, over the life of the CSA Mine, the average daily LME closing price is greater than:

(A)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (the “First Contingent Copper Payment”); and

(B)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (the “Second Contingent Copper Payment”);

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the

Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing; and
(v)
grant Glencore the right to appoint one director to the New MAC Board for every 10% of New MAC Ordinary Shares that Glencore beneficially owns.

Concurrently with the Closing, a royalty deed between New MAC, Glencore and CMPL will become effective(the “Royalty Deed”) under which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed) and grant security interests created as a result of the Royalty Deed. Net Smelter Returns are equal to the gross revenue minus permitted deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and the security created as a result of the Royalty Deed. A copy of the Royalty Deed is attached to this proxy statement/prospectus as Annex F.
Concurrently with the Closing, CMPL and Glencore International AG (“GIAG”) will enter into the Offtake Agreement. The Offtake Agreement is a life-of-mine offtake obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material, being all material and minerals in the form of copper concentrate produced from or processed at the CSA Mine and specified exploration licenses held by CMPL. A copy of the Offtake Agreement is attached to this proxy statement/prospectus as Annex E.
For more information about the Business Combination see the sections entitled “The Business Combination Proposal” and “The Share Sale Agreement.” A copy of the Share Sale Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1.
Conditions Precedent to Complete the Business Combination (Page 140)
The obligations of the parties to consummate the Business Combination are subject to the satisfaction of the following conditions precedent at or prior to the Effective Time:
Conditions to Glencore’s, MAC’s and MAC-Sub’s Obligations
Under the Share Sale Agreement (as amended pursuant to the Deed of Consent and Covenant and the Side Letter as applicable), the respective obligations of MAC, MAC-Sub and Glencore to consummate the Business Combination are subject to the satisfaction or waiver by such party of the following conditions:
•
MAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to any payments required to be made in connection with the exercise of redemption rights by MAC’s public shareholders (condition can only be waived with the consent of both MAC-Sub and Glencore)

•
the New MAC Ordinary Shares (i) meet the listing requirements of, and remain listed on, NYSE and (ii) the Rollover Shares to be issued to Glencore shall have been approved for listing on the NYSE (condition can only be waived with the consent of both MAC-Sub and Glencore);

•
the secretary or minister responsible for administering the Mining Act of New South Wales (or their delegate) gives approval under the Mining Act of New South Wales for and formally registers, subject to any conditions specified in such approval which are satisfactory to Glencore and MAC-Sub (acting reasonably), the transfer to CMPL of certain exploration licenses (condition can only be waived with the consent of both MAC-Sub and Glencore);

•
the Treasurer of the Commonwealth of Australia (or his delegate) has provided a written ‘no objection’ notification to the Business Combination to MAC or MAC-Sub, either without conditions or with conditions acceptable to MAC-Sub (acting reasonably), or the prescribed time period under the FATA for the Treasurer to make an order objecting to the Business Combination expires (this condition has been satisfied at the time of issue of this proxy statement/prospectus);
•
the Treasurer of the Commonwealth of Australia (or his delegate) has provided a written ‘no objection’ notification to Glencore holding more than 10% of the shares of New MAC post-Closing, either without conditions or with conditions acceptable to Glencore (acting reasonably), or the prescribed time period under the FATA for the Treasurer to make an order objecting to Glencore holding more than 10% of the New MAC Ordinary Shares expires;

•
Glencore obtaining any other regulatory approvals or stock exchange approvals (as reasonably required) in connection with the receipt of New MAC Ordinary Shares under or in connection with the terms of the Share Sale Agreement; and

•
MAC obtaining the approval of a majority of the issued and outstanding MAC Class A Ordinary Shares and MAC Class B Ordinary Shares of the Condition Precedent Proposals by those shareholders attending the extraordinary general meeting in person or by proxy (this condition can be waived solely by MAC-Sub).

For more information about the Share Sale Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “The Business Combination Proposal” and “The Share Sale Agreement.”
Certain Agreements Related to the Business Combination (Page 146)
Royalty Deed
Concurrently with the Closing, a royalty deed between New MAC, Glencore and CMPL will become effective (the “Royalty Deed”), pursuant to which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed). Net Smelter Returns are equal to the gross revenue minus allowable deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and to take security (as a subordinated creditor) to secure the performance of CMPL’s obligations under the Royalty Deed. The Royalty Deed will be governed by the laws of New South Wales, Australia and contains other customary terms and conditions. A copy of the Royalty Deed is attached to this proxy statement/prospectus as Annex F.
For additional information, see “Certain Agreements Related to the Business Combination — Royalty Deed”.
Subscription Agreements
As part of the PIPE Financing, on April 14, 2023, MAC, New MAC and certain investors entered into the Subscription Agreements, pursuant to which such investors agreed to subscribe for an aggregate of 11,362,506 New MAC Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $113,625,060 in a private placement. New MAC has agreed to grant to the purchasers certain customary registration rights. The sale under the Subscription Agreements is contingent upon, among other things, the substantially concurrent closing of the Business Combination. In connection with the Subscription Agreements, the Sponsor agreed to transfer 517,500 Founder Shares to the Cornerstone Investors who have agreed to purchase an aggregate of 9,000,000 New MAC Ordinary Shares in the PIPE Financing.
For additional information, see “Certain Agreements Related to the Business Combination — Subscription Agreements.”
Offtake Agreement
Concurrently with the Closing, CMPL and GIAG will enter into the Offtake Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E. The Offtake Agreement is a life-of-mine obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material.
The Offtake Agreement will be governed by the laws of England and Wales and contains customary terms and conditions, including in relation to (a) quantity, (b) quality, (c) shipment and delivery terms, (d) pricing, (e) payments, (f) weighting and sampling, (g) assaying, (h) Incoterms and insurance, (i) loss, and (j) force majeure. A copy of the Offtake Agreement is attached to this proxy statement/prospectus as Annex E.
For additional information, see “Certain Agreements Related to the Business Combination — Offtake Agreement”.
Senior Facilities
On February 28, 2023, MAC-Sub (as borrower), MAC and MAC Limited (as guarantors) entered into a syndicated senior loan facility agreement (the “SFA”) with a syndicate of senior lenders, led by Citi Debt, Bank of Montreal and Harris Bank N.A., and other parties (collectively, the “Senior Lenders”). Under the SFA, the Senior Lenders will advance Senior Facilities in the total amount of US$258 million, comprising of a US$205 million term loan facility (for the purposes of partially funding consideration for the Business Combination), a US$25 million revolving capital facility (for working capital purposes following Closing) and an US$28 million (A$40 million) letter of credit facility (for the purposes of providing performance guarantees required under law to the New South Wales government in connection with the CSA Mine, noting that the Senior Lenders have not committed to providing the US$28 million (A$40 million) letter of credit facility as at the date of this document, but it is anticipated other lenders may join the syndicate in order to fund this aspect). The SFA is based upon a market form (from the Asia Pacific Loan Market Association (Australian Branch)) and is governed by New South Wales law.
For additional information, see “Certain Agreements Related to the Business Combination — Senior Facilities”.
Mezzanine Debt
MAC-Sub (as borrower), MAC and MAC Limited (as guarantors) and Sprott (as lender) have entered into a Mezzanine Loan Note Facility Agreement dated March 10, 2023 pursuant to which Sprott will make available a US$135 million loan facility agreement available to MAC-Sub, for funding purposes in connection with the Business Combination (the “Mezz Facility”). The Mezz Facility is in substantially the same form, save as to commercial terms, as the SFA governing the Senior Facilities. The Mezz Facility is governed by New South Wales Law.
Sprott will also provide an additional US$15 million equity subscription in New MAC.
For additional information, see “Certain Agreements Related to the Business Combination — Mezzanine Debt Facility Agreement”.
Silver Stream
MAC and Osisko entered into a Silver Purchase Agreement dated March 20, 2023 (the “Silver Stream”) pursuant to which MAC will be entitled to a US$75 million upfront cash deposit on account of future deliveries of refined silver by New MAC to Osisko referenced to silver production from the CSA Mine. This US$75 million deposit has the capacity to be increased by a further US$15 million to a total of US$90 million in the event an average silver price trigger of $US25.50 per ounce is achieved over the ten (10) day period prior to the closing of the Silver Stream. The Silver Stream is to be governed by New South Wales law.
For additional information, see “Certain Agreements Related to the Business Combination — Silver Stream Agreement”.
Osisko Redemptions Backstop Facility
In addition to the Silver Stream, MAC and Osisko entered into a Copper Purchase Agreement dated March 20, 2023 (the “Redemptions Backstop Facility”) pursuant to which Osisko provides a US$100 million redemptions backstop financing package comprising of a US$75 million discretionary Copper Stream and US$25 million equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of the Copper Stream that MAC elects to draw on prior to the Closing). The Copper Stream is to be governed by New South Wales law. The Copper Stream is in substantially the same form, save as to commercial terms, as the Silver Stream.
For additional information, see “Certain Agreements Related to the Business Combination — Osisko Redemptions Backstop Facility”.
Amended and Restated Registration Rights Agreement
At Closing, New MAC, MAC-Sub, Glencore and certain owners of equity interests in New MAC (together with Glencore and any person or entity who becomes a party to the A&R Registration Rights Agreement (as defined below), the “Investors”) will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, New MAC is required to prepare and file or cause to be prepared and filed with the SEC as soon as practicable after the Closing, but in any event no later than thirty (30) calendar days after the Closing, a Registration Statement (as defined therein) for an offering to be made on a delayed or continuous basis registering the resale from time to time by the Investors of all of the Registrable Securities (as defined therein) then held by such Investors (a “Resale Shelf Registration Statement”).
For additional information, see “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement”.
Ownership of New MAC Upon Completion of the Business Combination
As of the date of this proxy statement/prospectus, there are (i) 26,514,780 MAC Class A Ordinary Shares issued and outstanding and (ii) 6,628,695 MAC Class B Ordinary Shares issued and outstanding (all of which are held directly by the Sponsor and a portion of which is held indirectly by the initial shareholders). As of the date of this proxy statement/prospectus, there are 6,535,304 private placement warrants outstanding (all of which are held by the Sponsor) and 8,838,260 public warrants outstanding. New MAC will issue 3,187,500 New MAC Financing Warrants as part of the Mezz Facility. Each whole warrant entitles the holder thereof to purchase one MAC Class A Ordinary Share and will entitle the holder thereof to purchase one New MAC Ordinary Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of MAC’s outstanding public shares are redeemed in connection with the Business Combination), New MAC’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants, public warrants and New MAC Financing Warrants, would be 77,449,539 New MAC Ordinary Shares.
MAC cannot predict how many of the public MAC shareholders will exercise their right to have their MAC Class A Ordinary Shares redeemed for cash. As a result, MAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of MAC shares into cash, each of which produce different allocations of total MAC equity between holders of MAC Ordinary Shares. The following table illustrates varying ownership levels in New MAC immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:
	Share Ownership in New MAC(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)
MAC’s Public Shareholders and Public Warrants	46%	33%
The Sponsor and Initial Shareholders(4)	17%	20%
PIPE Investors(5)	16%	19%
Sprott(6)	6%	7%
Osisko(7)	2%	6%
Glencore(8)	13%	15%

(1)
As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Assumes that no public shares are redeemed in connection with the Business Combination.

(3)
Assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

(4)
Considering the exercise of all New MAC Warrants, the Sponsor and its affiliates would own (i) 17% of New MAC’s share capital under the no redemptions scenario and (ii) 20% of New MAC’s share capital under the “Assuming 50% Redemptions” scenario.

(5)
Assumes the full amount of $126 million of PIPE Financing is raised. The amount shown for the PIPE Investors includes 180,000 Class A Ordinary Shares to be purchased by certain of MAC’s officers and directors.

(6)
Includes New MAC Financing Warrants to be issued in connection with the Mezz Facility.

(7)
Assumes the Redemptions Backstop Facility is utilized under the “Assuming 50% Redemptions” scenario.

(8)
Assumes Glencore receives US$100,000,000 of New MAC Ordinary Shares in the Business Combination.

Because we have not finalized the PIPE Financing, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.
In addition to the changes in percentage ownership described above, variations in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination which would not otherwise be present in an underwritten public offering. Without limiting the generality of the assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, the ownership percentages described above do not take into account the dilutive effects of (i) New MAC warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the completion of the Business Combination) or (ii) the issuance of any shares upon completion of the Business Combination under the 2023 Plans.
The exercise, issuance or vesting of any of these shares could have a substantial dilutive effect on those MAC shareholders who do not elect to redeem their MAC Class A Ordinary Shares. While redemptions will initially increase the percentage ownership of non-redeeming MAC shareholders, increasing levels of redemptions will increase the dilutive effects of these issuances on those shareholders.
The following table shows the dilutive effects on the capitalization of New MAC after the Closing as a result of exercise, issuance or vesting of these main dilutive effects under the two different redemption scenarios of MAC Class A Ordinary Shares:

	Share Ownership in New MAC
	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)
	Shares	%	Shares	%
Total New MAC Ordinary Shares Outstanding Immediately After the Business Combination(3)	58,888,475	n.a.	48,131,085	n.a.
New MAC Warrants(4)	15,373,564	26%	15,373,564	32%
2023 Plans(5)
Incentive Plan	7,744,954	13%	7,744,954	16%
ESPP	1,548,991	3%	1,548,991	3%
DSU Plan	1,548,991	3%	1,548,991	3%
New MAC Financing Warrants(6)	3,187,500	5%	3,187,500	7%
Total Dilutive Sources(7)	29,403,999	50%	29,403,999	61%

(1)
Assumes that no public shares are redeemed in connection with the Business Combination.

(2)
Assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.

(3)
As of immediately following the consummation of the Business Combination.

(4)
Assumes the exercise of 15,373,564 New MAC Warrants (comprised of 6,535,304 private placement warrants (all of which are held by the Sponsor) and 8,838,260 public warrants) outstanding at an exercise price of $11.50 per share in the no redemptions scenario.

(5)
Assumes the issuance, vesting and exercise of all equity awards authorized to be issued under the 2023 Plans, which comprise a total of (i) 10,842,935 New MAC Ordinary Shares under the no redemptions scenario, and (ii) 10,842,935 New MAC Ordinary Shares under the 50% redemptions scenario.

(6)
Assumes the issuance and exercise of 3,187,500 New MAC Financing Warrants issued to Sprott in connection with the Mezz Facility at an exercise price of $12.50 per share.

(7)
Assumes the issuance, vesting and exercise of all dilutive sources described above, as applicable.

Because we have not finalized the PIPE Financing, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results. In addition, to the extent that the Redemptions Backstop Facility is utilized, the ownership percentages set forth in the table above will be reduced, and there will be a corresponding increase in Osisko’s holdings. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.
The following table shows the dilutive effects on the ownership percentages described above assuming the exercise of the New MAC Warrants under the two different redemption scenarios of MAC Class A Ordinary Shares:

	Share Ownership in New MAC(1)
	No Redemptions(2)		50% Redemptions(3)
	Shares	%	Shares	%
Total New MAC Ordinary Shares Outstanding Immediately After the Business Combination(4)	58,888,475	76%	48,131,085	72%
New MAC Warrants and New MAC Financing Warrants(5)
MAC shareholders (other than the Sponsor and the initial shareholders affiliates)(5)	8,838,260	11%	8,838,260	13%
Sponsor (including Anchor Investors and Cornerstone Investors)(5)	6,535,304	9%	6,535,304	10%
PIPE Investors (other than the Sponsor’s affiliates)	—	0%	—	0%
Glencore	—	0%	—	0%
Sprott(5)	3,187,500	4%	3,187,500	5%
Total New MAC Ordinary Shares Outstanding After the Exercise of New MAC Warrants(5)	77,449,539	100%	66,692,149	100%

(1)
Percentages may not add to 100% due to rounding.

(2)
Assumes that no public shares are redeemed in connection with the Business Combination.

(3)
Assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.

(4)
As of immediately following the Closing.

(5)
Assuming the exercise of (i) 15,373,564 New MAC Warrants (comprised of 6,535,304 private placement warrants (all of which are held by the Sponsor) and 8,838,260 public warrants) outstanding at an exercise price of $11.50 per share and (ii) 3,187,500 New MAC Financing Warrants (held by Sprott) outstanding at an exercise price of $12.50 per share.

Because we have not finalized the PIPE Financing, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results. In addition, to the extent that the Redemptions Backstop Facility is utilized, the ownership percentages set forth in the table above will be reduced, and there will be a corresponding increase in Osisko’s holdings.
See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Redemption Rights (Page 102)
Pursuant to MAC’s Existing Governing Documents, MAC is providing MAC shareholders with the opportunity to have their public shares redeemed at the Closing at a per share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the Closing, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to MAC to pay its taxes, divided by the number of then issued public shares (such redemption price being referred to herein as the “Redemption Price”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of            , 2023 of approximately $      million, the estimated per share redemption price would have been approximately $      . MAC shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals.

MAC’s Existing Governing Documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of MAC, will be restricted from exercising this redemption right in an amount of shares exceeding 15% of the public shares in the aggregate without the prior consent of MAC. There will be no redemption rights with respect to the MAC Warrants.
The Sponsor and the Sponsor’s affiliates, including the initial shareholders of the Founder Shares issued in a private placement prior to the IPO, have entered into the Sponsor Letter Agreement with MAC pursuant to which the Sponsor and the initial shareholders have agreed, in partial consideration of receiving the Founder Shares and for the covenants and commitments of MAC therein, to waive their redemption rights with respect to their Founder Shares and any public shares the Sponsor or the initial shareholders may have acquired after our IPO in connection with the consummation of the Business Combination. Permitted transferees of the initial shareholders will be subject to the same obligations.
Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated. Otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different initial business combination on or prior to August 2, 2023, and such shares are tendered for redemption in connection with such different initial business combination.
MAC will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any request for redemption, once made, may not be withdrawn unless the MAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
Each redemption of public shares by MAC’s public shareholders will decrease the amount in our Trust Account, which held $273,026,648 as of May 9, 2023. In no event will MAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “The Extraordinary General Meeting of MAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Holders of our outstanding warrants will not have redemption rights with respect to such warrants. Assuming 50% redemption of 26,514,780 MAC Class A Ordinary Shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on the NYSE of $0.9299 as of May 9, 2023, the aggregate fair value of warrants that can be retained by the redeeming shareholders, is $4,109,349. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New MAC because there would be fewer shares outstanding overall. See “Risk Factors — Risks Relating to MAC and the Business Combination — Existing shareholders will experience significant dilution as a result of the Business Combination and the PIPE Financing and related transactions, and the market price of its MAC Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.”

Description of New MAC Share Capital (Page 302)
New MAC is a newly incorporated Jersey Channel Islands private company with limited liability.
Upon the Closing, the authorized share capital of New MAC will be US$22,100 consisting of 220,000,000 New MAC Ordinary Shares, par value US$0.0001 per share, and 1,000,000 New MAC preference shares, par value US$0.0001 per share. As of the date of this proxy statement/prospectus, there was one New MAC Ordinary Share issued and outstanding. See “Description of New MAC Share Capital.”
Management of New MAC Following the Business Combination (Page 281)
Upon consummation of the Business Combination, the current MAC Board, consisting of six directors, will continue as the New MAC Board. The directors of New MAC will include Neville Joseph Power, serving as Chair, Michael (Mick) James McMullen, Patrice E. Merrin, Rasmus Kristoffer Gerdeman, John Rhett Miles Bennett and Charles D. McConnell.
In addition, upon consummation of the Business Combination, MAC’s current executive officers will continue to serve as New MAC’s executive team. New MAC’s executive team will comprise Michael (Mick) James McMullen (Chief Executive Officer), Marthinus (Jaco) J. Crouse (Chief Financial Officer) Jan Benjamin Coetzee (Manager of Projects, Studies and Tech Services) and Dan Vujcic (Chief Development Officer).
See “Management of New MAC Following the Business Combination” for further information.
Accounting Treatment (Page 132)
The Business Combination will be accounted for using the acquisition method in accordance with IFRS. MAC has been identified as the “acquirer” as it will obtain control over CMPL as the “acquiree” by its wholly-owned subsidiary, MAC-Sub, purchasing 100% of the share capital of CMPL. The Business Combination will be completed by transferring cash and issuing New MAC Ordinary Shares to Glencore. The cash being transferred represents a significant majority of the total consideration, meaning the Business Combination will be carried out primarily by transferring cash rather than by exchanging equity interests. The purchase consideration will be allocated to the fair value of the acquired assets and liabilities and will be based on management’s best estimate of the fair value based on currently available information. The actual amount allocated to certain identifiable assets could vary as the purchase price allocation is finalized. The Royalty Deed and Offtake Agreement are to be classified as a financial liability and a liability, respectively, which will subsequently be measured at fair value with changes in fair value to be recognized in profit or loss.
Appraisal or Dissenters’ Rights (Page 104)
Holders of MAC Ordinary Shares may have appraisal rights in connection with the Business Combination under the Companies Act.
Holders of record of MAC Ordinary Shares may be entitled to give notice to MAC prior to the extraordinary general meeting to approve the Merger that they wish to exercise statutory dissenter rights and make a demand for payment of the fair market value for his, her or its MAC Ordinary Shares if they follow the procedures set out in Section 238 of the Companies Act, noting that any such dissention rights may subsequently be lost and extinguished pursuant to Section 239 of the Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Merger are listed on a national securities exchange. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the MAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).
MAC shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Companies Act.
Status as Emerging Growth Company
Each of MAC, MAC Limited and CMPL is, and consequently, following the Business Combination, New MAC will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2022 (“SOX”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and obtaining shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. MAC has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, MAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of MAC’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
New MAC will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of MAC’s IPO, (b) in which it has total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC’s rules and regulations from time to time), or (c) in which New MAC is deemed to be a large accelerated filer, which means the market value of New MAC Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th and (ii) the date on which New MAC has issued more than $1.00 billion in non-convertible debt during the prior three-year period.
Interests of MAC’s Directors and Executive Officers in the Business Combination (Page 128)
When considering the recommendation of the MAC Board that our shareholders vote in favor of the approval of the Business Combination, MAC’s shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. MAC’s shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the fact that certain of our directors and officers are principals of our Sponsor;

•
MAC’s existing governing documents contain a waiver of corporate opportunities. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with MAC but not offered due to a MAC director’s duties to another entity, subject always to a director’s fiduciary duties under Cayman Islands law. MAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities in its existing governing documents impacted its search for an acquisition target and MAC was not prevented from reviewing any opportunities as a result of such waiver.

•
the fact that 6,628,695 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by Anchor Investors and will be received by the Cornerstone Investors), for which it paid an aggregate of US$25,000 for the Founder Shares, which will convert on a one-for-one basis into 6,628,695 New MAC Ordinary Shares upon Closing, and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares of New MAC as described further below, but will be worthless if an initial business combination is not consummated:

	MAC Class B Ordinary Shares(1)(2)	Value of MAC Class B Ordinary Shares implied by Business Combination(2)(3)	Value of MAC Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	6,628,695	$66,286,950	$68,076,697.65
Michael James McMullen	410,000	4,100,000	$4,210,700.00
Marthinus (Jaco) J. Crouse	100,000	1,000,000	$1,027,000.00
Dan Vujcic	100,000	1,000,000	$1,027,000.00
Patrice E. Merrin	50,000	500,000	$513,500.00
Rasmus Kristoffer Gerdeman	75,000	750,000	$770,250.00
Neville Joseph Power	50,000	500,000	$513,500.00
John Rhett Miles Bennett	170,000	1,700,000	$1,745,900.00
Charles D. McConnell	50,000	500,000	$513,500.00

(1)
Interests shown consist solely of Founder Shares. Such shares will automatically convert into New MAC Ordinary Shares upon the closing on a one-for-one basis.

(2)
Green Mountain Metals LLC is the record holder of the shares reported herein. Includes the interests of the Anchor Investors and the Founder Shares to be transferred to the Cornerstone Investors. In addition, certain of MAC’s officers and directors hold Class B units in Green Mountain Metals LLC, which entitle them to an equivalent number of New MAC Ordinary Shares on distribution. The amounts shown for such individuals are included in the total owned by Green Mountain Metals LLC.

(3)
Assumes a value of $10.00 per share, the deemed value of the New MAC Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

(4)
Assumes a value of $10.27 per share, which was the closing price of the MAC Class A Ordinary Shares on the NYSE on May 9, 2023. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

•
the fact that if an initial business combination is not consummated by August 2, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $11,484,638 in the aggregate, that includes the 6,535,304 private warrants acquired for a purchase price of $9,802,956. In addition, our Sponsor will lose $66,286,950 in value of MAC Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

•
the fact that given the differential in the purchase price that our Sponsor paid for the MAC Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 6,628,695 New MAC Ordinary Shares that the Sponsor will receive upon conversion of the MAC Class B Ordinary

Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New MAC Ordinary Shares trades below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;
•
the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if MAC fails to complete an initial business combination by August 2, 2023 and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by August 2, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

•
the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

•
the continuation of our officers and directors as officers and directors at New MAC; and

•
the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New MAC subsequent to the Closing, whereas it does not have such rights today.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should therefore take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal — Certain Other Interests in the Business Combination.”
MAC Board’s Reasons for Approval of the Business Combination (Page 120)
In reaching its resolution by a vote of the directors then present as described above (with Ms. Merrin recusing herself as a result of her also serving on the board of Glencore plc) that it was in the best interests of MAC (a) to enter into the Share Sale Agreement and the ancillary documents to which MAC is or will be a party and to consummate the transactions contemplated thereby, (b) to approve the entry into and execution of the Share Sale Agreement, the ancillary documents to which MAC is or will be a party and the transactions contemplated thereby, (c) to recommend that the MAC shareholders vote in favor of the Business Combination Proposal and the other proposals contemplated thereby or in connection with the Share Sale Agreement and the other ancillary documents to which MAC is or will be a party and the transactions contemplated thereby, and (d) to direct that such proposals be submitted to the MAC shareholders for approval, the MAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the fact that that the Business Combination does not permit the MAC Board to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals. In light of the complexity of those factors, the MAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MAC Board may have given different weight to different factors. MAC Board’s reasons for approval of the Business

Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Prior to approving the Business Combination, The MAC Board determined not to obtain a fairness opinion. The officers and directors of MAC concluded that they have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.
As described in the prospectus for its IPO, MAC identified general, non-exclusive criteria and guidelines that MAC believed would be important in analyzing prospective target businesses for a business combination. MAC indicated its intention to acquire a company that it believes possesses the characteristics described under “The Business Combination Proposal — Background of the Business Combination.”
Before reaching its decision, the MAC Board reviewed the results of due diligence conducted by MAC’s management, together with its advisors, which included, among other things:
•
extensive meetings with MAC’s management team, as well as with its legal and financial advisors, regarding CMPL’s operations, business model, and projections;

•
review of various industry and financial data, including CMPL’s existing business model, historical and projected financial information, and various valuation analyses;

•
analysis of CMPL’s historical and projected financial information to understand and validate the key assumptions underpinning the financial projections prepared by CMPL management;

•
review of CMPL’s material contracts, financials, tax, legal, accounting, information technology, insurance, employment and intellectual property;

•
MAC’s financial and valuation analysis of CMPL and the Business Combination;

•
tax, legal and other diligence findings of MAC’s external advisors; and

•
MAC’s assessment of CMPL’s public company readiness.

The MAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into Share Sale Agreement and the transactions contemplated thereby. In particular, the MAC Board considered the following positive factors in favor of CMPL and its operations:
•
aligned with MAC’s strategy;

•
historical financial resilience of CMPL;

•
attractive valuation relative to peers;

•
potential to make further improvements to the CSA Mine’s operations;

•
potential for additional mine life;

•
location in an attractive jurisdiction;

•
scarcity value of the CSA Mine as a stand-alone copper asset;

•
attractive industry cost position;

•
free cash flow generation potential;

•
potential for further acquisitions using this as the cornerstone investment; and

•
ability to benefit from being owned by a public company.

The MAC Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
macroeconomic risks;

•
operational risk between signing and closing of the transaction;

•
share redemption risk;

•
operational and further improvements may not be achieved;

•
uncertainty regarding the shareholder vote on the Transaction Proposals;

•
potential inability to satisfy Closing conditions;

•
litigation changes and amendments to tax or mining regime;

•
listing risks;

•
risk of a liquidation of MAC if the Business Combination is not completed;

•
no third-party valuation; and

•
transaction fees and expenses.

For more information about the MAC Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — MAC Board’s Reasons for Approval of the Business Combination.”
Quorum and Vote Required for Shareholder Proposals (Page 101)
A quorum of MAC’s shareholders is necessary to hold a valid meeting. The holders of a majority of the MAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum.
The approval of each of the Business Combination Proposal, the Governing Documents Proposals, and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Approval requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Recommendation of the MAC Board (Page 98)
The MAC Board believes that the Business Combination Proposal and the other proposals to be presented to shareholders at the extraordinary general meeting are in the best interests of MAC and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposals and “FOR” the Adjournment Proposal.
The existence of financial and personal interests of one or more of MAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of MAC and MAC shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, MAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination (Page 131)
The following tables summarize the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent MAC’s good faith estimate of such amounts.

Sources (in millions)(1)
Senior Debt Facility – Term Loan	$205
Sprott Mezzanine Debt	135
Sprott Equity Investment	15
Osisko Silver Stream(2)	75
Osisko Equity Investment	15
Osisko Redemptions Backstop Facility(3)	100
Equity from CEO and CFO	2
Cash in Trust(4)	133
PIPE Financing(5)	126
Maximum Equity Retained by Glencore	100
Sources At Closing	$906
Future Cash Flow / ASX Listing	225
Total Sources	$1,131
Consideration Paid at Closing	875
Estimated Transaction Expenses(6)	31
Uses at Closing	906
Deferred Consideration	75
Contingent Consideration	150
Total Uses	$1,131

(1)
Totals might be affected by rounding.

(2)
Potential for an additional US$15 million if the average silver market price over the ten (10) day period prior to the closing of the Silver Stream is greater than US$25.50/oz, which would increase this amount to US$90 million total.

(3)
MAC and Osisko have entered into the Redemptions Backstop Facility, which provides backstop proceeds of up to US$100 million exercisable at MAC’s sole discretion following the outcome of redemptions from the current cash in trust consisting of up to US$75 million Copper Stream and associated US$25 million equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of Copper Stream that MAC elects to draw on prior to the Closing. For additional information, see “Certain Agreements Related to the Business Combination — Osisko Redemptions Backstop Facility”.

(4)
Assuming that 50% of MAC’s outstanding public shares are redeemed in connection with the Business Combination. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.

(5)
Shares issued to CMPL shareholders and PIPE Investors are at a deemed value of $10.00 per share.

(6)
Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions (Page 103)
	No Redemptions(1)	50% Redemptions(2)
IPO underwriting fees(3)	$14,583,129	$14,583,129
IPO proceeds net of redemptions	$265,147,800	$132,573,900
Underwriting fees as a % of IPO proceeds net of redemptions	5.5%	11%

(1)
This scenario assumes that no public shares are redeemed.

(2)
This scenario assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

(3)
Includes $9,280,173 of deferred underwriting commission payable to Citi upon consummation of the Business Combination.

Summary of Risk Factors (Page 56)
CMPL’s business and an investment in New MAC Ordinary Shares are subject to numerous risks and uncertainties. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:
•
Estimates of Reserves are uncertain and the volume and grade of ore actually recovered may vary from our estimates.

•
Our mining activities are subject to adverse operating conditions and geotechnical risks, which could adversely impact our ore recoveries and mining efficiencies.

•
Our mining activities are subject to ongoing cost and resourcing requirements that may not always be met.

•
To maintain our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, it could have an adverse impact on our results of operations.

•
Our management of tailings are subject to significant environmental, health, safety and engineering challenges and risks, including the need to expand our tailings storage capacity that could adversely affect our business.

•
Interruption or other disruptions and delays to our operations could have a material adverse effect on our cash flow, results of operations and financial condition.

•
Our expected reduction in total direct site operating costs and increase in mined tonnages may not be realized in the short term or at all.

•
All production from the CSA Mine is sold to a single customer, GIAG, and such reliance on GIAG as a key customer may have significant consequences for CMPL’s cash flow and broader financial position.

•
Future project expansion and exploration success may not be achieved.

•
Maintenance of mining tenement title and approvals is essential to the ongoing conduct of our operations.

•
Land access to current or future mining tenements may not always be guaranteed.

•
The ongoing COVID-19 pandemic could have an adverse effect on our business.

•
General labor market tightness in the mining sector may lead to higher costs than planned or the inability to secure the skilled workforce necessary to optimize the mine.

•
Severe weather events and natural disasters, such as storms and floods, may impact the ability of the CSA Mine to export its product in a timely manner and for us to otherwise conduct our operations.

•
Rehabilitation liabilities may increase or otherwise impact our operating margins.

•
Inability to access reliable transport and infrastructure could have an adverse impact on our revenue, productivity and reputation.

•
Equipment failure at the CSA Mine could have an adverse impact on our ability to continue operations.

•
General cost inflation across Australia, including, but not limited to, energy prices may increase the costs of production more than anticipated.

•
Any new native title claims asserted or recognized over the mine site may impact the ability to operate or result in higher than planned costs.

•
Existing and future environmental laws and may increase our costs of doing business, result in significant liabilities, fines or penalties, and may restrict our operations.

•
We are subject to complex laws and regulations, which could have a material adverse effect on our operations and financial results.

•
Violations of anti-money laundering, sanctions and compliance laws may subject us to regulatory sanctions or other claims and could materially and adversely affect our business, financial condition and reputation.

•
The cost, outcome or impact of existing or future litigation could materially and adversely affect our business, financial condition and reputation.

•
Existing and future laws and regulations governing issues involving climate change, and public sentiment regarding climate change, could result in increased operating costs or otherwise impact our operations or products, which could have a material adverse effect on our business.

•
Our current and future operations require permits and licenses, and failure to comply with or obtain such permits and licenses could have a material impact on our business.

•
Premature mine closure or placement into care and maintenance could subject us to significant additional costs and could have a detrimental effect on our financial condition.

•
We may be subject to community opposition or negative publicity in connection with our activities as a major mining company.

•
We may be adversely affected by fluctuations in demand for, and prices of, copper.

•
Our operations are underpinned by numerous contractual arrangements with third parties and non-compliance with these arrangements may substantially affect our operations or profits.

•
Appreciation of the Australian dollar against the U.S. dollar could have the effect of increasing the CSA Mine’s cost of production, thus reducing our margins.

•
We depend on key personnel for the success of our business.

•
Our management of workplace health and safety matters may expose the company to significant risk.

•
Our insurance coverage may not be sufficient in all possible contexts and we may not be able to rely upon our insurance in certain circumstances.

•
Risks regarding international conflict and related market pressures may impact our business operations.

•
Information technology security breaches could harm our business activities and reputation.

•
Market risks and competition in the copper and battery metals industry in Australia may impact our business operations.

•
Sovereign risk and changes in law may impact our operations in unforeseen ways.

•
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

•
New MAC will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the post-combination company’s ordinary shares less attractive to investors or make it more difficult to compare performance with other public companies.

•
Changes in accounting standards may have an adverse effect on the reported financial performance of our business.

•
Our balance sheet includes a number of assets that may be subject to impairment risk.

•
Application of existing tax laws, rules or regulations are subject to interpretation by taxing authorities.

•
Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow from the mine.

•
CMPL has identified material weaknesses in its internal control over financial reporting. If New MAC is unable to remediate the material weaknesses, or if other control deficiencies are identified, New MAC may not be able to report its financial results accurately, prevent fraud or file its periodic reports as a public company in a timely manner.

•
There can be no assurance that MAC will be able to raise sufficient capital to consummate the Business Combination.

•
Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.

•
Our Sponsor and certain of our directors and officers hold all of our Founder Shares and private placement warrants. They will lose their entire investment with respect to such securities if we do not complete an initial business combination.

•
The Merger may be a taxable event for U.S. Holders of MAC Securities.

•
New MAC may be or become a passive foreign investment company (or “PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

•
The U.S. federal income tax treatment of the redemption of MAC Class A Ordinary Shares depends on a shareholder’s specific facts.

•
Subsequent to the consummation of the Business Combination, New MAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

•
Existing shareholders will experience significant dilution as a result of the Business Combination and the PIPE Financing and related transactions, and the market price of its MAC Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.

•
Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as ours may be more volatile than other securities and may involve special risks.

•
Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

•
If MAC’s shareholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the Trust Account.

•
New MAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•
Following the consummation of the Business Combination, New MAC will have no direct operations and no significant assets other than the ownership of CMPL.

•
New MAC will incur a significant amount of debt in connection with the Business Combination that is secured by substantially all of New MAC’s assets, and may in the future incur additional indebtedness, including in connection with the closing of the Business Combination. New MAC’s payment obligations under such indebtedness may limit the funds available to New MAC, and the terms of New MAC’s debt agreements may restrict its flexibility in operating its business.
•
The Projections and operating information in this proxy statements/prospectus relies in large part upon assumptions and analyses developed by MAC. If these assumptions or analyses prove to be incorrect, the actual operating results of CMPL and/or New MAC may be materially different from the forecasted results.

•
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

•
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then outstanding public warrants. In addition, we may amend the terms of our warrant agreement to allow for our warrants to be classified as equity in our financial statements with the approval by the holders of at least a majority of the public warrants and the private placement warrants, voting together as a single class. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of our Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.

•
If you exercise your public warrants on a “cashless basis,” you will receive fewer New MAC Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

•
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New MAC’s Securities may decline.

•
MAC’s initial shareholders have agreed to vote in favor of the Business Combination, regardless of how the public shareholders vote.

•
If MAC is unable to complete the Business Combination or any other business combination by August 2, 2023 (or such later date as MAC’s shareholders may approve), MAC will cease all operations except for the purpose of winding up, liquidating and dissolving. In such event, third parties may bring claims against MAC and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share and MAC’s warrants will expire worthless.

•
MAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public shareholders.

•
If, before distributing the proceeds in the Trust Account to MAC’s public shareholders, MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of MAC’s shareholders and the per share amount that would otherwise be received by MAC’s shareholders in connection with its liquidation may be reduced.

•
If, after MAC distributes the proceeds in the Trust Account to its public shareholders, MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, an insolvency court may seek to recover such proceeds, and MAC and the MAC Board may be exposed to claims of punitive damages.

•
The ability of shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their stock.

•
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what MAC’s actual financial position or results of operations would have been.

•
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•
There can be no assurance that the New MAC Ordinary Shares and warrants will be approved for listing on the NYSE following the Closing, or that New MAC will be able to comply with the listing standards of the NYSE.

•
Provisions in the Proposed Governing Documents may inhibit a takeover of New MAC, which could limit the price investors might be willing to pay in the future for New MAC Ordinary Shares and could entrench management.

•
You may not have the same benefits as an investor in an underwritten public offering.

•
Following the consummation of the Business Combination, New MAC will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•
MAC has previously identified material weaknesses in its internal control over financial reporting. Although these have been addressed, they could continue to adversely affect MAC’s ability to report its results of operations and financial condition accurately and in a timely manner.

•
New MAC’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the SOX that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

•
Unlike many blank check companies, MAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for MAC to consummate the Business Combination even if a substantial majority of MAC’s shareholders do not agree.

•
If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of the issued and outstanding MAC Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding MAC Class A Ordinary Shares.

•
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New MAC, its business, or its market, or if they change their recommendations regarding New MAC’s securities adversely, the price and trading volume of New MAC’s securities could decline.

•
There is no guarantee of a positive return on New MAC Ordinary Shares.

•
There is no certainty that New MAC will pay dividends.

•
Because New MAC has no current plans to pay cash dividends on Class A Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell Class A Ordinary Shares for a price greater than that which you paid for them.

•
Because CMPL’s operations are located outside of the Unites States, MAC may face additional burdens in connection with investigating, agreeing to and completing the Business Combination, and, if the Business Combination is consummated, New MAC may be subject to a variety of additional risks that may negatively impact its operations.

•
Existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations.

•
Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow from the CSA Mine.

•
As a foreign private issuer, New MAC is exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the New MAC Ordinary Shares.

•
New MAC is a “foreign private issuer” within the meaning of the rules of the NYSE on which New MAC intends to list New MAC Ordinary Shares and, as a result, expects to qualify for, and intends to rely on, exemptions from certain corporate governance requirements. You will therefore not have the same protections afforded to shareholders of companies that are subject to such requirements.

•
New MAC may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

•
You may face difficulties in protecting your interests as a shareholder, as Jersey law provides substantially less protection when compared to the laws of the United States.

•
It may be difficult to enforce a U.S. judgment against New MAC or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

SELECTED HISTORICAL FINANCIAL DATA OF CMPL
The following tables present CMPL’s financial information and other data. The selected financial information related to CMPL’s statements of profit or loss, financial position, changes in equity and cash flows presented in the tables below is derived from CMPL’s historical audited annual financial statements as of and for the years ended December 31, 2022, 2021 and 2020.
This selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CMPL,” as well as the financial statements and the notes related thereto, included elsewhere in this proxy statement/prospectus.
Statement of Profit and Loss Data: (In thousands of US dollars)
	Year ended December 31
	2022	2021	2020
Revenues	$219,705	$273,380	$202,183
Cost of goods sold	(189,496)	(190,150)	(181,093)
Gross Profit	$30,209	$83,230	$21,090
Operating expenses
Distribution and selling expenses	(17,246)	(15,195)	(12,846)
Administrative expenses	(1,230)	(1,473)	(3,909)
Operating income	$11,733	$66,562	$4,335
Net foreign exchange gains/(losses)	(453)	401	(1,647)
Finance income	6	3	9
Finance costs	(930)	(530)	(793)
Profit before income taxes	$10,356	$66,436	$1,904
Income tax (expense)/benefit	(15,715)	100,059	(31,041)
(Loss)/Profit for the year	$(5,359)	$166,495	$(29,137)
Statement of Financial Position Data:
	Year ended December 31
	2022	2021	2020
Cash and cash equivalents	$1,316	$79	$110
Total Assets	463,393	440,202	425,373
Total Liabilities	96,422	94,542	72,007
Total liabilities and equity	463,393	440,202	425,373
Statement of Cash Flows Data:
	Year ended December 31
	2022	2021	2020
Net cash generated by operating activities	$54,547	$87,819	$43,971
Net cash used in investing activities	(66,273)	(32,068)	(55,763)
Net cash generated by/(used in) financing activities	13,000	(55,939)	11,592
Increase/(decrease) in cash and cash equivalents	$1,274	$(188)	$(200)

SELECTED HISTORICAL FINANCIAL DATA OF MAC
The following table sets forth summary historical financial information derived from MAC’s (i) audited financial statements included elsewhere in this proxy statement/prospectus for the period March 11, 2021 (inception) to December 31, 2021 and (ii) audited financial statements included elsewhere in this proxy statement/prospectus for year ended December 31, 2022. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MAC” and MAC’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
As of December 31, 2022, MAC had neither engaged in any operations nor generated any revenues. All activity for the period from inception through December 31, 2022, related to organizational activities, execution of the initial public offering, identifying a target for a business combination, negotiating the Share Sale Agreement, and implementing the transactions contemplated thereby. MAC itself does not expect to generate any operating revenues in future.
Statement of Profit and Loss Data: (In thousands of US dollars)
	Year ended December 31 2022	For the period from March 11, 2021 (Inception) through December 31, 2021
Operating and formation costs	$(2,117,475)	$(1,122,004)
Acquisition costs	(7,625,359)	—
Stock compensation expense	(224,250)	—
Loss from operations	$(9,967,084)	$(1,122,004)
Other income (expense):
Change in fair value of warrants	1,477,374	14,982,447
Offering expenses related to warrant issuance	—	(1,984,130)
Excess value of Private Placement Warrants	—	(1,066,666)
Change in fair value conversion option	7,200	—
Trust interest income	3,753,097	7,819
Amortization of discount on convertible promissory note	(8,000)	—
Bank fee	(5,205)	(2,448)
Total other income (expense), net	5,224,466	11,937,022
Net (loss) income	$(4,742,618)	$10,815,018
Statement of Financial Position Data:
	Year ended December 31
	2022	2021
Cash	$42	$955
Total Assets	270,191	266,638
Total Liabilities	25,675	18,325
Total liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	270,191	266,638

Statement of Cash Flows Data :
	Year ended December 31 2022	For the period from March 11, 2021 (Inception) through December 31, 2021
Net cash used in
Operating activities	$(2,899)	$(1,040)
Investing activities	—	(265,148)
Financing activities	1,986	267,143
Increase/(decrease) in cash and cash equivalents	$(913)	$955

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, but are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, may also materially adversely affect our business, financial condition, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.
Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of CMPL prior to the consummation of the Business Combination, which will be the business of New MAC and its subsidiaries following the consummation of the Business Combination. Thus references to “we,” “us” or “our” refer to the business of New MAC and its subsidiaries (the “Group”) when describing events or circumstances that will or could occur following consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of New MAC, in which event the market price of New MAC Ordinary Shares could decline, and you could lose part or all of your investment.
Risks Relating to CMPL’s Business and Industry
Estimates of Reserves are uncertain and the volume and grade of ore actually recovered may vary from our estimates.
The CMPL existing Ore Reserves will be depleted over time by production from our operations. The currently estimated Ore Reserves support approximately six and a half years of operation, with the additional mine life in the life-of-mine plan (“LOM Plan”) being based principally on estimated Inferred Resources or projections of mineralization down dip of Inferred Resources. While the CSA Mine has a long history of resource renewal and exploration success, and there is reasonable geological evidence of continuity down dip, our future estimates may not be realized. If we are unable to replace or increase Ore Reserves to maintain or grow our current level of Ore Reserves, this would adversely impact the long-term economic viability of our business and operations.
We base our Ore Reserve information on our own interpretation of geological data and current and proposed mine plans in accordance with the JORC Code. CMPL’s Ore Reserve estimate as of December 31, 2021 does not incorporate the Indicated Resources identified in the Technical Report. Our estimates are periodically updated to reflect past ore production, new drilling information and other geological or mining data.
While such estimates are based on knowledge, experience and industry practice utilizing suitably certified competent persons employed or contracted by CMPL, there are considerable uncertainties inherent in estimating quantities and qualities of economically recoverable Ore Reserves, including many factors beyond our control. As a result, estimates of economically recoverable Ore Reserves are by their nature uncertain. Some of the factors and assumptions which impact economically recoverable Ore Reserve estimates include:
•
geological and mining conditions;

•
historical production from the area compared with production from other producing areas;

•
the assumed effects of regulations and taxes by governmental agencies;

•
our ability to obtain, maintain and renew all required mining tenements and permits;

•
future improvements in mining technology;

•
assumptions governing future commodity prices; and

•
future operating costs, including the cost of materials and capital expenditures.

Each of the factors which impacts reserve estimation may be beyond our control, prove unreliable or incorrect and/or vary considerably from the assumptions used in estimating the reserves. For these reasons, estimates of Ore Reserves may vary substantially.
Given the above factors, Glencore and CMPL’s internal estimates vary from those estimates contained in the Technical Report prepared by Behre Dolbear Australia Pty Ltd, in consultation with Cube Consulting Pty Ltd. Glencore has not verified or independently tested the assumptions underlying any estimate of Ore Reserves or Indicated, Inferred and/or Measured Resources and those estimates are not to be read in any way as representative or indicative of Glencore and/or CMPL’s internal views on these matters.
In addition, the grade and/or quantity of the metals ultimately recovered may differ from that interpreted from drilling results. There can be no assurance that metals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or on a commercial production scale. Until actually mined and processed, no assurance can be given that the estimated tonnage, grades and recovery levels will be realized or that the Ore Reserves will be mined and processed economically. Material inaccuracies in, or changes to, Ore Reserves estimates may impact the LOM Plan and other projections as to the future economic viability of CMPL’s business operations. Actual production, revenues and expenditures with respect to our Ore Reserves will likely vary from estimates, and these variances may be material. As a result, our estimates may not accurately reflect our actual Ore Reserves in the future.
Additionally, our estimates of Ore Reserves may be adversely affected in future fiscal periods by the SEC’s recent rule amendments revising property disclosure requirements for publicly-traded mining companies, with which we are complying for the first time in this proxy statement/prospectus.
Our mining activities are subject to adverse operating conditions and geotechnical risks, which could adversely impact our ore recoveries and mining efficiencies.
Mining activities are subject to adverse operating conditions and geotechnical risks. Operational risks, accidents and other adverse incidents could include:
•
variations in mining and geological conditions from those anticipated, such as variations in geotechnical conclusions;

•
operational and technical difficulties encountered in mining, including management of atmosphere and noise, equipment failure and maintenance or technical issues;

•
adverse weather conditions or natural or man-made disasters, including floods, droughts, bushfires, seismic activities, ground failures, rock bursts, pit wall failures, structural cave-ins or slides and other catastrophic events;

•
insufficient or unreliable infrastructure, such as power, water and transport;

•
industrial and environmental accidents, such as releases of mine affected water and diesel spill;

•
industrial disputes and labor shortages;

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transportation shortages impacting the timely transportation of labor, goods, products and service providers;

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mine safety accidents, including fatalities, fires and explosions from methane and other sources;

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competition and conflicts with other natural resource extraction and production activities within overlapping operating areas;

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shortages, or increases in the costs, of consumables, components, spare parts, plant and equipment;

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cyber-attacks that disrupt the Group’s operations or result in the dissemination of proprietary or confidential information about the Group to its customers or other third parties;

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security breaches or terrorist acts; and

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any or all of which may affect the ability to continue mining activities at the CSA Mine.

As with most underground mines, the CSA Mine is subject to geotechnical risks that arise from changes in the stresses, seismicity and/or stability of the rock formations that surround ore and waste material once that material has been extracted by mining. Geotechnical conditions can be unpredictable and failures in current or historic mined areas may occur without warning. Failures, in the form of the material collapsing into stope or development voids may result in risks to the safety of mining personnel underground, damage to mining equipment, a temporary or extended loss of access to mining areas directly or indirectly affected by the failure, and additional costs to rehabilitate affected areas, any of which may have an adverse impact on the operating performance and financial condition of CMPL.
A particular concern at mines is warm temperatures that can reduce the amount of time during which underground mining activities can safely be conducted. Currently, our mining is taking place at depths down to 1,900 meters, which significantly increases stress levels and causes difficulties with maintaining acceptable temperature levels in the mine. In particular, the CSA Mine has high virgin rock temperatures, which may result in working conditions that are not suitable for workers or can result in risk for the use of explosives, requiring more expensive high temperature explosives that reduce operational flexibility. Any significant step change in the temperature gradient at depth could amplify this risk.
Any inability to maintain acceptable temperature levels in the mine could cause a delay in recovery of ore and/or could reduce the amount of material that we are able to recover, with the result that the ability to achieve recoveries from mineral sales and to sustain operations would be adversely impacted.
More generally, the CSA Mine’s underground mining operations are subject to general seismicity risks, which may result in sudden movement of underground workings that may result in damage to underground workings and equipment and the temporary suspension of access to affected areas.
Adverse operating conditions may also cause operating costs to increase. Increasing depth will bring added temperature and increases stress levels to be managed and could have an adverse impact on ore recoveries and mining efficiencies.
Ore recovery could be adversely affected by increasing stress conditions that could increase more than modelled at depth (or trigger a significant increase in adverse impacts from even a slight change in conditions), resulting in poor ore recovery and increased dilution, both of which would have a material impact. As depth increases, costs will increase, resulting in the risk of diminishing returns if productivity improvements do not match the depth increases.
Our mining activities are subject to ongoing cost and resourcing requirements that may not always be met.
Our mining activities are dependent upon efficient and successful operation and exploitation of personnel, services and resources. Any increase in the price of production inputs, including labor, fuels, consumables or other inputs can materially and adversely affect our business and results of operations. Input costs can be affected by changes in factors including market conditions, government policies, exchange rates and inflation rates, which are unpredictable and outside our control. If we are unable to procure the requisite quantities of water, fuel or other consumables and inputs that our operations require in time and at commercially acceptable prices, or if there are significant disruptions in the supply of fuel, water or other consumables and inputs, the performance of our business and results of operations could be materially and adversely affected.
To maintain our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, it could have an adverse impact on our results of operations.
Mining is a capital-intensive business. Our expected capital expenditure requirements are significant, averaging around $53.3 million per annum over the next five years. Even with estimating data and a methodology that we believe is reasonable and appropriate, unanticipated costs or delays could result in capital cost overruns. We expect to require additional financing to sustain any future capital cost overruns. We plan to finance our operations with a combination of proceeds from the Business Combination, capital from investors, and if required, loans from financial institutions, as well as anticipated future revenue from product sales. Our ability to successfully maintain and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations. Assuming no or minimal share redemptions, we believe that our cash on hand following the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months. However, additional funding may be required for a variety of reasons, including, but not limited to, the proceeds of the Business Combination being less than anticipated due to share redemptions and delays in expected development.
Over time, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, the issuance of equity, equity-related or debt securities or receipt of credit from financial institutions. These funds are expected to finance our working capital requirements and ongoing costs such as construction and development relating to the CSA Mine.
Depending on the liquidity of global credit and capital markets, our ability to obtain new funding or refinance in the future may be significantly reduced. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed. In the case of an equity issue, this could be dilutive to shareholders. We may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our results of operations.
Our management of tailings are subject to significant environmental, health, safety and engineering challenges and risks, including the need to expand our tailings storage capacity that could adversely affect our business.
Managing a volume of tailings presents significant environmental, health, safety and engineering challenges and risks. Mining operations require governmental permits and approvals for tailings storage areas. At present, the Southern Tailings Storage Facility at the CSA Mine has capacity to store tailings up to October 2024 at the current rate of approximately 55 kt of tailings per month, depending on production rate. The planned future Southern Tailings Storage Facility containment raises, Stages 10 and 11, are currently subject to required approvals. CMPL has commenced preliminary work on potential additional tailings storage areas, including the currently excised Northern Tailings Storage Facility, which may offer an opportunity for further tailings storage, but we cannot guarantee that we will be able to obtain sufficient additional tailings storage areas. If we are not able to obtain additional tailings storage areas, we may not be able to continue our operations and, or, may be subject to substantial penalties for non-compliance.
In addition, recent work has identified a requirement to buttress the Northern Tailings Storage Facility embankment to provide further stability and this work is planned to be carried out in 2023. There may be a requirement for additional ongoing work in the future that has not be identified at this time. This work (and any required future work) could require material expenditures and could adversely affect our business.
A failure of tailings storage areas could result in an adverse environmental impact to the land on which operations are located and have a significant impact on our business and reputation. Based on the impact such incidents have had on other mining companies, a dam failure could result in immediate and prolonged cessation of operations at the relevant site, increased expenses, decrease in Ore Reserves, damage to assets, legal liabilities, government investigations, increased insurances costs or inability to obtain insurance or necessary certifications, and significant remediation (and potentially compensation) costs, as well as long-term reputational damage and other impacts.
Interruption or other disruptions and delays to our operations could have a material adverse effect on our cash flow, results of operations and financial condition.
Anything that delays the consistent mining of the CSA Mine and production of high-grade copper concentrate, including but not limited to construction or engineering issues, geotechnical or other mining related issues, or adverse weather events could alter our prospects and adversely affect our business. Any delays and interruptions associated with the remaining grinding mill installation could have a material adverse effect on our operations. For a more complete description of these delays, see the sections entitled “Business of CMPL — Processing” and “Business of CMPL — Mining”,

Our expected reduction in total direct site operating costs and increase in mined tonnages may not be realized in the short term or at all.
Our expected reduction in total direct site operating costs and increase in mined tonnages may not be realized in the short term or at all as a result of (i) operational and work cultural changes introduced by the new MAC ownership, (ii) the development of additional stoping areas; and (iii) currently pending Stage 1 ventilation upgrades, and the refrigeration upgrades.
All production from the CSA Mine is sold to a single customer, GIAG, and such reliance on GIAG as a key customer may have significant consequences for CMPL’s cash flow and broader financial position.
One hundred percent of production from the CSA Mine is committed under offtake arrangements with GIAG. Concurrently with the Closing, CMPL and GIAG will enter into the Offtake Agreement, which means that GIAG will continue to be the CSA Mine’s sole customer following the completion of the Business Combination. See “Certain Agreements Related to the Business Combination — Offtake Agreement.” Under those arrangements, GIAG may be entitled to suspend or cancel delivery of product in certain circumstances, such as due to the occurrence of a force majeure event. Any suspension or cancellation of orders would reduce CMPL’s cash flow and revenue.
Further, CMPL and its revenues are exposed to the creditworthiness of GIAG. If amounts due to CMPL under its existing offtake arrangements with GIAG or the Offtake Agreement are not paid in a timely manner or at all, it may have significant consequences for CMPL’s cash flow and broader financial position.
Future project expansion and exploration success may not be achieved.
CMPL holds a number of exploration licences and interests in exploration licences adjacent to and in the area of the CSA Mine. Mineral exploration and development are high-risk undertakings and involve significant uncertainties. No assurance can be given that our exploration programs in respect of these exploration tenements will result in the discovery of any viable mineral resource or reserve. Mineral exploration is highly speculative in nature and is frequently unsuccessful. Further, any mineral resource or reserve, if discovered may not be commercially viable to recover in current or future market conditions. Exploration activities undertaken by CMPL carry risk and as such, exploration progress may be curtailed, delayed or canceled as a result of weather conditions, mechanical difficulties, shortages or delays in the delivery of drill rigs or other equipment.
There is no guarantee that any mining lease will be obtained in respect of any exploration licence currently held by CMPL. Further, in the event a mining lease were to be obtained, successful mine development, infrastructure construction and mineral production is dependent on obtaining all necessary consent and approvals and the successful design, construction and operation of efficient gathering, processing and transportation facilities. No assurance can be given that we will be able to obtain all necessary consents and approvals in a timely manner, or at all. Delays or difficulties in obtaining relevant approvals, or obtaining conditional or limited approvals, may interfere with future mining operations or plans of the company, which could materially impact our business and financial position in the future.
There is also no assurance that we will be able to finance future developments or acquisition of exploration projects through operating cash flows, equity, debt, the issue of other forms of security, or any combination thereof.
Maintenance of mining tenement title and approvals is essential to the ongoing conduct of our operations.
Our mining, development and exploration activities are dependent upon the timely grant, or as the case may be, the maintenance or renewal of appropriate licences, concessions, leases, permits and regulatory consents which may be withdrawn or made subject to limitations. The maintenance, renewal and granting of mineral titles is often connected with or conditional on obtaining required statutory approvals. There is no assurance that we will be granted all mining titles or approvals for which we have applied or will apply for or that any licences, concessions, leases, permits or consents will be renewed as and when required or that new, unfavorable, conditions will not be imposed.

In particular, the current term of our mining lease, CML5, expires in 2028, and is subject to renewal at that time. There can be no guarantee that it will be renewed. To the extent such approvals, consents or renewals are not obtained in a timely manner, we may be curtailed or prohibited from continuing with our mining, exploration and development activities or proceeding with any future exploration or development.
Similarly, any challenge to CMPL’s title or a dispute over boundaries could adversely impact extraction, production, processing, exploration and expansion activities.
Further, we could face penalties, lose title to our interest in the licences, concessions, leases, permits or consents, or any other tenements that we may acquire in the future, if conditions attached to those interests are not met or if insufficient funds are available to pay tenement rentals or meet expenditure requirements.
Land access to current or future mining tenements may not always be guaranteed.
Under Australian State and Commonwealth legislation, we may be required to obtain the consent of and/or pay compensation to landowners and holders of third-party interests, including pastoral leases, petroleum tenure and other mining tenure which overlay areas comprising our tenement and exploration interests in connection with exploration or mining activities undertaken by CMPL, or in respect of any other mining projects that we acquire or develop in the future. Access to land often depends on a company being successful in negotiating with landholders. There is no assurance that we will obtain all the permissions required as and when required or that new conditions will not be imposed in connection therewith. To the extent such permissions are not obtained, we may be curtailed or prohibited from continuing with our exploration activities or proceeding with any future exploration or development.
The ongoing COVID-19 pandemic could have an adverse effect on our business.
The current COVID-19 pandemic is continuing to significantly impact the national and global economy and commodity and financial markets. The full extent and impact of the COVID-19 pandemic is unknown and to date has included, among other things, extreme volatility in financial markets, a slowdown in economic activity, extreme volatility in commodity prices and a global recession. The response to COVID-19 led to significant restrictions on travel, temporary business closures, quarantines, and global stock market volatility. The outbreak has affected our business and may continue to do so by, among other things, decreasing labor availability and impacting consumable supply and transport logistics. Since the onset of the COVID-19 pandemic in the first quarter of 2020, CMPL has experienced delays due to port slowdowns from congestion at port facilities and trucking shortages, which has resulted in supply chain disruptions and unplanned labor shortages due to sickness and related isolation periods.
While the impacts of COVID-19 appear to be diminishing, any resurgence or new strains may have further impacts on labor availability, consumable supply and transport logistics. A resurgence or new strains of COVID-19 could lead to significant restrictions on travel and business closures. These travel restrictions and business closures may in the future adversely affect our operations, including our ability to obtain regulatory approvals and to sell our product, which could materially and adversely affect our business. The impact of COVID-19 on our operational and financial performance will depend on various future developments, including the duration and spread of any new outbreak of an existing or new strain and the impact on regulatory agencies, customers, suppliers and employees, all of which remain uncertain at this time.
General labor market tightness in the mining sector may lead to higher costs than planned or the inability to secure the skilled workforce necessary to optimize the mine.
The success of our business and projects will depend in large part on the skill of our personnel and on labor resources. Competition for personnel, particularly those with expertise in the mining services industry, is high. We may be impacted by general labor market constraints. In the event we are unable to attract, hire and retain the requisite personnel, we may experience delays or interruptions in operating the CSA Mine and completing projects in accordance with project schedules and budgets, and our mining operations may be adversely affected.

Severe weather events and natural disasters, such as storms and floods, may impact the ability of the CSA Mine to export its product in a timely manner and for us to otherwise conduct our operations.
We could be materially and adversely affected by natural disasters or severe weather conditions. Severe storms, such as tropical storms, and flash floods, and other natural disasters or severe weather conditions could result in the evacuation of personnel, loss of facilities, damage to equipment and facilities, interruption in mining and transportation of products and materials and loss of productivity. Disruptions in operations or damage to any such facilities could reduce our ability to mine successfully. If we are unable to operate or are required to reduce operations due to severe weather conditions, our business could be adversely affected as a result of curtailed deliveries of its product.
Rehabilitation liabilities may increase or otherwise impact our operating margins.
Environmental rehabilitation liabilities are a generally well-recognized cost associated with producing mines such as the CSA Mine. We are required to include provisions in our financial statements for rehabilitation and remediation costs. Estimating the likely quantum of such costs involves making assumptions as to mine life (which, in turn, is influenced by estimates regarding future commodity prices), the extent of disturbance and contamination, and future rehabilitation and closure costs. As such, no assurance can be given as to the adequacy or accuracy of our current provisions for future rehabilitation and closure costs, and actual costs may be substantially greater.
Further, we have in place security deposits with the New South Wales Government that are intended to provide surety against rehabilitation liability and closure obligations in the event of our insolvency or termination, forfeiture or expiration of our mining tenements and exploration licenses. The quantum of the surety is determined by the relevant regulatory authority having regard to an assessment of disturbance and contamination, and other criteria determined by the regulatory authority (from time to time). The assessment undertaken by relevant authorities may result in an increase in the quantum of the surety which will increase the liability recognized by us in our statement of financial position and increased costs incurred by us to put the surety in place. If, in the future, we are unable to secure required financial assurances or are forced to obtain financial assurance at too high a cost, we may not be able to obtain permits, and in that event production on our properties could be adversely affected. This could have a material adverse effect on our business.
We may also experience a significant increase in the financial burden of addressing environmental rehabilitation liabilities as a result of legislative, judicial or executive decision-making by governmental authorities. Laws and regulations concerning the environment are constantly changing and are generally becoming more restrictive and expensive to comply with. To the extent that we become subject to further environmental rehabilitation liabilities, the satisfaction of any such liabilities would reduce funds otherwise available to CMPL and could have a material adverse effect on the company.
Inability to access reliable transport and infrastructure could have an adverse impact on our revenue, productivity and reputation.
CMPL’s mining, processing and development activities depend heavily on adequate infrastructure. As CMPL’s product is transported by a range of methods, including rail and sea, CMPL requires reliable railroads, bridges, power sources and water supplies to access and conduct its operations.
A number of factors could disrupt the availability and reliability of essential infrastructure and transport services, including weather-related issues, key equipment or infrastructure failures, rail or port capacity, congestion, industrial action, commercial disputes, terrorist attacks or other events. The occurrence of any such disruptions could limit CMPL’s ability to deliver its product, which could in turn impact its revenue, productivity and reputation. Further, if the cost of accessing such infrastructure increases, CMPL will be unable to pass through such cost increases, which would adversely impact its profitability.
Equipment failure at the CSA Mine could have an adverse impact on our ability to continue operations.
The CSA Mine and its associated processing plant and equipment, are at risk of incidents such as critical mechanical failures, fire, damage via corrosion of aged infrastructure, and loss of power supply. Specifically, one of the original mills that was scheduled for replacement in 2022 has yet to be replaced. Replacement is now expected to occur in August 2023. As a result of the mill’s condition, there is an elevated risk that the mill will not be able to run at its current levels which may result in the mill operating at below capacity, or not at all. Similarly, the new transformer required to deliver sufficient power for the upgraded ventilation and cooling power draw has not been installed but is on site. CMPL has elected to delay the changeover of this transformer to align with the August 2023 mill replacement as the changeover requires turning off all power for at least five days. As such, there is an elevated risk of running the existing substation at the requisite levels prior to installation of the new transformer. Catastrophic failure of either the mill or substation could result in significant downtime at the CSA Mine and negatively impact production and costs for 2023 as compared to the Projections. The occurrence of any such incidents could interrupt our operations or impact our ability to continue operating and cause harm to assets or equipment.
General cost inflation across Australia, including, but not limited to, energy prices may increase the costs of production more than anticipated.
During the production process of high-grade copper concentrate, we are exposed to volatility in prices for certain raw materials and products. Prices and availability of these raw materials are subject to substantial fluctuations that are beyond our control due to factors such as changing economic conditions, inflation, currency and commodity price fluctuations, tariffs, resource availability, transportation costs, weather conditions and natural disasters, political unrest and instability, and other factors impacting supply and demand pressures. Significant price increases for these supplies could adversely affect our operating profits. Current and future inflationary effects may be driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies. COVID-19, for example, has resulted in raw material price inflation as well as supply chain constraints and disruptions.
Any new native title claims asserted or recognized over the mine site may impact the ability to operate or result in higher than planned costs.
We are required under applicable local laws and regulations to seek authorizations and consents from Aboriginal and Torres Strait Islander peoples in relation to native title (where it has not been extinguished) and Aboriginal cultural heritage, including in connection with our operating, producing, exploration and development activities.
If native title is either determined to exist or there are registered, but undetermined, native title claims over any part of the tenements and native title has not otherwise been extinguished with respect to that part, we may be required to negotiate with, and pay compensation to, the native title holders for impairment, loss or diminution or other effect of the proposed activities on their native title rights and interests. Compensation obligations may also arise pursuant to agreements with native title claimants or native title holders in relation to any tenements the Group acquires. The existence of native title or a registered native title claim may preclude or delay the granting of exploration and mining tenements pending resolution of the statutory procedures imposed by the Native Title Act 1993 (Cth) and considerable expenses may be incurred in negotiating and resolving native title issues.
We cannot predict whether we will be able to obtain all required authorizations and consents for our current and future operations. Obtaining, retaining or renewing the necessary authorizations and consents can be a complex and time-consuming process and may involve substantial costs or the imposition of onerous conditions. There can be considerable delay in obtaining the necessary authorizations and consents. However, where consents and authorizations are not provided by agreement, there are fallback options available under the native title “right to negotiate” process and the statutory process for development of cultural heritage management plans.
The duration and success of authorization and consent processes are contingent on many factors that are outside of our control. Failure to obtain an authorization or consent in connection with a specific project may adversely impact our operations.
Existing and future environmental laws and may increase our costs of doing business, result in significant liabilities, fines or penalties, and may restrict our operations.
The nature of our mining operations carries the potential for environmental disturbance and harm, with implications for surrounding ecosystems, water supply and land use. This could be due to, among other things, physical disruption from land clearing and excavation and use of groundwater supplies in mining operations, or the uncontrolled release of contaminants into soil and waterways.
We are subject to various environmental laws and regulations, including those related to wastewater discharge, solid waste discharge, pollution, tailings, air emissions, noise and the disposal of hazardous materials and other waste products from our operations. Such laws and regulations may subject us to liabilities, including liabilities associated with contamination of the environment, damage to natural resources and the disposal of waste products that may occur as the result of our operations. In addition, certain laws and regulations require enterprises like ours that oversee mining operations to engage companies which are licensed and qualified to oversee the mines, and to collect, store, dispose of and transfer the copper. If we fail to comply with environmental laws and regulations, the relevant governmental authorities may impose fines or deadlines to cure instances of noncompliance, and may order us to cease operations. In particular, any breach by us in connection with laws and regulations relating to the handling of minerals, as well as tailings and other waste products from our operations, may subject us to monetary damages and fines. We may also suffer from negative publicity and reputational damage as a result of such non-compliance. In addition, if any third party suffers any loss as a result of our emissions, release of hazardous substances, our improper handling of minerals, tailings or other waste products, or our non-compliance with environmental laws and regulations, such third parties may seek damages from us.
We are also required to have comprehensive environmental management plans and mine closure plans in place for the CSA Mine, which include the proposed methods to rehabilitate disturbed land, remediation requirements for contaminated land and end uses for land and infrastructure. These are developed in accordance with regulatory requirements and in consultation with regulatory bodies, and are regularly reviewed for ongoing suitability. However, as scientific understanding of the extent and long-term impacts of environmental disturbances caused by the mining industry continues to evolve, regulatory responses and stakeholder attitudes may shift. More stringent regulation of environmental management plans and more onerous mine closure and rehabilitation obligations may result in increased costs for mitigation, offsets or compensatory actions.
Future changes to environmental laws and regulations may also require us to install new control equipment or otherwise change operations or incur costs in order to comply with any such change in laws or regulations. We cannot assure you that we will be able to comply with all environmental laws and regulations at all times as such laws and regulations are evolving and tend to become more stringent. Therefore, if governments in areas where we operate impose more stringent laws and regulations in the future, we will have to incur additional, potentially substantial costs and expenses in order to comply, which may negatively affect our results of operations.
We are subject to complex laws and regulations, which could have a material adverse effect on our operations and financial results.
As a business with international reach, we are subject to complex laws and regulations, including investment screening laws, in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.
New legislation may require different operating methodologies or additional capital or operating expense to satisfy new rules and regulations. Changes in environmental and climate laws or regulations could lead to new or additional investment in manufacturing designs, could subject us to additional costs and restrictions, including increased energy and raw materials costs, and could increase environmental compliance expenditures.
We may be subject to review and enforcement actions under domestic and foreign laws that screen investments and to other national-security-related laws and regulations. In certain jurisdictions, these legal and regulatory requirements may be more stringent than in the United States and may impact mining companies more specifically. As a result of these laws and regulations, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors.
Violations of anti-money laundering, sanctions and compliance laws may subject us to regulatory sanctions or other claims and could materially and adversely affect our business, financial condition and reputation.
Any fraud, bribery, corruption, money-laundering, violations of trade sanctions, misrepresentations, anti-competitive behavior or other misconduct by our directors, employees, contractors, customers, suppliers, business partners and other third parties could result in violations of relevant laws and regulations and subject us to corresponding regulatory sanctions or other claims. These illegal activities may not be known to us, may be outside of our control, and may result in serious civil and criminal liability in addition to reputational harm. While we have implemented Group-level policies and monitoring procedures to limit the likelihood of bribery and corruption occurring, no assurances can be made as to the effectiveness of such policies in preventing these illegal activities.
The cost, outcome or impact of existing or future litigation could materially and adversely affect our business, financial condition and reputation.
The nature of our business and industry involves exposure to litigation, including civil liability claims, criminal claims, environmental and native title matters, health and safety matters, workers’ compensation claims, regulatory and administrative proceedings, government investigations, tort claims, contract claims, tax investigations and labor disputes. Although we may defend any such matters and make insurance claims when possible, litigation and other regulatory investigations and proceedings are costly (even if we were to prevail on the merits of the dispute), unpredictable and time-consuming. While it is difficult for us to accurately predict the outcome or impact of existing or future litigation, future litigation costs, settlements or judgments could materially and adversely affect our business, financial condition and reputation.
Existing and future laws and regulations governing issues involving climate change, and public sentiment regarding climate change, could result in increased operating costs or otherwise impact our operations or products, which could have a material adverse effect on our business.
A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to the possible impact of climate change. Laws, treaties, international agreements and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such laws and regulations. Any future climate change laws and regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. At this time, we cannot predict with any certainty how such future laws and regulation will affect our financial condition, operating performance or ability to compete. Furthermore, even without such laws and regulation, increased awareness and any adverse publicity in the global marketplace about possible impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations, if any, are highly uncertain and, if present, would be particular to the geographic circumstances in areas in which we operate. Nevertheless, these impacts could adversely impact the cost, production and financial performance of our operations.
Our current and future operations require permits and licenses, and failure to comply with or obtain such permits and licenses could have a material impact on our business.
Our current and future operations, including additional exploration activities, require permits, licenses and similar approvals from governmental authorities, including those related to the environment and health and safety. We cannot predict if all permits, licenses and approvals which we may require for our existing and future operations will be obtainable on reasonable terms, if at all.
Costs related to applying for and obtaining permits, licenses and approvals may be prohibitive and could delay our planned operations. In addition, the relevant regulatory frameworks are complex and are regularly reviewed and amended in response to changes in stakeholder and community expectations. The application process preceding the grant and renewal of regulatory approvals is often protracted due to internal government decision-making processes (which involve the exercise of discretion and can be unpredictable) and statutory and other rights of stakeholders, including the public, non-government organizations and anti-mining groups, who may be required to be consulted with respect to, comment upon, and submit objections to (as the case may be) proposed approvals. These stakeholders may also bring lawsuits to challenge the issuance of certain approvals, permits and licenses, the validity of environmental impact statements, or the performance of mining activities. Delays or difficulties in obtaining relevant approvals may interfere with our current or planned mining operations, which could impact on profitability and overall business performance.
Failure to comply with applicable permitting and licensing requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or other remedial actions. Amendments to current permits and licenses governing our operations, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of activities at the CSA Mine, or require abandonment or delays in future activities.
Premature mine closure or placement into care and maintenance could subject us to significant additional costs and could have a detrimental effect on our financial condition.
We could be required to cease operations at the CSA Mine prior to the end of its mine life due to health, safety, environmental, geotechnical, geological, commercial, financial or other concerns. An unexpected early closure could cause us to incur significant costs, including in connection with site rehabilitation, asset idling costs, employee redundancy, contractor demobilization costs, early contract termination and loss of revenue. We may be required to implement changed operational plans, fund the closure costs on an expedited basis and potentially lose future revenue, which would have an adverse impact on the financial condition and our results of operations.
The placement of the CSA Mine into care and maintenance (a temporary shutdown in circumstances where production is not financially viable in the short-term) could have similarly detrimental effects on our financial position.
We may be subject to community opposition or negative publicity in connection with our activities as a major mining company.
All industries, particularly the mining industry, are subject to community actions in the various jurisdictions in which they are present. Fostering and maintaining a “social license to operate”, which can be understood as the acceptance of the activities of these companies by stakeholders, in the case of a mining project is a key tenet of corporate social responsibility, without which it can be very difficult to, among other things, secure necessary permits or arrange financing. Our relationship with the communities in which we operate is important to ensure the future success of existing operations and the construction and development of our projects. While we consider that our relationships with the communities in which we operate are strong, there is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain stakeholders, some of which oppose resource development because of concerns involving environmental issues or indigenous rights, are often vocal critics of the mining industry and its practices. In recent years, communities and non-governmental organizations have become more vocal and active with respect to mining activities at, or near, their communities. These parties may take action by, among other things, opposing new projects or approvals, applying for injunctions seeking work stoppage, commencing lawsuits for damages and generally protesting or disrupting mining activities. Changes in the aspirations and expectations of local communities and stakeholders where we operate with respect to our contribution to employee health and safety, infrastructure, community development, environmental management and other factors could affect our “social license to operate”. Adverse publicity generated by such persons, in connection with such protests or generally across the mining industry, could have an adverse effect on our reputation or financial performance.
We may be adversely affected by fluctuations in demand for, and prices of, copper.
Our business is highly dependent on strong demand for copper. Changes in demand for, and the market price of, copper could significantly affect our profitability. Our financial results may be significantly adversely affected by declines in the price of copper. Copper prices may fluctuate and are affected by numerous factors beyond our control, such as interest rates, exchange rates, taxes, inflation, global demand for copper and the political and economic conditions of countries that produce or import copper. A prolonged or significant economic contraction worldwide could put downward pressure on market prices of copper. These factors could negatively impact the copper price and therefore our business. Protracted periods of low prices for copper could significantly reduce revenues and the availability of required capital in the future. As such, our business may be adversely affected, and growth in our revenues may slow or decline, if market demand for copper deteriorates or copper production outpaces demand.
Additionally, we may be unable to adjust production volumes in a timely or cost-efficient manner in response to changes in pricing and demand. In periods of low prices, we may have limited ability to reduce or curtail operating activities to reduce costs, as many of our operating overheads (such as plant and equipment) are fixed in the short-term. This may lead to higher production costs on a unit cost basis. Conversely, during periods of high prices, our ability to rapidly increase production may be practically constrained by the availability of additional plant, equipment and other infrastructure, and labor (particularly given demand for these inputs typically increases on an industry-wide basis when commodity prices are high).
Our operations are underpinned by numerous contractual arrangements with third parties and non-compliance with these arrangements may substantially affect our operations or profits.
Our capacity to efficiently conduct our operations in a number of respects depends upon third party products and service providers and contractual arrangements that have been entered into by CMPL to provide for these arrangements. As in any contractual relationship, our ability to ultimately receive benefits from these contracts is dependent upon the relevant third party complying with its contractual obligations. To the extent that such third parties default in their obligations, it may be necessary for us to enforce our rights under the relevant contracts and pursue legal action. Such legal action may be costly and no guarantee can be given that a legal remedy will ultimately be obtained on commercial terms.
Additionally, some existing contractual arrangements that CMPL obtains the benefit of are related party contracts with other members of the Glencore group, or contracts which the Glencore group has entered into for the benefit of multiple mines and entities in the Glencore group. We may be unable to obtain the benefit of these agreements moving forward following completion of the Business Combination and may need to seek alternative service and product providers, or renegotiate new contracts with the existing service providers. There is no guarantee that such services and products may be obtained within the timeframe preferred by CMPL, or on terms and pricing favorable to us. Any delay or deficiency in our contractual arrangements following completion of the Business Combination may result in us being unable to carry on all of our planned business and other activities. Any changes to terms and pricing of these contractual arrangements may materially affect our business and financial condition.
Appreciation of the Australian dollar against the U.S. dollar could have the effect of increasing the CSA Mine’s cost of production, thus reducing our margins.
The Australian dollar is influenced by interest rate differentials and the price and volume of Australia’s main exports, which are iron ore and coal. The Australian dollar is not materially impacted by the copper price and thus moves independently of the copper price. The Australian dollar could appreciate against the US dollar, which could have the effect of increasing the CSA Mine’s cost of production when expressed in US dollar terms if US dollar copper prices remain constant, thus reducing our margins.
We depend on key personnel for the success of our business.
We depend on the continued services and performance of key personnel, including members of our senior management among other key staff. If one or more of CMPL’s or MAC’s senior management or other key employees cannot, or choose not to continue their employment with us, we might not be able to replace them easily or in a timely manner, or at all. In addition, the risk that competitors or other companies may poach our talent increases as we become more well-known. Key management personnel at both MAC and CMPL may elect to leave the company with a loss of continuity, which may negatively impact our production and costs. The loss of key personnel, including members of management, could disrupt our operations and have a material adverse effect on our business, financial condition, and results of operations.
Our future success will depend upon our continued ability to identify, hire, develop, motivate, and retain highly skilled individuals across the globe, with the continued contributions of our senior management being especially critical to our success. We face intense competition in the industry for well-qualified, highly skilled employees and our continued ability to compete effectively depends, in part, upon our ability to attract and retain new employees. We cannot guarantee that we will be able to attract new employees or retain the services of our senior management or any other key employees in the future. If we fail to effectively manage our hiring needs and successfully integrate our new hires, among other factors, our efficiency and ability to meet our forecasts and our ability to maintain our culture, employee morale, productivity, and retention could suffer, and our business, financial condition, and results of operations could be materially adversely affected.
Finally, effective succession planning will be important to our future success. If we fail to ensure the effective transfer of senior management knowledge and to create smooth transitions involving senior management, our ability to execute short and long term strategic, financial, and operating goals, as well as our business, financial condition, and results of operations generally, could be materially adversely affected.
Our management of workplace health and safety matters may expose the company to significant risk.
As with any mining project, there are health and safety risks associated with our operations in Australia. Given the inherent dangers associated with mining, many of our workforce (including contractors) may be exposed to substantial risk of serious injury or death from hazards, including motor vehicle incidents on or off-site, electrical incidents, falls from height, being struck by suspended loads, seismicity-induced and other rock falls underground, fire and confined space incidents. Workers may also be subject to longer-term health risks, including due to exposure to noise and hazardous substances (such as dust and other particulate matter). While we regularly and actively review our workplace health and safety systems and monitor compliance with workplace health and safety regulations, no assurance can be made that we have been or will be at all times in full compliance with all applicable laws and regulations, or that workplace accidents will not occur in the future. As the operator of an underground mine, we have extensive legislative obligations to ensure that our personnel and contractors operate in a safe working environment. A failure to comply with such obligations or workplace health and safety laws and regulations generally could result in civil claims, criminal prosecutions or statutory penalties against CMPL which may adversely affect our business, financial position and performance, as well as causing long-term reputational damage.
Our insurance coverage may not be sufficient in all possible contexts and we may not be able to rely upon our insurance in certain circumstances.
Our mining, exploration and development operations involve numerous risks, including unexpected or unusual geological operating conditions, rock bursts, cave-ins, ground or slope failures, fires, floods, earthquakes and other environmental occurrences, political and social instability that could result in damage to or destruction of mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining caused by industrial accidents or labor disputes, changes in regulatory environment, monetary losses and possible legal liability. We maintain insurance within ranges of coverage we believe to be consistent with industry practice and having regard to the nature of activities being conducted and associated risks as set out above. However, no assurance can be given that we will be able to continue to obtain such insurance coverage at all times, that such coverage will be at reasonable rates or that any coverage we arrange will be adequate and available to cover all such claims. Further, we may elect to not purchase insurance for certain risks due to various factors (such as cost, likelihood of risks eventuating and industry practice). The lack of, or insufficiency of, insurance coverage could adversely affect our business, financial position and performance. CMPL and/or MAC will need to obtain new policies of insurance on and from Closing.
Risks regarding international conflict and related market pressures may impact our business operations.
The outbreak of military conflict between Russia and Ukraine is having a material effect on the global economy. These hostilities have created uncertainty for capital markets around the world, and this uncertainty may lead to adverse consequences for commodity prices and CMPL’s business operations.

Measures taken by governments around the world to end the Ukrainian conflict (such as imposing tariffs on Russian exports and other economic sanctions) may cause disruptions to our supply chains and adversely impact commodity prices. Ongoing sanctions and trade restrictions on Russia or other markets could adversely affect our operations, revenue and profit. Such events may affect the financial performance of CMPL. Further, there is no certainty that similar conflicts which impact global markets will not arise in the future.
Information technology security breaches could harm our business activities and reputation.
We use certain information, communications and technology (“ICT”) systems and automated machinery to manage our production processes and operate our business. However, even advanced ICT systems are subject to defects, interruptions and breakdowns, which could cause business disruption and operational errors. In addition, our ICT systems and automated machinery may be vulnerable to security breaches (for example, from cyber criminals), resulting in unauthorised access to confidential financial, operational or customer data, damage to automated machinery, or production interruptions as well as incidents arising from our employees’ or contractors’ human error. Any such damage or interruption could adversely affect our business results, including due to facing significant fines, litigation, reputational harm, and expenses incurred in repairing and upgrading systems.
Market risks and competition in the copper and battery metals industry in Australia may impact our business operations.
We are one of a large number of mining and exploration companies that operate in the base metals and battery metals industry in Australia. Although we will undertake all reasonable due diligence in our business decisions and operations, we will have no influence or control over the activities or actions of our competitors, which may positively or negatively affect the operating and financial performance of our projects and business. There can be no assurance that we can compete effectively with other base metal and battery metal mining and exploration companies in the search for and recovery of base metal and battery metal resources.
Sovereign risk and changes in law may impact our operations in unforeseen ways.
The exploration, development and production of copper and other base metals, as well as operational profitability generally, can be affected by changes in government policy that are beyond our control. The Australian Government regularly conducts legislative, regulatory and policy-related reviews in connection with mining operations and related environmental, social and governance issues. Changing attitudes to environmental, land care, cultural heritage or indigenous land rights issues, together with the nature of the political process, means that the regulatory framework in which mines operate will change over time. Such changes may affect our exploration, development or operational plans and our rights and/or obligations to undertake such activities. Taxes, royalties, duties, excise, fines, fees and other legislative or regulatory costs may be imposed on CMPL by governments in Australia or in other jurisdictions in which we operate. Unforeseen judicial, legislative or executive decisions have adversely affected the viability and profitability of mining operations within Australia in the past and could adversely affect the company’s financial and operational performance in the future.
The CSA Mine is located in the Commonwealth of Australia and, specifically, the State of New South Wales. This jurisdiction has historically been a safe, stable, transparent and lawful jurisdiction for mining companies to operate within. Sovereign risk associated with mining operations and commerce within this jurisdiction is generally considered to be low. Nonetheless, change in the composition or policies of the government may result in a less conducive environment for mining or commerce, which is beyond our control and could adversely affect our earnings, revenue, costs, reputation, or profitability.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.
As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of the NYSE and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems and resources.
For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards are not validated by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company that is subject to these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly members who can serve on our audit committee, and qualified executive officers. As a result of the disclosure obligations required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, results of operations and financial condition would be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, may divert the resources of our management and harm our business, result of operations and financial condition.
Financial, Tax and Accounting-Related Risks
New MAC will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the post-combination company’s ordinary shares less attractive to investors or make it more difficult to compare performance with other public companies.
New MAC will be an emerging growth company (“EGC”) as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Investors may find MAC Ordinary Shares less attractive because New MAC will continue to rely on these exemptions. If some investors find MAC Ordinary Shares less attractive as a result, there may be a less active trading market for those shares and the stock price may be more volatile.
An EGC may elect to delay the adoption of new or revised accounting standards. With New MAC making this election, Section 102(b)(2) of the JOBS Act allows MAC to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained herein and those that New MAC will file in the future may not be comparable to non-EGC companies.

Changes in accounting standards may have an adverse effect on the reported financial performance of our business.
CMPL prepares its financial statements in accordance with IFRS, which may be amended or replaced with new standards. Any such amendment or replacement is beyond our control and may have an adverse effect on the reported financial performance of the business. In addition, IFRS requires us to exercise judgment and make estimates when preparing its financial statements, and it is possible that relevant regulatory authorities may not agree with those judgments or estimates.
Our balance sheet includes a number of assets that may be subject to impairment risk.
Our balance sheet includes a number of assets that may be subject to impairment risk, including plant and equipment, mining tenements, and intangible assets (such as goodwill). The values of these assets are derived from the valuation of the underlying business and as such, are exposed to many of the risks that the CMPL business is exposed to, including commodity prices and demand, exchange rate risk, operational risks, and adverse changes in estimated reserves and resources. Adverse changes in these risk factors could lead to a reduction in the valuation of our assets and result in an impairment charge being recognized on our balance sheet.
Application of existing tax laws, rules or regulations are subject to interpretation by taxing authorities.
The application of domestic and international income and non-income tax laws, rules and regulations to New MAC and CMPL’s operations is subject to interpretation by the relevant taxing authorities. Given a focus on revenue generation, taxing authorities have become more aggressive in their enforcement of such laws, rules and regulations, resulting in increased audit activity and audit assessments and legislation. As such, potential tax liabilities may exceed its current tax reserves or may require New MAC to modify its business practices and incur additional cost to comply, any of which may have a material adverse effect on its business.
Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow from the mine.
Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in various jurisdictions, all of which could change on a prospective or retroactive basis. Such changes may include, but are not limited to, changes to the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, payroll, fringe benefits paid to employees, royalties, or the taxation of partnerships and other pass-through entities. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position overall or effective tax rates in the future, reduce post-tax returns to our shareholders, or increase the complexity, burden and cost of tax compliance.
CMPL has identified material weaknesses in its internal control over financial reporting. If New MAC is unable to remediate the material weaknesses, or if other control deficiencies are identified, New MAC may not be able to report its financial results accurately, prevent fraud or file its periodic reports as a public company in a timely manner.
In the normal course given (i) the size of CMPL within the Glencore group and (ii) that CMPL is part of GAH’s consolidated audit process, CMPL was not required to produce standalone audited financial statements on a yearly basis and was not subject to SEC reporting, PCAOB auditing standards or the Sarbanes Oxley Act. Standalone audited financial statements for the years ended December 31, 2021 and 2020 were produced for the first time solely in connection with the Business Combination and the associated requirements of New MAC to file this registration statement.
In the course of auditing its financial statements for the years ended December 31, 2021 and 2020, which was undertaken by CMPL solely in connection with the requirements of the Business Combination and filing of this registration statement, CMPL and its independent registered public accounting firm identified material weaknesses as of December 31, 2021 in CMPL’s internal control environment driven by

(i) a lack of sufficient accounting and financial reporting personnel with requisite knowledge of and experience in application of SEC rules and regulations and (ii) lack of formal documentation in place to assess its financial reporting risks and controls as required under Section 404(a) of the Sarbanes Oxley Act. These material weaknesses are reflective of the fact that, prior to the Business Combination and the filing of this registration statement, CMPL was not required to produce standalone financial statements under PCAOB auditing standards or otherwise comply with SEC reporting requirements or the provisions of the Sarbanes Oxley Act.
In addition, in the course of auditing its financial statements for the year ended December 31, 2020 solely in connection with the requirements of the Business Combination and filing of this registration statement, CMPL’s independent registered public accounting firm identified a material weakness in CMPL’s internal control environment driven by deficiencies in the adequacy of supporting documentation to support the implementation of controls around property, plant and equipment. This material weakness was remediated as of April 2021 through the implementation of SAP by CMPL.
As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
Prior to the Business Combination, CMPL is a wholly-owned subsidiary of a private Australian company, which is an indirect wholly-owned subsidiary of Glencore plc. Following the Business Combination, New MAC will be responsible for the internal control environment at CMPL and compliance with all the applicable regulatory requirements.
In connection with the Business Combination, New MAC will implement a number of measures to address material weaknesses which are the result of a lack of accounting and financial reporting personnel with requisite knowledge of and experience in the application of SEC rules and regulations, and the lack of formal documentation in place to assess its financial reporting risks and controls as required under Section 404(a) of the Sarbanes-Oxley Act (“SOX”). New MAC intends to do this by (i) hiring accounting and financial personnel with relevant SEC reporting and SOX compliance experience, (ii) establishing an internal audit function with SEC reporting and SOX compliance experience, and (iii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under SEC rules and regulations. New MAC expects to remedy the identified material weaknesses following the Closing.
However, implementation of these measures, or the failure to adequately implement these or other measures that may be required, may not fully address the material weaknesses identified in CMPL’s internal control over financial reporting and New MAC may not be successful in remediating the material weaknesses. Failure to correct the material weaknesses or failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in CMPL’s or New MAC’s respective financial statements and impair New MAC’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.
As a public company, New MAC will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting for each annual report on Form 20-F to be filed with the SEC. New MAC will be required to disclose material changes made in its internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject New MAC to sanctions or investigations by the SEC, the stock exchange on which its securities are listed or other regulatory authorities, which would require additional financial and management resources. See “— Risks Relating to MAC and the Business Combination — New MAC’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the SOX that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.”
While documenting and testing New MAC’s internal control procedures, in order to satisfy the future requirements of Section 404, New MAC may identify other weaknesses and deficiencies in its internal controls over financial reporting. If New MAC fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. See “— Risks Relating to MAC and the Business Combination — Following the consummation of the Business Combination, New MAC will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.”
Generally, if, after the closing of the Business Combination, New MAC fails to achieve and maintain an effective internal control environment, it could result in material misstatements in its financial statements and could also impair New MAC’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, New MAC’s businesses, financial condition, results of operations and prospects, as well as the trading price of the New MAC Ordinary Shares and the New MAC Warrants, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose New MAC to increased risk of fraud or misuse of corporate assets and subject New MAC to potential delisting from the stock exchange on which its securities are listed, regulatory investigations and civil or criminal sanctions. New MAC may also be required to restate its financial statements from prior periods.
Risks Relating to MAC and the Business Combination
There can be no assurance that MAC will be able to raise sufficient capital to consummate the Business Combination.
As of December 31, 2022, there was approximately $268.9 million in MAC’s Trust Account.
On February 28, 2023, MAC-Sub entered into the SFA with the Senior Lenders, which provides for Senior Facilities in the aggregate amount of $258 million. On March 10, 2023, MAC-Sub entered into the Mezz Facility provided by Sprott in the aggregate of $135 million. On March 20, 2023, MAC and Osisko entered into the Silver Stream pursuant to which MAC will be entitled to a $75 million upfront cash deposit on account of future deliveries of refined silver by New MAC to Osisko referenced to silver production from the CSA Mine, with the capacity to be increased by a further $15 million if certain conditions are met. In addition to the Silver Stream, on March 20, 2023, MAC and Osisko entered into the Redemptions Backstop Facility pursuant to which Osisko will provide a $100 million redemptions backstop financing package consisting of a pro rata split between a $75 million Copper Stream and up to $25 million equity subscription. The debt financing, as described herein reflect intentions as of the date this proxy statement/prospectus (to be subscribed for on a pro-rata basis equal to the proportion of deposit under the discretionary Copper Stream that MAC elects to draw on prior to Closing). The Debt Facilities, in particular those relating to the SFA, Mezz Facility, Silver Stream and Redemptions Backstop Facility, are conditional upon the consummation on the Business Combination. For more information, please see “Certain Agreements Related to the Business Combination” contained elsewhere in this proxy statement/prospectus.
Furthermore, whilst MAC is continuing to work toward obtaining the PIPE Financing, Subscription Agreements for only $113,625,060 have been entered into to date. Accordingly, there can be no assurances that MAC will be able to secure the PIPE Financing and if there are significant redemptions, the amount of cash left remaining in MAC’s trust account upon consummation of the Business Combination will be lower than anticipated.
If MAC is unable to satisfy the applicable conditions precedent for the Debt Facilities, raise the PIPE Financing, or if redemptions are higher than MAC’s assumption, then MAC would not be able to fund the consideration for the Business Combination. Any such shortfall may also materially reduce the amount of available working capital for New MAC, which may materially and adversely affect New MAC's business, financial condition and results of operations.
Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.
When considering the MAC Board recommendation that its shareholders vote in favor of the approval of the Business Combination, shareholders should be aware that directors and executive officers of MAC have interests in the Business Combination that may be different from, or in addition to, the interests of its shareholders. These interests include:
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the fact that certain of our directors and officers are principals of our Sponsor;

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the fact that our Sponsor and the initial shareholders have waived their right to redeem any of the Founder Shares and public shares in connection with a shareholder vote to approve the Business Combination;

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the fact that our Sponsor and the initial shareholders paid an aggregate of US$25,000 for the Founder Shares, which will convert into 6,628,695 MAC Class A Ordinary Shares in accordance with the terms of MAC’s Existing Governing Documents, and such securities will have a significantly higher value at the time of consummation of the Business Combination, estimated at approximately $68,076,698 based on the closing price of $10.27 per public share on NYSE on May 9, 2023, the record date for the extraordinary general meeting, but will be worthless if an initial business combination is not consummated;

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the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if MAC fails to complete an initial business combination by August 2, 2023 and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that if an initial business combination is not consummated by August 2, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $11,484,638 in the aggregate that includes the 6,535,304 private warrants acquired for a purchase price of $9,802,956. In addition, our Sponsor will lose $66,286,950 in value of MAC Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

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the fact that the Sponsor paid approximately $9,802,956 for 6,535,304 private placement warrants, each of such private placement warrants will be exercisable 30 days after the completion of the initial business combination for one MAC Class A Ordinary Share at an exercise price of $11.50 per share. If we do not consummate an initial business combination by August 2, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $6,077,179 based upon the closing price of $0.9299 per warrant on the NYSE on May 9, 2023, the record date for the extraordinary general meeting;

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the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (excluding our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act; and

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MAC’s existing governing documents contain a waiver of corporate opportunities. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with MAC but not offered due to a MAC director’s duties to another entity, subject always to a director’s fiduciary duties under Cayman Islands law. MAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities in its existing governing documents impacted its search for an acquisition target and MAC was not prevented from reviewing any opportunities as a result of such waiver.

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the business combination and the recommendation of the MAC Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the shareholders.
Our Sponsor and certain of our directors and officers hold all of our Founder Shares and private placement warrants. They will lose their entire investment with respect to such securities if we do not complete an initial business combination.
Our Sponsor and certain of our officers and directors currently hold all of our 6,628,695 Founder Shares, representing 20% of the total issued and outstanding shares as of the date hereof. The Founder Shares will be worthless if we do not complete an initial business combination by August 2, 2023. In addition, our Sponsor holds all of the 6,535,304 private placement warrants. Such private placement warrants will also be worthless if we do not complete an initial business combination by August 2, 2023. Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of MAC Class A Ordinary Shares that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the MAC Ordinary Shares trade below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination.
The personal and financial interests of our Sponsor and our officers and directors may have influenced their motivation in identifying and selecting CMPL and completing the Business Combination, and may influence them in operating CMPL following the Business Combination. For a more complete description of these interests, see the section entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination.”
The Merger may be a taxable event for U.S. Holders of MAC Securities.
Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Merger,” the Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, as a result, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) should not recognize gain or loss on the exchange of MAC Securities for New MAC Securities, as applicable, pursuant to the Merger. However, the failure to meet certain requirements could result in the Merger being a taxable event. The U.S. federal income tax consequences to U.S. Holders of such requirements not being met are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations — Tax Treatment of the Merger.”
New MAC may be or become a passive foreign investment company (or “PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.
If New MAC (or prior to the Merger, MAC) is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of New MAC Ordinary Shares or New MAC Warrants that is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There can be no assurance that New MAC will not be treated as a PFIC for any taxable year. Please see “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to New MAC’s PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.
The U.S. federal income tax treatment of the redemption of MAC Class A Ordinary Shares depends on a shareholder’s specific facts.
The U.S. federal income tax treatment of a redemption of MAC Class A Ordinary Shares will depend on whether the redemption qualifies as a sale or exchange of such MAC Class A Ordinary Shares under Section 302 of the Code, which will depend largely on the total number of shares held or treated as held by the shareholder electing to redeem MAC Class A Ordinary Shares (including any stock constructively owned by the holder as a result of owning warrants or otherwise) relative to all of the shares outstanding both before and after the redemption. If such redemption is not treated as a sale or exchange of MAC Class A Ordinary Shares for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. For a more detailed discussion of the U.S. federal income tax treatment of the redemption of MAC Class A Ordinary Shares, see “Material U.S. Federal Income Tax Considerations — Redemption of MAC Class A Ordinary Shares.”
Subsequent to the consummation of the Business Combination, New MAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Although MAC has conducted due diligence on the CSA Mine and CMPL, MAC cannot assure you that this due diligence revealed all material issues that may be present in CMPL’s business, that it would be possible to uncover through a customary amount of due diligence or that factors outside of our control will not later arise. As a result, New MAC may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, additional, unexpected risks may arise or previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that New MAC reports charges of this nature could contribute to negative market perceptions about New MAC or its securities. In addition, charges of this nature may cause New MAC to violate lending covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by New MAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the Business Combination contained an actionable material misstatement or material omission.
Existing shareholders will experience significant dilution as a result of the Business Combination and the PIPE Financing and related transactions, and the market price of its MAC Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.
As a result of the Business Combination, the PIPE Financing and related transactions (including the potential issuance of New MAC Ordinary Shares to Glencore under or in connection with the terms of the Share Sale Agreement), existing shareholders in MAC will experience significant dilution. MAC anticipates that, upon completion of the Business Combination, the voting interests in New MAC will be as set forth in the table below.
	Share Ownership in New MAC(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)
MAC’s Public Shareholders	45%	28%
The Sponsor (including the Anchor Investors and Cornerstone Investors)(4)(5)	11%	14%
PIPE Investors(6)	21%	26%
Sprott(7)	3%	3%
Osisko(8)	3%	8%
Glencore(9)	17%	21%

*
Percentages may not sum to 100% due to rounding.

(1)
As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Assumes that no public shares are redeemed in connection with the Business Combination.

(3)
Assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

(4)
Excludes New MAC Warrants

(5)
Considering the exercise of all New MAC Warrants, the Sponsor and the initial shareholders would own (i) 17% of New MAC’s share capital under the no redemptions scenario and (ii) 20% of New MAC’s share capital under the “Assuming 50% Redemptions” scenario.

(6)
Assumes the full amount of US$126 million of PIPE Financing is raised. The amount shown for the PIPE Investors includes 180,000 Class A Ordinary Shares to be purchased by certain of MAC’s officers and directors.

(7)
Excludes New MAC Financing Warrants to be issued in connection with the Mezz Facility.

(8)
Assumes the Redemptions Backstop Facility is utilized under the “Assuming 50% Redemptions” scenario.

(9)
Assumes Glencore receives US$100,000,000 of New MAC Ordinary Shares in the Business Combination.

Because we have not finalized the PIPE Financing, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.
The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses tables on pages 43 and 123 of this proxy statement/prospectus and do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the completion of an initial business combination), or (ii) the issuance of any shares upon completion of the Business Combination under the 2023 Plans, but does include the Founder Shares which, on the effective date of the Business Combination, will convert into 6,628,695 MAC Class A Ordinary Shares in accordance with the terms of MAC’s Existing Governing Documents. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 15,373,564 warrants to acquire MAC Class A Ordinary Shares, which comprise 6,535,304 private placement warrants held by the Sponsor and 8,838,260 public warrants. Each of our outstanding warrants will be exercisable 30 days after the completion of an initial business combination for one MAC Class A Ordinary Share. If we assume that each outstanding warrant is exercised and MAC Class A Ordinary Shares are issued as a result of such exercise, with payment to MAC of the exercise price of $11.50 per warrant, our fully-diluted share capital would increase by a total of 15,373,564 shares, with approximately $176.8 million in the aggregate paid to MAC to exercise the warrants.
Following the Business Combination, New MAC will have 15,373,564 outstanding warrants to purchase an equivalent number of New MAC Ordinary Shares at an exercise price of $11.50 per warrant, which warrants will be exercisable 30 days after the completion of the Business Combination. Once these warrants become exercisable, such exercise may further dilute your interests in the company.
The Share Sale Agreement (as amended pursuant to the Deed of Consent and Covenant and the Side Letter) requires New MAC to pay a cash payment in the amount of US$75,000,000 (plus applicable interest) as deferred consideration in connection with the Business Combination, payable upon New MAC completing a listing on the ASX or undertaking an alternative equity raising. The issuance of additional New MAC Ordinary Shares or other New MAC equity in connection with an ASX listing or alternative capital raising post-Closing will result in dilution for some or all of New MAC shareholders. The market price of New MAC

Ordinary Shares post-Closing may be subject to fluctuations due to various company-specific, market and industry factors. This would impact the price at which New MAC Ordinary Shares may be issued in connection with an ASX listing or alternative capital raising. There is no guarantee that the price at which New MAC Ordinary Shares may be issued post-Closing will be equal to or higher than the current market price of New MAC Ordinary Shares. The issuance of MAC Ordinary Shares at below the prevailing market price would have a dilutive impact on New MAC shareholders. Further, to the extent that the ASX listing or alternative capital raising raises insufficient funds to pay the total quantum of US$75,000,000 plus applicable interest within the twelve (12) months post-Closing, New MAC will be required to convert any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after Closing into New MAC Ordinary Shares to be issued to Glencore at a 30% discount to the 20-trading day VWAP prior to the date twelve (12) months and one (1) day post-Closing. Any such issuance of New MAC Ordinary Shares may be materially dilutive to New MAC shareholders given the discount to the prevailing market price at which such shares will be issued.
Finally, the Proposed Governing Documents will provide that preference shares may be issued from time to time in one or more series. The MAC Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. MAC may, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the MAC Class A Ordinary Shares and could have anti-takeover effects. The ability of the MAC Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New MAC or the removal of existing management.
To the extent that any MAC Class A Ordinary Shares are issued upon exercise of any of the warrants to purchase MAC Class A Ordinary Shares, there will be a potential increase in the number of MAC Class A Ordinary Shares eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of MAC Class A Ordinary Shares.
The issuance of any such securities will dilute existing holders of MAC Class A Ordinary Shares and may also have the impact of adversely affecting the market price of MAC Class A Ordinary Shares.
Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as ours may be more volatile than other securities and may involve special risks.
Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like ours. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust fund. If there are substantial redemptions, there will be a lower float of our ordinary shares outstanding, which may cause a lack of liquidity and a further volatility in the price of our securities, which may adversely impact our ability to secure financing following the consummation of the Business Combination.
Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.
As with most SPAC initial public offerings in recent years, MAC issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of MAC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the consummation of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and their value will be solely dependent upon the fundamental value of New MAC, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.
If MAC’s shareholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the Business Combination Proposal or any other proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust

Account. To exercise their redemption rights, they are required to submit a request in writing and deliver the certificate for their shares (either physically or electronically) to the transfer agent prior to 5:00 PM, Eastern Time, on June 1, 2023 (two business days prior to the vote at the extraordinary general meeting). Shareholders electing to redeem their shares will receive the Redemption Price.
New MAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
New MAC has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of MAC Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustment to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of New MAC Share Capital — Warrants — Public Shareholders’ Warrants”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which MAC gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by New MAC, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (except as described below under “Description of New MAC Share Capital — Warrants — Public Shareholders’ Warrants”) so long as they are held by the Sponsor or its permitted transferees.
In addition, we have the ability to redeem outstanding public warrants commencing ninety (90) days after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of MAC Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders. As of the record date, the last reported sale price of our MAC Class A Ordinary Shares was $10.27 per share, which is less than the threshold required for redemption. In such a case, the holders will be able to exercise their warrants for cash or on a cashless basis prior to redemption and receive that number of MAC Class A Ordinary Shares determined by reference to the table set forth under “Description of New MAC Share Capital — Warrants — Redemption of warrants when the price per ordinary share equals or exceeds $10.00” based on the redemption date and the “fair market value” of our Class A ordinary shares except as otherwise described under the table in the section titled “Description of New MAC Share Capital — Warrants — Redemption of warrants when the price per ordinary share equals or exceeds $10.00.” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private warrants will be redeemable by us so long as they are held by our founders or their permitted transferees.
In the event that New MAC elects to redeem the warrants, New MAC shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the company not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
Following the consummation of the Business Combination, New MAC will have no direct operations and no significant assets other than the ownership of CMPL.
New MAC will depend on profits generated by CMPL’s business for distributions, debt repayment and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly trading company, and to pay dividends with respect to its share capital. Legal and contractual restrictions in agreements entered into by New MAC, as well as the financial condition and operating requirements of New MAC, may limit its ability to receive distributions from CMPL following the Business Combination.
New MAC will incur a significant amount of debt in connection with the Business Combination that is secured by substantially all of New MAC’s assets, and may in the future incur additional indebtedness, including in connection with the closing of the Business Combination. New MAC’s payment obligations under such indebtedness may limit the funds available to New MAC, and the terms of New MAC’s debt agreements may restrict its flexibility in operating its business.
In connection with the Business Combination, New MAC expects to incur approximately $393 million in aggregate principal amount of indebtedness under the Debt Facilities, which will be secured by substantially all of New MAC’s assets. The funding of the Debt Facilities, in particular those relating to the SFA, Mezz Facility, Silver Stream and Redemptions Backstop Facility, are conditional upon the consummation on the Business Combination.
We will be required to use a portion of our cash flows from operations to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing (or to obtain such financing on acceptable terms) for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. A high level of leverage may also have significant negative effects on our future operations by increasing the possibility of an event of default under the financial and operating covenants contained in our debt instruments.
The Debt Financing will subject New MAC to financial maintenance covenants and restrictive covenants limiting its business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. The total net debt to EBITDA ratio in the SFA currently does not account for whether New MAC has drawn upon any part of the Copper Stream in the Redemptions Backstop Facility. MAC has requested the Senior Lenders to amend the SFA to update the net debt ratio covenant to require New MAC to: maintain a ratio of total net debt to EBITDA, if there are no amounts outstanding under the Copper Stream, of not more than 3.25 (for the first 12 months after financial close of the Senior Facilities) or 3.00 thereafter, or, if there are any amounts outstanding under the Copper Stream, of not more than 3.50 (for the first 12 months after financial close of the Senior Facilities) or 3.25 thereafter. The financial covenants require MACSub to (i) maintain a DSCR over any relevant period of not less than 1.20, (ii) have a forecast cash flow coverage ratio of not less than 1.25, (iii) have a net debt to EBITDA ratio of not more than 2.5, (iv) maintain a ratio of total net debt to EBITDA of not more than 3.25 (for the first 12 months after financial close of the Senior Facilities) or 3.00 thereafter, (v) have available cash and cash equivalents of at least US$30 million at the end of each relevant period, and (vi) have a reserve tail ratio projection of over 25% at the Termination Date. If Senior Lenders do not amend the net debt ratio covenant it would further heighten New MAC’s vulnerability to downturns in its business or the general economy and could increase the risk of a default by New MAC.
Any debt financing secured by New MAC in the future could involve additional restrictive covenants relating to its capital-raising activities and other financial and operational matters, which may make it more difficult for New MAC to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under New MAC’s debt arrangements could require that New MAC repay or refinance such indebtedness immediately. In such event, New MAC may be unable to repay its indebtedness or refinance such indebtedness on reasonable terms, if at all, which would have a material adverse effect on New MAC’s business, financial condition, results of operations and prospects.
The Projections and operating information in this proxy statements/prospectus rely in large part upon assumptions and analyses developed by MAC. If these assumptions or analyses prove to be incorrect, the actual operating results of CMPL and/or New MAC may be materially different from the forecasted results.
The projected financial and operating information (including the projections, or the “Projections”) appearing elsewhere in this proxy statement/prospectus reflect estimates of the future performance of

CMPL and/or New MAC based on the reasonable beliefs and assumptions of MAC management at the relevant time when such Projections were prepared and/or presented. In particular, the Projections were prepared by MAC’s management based on certain estimates, assumptions and internal, forward-looking and unaudited prospective financial information provided by CMPL and its parent, Glencore on March 13, 2022. While those estimates, assumptions and information were believed to be reasonable with respect to the expected future financial performance of CMPL at such time, they could not and do not take into account any circumstances or events occurring after March 13, 2022. The Projections incorporate certain financial and operational assumptions, including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of CMPL.
The assumptions that underlie the Projections are preliminary and there can be no assurance that our actual results will be in line with our expectations. The Projections cover multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on various factors, many of which are outside our control, including but not limited to those stated elsewhere in this “Risk Factors” section and the following:
•
our ability to effectively manage growth;

•
changes in our strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

•
our ability to satisfy future capital requirements;

•
expansion plans and opportunities;

•
adverse variances in the actual resources, reserves and life-of-mine inventories at CMPL from those contained in the Technical Report;

•
adverse operating conditions and geotechnical risks applicable to CMPL’s operations;

•
our ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses;

•
our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•
fluctuations in CMPL’s revenue and operating results;

•
fluctuations and volatility in commodity prices and foreign exchange rates;

•
competition from existing and new competitors;

•
climate change;

•
changes in U.S., Australian or other foreign tax laws;

•
increases in costs, disruption of supply, or shortages of materials; and

regulatory, legislative and political changes.
There can be no assurance that the actual results of CMPL and/or New MAC will be in line with the Projections. Unfavorable changes in any of these or other factors, most of which are beyond the control of CMPL and/or New MAC, could adversely affect business, financial condition and results of operations of CMPL and/or New MAC and cause the actual results of CMPL and/or New MAC to differ materially from the Projections contained in this proxy statement/prospectus.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with us.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities

Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such warrantholder in any such enforcement action by service upon such warrantholder’s counsel in the foreign action as agent for such warrantholder.
This choice-of-forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the MAC Board.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least a majority of the then outstanding public warrants. In addition, we may amend the terms of our warrant agreement to allow for our warrants to be classified as equity in our financial statements with the approval by the holders of at least a majority of the public warrants and the private placement warrants, voting together as a single class. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of our Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus for our IPO, or correct any defective provision. Amending our warrant agreement to allow for our warrants to be classified as equity in our financial statements will require a vote of holders of at least a majority of the public warrants and the private placement warrants, voting together as a single class. Otherwise, amending our warrant agreement requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants; provided that, solely in the case of an amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants that does not adversely affect any of the terms of the public warrants, such amendment will require only the written consent or vote of the registered holders of at least a majority of the then outstanding private placement warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of the holder or holders of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of MAC Class A Ordinary Shares purchasable upon exercise of a warrant.

If you exercise your public warrants on a “cashless basis,” you will receive fewer New MAC Ordinary Shares from such exercise than if you were to exercise such warrants for cash.
There are circumstances in which the exercise of the public warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering New MAC Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrantholders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, if a registration statement covering the MAC Class A Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available; if that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Third, if we call the public warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of New MAC Ordinary Shares equal to the quotient obtained by dividing (i) the product of the number of New MAC Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (ii) the fair market value. The “fair market value” is the average reported last sale price of the New MAC Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer New MAC Ordinary Shares from such exercise than if you were to exercise such warrants for cash.
The private placement warrants are identical to the warrants sold as part of the units except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the MAC Class A Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of our initial business combination, and (iii) they may be exercised by the holders on a cashless basis.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New MAC’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New MAC’s securities prior to the Closing may decline. The market values of New MAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the Share Sale Agreement was executed, the date of this proxy statement, or the date on which MAC shareholders will vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New MAC’s securities could contribute to the loss of all or part of your investment. The valuation ascribed to CMPL in the business combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New MAC’s securities develops and continues, the trading price of its securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in New MAC’s securities and New MAC’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New MAC’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New MAC’s securities may include:
•
actual or anticipated fluctuations in New MAC’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•
changes in the market’s expectations about New MAC’s operating results;

•
success of competitors;

•
fluctuations in the market prices of commodities;

•
volatility in metals prices;

•
New MAC’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New MAC or the industries in which it operates in general;

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operating and stock price performance of other companies that investors deem comparable to New MAC;

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changes in laws and regulations affecting New MAC’s business;

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commencement of, or involvement in, litigation involving New MAC;

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changes in New MAC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of New MAC Ordinary Shares available for public sale;

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any major change in the MAC Board or management;

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the potential issuance of New MAC Ordinary Shares to Glencore under or in connection with the terms of the Share Sale Agreement;

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sales of substantial amounts of New MAC Ordinary Shares by New MAC’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New MAC’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New MAC’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to New MAC could depress New MAC’s stock price regardless of its business, prospects, financial condition, or results of operations. A decline in the market price of New MAC’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.
MAC’s initial shareholders have agreed to vote in favor of the Business Combination, regardless of how the public shareholders vote.
MAC’s Sponsor, officers and directors have agreed to vote their Founder Shares as well as any public shares purchased during or after the IPO (including in open market and privately negotiated transactions), in favor of the Business Combination. As a result, in addition to our Sponsor and initial shareholders’ Founder Shares, MAC would need only 1,657,174, or 5.0% of the 26,514,780 public shares sold in the IPO to be voted in favor of the Business Combination in order to have it approved. MAC’s initial shareholders own shares representing 20% of its outstanding ordinary shares immediately following the completion of the IPO. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if MAC’s initial shareholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by our public shareholders.
If MAC is unable to complete the Business Combination or any other business combination by August 2, 2023 (or such later date as MAC’s shareholders may approve), MAC will cease all operations except for the purpose of winding up, liquidating and dissolving. In such event, third parties may bring claims against MAC and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share and MAC’s warrants will expire worthless.
MAC’s placing of funds in the Trust Account may not protect those funds from third party claims against MAC. Under the terms of MAC’s Existing Governing Documents, MAC must complete the Business

Combination or any other business combination by August 2, 2023 (or such later date as MAC’s shareholders may approve), or MAC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, third parties may bring claims against MAC. Although MAC has obtained waiver agreements from certain vendors and service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which MAC does business waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MAC’s public shareholders, other entities may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MAC than any alternative.
Examples of possible instances where MAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver, or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MAC and will not seek recourse against the Trust Account for any reason.
Upon redemption of the public shares, if MAC does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, MAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MAC within the ten years following redemption. Accordingly, the per share Redemption Amount received by public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to MAC if and to the extent any claims by a third party for services rendered or products sold to MAC, or a prospective target business with which MAC has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share, and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.
However, MAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and MAC believes that the Sponsor’s only assets are securities of MAC. Therefore, MAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, MAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. There will be no liquidating distributions with respect to MAC’s warrants, which will expire worthless. None of MAC’s officers or directors or members of the Sponsor will indemnify MAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
MAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share, and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the

Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, MAC’s independent directors will determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While MAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to MAC, it is possible that in exercising their business judgment, and subject to their fiduciary duties, the independent directors may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by them to be too high relative to the amount recoverable, or if the independent directors determine that a favorable outcome is not likely. If MAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to MAC’s public shareholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to MAC’s public shareholders, MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of MAC’s shareholders and the per share amount that would otherwise be received by MAC’s shareholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to MAC’s public shareholders, MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in MAC’s insolvency estate and subject to the claims of third parties with priority over the claims of MAC’s shareholders. To the extent any insolvency claims deplete the Trust Account, the per share amount that would otherwise be received by MAC’s shareholders in connection with its liquidation would be reduced.
If, after MAC distributes the proceeds in the Trust Account to its public shareholders, MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, an insolvency court may seek to recover such proceeds, and MAC and the MAC Board may be exposed to claims of punitive damages.
If, after MAC distributes the proceeds in the Trust Account to its public shareholders, MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, an insolvency court could seek to recover all amounts received by MAC’s shareholders. In addition, the MAC Board may be viewed as having breached its fiduciary duty to MAC’s creditors and/or having acted in bad faith, thereby exposing itself and MAC to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. MAC cannot assure you that claims will not be brought against it (and/or MAC shareholders) for these reasons.
The ability of shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their stock.
At the time MAC entered into the Share Sale Agreement, MAC did not know how many shareholders would exercise their redemption rights, and therefore MAC structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than the number MAC initially expected, this could lead to its failure to consummate the Business Combination, its failure to obtain or maintain the listing of its securities on the NYSE or another national securities exchange, or a lack of liquidity. Each of the foregoing could impair MAC’s ability to fund its operations and adversely affect its business, financial condition and results of operations.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what MAC’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what MAC’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions and is not assured. It is subject to risks, including the risk that approval of the Business Combination by MAC’s shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Share Sale Agreement (as described under “The Share Sale Agreement — Conditions to the Closing”), or that other Closing conditions are not satisfied. If MAC does not complete the Business Combination, MAC could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Share Sale Agreement;

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negative reactions from the financial markets, including declines in the price of MAC’s shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

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the attention of MAC’s management will have been diverted to the Business Combination rather than MAC’s pursuit of other opportunities that could have been beneficial to that organization; and

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the loss of the significant transaction costs incurred to date, which may limit MAC’s ability to complete an alternative business combination.

There can be no assurance that the New MAC Ordinary Shares and warrants will be approved for listing on the NYSE following the Closing, or that New MAC will be able to comply with the listing standards of the NYSE.
The New MAC Ordinary Shares and warrants are expected to be listed on the NYSE following the Business Combination. New MAC’s eligibility for listing on the NYSE depends on a number of factors, including the number of shares that are redeemed in connection with the vote at the extraordinary general meeting to approve the Business Combination and New MAC having a minimum level of shareholders’ equity following the Closing, among meeting other listing standards. If, after the Business Combination, New MAC is unable to obtain or maintain the listing of its New MAC Ordinary Shares on the NYSE for failure to meet the listing standards, New MAC and its shareholders could face significant material adverse consequences, including:
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a limited availability of market quotations for New MAC’s securities;

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a determination that New MAC Ordinary Shares is a “penny stock,” which will require brokers trading in New MAC Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New MAC Ordinary Shares;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Provisions in the Proposed Governing Documents may inhibit a takeover of New MAC, which could limit the price investors might be willing to pay in the future for New MAC Ordinary Shares and could entrench management.
The Proposed Governing Documents will authorize the MAC Board to issue one or more classes or series of preference shares, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of New MAC Ordinary Shares. The terms of one or more classes or series of preference shares could adversely impact the value of the New MAC Ordinary Shares. Furthermore, if the MAC Board elects to issue preference shares it could be more difficult for a third party to acquire New MAC. For example, the MAC Board may grant holders of preference shares the right to elect some number of directors in all events or upon the occurrence of specified events or the right to veto specified transactions.
In addition, some provisions of the Proposed Governing Documents could make it more difficult for a third party to acquire control of New MAC, even if the change of control would be beneficial to the shareholders, including (i) providing that all vacancies in the New MAC Board may, except as may otherwise be required, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, (ii) advance notice procedures with which shareholders must comply to nominate candidates to the New MAC Board or to propose matters to be acted upon at an annual general meeting of shareholders, (iii) providing for the MAC Board to be divided into classes of directors, (iv) limitations on the ability of shareholders to call extraordinary general meetings, and (v) limitations on the ability of shareholders to act by written consent.
You may not have the same benefits as an investor in an underwritten public offering.
New MAC will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the other transactions described in this proxy statement/prospectus are not an underwritten initial public offering of MAC’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following factors.
Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, MAC and CMPL have each engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the NYSE on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New MAC Ordinary Shares on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New MAC Ordinary Shares or helping to stabilize, maintain or affect the public price of New MAC Ordinary Shares following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New MAC Ordinary Shares that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of CMPL’s securities could result in a more volatile price for New MAC Ordinary Shares.
Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of New MAC Ordinary Shares on the NYSE. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to New MAC Ordinary Shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for New MAC Ordinary Shares.
In addition, our initial shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our public shareholders and that would not be present in an underwritten public offering of CMPL’s securities. Such interests may have influenced the MAC Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination.”
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if CMPL became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.
Following the consummation of the Business Combination, New MAC will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, New MAC will face increased legal, accounting, administrative and other costs and expenses as a public company that CMPL did not (and will continue not to) incur as a private company. The SOX, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New MAC to carry out tasks CMPL has not been required to do previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New MAC could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New MAC’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New MAC’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the MAC Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New MAC to divert a significant amount of money that could otherwise be used to expand its business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management will likewise be required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
Our management concluded that its disclosure controls and procedures were not effective due to material weaknesses in internal control over financial reporting related to our accounting for complex financial instruments, calculation of earnings per share using the two-class method and to properly accrue expenses. As a result, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans currently include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. We have improved our processes around tracking agreements and enhanced our processes to get updated confirmations from all service providers to ensure completeness of accruals. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the New York Stock Exchange, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Shares or our ability to complete a business combination.
We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls, and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
New MAC’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the SOX that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.
As an Australian private company, CMPL is currently not subject to Section 404 of the SOX. However, following consummation of the Business Combination, New MAC will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the SOX are significantly more stringent than those required of CMPL as a private held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New MAC is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
Unlike many blank check companies, MAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for MAC to consummate the Business Combination even if a substantial majority of MAC’s shareholders do not agree.
Since MAC has no specified percentage threshold for redemption contained in MAC’s Existing Governing Documents, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares with respect to which the related public shareholder elected to redeem exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, MAC may be able to consummate the Business Combination even if a substantial majority of its public shareholders do not agree with the Business Combination and have redeemed their shares. However, in no event will MAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough public shareholders exercise their redemption rights such that MAC cannot satisfy the cash and cash equivalents condition to Closing set forth in the Share Sale Agreement, MAC would not proceed with the redemption of its public shares and the Business Combination, and instead may search for an alternative Business Combination.
If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of the issued and outstanding MAC Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding MAC Class A Ordinary Shares.
MAC’s Existing Governing Documents provides that a public shareholder, individually or together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the Class A Ordinary Shares sold in the IPO without MAC’s prior written consent. This restriction will reduce the relevant shareholder’s influence over MAC’s ability to consummate its initial business combination and such shareholder could suffer a material loss on its investment in MAC if it sells such excess shares in open market transactions. Such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell their shares in open market transaction, potentially at a loss.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New MAC, its business, or its market, or if they change their recommendations regarding New MAC’s securities adversely, the price and trading volume of New MAC’s securities could decline.
The trading market for New MAC’s securities will be influenced by the research and reports that industry or securities analysts may publish about New MAC, its business, market or competitors. Securities and industry analysts do not currently publish research on New MAC, and may never do so. If no securities or industry analysts commence coverage of New MAC, New MAC’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New MAC change their recommendation regarding New MAC Ordinary Shares adversely, or provide more favorable relative recommendations about New MAC’s competitors, the price of New MAC Ordinary Shares would likely decline. If any analyst who may cover New MAC were to cease coverage of New MAC or fail to regularly publish reports on it, New MAC could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
Risks Relating to New MAC Ordinary Shares
There is no guarantee of a positive return on New MAC Ordinary Shares.
New MAC can make no guarantee in respect of the market price of shares of New MAC, and any acquirer of shares in the company, whether by direct issue, conversion, or acquisition on-market, may not necessarily make a profit on any capital expended in the acquisition. The value of New MAC Ordinary Shares will be determined by the stock market and will be subject to a range of factors beyond the control of New MAC and its directors and management.
The market price of a publicly traded stock is affected by many variables not directly related to the success of the company. These factors include, but are not limited to, the demand for, and availability of, the company’s shares, movements in domestic interest rates, exchange rates, fluctuations in the Australian, United States and international stock markets, and general domestic and economic activity. Securities markets can experience high levels of price and volume volatility, and the market price of securities of many companies can experience wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that such fluctuations will not affect the price of New MAC’s securities going forward.
There is no certainty that New MAC will pay dividends.
Any future determination as to the payment of dividends by New MAC will be at the discretion of the New MAC Board and will depend on numerous factors including its costs, revenue, financial covenants, capital expenditure requirements, and financial strategy. No assurance in relation to the future payment of dividends or franking credits attaching to dividends can be given by New MAC. In addition, pursuant to the terms of the SFA and the Share Sale Agreement, New MAC will be prohibited from making any distribution or paying any dividends to shareholders until the US$75,000,000 deferred payment and all applicable interest (due within one year post-Closing) has been paid to Glencore in full. Furthermore, until the Debt Facilities used to finance the acquisition have been repaid in full, there will be additional restrictions on New MAC’s ability to pay dividends and dividends will only be payable subject to a permissible cash flow waterfall structure to limit cash distributions by New MAC.
Because New MAC has no current plans to pay cash dividends on Class A Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell Class A Ordinary Shares for a price greater than that which you paid for them.
New MAC may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the MAC Board and will depend on, among other things, New MAC’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the New MAC Board may deem relevant. In addition, New MAC’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness New MAC or its subsidiaries incur. As a result, you may not receive any return on an investment in New MAC Ordinary Shares unless you sell New MAC Ordinary shares for a price greater than that which you paid for it.
Our warrants may have an adverse effect on the market price of our Class A ordinary shares and make it more difficult to effectuate our initial business combination.
We issued 13,666,666 warrants in connection with our initial public offering (comprised of the 8,333,333 public warrants included in the units and the 5,333,333 private placement warrants) and 504,927 additional public warrants and 201,971 private placement warrants in connection with the exercise of the over-allotment. In addition, if the sponsor makes any working capital loans, it may convert up to $1,500,000 of such Working Capital Loans into Private Placement Warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender.
On April 13, 2022, we issued an unsecured promissory note (the “2022 Sponsor Convertible Note”) to the Sponsor pursuant to which we could borrow up to $1,200,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. On May 6, 2022, we borrowed $1,200,000 under the 2022 Sponsor Convertible Note. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note resulting in the additional issuance of 800,000 private placement warrants to the Sponsor, fully satisfying our obligation under the 2022 Sponsor Convertible Note.
On January 9, 2023, we issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which we borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants.
Our public warrants are also redeemable by us for Class A ordinary shares. To the extent we issue ordinary shares to effectuate a business transaction, the potential for the issuance of a substantial number of additional Class A ordinary shares upon exercise of these warrants could make us a less attractive acquisition vehicle to a prospective partner business. Such warrants, when exercised, will increase the number of issued and outstanding Class A ordinary shares and reduce the value of the Class A ordinary shares issued to complete the business transaction. Therefore, our warrants may make it more difficult to effectuate a business transaction or increase the cost of acquiring the prospective partner business.
Our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Class A ordinary shares or may make it more difficult for us to consummate an initial business combination.
We issued an aggregate of 13,666,666 warrants in connection with our initial public offering (comprised of the 8,333,333 public warrants included in the units and the 5,333,333 private placement warrants.) and an additional 504,927 public warrants and 201,971 private placement warrants in connection with the exercise of the over-allotment. Subsequent to the initial public offering, the Sponsor issued an unsecured promissory note of $1,200,000 as a Working Capital Loan, which was converted at $1.50 per warrant into 800,000 private placement warrants on May 24, 2022. The total private placement warrants issued as at December 31, 2022 was 6,335,304.
On January 9, 2023, the Company issued the 2023 Sponsor Convertible Note to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As a result, the total outstanding private placement warrants are 6,535,304.
We account for private and public warrants as a warrant liability and record at fair value upon issuance any changes in fair value each period reported in earnings as determined by us based upon the closing market price of the public warrants. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A ordinary shares. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for us to consummate an initial business combination with a target business.
Risks Relating to Acquiring and Operating a Business in Non-U.S. Countries
Because CMPL’s operations are located outside of the Unites States, MAC may face additional burdens in connection with investigating, agreeing to and completing the Business Combination, and, if the Business Combination is consummated, New MAC may be subject to a variety of additional risks that may negatively impact its operations.
CMPL’s operations are located in Australia. As such, New MAC will be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing the Business Combination, conducting due diligence in a foreign jurisdiction, and having such transaction approved by any local governments, regulators or agencies.
If MAC consummates the Business Combination, New MAC would be subject to special considerations and risks associated with companies operating in an international setting, including, but not limited to, any of the following:
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costs and difficulties inherent in managing cross-border business operations;

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rules and regulations regarding currency redemption;

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complex corporate withholding taxes on individuals;

•
laws governing the manner in which future business combinations may be effected;

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exchange listing and/or delisting requirements;

•
tariffs and trade barriers;

•
regulations related to customs and import/export matters;

•
local or regional economic policies and market conditions;

•
unexpected changes in regulatory requirements;

•
longer payment cycles;

•
tax issues, such as tax law changes and variations in tax laws as compared to United States tax laws;

•
currency fluctuations and exchange controls;

•
rates of inflation;

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challenges in collecting accounts receivable;

•
cultural and language differences;

•
employment regulations;

•
underdeveloped or unpredictable legal or regulatory systems;

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corruption;

•
protection of intellectual property;

•
social unrest, crime, strikes, riots and civil disturbances;

•
regime changes and political upheaval;

•
terrorist attacks, natural disasters, pandemics and wars; and

•
deterioration of political relations with the United States.

MAC may not be able to adequately address these additional risks, which may prevent it from completing the Business Combination, and if it completes the Business Combination, its operations might suffer, either of which may adversely impact its business, financial condition and results of operations.
Existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations.
As a business with international reach, we are subject to complex laws and regulations, including investment screening laws, in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.
We may be subject to review and enforcement actions under domestic and foreign laws that screen investments and to other national-security-related laws and regulations, including Australia’s Foreign Acquisition and Takeovers Act 1975 (Cth). In certain jurisdictions (including Australia), these legal and regulatory requirements may be more stringent than in the United States. As a result of these laws and regulations, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors.
Any new tax legislation introduced by governments may change the current tax treatment, which could adversely impact our cash flow from the CSA Mine.
Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in various jurisdictions, all of which could change on a prospective or retroactive basis. Such changes may include, but are not limited to, the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, payroll taxes, fringe benefit taxes, and changes in royalties. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position overall or effective tax rates in the future, reduce post-tax returns to our stockholders, and increase the complexity, burden and cost of tax compliance.
The Business Combination with CMPL may be delayed or ultimately prohibited and MAC may not be able to complete the proposed Business Combination with CMPL since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.
In connection with the Business Combination, CMPL will merge with and into MAC with New MAC as the surviving entity and pursuant to such merger, our shareholders will receive New MAC Ordinary Shares in exchange for their MAC Class A Ordinary Shares. The Business Combination may be subject to regulatory review and approval requirements by governmental entities, which may cause the Business Combination to be delayed or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit and/or unwind it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.
We note that (i) MAC is a Cayman Island exempted company (for U.S. securities law purposes), (ii) Glencore is an Australian private company headquartered in Australia and, following the Business Combination, New MAC will be a foreign private issuer, (iii) our sponsor, Green Mountain Metals LLC, is a Cayman Islands limited liability company whose members are non-U.S. persons and MAC’s largest shareholder and (iv) following the Business Combination, our sponsor will be a significant combined company shareholder. In our view, it is unlikely that the Business Combination would be subject to or impacted by a CFIUS review. Nevertheless, we may determine that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay the proposed Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the proposed Business Combination.
The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the MAC public shares, at a per-share price, payable in cash equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to MAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish MAC public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining MAC shareholders and the MAC board, liquidate and dissolve, subject in each case to MAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, MAC shareholders will miss the opportunity to benefit from the Business Combination and the chance of realizing any future gains in the value of such investment. Additionally, there will be no redemption rights or liquidating distributions with respect to the MAC warrants, which will expire worthless if MAC fails to complete an initial business combination by the required date. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than $10.00 per share.
Risks Relating to New MAC’s Foreign Private Issuer Status
As a foreign private issuer, New MAC is exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the New MAC Ordinary Shares.
New MAC is a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. However, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to New MAC on June 30, 2023.
As a foreign private issuer, New MAC is not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, New MAC is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act (including the requirement applicable to emerging growth companies to disclose the compensation of New MAC’s Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis). In addition, New MAC’s officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while New MAC expects to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, New MAC will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies, and New MAC will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, New MAC Ordinary Shares are not currently listed, and we do not currently intend to list New MAC Ordinary Shares, on any market in Jersey, New MAC’s jurisdiction of incorporation. As a result, New MAC is not subject to the reporting and other requirements of companies listed in Jersey. For instance, New MAC is not required to publish quarterly or semi-annual financial statements. Accordingly, there may be less publicly available information concerning New MAC’s business than there would be if it were a U.S. public company.
New MAC is a “foreign private issuer” within the meaning of the rules of the NYSE on which New MAC intends to list New MAC Ordinary Shares and, as a result, expects to qualify for, and intends to rely on, exemptions from certain corporate governance requirements. You will therefore not have the same protections afforded to shareholders of companies that are subject to such requirements.
The corporate governance rules of NYSE on which New MAC intends to list New MAC Ordinary Shares require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. However, as a foreign private issuer, New MAC will be permitted to, and it may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as New MAC relies on the foreign private issuer exemption for certain of these corporate governance standards, a majority of the New MAC Board will not be required to be independent directors and its compensation committee and nominating and corporate governance committee are not required to be composed entirely of independent directors. Therefore, the New MAC Board’s approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, management oversight may be more limited than if it were subject to all the corporate governance standards of the NYSE. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all the corporate governance requirements of NYSE on which New MAC lists its New MAC Ordinary Shares.
New MAC may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.
In the future, New MAC would lose its foreign private issuer status if a majority of its shareholders, directors or management are U.S. citizens or residents, and New MAC fails to meet additional requirements necessary to avoid loss of that status. Although New MAC has elected to comply with certain U.S. regulatory provisions, its loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to New MAC under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If New MAC is not a foreign private issuer, it will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms required to be filed by a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. New MAC would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. New MAC may also be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, New MAC may lose its ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.
You may face difficulties in protecting your interests as a shareholder, as Jersey law provides substantially less protection when compared to the laws of the United States.
New MAC is incorporated under Jersey law. The rights of holders of shares are governed by Jersey law, including the provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), and by its memorandum and articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and the rights of shareholders in Cayman corporations, including MAC. See “Description of New MAC Share Capital — Other Jersey, Channel Islands Law Considerations — Enforcement of Liabilities” in this proxy statement/prospectus for a description of the principal differences between the provisions of the Jersey Companies Law applicable to New MAC and the Companies Act (As Revised) of the Cayman Islands applicable to MAC relating to shareholders’ rights and protections.
It may be difficult to enforce a U.S. judgment against New MAC or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
Several of New MAC’s directors and executive officers are not residents of the United States, and the majority of its assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon New MAC within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of New MAC Share Capital — Other Jersey, Channel Islands Law Considerations — Enforcement of Civil Liabilities.” Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.
In particular, investors should be aware that there is uncertainty as to whether the courts of Jersey, Channel Islands would recognize and enforce judgments of U.S. courts obtained against New MAC or its directors or management or against the selling shareholder predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. There is also uncertainty as to whether the courts of Jersey, Channel Islands would entertain original actions against New MAC or its directors or officers or against the selling shareholder predicated upon the securities laws of the United States or any state in the United States. As a result of the difficulty associated with enforcing a judgment against New MAC, you may not be able to collect any damages awarded by either a U.S. or foreign court.

THE EXTRAORDINARY GENERAL MEETING OF MAC SHAREHOLDERS
For purposes of this section, “we,” “us” or “our” refer to MAC, unless the context otherwise requires.
The MAC Extraordinary General Meeting
We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the MAC Board for use at the extraordinary general meeting of shareholders to be held on June 5, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about May 11, 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote should be cast at the extraordinary general meeting of shareholders.
Date, Time and Place of Extraordinary General Meeting
The extraordinary general meeting will be held online via live webcast, at 9:00 a.m., Eastern Time, on June 5, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. The physical place of the meeting means the offices of Paul Hastings LLP located at 200 Park Avenue, New York, NY 10166, United States of America. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of our directors, officers, employees and shareholders, our shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. The MAC extraordinary general meeting can be accessed virtually by visiting our meeting website (www.virtualshareholdermeeting.com/MTAL2023SM), where our shareholders will be able to listen to the meeting, submit questions and vote online.
Purpose of the Extraordinary General Meeting
At the MAC extraordinary general meeting, we will ask our shareholders to consider and vote upon the following proposals:
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The Business Combination Proposal — as an ordinary resolution, that the entry into and execution of the Share Sale Agreement and the transactions contemplated thereby, including the Business Combination, be authorized, approved and confirmed in all respects;

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The Merger Proposal — subject to the approval and adoption of the Business Combination Proposal, as a special resolution, that the Plan of Merger be authorized, approved and confirmed in all respects;

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The Governing Documents Proposals — assuming the Business Combination Proposal and the Merger Proposal are approved, three separate proposals by ordinary resolution to approve material differences between the Proposed Governing Documents and the Existing Governing Documents; and

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The Adjournment Proposal — as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MAC shareholders, or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, be approved.

The Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals are conditioned on each other, and MAC will not complete the Business Combination unless all three are approved.
Recommendation of the MAC Board
The MAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting of shareholders are in the best interests of MAC and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposals and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of MAC and our shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. When you consider the recommendation of the MAC Board in favor of the Business Combination Proposal, you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. These interests include, among other things:
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the fact that certain of our directors and officers are principals of our Sponsor;

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the fact that 6,628,695 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by the initial shareholders), for which it paid US$25,000 in aggregate, will convert into 6,628,695 shares of New MAC Ordinary Shares upon the Closing, and that such shares will have a significantly higher value at the time of the Business Combination when they convert into New MAC Ordinary Shares, as described further below, and will be worthless if an initial business combination is not consummated:

	MAC Class B Ordinary Shares(1)	Value of MAC Class B Ordinary Shares implied by Business Combination(3)	Value of MAC Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	6,628,695	$66,286,950	$68,076,697.65
Michael James McMullen	410,000	4,100,000	$4,210,700.00
Marthinus (Jaco) J. Crouse	100,000	1,000,000	$1,027,000.00
Dan Vujcic	100,000	1,000,000	$1,027,000.00
Patrice E. Merrin	50,000	500,000	$513,500.00
Rasmus Kristoffer Gerdeman	75,000	750,000	$770,250.00
Neville Joseph Power	50,000	500,000	$513,500.00
John Rhett Miles Bennett	170,000	1,700,000	$1,745,900.00
Charles D. McConnell	50,000	500,000	$513,500.00

(1)
Interests shown consist solely of Founder Shares. Such shares will automatically convert into New MAC Ordinary Shares upon the Closing on a one-for-one basis.

(2)
Green Mountain Metals LLC is the record holder of the shares reported herein. In addition, certain of MAC’s officers and directors hold Class B units in Green Mountain Metals LLC, which entitle them to an equivalent number of New MAC Ordinary Shares on distribution. The amounts shown for such individuals are included in the total owned by Green Mountain Metals LLC.

(3)
Assumes a value of $10.00 per share, the deemed value of the New MAC Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

(4)
Assumes a value of $10.27 per share, which was the closing price of the MAC Class A Ordinary Shares on the NYSE on May 9, 2023. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

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the fact that if an initial business combination is not consummated by August 2, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $11,484,638 in the aggregate that includes the 6,535,304 private warrants acquired for a purchase price of $9,802,956. In addition, our Sponsor will lose $66,286,950 in value of MAC Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination;

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the fact that given the differential in the purchase price that our Sponsor paid for the MAC Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 6,628,695 New MAC Ordinary Shares that the Sponsor will receive upon conversion of the MAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New MAC Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;
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the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if MAC fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by August 2, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;

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the fact that, unless a business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited;

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the continuation of our officers and directors at New MAC; and

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the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New MAC subsequent to the Closing, whereas it does not have such rights today.

Record Date and Voting
You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned one or more MAC Ordinary Shares at the close of business on May 5, 2023, which is the record date for the extraordinary general meeting of shareholders. You are entitled to one vote for each MAC Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 33,143,475 MAC Ordinary Shares outstanding, of which 26,514,780 were MAC Class A Ordinary Shares and 6,628,695 were MAC Class B Ordinary Shares held by our Sponsor.
Our Sponsor and initial shareholders have agreed to vote all of their Founder Shares and any public shares acquired by them in favor of the Business Combination Proposal. Our issued and outstanding warrants do not have voting rights at the extraordinary general meeting of shareholders.
Voting Your Shares
Each MAC Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting of shareholders. Your one or more proxy cards show the number of MAC Ordinary Shares that you own.
If you are a holder of record, there are two ways to vote your MAC Ordinary Shares at the extraordinary general meeting of shareholders:
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You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your MAC Ordinary Shares will be voted, as recommended by the MAC Board. With respect to each proposal for the extraordinary general meeting of shareholders, that means voting “FOR” for each.
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You can attend the extraordinary general meeting and vote in person. You will be given a ballot when you arrive. However, if your MAC Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or other nominee has not already voted your MAC Ordinary Shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your MAC Ordinary Shares, you may contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (800) 714-3305
Banks and Brokers may call collect: (212) 269-5550
Email: MTAL@dfking.com
Quorum and Vote Required for Shareholder Proposals
A quorum of our shareholders is necessary to hold a valid meeting. The holders of a majority of the MAC Ordinary Shares, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy, shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum.
The approval of each of the Business Combination Proposal, the Governing Documents Proposals, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Abstentions and Broker Non-Votes
Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the extraordinary general meeting will be “non-routine” matters.
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to D.F. King & Co., Inc., our proxy solicitor, prior to the date of the extraordinary general meeting or by voting in person at the extraordinary general meeting. Attendance at the extraordinary general meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to           .
Redemption Rights
Pursuant to our Existing Governing Documents, we are providing our shareholders with the opportunity to have their public shares redeemed at the Closing at a per share redemption price payable in cash, equal to the Redemption Price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of May 9, 2023 of $273,026,648, the estimated per share redemption price would have been approximately $10.30.
Our shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals.
Our Existing Governing Documents provide that a MAC shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any MAC Ordinary Shares, will be restricted from exercising this redemption right in an amount of shares exceeding 15% of the public shares in the aggregate without our prior consent. There will be no redemption rights with respect to the MAC Warrants.
Our Sponsor and the initial shareholders, the holders of our MAC Class B Ordinary Shares issued in a private placement prior to the IPO, have entered into the Sponsor Letter Agreement with us in connection with our IPO pursuant to which they have agreed to waive, in partial consideration of receiving the Founder Shares and for our covenants and commitments therein, their redemption rights with respect to their Founder Shares and any public shares they may have acquired after our IPO in connection with the completion of the Business Combination. Permitted transferees of our Sponsor will be subject to the same obligations.
Holders of our outstanding warrants will not have redemption rights with respect to such warrants. Assuming 50% redemption of 26,514,780 MAC Class A Ordinary Shares (see “Unaudited Pro Forma Condensed Combined Financial Information” for further information), and using the closing warrant price on the NYSE of $0.9299 as of May 9, 2023, the aggregate fair value of warrants that can be retained by the redeeming shareholders, assuming 50% redemption of 26,514,780 MAC Class A Ordinary Shares, is $4,109,349. The actual market price of the warrants may be higher or lower on the date that a warrantholder seeks to sell such warrants. Additionally, we cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when a warrantholder wishes to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New MAC because there would be fewer shares outstanding overall. See “Risk Factors — Risks Relating to MAC and the Business Combination —Existing shareholders will experience significant dilution as a result of the Business Combination and the PIPE Financing and related transactions, and the market price of its MAC Class A Ordinary Shares may be adversely affected. Future transactions contemplated by the definitive documentation for the Business Combination may also have a dilutive effect.”
In order to exercise your redemption rights, you must:
•
if you hold your public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
prior to 5:00 p.m., local time, on June 1, 2023 two (2) business days before the extraordinary general meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental, our transfer agent, to the attention of Mark Zimkind or by email at mzimkind@continentalstock.com; and

•
deliver your public shares electronically through DTCC to the transfer agent at least two (2) business days before the general meeting. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

We will pay the redemption price to our shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the extraordinary general meeting and payment of the redemption price. Any request for redemption, once made, may not be withdrawn unless the MAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
As noted above, holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, shareholders should review the market price of MAC Class A Ordinary Shares as they may receive higher proceeds from the sale of their MAC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. However, we cannot assure you that you will be able to sell your MAC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the MAC Class A Ordinary Shares when you wish to sell your shares.
If you exercise your redemption rights, your public shares will cease to be issued and outstanding immediately prior to the Business Combination and will only represent the right to receive the Redemption Price. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth, if any, of MAC or CMPL following the Business Combination. You will be entitled to receive cash for these shares only if you properly and timely request redemption.
If the Business Combination is not approved and we do not consummate an initial business combination by August 2, 2023, we will be required to liquidate and dissolve our Trust Account by returning the then-remaining funds in such account to the public shareholders, and our warrants will expire worthless.
Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions
	No Redemptions(1)	50% Redemptions(2)
IPO underwriting fees(3)	$14,583,129	$14,583,129
IPO proceeds net of redemptions	$265,147,800	$132,573,900
Underwriting fees as a % of IPO proceeds net of redemptions	5.5%	11%

(1)
This scenario assumes that no public shares are redeemed.

(2)
This scenario assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.
(3)
Includes $9,280,173 of deferred underwriting commission payable to Citi upon consummation of the Business Combination.

Appraisal or Dissenters’ Rights
Holders of MAC Ordinary Shares may have appraisal rights in connection with the Business Combination under the Companies Act.
Holders of record of MAC Ordinary Shares may be entitled to give notice to MAC prior to the extraordinary general meeting to approve the Merger that they wish to exercise statutory dissenter rights and make a demand for payment of the fair market value for his, her or its MAC Ordinary Shares if they follow the procedures set out in Section 238 of the Companies Act, noting that any such dissention rights may subsequently be lost and extinguished pursuant to Section 239 of the Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent, provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the Merger are listed on a national securities exchange. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the MAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).
MAC shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Companies Act.
Solicitation of Proxies
We will pay the cost of soliciting proxies for the extraordinary general meeting. We have engaged King to assist in the solicitation of proxies for the extraordinary general meeting. We have agreed to pay King a fee of $25,000. We will reimburse King for reasonable out-of-pocket expenses and will indemnify King and its affiliates against certain claims, liabilities, losses, damages and expenses. We also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of MAC Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of MAC Class A Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, facsimile, mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Share Ownership
As of the record date, our Sponsor and initial shareholders beneficially own an aggregate of approximately 20% of the issued and outstanding shares of MAC Ordinary Shares. Pursuant to the

Sponsor Letter Agreement, our Sponsor and the initial shareholders have agreed to vote all of their Founder Shares and any MAC Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal. Our Sponsor and the initial shareholders subject to the voting obligations under the Sponsor Letter Agreement, collectively own approximately 20% of the issued and outstanding MAC Ordinary Shares.

THE BUSINESS COMBINATION PROPOSAL
Background of the Business Combination
The terms of the Share Sale Agreement are the result of arm’s-length negotiations between representatives of MAC and Glencore. The Business Combination is the result of a search for a potential transaction utilizing the network and investing and transaction experience of MAC’s management team and the MAC Board. The following is a brief discussion of the background to these negotiations relating to the Share Sale Agreement and related agreements and transactions.
MAC is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The transactions contemplated by the Share Sale Agreement and related agreements, including the Business Combination and the Financing, are a result of an extensive search for a potential transaction utilizing the network and investing, operating and transaction experience of MAC’s management and the MAC Board.
On August 2, 2021, MAC closed its IPO of 25,000,000 units, with each unit consisting of one MAC Class A Ordinary Share and one-third of one redeemable warrant. Each whole warrant is exercisable for one MAC Class A Ordinary Share at a purchase price of $11.50 per share, subject to adjustment as provided in the final prospectus for MAC’s IPO. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $250 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, MAC completed a private placement of 5,333,333 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant, generating gross proceeds to MAC of $8,000,000.
On September 3, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,514,780 units, generating gross proceeds of $15,147,800. Simultaneously with the issuance and sale of the over-allotment units, MAC completed a private placement of an additional 201,971 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant, generating gross proceeds to MAC of $302,956. On September 16, 2021, the remaining amounts under the over-allotment option expired unused and 558,805 MAC Class B Ordinary Shares were forfeited by the Sponsor to MAC for no consideration.
A total of approximately $265 million from the net proceeds of the IPO and the private placement were placed in the Trust Account. Except for a portion of the interest earned on the funds held in the Trust Account that may be released to MAC to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination or the redemption of 100% of MAC’s public shares if MAC is unable to (i) consummate a business combination by August 2, 2023, or (ii) obtain the approval of MAC’s shareholders to extend the deadline for MAC to consummate an initial business combination.
Prior to the completion of the IPO, neither MAC, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with any business combination target with respect to a potential business combination with MAC.
As described in the prospectus for the IPO, MAC’s business strategy is to focus on effecting a business combination with a green-economy-focused metals and mining business in high quality, stable jurisdictions that would benefit from access to the deep and highly-liquid U.S. public markets, along with the additional capital that may be secured through those markets to unlock value. However, MAC was not required to complete its initial business combination with a business in this sector or geographic region.
As described in the prospectus for the IPO, MAC’s Sponsor, management and their respective affiliates may from time to time be engaged in other business endeavors, including other blank check companies. However, prior to the entry into the Share Sale Agreement and the related agreements, none of MAC’s Sponsor, management or their respective affiliates has participated in the management or operation of any other blank check company and none of MAC’s Sponsor, management or their respective affiliates is participating in the management or operation of any other blank check company that is in the process of searching for a target company.

MAC identified certain general, non-exclusive criteria and guidelines that it believed were important in analyzing prospective target businesses for a business combination. MAC intended to use these criteria and guidelines in evaluating business combination opportunities:
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Environmental Stewardship:   Assets or companies that have a strong track record of environmental stewardship and strong engagement with local stakeholders while operating under regulatory requirements.

•
Low Jurisdiction Risk:   Target assets in a high quality, stable mining jurisdiction. Our team believes assets in a stable mining jurisdiction materially reduces the risk to the business and that the broader market will recognize and value this type of asset.

•
Manageable Technical Risk:   By leveraging our team’s long track record of being able to accurately assess technical risk and identify upside opportunities and opportunities to operate more efficiently, we were able to use a bottom-up technical approach when assessing potential business combinations to increase the likelihood of a solid footing for MAC post business combination.

•
Strong Cost Position:   Businesses and assets that have the potential to be well positioned on the global cost curve within a relatively short period of time after the business combination. MAC management has a history of turning around assets that have historically been in the third and fourth quartiles of the cost curve to the first and second quartiles, and in doing so creating significant shareholder value.

•
Focus on Growth Potential:   Businesses and assets with strong organic growth potential that can be achieved through optimization of the existing business, additional capital, and spend and through mergers with nearby assets to realize operational synergies.

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Management Team:   Businesses that can benefit from MAC’s management’s operational abilities to be run more efficiently.

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Benefit from Being a Public Company:   Companies that could benefit from access to the U.S. public debt and equity capital markets to secure capital that such companies otherwise would not have access to. Assets that are privately held or sitting within major or mid-tier miners and PE firms that have to compete internally for capital but are below the minimum size threshold of those very large businesses, may struggle to attract the capital that they deserve to fully realize their potential. Similarly, these assets may struggle to attract and retain top tier management as a relatively small asset within a very large portfolio which would change following a business combination with our company. Combining with smaller assets that are either unlisted or listed on smaller exchanges that do not enjoy the highly liquid and deep capital markets of the United States will enable MAC to unlock shareholder value.

After the IPO, MAC commenced an active search for prospective business combination candidates, generating a list of over 80 potential targets for a business combination. The majority of these potential targets were sourced internally from lists of companies which MAC’s officers and directors had compiled through independent research. These assets were then ranked by MAC management based on jurisdiction, commodity, counterparty, ability to execute, value, growth potential and development phase in order to focus on the best potential transactions.
Following the initial ranking:
•
Representatives of MAC contacted or were contacted by more than 30 individuals and entities with respect to business combination opportunities.

•
Of those initial contacts during that period, MAC’s officers and directors identified and held initial meetings with more than ten potential targets within the mining and mineral processing sectors.

•
The MAC Board participated in the review of individual targets and had an opportunity to approve any non-binding letter of intent that was issued to prospective targets.

During the process described in this “Background of the Business Combination”, the MAC Board was updated at various points regarding the process and provided direction to MAC management. Given her role on the board of directors of Glencore plc, CMPL’s ultimate parent company, Patrice Merrin, then Chair of the MAC Board, abstained from all discussions regarding potential transactions involving Glencore.
The decision not to pursue any particular target business that MAC analyzed was generally the result of one or more of (i) MAC’s determination that such business did not represent as attractive a target as the CSA Mine due to a combination of business prospects (including expected revenue growth), strategy, management team, structure, jurisdiction, ability to execute a transaction, and valuation, (ii) a difference between the valuation analysis of a particular target conducted by MAC, broadly as it relates to the target’s comparable businesses, on the one hand, and the valuation expectations of the target and its owners, on the other hand, (iii) a potential target’s unwillingness to engage with MAC given the timing and uncertainty of closing due to the requirement for MAC shareholder approval, or (iv) a potential target’s unwillingness to engage with MAC given conflicting business objectives on the target’s side.
Over time, various potential targets were removed from the active list due to the presence of one or more of the factors discussed above, or because they were sold to other buyers or were removed from active sale processes. During this phase, MAC signed eleven Non-Disclosure Agreements (“NDAs”) with vendors and targets to access non-public information. Of these eleven potential targets, five did not meet MAC’s required technical and financial metrics or were deemed to be outside MAC’s stated business plan.
The remaining six potential targets then were subjected to a Phase 1 technical and financial due diligence process, and discussions were held with the respective vendors around transaction structure and value. Two opportunities were then rejected due to high competing transaction risk and difficulty of executing a transaction. MAC conducted detailed due diligence on the remaining four opportunities.
Upon completion of the first of those detailed due diligence processes and following extensive negotiations with a potential target and its advisors, the MAC Board held a meeting on October 20, 2021 to consider the opportunity. Management were authorized by the MAC Board to submit a non-binding letter of intent (“LOI”) for an acquisition of the asset, an operating Latin American copper mining business owned by a private equity firm (“Company A”). On October 22, 2021, MAC submitted a detailed LOI to acquire that business from Company A. Negotiations continued through October and November, but on November 13, 2021, Company A informed MAC that it would not be pursuing a transaction with MAC.
On September 28, 2021, advisors representing Glencore sent MAC a teaser for a Phase 1 bidding round for the CSA Mine and invited MAC to participate in a competitive sale process. MAC and GIAG executed an NDA in connection with a possible acquisition of the CSA Mine on October 1, 2021, and MAC began its Phase 1 technical, financial, and legal due diligence process for the CSA Mine on October 6, 2021. MAC completed its Phase 1 technical, financial and legal due diligence on the CSA Mine over the course of October and November 2021 using both internal and external resources (mainly involving resource modelling and mining engineering consultants).
In parallel, while considering the potential to acquire the CSA Mine, as part of a formal sales process to sell the CSA Mine, which was initiated by Glencore, a number of members of MAC management and the MAC Board considered the possibility of submitting an unsolicited bid to acquire additional key Glencore assets in Australia, including the Mount Isa copper, silver/lead/zinc mining and processing complex and the Ernest Henry copper-gold mine, both in Queensland, Australia (the “Alternative Asset Package”).
The idea to pursue a transaction for the Alternative Asset Package in tandem with the formal sale process being run for the CSA Mine was discussed at length in early October 2021 by Mr. McMullen (CEO and Director), Mr. Nev Power (then Director and now Chairman of the MAC Board), Mr. Crouse (Chief Financial Officer), Mr. Vujcic (Chief Development Officer) and Mr. Nick Power (Advisor). It was MAC’s understanding that the CSA Mine was being sold by Glencore as part of the rationalization of its portfolio in Australia and that accordingly Glencore may also consider divesting the Alternative Asset Package. Furthermore, Mr. Nev Power has previous experience with the Mount Isa mine and complex well, having spent over 20 years of his career working on those assets, and he considered that MAC would be well placed to operate those assets in an efficient manner.

Consequently, over the course of October and November 2021, in addition to MAC undertaking Phase 1 diligence on the CSA Mine (using information in the public domain and otherwise as made available by Glencore as part of the formal sales process) MAC undertook additional due diligence on the Alternative Asset Package (using public domain information only), and submitted an unsolicited, indicative, non-binding proposal to Glencore on November 8, 2021, with respect to the Alternative Asset Package. MAC subsequently submitted clarifying indicative, non-binding proposals to Glencore for the Alternative Asset Package on November 17 and November 19, 2021.
In November 2021, Glencore formally rejected MAC’s non-binding indicative proposal to acquire the Alternative Asset Package making clear that the Alternative Asset Package was not available for sale at that time. No due diligence information was made available to MAC regarding the Alternative Asset Package.
As such, once Glencore notified MAC that it would not be undertaking a sale of the Alternative Asset Package MAC focused its resources on the CSA Mine sale process.
On November 19, 2021, MAC also submitted an indicative non-binding Phase 1 offer for the CSA Mine as required under the Phase 1 bidding timeline set by Glencore’s formal sale process for the CSA Mine. The November 19, 2021 offer comprised US$900 million payable in cash on a cash-free, debt-free basis with a normalized level of working capital. Before making this non-binding offer, MAC, having completed its Phase 1 due diligence, undertook a valuation exercise. The key valuation process was based on peer trading multiples (including assumptions of a 1x net asset value multiple, together with a 4.5x EBITDA multiple using consensus metal pricing), which MAC applied to determine a valuation in the order of US$900 million. MAC considered this amount to be appropriate for its Phase 1 non-binding offer. Relevantly, given MAC was participating in a competitive sale process, MAC also applied strategic consideration to the amount it was going to bid as it needed to make a compelling enough bid for Glencore to take it into Phase 2 of the sale process, at which time additional information would be made available to MAC in order for it to undertake further valuation work (which depending on the information disclosed might justify a higher offer).
On November 21, 2021, The Australian newspaper reported that MAC was a potential bidder for the CSA Mine. Another potential bidder, Moxico Resources, was named as a potential bidder in the same article. The article did not make any reference to the proposal MAC submitted relating to the Alternative Asset Package.
Following evaluation of the Phase 1 bids, Glencore’s advisors invited MAC on November 30, 2021 to participate in the Phase 2 final bidding round. During Phase 1 of the sale process, only limited due diligence information had been made available to the MAC team, including an information memorandum dated October 2021, which provided an oversight of the CSA Mine with a focus on (i) Key Investment Highlights, Geology and Exploration, (ii) Mining and Processing, (iii) Infrastructure, (iv) Environment, (v) Health, Safety and Community Relations, (vi) LOM Business Plan, and (vii) Corporate and Transaction Structure. MAC did not solely rely on the information memorandum for its Phase 1 due diligence, but it did provide an informative overview of the CSA Mine and reflected a level of detail MAC regards as customary for a formal sale process of the scale being undertaken.
The invitation for MAC to participate in Phase 2 of the bidding process was made under a formal process letter dated November 30, 2021, jointly signed by representatives of Glencore’s advisors, Merrill Lynch International (“BofA Securities”) and UBS AG London Branch. The process letter, among other things, provided that:
•
a structured due diligence process would be run, with a virtual data room making documents available (containing more documentation and detail than had been made available under Phase 1);

•
bidders would receive a management presentation (via Zoom, due to COVID-19 travel restrictions applicable at that time in Australia and globally);

•
subject to travel restrictions, a site visit would be arranged; and

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binding offers in relation to the acquisition of the CSA Mine were to be submitted by February 7, 2022.

Following its acceptance into Phase 2 of the bidding process, MAC engaged significant additional resources so that it could complete detailed due diligence on the CSA Mine and conduct negotiations for potential financing. This process included:
•
on December 7, 2021, instructing MAC’s Australian legal counsel, Squire Patton Boggs (“SPB”), to undertake detailed legal due diligence on the CSA Mine and advise on the potential transaction documents;

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on December 10, 2021, engaging SRK (Australasia) Pty Ltd to undertake technical due diligence on the CSA Mine;

•
on December 14, 2021, engaging Hetherington Legal (under the direction of SPB) to provide specialist title confirmations and diligence relating to the CSA Mine tenure; and

•
on March 3, 2022, engaging an international professional services firm to undertake tax and accounting due diligence on the CSA Mine.

The above named advisors commenced a detailed due diligence process with Glencore and its advisors.
On December 8, 2021, the Mr. McMullen, Mr. Crouse and Mr. Nick Power, SRK (Australasia) Pty Ltd and MAC’s environment consultant attended a virtual management presentation regarding the CSA Mine operations hosted by Glencore (including, Mr. Rowlinson (Head of Business Development, Copper), Mr. Troy Wilson (Chief Operating Officer, APAC) and Mr. Peter Christen (General Manager, Cobar Mine)) and attended by other Glencore site based operational management personnel. The presentation was positively received by MAC and encouraged it to progress its due diligence investigations of the transaction.
On or around the second week of December 2021, MAC commenced more significant financing discussions with potential banks and lenders regarding financing for the Business Combination, should MAC be the successful bidder. These discussions included meetings with representatives from Commonwealth Bank of Australia and Citibank, N.A, Sydney Branch (“Citi Debt”), regarding senior debt.
Over December 2021 and January 2022, MAC asked Glencore and its advisors a number of questions via the formal “RFI” (request for information) process that was available to potential bidders in Phase 2 of the sale process. This process permitted MAC to ask Glencore up to 50 questions per week. The structure of the data room meant that due diligence questions could be uploaded and responded to by the most appropriate person within Glencore.
Questions asked by MAC on December 14, 2021 addressed a number of different topics (including, technical, financial and legal), with a particular focus on CSA Mine asset ownership. This was because a number of public searches had indicated that Acelight Pty Limited (“Acelight”) and Isokind Pty Limited (“Isokind”) (both being subsidiaries of Glencore) jointly owned certain assets associated with the CSA Mine pursuant to an unincorporated joint venture. Asset ownership thus became a focus of MAC at this point given, Glencore had indicated a sale was likely to be undertaken of CMPL but not Acelight and Isokind. In this regard, the data room also contained reference to a simplification plan which contemplated that the assets held by Acelight and Isokind would be transferred to CMPL prior to any sale.
On December 16, 2021, Mr. McMullen, Mr. Crouse and Mr. Vujcic and representatives from UBS, Glencore’s financial advisor, had a conference call which focused on giving Glencore an understanding the MAC de-SPAC structure, process and timetable.
On December 16, 2021, Glencore provided MAC and all other Phase 2 participants (via direct upload to the data room) with a draft of a share sale agreement reflecting the transaction document that bidders interested in acquiring the CSA Mine were to amend and submit with their binding offer, in a form they were willing to sign. Relevantly, the process letter dated November 30, 2021 indicated that material modifications to the Share Sale Agreement by a bidder would negatively affect the competitiveness of the amending party’s offer. As such, given MAC was seeking to acquire the CSA Mine under a competitive sale process, it focused on material issues only to ensure its comments on the Share Sale Agreement did not detract from the attractiveness of its bid.
On December 20, 2021, SPB provided to MAC detailed comments regarding observations and issues needing to be addressed under the Share Sale Agreement. The comments were customary for a transaction of this nature but highlighted the need to amend certain terms relating to pre-completion conditions precedent, Glencore’s proposal that a deposit be paid on signing of the Share Sale Agreement, and changes to mechanics and warranties which SPB proposed based on its due diligence up to that point in time. Some of the comments related to commercial matters and others were based on MAC’s corporate structure which necessitated certain changes in order to enable compliance with applicable law and NYSE rules.
On December 20 and 21, 2021, MAC reviewed the comments provided by SPB, and on December 22, 2021, Mr. McMullen emailed Glencore’s financial advisors, BofA Securities and UBS AG London Branch, asking if they would like to discuss the comments on the basis it may minimize Share Sale Agreement drafting and address questions being raised under the structured due diligence question and answer process. On December 23, 2021, UBS AG London Branch replied by email that they would prefer to follow the structure set out in the November 30, 2021 process letter, which requested a full Share Sale Agreement mark-up be provided by potential bidders by January 21, 2022. Glencore’s advisors did provide that if there was a request to seek guidance on limited specific issues before the submission of a formal mark-up, Glencore would potentially be amenable to providing that guidance.
On January 5, 2022, SPB and MAC sent a list of key comments on the Share Sale Agreement to Glencore’s advisors to be shared with Glencore’s Australian legal counsel, King & Wood Mallesons (“KWM”). This comments table continued to focus on issues MAC considered fundamental to its negotiations and material to the CSA Mine given it was provided in the context of a competitive bid. The material comments raised included:
•
that MAC required additional due diligence information to give certainty as to what assets were to be transferred to CMPL by Acelight and Isokind under the simplification plan referred to above (“CMPL Restructure”), so that MAC has certainty as to what assets/tenure/land was being sold. MAC also requested a ‘wrong pockets’ clause be agreed in the event assets necessary to run the CSA Mine were not properly transferred under the pre-completion CMPL Restructure (“Restructure Issue”);

•
that the agreement needed to include conditions precedent to closing that were tailored to MAC, including that (i) MAC is a special purpose acquisition company, such that it will need shareholder approval before completing the transaction, (ii) a customary FIRB condition, and (iii) a customary NSW Ministerial consent condition as the transaction will trigger the ‘change in effective control’ condition on the CSA Mine tenure and therefore require the Minister’s consent (“Conditions Precedent Issue”);

•
that MAC would not be able to pay a deposit before completion as MAC is not permitted to access proceeds from its IPO that are held on trust until shareholders have approved the transaction (“Deposit Issue”);

•
that the agreement needed to include a provision that if any stamp duty becomes payable in connection with the CMPL Restructure, MAC would not be liable to pay such duty (“Restructure Duty Issue”); and

•
a number of other clarifying questions and drafting comments that MAC wished to raise but were not deemed material to whether or not MAC would proceed with the transaction. These represented ordinary course of business points — for example, MAC wishing to negotiate as long a period as possible to bring claims against the vendor and the vendor seeking to minimize the length of such period (“Customary Deal Points”).

On January 11, 2022, Glencore’s advisors provided written responses from KWM to each of the issues raised. In particular, the responses noted:
•
in relation to the Restructure Issue, that additional documents had now been uploaded regarding the CMPL Restructure. MAC was able to review these and understand more fully the Acelight and Isokind asset transfers, thereby materially resolving the Restructure Issue. The KWM response also noted that Glencore was in principle agreeable to a ‘wrong pockets’ clause;

•
in relation to the Conditions Precedent Issue, the points raised by MAC were acknowledged such that MAC was comfortable Glencore would agree to the appropriate conditions precedent being included in the final form Share Sale Agreement;

•
in relation to the Deposit Issue, Glencore acknowledged that MAC could not pay a deposit but noted its preference for funding certainty;

•
that Glencore was in principle agreeable to resolve the Restructure Duty Issue on the basis that MAC would not be liable for any pre-completion stamp duty liability arising from the CMPL Restructure; and

•
other minor comments regarding the Customary Deal Points, with the overall position appearing to be that customary back and forth ‘horse trading’ would be able to close out these non-material drafting points.

Over the course of January 2022, MAC worked closely with SPB and its other advisors to prepare a revised draft of the Share Sale Agreement, with the proposed changes focused on reflecting the agreed positions determined through the exchange of issues lists between SPB and KWM (on behalf of MAC and Glencore, respectively) ensuring the Share Sale Agreement would work in the context of a business combination transaction and ensuring sufficient conditionality given MAC’s corporate structure (including the need for MAC shareholder approval and FIRB approval for the transaction). In addition, MAC sought to address certain elements (relating to the Restructure Issue) it had identified from its due diligence to reflect a representation and warranties package it considered balanced as between the parties. This was primarily achieved by seeking to ensure that Glencore would represent and warrant that key assets, tenure and land (which was to be transferred under the CMPL Restructure) would be held by CMPL at closing under the Share Sale Agreement. In preparing this mark-up MAC had regard to the fact that it was seeking to acquire the CSA Mine under a competitive sale process and, as such, it did not seek to re-draft or make unnecessary changes to the Share Sale Agreement as it was considered this would be counterproductive and diminish the attractiveness of the MAC bid. Accordingly, MAC’s mark-up focused on the material issues noted in the issues lists summarized above.
On January 25, 2022, SPB emailed a copy of its Share Sale Agreement mark-up to KWM.
At a meeting on February 2, 2022, the MAC Board evaluated the transaction (including the due diligence process that had been undertaken) and authorized management to submit a binding offer to Glencore for the CSA Mine.
On February 7, 2022, MAC entered into a now lapsed commitment letter, term sheet and fee letter with Commonwealth Bank of Australia (which is no longer part of the senior lender syndicate) and Citi Debt, for the provision of US$375 million underwritten senior debt and US$28 million (A$40 million) letter of credit facility, to partially fund MAC’s acquisition of the CSA Mine were it the successful bidder.
On February 7, 2022, MAC submitted to Glencore a written offer to acquire the CSA Mine (via the acquisition of all of the issued share capital of CMPL) for a total of US$1.05 billion on a debt-free, cash-free basis payable in cash as follows:
•
US$900 million in cash paid on closing; plus

•
US$75 million in cash of deferred consideration paid on the 1-year anniversary of closing; plus

•
US$75 million in cash of deferred consideration paid on the 2-year anniversary of closing.

The MAC offer specified that any definitive transaction documentation would not be made subject to a due diligence condition precedent. However, MAC did require that prior to execution of any transaction documents, an offtake agreement be negotiated with GIAG on benchmark terms and certain items of outstanding information be provided to MAC so as to enable it to finalize its due diligence (mainly relating to high value material contracts dealing with the Sandvik fleet, together with rail and port agreements).
As noted, the proposal submitted by MAC on February 7, 2022, included a condition that an offtake agreement be negotiated. Mr. McMullen had requested a copy of the proposed offtake agreement during the first week of December 2021, shortly after Phase 2 due diligence had commenced. At that time he was notified by Mr. Rowlinson of Glencore and representatives of UBS AG London Branch that this would be provided at the end of the sale process as part of the ‘black box’ due diligence. MAC considered that holding back high value and commercially sensitive contracts of this nature until the final black box stage of a sale is customary in major Australian sales processes and, as such, accepted this response in December 2021. It was not, however, agreeable to finalizing a sale until it had complete clarity on the offtake terms.
Negotiations continued in the two weeks following submission of the binding offer with:
•
calls held with Glencore and Glencore’s advisors, UBS AG London Branch and BofA Securities, on February 9, 10 and 15, 2022 to clarify items in the bid (including valuation), and to negotiate structural items. The calls held on:

(a) February 9, 2022, and attended by MAC (Mr. McMullen, Mr. Crouse and Mr. Vujcic), representatives from UBS AG London Branch and representatives from BofA Securities;
(b) February 10, 2022, and attended by MAC (Mr. McMullen and Mr. Vujcic) and Glencore (Mr. Rowlinson); and
(c) February 15, 2022, and were attended by MAC (Mr. McMullen), representatives from UBS AG London Branch and representatives from BofA Securities;
•
Glencore providing a draft of the proposed offtake agreement to MAC on February 11, 2022; and

•
a detailed legal counsel call held between KWM and SPB on February 14, 2022, where the Share Sale Agreement drafting was discussed (noting that this was not focused on material issues as these had largely been resolved through the exchange of the key issues lists but, rather, on preferred language and resolution of non-material open points). During this call KWM asked questions about the closing risks that may exist in accepting MAC’s offer given its structure as a special purpose acquisition company. It was confirmed that there may be limited recourse for Glencore in the event of MAC defaulting given IPO proceeds held by MAC are protected under the trust account regime and Glencore would not have recourse to those funds.

On February 15, 2022, The Australian newspaper reported that MAC was in the ‘pole position’ to buy the CSA Mine, but that IGO Ltd. (“IGO”) and OZ Minerals Limited were among the final bidders Glencore was negotiating with.
On February 16, 2022, Mr. McMullen sent a revised offer from MAC to Glencore that increased the total consideration of the MAC offer from US$1.05 billion payable in cash to US$1.1 billion, an increase of US$50 million, with US$950 million payable in cash at closing. On February 19, 2022, Glencore (in a phone call from Mr. Rowlinson to Mr. McMullen) informed MAC that it was providing another bidder exclusivity for a transaction involving the CSA Mine. On February 21, 2022, IGO announced to ASX in response to media speculation that it was in exclusive discussions with Glencore to buy the CSA Mine but that no agreement had been reached at that date.
IGO announced to the ASX on March 1, 2022 that it had concluded negotiations with Glencore regarding the CSA Mine with no agreement being reached. Glencore (in a phone call from Mr. Rowlinson to Mr. McMullen) then re-engaged with MAC and a series of calls and meetings were had on March 1, 2022 to determine whether MAC would still be interested in acquiring the CSA Mine and on what terms.
On March 1, 2022, MAC convened a board meeting to discuss re-engaging with Glencore on the acquisition of the CSA Mine. The MAC Board considered this and authorized management to continue negotiations with Glencore. A follow-up meeting of the MAC Board was held the following morning on March 2, 2022, where the MAC Board authorized its officers and representatives to continue negotiations with Glencore on the basis of the following:
•
US$1.050 billion payable in cash paid on Closing; plus

•
US$50 million in MAC equity being issued to Glencore on Closing; plus

•
a 1.5% net smelter return royalty payable on copper produced from the CSA Mine.

On March 2, 2022, negotiations commenced during which MAC and its representatives (including SPB and Paul Hastings LLP (U.S. legal counsel)) and Glencore and its representatives (including KWM and Weil, Gotshal & Manges LLP (U.S. legal counsel)) were in frequent contact and exchanged numerous drafts of the Share Sale Agreement, Royalty Deed and Offtake Agreement in an effort to reach mutual agreement on a binding set of transaction documents.
The key participants from the MAC side in discussions through the transaction, but especially from March 2, 2022 until an agreement was signed, were Mr. McMullen (CEO and director), Mr. Crouse (Chief Financial Officer) and Mr. Vujcic (Chief Development Officer). The key participants from the Glencore side during this period was Mr. Rowlinson (Glencore, Head of Business Development, Copper), Mohit Rungta, Copper Business Development) Jordan Pandoff (Group Business Development). These individuals, together with a representative from SPB, held a meeting on March 3, 2022, where it was discussed that if a transaction was to proceed it would need to be agreed and documented quickly as a full sale process had been run and there was no need for further delays.
During this period from March 2, 2022 Glencore made additional “black box” due diligence information available to MAC and its advisors (such as key material contracts which had not previously been disclosed to MAC and were requested in MAC’s offer letter of February 7, 2022) which enabled MAC to close its legal due diligence process.
One of the key work streams over the final two weeks of negotiation related to negotiations on the Offtake Agreement, as it represented a key commercial contract for the transaction. This negotiation process commenced on March 2, 2022, with a meeting between MAC management and the Glencore trading division. The initial draft of the offtake agreement was provided by Glencore on February 7, 2022. The offtake agreement, in both its original and final form, reflected a life-of-mine agreement in relation to copper concentrate, gold and silver. MAC’s review of the offtake was led by Mr. McMullen together with Samantha Richardson (an offtake specialist who in March 2022 acted as an independent consultant to MAC on offtake matters), supplemented by legal review from SPB.
A series of offtake proposals were exchanged between MAC (led by Mr. McMullen) and Glencore (led by Mr. Matthew Rowlinson and assisted by Mr. David Kelly) and calls held to clarify points between the parties on March 11 and 14, 2022 to finalize the Offtake Agreement. The Offtake Agreement was finalized overnight on March 16, 2022. The key issues and how they were ultimately resolved during this approximately three days of discussion were as follows:
•
Delivery Terms — Glencore proposed that delivery terms would be at Glencore’s option and either CIF India or FOB Newcastle. MAC was clear that CIF India was not acceptable to MAC given the cost of freight to India and that product had not been shipped from CSA Mine to India recently. The parties were ultimately able to come to a compromise on delivery terms, with CIF India no longer required and replaced by CIF F.O Isabel, Philippines or parity (at Glencore’s option).

•
Quality Specifications — MAC sought to have more defined terms regarding quality specifications and thresholds and an express penalty regime, rather than a blended discussion in good faith process. The penalty process ultimately remained a blended good faith regime, but there are specific penalties applicable to arsenic, fluorine, chlorine, mercury, zine, lead, cadmium, bismuth and antimony which the parties agreed to include in the terms of the Offtake Agreement.

•
Quotational Period — The quotational period was initially proposed by Glencore to be the average of the first month following shipment or the average of the fourth month following shipping. Glencore agreed to amend this to an earlier date of three months following shipping, which is more acceptable to MAC.

•
Provisional Payment Timing — Glencore initially proposed that provisional payment for product be made at the date of arrival at the discharge point. In the event, Glencore accepted that provisional payment must be made within a short period (10 days) after the bill of lading date.

•
Termination Rights — The Offtake Agreement did not have any express termination rights. MAC attempted to include express termination provisions within the agreement, however this was ultimately rejected by Glencore. Despite this, given MAC was able to negotiate the governing law to be the law of England and Wales, which recognizes common law termination rights for material breach, MAC was able to accept the absence of express termination rights.

•
Tripartite Rights — The agreement did not originally contain tripartite financing rights. Given MAC is going to need financiers to close the acquisition, it negotiated the inclusion of tripartite arrangements in relation to financing into the Offtake Agreement. Importantly, it was agreed that CMPL may grant security over its right, title and interest in the Offtake Agreement in favor of a financier or security trustee on behalf of a financier without the consent of Glencore.
Based on the compromises made by Glencore, as detailed above, MAC was satisfied that the Offtake Agreement terms ultimately agreed were benchmark market terms, as MAC had required under its offer letter dated February 7, 2022.
The drafts of the Share Sale Agreement and Royalty Deed exchanged between the parties over an approximately two-week period prior to execution reflected standard commercial negotiations where each party sought to ensure it was agreeable to the legal drafting used across the more than 300 pages of transaction documentation addressing issues such as the working capital to remain in CMPL at Closing, Glencore’s security package in connection with the net smelter return royalty, and comfort around the pre-completion ownership re-structure that Glencore was implementing in relation to the CSA Mine. In addition, amendments were made to the Share Sale Agreement to ensure that Glencore was comfortable with the structure with respect to the MAC equity portion of the consideration and to ensure conditionality for MAC shareholder approval.
These amendments were largely mechanical and designed to clean up the previous drafting of the Share Sale Agreement. In addition, Glencore’s US counsel identified that Glencore would benefit from some additional representations and warranties regarding the MAC shares that were to be issued to it, including the use of a Registration Rights Agreement. Similarly, MAC clarified a number of the tax provisions with the assistance of tax advice from PWC.
The negotiation of these final terms of the Share Sale Agreement, whilst requiring time given the size and complexity of the transaction, was not overly contentious given the majority of the key issues had been resolved in principle through the exchange of the key issues lists in early January 2022 (as detailed above). As such, this two-week period was used to ensure commercial terms negotiated between MAC and Glencore were properly reflected in the documents.
The MAC Board was provided with drafts of the Share Sale Agreement, Royalty Deed, tenement mortgage, deed of priority and the independent due diligence reports. A telephonic MAC Board meeting was held on March 13, 2022 at which all members of the MAC Board (other than Ms. Merrin, who had recused herself) and MAC senior management were present, as well as representatives from MAC’s advisors, Citi Debt and Commonwealth Bank of Australia, SPB and Paul Hastings LLP. The MAC Board engaged in extensive discussions and deliberations with MAC management and MAC’s advisors, and MAC’s advisors participated in discussions about the terms of the transaction documents for the Business Combination, legal considerations, the proposed financing for the Business Combination, the strategic rationale for the Business Combination as laid out in the investor presentation and other matters. Following the discussions, a motion was duly proposed to approve the Business Combination and the related transactions and agreements, which the MAC Board, having determined that the Business Combination, and the transactions contemplated thereby were in the best interest of MAC, approved (other than Ms. Merrin following her recusal).
Final technical drafting of the transaction documents was then completed over the following days and the Share Sale Agreement was signed on March 17, 2022 and announced by both Glencore and MAC that day.
On July 11, 2022, the MAC Board held a meeting at which all members of the MAC Board resolved to pursue the re-domiciliation of MAC from the Cayman Islands to Jersey, Channel Islands in connection with the Business Combination. It was considered that the re-domiciliation would result in the company being domiciled in a jurisdiction that maximized the prospects of the CSA Mine acquisition being successful.
On July 27, 2022, MAC (through SPB) delivered a draft ‘Deed of Consent and Covenant’ to Glencore’s legal advisor, KWM, which provided terms governing Glencore’s consent to MAC’s re-domiciliation and related amendments to the Share Sale Agreement.
Following the provision of the initial draft of the Deed of Consent and Covenant, MAC raised with Glencore the prospect of revising certain terms relating to the Transaction, primarily focused on the consideration payment terms. Discussions regarding commercial terms of the transaction were framed in the context of changes to consensus commodity prices, market decline in copper equities, and transaction delay from signing the Share Sale Agreement.
On August 29, 2022, Glencore’s legal counsel provided initial comments on MAC’s draft Deed of Consent and Covenant, that concerned, primarily, legal drafting points regarding necessary amendments to the Share Sale Agreement due to the re-domiciliation and passage of time, as well as risk allocation matters including fee allocations and proposed indemnities.
On September 1, 2022, MAC issued a revised mark-up to the Deed of Consent and Covenant, agreeing to some changes, but providing minor further changes to certain necessary amendments to the Share Sale Agreement and rejecting certain commercial matters.
During the first couple of weeks of September, 2022, senior representatives from MAC (including Mick McMullen) met with senior representatives of Glencore. During the course of these discussions MAC raised concerns that softness in equity markets due to macro-economic factors arising after the execution of the Share Sale Agreement presented a risk that the PIPE Financing and anticipated redemptions posed a threat to deal certainty. MAC also considered that these factors had been exacerbated due to the delays in finalizing the audited accounts necessary to finalize this proxy statement. The discussions were positive and generally reflected a mutual desire to close the Business Combination. As a result, it was agreed that MAC would work on a revised Business Combination proposal that it considered bankable in the prevailing economic circumstances.
From the start of the week of September 12, 2022, MAC advanced discussions regarding the support that debt providers (including senior debt facility participants, Sprott Resource Lending Corp (as mezzanine lender) and Osisko Bermuda Limited (as silver streamer)) would have if the consideration for the transaction was revised such that the initial closing cash payment amount was reduced and the consideration was restructured to include a combination of deferred payments and copper price contingent consideration.
Discussions with debt providers progressed well, but on or around October 28, 2022, it became clear that not all participants in the senior debt facility would agree to the intercreditor terms being sought by subordinated lenders. As a result, the decision was made to reduce the size of the senior debt facility and ensure the subordinated lenders would continue to support the deal.
On November 9, 2022, MAC sent a revised offer letter to Glencore which set out a revised proposal regarding the acquisition of the CSA Mine on terms MAC considered would be supported by both debt and equity participants. The revised proposal was to acquire the CSA Mine for up to US$1.05 billion plus a 1.5% copper NSR, with the consideration (excluding the NSR) comprising:
1.
US$775 million in cash upon close; plus

2.
US$100 million in New MAC shares being issued to Glencore at Closing, subject to a scale-back at MAC’s discretion to no less than US$50 million (with any scale back to be reflected in increased up-front cash consideration); plus

3.
US$75 million in a deferred cash payment, payable upon New MAC’s listing on the ASX (up to 50% of the net proceeds from the ASX listing, capped at US$75 million) (with “ASX Cash Consideration”) with the ASX listing process to commence upon close and for which lead managers have already been mandated. Any residual (up to the US$75 million) not paid from the proceeds of ASX listing will remain an unsecured debt payable and MAC will be prohibited from paying any dividends or distribution to shareholders until the residual has been paid; plus

4.
US$100 million in a contingent cash payment, payable if over the life of the mine, the average daily LME closing price is greater than US$4.50/lb (US$9,920/mt) for any 3-consecutive-year period (starting post-Closing).

On November 11, 2022, senior representatives of Glencore and MAC discussed the revised offer terms with Glencore countering MAC’s offer of a reduction of US$50 million from up-front cash price, by expanding the contingent copper price payment from US$100 million to US$150 million, payable in two separate US$75 million tranches. Glencore further proposed shortened time periods with respect to which the relevant closing copper price would be measured over and proposed a US$0.25/lb downsize to the copper price trigger with respect to the first US$75 million contingent cash tranche.
On November 14, 2022, MAC issued a further revised offer letter addressing Glencore’s counter proposal, on substantially the same terms as set out above, save that the copper price contingent cash payment would comprise US$150 million in total, payable as follows:
US$150 million structure as two contingent cash payments (US$75 million each) that are unsecured, fully subordinated and payable if, and only if, over the life of the mine, the average daily LME closing price is greater than:
1.
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (“First Contingent Copper Payment”); and

2.
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (“Second Contingent Copper Payment”).

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing.
On November 15, 2022, Glencore issued a counter offer to MAC primarily adjusting technical commercial elements of MAC’s revised offer. This counter offer proposed (i) that Glencore’s subscription for up to US$100 million worth of New MAC Shares be subject to scale back down to US$0 at Glencore’s discretion subject to MAC raising sufficient equity in connection with the PIPE and, or, the level of redemptions, (ii) that the US$75 million ASX Cash Consideration tied to MAC’s proposed listing on ASX be subject to interest from Closing at an interest rate commensurate with MAC’s mezzanine finance facility, (iii) that the ASX Cash Consideration be payable on the earlier to occur of MAC’s ASX listing or the first anniversary of Closing, and (iv) that MAC would use best endeavors to acquire consent of MAC’s senior lenders to permit the First Contingent Copper Payment or Second Contingent Copper Payment to be paid immediately following satisfaction of the relevant copper price trigger being met to the extent that MAC’s senior finance obligations would otherwise prohibit such payment from being made.
On November 16, 2022, the MAC Board held a meeting at which all members of the MAC Board (other than Ms. Merrin, who had recused herself) and MAC senior management were present, as well as representatives from MAC’s advisors, to discuss receipt of Glencore’s counter offer of November 15, 2022. At this meeting, it was resolved to issue a revised-counter offer response, largely accepting Glencore’s counter-proposal, subject to an alternate proposal to address Glencore’s concerns regarding timing of payment of the ASX Cash Consideration (noting that MAC’s advisers had advised the MAC Board that a strict one-year payment timeline, as proposed in Glencore’s counter offer, would be likely to place MAC-Sub in breach of its financial covenants under senior and mezzanine finance facilities). The full details of the counter offer were as follows, MAC proposed to acquire the CSA Mine for up to US$1.1 billion plus a 1.5% copper NSR, with the consideration (excluding the NSR) comprising:
1.
US$775 million in cash upon close; plus

2.
US$100 million in New MAC shares being issued to Glencore at Closing, subject to potential scale back down to US$0 at Glencore’s discretion subject to MAC raising sufficient equity and being subject to redemption levels sufficient to fund the transaction (with any scale back to be reflected in an upscale of the upfront cash payment amount, up to US$875 million); plus

3.
US$75 million, the ASX Cash Consideration, in a deferred cash payment (bearing interest from Closing at the same rate as MAC’s mezzanine finance), payable upon New MAC’s listing on the ASX (up to 50% of the net proceeds from the ASX listing, capped at US$75 million), with the ASX listing process to commence upon close and for which lead managers have already been mandated. Any residual amount (up to the US$75 million plus interest) not paid from the proceeds of ASX listing will remain an unsecured, fully subordinated debt payable, and MAC agrees:

(a)
to pay Glencore 50% of any equity raised proceeds until the residual ASX Cash Consideration is reduced to nil;

(b)
to pay any residual ASX Cash Consideration on the earlier of the date it refinances its senior and mezzanine debt or the date one business day after the third anniversary of Closing; and

(c)
to be prohibited from paying any dividends or distributions to shareholders until the residual ASX Cash Consideration has been paid.

4.
US$150 million in cash structured as two contingent payments of US$75 million each, the First Contingent Copper Payment and Second Contingent Copper Payment, that are unsecured, fully subordinated and payable if, and only if, over the life of the mine, the average daily LME closing price is greater than:

(a)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing); and

(b)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing).

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing.
On November 17 and 18, 2022, Glencore advised MAC that it could not accept the payment of the US$75 million, the ASX Cash Consideration extending for a period that was more than twelve months post-Closing. Various options were discussed by MAC, Glencore and their advisors as to how to solve the final open issue, with both forced to market equity raising options and top-up equity options.
On November 20, 2022, Glencore responded to a message from MAC’s chairman requesting a call noting, among other things, that Glencore could accept an equity top-up to the extent any residual of the US$75 million ASX Cash Consideration had not been paid by 12 months post-Closing, subject to the equity being issued at a 30% discount to the 20-trading day VWAP of MAC shares prior to the issue.
Consequently, on November 20, 2022, MAC sent Glencore a revised best and final offer letter and revised draft of the Deed of Consent and Covenant, reflecting that MAC would acquire the CSA Mine for up to US$1,100 million plus a 1.5% copper NSR, with the consideration (excluding the NSR) comprising of:
1.
At least US$775 million in cash upon close, with the potential to be scaled up to US$875 million depending on final PIPE demand; plus

2.
A maximum of US$100 million in New MAC shares being issued to Glencore at Closing, with Glencore having the option to be scaled down to US$0 subject to MAC raising sufficient equity (with any scale back to be reflected in the upfront cash payment scale up, as set out in point 1 above); plus

3.
US$75 million in deferred cash on the following terms:

(a)
US$75 million in a deferred cash payment, payable upon New MAC’s listing on the ASX (up to 50% of the net proceeds from the ASX listing, capped at US$75 million). In order to provide Glencore with additional comfort on the repayment of this obligation, MAC agreed to extend this repayment obligation to 50% of any equity raised by MAC, on the ASX or NYSE and at any time until this obligation is satisfied in full;

(b)
The US$75 million will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8-12% (which will be determined by reference to prevailing copper prices);

(c)
Any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If shares of New MAC are quoted on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date.

4.
US$150 million in cash structured as two contingent payments of US$75 million each, the First Contingent Copper Payment and Second Contingent Copper Payment, that are unsecured, fully subordinated and payable if, and only if, over the life of the mine, the average daily LME closing price is greater than:

(a)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing); and

(b)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing).

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing.
5.
Glencore shall have the right to appoint one director to the New MAC Board for every 10% of New MAC Ordinary Shares that Glencore beneficially owns .

On November 21, 2022, the MAC Board held a meeting at which all members of the MAC Board (other than Ms. Merrin, who had recused herself) and MAC senior management were present, as well as representatives from MAC’s advisors, at which management presented operational performance and valuation multiples to the MAC Board in connection with its approval of the Deed of Consent and Covenant (including of the revised acquisition terms). See “— MAC Board’s Reasons for Approval of the Business

Combination — Comparable Company Analysis” and “— Certain Unaudited Prospective Financial Information” for more information. The Deed of Consent and Covenant was executed by the parties on November 22, 2022.
Additional Alternative Transactions
Given the uncertainty around the process for the acquisition of the CSA Mine, MAC continued with negotiations on its second and third preferred transactions during the pendency of those negotiations.
On February 2, 2022, MAC submitted a non-binding LOI to the majority owner of a mineral processing business (“Company B”) located in a Tier 1 jurisdiction. MAC had previously entered into an NDA with Company B on October 5, 2021 and conducted due diligence, including a site visit to some of the facilities. Negotiations with Company B continued during February 2022 around structure and value while additional due diligence materials were supplied. These negotiations were terminated when MAC and Glencore entered into the Share Sale Agreement.
The third preferred asset was a base metals opportunity in Australia that was being sold through an administration process (a process under Australian law somewhat similar to a U.S. restructuring process) (“Company C”). Company C was an existing mine producing a battery metal that presented a restart opportunity. A special purpose vehicle (“SPV”) funded by a group of Australian investors was formed to bid for Company C and, if successful, to pursue a Business Combination with MAC. MAC and the SPV signed an NDA on November 1, 2021. MAC completed a detailed due diligence on Company C, including a site visit, and signed an LOI with the SPV on January 21, 2022. The LOI was conditional on the SPV successfully acquiring Company C from the administrator free and clear of all debts and liabilities. Because Company C was ultimately acquired by another party and not the SPV, MAC and the SPV terminated the LOI.
Ultimately, after an extensive search of potential opportunities, the CSA Mine was determined to be the best opportunity for MAC in terms of value, risk, strategy and the ability to execute.
MAC Board’s Reasons for Approval of the Business Combination
In reaching its resolution by a vote of the directors then present as described above (with Ms. Merrin recusing herself as a result of her also serving on the Glencore plc board) that it was in the best interests of MAC (i) to enter into the Share Sale Agreement and the ancillary documents to which MAC is or will be a party and to consummate the transactions contemplated thereby, (ii) to recommend that the MAC shareholders vote in favor of the Business Combination Proposal and the other proposals contemplated thereby or in connection with the Share Sale Agreement and the other ancillary documents to which MAC is or will be a party and the transactions contemplated thereby, and (iii) to direct that such proposals be submitted to the MAC shareholders for approval. The MAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the fact that the Business Combination does not permit the MAC Board to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals.
In light of the complexity of those factors, the MAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MAC Board may have given different weight to different factors. MAC’s reasons for the MAC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Prior to approving the Business Combination, the MAC Board determined not to obtain a fairness opinion. The officers and directors of MAC concluded that they have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience and background enabled them to make the necessary analyses and determinations regarding its evaluation of the Business Combination.

As described in the prospectus for the IPO, MAC identified general, non-exclusive criteria and guidelines that MAC believed would be important in analyzing prospective target businesses for a business combination. MAC indicated its intention to acquire a company that it believes possesses the characteristics described above under “— Background of the Business Combination.”
Before reaching its decision, the MAC Board reviewed the results of due diligence conducted by MAC’s management, together with its advisors, which included, among other things:
•
extensive meetings with MAC’s management, as well as with its legal and financial advisors, regarding CMPL’s operations, business model, and projections;

•
review of various industry and financial data, including CMPL’s existing business model, historical and projected financial information, and various valuation analyses;

•
analysis of CMPL’s historical and projected financial information used to understand and validate the key assumptions underpinning the financial projections prepared by CMPL management;

•
review of CMPL’s material contracts, financials, and materials relating to tax, legal, accounting, information technology, insurance, employment and intellectual property;

•
MAC’s financial and valuation analysis of CMPL and the Business Combination;

•
tax, legal and other diligence findings of MAC’s external advisors; and

•
MAC’s assessment of CMPL’s public company readiness.

The MAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Share Sale Agreement and the transactions contemplated thereby. In particular, the MAC Board considered the following factors in favor of the Business Combination:
•
Aligned with Strategy — MAC was formed to acquire operating mines in Tier 1 jurisdictions known to management and the MAC Board and generating, or close to generating, free cash flow at attractive valuations that would benefit from a decarbonization theme, and MAC believes that CMPL satisfies these attributes as described in further detail below. Copper is considered to be one of the metals that can benefit from decarbonization given its usage in the electrification network.

•
Financial Resilience — Despite COVID-19 disruptions, CMPL generated $142 million of EBITDA (representing approximately 50% margins) in 2021. Under the terms of the Offtake Agreement, along with a potential additional investment by New MAC, management believes that there is an opportunity for meaningful future growth in CMPL’s business.

•
Attractive Valuation Relative to Peers — MAC is acquiring CMPL at a valuation of approximately 4.8x 2022 projected EBITDA, versus a peer group consisting of eleven other copper and base metal producers that were trading in a range of 3.7x to 9.6x 2022 projected EBITDA, with the lower multiple peers having assets in less favorable jurisdictions than the CSA Mine. To determine which peer group to compare against, the MAC Board examined peers involved in base metal mining (similar to CMPL), as opposed to other mining companies (like gold or coal), and looked for similar acquisition and disposition transactions involving those peers. In looking at the peer group members that primarily operate Australian assets, they were trading in a range of 5.7x to 6.7x projected 2022 EBITDA (using consensus estimates). In addition, the MAC Board looked at price as a multiple of NAV in precedent transactions and believes that the proposed acquisition sits toward the lower end of the spectrum when compared to comparable transactions. Specifically, the precedent transactions reflected NAV multiples from 0.6x to 1.2x, versus a 2022 projected NAV multiple for the acquisition of the CSA Mine of 0.8x. The MAC Board only considered EBITDA and NAV multiples as the points of comparison, as the MAC Board believes that those are the metrics typically used by investors and analysts to compare businesses and transactions similar to CMPL. Out of the comparable transactions, the MAC Board only considered OZ Minerals, 29Metals and Sandfire, which were selected out of the larger group because they primarily operate Australian assets. Based on the MAC Board’s and management’s view of the technical aspects of the CSA Mine and consensus metal pricing, the price was viewed to be fair relative to the selected peer group of similar companies, before any additional upside from operational improvements and cost reductions was factored in. For more information on the peer group (including the selection thereof) and multiples considered material by the MAC Board, please see “— Comparable Company Analysis” below.
•
Potential to Make Further Improvements to the CSA Mine’s Operations — The CSA Mine, historically a high-grade copper mine, has been operating for over 50 years with long-established work practices and represents a very small asset within Glencore’s portfolio. After evaluating the CSA Mine, MAC believes there are suboptimal practices and low productivity when compared to the general Australian underground mining market. While MAC’s valuation model assumed no further improvements from the CSA Mine, management and the MAC Board are of the view that directionally there is potential for substantial operational and financial improvements that can add value for MAC shareholders. These situations are the style of opportunity that MAC was formed to take advantage of given the track record of the MAC Board, management and advisor team.

•
Potential for Additional Mine Life — The CSA Mine is typical of deep underground mines globally that operate with relatively short reserve mine lives but have operated for many years past those initial reserve lives. This is a function of orebody geometry which makes drilling deep and narrow orebodies challenging at significant depths below the working areas of the mine. The CSA Mine has a strong track record of replacing reserves annually, having operated for over 50 years with no more than a five or six year reserve life. MAC’s management and the MAC Board considered this and the exploration drilling database that indicated strong potential to expand the resource and reserve base. This was further enhanced by the Technical Report, which represented an increase in resources as compared to the amounts taken into consideration prior to signing the Share Sale Agreement.

•
Attractive Jurisdiction — The Tier 1 jurisdiction in Australia where the CSA Mine resides is considered a low political risk environment, which management and the MAC Board believe should result in a relative premium from a valuation perspective.

•
Scarcity Value — The CSA Mine is one of the few stand-alone copper assets in Australia not held in a major mining company portfolio. For investors looking for Australian copper mine exposure, there are very few opportunities to invest in listed companies holding these assets.

•
Attractive Industry Cost Position — The CSA Mine is a high-grade copper mine and in 2021 produced copper within approximately the third quartile of the global cost curve. Management and the MAC Board considered the potential operational improvements, the uplift from the Offtake Agreement, and the grade of the ore body in the mine, and determined these to be attractive attributes with potential to improve on the cost curve position to provide further resilience in times of lower copper prices.

•
Free Cash Flow — CMPL could generate strong free cash flow given the CSA Mine’s historical position on the cost curve and relatively low levels of historical capital expenditure, and management and the MAC Board believe there is potentially meaningful room for growth in free cash flow by increasing capital expenditures and making the other operational improvements described above.

•
Potential for Acquisitions — With the CSA Mine as a cornerstone asset, the CMPL platform provides multiple opportunities to consolidate similar base metal assets to realize synergies and scale.

•
Public Company Benefit — Access to public equity capital markets should help CMPL more effectively reach its operational goals and drive shareholder value.

The MAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
Macroeconomic Risks — Macroeconomic uncertainty, including the ongoing impact of COVID-19, and the effects it could have on MAC’s revenues and industry outlook.

•
Redemption Risk — The potential that a significant number of MAC shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Governing Documents, which would potentially make the Business Combination more difficult or impossible to complete and could require MAC to obtain additional financing, the certainty of which cannot be guaranteed. In addition, any amounts in the Trust Account that are required to fund redemptions would reduce the available capital for MAC going forward.

•
Operational and Further Improvements May not be Achieved — The risk that MAC may not be able to achieve the expected increased performance from the operational and other improvements that have been identified as possibilities for the CSA Mine. In addition, the CSA Mine may not be able to continue performing at historical levels of revenue, as a result of reductions in copper prices or production.

•
Shareholder Vote — The risk that MAC’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•
Closing Conditions — The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MAC’s control.

•
Litigation — The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Listing Risks — The challenges associated with preparing CMPL, a private entity, for the applicable disclosure and listing requirements to which MAC is, and New MAC will be, subject to as a publicly traded company on the NYSE.

•
Liquidation of MAC — The risks and costs to MAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in MAC being unable to effect a business combination by August 2, 2023.

•
No Third-Party Valuation — The risk that MAC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination (though MAC believes this is offset somewhat by the willingness of the lenders in the Financing to provide capital for the Business Combination).

•
Fees and Expenses — The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the MAC Board also considered other factors including, without limitation:
•
Interests of Certain Persons — Some officers and directors of MAC may have interests in the Business Combination. See the section titled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” appearing elsewhere in this proxy statement/prospectus.

•
Other Risk Factors — Various other risk factors associated with the business of CMPL and the CSA Mine, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Comparable Company Analysis
Using publicly available information and information from certain data sources, MAC management reviewed with the MAC Board the forecasted enterprise values as a multiple of estimated EBITDA (for 2022E) compared against other publicly traded companies it considers as core peers in the copper mining sector. MAC management selected core peers (OZ Minerals, 29Metals, and Sandfire) among publicly traded companies it viewed as most similar to the business of CMPL and base metal mining businesses generally. MAC management considered these to be the most relevant comparable peers because of those similarities, out of the referenced under the bullet entitled “Attractive Valuation Relative to Peers” above. In selecting comparable transactions, MAC management looked to similar base metals public company transactions that occurred during the prior three years. MAC management selected companies in the base metal mining sector based upon characteristics including, among other things, similarly sized revenue and/or revenue growth rates and location. The multiples for the selected comparable companies are summarized in the table below:
	CMPL(2)	OZ Minerals	29Metals	Sandfire
2022 EV/EBITDA(1)	4.8x	6.7x	5.7x	3.8x

	CMPL(2)	OZ Minerals	29Metals	Sandfire
2022 NAV Multiple(1)	0.8x	1.04x	(3)	0.89x

(1)
Broker Research and FactSet as of March 11, 2022.

(2)
CMPL EBITDA based on MAC management projections using consensus commodity price estimates.

(3)
Not considered.

In determining projected 2022 EBITDA and NAV for CMPL, MAC management used the financial model it had developed for the CSA Mine together with consensus commodity pricing estimates for the period, as described in further detail under “— Certain Unaudited Prospective Financial Information.” This, together with an approximate 4.5x EBITDA multiple resulted in an initial $900 million enterprise value estimate. As MAC gained access to additional information through the Phase 2 diligence process, this amount was shifted upwards resulting in the ultimate transaction price. For more information, please see the discussion of MAC’s offer for the MSA Mine under “Background of the Business Combination.”
The above discussion of the material factors considered by the MAC Board is not intended to be exhaustive but does set forth the principal factors considered by the MAC Board. After considering the foregoing potentially negative and potentially positive reasons for effecting the Business Combination, the MAC Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination outweighed the potentially negative reasons. In connection with its deliberations, the MAC Board did not consider the fairness of the consideration to be paid by MAC in the Business Combination to any person other than MAC. The MAC Board did not receive or rely upon any financial analyses conducted or prepared by any of the Advisors in making this determination.
Certain Unaudited Prospective Financial Information
CMPL does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential Business Combination, MAC’s management prepared projections for the MAC Board based on certain internal, forward-looking, unaudited prospective financial information provided by CMPL and its parent, Glencore (the “Projections”). The Projections represent CMPL’s internal model at a specific point in time, which today could have changed materially from the Projections. You are cautioned not to rely on the Projections in making a decision regarding the Business Combination.
The Projections presented immediately below do not take into account any circumstances or events occurring after the date on which the Projections were presented to the MAC Board, which was on March 13, 2022.
The Projections set forth below are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or significantly lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.
The following table sets forth the Projections regarding CMPL for the years shown.
	Prospective Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
	(dollars in millions, except as otherwise noted)
Production:
Payable Copper Production (kt)	41	43	49	46	44
Payable Silver Production (koz)	372	414	445	426	403
C1 Cash Cost ($/lb Cu)(1)	$1.51	$1.42	$1.26	$1.33	$1.39
All-in Sustaining Cost ($/lb Cu)(2)	$2.62	$2.46	$2.08	$2.01	$2.05
Sustaining Capital(3)	$72	$69	$56	$38	$35
Financial:
Copper Forward Curve ($/lb)(4)	$4.50	$4.62	$4.54	$4.47	$4.47

	Prospective Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
	(dollars in millions, except as otherwise noted)
Silver Forward Curve (US$oz)(4)	$25.03	$25.7	$26.1	$26.5	$26.5
Copper Revenue (US$m)(5)	$410	$438	$488	$452	$429
Silver Revenue (US$m)	$9	$11	$12	$11	$11
Total Gross Revenue (US$m)	$419	$449	$500	$463	$440
Operating Costs (US$m)(6)	$(176)	$(171)	$(179)	$(176)	$(172)
EBITDA (US$m)(7)(8)	$243	$278	$321	$287	$268
Implied Purchase Price / EBITDA Multiple	4.5x	4.0x	3.4x	3.8x	4.1x

(1)
Includes mining, processing, administrative, freight and realization costs (including treatment and refining charges).

(2)
Includes C1 cash costs, royalties, corporate costs and sustaining capital costs.

(3)
Includes capitalized mine development costs.

(4)
Bloomberg as of March 15, 2022.

(5)
Calculated using the applicable copper forward curve price. Copper price hedges for 30% of production for the first three (3) years expected to be in place. Since the Price Deck used is the Copper Forward Curve that will also form the basis of the hedge, there are no unrealized or realized hedge gains or losses.

(6)
Calculated based on terms of the Offtake Agreement and assumes an estimated $10 million per annum of New MAC corporate expenses. Includes 1.5% copper only net smelter return royalty payable to Glencore

(7)
Calculated using the applicable forward curve copper price.

(8)
Calculated based on the terms of the Offtake Agreement and assumes an estimated $10 million per annum of New MAC corporate expenses.

The foregoing projections were prepared using a number of assumptions, including the following:
•
As part of the sale process of the CSA Mine, Glencore prepared an LOM model with its then-best known information. The LOM model included some mineralized inventory which is not JORC compliant. The CSA Mine has a long history of resource renewal and exploration success. However, future estimates may not be realized.

•
Ore milling rates, operating costs and capital expenditure were provided using a combination of historic achievements as well as future potential based on industry benchmarks and increased efficiencies (such estimates and assumptions may not be realized). However, Glencore has not validated any MAC assumptions on how the business will be operated in the future.

•
Revenue, treatment-and-refining cost and sale realization costs are included in prospective EBITDA based on the Offtake Agreement.

•
The payable silver streaming agreement (“Silver Stream”) between MAC and Osisko for 100% of the payable silver produced are accounted for as an executory contract, and EBITDA is not adjusted to account for the silver deliveries under the agreement.

•
EBITDA includes a MAC estimate of future corporate overhead of $10 million to account for, amongst other things, executive salaries, new employees, directors fees, D&O insurance, and regulatory costs applicable to the consolidated company post the Business Combination.

The foregoing projections are primarily impacted by three drivers; (i) production levels of copper and silver; (ii) costs of production; and (iii) copper and silver prices.
The Forecast Production is based on MAC’s projections for the mine plan for the CSA Mine that incorporates the plans for the mine and the naturally occurring grade variations within the CSA Mine. The increase in production from 41kt in 2022 to 49kt in 2024 is a function of the sequencing of the mine, as is the gradual reduction of production through to 44kt in 2026.

The forecast costs of production are the result of the operating and capital costs required to produce the planned production. The operating costs have a large fixed cost component, and thus when production volume increases the unit costs of production have a corresponding reduction and vice versa.
Capital spending is driven by the need to spend capital to continue production. The CSA Mine has had a large capital works progress over recent years and 2023 sees this spending gradually reduce as the capital activities are completed.
Finally, the projected revenue is a result of the production multiplied by the metal prices for the products sold (copper and silver). All of the projections were run using consensus pricing at the time, which may vary from time to time. As a result, the projected revenue growth through 2024 and decline after is primarily the result of corresponding changes in projected production and metal prices.
In connection with its consideration of the Deed of Consent and Covenant, MAC updated the operational performance and valuation multiplies in light of developments in CMPL’s industry as set forth in the updated Technical Report, dated as of October 10, 2022 (originally issued on May 13, 2022), attached to this proxy statement/prospectus as Exhibit 96.1, operational updates from CMPL, including revised operational forecasts, and management’s views of the most recent performance at the CSA Mine.
The key changes since the March 2022 projections relate to a small reduction in projected payable copper production for 2022 (39kt in November 2022 as compared to 41kt Cu in March 2022) and a corresponding increase in C1 cash cost per pound of copper. This reduction was a result of reductions in development rates in the underground mine and mill downtime associated with the change out of one of the mills.
In addition, both the copper price and Australian dollar foreign exchange rate have fluctuated since March 2022 and these were updated for the latest consensus numbers.
As a result of the foregoing, as well as the revised consideration as set forth in the Deed of Consent and Covenant, the Business Combination equated to an approximate 5.0x EBITDA multiple as compared to a range of 4.90x to 14.90x for its Australian peers.
	CMPL(2)	OZ Minerals	29Metals	Sandfire
2022 EV/EBITDA(1)	5.0x	14.9x	7.2x	4.9x

(1)
Broker Research and FactSet as of November 18, 2022.

(2)
CMPL EBITDA based on MAC management projections using consensus commodity price estimates.

In the view of MAC’s management, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of MAC, and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of CMPL.
The Projections were prepared solely for internal use to assist MAC in its evaluation of CMPL and the Business Combination. CMPL has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including MAC and Glencore. Neither CMPL’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of CMPL relative to the Projections. The Projections are not fact and are based on MAC’s forecast technical and macro assumptions. Glencore has not provided or reviewed any of the data and cannot be held liable for any disclosure regarding the forecast production of the CSA Mine. The Projections are not a guarantee of actual future performance. The future financial results of CMPL may differ materially from those expressed in the Projections due to factors beyond CMPL’s ability to control or predict.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of CMPL, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CMPL” contained elsewhere in this proxy statement/prospectus.

The Projections are included in this proxy statement/prospectus solely to provide MAC’s shareholders access to information made available in connection with the MAC Board’s consideration of the Business Combination. The Projections should not be viewed as public guidance and are not included in this proxy statement/prospectus in order to induce any shareholders to vote in favor of any of the proposals at the extraordinary general meeting. You are cautioned to consider that the Projections may be materially different than actual results when relying on the Projections in making a decision regarding the Business Combination.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited and have not been approved or reviewed by Glencore. Neither the independent registered public accounting firms of CMPL or MAC, nor any other independent accountants, have compiled, examined or performed any procedures on the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of CMPL or MAC assume no responsibility for, and disclaim any association with, the Projections. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
Certain of the measures included in the Projections are non-IFRS financial measures, including EBITDA. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as presented are not reported by all of CMPL’s competitors and may not be comparable to similarly titled amounts used by other companies.
Although certain of the measures included in the Projections have not been prepared in accordance with GAAP, the Projections are being disclosed to comply with the anti-fraud and other liability provisions of the federal securities laws and, as such, the financial measures included therein are excluded from the definition of non-GAAP financial measures under applicable SEC rules and are therefore not subject to Item 10(e) of Regulation S-K and Regulation G. Accordingly, neither MAC nor CMPL have provided a reconciliation of the financial measures.
We encourage you to review the financial statements of CMPL included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Information of CMPL” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NONE OF CMPL, NEW MAC OR MAC INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR CMPL, NONE OF MAC, CMPL OR NEW MAC UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
THE PROJECTIONS DO NOT NECESSARILY REPRESENT THE CURRENT VIEW OF THE BUSINESS BY CMPL’S MANAGEMENT AND SHOULD NOT BE VIEWED AS AN INDICATOR OF CMPL’S FUTURE PERFORMANCE. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION CONTAINED HEREIN. NONE OF CMPL, NEW MAC, MAC, OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS

OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY MAC SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS, OR THAT THE FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Satisfaction of 80% Test
It is a requirement under our Existing Governing Documents and NYSE listing requirements that the Business Combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of our execution of a definitive agreement for our initial business combination.
As of the date of the execution of the Share Sale Agreement, the balance of the funds in the Trust Account was approximately $265,147,800, and MAC had $9,280,173 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account; 80% thereof represents approximately $212,118,240. In reaching its conclusion that the Business Combination meets the 80% asset test, the MAC Board looked at the aggregate purchase price to be paid in the Business Combination of $1,100,000,000. In determining whether this purchase price represents the fair market value of CMPL, the MAC Board considered all of the factors described above in this section and the fact that the purchase price for CMPL was the result of an arm’s-length negotiation. As a result, the MAC Board of directors concluded that the fair market value of the business to be acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and the MAC Board, the MAC Board believes that the members of our management team and the MAC Board are qualified to determine whether the Business Combination meets the 80% asset test. The MAC Board did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.
Interests of MAC’s Directors and Executive Officers in the Business Combination
When considering the MAC Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination, MAC’s shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. MAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. MAC’s shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the fact that certain of our directors and officers are principals of our Sponsor;

•
MAC’s existing governing documents contain a waiver of corporate opportunities. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with MAC but not offered due to a MAC director’s duties to another entity, subject always to a director’s fiduciary duties under Cayman Islands law. MAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities in its existing governing documents impacted its search for an acquisition target and MAC was not prevented from reviewing any opportunities as a result of such waiver.

•
the fact that 6,628,695 Founder Shares held directly by our Sponsor (and a portion of which is held indirectly by the initial shareholders), for which it paid US$25,000, in aggregate, will convert into 6,628,695 shares of New MAC Ordinary Shares upon the Closing, and such shares will have a significantly higher value at the time of the Business Combination upon such conversion, as described further below, and will be worthless if an initial business combination is not consummated:

	MAC Class B Ordinary Shares(1)	Value of MAC Class B Ordinary Shares implied by Business Combination(3)	Value of MAC Class B Ordinary Shares based on recent trading price(4)
Sponsor(2)	6,628,695	$66,286,950	$68,076,697.65
Michael James McMullen	410,000	4,100,000	$4,210,700.00
Marthinus (Jaco) J. Crouse	100,000	1,000,000	$1,027,000.00
Dan Vujcic	100,000	1,000,000	$1,027,000.00
Patrice E. Merrin	50,000	500,000	$513,500.00
Rasmus Kristoffer Gerdeman	75,000	750,000	$770,250.0
Neville Joseph Power	50,000	500,000	$513,500.00
John Rhett Miles Bennett	170,000	1,700,000	$1,745,900.00
Charles D. McConnell	50,000	500,000	$513,500.00

(1)
Interests shown consist solely of Founder Shares. Such shares will automatically convert on a one-for-one basis into New MAC Ordinary Shares upon the Closing on a one-for-one basis.

(2)
Green Mountain Metals LLC is the record holder of the shares reported herein. In addition, certain of MAC’s officers and directors, Anchor Investors and Cornerstone Investors hold Class B units in Green Mountain Metals LLC, which entitle them to an equivalent number of New MAC Ordinary Shares on distribution. The amounts shown for such individuals are included in the total owned by Green Mountain Metals LLC.

(3)
Assumes a value of $10.00 per share, the deemed value of the New MAC Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

(5)
Assumes a value of $10.27 per share, which was the closing price of the MAC Class A Ordinary Shares on the NYSE on May 9, 2023. Also assumes the completion of the Business Combination and that the New MAC Ordinary Shares are unrestricted and freely tradable.

•
the fact that if an initial business combination is not consummated by August 2, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of $9,527,958 in the aggregate, which investment included $66,286,950 in value of MAC Class B Ordinary Shares, valued at an assumed price of $10.00 per share, the value implied by the Business Combination (inclusive of the Sponsor’s initial capital contribution of $25,000) and the 6,335,304 private placement warrants acquired for a purchase price of $9,502,956 in the aggregate;

•
the fact that given the differential in the purchase price that our Sponsor paid for MAC Class B Ordinary Shares as compared to the price of the public shares sold in the IPO and the 6,628,695 New MAC Ordinary Shares that the Sponsor will receive upon conversion of MAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New MAC Ordinary Shares trade below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if MAC fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by August 2, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per public share, or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act;
•
the fact that, unless an initial business combination is consummated, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating an initial business combination from funds outside of the Trust Account, which funds are limited;

•
the continuation of our officers and directors at New MAC; and

•
the fact that pursuant to the A&R Registration Rights Agreement, the Sponsor and the initial shareholders can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New MAC subsequent to the Closing, whereas it does not have such rights today.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “The Business Combination Proposal — Certain Other Interests in the Business Combination.”
Certain Other Interests in the Business Combination
In addition to the interests of MAC’s directors and officers in the Business Combination, you should be aware that MAC’s and Glencore’s advisors, including Citi, Canaccord Genuity, UBS AG London Branch, and BofA Securities, have financial interests that may conflict with the interests of MAC shareholders and MAC warrantholders generally.
MAC consummated its IPO on August 2, 2021. Citi acted as global coordinator and representative of the underwriters of the IPO and MAC paid to Citi underwriting discounts and commissions equal to approximately $5,302,956 upon consummation of the offering. Pursuant to the IPO underwriting agreement, upon consummation of the Business Combination, Citi is entitled to $9,280,173 of deferred underwriting commission. Under the terms of the IPO underwriting agreement, MAC agreed to indemnify Citi and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. See “Business of MAC” for additional information.
Following its IPO, MAC engaged Citi as M&A advisor with respect to the business combination. Citi supported MAC’s search for, and evaluation of, potential business combination targets by providing information with respect to precedent transactions and comparable companies based on public information. As MAC narrowed its search, it used some of the aforementioned information as part of its process to determine which target presented the most attractive opportunity. See “— Background of the Business Combination” for additional information.
The MAC Board did not receive or rely upon any financial analyses conducted or prepared by any of its advisors in making its determination that the Share Sale Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable or were fair to, and in the best interests of, MAC and its shareholders.
MAC had decided to retain Citi as MAC’s capital markets advisor and financial advisor based primarily on (i) Citi’s extensive knowledge, strong market position and positive reputation in equity capital markets (and particularly with respect to special purpose acquisition company vehicles), and (ii) Citi’s existing relationship with MAC and MAC management, including Citi’s previous role acting as a global coordinator and representative of the underwriters of the IPO. Citi was not entitled to receive any additional fees for serving as MAC’s capital markets advisor and financial advisor to assist with the Business Combination.
Citi and Canaccord Genuity were also engaged in early 2022 by MAC to act as joint placement agents in connection with the PIPE Financing.

Neither Citi nor any other advisor is entitled, formally or informally, to be retained or engaged in any future matter after the consummation of the Business Combination.
Regulatory Approvals Required for the Business Combination
MAC and CMPL are not aware of any additional regulatory approvals in either the United States or Australia required for the consummation of the Business Combination other than Australian foreign investment approval required to effectuate the transactions contemplated by the Share Sale Agreement,. Such approval has been obtained as at the date of this proxy statement/prospectus. The Share Sale Agreement is conditional on Australia’s Commonwealth Treasurer providing a written ‘no objection’ notification to the transactions contemplated by the Share Sale Agreement (or the Treasurer’s powers under Australia’s Foreign Investment and Takeovers Act 1975 (Cth) (the “FATA”) expiring due to time). In connection with satisfying this obligation, MAC-Sub lodged an application with the Foreign Investment Review Board (“FIRB”) on April 12, 2022, seeking the required no-objection notification. On August 29, 2022, the authorized delegate of the Treasurer of the Commonwealth of Australia, on behalf of the Treasurer issued a no-objection notification, regarding the transactions contemplated by the Share Sale Agreement, subject to standard conditions for foreign investment approvals of this kind.
At any time before or after consummation of the Business Combination, U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“Antitrust Division”), or other applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither MAC nor CMPL is aware of any other material regulatory approvals or actions that are required for completion of the Business Combination. A pre-merger notification for this transaction was not required under the HSR Act and the rules that have been promulgated thereunder by the FTC. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent MAC’s good faith estimate of such amounts.
Sources (in millions)(1)
Senior Debt Facility – Term Loan	$205
Sprott Mezzanine Debt	135
Sprott Equity Investment	15
Osisko Silver Stream(2)	75
Osisko Equity Investment	15
Osisko Redemptions Backstop Facility(3)	100
Equity from CEO and CFO	2
Cash in Trust(4)	133
PIPE Financing(5)	126
Maximum Equity Retained by Glencore	100
Sources At Closing	$906
Future Cash Flow / ASX Listing	225

Sources (in millions)(1)
Total Sources	$1,131
Consideration Paid at Closing	875
Estimated Transaction Expenses(6)	31
Uses at Closing	906
Deferred Consideration	75
Contingent Consideration	150
Total Uses	$1,131

(1)
Totals might be affected by rounding.

(2)
Potential for an additional US$15 million if the average silver market price over the ten (10) day period prior to the closing of the Silver Stream is greater than US$25.50/oz, which would increase this amount to US$90 million total

(3)
MAC and Osisko have entered into the Redemptions Backstop Facility providing backstop proceeds of up to US$100 million exercisable at MAC’s sole discretion following the outcome of redemptions from the current cash in trust consisting of up to US$75 million Copper Stream and associated US$25 million equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of Copper Stream that MAC elects to draw on prior to the Closing. For additional information, see “Certain Agreements Related to the Business Combination — Osisko Redemption Backstop Facility”.

(4)
Assuming that 50% of MAC’s outstanding public shares are redeemed in connection with the Business Combination. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $113,625,060.

(5)
Shares issued to CMPL shareholders and PIPE Investors are at a deemed value of $10.00 per share.

(6)
Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Listing of New MAC Ordinary Shares
Approval of the listing on the NYSE of New MAC Ordinary Shares to be issued in connection with the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.
Anticipated Accounting Treatment
The Business Combination will be accounted for using the acquisition method in accordance with IFRS. MAC has been identified as the “acquirer” as it will obtain control over CMPL as the “acquiree” by its wholly-owned subsidiary, MAC-Sub, purchasing 100% of the share capital of CMPL. The Business Combination will be completed by transferring cash and issuing New MAC Ordinary Shares to Glencore. The cash being transferred represents a significant majority of the total consideration, meaning the Business Combination will be carried out primarily by transferring cash rather than by exchanging equity interests. The purchase consideration will be allocated to the fair value of the acquired assets and liabilities and will be based on management’s best estimate of the fair value based on currently available information. The actual amount allocated to certain identifiable assets could vary as the purchase price allocation is finalized. The Royalty Deed and Offtake Agreement are to be classified as a financial liability and a liability respectively, which will subsequently be measured at fair value with changes in fair value to be recognized in profit or loss.
Required Vote
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the MAC Ordinary Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the entry into and execution of the Share Sale Agreement, dated as of March 17, 2022, as amended by the Deed of Consent and Covenant, dated November 22, 2022, and as further amended by the CMPL Side Letter, dated as of April 21, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Share Sale Agreement”), by and among Metals Acquisition Limited, a private limited company newly incorporated under the laws of Jersey, Channel Islands, Metals Acquisition Corp (“MAC”), Metals Acquisition Corp. (Australia) Pty Ltd, an Australian private company and wholly-owned subsidiary of MAC (“MAC-Sub”) and Glencore Operations Australia Pty Limited (“Glencore”), a copy of which is attached hereto as Annex A, pursuant to which, among other things, MAC-Sub will acquire from Glencore 100% of the issued share capital of Cobar Management Pty. Limited (“CMPL”) (the “Business Combination Proposal”), which owns and operates the Cornish, Scottish and Australian underground copper mine (“CSA Mine”) near Cobar, New South Wales, Australia, and the transactions contemplated by the Share Sale Agreement (including the business combination) be authorized, approved and confirmed in all respects.”
Recommendation with Respect to the Business Combination
The MAC Board has determined that the Business Combination Proposal, including the execution of the Share Sale Agreement and transactions contemplated thereby is advisable, fair to, and in the best interests of, MAC and its shareholders, and recommends that the shareholders vote or instruct that their vote be cast “FOR” the approval of the Business Combination Proposal.
THE MAC BOARD RECOMMENDS THAT MAC’S SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF THE MAC BOARD, YOU SHOULD KEEP IN MIND THAT MAC’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY CONFLICT WITH YOUR INTERESTS AS A SHAREHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE SHARE SALE AGREEMENT
The following summary describes certain material provisions of the Share Sale Agreement, Deed of Consent and Covenant, and the Side Letter. This summary is qualified in its entirety by reference to the full text of the Share Sale Agreement, which is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read the Share Sale Agreement in its entirety for a more complete understanding of the Business Combination. The Share Sale Agreement is included to provide investors and security holders with information regarding the terms of the Share Sale Agreement. In particular, the assertions embodied in those warranties by the parties contained in the Share Sale Agreement are subject to important qualifications and limitations agreed to by the parties in connection with the negotiation of the Share Sale Agreement. The warranties in the Share Sale Agreement are also qualified and read down by the underlying disclosure material provided in an online data room and other disclosure materials which may not have been filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Share Sale Agreement. MAC and New MAC do not believe that these schedules contain information that is material to an investment decision.
Business Combination
Subject to the terms and conditions of the Share Sale Agreement and the Plan of Merger, the following transactions will occur:
1.
Prior to the closing of the Business Combination, MAC shall be merged with and into MAC Limited with New MAC continuing as the surviving company.

2.
At the Effective Time, (i) each issued and outstanding MAC Class A Ordinary Share and MAC Class B Ordinary Share will be converted into one New MAC Ordinary Share, and (ii) each issued and outstanding whole warrant to purchase MAC Class A Ordinary Shares will be converted into one New MAC Warrant, subject to the same terms and conditions existing prior to such conversion.

3.
MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL. CMPL owns and operates the CSA Mine.

A copy of the Share Sale Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1. The Business Combination is expected to be consummated in the first quarter of 2023, after the required approval by our shareholders and the fulfillment of certain other conditions.
The Merger
In accordance with the terms and subject to the conditions of the Share Sale Agreement and the Plan of Merger, the parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) MAC will be merged with and into MAC Limited, with MAC Limited continuing as the surviving company (MAC Limited following the Merger is referred to as “New MAC”), and (ii) MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL, resulting in CMPL becoming an indirect subsidiary of New MAC.

Organizational Structure
Pre-Business Combination Structure
The following diagram depicts the organizational structure of MAC Limited, MAC, New MAC and CMPL immediately before the Business Combination.
Post-Business Combination Structure
The following diagram depicts the organizational structure of New MAC and its subsidiaries immediately after the consummation of the Business Combination.

(1)
Assumes Glencore receives US$100,000,000 of New MAC Ordinary Shares in the Business Combination. For more information about the transaction consideration, see the section entitled “— Transaction Consideration” below.

Effective Time of the Merger and Closing of the Business Combination
The Merger is to become effective by the registration of the Plan of Merger and will be effective immediately upon such registration. The Merger is expected to occur shortly prior to Closing.
Under the Share Sale Agreement, Closing will take place at 11:00 am (Sydney time) on the first business day of the month immediately following the month in which all of the conditions to the obligations of the parties to consummate the Business Combination have been satisfied or waived (or, if such conditions have been satisfied or waived less than two business days before the last business day of a month, on the first business day of the second following month) at the offices of King & Wood Mallesons in Sydney or any other time and place agreed between Glencore and MAC-Sub.
Transaction Consideration
Under the Share Sale Agreement, in consideration for the acquisition of CMPL, at Closing, MAC and MAC-Sub will:
(i)
pay at least US$775,000,000 (with the potential to be scaled up to US$875,000,000 depending on equity demand) to Glencore (subject to a customary closing accounts adjustment (including New MAC being liable for accounting fees in connection with the transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the time of the Closing:

(ii)
issue up to 10,000,000 New MAC Ordinary Shares (the “Rollover Shares”) to Glencore (having a value of up to US$100,000,000) with Glencore having the option to scale down the amount to US$0 subject to MAC raising sufficient equity (with any scale back to be reflected in the upfront cash payment scale-up, as set out in subsection (i));

(iii)
pay US$75,000,000 as a deferred cash payment on the following terms:

(A)
payable upon New MAC’s listing on the ASX or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(B)
the unpaid balance of the US$75,000,000 will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8 – 12% (which will be determined by reference to prevailing copper prices); and

(C)
any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date;

(iv)
pay US$150,000,000 in cash structured as two contingent payments (US$75,000,000 each) that are unsecured, fully subordinated and payable if, and only if, over the life of the CSA Mine, the average daily LME closing price is greater than:

(A)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (the “First Contingent Copper Payment”); and

(B)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (the “Second Contingent Copper Payment”);

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing; and
(v)
grant Glencore the right to appoint one director to the New MAC Board for every 10% of New MAC Ordinary Shares that Glencore beneficially owns.

Concurrently with the Closing, a royalty deed between New MAC, Glencore and CMPL will become effective (the “Royalty Deed”), pursuant to which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed) and grant security interests created as a result of the Royalty Deed. Net Smelter Returns are equal to the gross revenue minus permitted deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and the security created as a result of the Royalty Deed. A copy of the Royalty Deed is attached to this proxy statement/prospectus as Annex F.
Concurrently with the Closing, CMPL and Glencore International AG (“GIAG”) will enter into the Offtake Agreement. The Offtake Agreement is a life-of-mine offtake obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material, being all material and minerals in the form of copper concentrate produced from or processed at the CSA Mine and specified exploration licenses held by CMPL. A copy of the Offtake Agreement is attached to this proxy statement/prospectus as Annex E.
See the sections entitled “Certain Agreements Related to the Business Combination — Royalty Deed” and “Certain Agreements Related to the Business Combination — Offtake Agreement” for more information.
Ownership of New MAC Following the Business Combination
The following table illustrates varying ownership levels in New MAC immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:
	Share Ownership in New MAC(1)
	Assuming No Redemptions(2)	Assuming 50% Redemptions(3)
MAC’s Public Shareholders and Public Warrants	46%	33%
The Sponsor and Initial Shareholders(4)	17%	20%
PIPE Investors(5)	16%	19%
Sprott(6)]	6%	7%
Osisko(7)	2%	6%
Glencore(8)	13%	15%

(1)
As of immediately following the consummation of the Business Combination. Percentages may not add to 100% due to rounding. For a more detailed description of share ownership upon consummation of the Business Combination, see “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Assumes that no public shares are redeemed in connection with the Business Combination.

(3)
Assumes that 13,257,390 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of $10.00 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.
(4)
Considering the exercise of all New MAC Warrants, the Sponsor and its affiliates would own (i) 17% of New MAC’s share capital under the no redemptions scenario and (ii) 20% of New MAC’s share capital under the “Assuming 50% Redemptions” scenario.

(5)
Assumes the full amount of US$126 million of PIPE Financing is raised. The amount shown for the PIPE Investors includes 180,000 Class A Ordinary Shares to be purchased by certain of MAC’s officers and directors.

(6)
Includes New MAC Financing Warrants to be issued in connection with the Mezz Facility.

(7)
Assumes the Redemptions Backstop Facility is utilized under the “Assuming 50% Redemptions” scenario.

(8)
Assumes Glencore receives US$100,000,000 of New MAC Ordinary Shares in the Business Combination.

Because we have not finalized the PIPE Financing, and because we cannot predict the actual number of shares that will be redeemed, there can be no assurance regarding which scenario will be closest to the actual results. In addition, to the extent that the Redemptions Backstop Facility is utilized, the ownership percentages set forth in the table above will be reduced, and there will be a corresponding increase in Osisko’s holdings. However, as of the date hereof, we have entered into Subscription Agreements for an aggregate of 11,362,506 New MAC Ordinary Shares for an aggregate purchase price of $1136,625,060.
Representations and Warranties
The Share Sale Agreement contains warranties that the respective parties made to each other as of the date of the Share Sale Agreement and will make as the time immediately prior to Closing. The assertions embodied in those warranties were made and will be made, for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with the negotiation of the Share Sale Agreement. The warranties in the Share Sale Agreement are also qualified and read down by the underlying disclosure material provided in an online data room and other disclosure materials, which may not have been filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
Under the Share Sale Agreement, Glencore made representations and warranties to MAC-Sub, including, among other things (a) regarding its capacity, and (b) with respect to CMPL, relating to, among other things: (i) incorporation and power, (ii) capitalization, (iii) compliance with constituent documents, (iv) solvency, (v) compliance with laws, (vi) litigation, (vii) assets, (viii) material business contracts, (ix) employment, (x) properties, (xi) mining tenements, (xii) environment and approvals, (xiii) last accounts, (xiv) tax, (xv) insurance and (xvi) disclosure material, (xvii) minimum working capital and (xix) capacity to issue the Rollover Shares.
Under the Share Sale Agreement, MAC and MAC-Sub made customary representations and warranties to Glencore relating to, among other things, (i) incorporation and power, (ii) capitalization, (iii) insolvency, (iv) no breach of laws; (v) status of the Rollover Shares, (vi) arms-length dealings, (vii) tax, (viii) financial resources and technical capability, (ix) Trust Account details, and (x) compliance with law of this proxy statement/prospectus.
Conduct of CMPL
Under the Share Sale Agreement, subject to certain exceptions set forth in the Share Sale Agreement, Glencore must, until the Closing, ensure that (except as permitted by the Share Sale Agreement or consented to by MAC-Sub):
•
CMPL, including as principal in connection with any agency relationship, will not enter into any new contract or arrangement in connection with its business in which any related party of CMPL is interested, directly or indirectly, unless the same or a similar arrangement has existed in the two years preceding the date of the Share Sale Agreement or any such contract or arrangement is a non-material amendment of, or variation to, any existing arrangements;
•
CMPL conducts its business materially in its ordinary and usual course;

•
CMPL does not enter into or vary any commitment or series of related commitments which will involve: (i) capital expenditure or an obligation relating to its business in excess of $10,000,000; and/or (ii) other expenditure relating to the business of CMPL in excess of $10,000,000 in any year, other than where any proposed capital expenditure or expenditure on such items will be less than or equal to 110% of the corresponding cost reflected in the relevant annual program and budget in respect of the CSA Mine;

•
CMPL does not, except in the ordinary and usual course of its business, settle, offer or propose to settle, compromise, assign or release any debts, obligations or other claims of its business;

•
CMPL does not guarantee the obligations of any person, subject to certain exceptions;

•
CMPL (i) complies in all material respects with the terms of relevant mining tenements, keeps each relevant mining tenement in good standing, and renews each relevant mining tenement before its expiry date, and (ii) does not surrender, relinquish or terminate any relevant mining tenement;

•
CMPL (i) complies in all material respects with the terms of licenses, consents and other approvals which are material to its business, and (ii) does not surrender any material license, consent or other approval;

•
except for the sale of copper, silver and gold (as ore, concentrate or metal) in the ordinary and usual course of business, there is no disposal of, agreement to dispose of, encumbrance or grant of an option over, or declaration of a trust in respect of, any mining tenement (regardless of its value), or any asset or series of related assets of the business of CMPL worth more than $10,000,000 (based on the greater of market value and book value) other than in accordance with the relevant annual program and budget in respect of the CSA Mine;

•
CMPL maintains in force insurance policies equivalent in nature (including conditions) and level of cover provided as the insurance policies maintained in force in respect of its business as at June 30, 2021 and as disclosed to MAC-Sub;

•
CMPL does not hire any person or dismisses any employee whose annual aggregate compensation is in excess of $500,000, except (i) if necessary to comply with applicable laws, any budget or operating plan in respect of the CSA Mine, (ii) the termination of any employee for cause in accordance with that employee’s contract of employment, (iii) the hiring of any person to fill an existing vacancy or to replace any employee that has resigned or has been terminated for cause, or (iv) if there is no material change to the terms of employment of any employee;

•
no state or federal industrial award or agreement in respect of any employee is entered into or varied;

•
CMPL will not (i) merge or consolidate with any other corporation or acquire all or substantially all of the shares or the business or assets of any other person, firm, association, corporation or business organization, or agree to do any of the foregoing, or (ii) enter into any agreement with another person creating a joint venture, partnership, royalty, streaming transaction or other similar arrangement;

•
CMPL does not encumber any of its assets other than in the ordinary course of business;

•
CMPL does not enter into, amend in a material respect, or terminate, certain material contracts in each case other than in the ordinary course of its business, or enters into (or make any binding offer to enter into) any other obligation which is not in the ordinary course of its business;

•
other than the Offtake Agreement, CMPL does not enter into any agreement or arrangement for the sale, transfer or disposal of copper, silver and gold (as ore, concentrate or metal) that will apply or be binding on CMPL on or at any time after the Closing; and

•
CMPL does not distribute or return any capital to its members or otherwise reduce its capital, buy back any of its shares, transfer any shares in it or issue any shares, options or securities that are convertible into shares in CMPL.

Additional Covenants of the Parties
The parties to the Share Sale Agreement made certain covenants under the Share Sale Agreement, including, among others, covenants in connection with:
•
using reasonable efforts to obtain all necessary regulatory approvals;

•
cooperation in the preparation of this proxy statement/prospectus;

•
prohibitions with respect to the negotiation or solicitation by MAC of alternative business combination proposals;

•
assignment of certain contracts to CMPL prior to the Closing;

•
negotiation and finalization of a transitional services agreement between MAC, CMPL and Glencore;

•
delivery of certain documents and other actions to be taken at the Closing; and

•
certain conduct of CMPL following the Closing, including with respect to the use of intellectual property owned by Glencore, payment of intercompany amounts, compliance with contracts with Glencore-affiliated entities, access to information, and the maintenance of certain records.

Conditions to Closing
Conditions to Glencore’s and MAC-Sub’s Obligations
Under the Share Sale Agreement, the respective obligations of MAC-Sub and Glencore to consummate the Business Combination are subject to the satisfaction or waiver by such party of the following conditions:
•
MAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to any payments required to be made in connection with the exercise of redemption rights by MAC’s public shareholders;

•
the MAC Class A Ordinary Shares meet the listing requirements of, and remain listed on, NYSE and those New MAC Ordinary Shares to be issued to Glencore (the Rollover Shares) shall have been approved for listing on the NYSE; and

•
the secretary or minister responsible for administering the Mining Act of New South Wales (or their delegate) gives approval under the Mining Act of New South Wales for, and formally registers, subject to any conditions specified in such approval which are satisfactory to Glencore and MAC-Sub (acting reasonably), the transfer to CMPL of certain exploration licenses.

•
the Treasurer of the Commonwealth of Australia (or his delegate) has provided a written ‘no objection’ notification to the Business Combination, either without conditions or with conditions acceptable to the MAC-Sub (acting reasonably), or the prescribed time period under the FATA for the Treasurer to make an order objecting to the Business Combination expires (which condition has been satisfied as of the date of this proxy statement/prospectus);

•
the Treasurer of the Commonwealth of Australia (or his delegate) has provided a written ‘no objection’ notification to Glencore holding more than 10% of the shares of New MAC post-Closing, either without conditions or with conditions acceptable to Glencore (acting reasonably), or the prescribed time period under the FATA for the Treasurer to make an order objecting to the Glencore holding more than 10% of the of New MAC Ordinary Shares expires;

•
Glencore obtaining any other regulatory approvals or stock exchange approvals (as reasonably required) in connection with the receipt of New MAC Ordinary Shares under or in connection with the terms of the Share Sale Agreement; and

•
MAC obtaining the approval of a majority of the issued and outstanding MAC Class A Ordinary Shares and MAC Class B Ordinary Shares of the Condition Precedent Proposals by those shareholders attending the extraordinary general meeting of MAC shareholders in person or by proxy.

Termination
Generally
If the conditions to each party’s obligations to consummate the Business Combination have not been duly satisfied or waived by June 1, 2023, then the Share Sale Agreement may be terminated by either Glencore or Mac-Sub at any time prior to the consummation of the Business Combination, provided the terminating party is not in default under the Share Sale Agreement and that it has complied with its obligations under the Share Sale Agreement in respect of efforts to satisfy such conditions and cooperating with the other party.
Material Adverse Change
If before Closing a Material Adverse Change (as defined in the Share Sale Agreement and (as summarized below) occurs, then MAC may immediately terminate Share Sale Agreement by giving notice in writing to Glencore.
Pursuant to the Share Sale Agreement, a “Material Adverse Change” means a Specified Event as defined in the Share Sale Agreement and as summarized below) which, whether individually or when aggregated with all other Specified Events that have occurred, or are reasonably likely to occur, has had, or would be considered reasonably likely to have, a physical effect on the assets of CMPL which reduces the operating cash flows of CMPL by at least US$250,000,000 in any financial year against what it would reasonably be expected to have been but for the occurrence of such Specified Event.
Pursuant to the Share Sale Agreement a “Specified Event” means an event, change, condition, matter, circumstance or thing occurring on or after the date of the Share Sale Agreement and before the Closing that is outside of the ordinary course of business and has a physical effect on the assets of CMPL. However, the following will not constitute a Specified Event and will not be factored into any calculation of reduction in operating cash flows of CMPL in determining whether a Material Adverse Change has occurred:
•
a pandemic;

•
a government directive, sanction, order, ban, rule or guideline in relation to any event (including a pandemic)

•
a strike or industrial dispute which has as its result a national or statewide application;

•
changes in general economic, political or business conditions (including declared or undeclared acts of war, armed hostilities, terrorism, financial market fluctuations, changes in interest rates);

•
the unavailability (at commercially reasonable prices) of critical inputs required for the operation of the business of CMPL supplied by third parties;

•
any general applicable change in law (including subordinate legislation);

•
any change or effect that is cured (including by payment of money) or ceases to exist on or before the date of the Closing;

•
changes that affect the copper mining industry generally;

•
any change in foreign exchange rates, financial, securities, or other market conditions (including prevailing commodity prices) generally and any other changes to macroeconomic factors; and

•
any fact, matter or circumstance disclosed in writing by or on behalf of Glencore to MAC-Sub or its representatives prior to the date of this document.

Effect of Termination
If the Share Sale Agreement is terminated, then in addition to any other rights, powers or remedies provided by law, each party will be released from its obligations under the Share Sale Agreement (other than certain specified obligations) but retains the rights it has against any other party in connection with any breach or claim that has arisen before termination.
Expenses
Under the Share Sale Agreement, Glencore and MAC-Sub agree to pay their own costs and expenses in connection with the preparation, negotiation, execution and completion of the Share Sale Agreement, except for all stamp, transaction or registration duty, or similar charges that are payable in relation to the execution or performance of the Share Sale Agreement and any transaction contemplated by the Share Sale Agreement, which will be paid by MAC-Sub.
Limitations on Claims by MAC-Sub
Under the Share Sale Agreement, certain limitations apply to MAC-Sub’s ability to make claims against Glencore under the Share Sale Agreement, including claims in respect of breaches of representations and warranties of Glencore in the Share Sale Agreement. Such limitations include, among others:
•
MAC-Sub may not make any claim under the Share Sale Agreement, or otherwise relating to or in connection with the matters dealt with in the Share Sale Agreement, unless full details of the claim have been notified to Glencore in accordance with the Share Sale Agreement within (i) 5 years following Closing with respect to claims related to taxes of CMPL, and (ii) 18 months after Closing for all other claims; and

•
MAC-Sub may not make any claim under the Share Sale Agreement, or otherwise relating to or in connection with the matters dealt with in the Share Sale Agreement, if the amount of the claim is less than $10,000,000 and until the aggregate amount of all claims properly made under the Share Sale Agreement exceeds $25,000,000.

Limitations on Liability of Glencore
Under the Share Sale Agreement, certain limitations apply to Glencore’s liability in respect of claims made by MAC-Sub against Glencore under the Share Sale Agreement, including in respect of claims for breaches of warranties of Glencore set forth in the Share Sale Agreement. Such limitations include, among others:
•
other than with respect to the breach of certain fundamental capacity, title and solvency warranties made to MAC under the Share Sale Agreement, Glencore’s total liability for loss or damage of any kind under or in connection with the Share Sale Agreement is limited to an amount equal to 20% of the purchase price paid to Glencore pursuant to the Share Sale Agreement. Glencore’s liability for certain fundamental capacity, title and solvency made to MAC-Sub under the Share Sale Agreement is limited to an amount equal to 100% of the purchase price paid to Glencore pursuant to the Share Sale Agreement). In total, Glencore’s aggregate liability for all claims in connection with the Share Sale Agreement is limited to an amount equal to 100% of the purchase price paid to Glencore;

•
Glencore cannot be liable for any economic loss, indirect and consequential loss or damage which includes (i) loss of income, profits or business, (ii) any failure to achieve any anticipated savings, (iii) damage to goodwill or reputation, or (iv) loss of opportunity, or punitive or exemplary damages that may otherwise be awarded against it, whether arising in contract, tort (including negligence), under any statute or otherwise arising under or in connection with the Share Sale Agreement or its subject matter; and

•
Glencore will not be liable for any claim under or in connection with the Share Sale Agreement, unless MAC-Sub has first caused CMPL to make a claim under any insurance policy held by CMPL which may cover that claim and that claim has been denied in whole or in part by the relevant insurer.

MAC Guarantee
Under the Share Sale Agreement, MAC unconditionally and irrevocably guarantees to Glencore MAC-Sub’s compliance with its obligations in connection with the Share Sale Agreement, including each obligation to pay money, and where MAC-Sub does not comply with those obligations on time and in accordance with the Share Sale Agreement, MAC agrees to comply with those obligations on demand from Glencore.
Governing Law
The Share Sale Agreement is governed by, and construed in accordance with, the laws of New South Wales, Australia.
Deed of Consent and Covenant
MAC, MAC Limited, MAC-Sub and Glencore entered into a Deed of Consent and Covenant, dated as of November 22, 2022, regarding the Share Sale Agreement, providing for the Merger between MAC and MAC Limited for the purposes of MAC’s re-domiciliation, along with associated changes to the Share Sale Agreement, and amendments to the consideration structure of the Share Sale Agreement (the “Deed of Consent and Covenant”). The Share Sale Agreement originally contemplated the ability for MAC to undertake a re-domiciliation, subject to the consent of Glencore (such consent not to be unreasonably withheld). The parties have entered into the Deed of Consent and Covenant to provide for Glencore’s consent to MAC’s re-domiciliation and to provide for related and subsequent amendments to the Share Sale Agreement that were required as the Business Combination progressed. The Deed of Consent and Covenant is governed by New South Wales law and the details of it are summarized below.
Consent to re-domiciliation
The Deed of Consent and Covenant provides Glencore’s express consent to MAC’s re-domiciliation, by way of merger with MAC Limited, in accordance with the Plan of Merger, subject to and on the terms and conditions of the Deed of Consent and Covenant.
The Deed of Consent and Covenant establishes an ‘effective time’ that the proposed re-domiciliation will take effect, as the same time the Merger is considered effective under the Plan of Merger, being the date that the last entry on the register is made by the Jersey Registry in relation the Merger (the “Effective Time”). MAC Limited acknowledges and confirms to Glencore that on and from the Effective Time all of the rights and obligations of MAC under the Share Sale Agreement (and the Deed of Consent and Covenant) will be subsumed by MAC Limited (for the purposes of this document, referred to as “New MAC” when referencing MAC Limited obligations post-Merger) in accordance with applicable law. For the parties’ comfort, to the extent any of MAC’s rights and obligations are not subsumed by MAC Limited at law, MAC Limited covenants to Glencore that it will be bound by, assume, observe and comply with and perform all of MAC’s rights and interests under the Share Sale Agreement, whether arising before or after the Effective Time. To give effect to this position, the Deed of Consent and Covenant provides the following specific amendments to the Share Sale Agreement:
•
References in Transaction Documents to MAC:   From the Effective Time, all references to MAC will be deemed to be references to New MAC within (i) the Share Sale Agreement, (ii) the Royalty Deed, (iii) the Registration Rights Agreement, and (iv) any other agreement or document that the parties agree is a transaction document (the “Transaction Documents”);

•
MAC Shares:   Given, pursuant to the Merger, all issued and outstanding MAC Ordinary Shares will be converted into New MAC Ordinary Shares, any references to any MAC Ordinary Shares in the Transaction Documents will be taken to refer to New MAC Ordinary Shares after the Effective Date;

•
Warranties and Representations:   From the Effective Time, any representations and warranties provided as at Closing of the Share Sale Agreement will be taken to be provided by New MAC. Any representations and warranties given by MAC under the Share Sale Agreement prior to the Effective Time (for example those given as at the date of execution), will continue to be provided by MAC. In connection with this, MAC Limited also gives new representations and warranties that the Merger will result in a conversion of MAC shares on a one-for-one basis, without dilution, and that the share capital of New MAC immediately following the Merger will be as disclosed.

Consideration Amendments
In addition to the changes necessitated by the Merger summarized above, the Deed of Consent and Covenant provided for a number of changes to the Share Sale Agreement’s consideration structure agreed between the parties. These changes are summarized in further detail as follows:
•
Increased Rollover Shares:   The number of Rollover Shares to be issued to Glencore at Closing (which, assuming completion of the Merger, will be issued by New MAC) is increased from 5 million to 10 million Rollover Shares. This number is subject to a scale back which, in the event of surplus equity demand, reduces the amount of Rollover Shares to be issued to Glencore at Closing, subject to the following conditions (i) the number of Rollover Shares to be issued may be scaled down to US$0, (ii) the number of Rollover Shares to be issued must be a multiple of 100,000, and (iii) MAC must provide notice of any scale back to Glencore as soon as reasonably practicable and in any event no later than 2 business days’ before Closing.

•
Deferred Cash Consideration:   The quantum of Cash Consideration (as defined under the Share Sale Agreement) is amended to reflect the revised consideration structure by taking the Estimated Purchase Price under the Share Sale Agreement (being an amount of US$1,100,000,000 (subject to customary closing accounts adjustments (including New MAC being liable for accounting fees in connection with the transaction)) reflecting working capital, net debt and tax liabilities), and subtracting (i) the value of the Rollover Shares to be issued to Glencore (which as a result of the Deed of Consent and Covenant, will be increased from US$50,000,000 to US$100,000,000, subject to any scale back), and (ii) the value of the Deferred Cash Consideration, being US$225,000,000 payable in three tranches summarized below. As a result the upfront cash consideration payable at Closing will be reduced to US$775 million (subject to customary adjustments, including New MAC being liable for accounting fees in connection with the Business Combination), with the potential to be scaled up to US$875 million depending on final equity demand.

•
Condition precedent:   Given that Glencore has agreed to accept consideration in the form of equity for up to US$100,000,000 worth of Rollover Shares, Glencore’s potential investment in New MAC may be subject to foreign investment approval under the FATA. To allow for this, the Share Sale Agreement has been amended to provide an additional condition precedent with respect to Glencore obtaining FIRB approval to be issued the Rollover Shares and any other Shares to be issued to it in connection with the Transaction (namely the equity top-up shares to be issued if the first deferred US$75 million payment and applicable interest is not paid within 12 months of Closing) that will be satisfied upon (i) the Treasurer of the Commonwealth of Australia (or his delegate) providing a written ‘no objections’ notification either without any conditions or with conditions that are acceptable to Glencore (acting reasonably), or (ii) the prescribed time period under the FATA for the Treasurer to make an order objecting to Glencore’s subscription for the Rollover Shares expires. It is also a condition precedent that Glencore obtain any other regulatory approvals it considered are required (acting reasonably) in order to be issued the New MAC Ordinary Shares to be issued to it (both at and following Closing) in connection with the Transaction. MAC agrees to provide all reasonably requested information to assist Glencore in preparing and lodging an application for these purposes.

Deferred Cash Consideration
The first tranche of Deferred Cash Consideration consisting of US$75,000,000 is payable to Glencore on the following terms:
(A)
payable upon New MAC’s listing on the ASX or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(B)
the unpaid balance of the US$75,000,000 will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8-12% (which will be determined by reference to prevailing copper prices); and

(C)
any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date
The second and tranche of Deferred Cash Consideration comprises US$150,000,000 payable by MAC to Glencore in the event copper prices average greater than:
•
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (“First Contingent Copper Payment”); and

•
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (“Second Contingent Copper Payment”)

The First Contingent Copper Payment and Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of the company’s finance facilities in place at Closing (senior debt, mezzanine term loan and silver stream have given cross default provisions between the relevant facilities). To the extent payment would constitute a breach of the relevant facilities, MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of the senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing.
Extension to Sunset Date
Due to the lapse of time between the date of the Share Sale Agreement and execution of the Deed of Consent and Covenant, pursuant to the Side Letter, the parties agreed to extend the sunset date by which the conditions precedent to the Share Sale Agreement must be completed from April 28, 2023 to June 1, 2023.
Indemnity
MAC, New MAC and MAC-Sub have provided a broad indemnity in favor of members of the Glencore corporate group, together with its directors, officers and employees from liability (excluding fraud) in connection with any offering document, including this proxy statement/prospectus, prepared, filed and/or lodged with the SEC, a government agency and/or any stock exchange in connection with the acquisition by MAC-Sub of the CSA Mine.
Representations and Warranties
Each party makes representations and warranties to each other that (i) all necessary authorizations have been obtained to enable it to enter into the Deed of Consent and Covenant, (ii) it is duly incorporated and validly exists under the laws of the place of its incorporation, (iii) it has full power and authority to enter into and perform its obligations under the deed, and (iv) the Deed of Consent and Covenant constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms.
CMPL Share Sale Agreement Side Letter
Pursuant to the Side Letter, MAC, MAC-Sub, MAC Limited and Glencore agreed to reimburse Glencore for any fees incurred in connection with procuring such legal opinions that they requested Glencore procure relating to certain of its Related Bodies Corporate (as defined in the Share Sale Agreement). In addition, the Side Letter extended the Sunset Date from April 28, 2023 to June 1, 2023.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Share Sale Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements themselves, and you are urged to read such Related Agreements in their entirety. The form of Royalty Deed is attached hereto as Annex F, the form of Offtake Agreement is attached hereto as Annex E, and the form of Amended and Restated Registration Rights Agreement is attached hereto as Annex D.
Royalty Deed
Concurrently with the Closing, the Royalty Deed between New MAC, Glencore and CMPL will become effective, pursuant to which CMPL will be required, on a quarterly basis, to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed). Net Smelter Returns are equal to the gross revenue minus allowable deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and to take security (as a subordinated creditor) to secure CMPL’s obligations under the Royalty Deed. The Royalty Deed will be governed by the laws of New South Wales, Australia. A detailed summary of the Royalty Deed is set out below.
Royalty Terms
Royalty:   CMPL must pay on a quarterly basis a royalty equal to 1.5% of Net Smelter Returns. Net Smelter Return is equal to gross revenue (minus allowable deductions) from the sale of all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area. The “Royalty Area” means the CSA Mine and related exploration licenses, being Consolidated Mining Lease No.5, Mining Purpose Leases 1093 and 1094, and Exploration Licenses EL5693, EL5983, EL6223 and EL6907, to the extent of CMPL’s interest therein (in each case as may be renewed, extended, substituted or replaced, and including any mining leases or other tenements issued over the current area of such tenements in the future). To the extent sales of copper material by CMPL are undertaken to related parties or otherwise not on arm’s length terms, gross revenue for the purposes of determining Net Smelter Returns is calculated at a deemed arm’s length rate. As referenced above, certain prescribed deductions related to transportation, mineral processing, product handling, administration, sales and marketing and other reasonable costs associated with any of the foregoing are deducted from gross revenue in calculating Net Smelter Returns.
Term:   The Royalty Deed has an indefinite term, continuing and enduring for the benefit of Glencore unless terminated in accordance with its terms.
Payment Terms:   CMPL must pay the royalty amount to Glenore in immediately available funds within 35 days after the end of each calendar quarter. Payments are to be made in U.S. dollars, free and clear, without withholding and deduction in respect of taxes other than to the extent required by law.
Anti-Avoidance Restrictions:   CMPL is prohibited from selling unprocessed minerals and ore without the prior written consent of Glencore (such consent not to be unreasonably withheld).
Reporting:   CMPL must prepare quarterly royalty reports and operational reports as well as annual reports, each to be provided to Glencore. Royalty reports set out the quantity and grade of product sold during the quarter, along with the element specifications of such product, the amount of royalty payable, and any other material information. Quarterly operational reports set out information regarding operations undertaken by CMPL during the quarter within the Royalty Area, including a production forecast for the following 12 months. Annual reports will supplement quarterly reports and set out a life-of-mine forward-looking production forecast in connection with operations within the Royalty Area.

Records and Audit
Records:    CMPL is required to ensure it maintains and keeps accurate records in sufficient detail to enable an independent audit of royalty payments to be undertaken from time to time when permitted under the Royalty Deed. CMPL is required to retain such records for a period of no less than seven years.
Inspection:    Glencore is entitled to access and inspect copies of records retained by CMPL and access operational sites upon giving written notice at times and frequencies prescribed within the Royalty Deed.
Audit:    Glencore may request an audit of CMPL’s records to be undertaken by an independent auditor not more than once each calendar year.
Security
CMPL agrees to enter into a general security agreement in relation to its personal property along with a mining tenement mortgage with respect to the tenements comprising the Royalty Area (the “Royalty Tenements”), to the extent of CMPL’s interest therein, to secure performance of its obligations to Glencore under the Royalty Deed. Such security is subordinated to senior lender security taken by MAC’s financiers in connection with the Syndicated Facility Agreement and ranks pari passu with the rights and entitlements of other subordinated secured creditors. Such security rights are subject to the Intercreditor Deed to be entered into between, among others, MAC, MAC Limited, MAC-Sub, CMPL, Osisko, Sprott, Glenore and the Senior Lenders.
CMPL’s Obligations
Operational Obligations:    CMPL agrees to comply promptly and diligently with all provisions of the Mining Act, to do all things necessary to keep the Royalty Tenements in good standing and free from liability to forfeiture or non-renewal, and to not do or permit anything to be done that may prejudice the Royalty Area or cause the Royalty Tenements, or any part of them to be forfeited or relinquished (other than to the extent required by law, with the consent of Glencore, or pursuant to certain other customary exceptions). Further, CMPL must (i) conduct operations in a proper and efficient manner in accordance with law and accepted international mining, processing, engineering and environmental practices, (ii) make all mining, planning and production decisions as if it had full economic interest in the product produced (without regard to its obligation to pay the royalty), and (iii) only enter into offtake agreements on arm’s length terms.
Comingling Restrictions:    CMPL may comingle other minerals with minerals and product from the Royalty Area provided (i) that no minerals the subject of the royalty are displaced, (ii) that comingling is done in accordance with customary international mining and metallurgical practice, (iii) that representative samples of minerals are taken prior to the comingling process, and (iv) that necessary records are retained to enable the royalty to be properly calculated from the comingled material.
Termination
The Royalty Deed may only be terminated by written agreement of all parties.
Transfer of Interest
Transfer by CMPL:    CMPL may not transfer or attempt to transfer its rights or obligations under the Royalty Deed or its rights, title or interest in the Royalty Tenements or operations concerning those tenements unless it has the prior written consent of Glencore. Glencore’s consent to such transfers cannot be unreasonably withheld where CMPL can establish that (i) the proposed transferee has sufficient technical and financial capability to carry out the operations, (ii) the transferee is not 50% or more owned by a person subject to international sanctions, (iii) the transferee would be reasonably expected to be able to comply with CMPL’s obligations under the Royalty Deed, and (iv) the proposed transferee’s ultimate holding company also meets each of the foregoing requirements. Any such transfer may only occur where CMPL has paid all outstanding amounts that are due and payable under the Royalty Deed. Upon transfer, the proposed transferee and its ultimate holding company must enter into a deed of covenant regarding the Royalty Deed in favor of Glencore.

Change of Control:    To the extent New MAC remains a publicly listed company, CMPL is required to provide notice to Glencore as soon as practical in the event a change of control is proposed to occur but is only prohibited (to the extent within its direct or indirect control or influence) from being subject to a change of control to the extent the proposed incoming ultimate holding company or person is a person subject to international sanctions. Glencore may require that any proposed incoming ultimate holding company guarantees the obligations of CMPL on and from the date of the proposed change of control. In the event New MAC ceases to be a publicly listed company, a more stringent change of control provision applies. CMPL must notify Glencore as soon as practical in the event a change of control is proposed and must not be subject to a change of control without the prior consent of Glencore. Glencore’s consent must not be unreasonably withheld if (i) the proposed transferee is sufficiently financially and technically competent and is not controlled or owned by a person subject to international sanctions, and (ii) the transferee’s ultimate holding company meets each of these requirements also. Any such change of control may only occur where CMPL has paid all outstanding amounts that are due and payable under the Royalty Deed.
Right of Last Refusal:    Glencore must not transfer all or any part of its rights or interests in the Royalty Deed without first providing CMPL a right of last refusal. In the event of a proposal to transfer Glencore’s rights or interests under the Royalty Deed, Glencore must provide notice of the commercial terms and consideration of the proposal to CMPL. Following receipt of such notice, CMPL may agree to buy out the royalty interest on the same terms and consideration by providing written notice to Glencore. In the event CMPL elects not to acquire the royalty interest, or fails to respond to the notice from Glencore within the prescribed time period, Glencore may transfer (and CMPL is deemed to agree to the transfer of) the royalty interest to such third party on terms no more favorable to the transferee than those notified to CMPL. This right of last refusal does not apply to transfers by Glencore to related parties. However, the right of last refusal does apply to a proposed change of control of Glencore. In the event Glencore undergoes a change of control, CMPL is offered the opportunity to buy out the royalty interest at a price equal to the net present value of the royalty calculated at the time of the proposed change of control.
Guarantee
New MAC unconditionally and irrevocably guarantees CMPL’s obligations under the Royalty Deed and indemnifies Glencore from any liability or loss arising from CMPL’s non-compliance with the Royalty Deed or any breach of a warranty or representation therein.
Dispute Resolution
Expert Determination:    Certain disputes under the Royalty Deed regarding accounting, record-keeping, technical and operational matters may be subject to determination by an independent expert, subject to specified limitations on the scope of expert review contained within the Royalty Deed. Decisions of the independent expert are binding on the parties.
Arbitration:    General disputes not referred to (or not capable of being, or suitable to be, referred to) independent expert review are subject to resolution by arbitration conducted in Sydney, Australia in accordance with the LICA Arbitration Rules.
Offtake Agreement
Concurrently with the Closing, CMPL and GIAG will enter into the Offtake Agreement. The Offtake Agreement is a life-of-mine obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material. The Offtake Agreement will be governed by the laws of England and Wales. A detailed summary of the Offtake Agreement is set out below.
Term:    The Offtake Agreement continues and endures for the entire life of the CSA Mine.
Quantity:    CMPL undertakes to sell, and GIAG undertakes to purchase, 100% of all “Material” (as defined, being all copper concentrate produced or derived from (i) material and minerals extracted from the CSA Mine and related exploration licenses, being Consolidated Mining Lease No.5, Mining Purpose Leases 1093 and 1094 and Exploration Licenses EL5693, EL5983, EL6223 and EL6907, to the extent of CMPL’s interest therein, (ii) the operations conducted at the CSA Mine and on related exploration licenses, or (iii) minerals or concentrates which are inputted to and/or processed through the copper concentrator and associated facilities located at the CSA Mine).
CMPL is obligated to provide quarterly and annual production forecast estimates to GIAG. Such estimates are not binding, but CMPL must use reasonable endeavors to notify GIAG of any material variation to the forecast estimates. In the event CMPL fails to deliver the yearly estimated production forecasted, GIAG retains the option to carry over and take the shortfall tonnage during the next contractual year.
Other than the requirement to sell 100% of all Material produced at the CSA Mine, there are no specified production volumes or minimum supply provisions included in the Offtake Agreement.
Penalties:    The Offtake Agreement contains specific clauses governing the specifications and quality of the Material being supplied. Material specifications relate to payment provisions under the agreement and are subject to a deduction and penalties regime relating to the relevant composition of the Material. These penalties take the form of liquidated damages calculated in accordance with breaches of the chemical content thresholds for certain listed elements, chemicals and impurities, on the terms commercially agreed within the Offtake Agreement.
CMPL is obligated to notify GIAG if the Material supplied falls outside of the agreed indicative specifications. In such circumstances, the parties will discuss in good faith differences in value (if any) between the contractually specified grade of Material and actual grade of supplied Material.
GIAG has an express right to charge CMPL the costs resulting from (or associated with) (i) the Material’s chemical composition falling outside the agreed contractual specification range and such divergence has a material impact on GIAG’s receiving smelter’s smelting and refining processes, or (ii) there are deleterious elements found which are not contained within the contractual specification and GIAG is faced with a financial claim from its receiving smelter.
GIAG has an express right to reject the Material or apply additional costs if the moisture content of delivered Material exceeds the specification limits.
Delivery Terms:    The Offtake Agreement allows for GIAG to opt for delivery on either CIF or FOB delivery terms, at its discretion. In the event GIAG elects to take delivery on an FOB basis, then the corresponding roll-back cost from CIF to FOB is to be paid to GIAG or deducted from GIAG’s provisional payment to CMPL.
Title and Risk:    Title to Material sold under the Offtake Agreement passes upon receipt of provisional payment. Risk in the Material passed to GIAG in accordance with Incoterms 2020.
Insurance Obligations:    In circumstances where GIAG has opted for delivery on a CIF basis, CMPL remains responsible for the costs of insuring the Material for shipment to the port nominated by GIAG. The Offtake Agreement further provides that delivery on CIF terms is in accordance with Incoterms 2020, unless specified otherwise.
The Offtake Agreement requires CMPL to arrange and pay for insurance for the full CIF value of the product, plus the customary 10% in accordance with Institute Cargo Clause (A) cl. 382 01.01.2009, extended to cover loss caused by inherent vice or nature, including war risks (ICCW cl. 385 01.01.2009) and strikes, riots and civil commotion (ICCS cl.386 01.01.2009).
Pricing
The price payable by GIAG for the Material is calculated in accordance with the payment calculations based on specified proportions of final copper content less certain specified deductions. There are express minimum floor prices for silver and gold content that GIAG is not obligated to pay. Prices are calculated in line with industry indexes for minerals over a quotational period (the “Quotational Period”). The pricing regime is subject to the quality control provisions contained within the Offtake Agreement.
Quotational Period:    The applicable Quotational Period is a mechanism, exercisable by GIAG in connection with shipments of copper, silver and gold, which allows for metal price averaging to be applied.

The Quotational Period is at GIAG’s option and is to be declared on each metal (copper, silver, gold) separately, on a shipment-by-shipment basis.
Charges and Deductions:    The above pricing regime is subject to express deductions that include a Material treatment charge, in addition to various copper, silver and gold refining charges.
Penalties:    Delivery of Material is subject to specified penalties applicable to the pricing regime for certain mineral content in the Material (including; arsenic, fluorine, chlorine, mercury, zinc, lead, cadmium, bismuth and antimony content), each calculated pro-rata in GIAG’s favor.
Payment
All payments for Material are to be made in U.S. dollars to a bank account nominated by CMPL.
Provisional Payment:    The Offtake Agreement provides for provisional payment to be made by GIAG, payable after the bill of lading date, on the provision of relevant shipping documents by CMPL. The estimated product value of Material shipped is based on CMPL’s provisional weight, moisture and assay certificates.
Final Payment:    Final payment for each shipment is made after CMPL provides a final invoice in accordance with the terms of the Offtake Agreement. The final invoice amount is calculated in accordance with the quality provisions contained in the Offtake Agreement and final weight, metal quotations and assay certificates in respect of the Material as measured at the discharge port. In the event the final invoice amount is less than the provisional amount paid by GIAG, the amount of any shortfall is to be remitted by CMPL to GIAG. All such remitted payments are made in U.S. dollars to a bank account nominated by GIAG.
Force Majeure
Under the Offtake Agreement, a force majeure event includes, but is not limited to: war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, storm, tempest, earthquake, laws, rules or regulations, applicable sanction laws, including but not limited to prohibitions on export or import and/or prohibitions applying to a nominated or carrying vessel/means of transport or any other cause or causes beyond the reasonable control of either party, whether or not similar to the causes just enumerated.
No Default:    Failure to deliver or accept delivery in whole or in part due to force majeure does not constitute a default under the Offtake Agreement and does not subject either party to liability for resulting loss or damage. However, force majeure does not apply in the context of delay or failure to pay money when due. If a force majeure event occurs, the affected party is obliged to give written notice within three business days to the other party. Where notice is not provided by the affected party within that period, force majeure will not justify non-fulfilment of any obligations under the Offtake Agreement.
Cancellation of Delivery of Material:    Additionally, the occurrence of a force majeure event that causes a failure to deliver or to accept delivery of Material has the effect of pausing the relevant delivery period for the duration of that failure. If such force majeure interruption continues for more than 90 days, then the party not having declared the force majeure event has a right to cancel the affected quantity of Material with immediate effect. This does not extend to Material:
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that GIAG has booked transportation for;

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the Quotational Period for which has commenced or been completed; or

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that has had pricing established prior to the force majeure event.

There are no express provisions granting a right to terminate the Offtake Agreement in its entirety due to a force majeure event.
Liability
The Offtake Agreement provides for a blanket exclusion of liability for consequential loss, providing that neither party shall be liable to the other for any indirect or consequential damages (including loss of profits) resulting from the performance or non-performance of its obligations under the agreement. GIAG’s liability is also limited in cases where there has been or will be a breach of certain international sanctions representations provided by CMPL. In these circumstances, GIAG may terminate or suspend any part of the Offtake Agreement with immediate effect by notice to CMPL. Furthermore, GIAG has an express right to set off any liability of CMPL to it against any liability of GIAG to CMPL. This applies to any liabilities present or future, liquidated or unliquidated. There are no other express liability limitation provisions contained within the Offtake Agreement.
Assignment
Neither party may assign or transfer any of its rights or obligations under the Offtake Agreement without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The terms of the Offtake Agreement are binding upon any successors and assignees in the event of assignment by consent.
Notwithstanding the above, CMPL retains the right to grant security over its right, title and interest in the Offtake Agreement in favor of a lender (which includes a security trustee or agent acting on behalf of one or more lenders).
Amended and Restated Registration Rights Agreement
At Closing, the Investors will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, New MAC is required to prepare and file or cause to be prepared and filed with the SEC as soon as practicable after the Closing, but in any event no later than thirty (30) calendar days after the Closing, a Resale Shelf Registration Statement.
In particular, the A&R Registration Rights Agreement will provide for the following:
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Shelf registration rights:    No later than thirty (30) calendar days following the Closing, New MAC will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined therein) held by the Investors. New MAC will use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing thereof, but in no event later than sixty (60) calendar days following the filing deadline; provided that such deadline shall be extended to ninety (90) calendar days after the filing deadline if the Resale Shelf Registration Statement is reviewed by, and receives comments from, the SEC.

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Demand registration rights:    Subject to certain customary exceptions, at any time and from time to time, holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities (as defined therein) may make a written demand for registration of all or part of their Registrable Securities (as defined therein). New MAC shall, within ten (10) days of receipt of such demand notify all other Investors in writing of such demand. Upon receipt of such demand, New MAC will be required to file a registration statement of all or any portion of their Registrable Securities (as defined therein), including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering. New MAC is not obligated to effect more than three (3) demand registrations; provided that a registration will not be counted for such purposes unless a Form F-1, or any similar long form registration, or Form F-3 has become effective.

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“Piggy-back” registration rights:    Pursuant to the Securities Act and subject to certain customary exceptions, at any time after the Closing, if New MAC proposes to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for New MAC’s own account or for the account of shareholders of New MAC, then New MAC will (i) notify the Investors of such offering as soon as practicable but not less than ten (10) days before the anticipated filing of such registration statement, and (ii) offer the Investors the opportunity to register the sale of such number of Registrable Securities (as defined therein) that such Investor may request in writing within five (5) days following receipt of notice from New MAC.

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Expenses and indemnification:    All fees, costs and expenses of underwritten registrations will be borne by New MAC, and underwriting discounts and selling commissions attributable to the

Registrable Securities (as defined therein) being sold by the holders thereof will be borne by such holders. The A&R Registration Rights Agreement will contain customary cross-indemnification provisions, under which New MAC is obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to New MAC, and holders of registrable securities are obligated to indemnify New MAC for material misstatements or omissions attributable to them.
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Registrable securities:    Securities of New MAC will cease to be Registrable Securities (as defined therein) when (i) a registration statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement, (ii) such securities have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer have been delivered by New MAC and subsequent public distribution of them does not require registration under the Securities Act, (iii) such securities have ceased to be outstanding, or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

The A&R Registration Rights Agreement will require New MAC to register the following securities:
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6,628,695 New MAC Ordinary Shares into which the MAC Class B Ordinary Shares will convert in the Merger held by the Sponsor and its affiliates (including the interests of the Anchor Investors and the 517,500 Founder Shares to be transferred to the Cornerstone Investors);

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6,535,304 New MAC Warrants into which the MAC private placement warrants held by the Sponsor and its affiliates will convert in the Merger;

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6,535,304 New MAC Ordinary Shares underlying the New MAC Warrants; and

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up to 10,000,000 New MAC Ordinary shares being issued to Glencore at Closing.

In addition, New MAC has granted (or expects to grant) similar registration rights covering 12,565,000 New MAC Ordinary Shares to be purchased by the PIPE Investors (assuming the full amount of US$126 million of PIPE Financing is raised), 4,000,000 New MAC Ordinary Shares to be purchased by Osisko for the Silver Stream and assuming the Redemption Backstop Facility is fully exercised, 1,500,000 New MAC Ordinary Shares to be purchased by Sprott in connection with their provision of financing and 180,000 New MAC Ordinary Shares to be purchased by certain of MAC’s officers and directors. In addition, Sprott will receive registration rights with respect to 3,187,500 New MAC Warrants (and the equivalent number of New MAC Ordinary Shares underlying such warrants).
The form of A&R Registration Rights Agreement is attached to this proxy statement/prospectus as Annex D.
Senior Facilities
On February 28, 2023, MAC-Sub (as borrower), MAC and MAC Limited (as guarantors) entered into a syndicated senior loan facility agreement (the “SFA”) with a syndicate of Senior Lenders. Citi Debt, Bank of Montreal, and Harris Bank, N.A. are the Mandated Lead Arrangers and Bookrunners (“MLABs”). The following summarizes the material terms of the SFA, which is qualified in its entirety by the terms and conditions of the SFA, attached hereto as Exhibit 10.19.
The SFA establishes a number of credit facilities to be available to MAC-Sub in connection with the Business Combination. The SFA also establishes mechanisms for how the funds provided under the Senior Facilities can be drawn down and used, and otherwise how New MAC, MAC-Sub, and CMPL (post-Closing) must conduct business (particularly in relation to cash and bank accounts, maintaining and dealing with assets, informational reporting, and other management matters). The SFA provides for a US$258 million syndicated senior secured debt facility (comprising of a US$205 million acquisition term loan and US$25 million revolving credit facility for working capital and a US$28 million (A$40 million) letter of credit facility) in available credit to MAC-Sub. The SFA is based upon a market form (from the Asia Pacific Loan Market Association (Australian Branch)) and is governed by New South Wales law. Further details are summarized below.

Under the SFA, the Senior Lenders have provided commitment letters for the US$205 million acquisition term loan and US$25 million revolving credit facility for working capital. The Senior Lenders have not committed to providing the US$28 million (A$40 million) letter of credit facility as of the date of this proxy statement/prospectus, but it is anticipated other lenders may join the syndicate in order to fund this aspect of the Senior Facilities.
Facilities, Repayment Terms & Interest Rates
Facilities:    The SFA establishes the senior secured debt facilities that MAC-Sub can draw upon for various purposes provided for in the SFA as part of the Debt Facilities (the “Senior Facilities”). The Senior Facilities are split into Facility A, Facility B and Facility C, as follows:
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Facility A is an amortizing term loan facility in the amount of US$205 million. The purpose of this Facility A is to fund part of the purchase consideration for the acquisition of CMPL (the owner of the CSA Mine and its associated facilities, plant and equipment) in connection with the Business Combination. Facility A may also be used to fund transaction costs associated with such purchase and any fees, costs and expenses in connection with the Senior Facilities. The Senior Lenders have provided commitment letters for Facility A.

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Facility B is a revolving working capital facility to the amount of US$25 million. Facility B can only be used for general corporate purposes post-Closing, including the working capital of the CSA Mine. Facility B cannot be used towards the purchase consideration or fees relating to the Business Combination, or for making payments or distributions to mezzanine debt which MAC and its subsidiaries/affiliates may owe. The Senior Lenders have provided commitment letters for Facility B.

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Facility C is a letter of credit facility to the amount of US$28 million. Facility C is provided for two purposes — first, for providing performance guarantees in favor of the government of New South Wales in relation to the environmental rehabilitation obligations of the CSA Mine, and second, for other financial bank guarantees, as required. The Senior Lenders have not committed to funding Facility C as at the date of this document, but it is anticipated other lenders may join the syndicate in order to fund this aspect of the Senior Facilities.

Repayment:    The SFA contains specific provisions relating to the way MAC-Sub must repay the Senior Facilities. Facility A requires quarterly repayments that are sculpted as necessary to meet a Debt Service Cover Ratio (the “DSCR”) of a minimum of 1.50x, and such that Facility A is fully amortized over a notional 5 year loan life based on the agreed financial modelling under the SFA. Each Facility B loan is to be repaid on the last day of the applicable ‘interest period’ for each such loan (being a period of 3 months or shorter period agreed at the time of drawdown), and such that all Facility B loans are repaid on or before the date that is 3 years after the date of financial close under the SFA (the “Termination Date”). Letters of credit issued under Facility C which do not have an expiration date, or have an expiration date which is after the Termination Date, must be repaid on the Termination Date.
Mandatory prepayment:    Further to the above, certain events will also trigger an obligation to repay certain amounts of the Senior Facilities (that is, in various circumstances which the SFA prescribes as mandatory prepayment events). A mandatory prepayment event (requiring early repayment of the Senior Facilities which are not otherwise transferred to another lender) occurs if at any point in time it becomes unlawful for the lender to perform any of its obligations under the SFA or to fund or maintain any of the utilization of a facility, or it becomes unlawful at any point due to a change in the law. A ‘Review Event’ also triggers a mandatory prepayment obligation if, within 45 days from the earlier of the date on which the SFA facility agent receives notice of the Review Event and the date on which the SFA facility agent becomes aware of the Review Event, the SFA parties are unable to agree amendments to the SFA (and related finance documentation) to reflect the altered commercial parameters of the transaction as a consequence of the occurrence of such Review Event, and the SFA facility agent provides MAC-Sub with 60 days’ advance notice of such cancellation and triggered mandatory pre-payment. A ‘Review Event’ occurs if (i) shares of MAC (or any other subsidiary) are suspended from trading on the NYSE or the Australian Securities Exchange (ASX) for 10 consecutive business days (other than in connection with the de-SPAC process before financial close under the SFA), (ii) MAC ceases to hold directly or indirectly 50% of the voting shares of, or otherwise ceases to control, MAC-Sub and, after its acquisition by MAC-Sub, CMPL,

(iii) CMPL ceases to own the key mining tenements relating to the CSA Mine, (iv) the CSA Mine ceases mining or processing for an unplanned period of more than 14 business days, or (v) a change in any tax law or regulation (or its interpretation or application) occurs which results in adverse tax consequences to any assumption for tax under the SFA financial modeling which would breach a financial covenant (see below for further details). Other mandatory prepayment events are also triggered for a breach of any trade, economic or financial government sanctions; sales or transfers of all or substantially all of a MAC obligor’s assets; and where any MAC obligor receives cash proceeds from insurance claims exceeding US$5,000,000 in aggregate in any financial year (excluding proceeds committed to reinstate or replace assets, or proceeds received from third party liability or business interruption-type insurances).
Cash sweep:    In addition to the repayment and mandatory prepayment provisions summarized above, the SFA contains a mechanism for Facility A to be mandatorily repaid by way of a ‘sweep’ of excess cash available to the MAC-Sub and each of its subsidiaries. On the last day of each quarter, MAC-Sub must apply 30% of all excess cash in repayment of Facility A applied in inverse order of maturity.
For the purposes of this cash sweep, ‘excess cash’ is the cash balance held by MAC-Sub and any of its subsidiaries during the interest period that is available after making all other required repayments in accordance with the cashflow cascade in the SFA, and allowing for the required minimum cash and cash equivalents balance (of US$30,000,000). Excess cash for the purposes of the SFA does not include (i) the proceeds from MAC-Sub listing on the ASX, or (ii) the proceeds from any sale and lease back of assets used on the CSA Mine as long as the assets continue to be used for the operations of the CSA Mine, with the value of those assets not exceeding US$30 million.
Voluntary prepayment:    MAC-Sub can also voluntarily elect to prepay the Senior Facilities by, prepaying all or part of the outstanding balance (if part repayment then a minimum of US$500,000, or its AU$ equivalent, and in integrals or multiples thereof), subject to providing the facility agent not less than 5 Business Days prior notice (or such shorter period as the majority of the Senior Lenders may agree).
MAC-Sub may choose how a voluntary prepayment is applied to the Senior Facilities to be either (i) a payment towards repayments of drawdowns in inverse order of maturity against the remaining repayment instalments as set out in the repayment schedule in the SFA, or (ii) towards prepayment of each repayment instalment for each repayment date failing after that repayment, pro-rated by the amount of the drawdown already repaid.
Interest rates (Facility A and B) and Issuance Fees (Facility C):    The rate of interest for each day of all interest periods for Facility A and Facility B loans is calculated from the aggregate of (i) the margin (being a fixed amount of 3.0% per annum), and (ii) the greater of zero or the secured overnight financing rate (“SOFR”) for such day. The issuance fee for Facility C (in lieu of interest) is 2% per annum on the amount of each outstanding performance guarantee, or 3% per annum on the amount of each outstanding financial guarantee. The SFA also specifies a default interest rate of an additional 2% per annum for overdue payments.
Material Conditions & Covenants
Conditions of drawdown:    The initial conditions precedent under the SFA are usual for a facility of this nature, including but not limited to (i) due diligence reports, (ii) legal opinions, (iii) financial modelling, (iv) insurance, (v) de-SPAC process, (vi) there being no current default and default resulting from the proposed draw down, and (vii) the repeating representations under the SFA to be made by MAC-Sub and its subsidiaries are true in all material respects.
Financial covenants:    The SFA includes a number of financial covenants which MAC-Sub must comply with on specified testing dates under the SFA (generally 12 month-rolling periods ending on the last day of each calendar-quarter).
The financial covenants require MAC-Sub to (i) maintain a DSCR over any relevant period of not less than 1.20, (ii) have a forecast cash flow coverage ratio of not less than 1.25, (iii) have a net debt to EBITDA ratio of not more than 2.5, (iv) maintain a ratio of total net debt to EBITDA of not more than 3.25 (for the first 12 months after financial close of the Senior Facilities) or 3.00 thereafter, (v) have available cash and cash equivalents of at least US$30 million at the end of each relevant period, and (vi) have a reserve tail ratio projection of over 25% at the Termination Date. Following execution of the SFA, MAC and its lending counterparties to each of the SFA, Mezz Facility, Silver Stream and Copper Stream discussed amending to MAC’s covenants regarding maintenance of total net debt to EBITDA ratios to account for whether MAC has drawn upon any part of the Copper Stream. As a result, MAC has requested Senior Lenders to amend the SFA to update the net debt ratio covenant above to require MAC to: maintain a ratio of total net debt to EBITDA, if there are no amounts outstanding under the Copper Stream, of not more than 3.25 (for the first 12 months after financial close of the Senior Facilities) or 3.00 thereafter, or, if there are any amounts outstanding under the Copper Stream, of not more than 3.50 (for the first 12 months after financial close of the Senior Facilities) or 3.25 thereafter.
Cashflow waterfall:    The SFA requires MAC-Sub to deposit into a proceeds account money received from various cashflow sources including, but not limited to (i) sales proceeds from minerals, (ii) GST refunds and tax credits, (iii) proceeds from hedging activities, and (iv) other amounts received in relation to the CSA Mine. The SFA then specifies the reasons for, and order of priority to be attributed to, amounts to be withdrawn from the proceeds account (before remaining funds may be transferred to a distribution account for permitted dividends and distributions, including payment of deferred consideration to Glencore for the purchase of the CMPL share capital).
The cashflow waterfall establishes an order of priority for how the funds from the proceeds account are applied. First priority requires MAC-Sub to pay operating costs in accordance with agreed financial modelling, any final adjustments payable by MAC-Sub under the Share Sale Agreement, any payments or deliveries due to the buyer on account of Payable Silver under the Silver Stream, and to pay the Glencore NSR Royalty (as defined below) to Glencore. Second, MAC-Sub must pay any other taxes, fees or royalties other than the Glencore NSR Royalty. Third, MAC-Sub can use the funds towards payment of operation and maintenance costs outside of the agreed financial modelling. Further detail is outlined in the summary of the Intercreditor Deed, below.
The priorities continue until the proceeds account holds the required level of US$30 million of cash or cash equivalents. Once the proceeds account reaches this level MAC-Sub then makes any mandatory pre-payments required for the Senior Facilities, then any payments due and payable under the Mezz Facility (as described below), the Copper Stream that forms part of the Redemptions Backstop Facility (to the extent utilized and as described below) and any amounts due under the Silver Stream (other than on account of Payable Silver). Next, MAC-Sub can make any voluntary pre-payments it wishes to make under the SFA, as well as any discretionary capital expenditures approved by the agent and lenders of the SFA. Finally, the remaining funds are transferred to the distribution account where the cash sweep occurs on any amount of funds available for distributions.
Representations, Warranties, and Undertakings
Under the SFA, the MAC obligors (that is, MAC-Sub plus the other MAC entities who grant security or guarantees, as outlined in the security summary below, each “an Obligor”) will advance customary representations and warranties to the lenders relating to, among other things, (i) company status, (ii) power and authority, (iii) insolvency, (iv) taxes, (v) mining tenements and activities, (vi) assets and financial status, (vii) sanctions, and (viii) the project. The Obligors also provide customary informational, project-specific, and general undertakings in favor of the SFA counterparties. These include, by way of example, (a) compliance with laws, (b) guarantor coverage, (c) corporate details, (d) restrictions upon distributions and dividends, and other security, financing, loans, and dealings (including restrictions on disposals and dealings with assets, and security negative pledge (subject to permitted security exclusions)), (e) project assets and authorizations, (f) project contracts (including offtake agreements), (f) tenements, caveats, and other project land undertakings (including in relation to environmental matters), (g) insurance requirements (including use of insurance proceeds), and (h) the use of bank accounts.
Events of Default
The SFA contains customary events of default relating to, among other things, (i) failure to pay, (ii) breach of financial or other covenants, (iii) event of insolvency, (iv) unlawfulness, (v) cross default and cross acceleration, (vi) delisting, and (vii) sanctions.

Security
The Senior Facilities will be secured on a first lien basis by the security package described under (and being, generally, a package of security over all present and after-acquired of MAC, MAC-Sub, and CMPL, subject to and as further described in) the heading “— Security Package for Senior Facilities, Mezzanine Facility, Silver Stream and Related Business Combination Debt” contained elsewhere in this proxy statement/prospectus.
Mezzanine Debt Facility Agreements
On March 10, 2023, MAC-Sub (as borrower), MAC and MAC Limited (as guarantors) and Sprott (as lender) entered into a Loan Note Subscription Agreement to make available a mezzanine debt facility to MAC-Sub (the “Mezz Facility”). The total funding available to MAC under the Mezz Facility is US$135,000,000. The Mezz Facility is governed by the law of New South Wales and a summary of the key details of it are set out below. The following summarizes the material terms of the Mezz Facility, which is qualified in its entirety by the terms and conditions of the Mezz Faility, attached hereto as Exhibit 10.20.
In addition to the Mezz Facility, Sprott has agreed to a make an equity investment in MAC, as part of the financing for the purchase of CMPL. See “— Sprott Equity Investments” below for more information.
Loan Facility
Amount:   The amount available under the Mezz Facility is US$135,000,000.
Term:   The Mezz Facility has a maturity of 5 years from the financial close.
Interest:   The interest rate on the Mezz Facility will be paid on a quarterly basis and is calculated as the aggregate of (i) the Interest Rate Margin (outlined below), and (ii) the greater of the 3-month term SOFR rate or 2.00% per annum. The Interest Rate Margin is calculated based on the copper price on two business days prior to the first day of each calendar quarter as quoted on the London Metal Exchange (“LME”). The variation in the copper price will determine the margin rate as well as the composition of interest payments (being either cash and/or capitalized to the principal (provided no event of default is continuing)) as described below:
LME Copper Price	Margin	Payment
<$3.40/lb	12.00%	100% capitalized / 0% Cash
>$3.40/lb to $3.85/lb	10.00%	60% capitalized / 40% Cash
>$3.85/lb	8.00%	0% capitalized / 100% Cash
Repayment:    Any outstanding principal amount (together with all capitalized interest) is to be paid in full (ie, bullet repayment) at the maturity date of the Mezz Facility. If MAC-Sub does not have available cash above the minimum required by the Senior Facilities and the Mezz Facility sufficient to pay (i) cash interest repayments required by the Mezz Facility and (ii) repayments under the Copper Stream (as defined below), MAC must apply any excess cash on a pro-rata basis between the Copper Stream deliveries and Mezz Facility interest repayments, according to the due and payable value of each, with any outstanding interest payments under the Mezz Facility not paid in cash to be subject to a ‘payment-in-kind’ method whereby outstanding payable interest is capitalized and added to the loan balance.
Pre-payments:    MAC-Sub is subject to standard and customary mandatory prepayment terms for a facility of this nature. MAC-Sub cannot make any voluntary pre-payments before the second anniversary of the term of the facility. After that time MAC-Sub may voluntarily prepay the whole facility amount only, subject to it also paying a prepayment premium of 4.00% for a prepayment during year 3 (noting that no prepayment premium is payable for voluntary prepayments thereafter).
Conditions:   The Mezz Facility contain standard and customary conditions precedent to the finalization of a facility such as this. The Mezz Facility is on substantially the same terms, save as to commercial terms, as the SFA.

Representations, warranties, covenants and events of default
The Mezz Facility contains customary representations, warranties, covenants and events of default, aligned with those in the Senior Facilities and for other creditors. Distinct to the covenant package included within the SFA as at the date of this proxy statement/prospectus, the Mezz Facility contains a covenant requiring MAC to maintain a ratio of total net debt to EBITDA, if there are no amounts outstanding under the Copper Stream, of not more than 3.25 (for the first 12 months after financial close of the Senior Facilities) or 3.00 thereafter, or, if there are any amounts outstanding under the Copper Stream, of not more than 3.50 (for the first 12 months after financial close of the Senior Facilities) or 3.25 thereafter. MAC has requested the Senior Lenders to amend the SFA to update the covenant package thereunder to include the tiered total net debt to EBITDA ratio covenant set out above, at which point the covenants under the Mezz Facility will materially align with those contained in the SFA.
Security
The Mezz Facility will be secured against (i) all property, assets, undertaking and rights of CMPL including without limitation all property and assets comprising the CSA Mine, (ii) all property, assets, undertakings and rights of MAC, including all equity interests held directly by MAC in MAC-Sub, (iii) all property, assets, undertakings and rights of MAC-Sub, (iv) all property, assets, undertaking and rights of any other affiliates of MAC related to CMPL or the CSA Mine, and (v) all intercompany loans owing by CMPL, MAC-Sub, MAC or any MAC affiliate related to CMPL or the CSA Mine to each or to any affiliate of MAC, and (vi) any other property, asset, right or undertaking of MAC or is subsidiaries that is subject to a security granted to any lender under the Senior Facilities. The security under the Mezz Facility will be subordinated to encumbrances granted under the SFA.
CMPL and MAC-Sub (and any other direct or indirect affiliates of MAC holding a direct or indirect interest in the CSA Mine assets) will also guarantee the obligations of MAC under the Mezz Facility.
Warrants:   Under the Mezz Facility, Sprott will receive a pro rata allocation of 3,187,500 warrants to purchase New MAC Ordinary Shares once the Mezz Facility begins (the “New MAC Financing Warrants”). Each New MAC Financing Warrant will entitle the holder to purchase one New MAC Ordinary Share. The New MAC Financing Warrant documentation will contain customary anti-dilution clauses. The New MAC Financing Warrants will be fully transferrable and will last for the full five-year term of the Mezz Facility with an exercise price of US$12.50 per share. Upon exercise, New MAC may either (i) cash-settle the New MAC Warrants, or (ii) direct the holder to off-set the exercise price against the outstanding principal amount of the facility. New MAC may elect to accelerate the exercise date for the New MAC Financing Warrants if New MAC Ordinary Shares are quoted on a recognized stock exchange as over two (2) times the exercise price for twenty (20) consecutive trading days.
Sprott Equity Investments
In addition to its Mezz Facility Sprott entered into a subscription agreement with MAC and MAC Limited dated March 10, 2023, pursuant to which Sprott has committed $15,000,000 to the equity issue being undertaken in connection with the Business Combination.
Amount:   Sprott will subscribe to a US$15,000,000 equity issue in MAC.
Terms and Conditions: The terms of the equity issue are to be on identical terms to the PIPE equity participation arrangements.
Representations and Warranties:   Each party gives warranties and makes representations to the other that are standard and customary for an equity subscription such as this.
Silver Stream Agreement
On March 20, 2023, Osisko, MAC, MAC Limited and MAC-Sub entered into the Silver Stream providing for the purchase by Osisko, and a sale by MAC, of Refined Silver equal to the amount of silver produced from the CSA Mine (the “Produced Silver”) during the life of the mine. Osisko will advance to New MAC a US$75,000,000 upfront cash deposit (the “Deposit”) on account of future deliveries of refined silver by New MAC to Osisko referenced to silver production from the CSA Mine. The Deposit will be used for the purposes of partly financing the Business Combination. The Silver Stream is to be governed by New South Wales law. The following description of the Silver Stream does not purport to be complete and is qualified in its entirety by reference to the full text of the Silver Stream, a copy of which is filed as Exhibit 10.22 hereto.
Purchase and Sale Transaction
The Deposit is in a minimum amount of US$75,000,000, with the potential to increase such upfront cash deposit by US$15,000,000 if the average silver market quoted by the London Bullion Market Association (the “LBMA”) is US$25.50 per ounce or more over the ten (10) business day periods prior to the closing of the Silver Stream. The Deposit represents a pre-payment of a portion of the purchase price for Refined Silver to be sold by New MAC to Osisko under the Silver Stream. Osisko will credit the difference between the Silver Reference Price (defined below) and the Transfer Price (defined below) until the Deposit is reduced to nil. In addition to the Deposit, Osisko must make ongoing cash payments for refined silver equal to 4% of the silver price as quoted on the LMBA for each ounce of Refined Silver that MAC delivers to Osisko (the “Transfer Price”).
Term:    The Silver Stream has an initial term of 20 years. The Silver Stream will automatically renew for successive 10-year terms until terminated by Osisko.
Silver production and Delivery:    The amount of Refined Silver that is to be transferred to Osisko in return for the Deposit and the Transfer Price is calculated by reference to 90% of the Produced Silver (the “Payable Silver”) produced by the CSA Mine during the life of mine. MAC must deliver to Osisko, by way of credit or physical allocation, an amount of Refined Silver equal to the amount of Payable Silver within five (5) business days of CMPL receiving an offtaker payment for its silver production. All title to, and risk of loss of, the Refined Silver transfers from MAC to Osisko at the time MAC delivers the Refined Silver. For the purposes of the Silver Stream, “Refined Silver” means marketable metal bearing material in the form of silver, conforming to the LBMA’s specifications for good delivery.
Taxes and other charges:    MAC must not reduce the amount of Refined Silver delivered to Osisko by any income tax, withholding tax, resource tax, levy or charge (the “Silver Taxes”) or any other charge (including refining charge) or royalty. If any Silver Taxes are required to be paid, MAC must ensure additional delivery or payment is made to Osisko so that the net amount of Refined Silver received by Osisko equals the full amount without any such reduction from Silver Taxes.
Right of First Refusal
Further to the above, Osisko has been granted a right of first refusal with respect to any royalty, stream or similar interest in the metals or other minerals mined from a project now or hereafter owned by MAC or any affiliate of New MAC that a third party offers to purchase from New MAC or any affiliate of New MAC (the “ROFR”). The ROFR, applies until the later to occur of: (i) seven (7) years from the financial closing date of the Silver Stream; and (ii) the date on which Osisko or any affiliate ceases to hold or control more than 5% of the issued share capital of New MAC.
Other Terms of the Silver Stream
The Silver Stream contains customary warranties, covenants, events of default, information covenants, transfer restrictions, access rights, audit rights, change of control restrictions and other similar provisions for an agreement such as this. In addition, the Silver Stream contains representations and warranties, covenants and events of default on terms similar to those provided in the SFA and Mezz Facility. The Silver Stream is subject to the completion of the Senior Facilities, Mezz Facility, and the Business Combination.
Security
The Silver Stream is secured against (i) all property, assets, undertaking and rights of CMPL including without limitation all property and assets comprising the CSA Mine, (ii) all property, assets, undertakings and rights of MAC, including all equity interests held directly by MAC in MAC-Sub but excluding certain dormant subsidiaries of MAC that do not and will not have any interest in CMPL or the CSA Mine, (iii) all property, assets, undertakings and rights of MAC-Sub, including all equity interests held directly by MAC-Sub in the capital of CMPL, and (iv) any other property, asset, right or undertaking of New MAC or its subsidiaries that is subject to security granted to the senior lenders party to the SFA.
The security under the Silver Stream will be subordinated to the security granted to secure the SFA. Security granted in favor of Osisko in respect of the Silver Stream will rank equally with the Mezz Facility and the Glencore net smelter return royalty (“Glencore NSR Royalty”).
CMPL and MAC-Sub (and any other direct or indirect affiliates of MAC holding a direct or indirect interest in the CSA Mine assets) will also guarantee the obligations of New MAC under the Silver Stream.
Osisko Redemptions Backstop Facility
On March 20, 2023, Osisko, MAC, MAC Limited and MAC-Sub entered into the Redemptions Backstop Facility pursuant to which Osisko will make available to New MAC US$100,000,000 deposit drawable at MAC’s discretion if there is shortfall of the funds required for the Business Combination as a result of redemptions. The Redemptions Backstop Facility consists of a upfront deposit of up to US$75,000,000 Copper Stream and up to US$25,000,000 equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of deposit under the discretionary Copper Stream that MAC elects to draw on prior to Closing).
Formal utilization of the Redemptions Backstop Facility is subject to a number of customary conditions precedent and conditions precedent related to completion of the Senior Facilities, Mezz Facility, Silver Stream, and the Business Combination.
Copper Stream
The following description of the Copper Stream does not purport to be complete and is qualified in its entirety by reference to the full text of the Copper Stream, a copy of which is filed as Exhibit 10.24 hereto.
Facility:    Under the Redemptions Backstop Facility, Osisko will make available to New MAC an upfront cash deposit of up to US$75,000,000 (the “Available Copper Deposit”) on account of future deliveries of refined copper by New Mac to the Purchaser referenced to copper production from the CSA Mine during the life of mine. New MAC may draw on the Available Copper Deposit in whole or in part at its sole discretion by providing notice to Osisko no less than ten (10) business days prior to Closing, with Osisko paying to MAC in cash the amount of the Available Copper Deposit New MAC elects to draw down (the “Elected Deposit Percentage”) at Closing (the “Copper Deposit”). The Copper Deposit represents a pre-payment of a portion of the purchase price for refined copper to be sold by MAC to Osisko under a copper stream on the terms below.
Term:    The Copper Stream has an initial term of 20 years. The Copper Stream will automatically renew successive 10-year terms until terminated by Osisko.
Copper production and Delivery:    New MAC agrees to sell, and deliver to Osisko, London Metals Exchange copper warrants (“LME Copper Warrants”) representing Grade A Copper Cathodes (conforming to LME’s standards for good delivery) (“Refined Copper”) equal to the Copper Stream Percentage (as defined below) of “Payable Copper” (being 96.2% of any and all copper, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the CSA Mine). For purposes of the Copper Stream, MAC is required to deliver Refined Copper in the following proportions of total Payable Copper during the following periods (the “Copper Stream Percentage”) set out below:

Time Period	% of Payable Copper
Closing to 1st Anniversary	Nil (“Holiday”)
1st Anniversary to 5th Anniversary	3.00% (“First Threshold Stream”)
5th Anniversary until 33,000 metric tonnes of copper warrants have been delivered under the Copper Stream	4.875% (“Second Threshold Stream”)
Thereafter	2.25% (“Tail Stream”).
Each of the Copper Stream quantities set out above are reduced on a pro rata basis to the extent that MAC does not draw down on the full Available Copper Deposit at Closing. As an example, should MAC only draw down 50% of the Available Copper Deposit at Closing, the proportion of Payable Copper subject to the Copper Stream would be 1.50% during the First Threshold Stream, 2.437% during the Second Threshold Stream and 1.125% during the Tail Stream.
The Threshold Quantity and Copper Stream Percentage will be adjusted on a pro rata basis in accordance with the Elected Deposit Percentage. In addition, under the Copper Stream, New MAC may elect to reduce the Copper Stream Percentage and the Threshold Quantity on the 5th anniversary of the closing date to the amounts and percentages set out in the Copper Stream upon making a one-time payment of $40,000,000 or $20,000,000, respectively.
Osisko will make ongoing cash payments for Refined Copper delivered equal to 4% (the “Copper Cash Price”) of the settlement price for one tonne of Refined Copper quoted by LME on the date prior to the date of delivery (the “Copper Market Price”). Until the Copper Deposit is reduced to nil, Osisko will credit the difference between the Copper Market Price and the Copper Cash Price against the outstanding Copper Deposit. After the Copper Deposit is reduced to nil, Osisko will pay only the Copper Cash Price for each tonne of Refined Copper. Until the fifth (5th) anniversary of the Closing, MAC must sell and deliver the necessary volume of Refined Copper to Osisko on a quarterly basis on the last day of each quarter. Following the fifth (5th) anniversary of the Closing, MAC must do so within five (5) business days of CMPL receiving an offtaker payment for its copper production.
Buy-Down Option:    Following the fifth (5th) anniversary of the Closing, MAC is entitled to exercise one of two ‘buy-down’ options. MAC may elect to:
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reduce the Second Threshold Stream from 4.875% to 3.25% and the Tail Stream from 2.25% to 1.50% and reduce the threshold volume between the Second Threshold Stream and the Tail Stream from 33,000 metric tonnes to 23,900 metric tonnes by paying a one-time cash payment to Osisko of US$40,000,000; or

•
reduce the Second Threshold Stream from 4.875% to 4.06% and the Tail Stream from 2.25% to 1.875% and reduce the threshold volume between the Second Threshold Stream and the Tail Stream from 33,000 metric tonnes to 28,450 metric tonnes by paying a one-time cash payment to Osisko of US$20,000,000.

Like the Copper Stream streaming quantities above, the amount payable under each buy-down option, and the streaming quantity reduction are each reduced on a pro-rata basis to the extent MAC does not draw down on the full Available Copper Deposit at Closing.
Taxes and other charges:    MAC must not reduce the amount of Refined Copper delivered to Osisko by any income tax, withholding tax, resource tax, levy or charge (the “Copper Taxes”). If any Copper Taxes are required to be paid, MAC must ensure additional delivery or payment is made to Osisko so that the net amount of Refined Copper received by Osisko equals the full amount without any such reduction from Copper Taxes.
Representation and Warranties:    The Copper Stream contains customary warranties, covenants, events of default, and other similar provisions for an agreement such as this and is on substantially the same terms as the Silver Stream. In addition, like the Silver Stream, the Copper Stream contains representations and warranties on terms similar to those provided in the SFA governing the Senior Facilities. The Copper Stream is subject to the completion of the Senior Facilities, Mezz Facility, Silver Stream and the Business Combination.

Security & Priority:    For the purposes of priority of Senior Facilities and related debt, deliveries of Refined Copper as required by the Copper Stream rank equally with and are made in the same priority as payments under the Mezz Facility. From Closing until full and final repayment of Facility A of the Senior Facilities, to the extent available cash in excess of minimum cash amounts required under the Senior Facilities and Mezz Facility is less than the amount required to fund the purchase by New MAC of Refined Copper required under the Copper Stream and cash interest repayments required by the Mezz Facility, MAC must apply excess cash on a pro rata basis between Refined Copper deliveries and Mezz Facility cash interest repayments, according to the due and payable value of each, with any outstanding obligation to deliver Refined Copper to be deferred (the “Copper Delivery Deferral Option”). To the extent MAC is required to exercise the Copper Delivery Deferral Option, it will be required to make a top-up delivery to Osisko equal to 0.04 metric tonnes of Refined Copper for each metric tonne of Refined Copper that is deferred, plus a true up by way of delivery of further Refined Copper to the extent the settlement price of Refined Copper deferred is less than at the time originally required to be delivered. From the 5th anniversary of Closing, deliveries and payments owing under the Copper Stream rank and have the same priority as deliveries and payments under the Silver Stream.
The Copper Stream will be secured against (i) all property, assets, undertaking and rights of CMPL including without limitation all property and assets comprising the CSA Mine, (ii) all property, assets, undertakings and rights of MAC, including all equity interests held directly by MAC in MAC-Sub but excluding certain dormant subsidiaries of MAC that do not and will not have any interest in CMPL or the CSA Mine, (iii) all property, assets, undertakings and rights of MAC-Sub, including all equity interests held directly by MAC-Sub in the capital of CMPL, and (iv) any other property, asset, right or undertaking of New MAC or its subsidiaries that is subject to security granted to the senior lenders party to the SFA, the lenders under the Mezz Facility or Glencore in respect of the Glencore NSR Royalty.
The security under the Copper Stream will be subordinated to the security granted to the senior lenders party to the SFA. Security granted in favor of Osisko in respect of the Copper Stream will rank equally with the Mezz Facility.
CMPL and MAC-Sub (and any other direct or indirect affiliates of MAC holding a direct or indirect interest in the CSA Mine assets) will also guarantee the obligations of New MAC under the Silver Stream. CMPL and MAC-Sub will also guarantee the obligations of MAC under the Copper Stream.
Osisko Equity Investment
In addition to the Copper Stream, under the Redemptions Backstop Facility, Osisko entered into a subscription agreement with MAC and MAC Limited dated March 20, 2023 pursuant to which Osisko has committed to purchase up to 2,500,000 New MAC Ordinary Shares at a purchase price of $10.00 per share and an aggregate purchase price of up to US$25,000,000. The subscription is conditional upon the completion of the Copper Stream, Silver Stream, Senior Facilities, Mezz Facility and the Business Combination.
Amount:    Osisko will subscribe for up to a US$25,000,000 equity issue in MAC on a pro-rata basis proportional to the percentage of the Available Copper Deposit drawn down by MAC under the Copper Stream.
Terms and Conditions:    The terms of the equity issue are to be on identical terms to the PIPE Financing.
Representations and Warranties:    Each party gives warranties and makes representations to the other that are standard and customary for an equity subscription such as this.
Security Package for Senior Facilities, Mezzanine Facility, Silver Stream and Related Business Combination Debt
Overview of Security Package
The security for the Senior Facilities, Mezz Facility, Silver Stream, Copper Stream (if applicable) and (subject to the below) the Glencore NSR Royalty will involve (i) general security agreements over all of the present and future assets and undertakings from MAC (excluding , so long as they have no interest in Target, the shares in MAC AU Dormant HoldCo 1 to 4, which will be subject only to a featherweight floating charge), MAC-Sub and MAC-Sub’s subsidiaries, (ii) mining mortgage over key CSA Mine tenements, (iii) real property mortgages over key real estate and project leases for the Cobar Project, (iv) mortgage over key water access licenses for the Cobar Project, and (v) all intercompany loans owed by CMPL, MAC-Sub or MAC to each other or to any subsidiary or affiliate of MAC will be subject to collateral assignments in favor of the secured creditors and will be subordinated to the secured creditors.
Guarantees and negative pledge covenants will also be granted by MAC and its subsidiaries as follows: (A) MAC will guarantee the obligations under the Senior Facilities, Mezz Facility and obligations owed to Glencore. MAC will be the seller under the Silver Stream and the Copper Stream (if applicable), such that MAC will owe primary obligations under those instruments; (B) MAC will be subject to negative pledge restrictions on granting security over MAC’s assets (including the shares in MAC AU Dormant HoldCo 1 to 4), other than as permitted pursuant to exclusions to be prescribed in the security instrument or otherwise with the prior consent of the secured creditors; (C) MAC-Sub will guarantee the obligations owed to Osisko under the Silver Stream and the Copper Stream (if applicable) and to Glencore under the Glencore NSR Royalty; (D) CMPL will guarantee the Senior Facilities and the obligations owed under Mezz Facility and to Osisko under the Silver Stream; and (E) the Obligors will undertake not to enter into a deed of cross guarantee with any non-Obligor entities, but will be permitted to form part of a wider consolidated tax group, subject to customary tax sharing and tax funding agreements being established.
Security Trust Deed
The security to be granted by MAC-Sub and its affiliates for the purposes of the SFA (as described above) will be held on trust by a security trustee for the benefit of all lenders who are, from time to time, beneficiaries of financial commitments under such SFA. The Security Trust Deed establishes that security trust.
The Security Trust Deed is based upon a market form (from the Asia Pacific Loan Market Association (Australian Branch)) and contains mechanisms which primarily concern (1) the creation of the security trust; (2) the roles of the security trustee; (3) dealings and distribution and payments between the security trustee and the beneficiaries; (4) changes to parties under the Security Trust Deed, the SFA or other senior finance documents; and (5) other related mechanisms, covenants and boilerplate provisions.
The Security Trust Deed will continue for such time as any SFA security remains in place.
Intercreditor Deed
Given the numerous creditor parties’ involvement in the foregoing debt financing arrangements, such creditor parties will enter the Intercreditor Deed to govern the overlapping relationships between those parties under their respective finance documentation (i.e., in respect of the SFA, Mezz Facility, Silver Stream, Copper Stream (if applicable) and the Glencore NSR Royalty collectively, together with the associated security accompanying the foregoing, hereinafter referred to as the “Debt Documents”). The Intercreditor Deed governs both security priority and debt subordination aspects of the Debt Documents. The Intercreditor Deed is governed by New South Wales law and the key details of it with respect to its effect on MAC-Sub are set out below.
Priority:    The Intercreditor Deed establishes that, while the Senior Facilities remain in place (the “Senior Subordination Period”), the security interests granted with respect to the Senior Facilities (the “Senior Security”) rank ahead of the security interests granted under (the “Subordinated Security”) the Mezz Facility, the Silver Stream, the Copper Stream (if applicable) and the Glencore NSR Royalty (the “Subordinated Debt”). The Subordinated Security rank pari passu (that is, equally and ratably amongst the applicable Subordinated Debt) at all times, and are subordinated during the Senior Subordination Period.
No additional security interests:    In order to preserve the creditors’ respective security priority rights, as above, the obligors cannot create or allow to exist any additional guarantee or security interest to those creditors.

Subordination:    The Senior Facilities and the Subordinated Debt are subordinated so as to, generally, only permit MAC, MAC-Sub and MAC-Sub’s subsidiaries to allow payments in accordance with the priority set forth in either the prescribed ‘cashflow waterfall’ or, in respect of the proceeds of a security enforcement scenario, the prescribed ‘enforcement cashflow waterfall’.
Cashflow Waterfalls:    Generally, the priority of MAC-Sub cash is applied in accordance with a cashflow waterfall which prescribes, amongst other payments, a priority as follows: (1) firstly, operating costs, payment of the final adjustment amount (if any) payable to Glencore in accordance with the Share Sale Agreement, payment of funds to MAC for the purchase of Refined Silver then due to Osisko under the Silver Stream (and delivery of silver credits then due to Osisko under the Silver Stream), and payments under the Glencore NSR Royalty; (2) following other fees, royalties, taxes and other permitted operating and capital expenditure, towards the repayment of hedging, interest and other financing costs under the Senior Facilities; (3) following the payment of principal and other Senior financing amounts, a provision towards a cash and cash equivalents minimum balance (of not less than US$30,000,000); (4) application of the cash-sweep for repayment of the Senior Facilities (as outlined above in the summary of the SFA); (5) cash interest payments then due and payable under the Mezz Facility and payments of funds to MAC for the purchase of Refined Copper then due to Osisko (and delivery of LME Warrants then due to Osisko under the Copper Stream); (6) other payments due under the Mezz Facility, the Silver Stream and the Copper Stream; and (7) following certain voluntary prepayments of Senior Facilities and other discretionary capital expenditure, a transfer of the balance to MAC-Sub’s distribution bank account (from which it may make permitted distributions to its shareholder, MAC, or otherwise pay towards the deferred consideration payable to Glencore in respect of the CMPL share purchase). In respect of the application of proceeds from a secured party enforcing security, a similar enforcement cashflow waterfall applies, so as to, amongst other things, permit enforcement expenses, and to allow repayment of the Silver Stream, the Copper Stream (if applicable) and/or Glencore NSR Royalty in circumstances in which they do not survive the enforcement scenario.
The Intercreditor Deed also governs other related matters between the creditors, including:
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Cross-default:    An event of default under the SFA will not, of itself, trigger the termination or enforcement of rights under the Subordinated Debt. However, a request for payment of any of the Senior Facilities or a demand made by a guarantee or security under the SFA, will result in an event of default under the Subordinated Debt.

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Financial indebtedness:    During the Senior Subordination Period, New MAC cannot incur new financial indebtedness except: (i) as permitted under the SFA, (ii) to refinance the Senior Facilities in accordance with the Intercreditor Deed, (iii) with the consent of other secured creditors where the proceeds of the refinance fully and finally satisfy the Mezz Facility, or (iv) if it is raised by a controller in the course of enforcing a security interest. Refinancing to obtain new senior debt under item (ii) as above can be undertaken with respect to all or part of the Senior Facilities if (i) the majority of Subordinated Debt lenders consent, or (ii) a number of conditions are satisfied with respect to the existing Senior Facilities such as using the proceeds towards the existing Senior Facilities and no borrowing or guaranteeing limits on MAC-Sub are exceeded after refinancing.

•
Glencore NSR Royalty and Silver Stream protection:    Each secured creditor irrevocably consents to the existence, creation and registration of all security interests in the Intercreditor Deed. The Glencore NSR Royalty and Silver Stream holders also acknowledge that at any time during the enforcement of a security interest that an enforcing party may, but not is obliged to, exercise the rights and obligations of MAC-Sub and its affiliates under the Glencore NSR Royalty and Silver Stream agreements. The Glencore NSR Royalty and Silver Stream holders also agree that while a default event under any of the Senior Facilities is continuing the senior security trustee or any enforcing party may exercise rights and powers as if it was an obligor; provided, the enforcing party ensures that all obligations of the obligors that arise during such period of exercise are performed during such period. They are, however, not obliged to perform any of obligors obligations or exercise its powers under or in connection with the Intercreditor Deed, the Glencore NSR Royalty or the Silver Stream. While this is the case, the senior security trustee or enforcing party will not be made liable or have assumed any liability with respect to the Glencore NSR Royalty or the Silver Stream except to the extent it has elected to exercise some or all of the rights or powers of the obligors under such agreements. It is anticipated that analogous provisions will apply to the Copper Stream holder.
•
Appointment of enforcing party:    The Intercreditor Deed allows the senior security trustee to appoint an enforcing party if an event of default is continuing. If the senior security trustee appoints an enforcing party, the enforcing party may on the terms of the Intercreditor Deed: (i) exercise any or all of New MAC’s rights or perform all or some of its obligations under the Glencore NSR Royalty and Silver Stream, and (ii) transfer or dispose of a mining tenement to another party provided that New MAC’s rights and obligations under the Glencore NSR Royalty and the Silver Stream (as applicable) are assumed by such other party. If an enforcing party is appointed they will not be liable to the Glencore NSR Royalty and Silver Stream holders in respect of any events, acts or omissions which have occurred or should have occurred before or after the appointment. However, if the enforcing party exercises any or all of its rights or performs any or all of its obligations once appointed then the enforcing party and the senior security trustee must ensure that all liabilities and obligations are met as if they were New MAC.

•
Buy-out right:    During the Senior Subordination Period the representatives of each of the Senior Facilities lenders and MAC-Sub must provide a buy-out notice to Mezz Facility participants (or, if applicable, the agent applicable to the Mezz Facility) and Osisko as soon as practicable (or in any event within 5 business days) if any of the following occurs: (i) any payment blockage or review event under the SFA, (ii) the Subordinated Debt representative receiving a notice of a refinancing, or (iii) an additional security interest or guarantee is taken or granted to secure or support the repayment of the Senior Facilities in contravention of the Senior Facilities documents and the Intercreditor Deed. Following receipt by the Mezz Facility representative or Osisko of a buy-out notice, they may at their election acquire all outstanding debt for the Senior Facilities at par value or such other amount as agreed.

Subscription Agreements
As part of the PIPE Financing, on April 14, 2023, MAC, New MAC and certain investors entered into Subscription Agreements, pursuant to which such investors agreed to subscribe for an aggregate of 11,362,506 ordinary shares, par value $0.0001 per share, of the Issuer (the “Subscribed Shares”) at a purchase price of $10.00 per share, for an aggregate purchase price of $113,625,060 in a private placement or placements to be consummated immediately prior to or substantially concurrently with the consummation of the Business Combination. The obligations of the parties to consummate the transactions contemplated by the Subscription Agreements shall be contingent upon, among other things, customary closing conditions and the consummation of the Business Combination.
In addition, pursuant to the Subscription Agreements, New MAC has agreed to grant to the purchasers certain customary registration rights with respect to the Subscribed Shares. Specifically, New MAC has agreed to file a registration statement registering the resale of the Subscribed Shares no later than thirty (30) calendar days after the Closing, and New MAC shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the registration statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date that New MAC is notified by the SEC that the SEC will not be “reviewed” or will not be subject to further review. New MAC will bear the expenses incurred in connection with the filing of any registration statement pursuant to the Subscription Agreements.
The Subscription Agreements will terminate upon the earlier of (i) such date and time as the Share Sale Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of New MAC and MAC and Subscriber to terminate the Subscription Agreements, or (iii) August 2, 2023.
Michael James McMullen, Chief Executive Officer and a member of the board of directors of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $1,500,000 or 150,000 Class A Ordinary Shares. Marthinus J. Crouse, Chief Financial Officer of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $250,000 for 25,000 Class A Ordinary Shares. Patrice Merrin,

a member of the board of directors of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $50,000 for 5,000 Class A Ordinary Shares.
In connection with the Subscription Agreements, the Sponsor agreed to transfer an aggregate of 517,500 Founder Shares that it currently holds to certain Cornerstone Investors.

THE MERGER PROPOSAL
Overview
The Merger Proposal, if approved, will authorize the Plan of Merger.
A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.
Reasons for the Merger Proposal
The Companies Act required that the entry into the Plan of Merger be authorized by special resolution of the shareholders of MAC.
Vote Required for Approval
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that subject to the approval and adoption of the Business Combination Proposal, the plan of merger (the “Plan of Merger”), a copy of which is attached hereto as Annex B, pursuant to which MAC will be merged with and into MAC Limited (the “Merger”), with MAC Limited continuing as the surviving company (MAC Limited following the Merger is referred to as “New MAC”) and CMPL being an indirect subsidiary of New MAC be authorized, approved and confirmed in all respects, that MAC be and is hereby authorized to enter into the Plan of Merger, and that MAC be authorized to merge with and into MAC Limited, with MAC Limited continuing as the surviving company, so that all the undertaking, property and liabilities of MAC vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act.”
Recommendation of the MAC Board
THE MAC BOARD UNANIMOUSLY RECOMMENDS THAT MAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.
The existence of financial and personal interests of MAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of MAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations..

THE GOVERNING DOCUMENTS PROPOSALS
Overview
Assuming the Business Combination Proposal and the Merger Proposal are approved, if the Business Combination is consummated, the Existing Governing Documents will effectively be replaced by the Proposed Governing Documents given that MAC shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their MAC Class A Ordinary Shares) hold New MAC Ordinary Shares subject to the Proposed Governing Documents. MAC’s shareholders are asked to consider, vote, on a non-binding advisory basis, upon and approve by ordinary resolution three separate proposals in connection with the material differences between the Existing Governing Documents and the Proposed Governing Documents. Pursuant to SEC guidance, MAC is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on MAC or the MAC Board.
The Proposed Governing Documents differ materially from the Existing Governing Documents. The below table sets forth a summary of the material differences between the Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of the Existing Governing Documents and the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. MAC shareholders are urged to carefully read the relevant provisions of New MAC’s Proposed Governing Documents that will be in effect as of consummation of the Business Combination.
Existing Governing Documents of MAC	Proposed Governing Documents of New MAC
Method to Appoint and Elect Directors (Governing Documents Proposal 3A)
Prior to the closing of an initial business combination, MAC may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of the MAC Class A Ordinary Shares have no right to vote on the appointment or removal of any director.
Per the Proposed Governing Documents, immediately following the Closing, the New MAC Board will consist of six directors, which shall be the current directors of the MAC Board.
Without prejudice to the power of New MAC to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, the board of directors, so long as a quorum of directors remains in office, has the power at any time, and from time to time, to appoint any person to be a director so as to fill a casual vacancy or otherwise.

Shareholder Advance Notice Procedures of Director Nominations and New Business (Governing Documents Proposal 3B)
The Existing Governing Documents do not include provisions related to advance notice procedures that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.	The Proposed Governing Documents include provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors or any other proper business to be considered by shareholders at an annual general meeting.
Other Changes in Connection with Adoption of the Proposed Governing Documents (Governing Documents Proposal 3C)
The Existing Governing Documents include provisions related to MAC’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to New MAC’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as New MAC will cease to be a blank check company at such time.

GOVERNING DOCUMENTS PROPOSAL 3A — APPROVAL OF METHOD TO APPOINT
AND ELECT DIRECTORS
Overview
MAC’s shareholders are being asked to vote, on a non-binding advisory basis, and approve Governing Documents Proposal 3A, pursuant to which, upon the Closing, New MAC’s director nominees are to be elected by an ordinary resolution of the holders of New MAC Ordinary Shares in accordance with the Articles at each annual general meeting of New MAC to fill the seats of those directors whose terms expire at such annual general meeting.
The Existing Governing Documents provide that prior to the closing of an initial business combination, MAC may appoint or remove any director by ordinary resolutions of the holders of MAC Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of the MAC Class A Ordinary Shares have no right to vote on the appointment or removal of any director.
The Proposed Governing Documents provide that director nominees must be elected by an ordinary resolution of the holders of New MAC Ordinary Shares in accordance with the Articles at each annual general meeting of New MAC to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New MAC shall be nominated by the directors. Without prejudice to the power of New MAC to appoint a person to be a director by ordinary resolution and subject to the Articles, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise. See the section entitled “Management of New MAC Following the Business Combination” for further discussion of these considerations.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for Governing Documents Proposal 3A
The purpose of this proposal is to effect the method of appointment and election of directors to the MAC Board as negotiated between the parties in connection with the Share Sale Agreement.
Vote Required for Approval
The approval of Governing Documents Proposal 3A, which is a non-binding advisory vote, requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the principal differences between the existing amended and restated memorandum and articles of association of Metals Acquisition Corp and the amended and restated memorandum of association of Metals Acquisition Limited as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3A be approved.”
Recommendation of the MAC Board
THE MAC BOARD UNANIMOUSLY RECOMMENDS THAT MAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3A.
The existence of financial and personal interests of MAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of MAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL 3B — APPROVAL OF ADVANCE NOTICE PROCEDURAL REQUIREMENTS FOR SHAREHOLDERS
Overview
MAC’s shareholders are being asked to vote, on a non-binding advisory basis, and approve Governing Documents Proposal 3B, pursuant to which the Proposed Governing Documents of New MAC will include various provisions related to advance notice procedural requirements that shareholders must comply with in order to propose nominations of candidates to be elected as directors to the New MAC Board or any other proper business to be considered by shareholders at an annual general meeting. The Existing Governing Documents do not include such advance notice provisions.
The Proposed Governing Documents provide that the only business that may be conducted at an annual general meeting of shareholders is business that is (i) specified in a notice of meeting given by or at the direction of the New MAC Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the New MAC Board, or (iii) otherwise properly brought before the meeting by a shareholder present in person who (A) (1) was a record owner of shares of New MAC both at the time of giving the notice and at the time of the record date for the meeting, and (2) has complied with the notice procedures specified in the Proposed Governing Documents in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New MAC’s annual general meeting of shareholders, a shareholder’s notice must be delivered to, or mailed and received at, New MAC’s principal executive offices:
•
not less than the 90 days; and

•
not more than the 120 days prior to the one-year anniversary of the preceding year’s annual general meeting.

In the event that the date of the annual general meeting is more than thirty (30) days earlier or later than such anniversary date, then the New MAC Board shall determine a date that is a reasonable period prior to the Company’s annual general meeting by which shareholders notice must be delivered and received in order to be timely. The New MAC Board will publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the New MAC Board. Nominations and proposals also must satisfy other requirements set forth in the Proposed Governing Documents. The presiding person at an annual general meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed Governing Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
The Proposed Governing Documents permit stockholders to nominate directors for election at an annual general meeting of shareholders. To nominate a director, the shareholder must provide the information required by the Proposed Governing Documents. In addition, the shareholder must give timely notice to New MAC’s secretary in accordance with the Proposed Governing Documents, which, in general, require that the notice be received by New MAC’s secretary within the time periods described above for shareholder proposals.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for Governing Documents Proposal 3B
The purpose of this proposal is to establish an advance notice procedure for shareholders who wish to propose nominations of candidates to be elected as directors to the New MAC Board or any other proper business to be considered by shareholders at an annual general meeting.
Vote Required for Approval
The approval of Governing Documents Proposal 3B, which is a non-binding advisory vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the principal differences between the existing amended and restated memorandum and articles of association of Metals Acquisition Corp and the amended and restated memorandum of association of Metals Acquisition Limited as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3B be approved.”
Recommendation of the MAC Board
THE MAC BOARD UNANIMOUSLY RECOMMENDS THAT MAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3B.
The existence of financial and personal interests of MAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of MAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL 3C — APPROVAL OF OTHER CHANGES IN CONNECTION WITH THE ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Overview
MAC’s shareholders are being asked to vote, on a non-binding advisory basis, and approve Governing Documents Proposal 3C, pursuant to which the Proposed Governing Documents of New MAC will not include the various provisions of the Existing Governing Documents that are applicable only to blank check companies, which will no longer be applicable to us upon the consummation of the Business Combination.
The Proposed Governing Documents do not include provisions related to a blank check company (including those related to operation of the Trust Account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New MAC will not be a blank check company. The Proposed Governing Documents do not contain the requirement to dissolve New MAC and allowing it to continue as a corporate entity with perpetual existence following the Business Combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for New MAC following the Business Combination.
Reasons for Governing Documents Proposal 3C
Our board of directors believes that the provisions that relate to the operation of MAC as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if an initial business combination is not consummated in a certain period of time).
Vote Required for Approval
The approval of Governing Documents Proposal 3C, which is a non-binding advisory vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the principal differences between the existing amended and restated memorandum and articles of association of Metals Acquisition Corp and the amended and restated memorandum of association of Metals Acquisition Limited as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3C be approved.”
Recommendation of the MAC Board
THE MAC BOARD UNANIMOUSLY RECOMMENDS THAT MAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3C.
The existence of financial and personal interests of MAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of MAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the MAC Board to submit a proposal to approve, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to MAC shareholders or (ii) in order to solicit additional proxies from MAC shareholders in favor of one or more of the proposals at the extraordinary general meeting.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by MAC’s shareholders, the MAC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals (collectively, the “Condition Precedent Proposals”).
Vote Required For Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to MAC Shareholders or (ii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the proposals at the extraordinary general meeting be approved.”
Recommendation of the MAC Board
THE MAC BOARD UNANIMOUSLY RECOMMENDS THAT MAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of MAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of MAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of MAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Relating to MAC and the Business Combination — Our Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/ prospectus” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information are provided to aid you in your analysis of the financial aspects of the proposed transaction (see Note 1) (the “proposed transaction” or the “Transaction”).
The unaudited pro forma condensed combined financial information has been prepared based on the MAC historical financial statements and the CMPL historical financial statements as adjusted to give effect to the proposed transaction. The unaudited pro forma condensed combined statement of financial position gives pro forma effect to the proposed transaction as if it had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2022 and give effect to the proposed transaction as if it had occurred on January 1, 2022.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and do not necessarily reflect what the company’s combined financial condition or results of operations would have been had the proposed transaction occurred on the dates indicated. Further, the pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information contained in this proxy statement/ prospectus have been prepared by, and are the responsibility of, MAC Limited and MAC. Moreover, neither MAC’s independent accountants, Ernst & Young LLP, or CMPL’s independent accountants, Deloitte Touche Tohmatsu, have compiled or reviewed the unaudited pro forma condensed combined financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, each of CMPL (and their directors and officers), Glencore (and their directors and officers), Ernst & Young LLP and Deloitte Touche Tohmatsu assumes no responsibility for, and disclaims any association with, the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the audited financial statements of MAC for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the audited financial statements of CMPL for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the proposed transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the proposed transaction.
This information should be read together with the financial statements and related notes, as applicable, of each of CMPL and MAC included in this proxy statement/prospectus and CMPL’s and MAC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
FINANCIAL POSITION AS AT DECEMBER 31, 2022
(in thousands of US dollars)
	Historical		Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (50% redemption scenario)	Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (no redemption scenario)
	Metals Acquisition Corp	Cobar Management Pty Limited
ASSETS
Current assets
Cash and cash equivalents	$—	$1,316	$75,000	(a)	$25,647			$60,101
			196,908	(b)
			132,300	(b)
			75,000	(b)		(75,000)	(b)
			177,422	(c)		(25,000)	(c)
			20,000	(d)
			(17,515)	(e)
			(9,280)	(f)
			15,000	(g)
			(775,000)	(g)
			134,454	(h)		134,454	(h)
			42	(u)
Cash	42	—	(42)	(u)
Trade receivables from related parties	—	9,052	(9,052)	(g)				—
Other receivable	53	3,180	—		3,233			3,233
Inventories	—	23,039	25,317	(g)	48,356			48,356
Prepaid expenses	201	3,422	—		3,623			3,623
Total current assets	296	40,009	40,554		80,859	34,454		115,313
Non-current assets
Property and equipment	—	422,226	811,108	(g)	1,232,140			1,232,140
			(1,194)	(d)
Intangible assets	—	747	—		747			747
Inventories	—	354	—		354			354
Prepaid expenses	—	—	—		—			—
Other assets	—	57	—		57			57
Marketable securities held in Trust Account	268,909	—	(268,909)	(h)	—			—
Deferred financing costs	986	—	(986)	(b)	—			—
Total non-current assets	269,895	423,384	540,019		1,233,298	—		1,233,298
Total assets	$270,191	$463,393	$580,573		$1,314,157	$34,454		$1,348,611

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
FINANCIAL POSITION AS AT DECEMBER 31, 2022
(in thousands of US dollars)
	Historical		Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (50% redemption scenario)	Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (no redemption scenario)
	Metals Acquisition Corp	Cobar Management Pty Limited
LIABILITIES
Current liabilities
Trade payables	$—	$21,139	$—		$21,139			$21,139
Accrued expenses and accounts payable	927	—	57,825	(e)	58,752			58,752
Trade payables related parties	—	799	(799)	(g)	—			—
Deferred liabilities	7,239	—	(7,239)	(e)	—			—
Deferred underwriting discount	9,280	—	(9,280)	(f)	—			—
Promissory note – related party	786	—	(786)	(e)	—			—
Other payables	—	6,560	—		6,560			6,560
Lease liabilities	—	848	5,220	(d)	6,068			6,068
Short term debt – Bank	—	—	68,333	(b)	68,333			68,333
Deferred consideration – Glencore	—	—	75,000	(i)	75,000			75,000
Provisions	—	13,790	—		13,790			13,790
Total current liabilities	18,232	43,136	188,274		249,642	—		249,642
Non-current liabilities
Deferred liability – upfront deposit from Silver Stream	—	—	75,000	(a)	75,000			75,000
Royalty payable	—	—	45,000	(j)	45,000			45,000
Contingent consideration payable	—	—	97,000	(j)	97,000			97,000
Lease liabilities	—	128	13,586	(d)	13,714			13,714
Warrant liability	7,443	—	6,311	(k)	13,754			13,754
Provisions	—	44,408	—		44,408			44,408
Debt financing costs	—	—	—		—			—
Long term debt – Bank	—	—	127,789	(b)	127,789			127,789
Long term debt – Mezz	—	—	132,100	(b)	132,100			132,100
Financial liability – Copper Stream Backstop Facility	—	—	75,000	(b)	75,000	(75,000)	(b)	—
Deferred tax liabilities	—	8,750	118,142	(g)	126,892			126,892
Total non-current liabilities	7,443	53,286	689,928		750,657	(75,000)		675,657
Total Liabilities	$25,675	$96,422	$878,202		$1,000,299	$(75,000)		$925,299

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
FINANCIAL POSITION AS AT DECEMBER 31, 2022
(in thousands of US dollars)
	Historical		Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (50% redemption scenario)	Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (no redemption scenario)
	Metals Acquisition Corp	Cobar Management Pty Limited
Class A ordinary shares subject to possible redemption, 26,514,780 shares at redemption value	$268,909	$—	$(268,909)	(h)	$—			$—
EQUITY
Retained earnings	—	204,504	(204,504)	(g)
Parent net investment	—	162,467	(162,467)	(g)	—			—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,628,695 shares issued and outstanding	1	—	(1)	(l)	—			—
Common shares	—	—	5	(l)	5	1	(l)	6
Additional paid-in capital	—	—	405,561	(l)	405,561	109,453	(l)	515,014
Accumulated deficit	(24,394)	—	(67,314)	(e)	(91,708)	—		(91,708)
Total equity	244,516	366,971	(297,629)		313,858	109,454		423,312
Total liabilities and equity	$270,191	$463,393	$580,573		$1,314,157	$34,454		$1,348,611

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of US dollars)
	Historical		Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (50% redemption scenario)	Transaction Accounting Adjustments	Notes	Metals Acquisition Corp Pro Forma (no redemption scenario)
	Metals Acquisition Corp	Cobar Management Pty Limited
Revenues	$—	$219,705	$105,938	(t)	$325,643			$325,643
Cost of goods sold	—	(189,496)	8,334	(m)	(189,280)			(189,280)
			(4,188)	(n)
			(3,930)	(o)
Gross profit	—	30,209	106,154		136,363			136,363
Operating expenses
Distribution and selling expenses	—	(17,246)	(19,939)	(t)	(37,185)			(37,185)
Administrative expenses	—	(1,230)	(67,314)	(p)	(78,515)			(78,515)
			(224)	(u)
			(5)	(u)
			(2,117)	(u)
			(7,625)	(u)
Stock compensation	(224)		224	(u)
Bank fee	(5)		5	(u)
Operating and formation costs	(2,117)	—	2,117	(u)
Acquisition costs	(7,625)	—	7,625	(u)
Net foreign exchange gains/(losses)	—	(453)	—		(453)			(453)
Change in fair value of warrants	1,477	—	—		1,477			1,477
Change in fair value conversion option	7	—	(7)	(q)	—			—
Finance income	—	6	—		6			6
Trust interest income	3,753	—	(3,753)	(q)
Finance costs	—	(930)	(40,531)	(r)	(41,461)	3,589	(r)	(37,872)
Amortization of discount on convertible promissory note	(8)	—	8	(q)
Profit/(Loss) before income tax	(4,742)	10,356	(25,382)		(19,768)	3,589		(16,179)
Income tax benefit/(expense)	—	(15,715)	22,901	(s)	7,186	(1,077)	(s)	6,109
Profit/(loss) for the year	$(4,742)	$(5,359)	$(2,481)		$(12,582)	$2,512		$(10,070)
Profit (Loss) per share – basic	$(0.14)				$(0.26)			$(0.17)
Weighted average shares outstanding – basic	33,143,475				48,131,085			58,888,475
Profit (Loss) per share – diluted	$(0.14)				$(0.26)			$(0.17)
Weighted average shares outstanding – diluted	33,143,475				48,131,085			58,888,475

Note 1 — Description of the Proposed Transaction
On March 17, 2022, MAC, MAC-Sub, and Glencore entered into the Share Sale Agreement, as amended by the Deed of Consent and Covenant, dated November 22, 2022, and as further amended by the CMPL Share Sale Agreement Side Letter, dated as of April 21, 2023 (together, the “Share Sale Agreement”). As a result of the transactions contemplated by the Share Sale Agreement, MAC will merge with and into MAC Limited (the “Merger”), with MAC Limited continuing as the surviving company (MAC Limited following the Merger is referred to as “New MAC”) and MAC-Sub will acquire 100% of the equity interests of CMPL from Glencore by way of acquisition with CMPL becoming a direct subsidiary of MAC-Sub and an indirect subsidiary of New MAC as a result thereof. Glencore will receive at least $775 million in cash, with the potential for this amount to be scaled up to $875 million depending on equity demand) (subject to a customary closing accounts adjustment (including New MAC being liable for accounting and auditing fees in connection with the proposed transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the time of closing under the Share Sale Agreement (the “Closing”), a $75 million deferred payment (plus applicable interest within 12 months of Closing), up to $150 million in two contingent payments (subject to copper price performance), a 1.5% copper only net smelter return royalty and up to 10,000,000 newly issued New MAC Ordinary Shares issued at the redemption share price of $10.00 per share ($100 million worth included in the $1,100 million purchase price). The maximum cash consideration of $875 million will be funded through a combination of a 100% payable long term silver sale-and-purchase agreement (the “Silver Stream”) with Osisko through an upfront payment of $75 million (with the potential for an additional $15 million if the average LBMA silver price over the ten (10) day period prior to the closing of the Silver Stream is greater than $25.50/oz, $90 million total), a $205 million syndicated senior term loan facility, a $135 million mezzanine facility, and equity. MAC has agreed to a Redemptions Backstop Facility with Osisko that comprises $25 million of equity and a $75 million copper-linked financing facility (the “Copper Stream”) that is fully subordinated to the syndicated senior term loan facility. Upon the Closing of the Business Combination, New MAC Ordinary Shares and New MAC Warrants are expected to trade on the NYSE under the ticker symbols “MTAL” and “MTAL.WS”, respectively, and New MAC will become a publicly listed entity. Within several months following the consummation of the Business Combination, New MAC expects to pursue a dual listing on the ASX. No certainty can be provided as to the timing of any such listing or whether it will be ultimately successful. The Business Combination is expected to close in the second quarter of 2023, following the receipt of the required approval by MAC’s shareholders and the fulfillment of other customary closing conditions. The unaudited pro forma condensed combined financial information contained herein assume, among other things, that MAC’s shareholders approve the proposed Business Combination.
In addition, MAC expects to raise at least approximately US$126 million of proceeds from private equity placements (“PIPE Financing”) as partial consideration for the Business Combination with certain investors. The MAC Class A Ordinary Shares subscribed for in the PIPE Financing will convert into New MAC Ordinary Shares in connection with the Business Combination. The PIPE Financing is conditioned on, and is expected to be consummated immediately prior to, the Closing of the Business Combination, and with each MAC Class A Ordinary Share subscribed for by the PIPE Investors to be exchanged for one New MAC Ordinary Share, substantially concurrently with the Closing of the Business Combination.
It is also anticipated that, in connection with the Business Combination and to establish liquidity upon Closing, New MAC will enter into a sale-leaseback agreement with Sandvik Financial Services Pty Ltd for certain capital equipment for $20 million (A$30 million) over a three-year term.
Concurrently with the Closing, a Royalty Deed between New MAC, Glencore and CMPL will become effective, pursuant to which CMPL will be required, on a quarterly basis, to pay to Glencore a royalty equal to 1.5% of net smelter returns from all marketable and metal-bearing copper material produced from the Cornish, Scottish, and Australian mine (“CSA Mine”) near Cobar, New South Wales, Australia, and certain specified exploration licenses held by CMPL in addition to the CSA Mine at the time of Closing. After Closing, MAC will have an obligation to pay deferred consideration of $75 million plus interest to Glencore within 12 months of Closing (from the proceeds of equity capital raises) and if the amount is not paid any residual amount owing will be settled on the next business day (12 months post-Closing plus one (1) business day) via the issue of top-up New MAC equity applying a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the

VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date. Also, in connection with the Business Combination, MAC agrees to pay Glencore $150 million in cash structured as two contingent payments of $75 million each (each, a “Contingent Payment”) that will be unsecured, fully subordinated and payable if, and only if, over the life of the mine, the average daily LME closing price is greater than:
(a)
$4.25/lb ($9,370/mt) for any rolling 18-month period (commencing at Closing); and

(b)
$4.50/lb ($9,920/mt) for any rolling 24-month period (commencing at Closing).

Additionally, in connection with the Business Combination, CMPL and GIAG will enter into a new Offtake Agreement, a life-of-mine offtake obligation pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material. The new Offtake agreement replaces the existing offtake agreement between CMPL and GIAG.
Glencore shall also have the right to appoint one director to the New MAC Board for every 10% of New MAC Ordinary Shares that it beneficially owns.
For a description of the Business Combination and certain agreements executed in connection therewith, see “The Business Combination Proposal”, “The Share Sale Agreement” and “Certain Agreements Related to the Business Combination.”
Note 2 — Basis of Presentation
The historical financial statements of CMPL have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of MAC have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. dollar. The unaudited pro forma condensed combined financial information has been prepared using IFRS, the basis of accounting of CMPL. After giving effect to pro forma adjustments (i.e., the conversion and redemption of the MAC Class A Ordinary Shares immediately prior to Closing) there were no accounting policy differences requiring adjustment to MAC’s historical US GAAP financial statements in order to align with IFRS.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the proposed transaction are based on certain currently available information and certain assumptions and methodologies that MAC believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. MAC believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the proposed transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the proposed transaction. MAC and CMPL have not had any historical relationship prior to the proposed transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
To effect the Business Combination and in addition to the debt financing, MAC must have cash held either in or outside the Trust Account, including the aggregate amount of any proceeds from the PIPE

Financing, equal or exceeding a minimum of $490 million, for a minimum total cash funding amount of $775 million. MAC cannot predict how many of the public shareholders will exercise their right to have their MAC Class A Ordinary Shares redeemed for cash. Pursuant to the IPO letter agreement, our Sponsor, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may have acquired after MAC’s IPO in connection with the completion of the Business Combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame.
As a result, MAC has considered two redemption scenarios as follows:
•
Assuming No Redemptions Scenario:   This scenario assumes that no MAC public shareholders holding MAC Class A ordinary shares exercise their redemption rights

•
Assuming 50% Redemptions Scenario:   This scenario assumes that half of the MAC public shareholders holding MAC Class A Ordinary Shares exercise their redemption rights. The 50% redemption scenario represents 13,257,390 outstanding public shares that are redeemed in connection with the Business Combination at a per share redemption price of $10.14 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the minimum cash consideration for the Business Combination.

After the Business Combination, MAC’s current public shareholders, the Sponsor, which directly owns the Founder Shares (and which are indirectly owned by the initial shareholders), the PIPE Investors, and current CMPL shareholders, would be expected to own approximately the following percentages of New MAC Ordinary Shares:
	Assuming 50% Redemption Scenario		Assuming No Redemption Scenario
	Shares	%	Shares	%
MAC public shareholders	13,257,390	28%	26,514,780	45%
Shares held by Sponsor (including the Anchor Investors and Cornerstone Investors)(1)	6,628,695	14%	6,628,695	11%
PIPE Investors(2)	12,565,000	26%	12,565,000	21%
Redemptions Backstop Facility(3)	2,500,000	5%	—	0%
Current CMPL shareholders	10,000,000	21%	10,000,000	17%
Other Equity(4)	3,180,000	6%	3,180,000	6%
	48,131,085	100%	58,888,475	100%
The percentages may not add due to rounding

(1)
Green Mountain Metals LLC is the record holder of the shares reported herein. In addition, certain of MAC’s officers and directors and Anchor Investors hold Class B units in Green Mountain Metals LLC, which entitle them to an equivalent number of New MAC Ordinary Shares on distribution. The Sponsor has subsequently agreed to transfer 517,500 Founder Shares to the Cornerstone Investors. The amounts shown for these individuals are included in the total owned by Green Mountain Metals LLC.

(2)
Assumes 12,565,000 shares issued to PIPE Investors at the redemption share price of $10.00 per share for gross proceeds of approximately $126 million (Refer to Note 5(c)).

(3)
The Redemptions Backstop Facility comprises an equity subscription component of up to $25 million (2,500,000 shares at the share redemption price of $10.00 per share) and a Copper stream component of up to $75 million. If there are no redemptions, the Redemptions Backstop Facility will not be utilized.

(4)
Other Equity comprises 1,500,000 shares as part of the Mezzanine financing package as well as

1,500,000 shares as part of the Silver Sale-and-purchase agreement. The remaining 180,000 shares represent participation by certain of MAC’s officers and directors.
All subscriptions are at the PIPE subscription price of $10.00 per share.
The share amounts and ownership percentages set forth above do not take into account (i) MAC Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter, (ii) New MAC Warrants issued in relation to the subordinated financing and (iii) equity awards to be issued under the 2023 Plans. In accordance with the terms of the Share Sale Agreement, in no event will MAC redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The estimated proceeds from the PIPE Financing are US$126 million. Under either of the redemption scenarios above, MAC will have sufficient funds to complete the Transaction.
Note 3 — Accounting for the Business Combination
The Business Combination will be accounted for using the acquisition method in accordance with IFRS 3. MAC has been identified as the “acquirer” as it will obtain control over CMPL as the “acquiree” by its wholly-owned subsidiary, MAC-Sub, purchasing 100% of the share capital of CMPL. The Transaction will be completed by transferring cash and issuing New MAC Ordinary Shares to Glencore. In addition, there will be a Royalty Deed with Glencore which is to be classified as a financial liability. Deferred and contingent consideration also exists for the potential payouts to Glencore based on proceeds from a future ASX listing and/or capital raising and if the average daily LME closing price for copper is greater than (a) $4.25/lb ($9,370/mt) for any rolling 18-month (commencing at Closing), and (b) $4.50/lb ($9,920/mt) for any rolling 24-month period (commencing at Closing) during the life of the mine. The cash being transferred represents a significant majority of the total consideration, meaning the SPAC merger is carried out primarily by transferring cash rather than by exchanging equity interests. The purchase consideration will be allocated to the fair value of the acquired assets and liabilities and will be based on management’s best estimate of the fair value based on currently available information. The actual amount allocated to certain identifiable net assets could vary as the purchase price allocation is finalized. The Royalty Deed Agreement and potential payments for the ASX dual-listing and average copper prices are to be classified as a financial liability and initially recognized at fair value, and subsequently measured at fair value with changes recognized in profit or loss. The Offtake Agreement represents an executory contract that replaces the existing offtake agreement between CMPL and Glencore which will be settled and closed out on the date of the acquisition. Delivery of goods and sales earned under the new Offtake Agreement will be recorded in accordance with CMPL’s revenue recognition policies when they occur which has been reflected as Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements.
Note 4 — Impacts of Alternative Redemption Scenarios
The unaudited pro forma condensed combined financial statements reflect the Transaction assuming 50% and 0% redemption scenarios by existing Class A shareholders (see Note 2). If redemptions are higher than MAC’s assumption of 50%, it would not be able to fund the minimum cash consideration for the Transaction. A 100% redemption scenario has not been presented in the unaudited pro forma condensed combined financial statements for this reason.
Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined statement of financial position and combined statements of income (loss) have been prepared to reflect the Transaction together with the related transactions summarized above and the following assumptions and adjustments.
Unaudited Pro Forma Condensed Combined Statement of Financial Position
(a)
Upfront deposit relating to the sale-and-purchase agreement for 100% of the payable silver over the life-of-mine (“Silver Stream”):   Adjustment related to proceeds from the $75 million upfront deposit for the Silver Stream. The term of the Silver Stream is 20 years and represents a prepayment for payable silver to be sold to Osisko. The Silver Stream is an executory contract and MAC only has a responsibility to deliver refined silver if refined silver is produced. An additional $15 million of funding (for a total funding of $90 million) would be available under the Silver Stream subject to silver prices above a threshold price of $25.50 per ounce for if the average LBMA silver price over the ten (10) day period prior to the closing of the Silver Stream. Based on current silver prices, the additional funding would not be available, and accordingly the pro forma information is only based on the $75 million. The upfront deposit of $75 million was recorded as a deferred liability in the pro forma balance sheet. The economic effective date for the commencement of deliveries under the Silver Stream be February 1, 2023. Given the Closing Date will occur after February 1, 2023, MAC shall sell and deliver Refined Silver to the Purchaser in an amount equal to the Streamed Silver Quantity of each outturn of Refined Silver by an offtaker (provisional or final) between February 1, 2023, and the Closing Date within twenty (20) business days of the Closing Date. No deliveries of Refined Silver will be required if either the Closing Date has not occurred, or the Silver Deposit has not been paid by the Purchaser.
(b)
Credit facilities:   MAC has entered into a syndicated senior term loan facility for $205 million and a mezzanine facility for $135 million that will be used to partially fund the cash portion of the purchase price payable in the Transaction. Both facilities are currently subject to the fulfilment of certain conditions precedent prior to Closing. MAC has already incurred debt issuance costs associated with the facilities of $985,760 and estimates the incremental costs to be incurred of $10,792,027 and payable upon the Closing. The net amount available under the syndicated senior term loan facility to fund the purchase price is $196.9 million after taking into account incremental debt issuance cost of $8,092,027. The mezzanine facility has an original issue discount of 2% and the total estimated incremental cost associated for the facility is $2,700,000. The net amount available to fund the purchase price is $132.3 million. The Redemptions Backstop Facility comprises a $75 million copper stream and an incremental $25 million equity commitment (See Note 2 and Note 5(c)). The $75 million copper stream is fully subordinated to the senior lending facility with a delivery holiday for the first 12 months post-Closing. On the 5th anniversary of Closing, New MAC will have the option to buy back one third of the residual stream amount (reducing the second Threshold Stream and Tail Stream to 3.25% and 1.5%, respectively) for $40 million cash. Deliveries under the copper stream may be deferred and are therefore accounted as a financial liability at fair value of the consideration received. Under the No Redemption Scenario, MAC will not drawdown on the Redemption Backstop Facility of $75 million and accordingly Osisko will not be required to fund the incremental $25 million equity commitment. The interest on the Mezzanine facility can be paid in cash or accrued as a payment-in-kind (“PIK”) at the election of MAC. PIK interest will only be settled in cash as a bullet payment at the maturity date of the facility. The percentage that can be accrued as a PIK is dependent on a range of copper prices. The senior and mezzanine debt facilities are recognized at amortized cost net of debt issuance costs and original issue discounts. See “Certain Agreements Related to the Business Combination” contained elsewhere in this proxy statement/prospectus for more information.

(in thousands of US dollars)
Syndicated Senior Term Loan	$205,000
Less Estimated Incremental Debt issuance costs	(8,092)
Net Funding Amount	$196,908
Less Accrued Debt issuance cost	(786)
Syndicated Senior Term Loan Liability	$196,122
Portion reclassified to short term	(68,333)
Syndicated Senior Term Loan Liability – Long Term	$127,789
Mezzanine Loan	$135,000
Less Estimated Incremental Debt issuance costs	(2,700)
Net Funding Amount	$132,300
Less Accrued Debt issuance cost	(200)
Mezzanine Loan Liability	$132,100

(c)
Private placement and replacement of MAC Class B Ordinary Shares with New MAC Ordinary Shares:   The adjustment reflects the estimated net proceeds from the issuance of a total of 18,245,000 MAC Ordinary Shares at the redemption share price of $10.00 per share (par value of $0.0001 per share) less any share issuance costs to PIPE Investors (12,565,000 shares), Other Equity from Osisko, Sprott and certain of MAC’s officers and directors (an aggregate of 3,180,000 shares) and in relation to the equity component of the Redemptions Backstop Facility (2,500,000 shares, if applicable). The issuance of the 18.245 million MAC Ordinary Shares have a nominal value of $1,825, and at $10.00 per share, will generate gross proceeds of $182.5 million. The proceeds from the PIPE Financing, Other Equity and equity component of the Redemptions Backstop Facility are recognized at the fair value of the consideration received less estimated share issuance costs of approximately $5,028,000 for a net funding amount of $177.42 million. Upon Closing, the current 6,628,695 MAC Class B Ordinary Shares held by the Sponsor (including the interests of certain initial IPO investors (“Anchor Investors”)) will be converted on a one-for-one basis into New MAC Ordinary Shares. Certain qualified institutional buyers or institutional accredited investors who are unaffiliated with the MAC management team (“Cornerstone Investors”) purchased a total of 9,000,000 New MAC Ordinary Shares, or 71.6%, of the PIPE of 12,565,000 Ordinary Shares. The Sponsor has agreed to transfer an aggregate of 517,500 Founder Shares to Cornerstone Investors. MAC estimated the aggregate fair value of these Founder Shares attributable to Cornerstone Investors via their purchase of PIPE shares to be $4,641,975, or $8.97 per share. The Founder Shares allocated to the Cornerstone Investors represent a capital contribution by the Sponsor for the benefit of MAC and are recorded as offering costs and reflected as a reduction in the proceeds from the offering and offering expenses. The Sponsor, initial shareholders and Cornerstone Investors have waived all anti-dilution rights with respect to such shares.

Shares	Assuming 50% Redemption Scenario	Assuming No Redemption Scenario
PIPE Investors	12,565,000	12,565,000
Redemptions Backstop Facility	2,500,000	—
Other Equity	3,180,000	3,180,000
Total Shares issued	18,245,000	15,745,000
(in thousands of US dollars)
Gross proceeds	$182,450	$157,450
Capital contribution for allocation of Founder Shares to Cornerstone Investors	4,642	4,642
Less Fair Value of Sponsor Shares to Cornerstone Investors	(4,642)	(4,642)
Less Share Issuance Costs	(5,028)	(5,028)
Net Proceeds	$177,422	$152,422

(d)
Sale-leaseback:   In conjunction with the Transaction and to establish liquidity upon Closing, MAC will enter into a permitted sale-leaseback arrangement for newly acquired underground equipment with an estimated fair value on acquisition of $20 million (A$30 million) which will result in the recognition of a lease liability of $18.8 million and a corresponding right-of-use asset amount. The fair value of the assets subject to the sale are equal to the current carrying value. The net effect of the transaction is a reduction in Property, Plant and Equipment of $1,194,000. The lease liability is recognized at amortized cost over an expected lease term of four (4) years and split between a long term portion of $13.6 million and a short term portion of $5.2 million.

(e)
Repayment of the Promissory note from the Sponsor and accounting for incremental transaction costs:    The promissory note from the MAC Sponsor is to partially fund transaction costs in connection with the proposed Business Combination and will be repaid on closing under the terms of the note. Adjustment to decrease New MAC’s cash by an approximate $17.5 million and settle the deferred liability relating to estimated transaction costs incurred to date in MAC of approximately $7.2 million, incremental transaction cost of $9.5 million in connection with the Transaction and settlement of the MAC promissory note of $0.8 million. The $7.2 million deferred liability includes the current estimate of agreed accounting and auditing fees incurred by Glencore on the Transaction. These transaction costs do not relate to share or debt issuances. The cash settlement of Stamp duty will be made post-Closing and based on the final valuation of acquired assets. MAC’s transaction costs comprise stamp duty, legal and accounting fees that are not accounted for as a reduction in additional paid-in capital or as a reduction in debt funding and will be recognized in MAC’s consolidated statement of comprehensive income when the Transaction occurs.
(thousands of US dollars)
Transaction costs incurred on closing
Stamp duty	$57,824
Other transaction costs	9,490
Transaction Costs	$67,314
Transaction costs settled on closing
Other transaction costs incurred on closing	$9,490
Deferred liabilities	7,239
Promissory note from related party	786
$17,515

(f)
Deferred underwriting costs:   Adjustment relates to the payment of the deferred underwriting fees related to the August 2, 2021, initial public offering of MAC and will be settled on closing of the Transaction.

(g)
Acquisition of CMPL:   If the transaction had occurred on December 31, 2022, the estimated preliminary fair values of the identifiable assets and liabilities (and related tax impacts) of CMPL and the purchase consideration would be as follows:

(in thousands of USD dollars)	Carrying Value	Purchase Price Allocation	Fair Value
Assets
Cash and cash equivalents(1)	$1,316	$15,000	$16,316
Trade receivables from related parties(2)	9,052	(9,052)	—
Other receivables	3,180		3,180
Inventories	23,039	25,317	48,356
Prepaid expenses	3,422		3,422
Property and equipment(3)	422,226	811,108	1,233,334
Intangible assets	747		747
Inventories	354		354
Other assets	57		57
Total Assets	$463,393	$842,373	$1,305,766
Liabilities
Trade payables	$21,139		$21,139
Trade payables related parties(2)	799	(799)	—
Other payables	6,560		6,560
Short term Lease liabilities	848		848
Short term Provisions	13,790		13,790
Lease liabilities	128		128
Provisions	44,408		44,408
Deferred tax liabilities(3)	8,750	118,142	126,892
Total Liabilities	$96,422	$117,343	$213,766
Net Assets Acquired	$366,971	$725,031	$1,092,000
Estimated Purchase Price Consideration
Cash			$775,000
Royalty Deed			45,000
Deferred Consideration			75,000
Fair value of Contingent Consideration			97,000
Current CMPL shareholders(4)			100,000
Total			$1,092,000

(1)
The Transaction as agreed, allows for a minimum working cash amount of $15 million to be available in cleared funds as well as finished product inventory equating to approximately one month of production or two shipments upon Closing to establish minimum liquidity. The finished product inventory has been revalued to estimated net realizable value. Estimated net realizable value is determined based on the prevailing copper sales price less estimated treatment and refining costs based on the new offtake agreement.

(2)
Parties have agreed that all related party transactions in CMPL will be settled prior to closing as it represents amounts receivable and payable under the historical offtake agreement.

(3)
The preliminary purchase price allocation is based on management’s best estimate using the depreciated replacement cost method and taking into account any change in the tax base of the assets as a result of the allocation. The actual amount allocated to certain identifiable net assets could vary as the purchase price allocation is finalized.

(4)
In the event that the proceeds from PIPE Investors and the cash from trust relating to non-redemption of Class A Ordinary Shares exceed $420,000,000, Glencore will have the right to scale back the 10,000,000 shares in New MAC, in multiples of 100,000 at an issuance price of $10.00 per share, and receive the equivalent cash consideration. This right is only applicable at Closing. If the above condition is met, Glencore will have the sole discretion to scale back the shares in New MAC to $0 (with any scale-back to be reflected in the upfront cash payment). Based on MAC’s current assumptions (including with respect to the size of the PIPE Financing and the amount of redemptions), it is not likely that Glencore will be able to scale back the amount of New MAC Ordinary Shares it receives.

(h)
Redemption of MAC Class A Ordinary Shares:   Adjustment to reflect the MAC redemption assumption of 50% of existing MAC Class A Ordinary Shares upon Closing of the Transaction. These shareholders will be able to fully redeem their funds at the original subscription price of $10.00 per share plus interest. The remaining 50% in the Trust account reflecting 13,257,390 non- redeeming MAC Class A Ordinary Share shareholders will become ordinary shareholders of New MAC, resulting in $134,454,358 (13,257,390 shares at $10.00 per share plus interest) to be transferred to available cash to fund the Transaction.

Under the No Redemption Scenario, all MAC Class A Shareholders representing 26,514,780 of issued shares will become ordinary shareholders of New MAC, resulting in $268,908,716 (26,514,780 shares at $10.00 per share plus interest) to be transferred to available cash to fund the Transaction. Under the No Redemption Scenario, New MAC will not drawdown the Redemption Backstop Facility of $100 million described in Note 5(b) and Note 5(c).
(i)
Deferred Consideration:

$75,000,000 as a deferred cash payment on the following terms:
a.
payable upon New MAC’s listing on the ASX or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at $75 million);

b.
the unpaid balance of the $75,000,000 will accrue interest at a rate equivalent to what New MAC pays on the Mezz Facility, set at 3-month SOFR plus a variable margin of 8 – 12% (which will be determined by reference to prevailing copper prices); and

c.
any residual (up to the $75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date;

d.
The Deferred Consideration are recognized as a financial liability that is measured at amortized cost.

(j)
Contingent Adjustments (please refer to Note 3 for additional information regarding the accounting treatment of these portions of the Transaction):

a.
Royalty Deed:   The Royalty Deed is a net smelter return royalty agreement pursuant to which after the Closing, CMPL will pay to the Seller a royalty equal to 1.5% from all net smelter returns from all marketable and metal-bearing copper material produced from the mining tenure held by CMPL at the time of the Closing. The $45 million adjustment reflects the fair value of the Royalty Deed upon close of the Transaction. The estimated fair value was determined by discounting 1.5% of the future expected copper net smelter return over the expected life of the mine. The net smelter return is determined using consensus copper prices less estimated treatment and refining costs under the new offtake agreement.

b.
Copper price:   After Closing, Glencore is entitled to $150 million in cash structured as two contingent payments of $75 million each, the First Contingent Copper Payment and Second Contingent Copper Payment, that are unsecured, fully subordinated and payable if, and only if, over the life of the mine, the average daily LME closing price is greater than (i) $4.25/lb ($9,370/mt) for any rolling 18-month period (commencing at Closing), and (ii) $4.50/lb ($9,920/mt) for any rolling 24-month period (commencing at Closing). The contingent payments are recognized as a financial liability and measured at fair value estimated at $97 million based on the output from a commodity price simulation model and recognized as a financial liability.
Key assumptions
LME Spot Copper Price	$3.70
Annualized Copper Price Volatility	26.60%
Annual Copper Price Inflation Rate	0.90%
Risk-free Interest Rate	3.30%
Reversion factor	11.60%

(k)
Warrant liability:   Adjustment for the fair value of 3,187,500 warrants to purchase New MAC Ordinary Shares issued to Sprott in connection with the Mezzanine Facility. The warrants have an exercise price of $12.50 per share, are fully transferable and have a 5-year term from the date of issuance. The Warrant liability is estimated at fair value using a Black-Scholes Merton model.

Key assumptions
Underlying Share Price	$10.00
Strike Price	$12.50
Volatility	25.00%
Risk-free Interest Rate	3.30%
Term	5 years

(l)
Additional paid-in capital:   Adjustment for the conversion of MAC Class A and B shares to common shares in New MAC based on the respective Redemption Scenario. The remaining adjustments reflect the additional paid-in capital for shares issued at $10 per share less the Par Value of $0.0001 per share in New MAC less share issuance costs associated with the PIPE Investors and warrants issued in connection with the Mezzanine Facility.

(in thousands of USD dollars)	Proceeds		Common Shares – Par Value		Additional Paid-In Capital
	Assuming No Redemption	Assuming 50% Redemption	Assuming No Redemption	Assuming 50% Redemption	Assuming No Redemption	Assuming 50% Redemption
MAC Class A Ordinary Shareholders	$268,909	$134,454	$3	$1	$268,906	$134,453
PIPE Investors	125,565	125,565	1	1	125,649	125,649
Redemption Backstop Facility	—	25,000	—	0	—	25,000
Current CMPL shareholders	100,000	100,000	1	1	99,999	99,999
Other Equity Investments	31,800	31,800	0	0	31,800	31,800
Gross Proceeds	526,359	416,904	5	4	526,353	416,900
Fair Value of Founder Shares allocated to Cornerstone Investors	(4,642)	(4,642)	—	—	(4,642)	(4,642)
Mezz Warrants issued	(6,311)	(6,311)	—	—	(6,311)	(6,311)
PIPE Share Issuance Costs	(5,028)	(5,028)	—	—	(5,028)	(5,028)
	510,378	400,923	5	4	510,378	400,923
Capital contribution for Founder Shares allocated to Cornerstone Investors by Sponsor	4,642	4,642	—	—	4,642	4,642
Class B Shares held by the Sponsor	—	—	1	1	—	—
Total	$515,020	$405,565	$6	$5	$515,014	$405,561

(m)
Depreciation of acquired assets:   Reflects the revised depreciation of finite-lived assets arising on the acquisition of CMPL and based on management’s preliminary estimate of estimated useful lives. The major categories of property, plant and equipment are depreciated on a unit of production (“UOP”) and/or straight-line basis. The finite-lived assets relate to buildings and plant and equipment that are depreciated on a straight-line basis while mineral resource and mine development follow the UOP basis. Estimated useful lives are linked to MAC’s estimate of current life-of-mine while the estimated UOP rate is approximately 2% on an annualized basis. UOP is based on MAC’s current estimate of proven and probable reserves which includes inferred resources converted at a historical conversion rate Pro forma adjustments by asset category are as follows:

	For the year ended December 31, 2022
(in thousands of USD dollars)	CMPL Depreciation	Revised MAC Depreciation	Transaction Accounting Adjustment
Freehold land and buildings	$(529)	$(639)
Plant and equipment	(32,319)	(24,542)
Right-of-use assets	(1,320)	(50)
Mineral Resource	—	(6,189)
Mine Development	(17,160)	(11,574)
Included in cost of goods sold	$(51,328)	$(42,994)	$8,334

Asset Category	Carrying Value at December 31, 2022	Allocation of FV Adjustment to Asset Categories	Revised Asset Base	Revised useful life	Depreciation method	Revised Depreciation using revised useful lives
Freehold land and buildings	$1,247	$10,245	$11,492	18	Straight Line	$639
Plant and equipment	201,133	240,622	$441,755	18	Straight Line	24,542
Right-of-use assets	899	—	$899	18	Straight Line	50
Mineral Resource	—	271,496	$271,496	2%	UOP	6,189
Mine Development	218,947	288,744	$507,691	2%	UOP	11,574
Total	$422,226	$811,108	$1,233,334			$42,994

(n)
Royalty Deed:   Reflects estimated costs of 1.5% copper only net smelter return royalty payable to Glencore as part of the Royalty Deed going forward. See Note 1, Note 2, Note 5(j) herein and “Certain Agreements Related to the Business Combination — Royalty Deed” contained elsewhere in this proxy statement/prospectus for more information.

(o)
Sale-leaseback:   Reflects estimated depreciation of the right of use asset and interest on the sale- leaseback. The right-of-use asset is capitalized at $18.8 million (see Note 5(d)) and depreciated over an estimated useful life of four (4) years on a straight-line basis.

(p)
Transaction costs:   Reflects estimated costs associated with the Transaction of $67.3 million to be incurred subsequent to December 31, 2022 (See Note 5(e)).

(q)
Reversal of Trust interest income, Change in fair value of conversion option and Amortization of discount on convertible promissory note:   Trust income represents interest earned from the cash held in the Trust Account for the year ended December 31, 2022. The Trust funds will be utilized to fund the proposed Business Combination and accordingly this income will not form part of future operations. The change in fair value of the conversion option is applicable to the conversion option embedded in the promissory note from the Sponsor to MAC in order to fund expenses related to the Transaction in 2022. The Promissory note will be converted to Private warrants or per the terms, settled at the close of the Transaction (See Note 5(e)).

(r)
Interest on debt facilities and Glencore Deferred Consideration:   Reflects interest expense related to the drawdown of a $205 million syndicated senior term loan using a current estimate of the payable interest rate of 7.6%, and interest relating to the $135 Mezz Facility using a current estimate of the applicable interest rate of 10.9%. The Glencore Deferred Consideration carries interest at the same rate as the Mezz Facility; the interest rate period is assumed to be six (6) months from Closing, taking into account the timing and estimated proceeds from the planned ASX listing as discussed in these notes and elsewhere in this proxy statement/prospectus. Under the 50% Redemption Scenario, interest is also calculated on the $75 million Copper Stream from Osisko.

(in thousands of US dollars)	Metals Acquisition Corp ProForma (50% redemption scenario)	Metals Acquisition Corp ProForma (no redemption scenario)
Interest Expense
Subordinated debt – Mezz Term Loan	$14,706	$14,706
Senior Debt – Term Loan (Banks)	15,498	15,498
Senior Debt – Revolving Credit Facility (Banks)	—	—
Glencore Deferred Payment	4,493	4,493
Redemption Backstop Facility – Debt (Cu Stream)	3,589	—
Surety Bond (Environmental Liability)	955	955
Equipment leases	1,290	1,290
Total interest expense	$40,531	$36,942
The sensitivity analysis below demonstrates the impact of 0.125% change on the Transaction Adjustment interest expense of $36,942 under the No Redemption scenario and $40,531 under the 50% Redemption Scenario for the period.
	Assuming No Redemption		Assuming 50% Redemption
(in thousands of US dollars)	Decrease 0.125%	Increase 0.125%	Decrease 0.125%	Increase 0.125%
Senior Debt – Term Loan (Banks)	$15,242	$15,754	$15,242	$15,754
Subordinated debt – Mezz Term Loan	14,537	14,875	14,537	14,875
Deferred Consideration	4,447	4,540	4,447	4,540
Redemption Backstop Facility – Debt	—	—	3,495	3,683
Surety Bond Premium	924	986	924	986
Sale-and-lease back interest	1,265	1,315	1,265	1,315
Total incremental interest expense	$36,414	$37,470	$39,909	$41,153
Net Movement	$(528)	$528	$(622)	$622

(s)
Tax:   The adjustment reflects the estimated tax impact of pro forma adjustments relating to MAC- Sub at the Australian Company tax rate of 30% for the year ended December 31,2022 as well as pro forma management adjustments at New MAC that will be subject to Jersey company tax of 0% which is equivalent to the MAC Cayman tax rate.

	Year ended December 31, 2022
(in thousands of US dollars)	Assuming 50% Redemption	Assuming No Redemption
Tax effect of All Transaction adjustments	$7,614	$6,537
Deferred Tax release due to temporary differences associated with revised depreciation	2,892	2,892
Reversal of CMPL uncertain tax positions(1)	12,395	12,395
Transaction Adjustment	$22,901	$21,824
CMPL Tax expense	(15,715)	(15,715)
Tax (benefit)/Expense	$7,186	$6,109

(1)
The CMPL uncertain tax positions relates to an estimated impact of a transfer pricing matter relating to the historical offtake agreement as well as the historical Tax Consolidated Group. New MAC (via MAC-Sub) will form a new Tax Consolidated Group and accordingly this tax position will not apply going forward.

(t)
Offtake agreement:   Adjustments to revenue and distribution and selling expenses to account for the revised offtake agreement between MAC-Sub and CMPL related party. The historical CMPL financial statements accounts for the offtake agreement with GIAG, the same counterparty as the counterparty going forward. The terms and nature of the agreement have changed, and therefore the financial statements have been adjusted to reflect the effects of the new agreement for the year ended December 31, 2022. The offtake agreement has changed from a price participation agreement for treatment and refining costs to benchmark offtake agreement with market referenced treatment and refining cost. Any amounts receivable under the historical offtake agreement will be settled on Closing (Refer to Note 5(g)).

(u)
Reclassification to conform financial statement line item presentation.   Please also refer to Note 8. MAC operating and formation costs of $2,117,475 and acquisition costs of $7,625,359 are non-recurring and will not recur beyond the 12 months following the consummation of the Business Combination.

Note 6 — Management Adjustments
Management Adjustments reflects adjustments for estimated corporate costs to operate New MAC post the Transaction, as a publicly traded mining company owning the CSA Mine. The estimated corporate expenses represent dis-synergies of the Business Combination since CMPL represents a privately held entity that do not have an existing executive or corporate structure.
Corporate overhead costs are based on Managements’ experience of running single asset, public mining companies and based on judgment. These costs may not be sufficient to cover all expected and unexpected overhead costs in order to run New MAC.
(in thousands of US dollars)	Year ended December 31, 2022
Directors’ and officers’ insurance	$2,500
Executive and Corporate personnel salaries	3,940
Director Fees	520
Regulatory fees	125
Investor relations and conference fees	550
Head Office Rent	75
IT and communications	1,312
Audit Fees and Internal control	400
Miscellaneous	250
Corporate overhead costs	$9,672
	Year ended December 31, 2022
(in thousands of US dollars)	Assuming No Redemption	Assuming 50% Redemption
Profit/(loss) for the year	$(10,070)	$(12,582)
Corporate overhead costs	(9,672)	(9,672)
Revised Loss for the year	$(19,742)	$(22,254)
Loss per share – basic	$(0.34)	$(0.46)
Weighted average shares outstanding – basic	58,888,475	48,131,085
Loss per share – diluted	$(0.34)	$(0.46)
Weighted average shares outstanding – basic	58,888,475	48,131,085
Effect of potential dilutive securities	—	—
Adjusted weighted average shares outstanding – diluted	58,888,475	48,131,085

For the year ended December 31, 2021, 18,561,064 of potentially dilutive common shares, issuable upon the exercise of the Public Warrants (8,838,260), Private Warrants (6,535,304) and Mezzanine Financing Warrants (3,187,500) were not included in the computation of loss per share as their effect was anti-dilutive.
Note 7 — Profit (loss) per share
The pro forma net income (loss) per share is calculated using the pro forma weighted average number of shares outstanding, and the issuance of additional shares in connection with the Business Combination and PIPE financing for the year ended December 31, 2022.
Basic and diluted net income (loss) per share is calculated by dividing the net income (loss) for the period by the pro forma weighted average number of ordinary shares and dilutive shares that would have been outstanding during the period using the treasury stock method. Excluded from the calculation are potential equity awards to be issued under employee plans. New MAC Warrants issued in connection with the Business Combination are not included in the basic earnings per share calculation as the options are not exercised at the date of the consummation of the Share Sale Agreement.
The weighted average number of ordinary shares was determined by taking the historical number of ordinary shares outstanding of MAC and adjusting for the shares issued under the Transaction and shown in Note 4.
	Assuming No Redemption Scenario	Assuming 50% Redemption Scenario
New MAC Ordinary shares outstanding after Business Combination	58,888,475	48,131,085
New MAC Warrants
Public Warrants	8,838,260	8,838,260
Private Warrants	6,535,304	6,535,304
Mezzanine Financing Warrants	3,187,500	3,187,500
Total New MAC Ordinary Shares Outstanding After Warrant Exercise	77,449,539	66,692,149
Profit (Loss) per share Denominator
Weighted average shares outstanding – basic	58,888,475	48,131,085
Weighted average shares outstanding – basic	58,888,475	48,131,085
Effect of potential dilutive securities	—	—
Adjusted weighted average shares outstanding – diluted	58,888,475	48,131,085
For the year ended December 31, 2021, 18,561,064 of potentially dilutive common shares, issuable upon the exercise of the Public Warrants (8,838,260), Private Warrants (6,535,304) and Mezzanine Financing Warrants (3,187,500) were not included in the computation of loss per share as their effect was anti-dilutive.
Note 8 — Financial Statement Reclassification
The following table provides a reconciliation of the reclassification of certain balances on the statement of comprehensive income for the year ended December 31, 2022, to conform MAC line items to those used by CMPL and as applied in preparing the pro forma financial information:
(in thousands of US dollars) Metals Acquisition Corp	Cobar Management Pty Limited	Year ended December 31, 2022
Operating and formation costs	Administrative expenses	2,117
Acquisition costs	Administrative expenses	7,625
Stock compensation	Administrative expenses	(224)
Bank Fee	Administrative expenses	(5)

The following table provides a reconciliation of the reclassification of certain balances on the balance sheet of MAC as at December 31, 2022 to conform to the presentation used by CMPL and as applied in preparing the pro forma financial information:
(in thousands of US dollars) Metals Acquisition Corp	Cobar Management Pty Limited	Year ended December 31, 2022
Cash	Cash and cash equivalents	42

Reclassifications of CMPL’s historical financial statement line items to pro forma financial
The following table provides a reconciliation of the reclassification of certain balances on the statement of profit or loss and other comprehensive income for the year ended December 31, 2022 to conform historical CMPL line items to those used by New MAC on a go-forward basis and as applied in preparing the pro forma financial information:
(in thousands of US dollars) Cobar Management Pty Limited	Pro Formas	Year ended December 31, 2022
Revenue from related party	Revenues	$219,705

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Paul Hastings LLP, which will be filed as Exhibit 8.1 to this registration statement, the following are the material U.S. federal income tax consequences to U.S. Holders (defined below) of (i) the Merger, (ii) the ownership and disposition of New MAC Securities received by holders of MAC Securities in the Merger and (iii) the exercise of redemption rights by U.S. Holders of MAC Class A Ordinary Shares.
This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold MAC Securities and, after the completion of the Merger and Business Combination, will hold New MAC Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:
•
our Sponsor or any member thereof;

•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market tax accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
persons liable for alternative minimum tax;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of MAC’s shares, by vote of value, or will hold five percent or more of the shares of New MAC, by vote or value;

•
persons that acquired MAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold MAC Securities, or will hold New MAC Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds MAC Securities or New MAC Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any MAC Securities or New MAC Securities and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Business Combination, ownership and disposition of New MAC Securities, or the exercise of redemption rights with respect to the MAC Class A Ordinary Shares.
This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.
We have not sought and do not intend to seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any aspect of the Merger, the Business Combination or the exercise of redemption rights.

There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of MAC Securities or New MAC Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, THE BUSINESS COMBINATION, THE OWNERSHIP AND DISPOSITION OF NEW MAC SECURITIES, OR THE EXERCISE OF REDEMPTION RIGHTS. HOLDERS OF MAC SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW MAC SECURITIES AFTER THE BUSINESS COMBINATION, OR THE REDEMPTION OF THEIR NEW MAC ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.
Tax Treatment of the Merger
Under Section 368(a)(1)(F) of the Code, a reorganization is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” In the opinion of Paul Hastings LLP, subject to the assumptions, qualifications and limitations described herein and in the opinion to be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (i.e., an F Reorganization). If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. In addition, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Merger (or any other aspect of the Business Combination) qualifies as a tax-free transaction. Neither MAC nor CMPL has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Merger or Business Combination.
If, as expected, the Merger qualifies as an F Reorganization, and subject to the PFIC rules discussed below:
•
a U.S. Holder that exchanges its MAC Securities pursuant to the Merger generally will not recognize gain or loss on the exchange of such MAC Securities for New MAC Securities;

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the adjusted tax basis of a U.S. Holder in the New MAC Ordinary Shares received as a result of the Merger will equal the adjusted tax basis of the MAC Class A Ordinary Shares surrendered in exchange therefor;

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the adjusted tax basis of a U.S. Holder in the New MAC Warrants received as a result of the Merger will equal the adjusted tax basis of the MAC Warrants surrendered in exchange therefor; and

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a U.S. Holder’s holding period in the New MAC Securities received in the exchange will include the holding period in the MAC Securities surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the MAC Class A Ordinary Shares may prevent the holding period of the New MAC Ordinary Shares from commencing prior to the termination of such rights.

If the Merger does not qualify as an F Reorganization, the tax consequences of the Merger will depend on whether the Merger or any component thereof would qualify for tax-free treatment under other provisions of the Code, and whether MAC and/or New MAC are PFICs. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the Merger if it does not qualify as an F Reorganization or otherwise as a tax-free transaction (including the requirement to recognize gain in that event).
In addition, U.S. Holders should consult their tax advisers regarding whether the PFIC rules could apply to the transfer of their MAC Securities pursuant to the Merger if it does not qualify as an F Reorganization (regardless of whether the Merger otherwise qualifies for tax-free treatment).
All U.S. Holders are urged to consult their tax advisors with respect to the potential tax consequences to them of the Merger and the qualification of the Merger as a tax-free reorganization.
Consequences of Ownership and Disposition of New MAC Ordinary Shares and New MAC Warrants
Taxation of Distributions
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the New MAC Ordinary Shares to the extent the distribution is paid out of New MAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New MAC Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New MAC Ordinary Shares. Because New MAC may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New MAC will be reported as dividends for U.S. federal income tax purposes.
With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New MAC Ordinary Shares and New MAC Warrants” below) only if the New MAC Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the New MAC Ordinary Shares.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New MAC Ordinary Shares and New MAC Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New MAC Ordinary Shares or New MAC Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New MAC Ordinary Shares or New MAC Warrants exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the MAC Class A Ordinary Shares may have suspended the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition by a U.S. Holder generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition, and (ii) the U.S. Holder’s adjusted tax basis in its New MAC Ordinary Shares or New MAC Warrants so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise, Lapse or Redemption of a New MAC Warrant” below for a discussion regarding a U.S. Holder’s basis in a New MAC Ordinary Share acquired pursuant to the exercise of a New MAC Warrant. The deductibility of capital losses is subject to certain limitations.
Exercise, Lapse or Redemption of a New MAC Warrant
Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a New MAC Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New MAC Ordinary Share on the exercise of a New MAC Warrant for cash. A U.S. Holder’s tax basis in a New MAC Ordinary Share received upon exercise of the New MAC Warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the New MAC Ordinary Share will commence on the date of exercise of the New MAC Warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New MAC Warrant. If a New MAC Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the New MAC Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the New MAC Warrants exercised. If the cashless exercise was not treated as a realization event (but is not a recapitalization), it is unclear whether a U.S. Holder’s holding period for the New MAC Ordinary Share will commence on the date of exercise of the New MAC Warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New MAC Ordinary Share would include the holding period of the New MAC Warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New MAC Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New MAC Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered New MAC Warrants with an aggregate value equal to the exercise price for the total number of New MAC Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New MAC Warrants deemed surrendered and the U.S. Holder’s tax basis in such New MAC Warrants. In this case, a U.S. Holder’s tax basis in the New MAC Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the New MAC Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the New MAC Ordinary Shares would commence on the date of exercise of the New MAC Warrant or the day following the date of exercise of the New MAC Warrant.
Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions
The terms of each New MAC Warrant provide for an adjustment to the number of New MAC Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of warrants would, however, be treated as receiving a constructive distribution from New MAC if, for example, the adjustment increases the warrantholders’ proportionate interest in New MAC’s assets or earnings and profits (e.g., through an increase in the number of New MAC Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the New MAC Warrants) as a result of a distribution of cash to the holders of New MAC Ordinary Shares which is taxable to the U.S. Holders of such New MAC Ordinary Shares as described under “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under “— Taxation of Distributions” above in the same manner as if the U.S. Holders of the New MAC Warrants received a cash distribution from New MAC equal to the fair market value of the increase in the interest.
Redemption of MAC Class A Ordinary Shares
Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s MAC Class A Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “The Extraordinary General Meeting of MAC Shareholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the MAC Class A Ordinary Shares under Section 302 of the Code or rather as a distribution.
If the redemption qualifies as a sale of MAC Class A Ordinary Shares, the U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of such MAC Class A Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such MAC Class A Ordinary Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such MAC Class A Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.
If the redemption does not qualify as a sale of MAC Class A Ordinary Shares, the U.S. Holder generally will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from MAC’s or New MAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the MAC Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the MAC Class A Ordinary Shares. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions, dividends generally will be taxed at the lower applicable long-term capital gains rate provided that MAC Class A Ordinary Shares are readily tradable on an established securities market in the United States, MAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the MAC Class A Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of MAC Class A Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all MAC Class A Ordinary Shares outstanding both before and after such redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination (treating New MAC Ordinary Shares as MAC Class A Ordinary Shares for this purpose)). The redemption of MAC Class A Ordinary Shares generally will be treated as a sale of the MAC Class A Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in MAC, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only MAC Class A Ordinary Shares actually owned by the U.S. Holder, but also any MAC Class A Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include MAC Class A Ordinary Shares which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of MAC Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the MAC Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all MAC Class A Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all MAC Class A Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the MAC Class A Ordinary

Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed MAC Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.
U.S. HOLDERS OF MAC CLASS A ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of MAC Securities and New MAC Securities could be materially different from that described above if MAC or New MAC is or was treated as a PFIC for U.S. federal income tax purposes.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
New MAC’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New MAC’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the New MAC Ordinary Shares from time to time, which could be volatile); thus, there can be no assurances that New MAC will not be a PFIC for any particular year. Because MAC is a blank-check company with no current active business, based upon the composition of MAC’s income and assets, unless MAC qualifies for the start-up exception (defined below), MAC believes it would qualify as a PFIC for its taxable year ending December 31, 2021. Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (i) no predecessor of the corporation was a PFIC, (ii) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (iii) the corporation is not in fact a PFIC for either of those years (the “start-up exception”).
Assuming the Merger qualifies as an F Reorganization, New MAC should be treated as the same corporation as MAC for the purposes of the PFIC rules, including the start-up exception. In that case, MAC should not be treated as a PFIC for its taxable year ending December 31, 2021 if it qualifies for the start-up exception for its taxable year ending December 31, 2021, which requires that New MAC will not be a PFIC for its taxable years ending December 31, 2022, and December 31, 2023. As discussed above, there can be no assurance with respect to New MAC’s PFIC status for any taxable year. Because PFIC status for any taxable year will not be determinable until after the end of such year, and, in the case of the application of the start-up exception for MAC in its taxable year ending December 31, 2021, until after the end of New

MAC’s taxable year ending December 31, 2023, there can be no assurance with respect to MAC’s status as a PFIC for its taxable year ending December 31, 2021.
If MAC is determined to be a PFIC with respect to a U.S. Holder who exchanges MAC Class A Ordinary Shares for New MAC Ordinary Shares in connection with the Merger and such U.S. Holder did not make any of the PFIC Elections (defined below) with respect to the MAC Class A Ordinary Shares, then, although not free from doubt, New MAC would also be treated as a PFIC as to such U.S. Holder with respect to such New MAC Ordinary Shares, even if New MAC is not a PFIC, unless such U.S. Holder makes a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described below. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s New MAC Ordinary Shares. In the absence of a purging election, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such New MAC Ordinary Shares for a period that includes its holding period for the MAC Class A Ordinary Shares exchanged therefor. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.
In addition, if MAC is determined to be a PFIC, any gain and certain income recognized by a U.S. Holder electing to have its shares redeemed, as described above under the heading “— Redemption of MAC Class A Ordinary Shares,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make a (i) qualified electing fund (“QEF”) election for MAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, (ii) a QEF election along with an applicable purging election, or (iii) a mark-to-market election (collectively, the “PFIC Elections”).
If New MAC is a PFIC for any taxable year during which a U.S. person owns New MAC Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own its proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by a Lower-tier PFIC, and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.
If MAC or New MAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of New MAC Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its New MAC Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such New MAC Ordinary Shares. The amounts allocated to the taxable year of the sale or disposition and to any year before New MAC became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge that is generally applicable to underpayments of tax will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its New MAC Ordinary Shares exceed 125% of the average of the annual distributions on the New MAC Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner.
In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the New MAC Ordinary Shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of New MAC’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which New MAC’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from MAC or New MAC, as the case may be. We do not intend to prepare or provide the information necessary for a U.S. Holder to make a qualified electing fund election with respect to MAC or New MAC Ordinary Shares.
A U.S. Holder may not make a QEF election with respect to its New MAC Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such New MAC Warrants (other than upon exercise of such warrants) and MAC or New MAC was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such New MAC Warrants properly makes a QEF election with respect to the newly acquired New MAC Ordinary Shares (or has a properly maintained QEF election in effect with respect to New MAC Ordinary Shares), the QEF election will apply to the newly acquired New MAC Ordinary Shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New MAC Ordinary Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the New MAC Warrants), unless the U.S. Holder makes a purging election (discussed above). As a result of a purging election, the U.S. Holder will have a new basis and holding period in the New MAC Ordinary Shares acquired upon the exercise of the warrants for purposes of the PFIC rules.
Alternatively, if New MAC is a PFIC and if the New MAC Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The New MAC Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the New MAC Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, where the New MAC Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of New MAC Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the New MAC Ordinary Shares at the end of each taxable year over such U.S. Holder’s adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the New MAC Ordinary Shares over their fair market value at the end of the taxable year (but, with regard to the loss, only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the New MAC Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of New MAC Ordinary Shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but, with regard to the loss, only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New MAC Ordinary Shares will be treated as discussed under “— Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New MAC, even if the U.S. Holder made a mark-to-market election with respect to the New MAC Ordinary Shares. Currently, a mark-to-market election may not be made with respect to the New MAC Warrants.
If New MAC is a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any New MAC Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to New MAC and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the determination of whether MAC or New MAC is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of New MAC Ordinary Shares. New MAC will endeavor to provide, and will endeavor to cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a qualified electing fund (QEF) election with respect to New MAC and its non-U.S. subsidiaries.
Information Reporting and Backup Withholding
Dividend payments with respect to New MAC Ordinary Shares and proceeds from the sale, exchange or redemption of New MAC Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply; however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for, obtaining an exemption from backup withholding in their particular circumstances.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the Merger, ownership and disposition of New MAC Ordinary Shares and New MAC Warrants and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CAYMAN ISLANDS TAX CONSIDERATIONS
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of MAC. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of MAC’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities, nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
MAC has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act
Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act, with the following undertaking is hereby given to Metals Acquisition Corp (the “Company”):
(a)
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares, debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of TWENTY years from the 15th day of March 2021.

JERSEY TAX CONSIDERATIONS
Jersey Tax Considerations
This summary of Jersey taxation issues can only provide a general overview of this area and it is not a description of all the tax considerations that may be relevant to a decision to invest in New MAC.
The following summary of the anticipated treatment of New MAC and holders of New MAC Ordinary Shares (other than residents of Jersey) is based on Jersey taxation law and practice as it is understood to apply at the date of this document and may be subject to any changes in Jersey law occurring after such date. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as it applies to any land or building situate in Jersey). Legal advice should be taken with regard to individual circumstances. Prospective investors in the ordinary shares should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of New MAC Ordinary Shares under the laws of any jurisdiction in which they may be liable to taxation.
Shareholders should note that tax law and interpretation can change and that, in particular, the levels and basis of, and reliefs from, taxation may change and may alter the benefits of investment in New MAC.
Any person who is in any doubt about their tax position or who is subject to taxation in a jurisdiction other than Jersey should consult their own professional adviser.
Company Residence
Under the Income Tax (Jersey) Law 1961 (as amended) (“Tax Law”), a company shall be regarded as resident in Jersey if it is incorporated under the Jersey Companies Law unless:
•
its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and

•
the company is resident for tax purposes in that country or territory.

New MAC, the holding company of MAC-Sub, will be a tax resident in Jersey and as a result will be subject to tax in Jersey at a rate which is currently 0%. MAC-Sub will be subject to company tax of 30% prior to any distributions to New MAC, and exclusive of other state and local taxes that could apply to MAC‑Sub.
Summary
Under current Jersey law, there are no capital gains, capital transfer, gift, wealth or inheritance taxes, or any death or estate duties. No capital or stamp duty is levied in Jersey on the issue, conversion, redemption, or transfer of ordinary shares. On the death of an individual holder of ordinary shares (whether or not such individual was domiciled in Jersey), duty at rates of up to 0.75% of the value of the relevant ordinary shares may be payable on the registration of any Jersey probate or letters of administration which may be required in order to transfer, convert, redeem, or make payments in respect of, ordinary shares held by a deceased individual sole shareholder, subject to a cap of £100,000.
Income Tax — New MAC
The general rate of income tax under the Tax Law on the profits of companies regarded as resident in Jersey or having a permanent establishment in Jersey is 0% (“zero tax rating”) though certain exceptions from zero tax rating might apply.
Withholding Tax — New MAC
For so long as New MAC is rated for zero tax, or is not deemed to be resident for tax purposes in Jersey, no withholding in respect of Jersey taxation will be required on payments in respect of the ordinary shares to any holder of New MAC Ordinary Shares not resident in Jersey.

Stamp Duty
In Jersey, no stamp duty is levied on the issue or transfer of ordinary shares (unless there is any element of Jersey residential property being transferred, in which case a land transaction tax may apply pursuant to the Taxation (Land Transactions) (Jersey) Law 2009), except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares if such holder was entered as the holder of the shares on the register maintained in Jersey.
In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of ordinary shares domiciled in Jersey, or situated in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% on the value of an estate up to a maximum stamp duty charge of £100,000. The rules for joint holders and New MAC through a nominee are different and advice relating to this form of holding should be obtained from a professional adviser. Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there otherwise estate duties.
Goods and Services Tax
Pursuant to the Goods and Services Tax (Jersey) Law 2007 (“GST Law”), a tax rate which is currently 5% applies to the supply of goods and services, unless the supply is regarded as exempt or zero rated, or the relevant supplier or recipient of such goods and services is registered as an “international services entity.”
A company must register for GST if its turnover is greater than £300,000 in any 12 month period, and will then need to charge GST to its customers. Companies can also choose to register voluntarily.
A company may apply to be registered as an International Services Entity (“ISE”) if it mainly serves non-Jersey residents. By virtue of a company being an ISE, it will not have to register for GST, will not charge GST on its supplies, and will not be charged GST on its purchases.
New MAC will be an ISE within the meaning of the GST Law, as it satisfies the requirements of the Goods and Services Tax (International Services Entities) (Jersey) Regulations 2008, as amended. As long as it continues to be such an entity, a supply of goods or provision of a service made by or to New MAC shall not be a taxable supply for the purposes of the GST Law.
Substance Legislation
With effect from January 1, 2019, Jersey has implemented legislation to meet EU demands for companies to have substance in certain circumstances. Broadly, part of the legislation is intended to apply to holding companies managed and controlled in Jersey. It is intended that New MAC be managed and controlled in Jersey.
The summary of certain Jersey tax issues is based on the laws and regulations in force as of the date of this document and may be subject to any changes in Jersey laws occurring after such date. Legal advice should be taken with regard to individual circumstances. Any person who is in any doubt as to his/her tax position or where he/she is resident, or otherwise subject to taxation, in a jurisdiction other than the United States, the UK and Jersey, should consult his/her professional adviser.

BUSINESS OF MAC
Introduction
MAC is a blank check company incorporated as a Cayman Islands exempted company on March 11, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as MAC’s initial business combination.
Initial Public Offering
On August 2, 2021, MAC consummated its IPO of 25,000,000 units. Each unit consists of one Class A Ordinary Share, and one-third of one redeemable warrant, each whole public warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 (before underwriting discounts and commissions and offering expenses). Prior to the consummation of the IPO, on March 16, 2021, the Sponsor purchased 7,187,500 Class B Ordinary Shares for an aggregate purchase price of $25,000 (the “Founder Shares”). The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of MAC’s issued and outstanding ordinary shares after the IPO. On September 3, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,514,780 Units (the “Over-Allotment Units”) generating aggregate gross proceeds of $15,147,800. On September 16, 2021, the remaining time on the over-allotment option expired unused and 558,805 Class B ordinary shares were forfeited by the founder to the Company for no consideration. Simultaneously with the consummation of the IPO and the issuance and sale of the units, MAC consummated the private placement of 5,333,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $8,000,000. Simultaneously with the issuance and sale of the Over-Allotment Units, MAC consummated the private placement with the Sponsor for an aggregate of 201,971 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $302,956. The private placement warrants, which were purchased by the Sponsor, are identical to the public warrants, except that, if held by the Sponsor or its permitted transferees, they are (i) non-redeemable by MAC (except as set forth under “Description of New MAC Share Capital — Warrants — Public Shareholders’ Warrants”), and (ii) exercisable on a cashless basis (see “Description of New MAC Share Capital — Warrants — Private Placement Warrants”). If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by MAC and exercisable by holders on the same basis as the public warrants. The private placement warrants have been issued pursuant to, and are governed by, the Warrant Agreement.
Upon the closing of the IPO and the underwriters partially exercising the over-allotment option and the sales of the private placement warrants being issued, a total of $265,147,800 of the net proceeds from the IPO and the private placement (which includes the underwriters’ deferred discount of $9,280,173) was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to MAC to pay its franchise and income tax obligations, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of MAC’s initial business combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend MAC’s Existing Governing Documents (A) to modify the substance or timing of MAC’s obligation to allow redemption in connection with MAC’s initial business combination or to redeem 100% of the public shares if MAC does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the public shares if MAC has not completed its initial business combination within 24 months from the closing of the IPO, subject to applicable law.
On April 13, 2022, MAC issued an unsecured convertible promissory note (the “2022 Sponsor Convertible Note”) to the Sponsor pursuant to which MAC borrowed $1,200,000 for transaction costs reasonably related to the consummation of the Business Combination. On May 24, 2022, the Sponsor

exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note, resulting in the issuance of 800,000 private placement warrants to the Sponsor.
Promissory Notes
On October 25, 2022, MAC issued an unsecured non-convertible promissory note (the “October 2022 Note”) to the Sponsor pursuant to which MAC borrowed $300,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination.
On December 21, 2022, MAC issued an unsecured non-convertible promissory note (the “December 2022 Note”) to the Sponsor pursuant to which MAC may borrow up to $1,254,533 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The December 2022 Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination.
On January 9, 2023, we issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants with 6,535,304 private placement warrants issued.
As of December 31, 2022, there was $268,908,716 in investments held in the Trust Account and $42,314 of cash held outside the Trust Account, and MAC had a working capital deficit of $17,936,214.
On March 31, 2023, MAC issued an unsecured non-convertible promissory note (the “March 2023 Note”) to the Sponsor pursuant to which MAC borrowed $339,876.65 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The March 2023 Note bears no interest and all unpaid principal under the March 2023 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
Fair Market Value of Target Business
As required by the NYSE rules, MAC’s initial business combination must be approved by a majority of MAC’s independent directors. The NYSE rules also require that MAC must complete its initial business combination with one or more businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). MAC refers to this as the 80% of net assets test. The MAC Board determined that this test was met in connection with the proposed Business Combination as described in “The Business Combination Proposal.”
We may structure our initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for MAC not to be required to register as an investment company under the Investment Company Act of 1940, as amended. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to the Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the Business Combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.
Corporate Information
MAC’s executive offices are located at Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands and MAC’s telephone number is (817) 698-9901. Our website is https://www.metalsacquisition.com/. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have received a tax exemption undertaking from the Cayman Islands government, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations, or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to (i) not being required to comply with the auditor attestation requirements of Section 404 of SOX disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result of these exemptions, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our MAC Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (i) the market value of our ordinary shares held by non-affiliates did not exceed $250 million as of the prior June 30th, or (ii) our annual revenues did not exceed $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not exceed $700 million as of the prior June 30th.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We have also entered into indemnity agreements with them.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account, or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe nevertheless that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Liquidation if No Initial Business Combination
MAC’s Existing Governing Documents provide that MAC will have only 24 months from the closing of the IPO (August 2, 2023) to complete MAC’s initial business combination. If MAC does not complete MAC’s initial business combination within such 24-month period, MAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to MAC to pay MAC’s taxes, less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, and subject to the approval of MAC’s remaining shareholders and the MAC Board, liquidate and dissolve, subject in each case to MAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to MAC’s warrants, which will expire worthless if MAC fails to complete an initial business combination within the 24-month period.
MAC’s Sponsor, officers and directors have entered into a letter agreement with MAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if MAC fails to complete MAC’s initial business combination prior to August 2, 2023. However, if MAC’s Sponsor, officers and directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if MAC fails to complete MAC’s initial business combination within such time period.
MAC’s Sponsor, officers and directors have agreed, pursuant to a written agreement with MAC, that they will not propose any amendment to MAC’s Existing Governing Documents (i) to modify the substance or timing of MAC’s obligation to redeem 100% of the public shares if MAC does not complete MAC’s initial business combination prior to August 2, 2023, or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless MAC provides MAC’s public shareholders with the opportunity to redeem their MAC Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to MAC to pay MAC’s taxes) divided by the number of then issued and outstanding public shares. However, MAC may not redeem the public shares unless MAC’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of MAC’s initial business combination and after payment of deferred underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that MAC cannot satisfy this net tangible asset requirement, MAC would not proceed with the amendment or the related redemption of the public shares at such time.
MAC expects to use the amounts held outside the Trust Account to pay for all costs and expenses associated with implementing MAC’s plan of dissolution, as well as payments to any creditors, if we do not complete an initial business combination prior to August 2, 2023, although MAC cannot assure you that there will be sufficient funds for such purpose. MAC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations MAC may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing MAC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, MAC may request the trustee to release to MAC from the Trust Account an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If MAC were to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account (and any tax payments or expenses for the dissolution of the trust used from interest, if any), the per-share Redemption Amount received by shareholders upon MAC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of MAC’s creditors which would have higher priority than the claims of MAC’s public shareholders. MAC cannot assure you that the actual per-share Redemption Amount received by shareholders will not be substantially less than $10.00. While MAC intends to pay all creditors’ claims, if any, MAC cannot assure you that MAC will have funds sufficient to pay or provide for those claims.
Although MAC will seek to have all vendors, service providers, prospective target businesses or other entities with which MAC does business execute agreements with MAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MAC’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against MAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MAC than any alternative. Examples of possible instances where MAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Ernst & Young LLP, MAC’s independent registered public accounting firm, has not executed an agreement with MAC waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MAC and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to MAC if and to the extent any claims by a third party for services rendered or products sold to MAC, or a prospective target business with which MAC has entered into a written letter of intent, confidentiality or similar agreement or Share Sale Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share, and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who had executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under MAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, MAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of MAC. Therefore, MAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for MAC’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, MAC may not be able to complete MAC’s initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of MAC’s officers or directors will indemnify MAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share, or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay MAC’s franchise or income taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, MAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While MAC currently expects that MAC’s independent directors would take legal action on MAC’s behalf against the Sponsor to enforce its indemnification obligations to MAC, it is possible that MAC’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable, or if the independent directors determine that a favorable outcome is not likely. MAC has not asked the Sponsor to reserve for such indemnification obligations and MAC cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, MAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
MAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which MAC does business execute agreements with MAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
If MAC files an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law and may be included in MAC’s insolvency estate and subject to the claims of third parties with priority over the claims of MAC’s shareholders. To the extent any insolvency claims deplete the Trust Account, MAC cannot assure you MAC will be able to return $10.00 per share to MAC’s public shareholders. Additionally, if MAC files a an involuntary insolvency petition (or the same is filed against MAC) that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, an insolvency court could seek to recover some or all amounts received by MAC’s shareholders. Furthermore, the MAC Board may be viewed as having breached its fiduciary duty to MAC’s creditors and/or as having acted in bad faith (and thereby exposing itself and MAC to claims of punitive damages) by paying public shareholders from the Trust Account prior to addressing the claims of creditors. MAC cannot assure you that claims will not be brought against MAC for these reasons.
MAC’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of (i) the completion of MAC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend any provisions of MAC’s Existing Governing Documents (A) to modify the substance or timing of MAC’s obligation to offer redemption rights in connection with MAC’s initial business combination or to redeem 100% of the public shares if MAC does not complete MAC’s initial business combination prior to August 2, 2023, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the public shares if MAC does not complete an initial business combination prior to August 2, 2023, subject to applicable law. In no other circumstances will a MAC shareholder have any right or interest of any kind to or in the Trust Account. A shareholder’s vote at the extraordinary general meeting against the proposed Business Combination will not of itself result in a shareholder redeeming its shares or entitle the shareholder to a pro rata share of the Trust Account; such shareholder must have also exercised its redemption rights as described above. These provisions of MAC’s Existing Governing Documents, like all provisions of MAC’s Existing Governing Documents, may be amended with a shareholder vote.
Facilities
MAC currently utilizes office space at 425 Houston Street, Suite 400, Fort Worth, Texas 76102. MAC’s offices are provided to MAC by an affiliate of the Sponsor at no cost. MAC considers its current office space adequate for its current operations.
Upon consummation of the Business Combination, the principal executive offices of New MAC will be located at 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG.
Employees and Officers
MAC currently has three officers. These individuals are not obligated to devote any specific number of hours to MAC’s affairs but they intend to devote as much of their time as they deem necessary to MAC’s affairs until MAC has completed an initial business combination. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process MAC is in. MAC does not intend to have any full-time employees prior to the completion of its initial business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against MAC or any members of its management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
MAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, MAC’s annual reports contain financial statements audited and reported on by MAC’s independent registered public accounting firm, and MAC’s quarterly reports contain financial statements reviewed by MAC’s independent registered public accounting firm. MAC has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Directors and Executive Officers
Upon the consummation of the Business Combination, the business and affairs of New MAC will be managed by or under the direction of the MAC Board and executive officers of MAC. Please see the section entitled “Management of New MAC Following the Business Combination” for further information with respect to the MAC Board and New MAC’s executive officers, as well as the board committees and committee compositions.
Committees of the Board of Directors
New MAC will maintain the same committees and composition of the current MAC Board committees, and will also establish a Health, Safety, Environment, Community and Sustainability (“HSECS”) committee. Please see the section entitled “Management of New MAC Following the Business Combination” for further information with respect to the MAC Board and executive officers of MAC, as well as the board committees and committee compositions.

Conflicts of Interest
All of our executive officers and certain of our directors have or may have fiduciary and contractual duties to certain companies in which they have invested or of which they may be directors or officers. These entities may compete with MAC for acquisition opportunities. If these companies decide to pursue any such opportunity, MAC may be precluded from pursuing it. However, we do not expect these duties to present a significant conflict of interest with our search for an initial business combination. Additionally, we do not believe these duties have materially affected our search for an acquisition target or will materially affect our ability to complete the Business Combination.
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•
duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•
duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•
duty not to improperly fetter the exercise of future discretion;

•
duty to exercise powers fairly as between different sections of shareholders;

•
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association, or alternatively by shareholder approval at general meetings.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity, and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue an acquisition opportunity with an entity to which one of our officers or directors has a fiduciary or contractual obligation. Any such entity may co-invest with us in the prospective partner business at the time of an initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete an initial business combination.

Below is a table summarizing the entities to which our executive officers, directors and advisors currently have fiduciary duties, contractual obligations or other material management relationships:
Individual	Entity/Organization	Entity’s Business	Affiliation
Michael (Mick) James McMullen	McMullen Geological Services Pty Ltd	Family Office	Director
	McMullen Family Trust No 1	Family Office	Director
	McMullen Family Trust No 2	Family Office	Director
	REECycle Holdings, Inc.	Recycling	Director
	Rare Resource Recycling, Inc.	Recycling	Director
Marthinus (Jaco) J. Crouse	Amaroq Minerals Ltd.	Mining	Executive Director, Chief Financial Officer
Dan Vujcic	Tilt Natural Resources Capital Limited	Family Office	Director
	SolGold plc	Mining	Non-executive Director
Patrice E. Merrin	Glencore plc	Mining	Director
	Samuel, Son & Co.	Metals	Director
	Lancium, Inc.	Energy	Director
Rasmus Kristoffer Gerdeman	Ankura Consulting	Consulting	Managing Director
Neville Joseph Power	Strike Energy	Gas & Energy	Deputy Chairman
	APM Human Services International Ltd	Management Personnel	Director
	Bushy Park Pastoral Pty Ltd	Farming	Director
	Prime Flight Pty Ltd	Aviation	Director
	Power Capital Holdings Pty Ltd	Aviation	Director
	Myube Investments Pty Ltd	Superannuation	Director
	Power Invest Pty Ltd	Investments	Director
	Omnia Company Pty Ltd	Corporate Advisory & Investments	Director
	Power Aviation Pty Ltd	Aviation	Director
	Airpower Australia Pty Ltd	Aviation	Director
	Ashglen Development Pty Ltd	Investments	Director
	Kumai Pty Ltd	Farming	Director
	Mascotte Capital Pty Ltd	Investments	Director

Individual	Entity/Organization	Entity’s Business	Affiliation
	Avron Management Pty Ltd	Investments	Director
	Green Line Partners Pty Ltd	Corporate Advisory & Investments	Director
	Rogica Capital Pty Ltd	Investments	Director
	NNJ Capital Pty Ltd	Investments	Director
	Azure Logistics	Aviation	Director
	Dorado Search Partners Pty Ltd	Investments	Director
	Omnia Investment Partners Pty Ltd	Corporate Advisory	Director
	Bundy Unit Trust	Investments	Trustee
	Hayden Unit Trust	Investments	Trustee
	Green Lagoon Capital Pty Ltd	Investments	Director
	Quartpot Property Pty Ltd	Investments	Director
	Line Hold Investments Pty Ltd	Investments	Director
	Omnia Principal Pty Ltd	Investments	Director
	Yarra Capital Pty Ltd	Investment Fund	Advisor
John Rhett Miles Bennett	Lonesome Pine Capital Partners, LP	Minerals & Royalties	Owner
	Black Mountain Exploration LLC	Minerals & Royalties	Owner
	Black Mountain Operating LLC	Oil & Gas	Officer/Managing Member
	Black Mountain Oil & Gas LLC	Oil & Gas	Officer/Managing Member
	Black Mountain Ranch & Cattle LLC	Ranch	Owner
	Black Mountain Land Company LP	Real Estate	Owner
	Black Mountain SWD LP	Oilfield Services	Owner
	Wing Resources LLC	Minerals & Royalties	Director
	Black Mountain Sand Holdings LLC	Oilfield Services	Director
	Black Mountain Sand Weld LLC	Oilfield Services	Officer/Managing Member
	Black Mountain Royalty LP	Minerals & Royalties	Owner

Individual	Entity/Organization	Entity’s Business	Affiliation
	Black Mountain Royalty 2009 LP	Minerals & Royalties	Owner
	Black Mountain Energy LLC	Oil & Gas	Owner
	Black Mountain Oil & Gas II LLC	Oil & Gas	Officer/Managing Member
	Black Mountain Oil & Gas III LLC	Oil & Gas	Officer/Managing Member
	Black Mountain Metals LLC	Mining	Officer/Managing Member
	Net-Zero Cement LLC	Cement	Managing Member
	Black Mountain Metals II LLC	Mining	Officer/Managing Member
	BM Canning LLC	Oil & Gas	Officer/Managing Member
	Blaine County Holdings LLC	Real Estate	Managing Member
	Black Mountain Storage LLC	Oil & Gas	Officer/Managing Member
	Harlan RB Coal LLC	Mining	Managing Member
	Sandman Productions LLC	Media Productions	Managing Member
	BM Dorchester LLC	Mining	Officer/Managing Member
	Black Mountain Industries LLC	Real Estate	Officer Member
	Black Mountain Storage GP LLC	Oil & Gas	Officer
	Black Mountain Energy Storage LLC	Energy	Officer/Managing Member
	Black Mountain Acquisition Corp	Energy	Officer/Managing Member
	Black Mountain Sponsor LLC	Energy	Officer/Managing Member
	DRS SPAC LLC	Energy	Officer/Managing Member
	Black Mountain STX I LLC	Oil & Gas	Officer/Managing Member
	Black Mountain STX I Holdings LLC	Oil & Gas	Officer/Managing Member
	BM STX I Mgmt IU LLC	Oil & Gas	Officer/Managing Member

Individual	Entity/Organization	Entity’s Business	Affiliation
	BM STX I Mgmt Co-Invest LLC	Oil & Gas	Officer/Managing Member
Charles D. McConnell	N/A	N/A	N/A
Ashley Elizabeth Zumwalt-Forbes	Black Mountain Metals LLC	Mining	Director
	Black Mountain CarbonLock LLC	Environment	Director
	Wald Resources LLC	Family Office	Sole Member
	Lynncrest Holdings LLC	Family Office	Managing Member
	REECycle Holdings, Inc.	Recycling	Executive Director
	Rare Resource Recycling, Inc.	Recycling	Executive Director
	REEGEnerate Pty Ltd	Recycling	Executive Director
Nicholas Power	Omnia Company Pty Ltd	Corporate Advisory & Investments	Director
	Bushy Park Pastoral Pty Ltd	Farming	Director
	Nine Yards Capital Pty Ltd	Investments	Director
	Kumai Pty Ltd	Farming	Director
	Green Line Partners Pty Ltd	Corporate Advisory & Investments	Director
	De Nada Trust	Investments	Trustee & Beneficiary
	Etto Australia Pty Ltd	Consumer Products	Chairman
	Rogica Capital Pty Ltd	Investments	Director
	Bundy Unit Trust	Investments	Trustee & Beneficiary
	Green Lagoon Capital Pty Ltd	Investments	Director
	Line Hold Investments Pty Ltd	Investments	Director
	Omnia Principal Pty Ltd	Investments	Director
	Omnia Investment Partners Pty Ltd	Corporate Advisory	Director
	KPR Capital Pty Ltd	Investments	Director
	NNJ Capital Pty Ltd	Investments	Director
	Yarra Capital Pty Ltd	Investment Fund	Advisor
There are also other potential conflicts of interest:
•
Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.
•
Our initial shareholders hold Founder Shares and private placement warrants. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame (by August 2, 2023). If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares and any MAC Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (i) one year after the completion of our initial business combination, or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of MAC Class A Ordinary Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup.

•
The private placement warrants (including the MAC Class A Ordinary Shares issuable upon exercise of those warrants) will not be transferable until 30 days following the completion of our initial business combination. Because each of our officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate a business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in MAC’s favor.
We will complete the Business Combination only if we receive approval pursuant to an ordinary resolution of shareholders under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company (and the approval of the related shareholder resolutions as described in this proxy statement/prospectus). In such case, our Sponsor and each member of our team have agreed to vote their Founder Shares and public shares purchased during or after this offering in favor of the Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MAC
The following discussion and analysis of MAC’s financial condition and results of operations should be read in conjunction with MAC’s financial statements and the notes thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. MAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Overview
MAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses. MAC intends to effectuate our initial business combination using cash from the proceeds of MAC’s IPO and the private placement of the private placement warrants, the proceeds of the sale of its shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements MAC may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.
On August 2, 2021, MAC completed its IPO of 25,000,000 units. Subsequently, an additional 1,514,780 units were issued pursuant to the underwriters’ partial exercise of the over-allotment option on September 3, 2021. The units were sold at a price of $10.00 per unit, generating gross proceeds to MAC of $265,147,800. MAC incurred offering costs of approximately $302,956 in cash underwriting fees and $530,173 in deferred underwriting fees in association with its IPO.
On August 2, 2021, simultaneously with the consummation of its IPO, MAC completed the private sale of 5,333,333 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to us of $8.0 million. On September 3, 2021, in connection with the consummation of the underwriters’ partial exercise of the over-allotment option, MAC consummated a private sale of an additional 201,971 private placement warrants to the Sponsor, generating gross proceeds of $302,956.
Upon the closing of our IPO and the underwriters’ partial exercise of the over-allotment option, an aggregate of $265,147,800 of the net proceeds from our IPO and the private placement warrants was deposited in the Trust Account established for the benefit of our public shareholders.
MAC’s Existing Governing Documents provides that MAC will have only 24 months from the closing of its IPO (August 2, 2023) to complete its initial business combination. If MAC is unable to complete its initial business combination by August 2, 2023, MAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to MAC to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MAC’s remaining shareholders and the MAC Board, liquidate and dissolve, subject in each case to MAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to MAC’s warrants, which will expire worthless if MAC fails to complete its initial business combination by August 2, 2023. The representative of the underwriters has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event MAC does not complete its initial business combination by August 2, 2023 and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00.

Recent Developments
Business Combination
On March 17, 2022, we entered into the Share Sale Agreement with Glencore. Subject to the terms and conditions of the Share Sale Agreement and the Plan of Merger, the following transactions will occur:
1.
Prior to the closing of the Business Combination, MAC shall be merged with and into MAC Limited with New MAC continuing as the surviving company.

2.
At the Effective Time, (i) each issued and outstanding MAC Class A Ordinary Share and MAC Class B Ordinary Share will be converted into one New MAC Ordinary Share, and (ii) each issued and outstanding whole warrant to purchase MAC Class A Ordinary Shares will be converted into one New MAC Warrant, subject to the same terms and conditions existing prior to such conversion.

3.
MAC-Sub will acquire from Glencore 100% of the issued share capital of CMPL. CMPL owns and operates the CSA Mine.

4.
In consideration for the acquisition of CMPL, MAC and MAC-Sub will:

(i)
pay at least US$775,000,000 (with the potential to be scaled up to US$875,000,000 depending on equity demand) to Glencore (subject to a customary closing accounts adjustment (including New MAC being liable for accounting fees in connection with the transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the time of closing under the Share Sale Agreement (the “Closing”));

(ii)
issue up to 10,000,000 New MAC Ordinary Shares (the “Rollover Shares”) to Glencore (having a value of up to US$100,000,000) with Glencore having the option to scale down the amount to US$0 subject to MAC raising sufficient equity (with any scale back to be reflected in the upfront cash payment scale-up, as set out in subsection (i));

(iii)
pay US$75,000,000 as a deferred cash payment on the following terms:

(A)
payable upon New MAC’s listing on the ASX or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(B)
the unpaid balance of the US$75,000,000 will accrue interest at a rate equivalent to what MAC pays on the Mezz Facility, set at SOFR plus a variable margin of 8-12% (which will be determined by reference to prevailing copper prices); and

(C)
any residual (up to the US$75,000,000 plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (the “Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date;

(iv)
pay US$150,000,000 in cash structured as two contingent payments (US$75,000,000 each) that are unsecured, fully subordinated and payable if, and only if, over the life of the CSA Mine, the average daily London Metal Exchange (“LME”) closing price is greater than:

(A)
US$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (the “First Contingent Copper Payment”); and

(B)
US$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (the “Second Contingent Copper Payment”);

The First Contingent Copper Payment and the Second Contingent Copper Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Copper Payment and/or Second Contingent Copper Payment has been triggered but not paid during the first three years post-Closing; and
(v)
grant Glencore the right to appoint one director to the New MAC Board for every 10% of New MAC Ordinary Shares that Glencore beneficially owns.

Concurrently with the Closing, a royalty deed between New MAC, Glencore and CMPL will become effective (the “Royalty Deed”), pursuant to which CMPL will be required, on a quarterly basis to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed) and grant security interests created as a result of the Royalty Deed. Net Smelter Returns are equal to the gross revenue minus permitted deductions for all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and the security created as a result of the Royalty Deed. A copy of the Royalty Deed is attached to this proxy statement/prospectus as Annex F.
Concurrently with the Closing, CMPL and Glencore International AG (“GIAG”) will enter into the Offtake Agreement. The Offtake Agreement is a life-of-mine offtake obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material, being all material and minerals in the form of copper concentrate produced from or processed at the CSA Mine and specified exploration licenses held by CMPL. A copy of the Offtake Agreement is attached to this proxy statement/prospectus as Annex E.
For more information about the Business Combination see the section entitled “The Share Sale Agreement”. A copy of the Share Sale Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1.
Working Capital Loans — Convertible Promissory Notes
On April 13, 2022, MAC issued an unsecured promissory note (the “2022 Sponsor Convertible Note”) to Green Mountain Metals LLC (the “Sponsor”) pursuant to which MAC could borrow up to $1,200,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. On May 6, 2022, MAC borrowed $1,200,000 under the 2022 Sponsor Convertible Note. All unpaid principal under the 2022 Sponsor Convertible Note were to be due and payable in full on the earlier of (i) August 2, 2023, and (ii) the acquisition of the CSA Mine in the Business Combination (such earlier date, the “Maturity Date”). The Sponsor had the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the 2022 Sponsor Convertible Note, up to $1,200,000 in the aggregate, into warrants to purchase MAC Class A Ordinary Shares at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one MAC Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with MAC’s IPO. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note in full satisfaction of MAC’s obligation under the 2022 Sponsor Convertible Note, resulting in the issuance of 800,000 private placement warrants to the Sponsor in full satisfaction of MAC’s under the 2022 Sponsor

Convertible Note. As previously disclosed, Michael James McMullen, MAC’s Chief Executive Officer, and John Rhett Miles Bennett, a member of the MAC Board, are Managers of the Sponsor.
On January 9, 2023, MAC issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which MAC borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. All unpaid principal under the 2023 Sponsor Convertible Note will be due and payable in full on the earlier of (i) August 2, 2023, and (ii) the acquisition of the Cornish, Scottish and Australian Mine in the Business Combination (such earlier date, the “2023 Maturity Date”). Pursuant to the terms of the 2023 Sponsor Convertible Note, the Sponsor will have the option, at any time on or prior to the 2023 Maturity Date, to convert any amounts outstanding under the 2023 Sponsor Convertible Note, up to $300,000 in the aggregate, into warrants to purchase MAC Class A Ordinary Shares, at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one MAC Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with MAC’s IPO.
Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the 2023 Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants.
On February 6, 2023, Jan Benjamin Pieter Coetzee was appointed as the first full-time employee and a non-executive officer of MAC-Sub.
Promissory Notes
On October 25, 2022, MAC issued an unsecured non-convertible promissory note (the “October 2022 Note”) to the Sponsor pursuant to which MAC borrowed $300,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
On December 21, 2022, MAC issued an unsecured non-convertible promissory note (the “December 2022 Note”) to the Sponsor pursuant to which MAC may borrow up to $1,254,533 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The December 2022 Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination. The issuance of the December 2022 Note was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. As of December 31, 2022 and 2021, $786,096 and $0 were outstanding under the October 2022 Note and December 2022 Note.
On March 31, 2023, MAC issued an unsecured non-convertible promissory note (the “March 2023 Note”) to the Sponsor pursuant to which MAC borrowed $339,876.65 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The March 2023 Note bears no interest and all unpaid principal under the March 2023 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
Senior Syndicated Facility Agreement
On February 28, 2023, MAC-Sub, MAC and MAC Limited (which will merge with and into MAC and be the surviving entity following the Business Combination, as guarantors, entered into a syndicated facility agreement (“SFA”) with Citibank, N.A., Sydney Branch, The Bank of Nova Scotia, Australian Branch, National Bank of Canada and Bank of Montreal, Harris Bank N.A. (collectively, the “Senior Lenders”) and Citisecurities Limited, as agent for the Senior Lenders, to provide a senior syndicate loan facility to finance, in part, the Business Combination.

The SFA provides for, among other things, three credit facilities (collectively, the “Senior Facilitates”) as follows:
(i)
a US$205 million acquisition term loan (“Facility A”) that can be used to fund the Business Combination Consideration, requires quarterly repayments that are sculpted as necessary to meet a Debt Service Cover Ratio minimum of 1.50x but can be mandatorily repaid by way of a ‘sweep’ of excess cash available to the MAC-Sub and each of its subsidiaries such that on the last day of each quarter, MAC-Sub must apply 30% of all excess cash in repayment of Facility A applied in inverse order of maturity, and is fully amortized over a notational 5 year loan life based on agreed financial modelling as described in the SFA;

(ii)
a US$25 million revolving credit facility (“Facility B”) that can be used only for general corporate purposes post-closing of the Business Combination, requires repayments such that all loans under Facility B are repaid on or before the date that is 3 years after the date of financial close under the SFA (the “Termination Date”); and

(iii)
a US$28 million (A$40 million) letter of credit facility (“Facility C”) that is for performance guarantees in favor of the government of New South Wales in relation to the environmental rehabilitation obligations of the CSA Mine and for other financial bank guarantees, as required, requires repayment on the Termination Date. At present Facility A and Facility B are fully committed, with Facility C not yet having received full commitments, but structured on the basis that a further lender can accede to the SFA to fund that Facility C.

The rate of interest for Facility A and B is calculated from the aggregate of (i) the margin (being a fixed amount of 3.0% per annum), and (ii) the greater of zero or the secured overnight financing rate (“SOFR”) for such day. The issuance fee for Facility C (in lieu of interest) is 2% per annum on the amount of each outstanding performance guarantee, or 3% per annum on the amount of each outstanding financial guarantee. The SFA also specifies a default interest rate of an additional 2% per annum for overdue payments.
Under the SFA, certain events trigger an early repayment of certain amounts of the Senior Facilities (a “Mandatory Prepayment Event”) including, but not limited to, if at any point it becomes unlawful at any point for the Senior Lenders to perform any of their obligations under the SFA and if shares of MAC (or any other subsidiary) are suspended from trading on the NYSE or the Australian Securities Exchange for 10 consecutive business days (other than in connection with the consummation of the Business Combination prior to closing).
The SFA includes a number of financial covenants which MAC-Sub must comply with on specified testing dates (generally 12 month-rolling periods ending on the last day of each calendar-quarter). The financial covenants require MAC-Sub to (i) maintain a DSCR over any relevant period of not less than 1.20, (ii) have a forecast cash flow coverage ratio of not less than 1.25, (iii) have a Senior net debt to EBITDA ratio of not more than 2.5, (iv) maintain a ratio of total net debt to EBITDA of not more than 3.25 (for the first 12 months after financial close of the Senior Facilities) or 3.00 thereafter, (noting that MAC has requested minor amendments to be made to these ratios as per the more detailed description in the section entitled “Certain Agreements Related to the Business Combination — Mezzanine Debt Facility Agreements” contained elsewhere in this proxy statement/prospectus), (v) have available cash and cash equivalents of at least US$30 million at all times, and (vi) have a reserve tail ratio projection of over 25% at the Termination Date.
Additionally, the SFA requires MAC-Sub to deposit into a proceeds account money received from various cashflow sources including, but not limited to (i) sales proceeds from minerals, (ii) GST refunds and tax credits, (iii) proceeds from hedging activities, and (iv) other amounts received in relation to the CSA Mine. The SFA then specifies the reasons for, and order of priority to be attributed to, amounts to be withdrawn from the proceeds account (before remaining funds may be transferred to a distribution account for permitted dividends and distributions).
The Senior Facilities will be secured on a first lien basis by the Security Package. For more information, please see the section entitled “Certain Agreements Related to the Business Combination — Security Package

for Senior Facilities, Mezzanine Facility, Silver Stream and Related Business Combination Debt” contained elsewhere in this proxy statement/prospectus.
The foregoing description of the SFA does not purport to be complete and is qualified in its entirety by reference to the full text of the SFA, a copy of which is attached as Exhibit 10.19 hereto.
Mezzanine Debt Facility Loan Note Subscription Agreement
On March 10, 2023, MAC-Sub, the Company, and New MAC, as guarantors, entered into a mezzanine debt facility loan note subscription agreement (the “Mezz Facility”) with Sprott Private Resource Lending II (Collector-2), LP, (the “Lender”) and Sprott Resource Lending Corp., as agent and security trustee for the Lender, to provide a mezzanine loan facility to finance, in part, MAC-Sub’s acquisition of the shares of CMPL in the Business Combination.
The Mezz Facility provides for, among other things, US$135,000,000 total funding available to New MAC with a maturity of five (5) years from the closing of the Business Combination. The interest rate on the Mezz Facility will be paid on a quarterly basis and is calculated as the aggregate of (i) the Interest Rate Margin (outlined below), and (ii) the greater of the 3-month term SOFR rate or 2.00% per annum. The Interest Rate Margin is calculated based on the copper price on two business days prior to the first day of each calendar quarter as quoted on the London Metal Exchange (“LME”). The variation in the copper price will determine the margin rate as well as the composition of interest payments (being either cash and/or capitalized to the principal (provided no event of default is continuing)) as described below:
LME Copper Price	Margin	Payment
<$3.40/lb	12.00%	100% capitalized / 0% Cash
>$3.40/lb to $3.85/lb	10.00%	60% capitalized / 40% Cash
>$3.85/lb	8.00%	0% capitalized / 100% Cash
Under the Mezz Facility, any outstanding principal amount (together with all capitalized interest) is to be paid in full (i.e., bullet repayment) at the maturity date of the Mezz Facility. MAC-Sub is subject to standard and customary mandatory prepayment terms for a facility of this nature. MAC-Sub cannot make any voluntary pre-payments before the second anniversary of the term of the facility. After that time MAC-Sub may voluntarily prepay the whole facility amount only, subject to it also paying a prepayment premium of 4.00% for a prepayment during year 3 (noting that no prepayment premium is payable for voluntary prepayments thereafter).
The Mezz Facility will be secured against (i) all property, assets, undertaking and rights of CMPL including without limitation all property and assets comprising the CSA Mine, (ii) all property, assets, undertakings and rights of the Company, including all equity interests held directly by the Company in MAC-Sub, (iii) all property, assets, undertakings and rights of MAC-Sub, (iv) all property, assets, undertaking and rights of any other affiliates of the Company related to CMPL or the CSA Mine, and (v) all intercompany loans owing by CMPL, MAC-Sub, the Company or any of the Company’s affiliates related to CMPL or the CSA Mine to each or to any affiliate of the Company, and (vi) any other property, asset, right or undertaking of the Company or its subsidiaries that is subject to a security granted to any lender under the SFA, dated as of February 28, 2023, by and among MAC-Sub and the senior lenders party thereto. The security under the Mezz Facility will be subordinated to encumbrances granted under the SFA. CMPL and MAC-Sub (and any other direct or indirect affiliates of the Company holding a direct or indirect interest in the CSA Mine assets) will also guarantee the obligations of the Company under the Mezz Facility.
Except as otherwise described above, the Mezz Facility is subject to substantially similar terms relating to conditions, representations and warranties, customary terms, covenants, conditions precedents, events of default and other provisions as the SFA governing the three senior credit facilities.
The foregoing description of the Mezz Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Mezz Facility, a copy of which is attached as Exhibit 10.20 hereto.
Subscription Agreement
In connection with the Mezz Facility, New MAC, the Company, Sprott Private Resource Lending II (Collector), LP (the “Equity Subscriber”) and Sprott Private Resource Lending II (Collector-2), LP, (the

“Warrant Subscriber”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which the Equity Subscriber has committed to purchase 1,500,000 New MAC Ordinary Shares (the “Subscribed Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $15,000,000. In addition, in accordance with the terms of the Mezz Facility, and subject to the consummation of the transactions contemplated thereby, the Warrant Subscriber will receive 3,187,500 warrants to purchase New MAC Ordinary Shares (the “New MAC Financing Warrants”) once the Mezz Facility begins. Each New MAC Financing Warrant will entitle the holder to purchase one New MAC Ordinary Share. The New MAC Financing Warrant documentation will contain customary anti-dilution clauses. The New MAC Financing Warrants will be fully transferrable and will last for the full term of the Mezz Facility with an exercise price of US$12.50 per share. Upon exercise, New MAC may either (i) cash-settle the New MAC Warrants, or (ii) direct the holder to offset the exercise price against the outstanding principal amount of the facility. New MAC may elect to accelerate the exercise date for the New MAC Financing Warrants if New MAC Ordinary Shares are quoted on a recognized stock exchange as over two (2) times the exercise price for twenty (20) consecutive trading days.
The obligations to consummate the transactions contemplated by the Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Mezz Facility and the Business Combination Agreement.
The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement, a copy of which is attached as Exhibit 10.21 hereto.
Silver Purchase Agreement, Silver Stream Equity Subscription, Redemptions Backstop Facility
On March 20, 2023, MAC-Sub, a wholly owned subsidiary of the Company, as a seller psa entity, the Company and New MAC following the Proposed Business Combination, as seller, entered into a silver purchase agreement (the “Silver Stream”) with Osisko Bermuda Limited (the “Purchaser”), pursuant to which the Purchaser will advance to New MAC a $75,000,000 upfront cash deposit (the “Silver Deposit”) on account of future deliveries of refined silver by New MAC to the Purchaser referenced to silver production from the CSA Mine (as defined below). The amount of the Silver Deposit will be increased by an additional $15,000,000 if the average silver market price quoted by the London Bullion Market Association (the “LBMA”) is $25.50 per ounce or more over the ten (10) business day period prior to the closing of the Silver Stream. The Silver Deposit represents a pre-payment of a portion of the purchase price for refined silver to be sold by New MAC to the Purchaser under the Silver Stream.
The Silver Deposit will be used by New MAC to finance, in part, the Proposed Business Combination. The Silver Stream provides for the sale by New MAC to the Purchaser of an amount of refined silver equal to 100% of payable silver (calculated as 90% of produced silver) produced by the CSA Mine during the life of mine. The Purchaser will make ongoing cash payments for refined silver delivered equal to 4% (the “Silver Cash Price”) of the silver price quoted on the LBMA for one ounce of refined silver on the day prior to the date of delivery (the “Silver Market Price”). Until the Silver Deposit is reduced to nil, the Purchaser shall credit the difference between the Silver Market Price and the Silver Cash Price against the outstanding Silver Deposit. After the Silver Deposit is reduced to nil, the Purchaser will pay only the Silver Cash Price for each ounce of refined silver.
Additionally, pursuant to the Silver Stream, the Purchaser has been granted a right of first refusal with respect to any royalty, stream or similar interest in the metals or other minerals mined from a project now or hereafter owned by MAC or any affiliate of New MAC that a third party offers to purchase from New MAC or any affiliate of New MAC (the “ROFR”). The ROFR, applies until the later to occur of: (i) seven (7) years from the closing date of the Silver Stream; and (ii) the date on which the Purchaser or any affiliate ceases to hold or control more than 5% of the issued share capital of New MAC.
Except as otherwise described above and customary terms and conditions for stream transactions, the Silver Stream contains substantially similar representations and warranties, covenants, events of default and other provisions as the SFA governing the three senior credit facilities. The Silver Stream is subject to the completion of the Senior Facilities, Mezz Facility and the Business Combination.

The foregoing description of the Silver Stream does not purport to be complete and is qualified in its entirety by reference to the full text of the Silver Stream, a copy of which is attached as Exhibit 10.22 hereto.
Silver Stream Equity Subscription Agreement
Concurrently, on March 20, 2023, New MAC and the Company entered into a subscription agreement with Osisko Bermuda Limited (the “Subscriber”) (the “Silver Stream Subscription Agreement”) pursuant to which the Subscriber has committed to purchase 1,500,000 New MAC Ordinary Shares at a purchase price of $10.00 per share and an aggregate price of $15,000,000. The subscription is conditional upon the completion of the Silver Stream, Senior Facilities, Mezz Facility and the Proposed Business Combination.
The Silver Stream Subscription Agreement provides for, among other things, the terms of the equity issue which are identical to the PIPE Financing.
The foregoing description of the Silver Stream Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Silver Stream Subscription Agreement, a copy of which is attached as Exhibit 10.23 hereto.
Redemptions Backstop Facility
New MAC, the Company and the Purchaser entered into a Redemptions Backstop Facility, consisting of a Copper Purchase Agreement (as defined below) with an upfront deposit of up to $75,000,000 and up to a $25,000,000 equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of the deposit under the Copper Purchase Agreement that New MAC elects to draw on prior to the closing of the Proposed Business Combination (the “Copper Stream Subscription Agreement” (as defined below)). The deposit to be made available under the Redemptions Backstop Facility is drawable at New MAC’s discretion in the event there is a shortfall of funds required for the Proposed Business Combination. The Redemptions Backstop Facility is subject to the completion of the Senior Facilities, Mezz Facility, Silver Stream and the Proposed Business Combination.
Copper Purchase Agreement
On March 20, 2023, MAC-Sub, as a seller psa entity, the Company and New MAC, as sellers, entered into a copper purchase agreement (the “Copper Stream”) with the Purchaser, pursuant to which the Purchaser will make available to New MAC an upfront cash deposit of up to $75,000,000 (the “Available Copper Deposit”) on account of future deliveries of refined copper by New MAC to the Purchaser referenced to copper production from the CSA Mine. New MAC may draw on the Available Copper Deposit in whole or in part by providing notice to the Purchaser no less than ten (10) business days prior to the closing of the Business Combination, with the Purchaser paying to New MAC in cash the amount of the Available Copper Deposit New MAC elects to draw down (the “Elected Deposit Percentage”) at the closing of the Business Combination (the “Copper Deposit”). The Copper Deposit represents a pre-payment of a portion of the purchase price for refined copper to be sold by New MAC to the Purchaser under the Copper Stream.
The Copper Stream provides for the sale by New MAC to the Purchaser of an amount of refined copper equal to the Copper Stream Percentage (as defined below) of payable copper (being 96.2% of produced copper) produced by the CSA Mine during the life of the mine. For the purposes of the Copper Stream, the “Copper Stream Percentage” shall mean during the following periods:
Time Period	% Payable Copper
Closing to 1st Anniversary of the Closing Date	0%
1st Anniversary of the Closing Date to 5th Anniversary	3.00%
5th Anniversary until 33,000 metric tonnes of Refined Copper delivered to the Purchaser (the “Threshold Quantity”)	4.875%
Thereafter from the date that the Threshold Quantity has been met	2.25%
The Threshold Quantity and Copper Stream Percentage will be adjusted on a pro rata basis in accordance with the Elected Deposit Percentage. In addition, under the Copper Stream, New MAC may elect to reduce the Copper Stream Percentage and the Threshold Quantity on the 5th anniversary of the closing date to the amounts and percentages set out in the Copper Stream upon making a one-time payment of $40,000,000 or $20,000,000, respectively.
The Purchaser will make ongoing cash payments for refined copper delivered equal to 4% (the “Copper Cash Price”) of the cash settlement price for one tonne of refined copper quoted by the LME on the date prior to the date of delivery (the “Copper Market Price”). Until the Copper Deposit is reduced to nil, the Purchaser shall credit the difference between the Copper Market Price and the Copper Cash Price against the outstanding Copper Deposit. After the Copper Deposit is reduced to nil, the Purchaser will pay only the Copper Cash Price for each tonne of refined copper.
Except as otherwise described above and customary terms and conditions for stream transactions, the Copper Stream contains substantially similar representations and warranties, covenants, events of default and other provisions as the SFA governing the Senior Facilities. The Copper Stream is subject to the completion of the Senior Facilities, Mezz Facility, Silver Stream and the Proposed Business Combination.
The foregoing description of the Copper Stream does not purport to be complete and is qualified in its entirety by reference to the full text of the Copper Stream, a copy of which is attached as Exhibit 10.24 hereto.
Copper Stream Equity Subscription Agreement
Concurrently, on March 20, 2023, New MAC and the Company entered into a subscription agreement with Osisko Bermuda Limited (the “Subscriber”) (the “Copper Stream Subscription Agreement”) pursuant to which the Subscriber has committed to purchase up to 2,500,000 New MAC Ordinary Shares at a purchase price of $10.00 per share and an aggregate price of up to $25,000,000. The number of shares purchased by the Subscriber shall be adjusted on a pro-rata basis proportional to the percentage of the Available Copper Deposit drawn down by New MAC under the Copper Stream. The subscription is conditional upon the completion of the Copper Stream, Silver Stream, Senior Facilities, Mezz Facility and the Business Combination.
The Copper Stream Subscription Agreement provides for, among other things, the terms of the equity issue which are identical to the PIPE Financing.
The Copper Stream Subscription Agreement gives customary representations and warranties standard and customary for an equity subscription such as this agreement.
The foregoing description of the Copper Stream Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Copper Stream Subscription Agreement, a copy of which is attached as Exhibit 10.25 hereto.
Results of Operations
Activity for the period from March 11, 2021 (inception) through December 31, 2022, relates to the preparation and consummation of the IPO, the search for a target to consummate a Business Combination, conducting due diligence on identified targets for a Business Combination and entering into the Share Sale Agreement. MAC will at the earliest generate any operating revenues after the completion of a Business Combination. MAC will generate non-operating income in the form of interest income from the proceeds derived from the IPO and placed in the Trust Account as well as interest income on operating cash balances.
For the year ended December 31, 2022, MAC had a net loss of $4,742,618, consisting of operating and formation expenses of $2,117,475, acquisition costs of $7,625,359, stock compensation expense of $224,250, amortization of discount on convertible promissory note of $8,000, and bank fees of $5,205, offset by the trust interest income of $3,753,097, change in fair value of warrant liabilities of $1,477,374 and change in fair value of conversion option of $7,200.
For the period from March 11, 2021 (inception) through December 31, 2021, MAC had a net income of $10,815,018, consisting of the change in the fair value of warrant liabilities of $14,982,447 and trust interest income of $7,819, offset by operating and formation expenses of $1,122,004, offering expenses related to warrant issuance of $1,984,130, value in excess of Private Placement Warrants of $1,066,666 and bank fees of $2,448.

MAC classifies the warrants issued in connection with the IPO and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statement of operations. For the year ended December 31, 2022, the change in fair value of warrants, including the addition of warrants issued upon conversion of the 2022 Sponsor Convertible Note, was a decrease of $1,477,375. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note, resulting in the issuance of 800,000 private placement warrants to the Sponsor. The fair value of the converted warrants at December 31, 2022 and May 24, 2022 (issuance) was $392,400 and $480,000, respectively.
Results of our operations and our ability to complete the Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. The business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. At this time, MAC cannot fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete the Business Combination.
Liquidity and Capital Resources
As of December 31, 2022, MAC had $42,314 of cash outside of our trust account and working capital deficit of $17,936,214. All remaining cash was held in the trust account and is generally unavailable for our use prior to an initial Business Combination.
MAC intends to use all the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting commissions) to complete our Business Combination. MAC may withdraw interest to pay our taxes. Further, our Sponsor, officers, directors, or their respective affiliates may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). As described above, MAC entered into the 2022 Sponsor Convertible Note on April 13, 2022 that constitutes Working Capital Loans. If MAC completes a Business Combination, MAC will repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. In the event that MAC’s Business Combination does not close, MAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. On May 6, 2022, MAC borrowed $1,200,000 under Working Capital Loans. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000, resulting in the issuance of 800,000 private placement warrants to the Sponsor, fully satisfying the Company’s obligation under the 2022 Sponsor Convertible Note.
On October 25, 2022, MAC issued an unsecured non-convertible promissory note (the “October 2022 Note”) to the Sponsor pursuant to which the Company may borrow up to $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full up to the earlier of (1) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination. As of December 31, 2022, $300,000 was outstanding under the October 2022 Note.
On December 21, 2022, MAC issued an unsecured non-convertible promissory note (the “December 2022 Note”) to the Sponsor pursuant to which the Company may borrow up to $1,254,533 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The December Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full up the earlier of (i) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination. As of December 31, 2022, $486,096 was outstanding under the December 2022 Note.

On January 9, 2023, MAC issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the 2023 Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants.
On March 31, 2023, MAC issued an unsecured non-convertible promissory note (the “March 2023 Note”) to the Sponsor pursuant to which MAC borrowed $339,876.65 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The March 2023 Note bears no interest and all unpaid principal under the March 2023 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If MAC completes a Business Combination, MAC would repay such loaned amounts. MAC entered into the SFA on February 28, 2023, the Mezz Facility on March 10, 2023, the Silver Stream on March 20, 2023 and the Copper Stream on March 20, 2023 that would provide additional sources of financing for the Business Combination. In addition, management has determined that if the Company is unable to complete a Business Combination by August 2, 2023, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s anticipated capital requirements raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the consolidated financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate the Business Combination will be successful or successful within the Combination Period.
Contractual Obligations
Underwriter’s Agreement
The underwriter had a 45-day option from the date of the IPO to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On September 3, 2021, the underwriter partially exercised its over-allotment option to purchase an additional 1,514,780 Units (the “Over-Allotment Units”). Pursuant to the underwriter’s agreement, the underwriter will be entitled to a deferred underwriting discount of 3.5% or $9,280,173 of the gross proceeds of the IPO (including the Over-Allotment Units) held in the Trust Account upon the completion of our initial Business Combination subject to the terms of the underwriting agreement. See Note 7 to the consolidated financial statements for further discussion of the underwriter’s agreement.
Legal Services Agreement
Legal services rendered by U.S. General Counsel are accrued on a quarterly basis but deferred for settlement until the closing of the Business Combination. The accrued fees as of December 31, 2022 and 2021 were $3,373,124 and $517,611, respectively.
Tax Planning Services Agreement
Tax Planning services rendered by our tax advisor are accrued on a monthly basis but deferred for settlement until the closing of the Business Combination. The deferred fees as of December 31, 2022 and 2021 were $544,119 and $0, respectively.
As of December 31, 2022, MAC did not have any other long-term debt, finance or operating lease obligations.

Glencore Deed of Consent
On November 22, 2022, MAC, MAC-Sub and Metals Acquisition Limited (“MAC Limited”) entered into a Deed of Consent and Covenant (the “Deed of Consent and Covenant”) with Glencore to amend the Share Sale Agreement (the “Amendment”). Pursuant to the Amendment, MAC agreed to assume the costs related to the auditing fees associated with CMPL. The fees are being paid by Glencore and are repayable by MAC to Glencore at the earliest of the Closing of the Business Combination or the cessation thereof. The deferred fees payable to Glencore as of December 31, 2022 and 2021 were $2,995,087 and $0, respectively.
CMPL Share Sale Agreement Side Letter
Pursuant to the Side Letter, which further amended the Share Sale Agreement, MAC, MAC-Sub, MAC Limited and Glencore agreed to reimburse Glencore for any fees incurred in connection with procuring such legal opinions that they requested Glencore procure relating to certain of its Related Bodies Corporate (as defined in the Share Sale Agreement). In addition, the Side Letter extended the Sunset Date from April 28, 2023 to June 1, 2023.
Going Concern and Management’s Plan
As of December 31, 2022, MAC had $42,314 of cash and a working capital deficit of $17,936,214.
MAC has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans. MAC will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. MAC’s officers, directors and Sponsor may, but are not obligated to, loan MAC funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet MAC’s working capital needs. Until the consummation of the Business Combination, MAC will be using the funds not held in the Trust Account. MAC has entered into the SFA, Mezz Facility, Silver Stream and Redemptions Backstop Facility that would provide additional sources of financing for the Business Combination.
On April 13, 2022, MAC issued an unsecured promissory note (the “2022 Sponsor Convertible Note”) to the Sponsor pursuant to which MAC could borrow up to $1,200,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination (Refer to Note 5). On May 6, 2022, MAC borrowed $1,200,000 under the 2022 Sponsor Convertible Note. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note resulting in the issuance of 800,000 private placement warrants to the Sponsor, fully satisfying MAC’s obligation under the 2022 Sponsor Convertible Note.
On October 25, 2022, MAC issued an unsecured non-convertible promissory note (the “October 2022 Note”) to the Sponsor pursuant to which MAC may borrow up to $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full up to the earlier of (1) August 2, 2023, and (ii) the acquisition of the CSA Mine in the Business Combination. As of December 31, 2022, $300,000 was outstanding under the October 2022 Note.
On December 21, 2022, MAC issued an unsecured non-convertible promissory note (the “December 2022 Note”) to the Sponsor pursuant to which MAC may borrow up to $1,254,533 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The December 2022 Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full up the earlier of (i) August 2, 2023, and (ii) the acquisition of the CSA Mine in the Business Combination. As of December 31, 2022, $486,096 was outstanding under the December 2022 Note.
On January 9, 2023, MAC issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which MAC borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the 2023 Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants.
On March 31, 2023, MAC issued an unsecured non-convertible promissory note (the “March 2023 Note”) to the Sponsor pursuant to which MAC borrowed $339,876.65 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The March 2023 Note bears no interest and all unpaid principal under the March 2023 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” MAC has until August 2, 2023 to consummate a Business Combination. It is uncertain that MAC will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension of the period of time MAC has to complete a Business Combination has not been approved by MAC’s shareholders, there will be a mandatory liquidation and subsequent dissolution of MAC. MAC has determined that mandatory liquidation, should a Business Combination not occur, and an extension not approved by MAC’s shareholders, and potential subsequent dissolution raise substantial doubt about MAC’s ability to continue as a going concern for one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should MAC be required to liquidate after August 2, 2023. MAC intends to continue to complete a Business Combination before the mandatory liquidation date. MAC is within 12 months of its mandatory liquidation date as of the date of this proxy statement/prospectus.
Related Party Transactions
Founder Shares
In March 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 7,187,500 MAC Class B Ordinary Shares, of which 937,500 shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised.
On September 3, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,514,780 Units. On September 16, 2021, the remaining time on the over-allotment option expired unused. Consequently, 558,805 shares were forfeited for no consideration.
MAC’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any MAC Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (i) one year after the completion of an initial business combination, and (ii) subsequent to the initial business combination, (x) if the closing price of the MAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the MAC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On December 14, 2022, Ashley Zumwalt-Forbes and Black Mountain Storage LLC (collectively, the “Transferors”) entered into a Securities Assignment Agreement to assign and transfer an aggregate of 25,000 founder shares to Marthinus J. Crouse (the “Recipient”). Pursuant to the agreement, the Transferors agreed to assign and transfer of the founder shares to the Recipient as soon as practicable after the date of the agreement. The 25,000 founder shares were transferred to the Recipient on December 23, 2022. The transfer of the founder shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. There are no vesting restrictions on the 25,000 shares transferred therefore there is no performance condition. Compensation expense of $224,250 or $8.97 per share was recognized for the year ended December 31, 2022.

The employment agreements expected to be signed by management in connection with the close of the Business Combination provide for the grant of 336,000 restricted stock units. As these grants are contingent upon the close of the Business Combination no amounts have been recorded in these consolidated financial statements.
Private Placement Warrants
Simultaneously with the consummation of its IPO and the underwriters’ partial exercise of their over-allotment option, MAC completed the private placement of warrants to our Sponsor, generating gross proceeds of $8.3 million. Each private placement warrant is exercisable for one share of our MAC Class A Ordinary Shares at an exercise price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the net proceeds from MAC’s IPO held in the Trust Account. If MAC’s initial business combination is not completed by August 2, 2023, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Our Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its private placement warrants until 30 days after the completion of our initial business combination.
Promissory Note — Related Party
On October 25, 2022, MAC issued an unsecured promissory note (“the October 2022 Note”) to the Sponsor, pursuant to which MAC borrowed the maximum of $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full the earlier of (i) August 2, 2023 and (ii) the consummation of the Business Combination. As of December 31, 2022 and 2021, $300,000 and $0 were outstanding under the October 2022 Note.
On December 21, 2022, MAC issued an unsecured promissory note (the “December 2022 Note”) to the Sponsor pursuant to which MAC may borrow up to $1,254,533 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The December 2022 Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full up the earlier of (i) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination. As of December 31, 2022 and 2021, $486,096 and $0 were outstanding under the December 2022 Note.
Advances from Related Parties
The Sponsor or an affiliate of the Sponsor occasionally incurs expenses on behalf of MAC. The liability is non-interest bearing and due on demand. During the year ended December 31, 2021, MAC received advances from related parties of $150,000 and were fully repaid at the close of the IPO. As at December 31, 2021 and 2022 there were no advances from related parties.
Working Capital Loans — Convertible Promissory Notes
To finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of MAC’s officers and directors may, but are not obligated to, loan MAC funds as may be required (the “Working Capital Loans”). If MAC completes the business combination, MAC will repay the Working Capital Loans. If the Business Combination does not close, MAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post-Business Combination entity at a price of $1.50 per warrant, at the option of the lender. Such warrants would be identical to the private placement warrants.
On April 13, 2022, MAC issued an unsecured convertible promissory note (the “2022 Sponsor Convertible Note”) to the Sponsor pursuant to which MAC borrowed $1,200,000 for transaction costs reasonably related to the consummation of the Business Combination. The 2022 Sponsor Convertible Note is non-interest bearing and payable on the earlier of (i) August 2, 2023, or (ii) the date on which MAC consummates the initial Business Combination. If MAC does not consummate the Business Combination, MAC may use a portion of any funds held outside the Trust Account to repay the 2022 Sponsor Convertible Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,200,000 of the 2022 Sponsor Convertible Note may be converted into warrants at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants; provided, however, that (i) the warrants will not be subject to forfeiture in connection with the Business Combination and (ii) the warrants will grant the holders the right to purchase one MAC Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants.
On May 6, 2022, we borrowed $1,200,000 under the 2022 Sponsor Convertible Note. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note resulting in the additional issuance of 800,000 private placement warrants to the Sponsor, fully satisfying our obligation under the 2022 Sponsor Convertible Note. As of December 31, 2022, there were no outstanding amounts under the 2022 Sponsor Convertible Note.
As of December 31, 2022 and 2021, there were no Working Capital Loans outstanding.
On January 9, 2023, MAC issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the 2023 Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants.
On March 31, 2023, MAC issued an unsecured non-convertible promissory note (the “March 2023 Note”) to the Sponsor pursuant to which MAC borrowed $339,876.65 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The March 2023 Note bears no interest and all unpaid principal under the March 2023 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
Critical Accounting Policies and Estimates
The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Derivative Financial Instruments
MAC evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. MAC’s derivative instruments are recorded at fair value as of the IPO on August 2, 2021, and re-valued at each reporting date, with changes in the fair value reported in the consolidated statement of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. MAC has determined the warrants are derivative instruments. As the warrants meet the definition of a derivative, the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the consolidated statement of operations in the period of change.
Warrant Instruments
MAC accounts for the 13,666,666 warrants issued in connection with the IPO and Private Placement and an additional 504,927 public warrants and 201,971 private placement warrants with the exercise of the underwriters’ over-allotment option as well as the 800,000 and 200,000 Private Placement Warrants from the conversion of the December 2022 Note and 2023 Sponsor Convertible Note, respectively in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging”. Under FASB ASC 815, the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, MAC classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in MAC’s consolidated statement of operations. The fair value of warrants will be estimated using an internal valuation model. The valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.
Ordinary Shares Subject to Possible Redemption
MAC accounts for ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholder’s deficit. MAC’s ordinary shares feature certain redemption rights that are considered to be outside of MAC’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the balance sheet.
Net (Loss) Income Per Share
MAC has two classes of ordinary shares: MAC Class A Ordinary Shares and MAC Class B Ordinary Shares. In applying the two-class method, net income is shared pro rata between the two classes of shares whereas net losses, after adjustment for Trust income, are allocated solely to MAC Class B Ordinary Shares, as MAC Class A Ordinary Shares have no obligation to fund losses nor is their redemption feature reduced as a result of losses. Private and public warrants to purchase 14,373,564 MAC Class A Ordinary Shares at $11.50 per share were issued on August 2, 2021, and September 3, 2021. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the Sponsor Convertible Note, resulting in the issuance of 800,000 private placement warrants to the Sponsor. Each private placement warrant entitles the Sponsor to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s initial public offering. The calculation of diluted (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment, and (iii) Private Placement, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the periods. Accretion associated with the redeemable MAC Class A Ordinary Shares is excluded from (losses) earnings per share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts on an Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. MAC adopted ASU 2020-06 on August 2, 2021. Adoption of the ASU did not impact MAC’s financial position, results of operations or cash flows.
MAC does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Off-Balance Sheet Arrangements
MAC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K, as of December 31, 2022.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.
New MAC will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following November 26, 2024, (b) in which New MAC has total annual gross revenue of at least $1.235 billion, or (c) in which New MAC is deemed to be a large accelerated filer, which means the market value of New MAC Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which New MAC has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Disclosure Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in MAC’s reports filed or submitted under the Exchange Act, as amended is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including MAC’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
Evaluation of Disclosure Controls and Procedures
Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in MAC’s reports filed under the Exchange Act, such as its Annual Report on Form 10-K for the year ended December 31, 2022, is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.
As required by Rules 13a-15 and 15d-15 under the Exchange Act, MAC’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of MAC’s disclosure controls and procedures as of December 31, 2022. Based upon their evaluation, MAC’s Chief Executive Officer and Chief Financial Officer concluded that its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, due to the material weaknesses in its internal control over financial reporting related to MAC’s accounting for complex financial instruments, calculating earnings per share using the two-class method and accruals. As a result, MAC performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, management believes that the financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 24, 2023 present fairly in all material respects its financial position, results of operations and cash flows for the period presented.
Remedial Actions
Management has identified material weaknesses in internal controls related to the accounting for complex financial instruments, calculating earnings per share using the two-class method and accruals. MAC plans to continue to enhance its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to MAC’s consolidated financial statements. MAC’s plans currently include providing enhanced access to accounting literature, research materials and documents and increased communication among MAC’s personnel and third-party professionals with whom MAC consults regarding complex accounting applications. We have improved our processes around tracking agreements and enhanced our processes to get updated confirmations from all service providers to ensure completeness of accruals.The elements of MAC’s remediation plans can only be accomplished over time, and MAC can offer no assurance that these initiatives will ultimately have their intended effects.

BUSINESS OF CMPL
As used herein, references to the “Technical Report” are to the Technical Report Summary, prepared by Behre Dolbear Australia Pty Ltd (“BDA”), in consultation with Cube Consulting Pty Ltd (“Cube”), and Mr. Jan Coetzee which was prepared in accordance with the requirements of subpart 1300 of Regulation S-K, which governs disclosure for mining registrants. The mineral resource and reserve estimates contained in the Technical Report have an effective date of December 31, 2022 and have not been updated since that time. Mr. Mike Job, an employee of Cube, acted as qualified person for the mineral resource estimate, and Mr. Jan Coetzee, an employee of MAC, acted as qualified person for the mineral reserve estimate. None of BDA, Cube nor Mr. Job is affiliated with MAC, New MAC or CMPL or another entity that has an ownership interest in the property that is the subject of the Technical Report Summary.
Overview
CMPL operates the CSA Mine, which is located less than 1,000 kilometers west-northwest of Sydney near the town of Cobar in western New South Wales, Australia. Sealed highways and public roads provide all-weather access to the CSA Mine, and the CSA Mine is linked by rail to the ports of Newcastle and Port Kembla, New South Wales, from which the copper concentrate product is exported.
The CSA Mine has a long operating history, with copper mineralization first discovered in 1871. Development commenced in the early 1900s, focusing on near surface mineralization. In 1965, Broken Hill South Limited developed a new mechanized underground mining and processing operation, with new shafts, winders, concentrator, and infrastructure. Subsequently, it operated under several different owners, until Glencore acquired the property in 1999.
The underground mine is serviced by two hoisting shafts and a decline from surface to the base of the mine. Ore is produced principally from two steeply dipping underground mineralized systems, QTS North (“QTSN”) and QTS Central (“QTSC”), from depths currently between 1,500 to 1,900 meters below the surface. The current depth of the decline is around 1,900 meters. The ore is crushed underground, hoisted to surface, and milled and processed through the CSA concentrator. In 2022, the CSA Mine produced 144 kilotons (“kt”) of concentrate grading 26% copper containing 38kt of copper.
The currently estimated Ore Reserves support six and a half years of operation. The CSA Mine has a long history of resource renewal and exploration success, and there is reasonable geological evidence of continuity down dip.
The town of Cobar is serviced by a sealed airstrip, with commercial flights to and from Sydney. The project is well-served by existing infrastructure, which includes power supply, water supply, site buildings, and service facilities. Power is supplied to the site from the state energy network via a 132 kilovolt (“kV”) transmission line. A 22kV line is also connected to the site and is available for limited supply in emergencies. The state energy network is supplied by a mix of conventional and renewable power generation. Further diesel power generators are available to supply minimal backup power capable of supporting emergency room facilities and functions.
The majority of the water supply for the operation is provided by the Cobar Water Board from Lake Burrendong via a weir on the Bogan River at Nyngan through a network of pumps and pipelines. During times of significant drought, the CSA Mine may not be able to rely on this water supply. Additional water is available from tailings water recycling, surface water capture, and an installed borefield. Although the CSA Mine has water allocations provided under water licenses, there is no certainty of supply in times of significant drought. The supplementary water supply listed is not sufficient to maintain mining and processing operations at full production.
New MAC believes that the CSA Mine has the potential to allow New MAC to participate in the decarbonization of the world through the production and sale of copper, which is used in electrification production and supply. The copper concentrate produced by the CSA Mine is a well-known product in the global copper smelting market and is a quality product sought after for blending opportunities. By being in production already, the CSA Mine gives New MAC the opportunity to participate in this opportunity as it evolves without the need for a major capital investment.

Competitive Strengths
For the following reasons, New MAC believes that CMPL and the CSA Mine are well positioned to compete in the global copper market:
Attractive Location:   The CSA Mine is a well-established copper mine located in a low political risk jurisdiction. Much of the world’s copper is produced in higher risk jurisdictions in Africa and Latin America and as such is subject to potential supply and cost issues associated with resource nationalism, corruption, uncertain and materially changing fiscal regimes and political and civil disruption. While no certainty can exist that some or all of these factors would not impact New MAC in the future, since the CSA Mine opened in its modern format in 1967, the operation has not been significantly negatively impacted by these factors.
Established Operating History:   As the CSA Mine is already in production and is in the process of completing a significant capital reinvestment program, MAC believes the CSA Mine is well positioned to supply copper at a competitive position on the global cost curve for copper. The CSA Mine is also one of the highest-grade copper mines globally, which also provides a competitive advantage compared to many other copper mines. Cost inflation pressures are significant in the mining industry at the current time, especially so in the capital cost area of a new build mine (“Greenfield Build”). The risks associated with building a new mine are significant given the lack of historical operating data and the inflationary pressures in the mining industry at present. The CSA Mine has a substantial competitive strength relative to Greenfield Build projects given its long-established operating track record and the major historical capital investments that have been made over the past 55 years.
For more information, see “The Business Combination Proposal — MAC Board’s Reasons for Approval of the Business Combination.”
Business Strategy
With only a single primary asset, CMPL’s business strategy focuses on the safe, environmentally compliant operation of the CSA Mine to produce copper and minor amounts of silver in concentrate. Recently, CMPL’s business strategy has increased focus on performance in Environmental, Social, Governance (“ESG”) requirements. The business is well established and the current strategy has been in place for many years.
The mine has historically operated with a relatively short reserve life, with infill drilling of known orebodies occurring replacing mined reserves over the long term and gradually expanding the total reserves. This has typically been accomplished through near mine exploration drilling, which has historically been targeted at a relatively low level sufficient to replace each year of mined production. In parallel to this, exploration activities target new lenses on the mining lease in close proximity to the existing known orebodies with the intention of finding new lenses or orebodies.
In the last few years, the CSA Mine has consistently invested in exploration to identify additional resources and reserves, with the intent to develop a more robust pipeline of works through geophysics and geochemistry for drilling, that commenced in 2022. New MAC plans to continue and expand on this strategy to provide a better ability for long-term planning and capital deployment decisions to be made.
Summary of Mineral Resources and Mineral Reserves
The deposit in the CSA Mine is located within the Cobar mineral field in the Cobar Basin, a north-south mineralized belt containing copper, gold, and lead-zinc mineralization, with five currently operating mines within 80 kilometers of Cobar. Mineralization is associated with north-south faulting and northwest cross cutting structures.
The CSA Mine mineralization occurs in five known systems: Eastern, Western, QTS North, QTSC and QTS South (“QTSS”). Within these systems multiple lenses occur; lenses are typically five and thirty meters wide, with relatively short strike lengths (less than 300 meters), but significant down plunge extent of up to 1,000 meters. Not all the systems extend to surface; QTSN which accounts for the bulk of the current production tonnes is developed from 600m depth while QTSC is developed from a depth of around 1,200m.

The dominant copper sulphide is chalcopyrite (CuFeS2); silver is also present as acanthite (Ag2S).
BDA considers that the CSA Mine has exploration potential both in the immediate vicinity of the CSA Mine and within the broader tenement package. The QTSN and QTSC lodes remain open down dip, with the deepest drill intersection currently at around 2,200 meters. Magnetic and electromagnetic surveys have identified a number of targets along strike of the known CSA Mine lodes, both within the Mining Lease and the surrounding Exploration Licenses.
Mineral Resources
The table below sets forth the Mineral Resource estimate for the CSA Mine as of December 31, 2022. The Mineral Resources presented in this section are not Mineral Reserves and do not reflect demonstrated economic viability. The reported Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserve. All figures are rounded to reflect the relative accuracy of the estimates and totals may not add correctly. Mineral Resource estimates are exclusive of Mineral Reserves on a 100% ownership basis.
Copper and Silver Mineral Resources Exclusive of Mineral Reserves as of 31 December 2022, Based on a Copper Price of US$7,400/t
System	Resource Category	Tonnes Mt	Cu %	Cu Metal Kt	Ag g/t	Ag Metal Moz
All Systems	Measured Mineral Resources	0.0	0.0	0.0	0.0	0.0
	Indicated Mineral Resources	0.0	0.0	0.0	0.0	0.0
	Meas + Ind Mineral Resources	0.0	0.0	0.0	0.0	0.0
	Inferred Mineral Resources	3.5	5.6	193	20	2.2
	Total Mineral Resources	3.5	5.6	193	20	2.2

Notes:
•
Mineral Resources are reported as of 31 December 2022 and are reported using the definitions in Item 1300 of Regulation S-K (17 CFR Part 229)(SK1300);

•
Mineral Resources are reported excluding Mineral Reserves

•
The Qualified Person for the estimate is Mike Job, of Cube Consulting Pty Ltd (“Cube”);

•
Price assumptions used in the estimation include US$7,400/ton of Copper and US$21.7/ounce of silver. The Copper price is an approximate 9% discount to consensus copper pricing as at Feb 1, 2023

•
Geological mineralization boundaries defined at a nominal 2.5% Cu cut off

•
Metallurgical recovery assumptions used in the estimation were 97.5% Copper recovery and 80% Silver recovery;

•
Mineral Resources reported as dry, raw, undiluted, in-situ tons;

•
Figures are subject to rounding;

Approximately 73% of the current CMPL Mineral Resource tonnage and 78% of the contained copper lies within the QTSN and QTSC systems.

Mineral Reserves
MAC has produced a Mineral Reserve estimate for the CSA Mine, based on actual stope designs incorporating mining losses and mining dilution. The Mineral Reserve is based on Measured and Indicated resources only. The table below shows the Mineral Reserve for the CSA Mine as of December 31, 2023:
CSA — Summary of Copper and Silver Mineral Reserves as of 31 December 2022, Based on a Copper Price of US$7,400/t
System	Reserve Category	Tonnes Mt	Cu %	Cu Metal Kt	Ag g/t	Ag Metal Moz
All Systems	Proven Mineral Reserve	4.8	4.3	208.8	17.8	2.8
	Probable Mineral Reserve	3.1	3.5	105.3	13.5	1.3
	Total Mineral Reserve	7.9	4.0	314.1	16.1	4.1

Notes:
•
Mineral Reserves are reported as of 31 December 2022 and are reported using the definitions in Item 1300 of Regulation S-K;

•
The Qualified Person for the estimate is Jan Coetzee, an officer of the Registrant;

•
Price assumptions used in the estimation include US$7,400/ton of Copper and US$21.7/ounce of silver. The Copper price is an approximate 9% discount to consensus copper pricing as at Feb 1, 2023

•
Mineral Reserves reported as dry, diluted, in-situ tons using a Stope breakeven cut off grade of 2.2% Cu and a Development breakeven cut off grade of 1.0% Cu;

•
Metallurgical recovery assumptions use in the estimation were 97.5% Copper recovery and 80% Silver recovery;

•
Figures are subject to rounding;

Internal Controls
Assay Sample Preparation and Analysis
Core processing follows the standard sequence of meter mark-up, quantification of recovery, RQD determination, geological logging, sample mark-up, core photography, bulk density determination and sampling.
The sampling procedure includes interval checks, cutting intervals, sampling intervals, inserting standards, sampling duplicates, weighing samples and dispatching samples. All parts of the core processing cycle are tracked and recorded electronically.
Core yard technicians review the core and check the sample intervals as identified on the sampling sheet, including checking to ensure that the sample intervals satisfy length requirements (0.4 – 1.1m for NQ). The geologist corrects errors or discrepancies.
Core is cut according to the core cutting procedure with a CoreWise diamond coresaw. Where sample intervals start or end part of the way through a stick of core, the core is broken with a hammer.
Once the entire hole is cut, trays are laid out in order on the racks or on pallets. Sample intervals are marked onto the tray before sampling, allowing the correct sample intervals to be written onto the remaining half core. The core is cut in half with one half submitted to the laboratory for analysis and the other half returned to the tray. The half core to be analysed is sampled into pre-numbered calico bags with sample numbers from the bags written on the sample sheet before sampling. Half core is collected from the end of the split back towards the start in order to minimise sampling errors. Sticks of half core longer than approximately 8cm are broken in order to reduce the risk of sample bags tearing during transport.

Sample preparation and assaying is carried out by independent laboratory, Australian Laboratory Services (“ALS”), in Orange, NSW, using an aqua regia digest and the Inductively Coupled Plasma Atomic Emission Spectrometry (“ICP-AES”) analytical method, with analysis for a standard suite of elements including copper, zinc, lead, and silver. Quality Assurance/Quality Control (“QA/QC”) protocols have been comprehensive since 2004 and include insertion of standards (supplied by Ore Research and Exploration Pty Limited), blanks and duplicate samples at a frequency of approximately 1 in 30 samples. CMPL monitors QA/QC data; the sampling and assaying data for the main elements are considered reliable and without material bias and sample security arrangements are appropriate and satisfactory. CMPL’s relational drillhole database is an AcQuire database which is a site-managed system.
Due primarily to Covid-19 impacts on CMPL geological and core sampling staff during 2020 – 2022, a backlog of around 8,500m of un-logged and/or un-assayed drill core has developed. CMPL has increased resourcing in this area in an effort to reduce the backlog as quickly as possible.
Specific Gravity Sampling
CMPL has compiled a database of around 16,000 bulk density values by testing one sample from each core tray (approximately one sample per 6.5m of core) and determining density using the water immersion method. A regression formula based on the copper assay of the samples tested was derived from this data. Since 2017, CMPL has used ALS to carry out density measurements; CMPL advises that the ALS data aligns well with the site-developed regression formula.
Quality Assurance and Quality Control
Regular analysis of CMPL mine standards, inserted with each batch sent to the laboratory, commenced in 2007. These are in addition to normal laboratory standards inserted in the process by ALS. All QAQC data are stored in the CMPL acQuire database.
Sample weights are measured both, before the samples leave CSA Mine site, and before the samples are prepared for analysis at the ALS laboratory. Currently only the ALS sample weights are loaded into the acQuire database. All weights measured prior to leaving the CSA Mine are loaded into a weight tracker spreadsheet. This spreadsheet is used to compare CMPL and ALS sample weights as part of the QAQC process. It is rare for weights to differ by more than 2.5%. Such cases are usually due typographical error.
Standards and Blanks
External standards and blanks are inserted into the sampling sequence for each drill hole assay submission. One blank and eleven standards derived from CSA Mine ore were prepared, supplied and certified by Ore Research and Exploration Pty Ltd for use at the CSA Mine.
Standards to be inserted are specified by the logging geologist on the sampling sheet. The procedure requires a minimum of one standard for every 30 samples, with the selected standard representing a copper grade similar to the copper grade in the surrounding samples. The core yard technician removes the label from the standard so that it cannot be identified by the laboratory. It is placed in the appropriately numbered sample bag and secured. Blanks are inserted periodically, and following high grade samples, to check for contamination in the laboratory processing stream.
Field Duplicates
Duplicate intervals are specified by the geologist on the sampling sheet and are collected approximately every 30 samples. Duplicate samples are also inserted at the end of the hole. The core yard technician removes the remaining half of the core for the selected interval and places it in the appropriately numbered sample bag. For those intervals with duplicate samples, no core remains in the tray.
A separate dispatch is completed for each drill hole to enable the assay results of the entire hole to be received from the laboratory at the same time.
Comparison of original and duplicate (second half of drill core) assay results for the period 2002 to 2021 indicate very good performance for copper, with a correlation co-efficient of 0.98. Silver field duplicates are more erratic than copper with a correlation co-efficient of 0.79.

Laboratory QA/QC
ALS inserts standards into the sample stream as part of their internal QA/QC procedure. Assay results for these standards are supplied with results for samples submitted for analysis. Assay results for laboratory standards are also stored in the acQuire database. Again, laboratory standards are checked on receipt using QA/QC reports generated within the acQuire database and any issues are reported immediately to the laboratory for resolution.
Security and Storage
Geological records and assay data are stored in an acQuire database. Drill hole information is stored as collar, down hole survey, assay, geology, specific gravity and geotechnical data.
Drill hole location data are entered manually, survey and assay data are uploaded from the survey tool and laboratory downloads respectively. Geology data is entered manually from paper logs or logged directly into acQuire via a laptop computer. A significant proportion of drill data in the database is derived from historic hardcopy drill logs.
All data entered is tracked via various registers, including Diamond Drill Hole Register, Diamond Drilling Spreadsheet, Core Processing Checklist and UG Sampling Register.
There are four levels of access to the database. ‘Read only’ access is permitted for “public” users, ‘restricted data entry’ access for “data entry” users and ‘write access’ to data tables for “acQuire user” users. This hierarchical security structure allows only the database manager full access and the right to delete data.
Internal Data Verification
Basic database validation checks are carried out by CMPL personnel. These included sample from and to depths, geology depths, record duplication and missing collar duplication checks, as well as collar survey and down hole survey checks. Assay certificates were verified against acQuire dispatch and laboratory job numbers. Extensive random checks of the digital database were made against hardcopy/ pdf format assay certificates and geology logs.
Core recovery data has only been collected consistently at the CSA Mine since 2004. 99.8% of the core interval has a recovery greater than 95%. Poor core recoveries are not considered to have a significant impact on the CSA Mine’s resource.
Review of Company’s QA/QC
Cube has undertaken a desktop review of historic (2020 and 2021) and current 2022 CMPL mineral resource reports containing control charts detailing the results of the CSA Mine QA/QC. The process of systematic QA/QC monitoring has been in place since 2007. The Cube review of charted standards, laboratory and field duplicate results has identified no material issues indicating the assay data used by CMPL is without material bias due to laboratory processes and a repeatable representable result overall. Cube is satisfied that the current practices undertaken by CMPL are to industry standard and provide assay data which are sufficient to support the estimation of a mineral resource.
Operations
Mining
Copper production at the CSA Mine is currently mine-constrained. Considerable effort in recent years, and many of the current capital expenditure programs underway, are primarily aimed at maximizing ore production as the mine gets deeper.
The CSA Mine uses mechanized long-hole open stoping (“LHOS”) with cemented paste fill (“CPF”) as the preferred mining method. A modified Avoca stoping method has been used successfully in the narrower lenses (principally QTSC and QTSW).

Over recent years, there has been a trend towards falling head grade delivered to surface. Undiluted grade reconciliation appears reasonable, but overbreak/underbreak performance and the resulting dilution and ore recovery appear to be worsening. This is related to more difficult ground conditions, poor stope/level design (and spacing), commencement of mining new narrower lenses (QTSC and QTSW) and quality of mining practices. New MAC considers that all these factors can be better managed. Additionally, steps have been taken to reduce the level interval which should have a positive impact on grade and dilution over time.
While CMPL has committed to a replacement program for underground trucks and loaders, causing additional pieces of equipment to be on site during the transition, the utilization rate for all underground equipment is low. This results in additional costs to keep extra equipment maintained and available; New MAC believes that with improved utilization, fewer pieces of equipment may be needed. Given the increasing ventilation and temperature constraints, consideration is being given to replacing the fleet with battery/electric production trucks and loaders whose lack of exhausts would help to reduce ventilation requirements.
Planning, sequencing of stoping operations and general mine planning and supervision are areas needing improvement. New MAC considers that all these factors can be better managed and steps have already been taken to reduce the level interval which should have a positive impact on grade and dilution over time. The lag in capital development accrued in 2021 and early 2022 will require a concerted effort to catch up in the coming years and is an area of high focus for New MAC.
Processing
The metallurgical performance at the CSA Mine is generally good, particularly in the main orebody, with consistently high copper recoveries and reasonable copper concentrate grades, and payable silver grades.
The existing grinding mills, especially the Semi Autogenous Grinding (“SAG”) mills, are around 50 years old, as well as the coarse ore bins (which date from the 1960s) and are showing signs of deterioration and potential failure, if not addressed. The change out of SAG mill 2 in the third quarter of 2022 with a new Metso 1.6kW motor (completed) and SAG mill 1 in the first half of 2023 will increase mill reliability. With this planned grinding mill update, New MAC expects throughput increases, but the mill throughput is still likely to be constrained by the ability of the mining operation to increase the mined ore tonnage.
Utilization of availability in the existing plant is poor. However, ore delivery from underground has been inconsistent, and the low plant utilization is partially related to delays in underground ore delivery.
A program of ongoing refurbishment of the flotation cells is underway and there are few problems with the flotation circuit. Reagent supply is steady, air delivery is good, and the process control system is performing satisfactorily.
Production Schedule and Life-of-Mine Plan
Recent ore production at the CSA Mine has averaged around 1.1 million tonnes per annum (“Mtpa”); 2021 mine production was approximately 1.06Mtpa at 3.9% Cu and 2022 production was 1.03Mtpa at 3.70% Cu. Over the last two years, COVID-19 labor restrictions, poor ventilation in the lower levels of the mine, and low equipment utilization rates have all impacted performance.
The improvements to mine ventilation and cooling recently completed, underground truck and loader replacements, and a renewed focus on geotechnically-driven mine sequencing and productivity improvements, could allow for some expansion of the annual ore production rates, while potentially maintaining head grades. For the remainder of the Mineral Reserve life, New MAC is targeting annual production rates ramping back up to around 1.2Mtpa. These forecasts are from the Technical Report and not of Glencore. Glencore has not validated nor reviewed any of the underlying technical or macro assumptions used in defining the production schedules.

The following table shows the CSA Mine Reserve mine plan:
		Total/Avg	2023	2024	2025	2026	2027	2028	2029
Ore Mined	kt	7,859	1,207	1,236	1,207	1,232	1,243	1,249	486
Waste mined	kt	1,712	265	301	264	220	274	276	111
Total material mined	kt	9,571	1,472	1,537	1,471	1,452	1,517	1,525	597
Cu Grade	%	3.68%	3.7%	3.3%	3.9%	3.9%	3.8%	3.7%	3.5%
Ag Grade	g/t	16.0	18.7	17.5	18.2	16.4	13.5	13.4	12.1
Cu Recovery	%	97.5%	97.5%	97.5%	97.5%	97.5%	97.5%	97.5%	97.5%
Ag Recovery	%	80.0%	80%	80%	80%	80%	80%	80%	80%
Recovered Cu	kt	282.3	43.0	39.7	45.4	46.7	45.9	45.3	16.4
Recovered Ag	koz	3,233	581	556	564	521	431	431	151
As mining progresses in any production year, the mine will adjust the mine sequences to respond to variations in delivery that occur throughout the year.
Any lowering of the mined head grade, either through the general trend to lower copper grades over time or potentially through a lowering of the cut-off grade, will need to be offset with higher ore production rates to maintain or increase copper metal delivered to the process plant. Hoisting and processing facilities have excess capacity to support the proposed throughputs of 1.3Mtpa provided the mining schedule can be achieved.
Future production from the deeper levels within the CSA Mine is expected to be impacted by lower tonnes per vertical meter, necessitating higher development meters to maintain production and further ventilation and cooling upgrades, with increased ore and waste haulage from lower levels to the underground crusher station for shaft hoisting. New MAC plans to supplement ore production from the lower levels with production from mineralized lodes at shallower depths, plus upper-level remnant ore.
The planned completion of a second mill replacement, originally scheduled in 2022, may potentially displace some production capacity in 2023, although this should not be significant if the mine produces at scheduled rates.
Key Commercial Arrangements
Offtake Agreement
Concurrently with the Closing, CMPL and GIAG will enter into a new Offtake Agreement to replace the existing offtake agreement and settle all amounts owing or receivable under the historical agreement. The Offtake Agreement is a LOM obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material.
The Offtake Agreement will be governed by the laws of England and Wales and contains customary terms and conditions, including in relation to (i) quantity, (ii) quality, (iii) shipment and delivery terms, (iv) pricing, (v) payments, (vi) weighting and sampling, (vii) assaying, (viii) Incoterms and insurance, (ix) loss, and (x) force majeure.
For additional information, see “Certain Agreements Related to the Business Combination — Offtake Agreement.”
Other
A significant portion of costs at the CSA Mine relate to labor and other employment costs. CMPL has other operating contracting in place for goods and services that are in the normal course of business.
Customers
All sales by CMPL are made to its single customer GIAG. Concurrently with the Closing, CMPL and GIAG will enter into the Offtake Agreement. See “Certain Agreements Related to the Business Combination — Offtake Agreement.”

Competition
CMPL operates in the global copper industry and faces competition from other copper producers for its main product. The copper market is a deep, liquid market where copper is traded globally in both cathode and concentrate formats.
The cost of turning copper and silver in concentrate into final usable copper and silver is expressed in the smelter charges set annually between the major copper producers and major Asian and European smelters. These charges rise and fall depending on the global supply and demand for copper as well as the freight costs relative to other producers.
Australia is relatively close to the main Asian smelters, which historically has placed CMPL’s concentrate in a strong position to achieve low smelter costs given the product’s high quality. However, commencing in December 2020, the main market for these products (China) refused to accept Australian copper concentrates, forcing sales to be made to other Asian smelters.
Copper producers from the rest of the world have still been able to sell concentrate into the Chinese market, which has placed Australian concentrate at a competitive disadvantage.
The high quality of the CSA Mine concentrate has meant that it can still be placed into the Asian smelting market at a slight cost premium to historical levels.
Much of the world’s copper is produced in Latin American in large open pits that have a relatively low copper grade. In these mines, significantly more tonnes of earth have to be mined to produce a ton of copper relative to the CSA Mine. MAC believes that the carbon footprint of these mines is significantly higher than the CSA Mine and, given investor focus on ESG metrics, the CSA Mine is at a significant competitive advantage.
Government and Environmental Regulation
Government Regulation
CMPL is subject to numerous and extensive federal, state and local laws, regulations, permits and other legal requirements applicable to the mining and mineral processing industry, including those pertaining to the environment, employee health and safety, Native Title, Indigenous heritage, plant and wildlife protection, water usage, land use, land access, rehabilitation, air emissions, wastewater discharges, air quality standards, greenhouse gas emissions, waste management, handling and disposal of hazardous and radioactive substances, remediation of soil and groundwater contamination, the discharge of materials into the environment and groundwater quality and availability. CMPL’s business may be affected in varying degrees by government regulation such as restrictions on production, export or sale controls, tax increases, royalties, environmental and pollution controls or changes in conditions under which minerals may be extracted, processed or marketed. These laws, regulations, permits and legal requirements may have a significant effect on the company’s results of operations, earnings and competitive position.
CMPL’s mining and explorations obligations are managed and conducted in compliance with the Mining Act 1992 (NSW) (the “Mining Act”), the Mining Regulations 2016 (NSW) and the title conditions applicable to its mining leases and exploration licences. All exploration and mining activity in New South Wales must be conducted in accordance with an authority issued under the Mining Act. The Mining Act, related laws and title conditions guide and restrict how CMPL mines, processes and exports minerals, how it operate the CSA Mine, how it rehabilitates its operations, its land access rights (and compensation payable for those rights), how it conducts exploration activities and its ongoing fee and reporting obligations. CMPL’s mining infrastructure and related developments at the CSA Mine are subject to state and local planning laws, including the Environmental Planning and Assessment Act 1979 (NSW) (“EP&A Act”), State Environmental Planning Policy (Resources and Energy) 2021 (NSW) and the Cobar Local Environmental Plan 2012 (NSW). These planning laws may require CMPL to obtain other permits or consents and comply with conditions in connection with the operation and maintenance of the CSA Mine and mining infrastructure.

CMPL’s royalty liabilities in respect of any minerals recovered under the Mining Lease are regulated by State legislation, specifically the aforementioned Mining Act and Mining Regulations. Under the Mining Act, CMPL will be liable for the payment of royalties to the State of New South Wales for any publicly owned minerals which are recovered under the Mining Lease, with each mineral having a different prescribed rate of royalty. The liability to pay a royalty fee arises on or before July 31 annually, unless an amount of royalty greater than $50,000.00 was payable in the preceding 12-month period, ending on June 30. If an amount of royalty greater than $50,000.00 was payable for that period, the requirement to lodge a royalty return arises on a quarterly basis. CMPL may also be liable to pay royalties to the State of New South Wales for any privately owned minerals and 7/8th of the royalty paid is owed to be paid to the private mineral owner. All royalty returns must be facilitated and lodged through the Revenue NSW portal by the relevant due date, as specified above.
The table provided below summarizes the rates of royalty payable for each of the minerals to which CMPL’s Mining Lease relates to at the time of writing.
(i) Mineral	(ii) Prescribed Royalty Rate (as a percentage of the value of the mineral recovered)
(iii) Antimony	(iv) 4%
(v) Arsenic	(vi) 4%
(vii) Bismuth	(viii) 4%
(ix) Cadmium	(x) 4%
(xi) Cobalt	(xii) 4%
(xiii) Copper	(xiv) 4%
(xv) Germanium	(xvi) 4%
(xvii) Gold	(xviii) 4%
(xix) Indium	(xx) 4%
(xxi) Iron Minerals	(xxii) 4%
(xxiii) Lead	(xxiv) 4%
(xxv) Nickel	(xxvi) 4%
(xxvii) Selenium	(xxviii) 4%
(xxix) Silver	(xxx) 4%
(xxxi) Sulphur	(xxxii) 4%
(xxxiii) Zinc	(xxxiv) 4%
Federal environmental laws are established under the Environment Protection and Biodiversity Conservation Act 1999 (Cth) (the “EPBC Act”) which provides a legal framework to protect and manage matters of national environmental significance. The EPBC Act applies to any activity that is likely to have a significant impact on identified matters of national significance. EPBC Act approval may be required for certain actions or activities that affect Australia’s environment, for example when CMPL’s mining or exploration activities may impact on water resources or endangered flora or fauna. In addition to federal laws, CMPL’s operations are also subject to New South Wales environmental law including the EP&A Act, the Protection of the Environment Operations Act 1997 (NSW) (“POEO Act”), the Water Act 1912 (NSW), Water Management Act 2000 (NSW), Biodiversity Conservation Act 2016 (NSW) and associated regulations. CMPL’s environmental impact is also governed by an Environment Protection Licence held under the POEO Act which includes conditions that restrict CSA Mine operations. Together, this regulatory framework and authorities governs CMPL’s environmental performance within CMPL’s operational footprint including impacts on existing landforms, Australian biodiversity, the quality of ecosystems, Aboriginal heritage matters, water usage, environmental rehabilitation obligations, air emissions, wastewater discharges, air quality standards, greenhouse gas emissions, waste management, handling and disposal of hazardous and radioactive substances, remediation of soil and groundwater contamination, land use, the discharge of materials into the environment, groundwater quality and availability, and the public’s interest in any of the aforementioned items.

The CSA Mine is operated in accordance with work health and safety regulations imposed under federal and state ‘WHS’ legislation, the Work Health and Safety Act 2011 (Cth) and Work Health and Safety Act 2011 (NSW), the Work Health and Safety (Mines and Petroleum Sites) Act 2013 (NSW) and associated regulations. These laws impose minimum working and safety conditions that CMPL must impose at the CSA Mine and to ensure its operations are generally maintained at a competent level to protect its employees and contractors.
CMPL’s dams and tailings dams are operated in accordance with the Dam Safety Act 2015 (NSW) which requires it to have emergency and operation plans in place to mitigate any potential risks, and to report on incidents and annual operations.
CMPL’s use of land for mining and other operations activities is subject to the Native Title Act 1993 (Cth) (the “NT Act”) which may limit its operations in areas that “Native Title” is found to persist. Where Native Title interests are identified, exploration and mining activities may be limited until a right to negotiate process is completed between CMPL and the Native Title claimants and, in certain circumstances, an Indigenous Land Use Agreement may be entered into. Native Title Determination Application NC2012/001 in favor of the Ngemba, Ngiyampaa, Wangaaypuwa and Wayilwan people is currently being determined in the Federal Court of Australia (the “NNWW Determination”). In the event the NNWW Determination is resolved, CMPL may need to comply with the NT Act with respect to future operations or expansions, which may include entering into an Indigenous Land Use Agreement or paying compensation in connection with future mining activities. In addition to the NT Act, CMPL has obligations under the National Parks and Wildlife Act 1974 (NSW) to refrain from harming Aboriginal objects and heritage places. CMPL has in place policies and procedures to ensure its mining activities do not damage Aboriginal heritage sites.
Environmental, mining, safety and other laws and regulations continue to evolve which may require CMPL to meet stricter standards and give rise to greater enforcement, which may result in increased fines and penalties for noncompliance or may result in a heightened degree of responsibility for companies and their officers, directors and employees. Future laws, regulations, permits or legal requirements, as well as the interpretation or enforcement of existing requirements, may require substantial increases in capital or operating costs to achieve and maintain compliance or may otherwise delay, limit or prohibit CMPL’s development plans and future operations, or place other restrictions upon, CMPL’s development plans or future operations or result in the imposition of fines and penalties for failure to comply.
Complying with these regulations is complicated and requires significant attention and resources. MAC understands that CMPL has an extensive history of operations and that the company’s employees have a significant amount of experience working with various federal, state and local authorities to address compliance with such laws, regulations and permits. However, MAC cannot be sure that at all times CMPL has been or will be in compliance with such requirements. MAC understands that CMPL expects to continue to incur significant sums for ongoing regulatory expenditures, including salaries, and the costs for monitoring, compliance, remediation, reporting, pollution control equipment and permitting.
MAC is not aware of any probable government regulations that would materially impact CMPL at this time, however there can be no assurance that regulations may not arise in the future that may have a negative effect on the company’s results of operations, earnings and competitive position.
Environment and Community
CMPL has obligations to comply with national and state based environmental, work health and safety and community laws in operating and developing the CSA Mine and its related assets. These include, among others, the Environment Protection and Biodiversity Conservation Act 1999 (Cth), the Native Title Act 1992 (Cth), the Environmental Planning and Assessment Act 1979 (NSW), the Protection of the Environment Operations Act 1997 (NSW), the Work Health and Safety Act 2011 (NSW), the Mining Act 1992 (NSW), subsidiary legislation, local planning laws and the conditions of CMPL’s material mining tenements and licenses.
CMPL operates under a documented Environmental Management System (“EMS”) which forms the basis of environmental management at the CSA Mine and includes appropriate procedures, standards, and Environmental Management Plans (“EMP”) that are designed to ensure all legal and regulatory requirements are met.

CMPL has identified potential environmental impacts likely to be associated with the CSA Mine operations and has in-place appropriate design and operational measures that are designed to offset these potential impacts.
The Southern Tailings Storage Facility (“STSF”) has been operating consistently, storing approximately 55kt of tailings per month, depending on production rate. At this rate, the STSF has capacity to store tailings up to October 2024. The planned future STSF containment raises, Stages 10 and 11, have commenced early phase planning to provide additional storage capacity. Independent reports confirm that the STSF is well operated with some observed issues in relation to the facility’s integrity. A tailings storage facility stability assessment, conducted by Golder Associates Pty Ltd, has indicated some sections of the dam where the Factor of Safety (“FOS”) is below the target for Post Seismic (Liquified Strength). However, the Static FOS (Undrained Strength) remains within target for these areas. CMPL has commenced a study to install buttressing in specific areas on the STSF wall to improve the FOS to the Post Seismic (Liquified Strength). Current early phase estimate to rectify the FOS is approximately $A5 million and is expected to be completed in 2023
The decommissioned North Tailings Storage Facility (“NTSF”) adjacent to the northern boundary of the STSF, is excised from the CSA Mine lease (CML5) and is owned by the New South Wales government, but its recommissioning is one of the options under consideration for future additional tailings storage capacity.
CMPL’s 2021 estimate of closure costs to rehabilitate the existing disturbance area at the CSA Mine, if the mine closed today, totals approximately A$69 million (US$46). However, in practice progressive rehabilitation is typically undertaken over the life of the mine, significantly reducing the final closure cost. CMPL has a current rehabilitation bond required to be posted with the Department of Regional New South Wales for closure obligations in the amount of A$37 million (US$29 million).
Permitting and Development Consents
The CSA Mine operates under several authorizations, including:
•
Mining tenements issued under the Mining Act 1992 (NSW), including Consolidated Mining Lease No. 5 and Mining Purposes Leases No. 1093 and 1094;

•
Development Consents authorized by the Cobar Shire Council (CSC), under referral from other government departments;

•
Mine Operations Plan (“MOP”) authorized by the NSW Resources Regulator;

•
Environmental Protection License (EPL1864) authorized by the NSW Environmental Protection Agency (“EPA”);

•
Water Licenses issued under the Water Management Act 2000 (NSW); responsibilities for authorizing and managing water licenses are shared between the Natural Resources Access Regulator (“NRAR”) and Water NSW; and

•
NSW Western Lands Leases granted under the Western Lands Act of 1901 (NSW) and the Western Lands Act 1901.

Mine Operations Plan
Environmental aspects of mineral exploration and mining (including mine rehabilitation and closure) in New South Wales are administered under the NSW Mining Act 1992. As a condition to compliance with a mining lease, a mine is required to prepare and implement a Mine Operations Plan (including a Mine Rehabilitation Plan) approved by the NSW Resources regulator. The most recent Mine Operations Plan for the CSA Mine was submitted to the NSW government on March 31, 2021 and approved on May 5, 2021, and remains valid until December 31, 2022.
Following the recent introduction of the Mining Amendment (Standard Conditions of Mining Leases — Rehabilitation) Regulation 2021, the MOP for large mines will be replaced by a targeted Rehabilitation Management Plan (“RMP”). The lease holder will provide annual reporting and scheduling of rehabilitation via an Annual Rehabilitation Report and forward programme. This will replace the current requirement for an Annual Environmental Management Report (“EMR”).
Environmental Protection License
The Protection of the Environment Operations Act (“POEO Act”) is the statutory instrument through which certain specified activities are regulated by the NSW EPA. Activities are administered by means of Environment Protection Licenses (“EPLs”) issued to operators of the premises on which the activities occur. CSA currently holds EPL1864 authorizing mining of minerals to a maximum annual production capacity of 2Mtpa.
Water Licenses
At present, CMPL holds an entitlement of 1,356 megalitres per annum (“MLpa”) of high security water, as measured from the origin, under the Water Sharing Plan for the Macquarie and Cudgegong Regulated Rivers Water Source via a number of water licenses. These water licenses are issued under the Water Management Act 2000 (NSW). A portion of CMPL’s entitlement is lost in transit to the CSA Mine due to factors such as evaporation and seepage along the Albert Priest Chanel and pipeline. As a result, the amount of water available for the CSA Mine to utilize is approximately 950 MLpa. However, during periods of serious drought, CMPL may not be able to access its full share of water under the water-sharing plan.
CMPL also holds groundwater entitlements. However, river water is preferred due to the levels of sulphates and the hardness of the ground water, which renders it unsuitable for use unless treated via reverse osmosis.
Community Awareness, Benefits and Government Relations
There is strong community support for the CSA Mine operation, and CMPL has a positive working relationship with CSC. This is not unexpected given that the CSA Mine is the largest employer in the Cobar region, with approximately 500 employees and contractors.
CMPL is involved with a number of community projects including:
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assistance with the establishment of regular air services between Sydney and Cobar in 2015;

•
regular donations to local community initiatives; and

•
scholarships to students entering their final year of university.

Overall, there is strong local and state government support for the continuation of mining within the Cobar region.
Climate Change and Carbon Emissions
The CSA Mine ranks in the second quartile on the Carbon Emissions Intensity curve for Global Copper Mines with approximately 2.2-2.4 tonnes of CO2e per tonne of copper equivalent produced. Scope 1 emissions represent about 12% of the total CO2e whilst Scope 2 emissions represent 88%.
Scope 1 emissions predominantly relate to the diesel consumption from the mining fleet. Overall diesel consumption for 2021 was 2,659 kiloliters and is expected to average about 2,743 kiloliters per year over the next 4 years with the mine representing ~76% of total diesel consumption. Scope 2 emissions predominantly relate to purchased electricity with the 2021 consumption at 120,100 MWhrs and the average consumption per year estimated at 123,549 MWhrs over the next 4 years. The mine consumption of electricity relates mainly to jaw crusher and sag mill, dewatering, press filter ventilation/chiller, paste fill and mine hosting and represent ~95% of the total electricity consumption. The region has substantial solar power generation with Nyngan and Nevertire power plants providing 102MW and 132MW, respectively.
Given the depth, the mine has a high demand for ventilation and cooling to provide a safe working environment for all underground personnel. Furthermore, the overall operations have latent capacity in the process plant, hoisting capacity and associated infrastructure.

Lower heat and emissions from BEV underground equipment will reduce the demand for ventilation and cooling and concurrently electricity demand. Replacement of the diesel fleet with battery electric fleet will therefore not only reduce electricity demand for ventilation but also reduce diesel consumption (~76%) and Scope 1 and Scope 2 carbon emissions.
The mine is currently trialing a battery electric (“BEV”) loader on-site and replacement of the current diesel fleet with BEV equipment may provide not only an economic benefit but also may provide a credible path to Net Zero by reducing both Scope 1 and Scope 2 emissions.
Intellectual Property
CMPL does not possess any material intellectual property.
Properties
CMPL holds a Mining Lease (CML5) over the CSA deposit, which is supplemented by Mining Purpose Leases MPL 193 and MPL 1094. The CSA Mine is surrounded by two Exploration Licences EL5693 and 5983 (Figure 2). CMPL also has joint venture exploration interests in exploration areas to the south of Cobar.
CML5 covers an area of approximately 2,474 hectares (“ha”), the MPLs total approximately 30ha, while the surrounding exploration tenements (EL5693 and 5983) cover approximately 366km2. In addition, CMPL has a joint venture with AuriCula Mines Pty Limited (“AuriCula”) covering the Shuttleton and Mt Hope Exploration Licence tenements south of Cobar (in which CMPL holds a 90% beneficial interest). Isokind Pty Ltd previously held joint venture interests with Oxley Exploration Pty Limited (“Oxley”) in the Restdown, Restdown South, and Horseshoe tenements (being over EL6140, EL6501 and EL6739) southeast of Cobar, but these interests have recently been reduced to a royalty-only interest, being a 1% net smelter return interest on any mineral or metallic product, and the royalty interest has been transferred to CMPL. The CSA Mine (latitude 31°24’32.42”S, longitude 145°48’0.20”E) is located 11 kilometers northwest of the town of Cobar, in western New South Wales, Australia, as shown in the map below.

350 000 E
400 000 E
450 000 E
6 550 000 N
6 500 000 N
6 450 000 N
6 400 000 N
6 350 000 N
N
Endeavor Mine
Kidman Way
EL 5693
EL 5983
MPL 1093
MPL 1094
CSA Mine
CML5
Tritton Mine
Cobar
Barrier
Highway
Peak Mine
Airport
Hermidale
The Wool Track
EL 6140 (Restdown)
EL 6739 (Horseshoe)
EL 6501 (Restdown South)
Nymagee
EL 6223 (Shuttleton)
Hera Mine
Kidman Way
EL 6907
Mt Hope North
EL 6907
Mt Hope South
LEGEND
CSA Mining Lease
CSA Mine Temenents
Joint Venture Tenements with AuriCular Mines
Oxley Exploration Tenements Royalty Interest Only
Significant Gold/Base Metal Mines
Towns
Main Roads
Roads
Railway
0
50
Kilometres

CMPL Tenement Holding (as of December 2022)
Tenement	Area	Granted	Expiry	Status	Details	Holder
CML5	2,474ha	02/12/1993	24/06/2028	Current	CSA Mine	CMPL
MPL1093	16ha	05/02/1947	05/02/2029	Current	MPL permitting dam development	CMPL
MPL1094	14ha	05/02/1947	05/02/2029	Current	MPL permitting dam development	CMPL
EL5693	111 units	08/02/2000	07/02/2027	Current	EL (CSA Mine adjacent)	CMPL
EL5983	11 units	30/08/2002	30/08/2027	Current	EL wholly within EL5693 (CSA Mine adjacent)	CMPL
EL6223	13 units	05/04/2004	05/04/2023	Current	EL (Shuttleton), JV with AuriCula	AuriCula Mines Pty Limited (CMPL 90% beneficial interest)
EL6907	11 units	11/10/2007	11/10/2027	Current	EL (Mt Hope), JV with AuriCula	CMPL (CMPL 90% beneficial interest)

Notes: CML = Consolidated Mining Lease; MPL = Mining Purpose Lease; EL = Exploration Licence; ha = hectare; in NSW one EL map unit is one minute of latitude by one minute of longitude or approximately 3km2.
Land Tenure
CML5 occupies portions of five Western Land Leases (Nos. 9565, 731, 13844, 3667, 14587, four of which (excluding No. 13844) are held by CMPL) and Crown Land including parts of the Cobar Regeneration Belt. Both MPL1093 and MPL1094 occupy Crown Land.
Native Title
The CSA Mine lies within the traditional lands of the Ngemba/Ngiyampaa People. A Native Title claim by Ngemba, Ngiyampaa, Wangaaypuwan, and Wayilwan claimants was accepted for registration by the National Native Title Tribunal in April 2012 (NSD38/2019 and NC2012/001). This claim is relevant to the CSA Mine operation in that it intersects exploration and mining tenements held by CMPL.
The claim has not yet been fully determined, but as of September 2021, it has been agreed by parties to the Federal Court proceedings that Native Title has been extinguished over some 89% of land parcels within the Native Title claim area. As Native Title has not been definitively extinguished over all land allotments lying within the boundary of CML5, once the Native Title claim has been determined, it is likely that that the several parties holding interests in the land (including the State of New South Wales and CMPL, or its subsidiaries) will enter into an Indigenous Land Use Agreement to guide the future use and management of land and water within the Native Title claim area.
Seasonality
The Company has no properties that are subject to material restrictions on its operations due to seasonality.
Corporate Information
From December 18, 1998 to November 28, 2021 Acelight Pty Limited (“Acelight”) (incorporated September 11, 1998) and Isokind Pty Limited (“Isokind”) (incorporated February 23, 1998) owned the assets in the CSA Mine in a 40/60 split, respectively, pursuant to an unincorporated joint venture. On November 29, 2021, each of Isokind and Acelight entered into an “Asset Sale and Purchase Agreement” with CMPL under which each of Acelight and Isokind agreed to transfer certain tenements and assets associated with the CSA Mine. In connection with closing of the business combination, Acelight and Isokind’s interests in related exploration licenses around the CSA Mine and in the surrounding region were transferred to CMPL.
CMPL was incorporated on June 29, 1998 as a proprietary company in Australia. The ultimate parent entity of the CMPL, Acelight and Isokind companies is (prior to completion of the business combination) Glencore plc.

CMPL’s registered address is Level 44, 1 Macquarie Place, Sydney, NSW, 2000 and its place of business is 1 Louth Rd, Cobar, NSW, 2835 (which is the address of the CSA Mine).
Legal Proceedings
CMPL is not currently party to any legal proceedings in Australia that are likely to materially impact CMPL’s operations or interests.
Employees
The CSA Mine operates with a workforce of mostly residential or “drive in drive out” workers sourced from the surrounding district. The typical staffing levels are approximately 500 permanent employees with a small workforce of contractors that are used for larger construction and maintenance projects. The CSA Mine has a portion of its work force who are members of the Australian Workers Union (“AWU”). As of August, 2022, CMPL employed 506 individuals, all of whom work at the CSA Mine. Employee rights and entitlements are governed, in addition to the general employment law framework of Australia and New South Wales, by the Cobar Management Pty Ltd Operations Enterprise Agreement 2020 (the “CMPL EA”), which provides for various leave, salary, overtime and related conditions. The CMPL EA contains a number of conditions more favorable than the minimum terms of employment applicable at law in Australia.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CMPL
The following discussion and analysis provide information that MAC’s management believes is relevant to an assessment and understanding of CMPL’s results of operations and financial condition. The discussion should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Financial Data of CMPL,” the historical audited annual financial statements as of and for the years ended December 31, 2022, 2021 and 2020 and the respective notes thereto, included elsewhere in this proxy statement/prospectus. The financial statements of CMPL present on a standalone basis the net assets and operations to be acquired by MAC pursuant to the Share Sale Agreement.
The discussion and analysis should also be read together with New MAC’s unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022, 2021 and 2020. See the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. New MAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”
Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Operating Results of CMPL” to “we,” “our” and “CMPL” refer to the business and operations of Cobar Management Pty Limited, except where the context requires otherwise.
Basis of Presentation
Cobar Management Pty Limited (“Cobar” or the “CMPL”) is a proprietary company incorporated in Australia by its parent entity, Glencore Australia Holdings Pty Limited (“GAH”). Its ultimate parent entity is Glencore plc (“Glencore” or “Parent”).
Cobar is primarily engaged in the operation of the CSA Mine, located near Cobar, New South Wales, Australia.
From the Glencore group’s acquisition of the CSA Mine in 1999 to November 28, 2021, Acelight Pty Limited (“Acelight”) and Isokind Pty Limited (“Isokind” and, together with Acelight and CMPL, the “CMPL Group”) owned the CSA Mine in a 40/60 split, respectively, through an unincorporated joint venture.
On November 29, 2021, each of Isokind and Acelight entered into an asset sale and purchase agreement with CMPL under which all assets, tenements and residual interests held by Acelight and Isokind for the operation of the CSA Mine were transferred to CMPL. The consideration was settled by related party loans. As this was a transaction between entities under common control, the book value basis of accounting, utilizing the book values of Glencore, was used to record the assets and liabilities contributed to Cobar. Further, the financial statements report the results of the CSA Mine operations as though the transfer of net assets occurred at the beginning of the period and the comparative financial information has been adjusted accordingly as well.
While Acelight, Isokind, and Cobar each has a different immediate parent, all of them are 100% owned by their ultimate parent entity, Glencore for all periods presented in the financial statements.
This discussion and analysis have been prepared as if CMPL had owned the CSA Mine for the entire reported period. For more information, see Note 1 to CMPL’s audited financial statements included elsewhere in this proxy statement/prospectus.
CMPL’s financial statements have been prepared on a stand-alone basis and are derived from Glencore’s consolidated financial statements and accounting records. The financial statements include the historical results of operations, financial position, and cash flows for the periods presented and have been prepared in accordance with the requirements of the International Financial Reporting Standards (IFRS) and other authoritative pronouncements of the International Accounting Standards Board (IASB).

In the normal course given (i) the size of CMPL within the Glencore group and (ii) that CMPL is part of GAH’s consolidated audit process, CMPL was not required to produce standalone audited financial statements on a yearly basis and was not subject to SEC reporting, PCAOB auditing standards or the Sarbanes Oxley Act. Standalone audited financial statements for the years ended December 31, 2022, 2021 and 2020 were produced for the first time solely in connection with the Business Combination and the associated requirements of New MAC to file this registration statement.
In the course of auditing its financial statements for the years ended December 31, 2022, 2021 and 2020, which was undertaken by CMPL solely in connection with the requirements of the Business Combination and filing of this registration statement, CMPL and its independent registered public accounting firm identified material weaknesses as of December 31, 2021, in CMPL’s internal control environment driven by (i) a lack of sufficient accounting and financial reporting personnel with requisite knowledge of and experience in application of SEC rules and regulations and (ii) lack of formal documentation in place to assess its financial reporting risks and controls as required under Section 404(a) of the Sarbanes Oxley Act. These material weaknesses are reflective of the fact that, prior to the Business Combination and the filing of this registration statement, CMPL was not required to produce standalone financial statements under PCAOB auditing standards or otherwise comply with SEC reporting requirements or the provisions of the Sarbanes Oxley Act.
In addition, in the course of auditing its financial statements for the year ended December 31, 2020, solely in connection with the requirements of the Business Combination and filing of this registration statement, CMPL’s independent registered public accounting firm identified a material weakness in CMPL’s internal control environment driven by deficiencies in the adequacy of supporting documentation to support the implementation of controls around property, plant and equipment. This material weakness was remediated as of April 2021 through the implementation of SAP by CMPL.
As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
Prior to the Business Combination, CMPL is a wholly-owned subsidiary of a private Australian company, which is an indirect wholly-owned subsidiary of Glencore plc. Following the Business Combination, New MAC will be responsible for the internal control environment at CMPL and compliance with all the applicable regulatory requirements.
In connection with the Business Combination we understand that New MAC will implement a number of measures to address material weaknesses which are the result of a lack of accounting and financial reporting personnel with requisite knowledge of and experience in the application of SEC rules and regulations, and the lack of formal documentation in place to assess its financial reporting risks and controls as required under Section 404(a) of the Sarbanes-Oxley Act (“SOX”). New MAC intends to do this by (i) hiring accounting and financial personnel with relevant SEC reporting and SOX compliance experience, (ii) establishing an internal audit function with SEC reporting and SOX compliance experience, and (iii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under SEC rules and regulations. We understand that New MAC expects to remedy the identified material weaknesses following the Closing.
However, implementation of these measures, or the failure to adequately implement these or other measures that may be required, may not fully address the material weaknesses identified in CMPL’s internal control over financial reporting and New MAC may not be successful in remediating the material weaknesses. Failure to correct the material weaknesses or failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in CMPL’s or New MAC’s respective financial statements and impair New MAC’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.
Overview
CMPL owns and operates the CSA Mine in western New South Wales, Australia. The CSA Mine is an established, high grade, producing, underground copper mine, with current Ore Reserves supporting approximately six and a half years of operation in 2022, the CSA Mine produced approximately 37.3 kilotons (“kt”) of copper and 445.8 thousand ounces (“koz”) of silver and sold 38.1kt at an all-in sustaining cash cost (“AISC”), after by-product credits of $3.36 per pound (“lb”) of copper. The Unaudited Pro Forma Condensed Combined Statements of Comprehensive Income indicate the adjustment for the costs associated with the new Offtake Agreement under Transaction Adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information. AISC is a non-GAAP financial measure; please see “— Non-GAAP Financial Measures.”
Based upon our operational footprint, we believe the CSA Mine has low political and economic risk compared to other mines located in other parts of the world. Our operating and strategic framework is based on expanding our production and locating and developing new mineral resources in a safe and responsible manner.
Our current business strategy is to focus our financial and human resources in the following areas:
•
Rapidly responding to the threats from the COVID-19 pandemic to protect our workforce, operations and communities while maintaining liquidity;

•
Operating our properties safely, in an environmentally responsible and cost-effective manner;

•
Maintaining and investing in exploration and pre-development projects in the vicinities of the CSA Mine;

•
Improving operations at the CSA Mine, which includes incurring costs for new technologies and equipment;

•
Expanding our Proven and Probable Ore Reserves, Identified Mineral Resources and production capacity at the CSA Mine;

•
Conducting our business with financial stewardship to preserve our financial position in varying metals price and operational environments; and

•
Continuing to seek opportunities to acquire and invest in mining and exploration properties and companies.

We strive to achieve excellent mine safety and health performance. We seek to implement this goal by (i) applying appropriate risk management processes and procedures, (ii) training employees in safe work practices, (iii) establishing, following and improving safety standards, and (iv) investigating accidents, incidents and losses to avoid recurrence and involving employees in the establishment of safety standards. We seek to implement reasonable best practices with respect to mine safety and emergency preparedness.
2022 Highlights
Operational:
•
Produced 37.3kt of payable copper and 445.8 thousand ounces (“koz”) of payable silver.

•
Continued our trend of strong safety performance, our Total Reportable Injury Frequency Rate (“TRIFR”) for 2022 was 8.1 per million work hours, a significant reduction from the 2021 TRIFR of 19.9 per million work hours. While a considerable reduction and below NSW industry average, there remains opportunity for improvements.

•
Completion of Primary Ventilation fans and substantially completed new refrigeration plant. Minor works remaining on upgrades to Shaft 1 and 2 refrigeration infrastructure and cut over of newly installed transformer to be completed in coming months.

•
One Mill replaced and operating at target rates without issue. Second Mill scheduled for replacement in Quarter 2 2023.

Financial:
•
Reported sales of products of $219.7 million.

•
Generated $54.5 million in net cash provided by operating activities.

•
Made cash capital expenditures (excluding lease additions and other non-cash items) of approximately $66.3 million.

•
Spent $6.6 million on infill drilling.

2021 Highlights
Operational:
•
Produced 40.5kt of payable copper and 459.3 thousand ounces (“koz”) of payable silver.

•
Continued our trend of strong safety performance, as our TRIFR for 2021 was 19.9 per million work hours, slightly above the TRIFR for 2020 of 16 per million work hours and indicating room for further improvement.

•
Continued mitigation of the impacts of COVID-19 through refinement of our operational plans and procedures to protect our workforce, operations and communities while maintaining liquidity.

•
Commenced significant project works associated with ventilation and cooling plant upgrades and the replacement of two grinding mills.

Financial:
•
Reported sales of products of $273.4 million.

•
Generated $87.8 million in net cash provided by operating activities.

•
Made cash capital expenditures (excluding lease additions and other non-cash items) of approximately $32.1 million.

•
Generated $55.8 million in free cash flow; please see “— Non-GAAP Financial Measures.”

•
Spent $0.46 million on exploration and $6.5 million on infill drilling.

Significant Factors Affecting our Results of Operations
Metals Prices
Metals prices can be volatile and are influenced by a number of factors beyond our control (except on a limited basis through the use of derivative contracts). The average LME copper prices increased from a low in 2020 to the highest in 2021 after decreasing over the latter half of 2022. The realized prices reflects the impact of the existing offtake agreement between CMPL and Glencore International AG, a related party. LBMA Silver prices followed the same trend as LME copper prices with the realized silver price representing the impact of the offtake agreement. The comparative average prices for the three years are presented below:
		Year ended December 31
		2022	2021	2020
Copper
– LME Final Cash Buyer	$/lb	$4.00	$4.23	$2.80
– Realized Price	$/lb	$2.51	$3.15	$2.04
Silver
– LBMA PM Fix	$/oz	$21.79	$25.17	$20.51
– Realized Price	$/oz	$20.19	$32.28	$21.96
While MAC management believes longer-term global economic and industrial trends could result in continued demand for the metals the CSA Mine produces, prices have been volatile and there can be no assurance that current prices will continue or increase. Volatility in global financial markets and other factors can pose a significant challenge to New MAC’s ability to access credit and equity markets, should we need to do so, and to predict sales prices for the CSA Mine’s products.

Environmental
Another challenge for us is the risk associated with environmental litigation, ongoing reclamation activities and changes to environmental laws and regulations. It is possible that our estimate of these liabilities (and our ability to estimate liabilities in general) may change in the future, affecting our strategic plans and the value of our business. The estimate of our environmental liabilities and liquidity needs, as well as our strategic plans, may be significantly impacted as a result of these matters or new matters that may arise. While we are not currently subject to any material environmental litigation, we strive to ensure that our activities are conducted in material compliance with applicable laws and regulations and attempt to resolve environmental litigation on terms as favorable to us as possible.
Non-GAAP Financial Measures
This proxy statement/prospectus presents the non-GAAP financial measures (i) Cash Cost, After By- product Credits, (ii) AISC, After By-product Credits, and (iii) free cash flow for the Company for the years ended December 31, 2022, 2021 and 2020 for the convenience of the investors. A non-GAAP financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that excludes or includes amounts that would not be adjusted in the most comparable GAAP measure.
We use these non-GAAP financial measures for decision-making purposes and to assess our financial and operating performance and our liquidity position, to generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of our non-GAAP measures provides useful supplemental information to investors and financial analysts and other interested parties in their review of our operating performance. Additionally, we believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period-to-period comparisons of results of operations. The non- GAAP financial measures described in this proxy statement/prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of these non-GAAP financial measures may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies.
Cash Cost, After By-product Credits, per pound and AISC, After By-product Credits, per pound are measures developed by metals companies in an effort to provide a uniform standard for comparison purposes. Cash Cost, After By-product Credits, per pound is an important operating statistic that we utilize to measure the mine’s operating performance. We use AISC, After By-product Credits, per pound as a measure of our mine’s net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per pound non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain copper production. Cash Cost, After By-product Credits, per pound and AISC, After By-product Credits, per pound also allow us to benchmark the performance of the CSA Mine versus those of our competitors. The calculation of AISC, After By-product Credits, per pound includes corporate costs for general and administrative expense and sustaining exploration and capital costs. Our primary economic product is copper, with minor silver revenues and, accordingly, we treat silver as by-product revenue when calculating ASIC.
In addition to the uses described above, Cash Cost, After By-product Credits, per pound and AISC, After By-product Credits, per pound provide management and investors an indication of operating cash flow, after consideration of the average price received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.
The table below presents reconciliations between the most directly comparable measure for Cash Cost, After By-product Credits and AISC, After By-product Credits for the periods shown.

		Year ended December 31
		2022	2021	2020
Cost of goods sold		$189,496	$190,150	$181,093
Depreciation and amortization		(51,529)	(52,321)	(55,433)
Cash Cost of goods sold		137,967	137,829	125,660
Treatment and Refining Costs		68,112	82,939	59,484
Distribution and selling expenses		17,246	15,195	12,846
Cash Cost, Before By-product Credits		$223,325	$235,963	$197,990
Sustaining capital		66,273	32,068	55,763
General and administrative		1,230	1,473	3,909
AISC, Before By-product Credits		$290,828	$269,504	$257,662
Less By-product Credits
Silver		(8,553)	(12,707)	(10,175)
AISC, After By-product Credits		$282,275	$256,797	$247,487
Cash Cost, After By-Product Credits		$214,772	$223,256	$187,815
Denominator
Payable Copper Tonnes Sold	kt	38.13	37.57	42.71
Cash Cost, Before By-product Credits	$/lb	$2.66	$2.85	$2.10
AISC, Before By-product Credits	$/lb	$3.46	$3.25	$2.74
Cash Cost, After By-product Credits	$/lb	$2.55	$2.70	$1.99
AISC, After By-product Credits	$/lb	$3.36	$3.10	$2.63
Free cash flow is defined as net cash provided by operating activities less additions to property, plant, equipment and mineral interests. This measure, which is used internally to evaluate CMPL’s underlying cash generation performance and the ability to repay creditors and return cash to shareholders, provides investors with the ability to evaluate CMPL’s underlying performance.
The following table provides a reconciliation of free cash flow from continuing operations for the periods shown:
	Year ended December 31
	2022	2021	2020
Net cash generated by operating activities	$54,547	$87,819	$43,971
Less Purchase of property, plant and equipment and intangibles	(66,273)	(32,068)	(55,763)
Free cash flow	$(11,726)	$55,751	$(11,792)
Critical Accounting Policies and Estimates
The Critical Accounting Policies and Estimates are consistent with the disclosure presented in the CMPL Financial Statements for the years Ended December 31, 2022, 2021 and 2020.
Recent Accounting Pronouncements
For information about recent accounting pronouncements that will apply to us in the near future, see Note 2 to our historical audited annual financial statements as of and for the years ended December 31, 2022, 2021 and 2020, included elsewhere in this proxy statement/prospectus.

Results of Operations
Year Ended December 31, 2022, compared to the Year Ended December 31, 2021
The following table sets forth our income statement data for the periods presented:
	Year ended December 31
	2022	2021	Variance	%
Revenues	$219,705	$273,380	$(53,675)	-20%
Cost of goods sold	(189,496)	(190,150)	654	0%
Gross Profit	$30,209	$83,230	$(53,021)	-64%
Operating expenses
Distribution and selling expenses	(17,246)	(15,195)	(2,051)	-13%
Administrative expenses	(1,230)	(1,473)	243	16%
Operating income	$11,733	$66,562	$(54,829)	-82%
Net foreign exchange gains/(losses)	(453)	401	(854)	-213%
Finance income	6	3	3	100%
Finance costs	(930)	(530)	(400)	-75%
Profit before income taxes	$10,356	$66,436	$(56,080)	-84%
Income tax (expense)/benefit	(15,715)	100,059	(115,774)	-116%
(Loss)/Profit for the year	$(5,359)	$166,495	$(171,854)	-103%
Year Ended December 31, 2021, compared to the Year Ended December 31, 2020
	Year ended December 31
	2021	2020	Variance	%
Revenues	$273,380	$202,183	$71,197	35%
Cost of goods sold	(190,150)	(181,093)	(9,057)	-5%
Gross Profit	$83,230	$21,090	$62,140	295%
Operating expenses
Distribution and selling expenses	(15,195)	(12,846)	(2,349)	-18%
Administrative expenses	(1,473)	(3,909)	2,436	62%
Operating income	$66,562	$4,335	$62,227	1435%
Net foreign exchange gains/(losses)	401	(1,647)	2,048	124%
Finance income	3	9	(6)	-67%
Finance costs	(530)	(793)	263	33%
Profit before income taxes	$66,436	$1,904	$64,532	3389%
Income tax (expense)/benefit	100,059	(31,041)	131,100	422%
(Loss)/Profit for the year	$166,495	$(29,137)	$195,632	671%
Revenues
Revenues for the year ended December 31, 2022, were $219.7 million, a decrease of $53.7 million, or 20%, as compared to $273.4 million for the year ended December 31, 2021. The following table shows sales of products by metal for the years ended December 31, 2022, and 2021, and the approximate variances attributed to differences in metals prices and sales volumes:

	Year ended December 31
	2022	2021	%	Price	Volume
Copper	$211,152	$260,673	-19%	-20%	1%
Silver	8,553	$12,707	-33%	-37%	8%
Total	$219,705	$273,380	-20%
Revenues for the year ended December 31, 2021, were $273.4 million, an increase of $71.2 million, or 35%, as compared to $202.2 million for the year ended December 31, 2020. The following table shows sales of products by metal for the years ended December 31, 2021, and 2020, and the approximate variances attributed to differences in metals prices and sales volumes:
	Year ended December 31
	2021	2020	%	Price	Volume
Copper	$260,673	$192,008	36%	54%	-12%
Silver	12,707	$10,175	25%	47%	-15%
Total	$273,380	$202,183	35%
Average realized prices typically differ from average market prices primarily because concentrate sales are generally provisionally recorded as revenues at the time of shipment at prevailing spot prices on the date title transfers. Due to the time elapsed between shipment of concentrates and final settlement with the customers, we must estimate the prices at which sales of our metals will be settled. In addition, under the new Offtake Agreement that will be entered into in connection with the closing of the Business Combination, GIAG’s selection of a quotational period may affect the final price. Previously recorded sales are adjusted to estimated settlement metals prices each period through final settlement. For 2022, we recorded net positive price adjustments to provisional settlements of $0.6 million. For 2021, we recorded net positive price adjustments to provisional settlements of $7.0 million. For 2020, we recorded net negative price adjustments to provisional settlements of $1.8 million. The price adjustments relate to copper and silver contained in our concentrate shipments. Realized prices are calculated by dividing gross revenues for each metal by the payable quantities of each metal included in concentrate shipped during the period.
Total metals production and sales volumes for each period are shown in the following table:
		Year ended December 31
		2022	2021	2020
Copper
Tonnes produced	kt	37.28	40.53	46.22
Payable Tonnes sold	kt	38.13	37.57	42.71
Silver
Ounces produced	koz	445.81	459.28	515.98
Payable Ounces sold	koz	423.72	393.67	463.35
The difference between what we report as “tonnes/ounces produced” and “payable tonnes/ounces sold” is attributable to the difference between the quantities of metals contained in our products versus the portion of those metals actually paid for by GIAG. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades which impact the volume of metals contained in concentrates produced and sold.
Operations at the CSA Mine are mine constrained, with the processing plant having a capacity well above the recent mine production levels. As such, the limiting factor on copper production is the ability of the mine to deliver more or less ore from the underground workings.
Ore production from the mine was negatively impacted in 2022 relative to 2021 by the following factors:

•
COVID-19-related absenteeism experienced in 2021 continued to lessor extend in 2022, however well above typical levels of unplanned absences

•
The ability to mine ore in an underground mine is highly dependent on the mine development ahead of the working areas (“Developed State”). During 2022, the Developed State of the CSA Mine was negatively impacted by a lower than planned development advance rate, with 4,746 meters of development compared to a budget of 5,289 meters. While still below budget development improved by 12% from 2021. Changes in mine sequences in 2022 mitigate the impact of this shortfall.

•
Production drilling is required to prepare ore mining areas for blasting and underperformance in production drilling will thus have a direct impact on ore mined. Production drilling of 90,450 metres in 2022 was 28% lower than budget and 5% lower than 2021 as a result of lower than expected mine development, which resulted in insufficient locations for production drilling equipment to operate.

•
Staff attrition remained at high levels experienced in 2021 at 31.6%. This is attributable to a combination of a significant pick up in mining activity regionally (and thus alternative employment opportunities), the extended mine sale process and changes in work force make up. A high turnover rate requires training of new employees and a loss of continuity and historical knowledge that, together with a relatively high workforce vacancy rate, typically is negative for production rates.

•
During 2022, major capital projects continued. These projects redirected resources away from short term production in order to support long term production. These include the major ventilation and cooling projects and associated electrical substation upgrade, as well as the replacement of two grinding mills scheduled for 2022 and 2023. Relatively few major capital projects were underway in 2020 and the focus was able to be directed entirely towards the short-term production goals.

Ore production from the mine was negatively impacted in 2021 relative to 2020 by the following factors:
•
COVID-19-related absenteeism in 2020, although western NSW was operating in a COVID-19 “bubble” and was relatively unaffected by COVID-19 impacts apart from some Fly in Fly Out staff and delivery of some goods.

•
With the reopening of NSW in 2021, COVID-19 direct and indirect impacts were significantly higher in 2021 than in 2020. This manifested itself in a lack of staff for the mine, and increased disruptions to supply of critical goods and services.

•
The ability to mine ore from an underground mine is highly dependent on the amount of mine development ahead of the working areas (“Developed State”). During 2021, the Developed State of the CSA Mine was negatively impacted by a lower than planned development advance rate, with 4,242 metres of development competed compared to a budget of 5,805 meters (a 27% shortfall) and to a 2020 actual of 5,548 metres (a 24% reduction). Some of this reduction was due to underperformance, while other amounts were related to lower requirements as a result of a change in ventilation design.

•
Production drilling is required to prepare ore mining areas for blasting and shortfalls in production drilling will thus have a direct impact on ore mined. Production drilling of 95,000 metres in 2021 was 38% lower than budget and 14% lower than 2020 as a result of lower than expected mine development, which resulted in insufficient locations for production drilling equipment to operate.

•
Staff attrition increased markedly over 2021 from around 20% annualized in January 2021 to approximately 30% annualized by December 2021. This is attributable to a combination of a significant pick up in mining activity regionally (and thus alternative employment opportunities), the mine sale process and changes in work force make up. A high turnover rate requires training of new employees and a loss of continuity and historical knowledge that, together with a relatively high workforce vacancy rate, typically is negative for production rates.

•
During 2021, a series of significant capital projects were commenced that redirected resources away from short term production in order to boost long term production. These include the major ventilation and cooling projects and associated electrical substation upgrade, as well as the replacement of two grinding mills scheduled for 2022 and 2023. Relatively few major capital projects were underway in 2020 and the focus was able to be directed entirely towards the short-term production goals
Cost of Goods Sold
Cost of goods sold for the year ended December 31, 2022, was $189.5 million, a decrease of $0.7 million, which is mostly in line with the $190.2 million for the year ended December 31, 2021. However, costs in Australian dollars increased and was largely offset by a weakening Australian dollar of approximately 7.6% (69c average in 2022 compared to 75c average in 2021). A significant majority of our costs are incurred in Australian dollars.
Cost of goods sold for the year ended December 31, 2021, was $190.2 million, an increase of $9.1 million, or 5%, compared to $181.1 million for the year ended December 31, 2020. Costs in Australian dollars decreased but was more than offset by the strengthening Australian dollar of approximately 9% (75c average in 2021 compared to 69c average in 2020). Local costs when expressed in US$ have increased as a result of that currency movement.
Gross Profit
Gross profit for the year ended December 31, 2022, was $30.2 million, a decrease of $53.0 million, or 64%, compared to $83.2 million for the year ended December 31, 2021. The decrease was predominantly driven by depressed copper prices, which decreased by approximately 20% over the period. Copper prices decreased over the period as a result of suppressed demand for copper due to China’s ZERO-COVID policy while the world economy experienced rapid and high inflation.
The decrease in price was marginally offset by a 1% increase in copper sales volume.
Gross profit for the year ended December 31, 2021, was $83.2 million, an increase of $62.1 million, or 295%, compared to $21.1 million for the year ended December 31, 2020. The increase was predominantly driven by increased copper prices, which increased by approximately 54% over the period. Copper prices increased over the period as a result of increased demand for copper and tighter supply conditions that were partially a result of COVID-19 restrictions on production sites.
This was partially offset by a 12% reduction in copper production, which was as a result of a 13% reduction in ore tonnes milled year on year at broadly the same copper grade.
Operating Expenses
Operating expenses for the year ended December 31, 2022, were $18.5 million compared to $16.7 million in 2021, an increase of $1.8 million. This increase was primarily driven by:
•
increased distribution and selling expenses of $17.2 million in 2022 compared to $15.2 million in 2021, despite lower concentrate volumes sold of 147,668 dry metric tonnes in 2022 compared to 153,791 dry metric tonnes in 2021. The increased distribution expenses relate to an increased freight rate as logistics pipelines struggled to ramp up with pre-COVID levels of demand; and

•
reduced administration expenses of $1.2 million in 2022 compared to $1.5 million in 2021, as a result of reduced corporate overhead charges during 2022.

Operating expenses for the year ended December 31, 2021, were $16.7 million in 2021, a marginal decrease of $0.1 million, as compared to $16.8 million for the year ended December 31, 2020. This decrease was primarily driven by:
•
increased distribution and selling expenses of $15.2 million in 2021 compared to $12.8 million in 2020, as a result of as a result of decreased Copper concentrate sold (39.6kt vs 44.1kt). The reduction was partially offset by the increased freight rate as well as state royalties due to higher commodity prices; and

•
reduced administration expenses of $1.5 million in 2021 compared to $3.9 million in 2020, as a result of reduced corporate overhead charges during 2021.

Income Taxes
Income tax expense for the year ended December 31, 2022, was $15.7 million, a 116% increase from the income tax benefit of $100.1 million in 2021. The change was primarily driven by an additional provision of $12.4 million relating to the uncertain tax position around a transfer pricing dispute with the Australian Taxation Office, which was reversed in 2021.
Income tax benefit for the year ended December 31, 2021, was $100.1 million, an increase of $131.1 million, or 422%, as compared to an expense of $31.0 million for the year ended December 31, 2020. The change was primarily driven by the reversal of prior year provisions relating to a transfer pricing dispute with the Australian Taxation Office which was resolved in our favor.
Liquidity and Capital Resources
As of December 31, 2022, December 31, 2021, and December 31, 2020, we had $1.316 million, $0.079 million and $0.11 million, respectively, in cash and cash equivalents. The relatively low cash balance is as a result of CMPL being a wholly owned subsidiary of GAH which has a group cash sweep policy in place and cash managed by Glencore plc’s local treasury function. While part of the Glencore group, CMPL has a facility agreement in place with GAH, which provides liquidity to CMPL on an as needed basis. Proceeds from concentrate sales are swept to GAH and cash calls are funded by GAH in the relevant currency as required. See “— Indebtedness.” We believe that our current available cash and cash equivalents and the cash flows from our operating activities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months.
Following the closing of the Business Combination, New MAC expects to fund its operations through a combination of currently available cash and cash equivalents, cash flows from operating activities and the Debt Facilities. Please see “Certain Agreements Related to the Business Combination” for more information.
Cash Flows
The following table shows the generation and use of cash for the periods indicated:
	Year ended December 31
	2022	2021	2020
Net cash generated by operating activities	$54,547	$87,819	$43,971
Net cash used in investing activities	(66,273)	(32,068)	(55,763)
Net cash generated by/(used in) financing activities	13,000	(55,939)	11,592
Increase/(decrease) in cash and cash equivalents	$1,274	$(188)	$(200)
Operating Activities
Net cash generated by operating activities for the year ended December 31, 2022, was $54.5 million, a decrease of $33.3 million, or 38%, as compared to $87.8 million for the year ended December 31, 2021. This decrease was primarily driven by depressed commodity pricing during the year, partially offset by a decrease in working capital.
Net cash generated by operating activities for the year ended December 31, 2021, was $87.8 million, an increase of $43.9 million, or 100%, as compared to $44.0 million for the year ended December 31, 2020. This increase was primarily driven by improved commodity pricing during the year, partially offset by an increase in working capital.
Investing Activities
Net cash used in investing activities for the year ended December 31, 2022, was $66.3 million, an increase of $34.2 million, or 107%, as compared to $32.1 million for the year ended December 31, 2021. This increase was primarily driven by a number of major capital projects in 2022 — most notably the ventilation upgrade project and the replacement of the shell of one of the three mills.

Net cash used in investing activities for the year ended December 31, 2021, was $32.1 million, a decrease of $23.7 million, or 42%, as compared to $55.8 million for the year ended December 31, 2020. This decrease was primarily driven by lower capital.
Financing Activities
Net cash generated by financing activities for the year ended December 31, 2022, was $13.0 million, an increase of $68.9 million, or 123%, as compared to net cash used in financing activities of $55.9 million for the year ended December 31, 2021. This increase was primarily driven by transfers being made from the Glencore group to manage working capital.
Net cash used in financing activities for the year ended December 31, 2021, was $55.9 million, a decrease of $67.5 million, or 583%, as compared to net cash generated by financing activities of $11.6 million for the year ended December 31, 2020. This decrease was primarily driven by transfers being made to the Glencore group.
Indebtedness
CMPL did not have any third-party debt as of December 31, 2022, December 31, 2021, or December 31, 2020. As of December 31, 2022, CMPL management has determined that it has access to adequate resources to continue to pay debts as and when they are due and payable for the succeeding 12 months. As part of the Glencore group, CMPL currently has access to (and will have access to prior to Closing) liquidity through intercompany facilities with Glencore’s Australian treasury function. Proceeds from the sale of copper concentrate are swept to GAH and GAH funds cash calls to CMPL as and when required. CMPL leases several assets including buildings and plant and equipment. As of December 31, 2022, the present value of these leases was $0.9 million.
Contractual Obligations, Contingent Liabilities and Commitments
The table below presents our fixed, non-cancellable contractual obligations and commitments primarily related to outstanding purchase orders and certain capital expenditures and lease arrangements as of December 31, 2022:
	Payment due by Period
	Total	<1 year	1 – 3 years	3 – 5 years	>5 years
	In thousands of US dollars
Ventilation upgrade	$3,053	$3,053	$—	$—	$—
Heavy truck refurbishment	6,155	6,155	—	—	—
Mill shell replacement	2,128	2,128	—	—	—
Other	4,455	4,297	158	—	—
Total	$15,791	$15,633	$158	$—	$—
Capital Expenditures
For the year ended December 31, 2022, cash capital expenditures amounted to $66.3 million with $77.8 million incurred, with the three largest costs consisting of ventilation and cooling upgrade, geological drilling and capitalized development activities.
As of December 31, 2022, we had prospective capital commitments of approximately $15.8 million, consisting primarily of ventilation and cooling upgrade, heavy truck refurbishment, and Mill 2 Shell replacement.
For the year ended December 31, 2021, capital expenditures amounted to $32.1 million, with the three largest costs consisting of ventilation and cooling upgrade, geological drilling and capitalized development activities.

For the year ended December 31, 2020, capital expenditures amounted to $55.8 million, with the three largest costs consisting of ventilation and cooling upgrade, geological drilling and capitalized development activities.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of December 31, 2022, December 31, 2021, or December 31, 2020.
JOBS Act
Each of MAC and CMPL is, and consequently, following the Business Combination, New MAC will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, New MAC will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, and may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. If some investors find New MAC’s securities less attractive as a result, there may be a less active trading market for New MAC’s securities and the prices of New MAC’s securities may be more volatile.
These exemptions will apply for a period of five years following the completion of MAC’s IPO, or until New MAC is no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosure About Market Risk
We are exposed to market risks in the ordinary course of our business, including liquidity risk, and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below.
Foreign Currency Risk
While the majority of our costs are denominated in Australian dollars, we receive revenue primarily in the form of U.S. dollars. A rising Australian dollar will make our costs relatively more expensive in U.S. dollars, which may reduce operating margins and negatively impact cash flows.
A hypothetical 10% change in foreign currency exchange rates on our monetary assets and liabilities would not be material to our financial condition or results of operations. To date, foreign currency transaction gains and losses and exchange rate fluctuations have not been material to our financial statements. While we have not engaged in the hedging of our foreign currency transactions to date, and do not enter into any hedging contracts for trading or speculative purposes, we may in the future hedge selected significant transactions denominated in currencies other than the Australian dollar.
Liquidity Risk
Liquidity risk is the risk that we may not have sufficient cash or other assets to meet our obligations under our financial liabilities on their respective maturity dates. As part of the Glencore group, CMPL has access to liquidity through intercompany facilities with Glencore’s Australian treasury function. Proceeds from the sale of copper concentrate are swept to GAH and GAH funds cash calls to CMPL as and when required. For a presentation of the contractual maturities of our financial obligations, see “— Contractual Obligations, Contingent Liabilities and Commitments.”

COMPARATIVE SHARE INFORMATION
The following table sets forth per share data of CMPL and MAC on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2021 after giving effect to the Business Combination.
•
Assuming No Redemption Scenario:   This presentation assumes that no MAC public shareholders elect to have their MAC Class A Ordinary Shares redeemed for cash in connection with the Business Combination as permitted by MAC’s amended and restated memorandum and articles of association.

•
Assuming 50% Redemption Scenario:   This scenario assumes that half of the MAC public shareholders holding MAC Class A Ordinary Shares exercise their redemption rights. The 50% redemption scenario represents 13,257,390 outstanding public shares that are redeemed in connection with the Business Combination at $10.14 per share, for a total of approximately $134.5 million redeemed. This is the maximum amount that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

	Assuming No Redemptions		Assuming 50% Redemptions
Shareholders	Ownership in Shares	%	Ownership in Shares	%
MAC public shareholders	26,514,780	45%	13,257,390	28%
Shares held by Sponsor	6,628,695	11%	6,628,695	14%
PIPE Investors(1)	12,570,000	21%	12,570,000	26%
Redemptions Backstop Facility(2)	—	—	2,500,00	5%
Current CMPL shareholders(3)	10,000,000	17%	10,000,000	21%
Other Equity(4)	3,175,000	6%	3.175,000	6%
	58,888,475	100%	48,131,085	100%
Illustrative Per Share Value of MAC Class A Ordinary Shares outstanding at Closing		$10.00		$10.00
Stockholders’ Equity (in millions)		$515,022		$405,568
Weighted Average Number of Shares		58,893,475		48,136,085
Pro Forma Book Value per Share Owned by Non-Redeeming Stockholders at Closing		$8.74		$8.43

(1)
Assumes the full amount of US$126 million of PIPE Financing is raised.

(2)
MAC and Osisko have entered into a non-binding term sheet for a Redemptions Backstop Facility pursuant to which Osisko will provide up to US$100,000,000 drawable at MAC’s discretion if there is shortfall of the funds required for the Business Combination as a result of redemptions. It is anticipated that formal Redemptions Backstop Facility documentation will provide up to US$75,000,000 copper stream and up to US$25,000,000 equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of the discretionary copper stream that MAC elects to draw on prior to Closing).

(3)
CMPL shareholders will hold 10,000,000 New MAC Ordinary Shares.

(4)
Consists of the equity subscription by Sprott and Osisko as part of the Mezz Facility and the Silver Stream as well as 175,000 of subscriptions by MC Management.

CERTAIN MAC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Founder Shares
In March 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 7,187,500 Class B Ordinary Shares, par value $0.0001 per share, of which 937,500 shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised.
On September 3, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,514,780 Units. On September 16, 2021, the remaining time on the over-allotment option expired unused. Consequently, 558,805 Class B Ordinary Shares were forfeited for no consideration.
MAC’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any MAC Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (i) one year after the completion of an initial business combination and (ii) subsequent to an initial business combination, (A) if the closing price of the MAC Class A Ordinary Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (B) the date on which the MAC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements as our initial shareholders with respect to any Founder Shares.
Private Placement Warrants
Simultaneously with the consummation of MAC’s IPO, MAC completed a private placement of warrants to its Sponsor, generating gross proceeds of $8.3 million. Each warrant is exercisable for one MAC Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the proceeds from MAC’s IPO held in the Trust Account. If MAC’s initial business combination is not completed by August 2, 2023, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund, in part, the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its private placement warrants until 30 days after the completion of MAC’s initial business combination.
Promissory Note — Related Party
In connection with MAC’s IPO, the Sponsor agreed to loan MAC an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due on the earlier of December 31, 2021, or the closing of the IPO. During the period from March 11, 2021 (inception) through the closing of the IPO, MAC borrowed $167,251 under the promissory note. MAC fully repaid the amount at the closing of the IPO on August 2, 2021.
Advances from Related Parties
During the year ended December 31, 2021, MAC received advances from related parties of $150,000 and were fully repaid at the close of the IPO. As at December 31, 2021 and 2022 there were no advances from related parties.
To finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of MAC’s officers and directors may, but are not obligated to, loan MAC such funds as may be required (the “Working Capital Loans”). If MAC completes the Business Combination, MAC will repay the Working Capital Loans. If the Business Combination does not close, MAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post-Business Combination entity at a price of $1.50 per warrant, at the option of the lender. Such warrants would be identical to the private placement warrants referred to above.
On April 13, 2022, we issued an unsecured promissory note (the “2022 Sponsor Convertible Note”) to the Sponsor pursuant to which we could borrow up to $1,200,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The 2022 Sponsor Convertible Note is non-interest bearing and payable on the earlier of (i) August 2, 2023, or (ii) the date on which MAC consummates the initial Business Combination. If MAC does not consummate the Business Combination, MAC may use a portion of any funds held outside the Trust Account to repay the 2022 Sponsor Convertible Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,200,000 of the 2022 Sponsor Convertible Note may be converted into warrants at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants; provided, however, that (i) the warrants will not be subject to forfeiture in connection with the Business Combination and (ii) the warrants will grant the holders the right to purchase one MAC Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants.
On May 6, 2022, we borrowed $1,200,000 under the 2022 Sponsor Convertible Note. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note resulting in the additional issuance of 800,000 private placement warrants to the Sponsor, fully satisfying our obligation under the 2022 Sponsor Convertible Note. As of December 31, 2022, there were no outstanding amounts under the 2022 Sponsor Convertible Note.
On October 25, 2022, MAC issued an unsecured non-convertible promissory note (the “October 2022 Note”) to the Sponsor pursuant to which MAC borrowed $300,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.
On December 21, 2022, MAC issued an unsecured non-convertible promissory note (the “December 2022 Note”) to the Sponsor pursuant to which MAC may borrow up to $1,254,533 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The December 2022 Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of the CSA Mine in the Business Combination.
As of December 31, 2022, there were no Working Capital Loans outstanding.
On January 9, 2023, MAC issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the 2023 Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor. As of January 9, 2023, the Sponsor has fully exercised the option to convert $1,500,000 of Working Capital Loans into Private Placement Warrants.
On March 31, 2023, MAC issued an unsecured non-convertible promissory note (the “March 2023 Note”) to the Sponsor pursuant to which MAC borrowed $339,876.65 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Business Combination. The March 2023 Note bears no interest and all unpaid principal under the March 2023 Note will be due and payable in full on the earlier of (i) August 2, 2023 and (ii) the acquisition of CMPL in the Business Combination.

Related Party Policy
The audit committee of the MAC Board has adopted a charter providing for the review, approval and/or ratification by the audit committee of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the Chair of the committee, participate in some or all of the committee’s discussions of the transaction. Upon completion of its review of the transaction, the committee may determine to permit or to prohibit the transaction.
Subscription Agreements
Michael James McMullen, Chief Executive Officer and a member of the board of directors of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $1,500,000. Marthinus J. Crouse, Chief Financial Officer of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $250,000. Patrice Merrin, a member of the board of directors of MAC, has entered into a Subscription Agreement with an aggregate purchase price of $50,000.
A&R Registration Rights Agreement
Currently, the Sponsor and initial shareholders have the benefit of registration rights with respect to MAC Securities that they hold pursuant to a registration rights agreement dated as of July 28, 2021 (the “Registration Rights Agreement”) entered into in connection with MAC’s IPO.
In connection with the Closing, the Sponsor, New MAC, Glencore and certain other shareholders of New MAC (collectively, the “Investors”) will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), which will amend and restate the Registration Rights Agreement. As a result, those Investors holding at least 15% of the then-outstanding Registrable Securities (as defined therein), will be able to make a written demand for registration under the Securities Act of all or a portion of their Registrable Securities (as defined herein), subject to certain limitations. Any such demand may be in the form of an underwritten offering, it being understood that New MAC will not be required to conduct more than three (3) underwritten offerings.
In particular, the A&R Registration Rights Agreement will provide for the following:
•
Shelf registration rights:   No later than thirty (30) calendar days following the Closing, New MAC will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined therein). New MAC will use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing thereof, but in no event later than sixty (60) calendar days following the filing deadline, provided that such deadline shall be extended to ninety (90) calendar days after the filing deadline if the Resale Shelf Registration Statement is reviewed by, and receives comments from, the SEC.

•
Demand registration rights:   Subject to certain customary exceptions, at any time and from time to time, holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities (as defined therein) may make a written demand for registration of all or part of their Registrable Securities (as defined therein). New MAC shall, within ten (10) days of receipt of such demand notify all other Investors in writing of such demand. Upon receipt of such demand, MAC will be required to file a registration statement of all or any portion of the Investors’ Registrable Securities (as defined therein), including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering. MAC is not obligated to effect more than three (3) demand registrations, provided that a registration will not be counted for such purposes unless a Form F-1, or any similar long form registration, or Form F-3 has become effective.

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“Piggy-back” registration rights:   Pursuant to the Securities Act and subject to certain customary exceptions, at any time after the Closing, if New MAC proposes to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for New MAC’s own account or for the account of the shareholders of New MAC, then New MAC will (i) notify the Investors of such offering as soon as possible but not less than ten (10) days before the anticipated filing of such registration statement, and (ii) offer the Investors the opportunity to register the sale of such number of Registrable Securities (as defined therein) that such Investors may request in writing within five (5) days following receipt of notice from New MAC.

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Expenses and indemnification:   All fees, costs and expenses of underwritten registrations will be borne by New MAC and underwriting discounts and selling commissions attributable to the Registrable Securities (as defined therein) being sold by the holders thereof will be borne by such holders. The A&R Registration Rights Agreement will contain customary cross-indemnification provisions, under which New MAC is obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to New MAC, and holders of Registrable Securities are obligated to indemnify New MAC for material misstatements or omissions attributable to them.

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Registrable securities:   Securities of New MAC will cease to be Registrable Securities (as defined therein) when (i) a registration statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement, (ii) such securities have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer have been delivered by New MAC, and subsequent public distribution of them does not require registration under the Securities Act, (iii) such securities have ceased to be outstanding, or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

The form of the A&R Registration Rights Agreement is attached to this proxy statement/prospectus as Annex D.
Director Independence
The rules of the NYSE require that a majority of the MAC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which, in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Upon completion of the Business Combination, we expect to have “independent directors” as defined in the NYSE’s listing standards and applicable SEC rules. The MAC Board has determined that Patrice E. Merrin, Rasmus Kristoffer Gerdeman, Neville Joseph Power, and Charles D. McConnell are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

CERTAIN CMPL RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Royalty Deed
Concurrently with the Closing, a royalty deed between New MAC, Glencore and CMPL will become effective (the “Royalty Deed”), pursuant to which CMPL will be required, on a quarterly basis, to pay to Glencore a royalty equal to 1.5% of Net Smelter Returns (as defined in the Royalty Deed). Glencore has the right to transfer its interest in the Royalty Deed (subject to limited restrictions, and subject to a right of last refusal granted to CMPL) and to take security (as a subordinated creditor) to secure CMPL’s obligations under the Royalty Deed. The Royalty Deed will be governed by the laws of New South Wales, Australia. A copy of the Royalty Deed is attached to this proxy statement/prospectus as Annex F, and a detailed summary of the Royalty Deed is set out below.
Royalty Terms
Royalty:   CMPL must pay a royalty equal to 1.5% of Net Smelter Returns. “Net Smelter Return” is equal to gross revenue (minus allowable deductions) from the sale of all marketable and metal-bearing copper material, in whatever form or state, that is mined, produced, extracted or otherwise recovered from the Royalty Area. The “Royalty Area” means the CSA Mine and related exploration licenses, being Consolidated Mining Lease No.5, Mining Purpose Leases 1093 and 1094 and Exploration Licenses EL5693, EL5983, EL6223 and EL6907, to the extent of CMPL’s interest therein (in each case as may be renewed, extended, substituted, replaced, and including any mining leases or other tenements issued over the current area of such tenements in the future). To the extent sales of copper material by CMPL are undertaken to related parties or otherwise not on arm’s length terms, gross revenue for the purposes of determining Net Smelter Returns is calculated at a deemed arm’s length rate. As referenced above, certain prescribed deductions related to transportation, mineral processing, product handling, administration, sales and marketing and other reasonable costs associated with any of the foregoing are deducted from gross revenue in calculating Net Smelter Returns.
Term:   The Royalty Deed has an indefinite term, continuing and enduring for the benefit of Glencore unless terminated in accordance with its terms.
Payment Terms:   CMPL must pay the royalty to Glenore in immediately available funds within 35 days after the end of each calendar quarter. Payments are to be made in U.S. dollars, free and clear, without withholding and deduction in respect of taxes other than to the extent required by law.
Anti-Avoidance Restrictions:   CMPL is prohibited from selling unprocessed minerals and ore without the prior written consent of Glencore (such consent not to be unreasonably withheld).
Reporting:   CMPL must prepare quarterly royalty reports and operational reports as well as annual reports, each to be provided to Glencore. Royalty reports set out the quantity and grade of product sold during the quarter, along with the element specifications of such product, the amount of royalty payable, and any other material information. Quarterly operational reports set out information regarding operations undertaken by CMPL during the quarter within the Royalty Area as well as a production forecast for the following 12 months. Annual reports supplement quarterly reports and set out a life-of-mine forward-looking production forecast in connection with operations within the Royalty Area.
Records and Audit
Records:   CMPL is required to ensure it maintains and keeps accurate records in sufficient detail to enable an independent audit of royalty payments to be undertaken from time to time when permitted under the Royalty Deed. CMPL is required to retain such records for a period of no less than seven years.
Inspection:   Glencore is entitled to access and inspect copies of records retained by CMPL and access operational sites upon giving written notice at times and frequencies prescribed within the Royalty Deed.
Audit:   Glencore may request an audit of CMPL’s records to be undertaken by an independent auditor not more than once each calendar year.

Security
CMPL agrees to enter into a general security agreement in relation to its personal property along with a mining tenement mortgage with respect to the tenements comprising the Royalty Area (the “Royalty Tenements”), to the extent of CMPL’s interest therein, to secure performance of its obligations to Glencore under the Royalty Deed. Such security is subordinated to senior lender security taken by MAC’s financiers in connection with the Syndicated Facility Agreement and ranks pari passu with the rights and entitlements of other subordinated secured creditors. CMPL is required to register a caveat against the Royalty Tenements in respect of the mining tenement mortgage, in accordance with section 124 of the Mining Act 1992 (NSW) (the “Mining Act”). Such security rights are subject to the Intercreditor Deed entered into between, among others, MAC, MAC-Sub, CMPL, Osisko, Sprott, Glencore and the Senior Lenders.
CMPL’s Obligations
Operational Obligations:   CMPL agrees to comply promptly and diligently with all provisions of the Mining Act, to do all things necessary to keep the Royalty Tenements in good standing and free from liability to forfeiture or non-renewal and to not do or permit to be done anything that may prejudice the Royalty Area or cause the Royalty Tenements or any part of them, to be forfeited or relinquished (other than to the extent required by law, with the consent of Glencore, or pursuant to certain other customary exceptions). Further, CMPL must (i) conduct operations in a proper and efficient manner in accordance with law and accepted international mining, processing, engineering and environmental practices; (ii) make all mining, planning and production decisions as if it had full economic interest in the product produced (without regard to its obligation to pay the royalty); and (iii) only enter into offtake agreements on arm’s length terms.
Comingling Restrictions:   CMPL may comingle other minerals with minerals and product from the Royalty Area provided (i) that no minerals the subject of the royalty are displaced, (ii) that comingling is done in accordance with customary international mining and metallurgical practice, (iii) that representative samples of minerals are taken prior to the comingling process, and (iv) that necessary records are retained to enable the royalty to be properly calculated from the comingled material.
Termination
The Royalty Deed may only be terminated by written agreement of all parties.
Transfer of Interest
Transfer by CMPL:   CMPL may not transfer or attempt to transfer its rights or obligations under the Royalty Deed or its rights, title or interest to or in the Royalty Tenements or operations concerning those tenements unless it has the prior written consent of Glencore. Glencore’s consent to such a transfer cannot be unreasonably withheld where CMPL can establish that (i) the proposed transferee has sufficient technical and financial capability to carry out the operations, (ii) the transferee is not 50% or more owned by a person subject to international sanctions, (iii) the transferee would be reasonably expected to be able to comply with CMPL’s obligations under the Royalty Deed, and (iv) the proposed transferee’s ultimate holding company also meets each of the foregoing requirements. Any such transfer may only occur where CMPL has paid all outstanding amounts that are due and payable under the Royalty Deed. Upon transfer, the proposed transferee and its ultimate holding company must enter into a deed of covenant regarding the Royalty Deed in favor of Glencore.
Change of Control:   To the extent New MAC remains a public listed company, CMPL is required to provide notice to Glencore as soon as practical in the event a change of control is proposed to occur, but is only prohibited (to the extent within its direct or indirect control or influence) from being subject to a change of control to the extent the proposed incoming ultimate holding company or person is a person subject to international sanctions. Glencore may require that any proposed incoming ultimate holding company guarantees the obligations of CMPL on and from the date of the proposed change of control. In the event New MAC ceases to be a publicly listed company, a more stringent change of control provision applies. CMPL must notify Glencore as soon as practical in the event a change of control is proposed and must not be subject to a change of control without the prior consent of Glencore. Glencore’s consent must not be unreasonably withheld in the event that (i) the proposed transferee is sufficiently financially and technically competent and is not controlled or owned by a person subject to international sanctions, and (ii) the transferee’s ultimate holding company meets each of these requirements also. Any such change of control may only occur where CMPL has paid all outstanding amounts that are due and payable under the Royalty Deed.
Right of Last Refusal:   Glencore must not transfer all or any part of its rights or interests in the Royalty Deed without first providing CMPL a right of last refusal. In the event of a proposal to transfer Glencore’s rights or interests under the Royalty Deed, Glencore must provide notice of the commercial terms and consideration of the proposal to CMPL. Following receipt of such notice, CMPL may agree to buy out the royalty interest on the same terms and for the same consideration by providing written notice to Glencore. In the event CMPL elects not to acquire the royalty interest or fails to respond to the notice from Glencore within the prescribed time period, Glencore may transfer (and CMPL is deemed to agree to the transfer of) the royalty interest to such third party on no more favorable terms than as notified to CMPL. This right of last refusal does not apply to transfers by Glencore to related parties. However, the right of last refusal does apply to a proposed change of control of Glencore. In the event Glencore undergoes a change of control, CMPL is offered the opportunity to buy out the royalty interest at a price equal to the net present value of the royalty calculated at the time of the proposed change of control.
Guarantee
New MAC unconditionally and irrevocably guarantees CMPL’s obligations under the Royalty Deed and indemnifies Glencore from any liability or loss arising from CMPL’s non-compliance with the Royalty Deed or any breach of a warranty or representation therein.
Dispute Resolution
Expert Determination:   Certain disputes under the Royalty Deed regarding accounting, record-keeping, and technical and operational matters may be subject to determination by an independent expert, subject to specified limitations on the scope of expert review contained within the Royalty Deed. Decisions of the independent expert are binding on the parties.
Arbitration:   General disputes not referred to (or not capable of being, or suitable to be, referred to) independent expert review are subject to resolution by arbitration conducted in Sydney, Australia in accordance with the LCIA Arbitration Rules.
Current Offtake Arrangement
CMPL currently sells all of the copper concentrate, including silver, produced from the CSA Mine exclusively to Glencore International AG (“GIAG”) pursuant to an offtake arrangement (the “GIAG OA”). The GIAG OA was entered into on December 12, 2005 and was subsequently amended on various occasions.
Current Arrangement Terms
Term:   The GIAG OA is a life-of-mine offtake agreement subject to GIAG having a unilateral rights to terminate by giving 12 months’ notice.
Delivery Terms:   Delivery terms are CIF Free Out of certain nominated ports, with an option in favor of GIAG to take delivery either FCA or FOB.
Pricing
The price payable by GIAG for the offtake material is calculated in accordance with the payments calculations based on specified proportions of final copper content less treatment charge and refining charge, and, where agreed, a freight/insurance allowance.
Price sharing is permitted up to an agreed tonnage threshold against a nominated benchmark.
Quotational Period:   GIAG has optionality over various Quotational Periods (as defined below), which can be based on the month of shipment/delivery or the month of arrival.

Termination
The GIAG OA will cease to bind the parties upon completion of the Business Combination as the new Offtake Agreement will take effect on and from that time.
Offtake Agreement
Concurrently with the Closing, CMPL and GIAG will enter into a new Offtake Agreement to replace the existing offtake agreement between CMPL and GIAG. The Offtake Agreement is a life-of-mine obligation, pursuant to which CMPL is committed to selling all Material to GIAG, and GIAG is committed to buying all Material. The Offtake Agreement will be governed by the laws of England and Wales. A detailed summary of the Offtake Agreement is set out below.
Supply Terms
Term:   The Offtake Agreement continues and endures for the entire life of the CSA Mine.
Quantity:   CMPL undertakes to sell, and GIAG undertakes to purchase, 100% of all Material (as defined, being all copper concentrate produced or derived from (i) material and minerals extracted from the CSA Mine and related exploration licenses, being Consolidated Mining Lease No.5, Mining Purpose Leases 1093 and 1094 and Exploration Licenses EL5693, EL5983, EL6223 and EL6907, to the extent of CMPL’s interest therein, (ii) the operations conducted at the CSA Mine and related exploration licenses, or (iii) minerals or concentrates which are inputted to and/or processed through the copper concentrator and associated facilities located at the CSA Mine.
CMPL is obligated to provide quarterly and annual production forecast estimates to GIAG. Such estimates are not binding but CMPL must use reasonable endeavors to notify GIAG of any anticipated material variation to the forecast estimates. In the event CMPL fails to deliver the yearly estimated production forecasted, GIAG retains the option to carry over and take the shortfall tonnage during the next contractual year.
Other than the requirement to sell 100% of all Material produced at the CSA Mine, there are no specified volumes or minimum supply provisions included in the Offtake Agreement pertaining to quantity.
Penalties:   The Offtake Agreement contains specific clauses governing the specifications and quality of the Material being supplied. Material specifications relate to payment provisions under the Offtake Agreement and are subject to a deduction and penalties regime relating to the relevant composition of the Material. These penalties take the form of liquidated damages calculated in accordance with breaches of the chemical content thresholds for certain listed elements, chemicals and impurities on the terms commercially agreed within the Offtake Agreement.
CMPL is obligated to notify GIAG if the Material supplied falls outside of the agreed indicative specifications. In such circumstances, the parties will discuss in good faith differences in value (if any) between the contractually specified grade of Material and actual grade of supplied Material.
GIAG has an express right to charge CMPL the costs resulting from (or associated with) (i) the Material chemical composition falling outside the agreed contractual specification range where such deviation has a material impact on GIAG’s receiving smelter’s smelting and refining processes, or (ii) there are deleterious elements found which are not given in the contractual specification and GIAG is faced with a financial claim from its receiving smelter.
GIAG has an express right to reject the Material or apply additional costs if the moisture content of delivered Material exceeds the specification limits.
Delivery Terms:   The Offtake Agreement allows for GIAG to opt for delivery on either CIF or FOB delivery terms, at its discretion. In the event GIAG elects to take delivery on an FOB basis, then the corresponding roll-back cost from CIF to FOB is to be paid to GIAG or deducted from GIAG’s provisional payment to CMPL.

Title and Risk:   Title to Material sold under the Offtake Agreement passes upon receipt of provisional payment. Risk in the Material passes to GIAG in accordance with Incoterms 2020.
Insurance Obligations:   In circumstances where GIAG has opted for delivery on a CIF basis, CMPL remains responsible for the costs of insuring the Material for shipment to the port nominated by GIAG. The Offtake Agreement further provides that delivery on CIF terms is in accordance with Incoterms 2020, unless specified otherwise.
The Offtake Agreement requires CMPL to arrange and pay for insurance for the full CIF value of the product, plus the customary 10% in accordance with Institute Cargo Clause (A) cl. 382 01.01.2009, extended to cover loss caused by inherent vice or nature, including war risks (ICCW cl. 385 01.01.2009) and strikes, riots and civil commotion (ICCS cl.386 01.01.2009).
Pricing
The price payable by GIAG for the Material is calculated in accordance with the payment calculations based on specified proportions of final copper content less certain specified deductions. There are express minimum floor prices for silver and gold content that GIAG is not obligated to pay. Prices are calculated in line with industry indexes for minerals over a quotational period (the “Quotational Period”). The pricing regime is subject to the quality control provisions contained in the Offtake Agreement.
Quotational Period:   The applicable Quotational Period is a mechanism, exercisable by GIAG in connection with shipments of copper, silver and gold, which allows for metal price averaging to be applied. The Quotational Period is at GIAG’s option and is to be declared on each metal (copper, silver, gold) separately, on a shipment-by-shipment basis.
Charges and Deductions:   The above pricing regime is subject to express deductions that include a Material treatment charge in addition to various copper, silver and gold refining charges.
Penalties:   Delivery of Material is subject to specified penalties applicable to the pricing regime for certain mineral content in the Material (including arsenic, fluorine, chlorine, mercury, zinc, lead, cadmium, bismuth and antimony content), each calculated pro-rata in GIAG’s favor.
Payment
All payments for Material are to be made in U.S. dollars to a bank account nominated by CMPL.
Provisional Payment:   The Offtake Agreement provides for provisional payment to be made by GIAG, payable after the bill of lading date, on the provision of relevant shipping documents by CMPL. The estimated product value of Material shipped is based on CMPL’s provisional weight, moisture and assay certificates.
Final Payment:   Final payment for each shipment is made after CMPL provides a final invoice in accordance with the terms of the Offtake Agreement. The final invoice amount is calculated in accordance with the quality provisions contained in the Offtake Agreement and final weight, metal quotations and assay certificates in respect of the Material as measured at the discharge port. In the event the final invoice amount is less than the provisional amount paid by GIAG, the amount of any shortfall is to be remitted by CMPL to GIAG. All such payments are made in U.S. dollars to a bank account nominated by GIAG.
Force Majeure
Under the Offtake Agreement, a force majeure event includes but is not limited to: war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, storm, tempest, earthquake, laws, rules or regulations, applicable sanction laws, including but not limited to prohibitions on export or import and/or prohibitions applying to a nominated carrying vessel/means of transport or any other cause or causes beyond the reasonable control of either party, whether or not similar to the causes just enumerated.
No Default:   Failure to deliver or accept delivery of Material, in whole or in part, due to force majeure does not constitute a default under the Offtake Agreement and does not subject either party to liability for resulting loss or damage. Force majeure does not apply in the context of delay or failure to pay money when due. If a force majeure event occurs, the affected party is obliged to give written notice within three business days to the other party. Where notice is not provided by the affected party within that period, force majeure will not justify non-fulfilment of any obligation under the Offtake Agreement.
Cancellation of Material:   Additionally, the occurrence of a force majeure event that causes a failure to deliver or to accept delivery of Material has the effect of pausing the relevant delivery period for the duration of that failure. If such force majeure interruption continues for more than 90 days, then the party not having declared the force majeure event has a right to cancel the affected quantity of Material with immediate effect. This does not extend to Material:
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that GIAG has booked transportation for;

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the Quotational Period for which has commenced or been completed; or

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that has had pricing established prior to the force majeure event.

There are no express provisions granting a right to terminate the Offtake Agreement in its entirety due to a force majeure event.
Liability
The Offtake Agreement provides for a blanket exclusion of liability for consequential loss, providing that neither party shall be liable for any indirect or consequential damages (including loss of profits) resulting from the performance or non-performance of its obligations under the agreement. GIAG’s liability is also limited in cases where there has been or will be a breach of certain international sanctions representations provided by CMPL. In these circumstances, GIAG may terminate or suspend any part of the Offtake Agreement with immediate effect by notice to CMPL. Furthermore, GIAG has an express right to set off any liability of CMPL to it against any liability of GIAG to CMPL. This applies to any liabilities present or future, liquidated or unliquidated. There are no other express liability limitation provisions contained within the Offtake Agreement.
Assignment
Neither party may assign or transfer any of its rights or obligations under the Offtake Agreement without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The terms of the Offtake Agreement are binding upon any successors and assignees in the event of assignment by consent.
Notwithstanding the above, CMPL retains the right to grant security over its right, title and interest in the Offtake Agreement in favor of a lender (which includes a security trustee or agent acting on behalf of one or more lenders).
Treasury, Funding and Support Services
CMPL is party to an intercompany facility agreement with GAH dated December 31, 2015 (as amended, novated and supplemented from time to time) which provides liquidity and cash management to CMPL on an as needed basis. The facility is callable on demand with two months’ notice and bears no interest or fees. Voluntary prepayments may be made at any time prior to the notified cancellation date and a party may redraw any amount prepaid by that party.
Intercompany Facility Agreement Terms
Term:   CMPL and GAH will terminate the facility in connection with completion of the Business Combination and outstanding balances will be forgiven or otherwise repaid.
CMPL’s Obligations
GAH has a centralised cash management arrangement where, on a periodic basis, excess cash balances or deposits are swept, via loans under the facility agreement, into a pool and are mixed with cash from other affiliated entities. The sweep accounts are legally held by GAH and are used to fund the requirements of affiliated entities, such as CMPL. The sweep account cash balances are not included within the cash balances of the financial statements, as the accounts are legally held by GAH and not CMPL.
Historically, CMPL has been managed and operated with the assistance of personnel employed by GAH. Accordingly, certain shared costs have been recharged to CMPL and reflected as expenses in the financial statements.
GAH provides certain services, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax compliance, internal audit, financial reporting, information technology and other corporate departments.
Fuel Supply Arrangements
Glencore Australia Oil Pty Ltd (“GAOP”) and CMPL are party to a rolling three-month fuel supply arrangement under which all of the CSA Mine’s diesel fuel requirements are supplied by GAOP on arm’s length terms.
Deed of Cross Guarantee
CMPL is a party to a Deed of Cross-Guarantee (the “DOCG”) dated December 4, 2018 along with Glencore Investment Pty Limited (“Glencore Investment”) and certain of its subsidiaries. The effect of the DOCG is that each company in the closed group (including CMPL) guarantees the payment of any debt owed to creditors by Glencore Investment and each other wholly owned subsidiary company on liquidation of the relevant company. This means that creditors can have regard to the consolidated financial position of the group as a whole, rather than the financial statements of each of the subsidiaries. CMPL will be released from the DOCG in connection with completion of the Business Combination.
Contracts & Procurement
CMPL obtains the benefit of certain goods and services (including critical supplies such as electricity, consumables and plant and equipment) through procurement contracts and purchase orders which have been entered into by other members of the Glencore group, or contracts which certain members of the Glencore group have entered into as agent for CMPL (as well as other entities in the Glencore group). This allows the Glencore group to maintain a centralised procurement function across multiple mines and entities in the broader group, and in some instances obtain the benefit of volume discounts. As flagged in the “Risk Factors” section, CMPL may be unable to obtain the benefits of these arrangements following completion of the Business Combination and may need to seek alternative service and products providers or renegotiate new contracts with existing service providers.
Tax Funding and Tax Sharing Agreements
CMPL is part of a tax consolidated group (the “TCG”) under Australian taxation law, of which Glencore Investment, a subsidiary of Glencore plc, is the head company. The TCG operates as a single entity for Australian income tax purposes.
CMPL is a party to tax sharing and tax funding agreements for the TCG but CMPL will be released from the agreements and exit the TCG in connection with Closing.
Indirect Tax Funding and Sharing Deeds
CMPL is also part of a GST group (the “GST Group”) under Australia taxation law, of which Glencore, a subsidiary of Glencore plc, is the representative member. A GST Group is two or more associated business entities that operate as a single business for GST purposes. One member of the GST Group (the “representative member”) completes activity statements and accounts for GST on behalf of the whole group.
CMPL is a party to indirect tax sharing and indirect tax funding deeds in connection with the GST Group but CMPL will be released from and exit the GST Group in connection with Closing.

MANAGEMENT OF NEW MAC FOLLOWING THE BUSINESS COMBINATION
Executive Officers and Directors
The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who will serve as New MAC’s directors and executive officers following the closing of the Business Combination.
Name	Age	Position
Michael (Mick) James McMullen	52	Chief Executive Officer and Director
Marthinus (Jaco) J. Crouse	45	Chief Financial Officer
Dan Vujcic	44	Chief Development Officer
Neville Joseph Power	64	Chair
John Rhett Miles Bennett	41	Director
Rasmus Kristoffer Gerdeman	47	Director
Charles D. McConnell	67	Director
Patrice E. Merrin	74	Director
Our directors and executive officers are as follows:
Michael (Mick) James McMullen (Chief Executive Officer and Director) brings more than 29 years of senior leadership experience in the exploration, financing, development, and operations of mining companies globally. Mr. McMullen most recently served as the CEO and President at Detour Gold Corporation (“Detour”), a 600,000 ounce per annum gold producer in Canada from May 2019 to January 2020. During his tenure, Mr. McMullen took the market capitalization from C$2.1 billion to C$4.9 billion over 7 months (date of deal announcement), which represented an internal rate of return of 208%, leading to the acquisition by Kirkland Lake Gold Ltd. in 2020. Through his strong technical background and commercial acumen, Mr. McMullen established and led a team that reduced all-in-sustaining costs (“AISC”, a mining metric that estimates all direct and recurring costs required to mine a unit of ore) by approximately US$250/oz over that period in a business that had historically been viewed as an underperforming asset. Mr. McMullen also improved safety performance and repaired relations with its First Nations partners, enabling a large increase in operations to be permitted, which was fundamental to the increase in market value of the company.
Prior to Detour, Mr. McMullen served as CEO at Stillwater Mining Company (“Stillwater”) from December 2013 to May 2017, and as Technical Advisor from May 2017 to December 2018, where he was instrumental in increasing Stillwater’s market capitalization from US$1.3 billion to US$2.2 billion against a 10% fall in platinum group metals (“PGM”) prices over the same time. Mr. McMullen also served as a Non-executive Director at Stillwater from May 2013 to December 2013. Stillwater was sold to Sibanye Gold Ltd. (“Sibanye”) in April 2017 in an all-cash deal valued at US$2.7 billion, which represented an internal rate of return of 16% during his 41-month tenure. During his time as CEO at Stillwater, the company reduced AISC by approximately US$300/oz, increased production to approximately 600,000 ounces per annum of PGM’s, developed a new mine, and built its PGM recycling business to be the largest in the world. The Stillwater business had been operating for 27 years prior to Mr. McMullen’s arrival as CEO and was viewed as a difficult operation with poor labor relations and safety track record. Leading up to its eventual sale, the company favorably renegotiated its labor agreements and reduced its safety incidence rate to be best-in-class in US underground mining.
Mr. McMullen’s time before Stillwater involved the identification, acquisition, development, and operation of a variety of mining assets across North and South America, Europe, Australia and Africa. These ranged from gold to base metals and bulk commodities. In addition, he has provided technical and financial advisory services to many of the larger PE funds, activist funds, and banks providing mining finance.
Mr. McMullen has a strong technical background and track record of identifying undervalued opportunities in the mining space, assuming a management position, optimizing the assets, and ultimately realizing shareholder value, ranging from exploration assets (one of two founders at GT Gold Corporation

(“GT Gold”), which sold to Newmont Mining Corporation for C$393 million) to large integrated downstream and upstream businesses like Stillwater.
Mr. McMullen is a qualified geologist and received his B.Sc. from Newcastle University in 1992. From May 2021 to August 2022, Mr. McMullen served as a non-executive director at OceanaGold Corporation, a dual-listed ASX-TSX gold miner with operations in the Philippines, US and New Zealand. Mr. McMullen also served as an Executive Director of Develop Global Limited from February 2021 to June 2021 and then as a non-executive director from July 2021 to February 2023. Mr. McMullen is well qualified to serve on our board because of his experience as a public mining company CEO and his experience in the metals and mining industry.
Marthinus (Jaco) J. Crouse (Chief Financial Officer) is a seasoned mining executive with nearly 20 years of experience in financial management, mine financial planning, business optimization and strategy development. He currently serves as executive director and chief financial officer of Amaroq Minerals Ltd. He held the position of CFO at Detour Gold from June 2019 to January 2020, where he facilitated the successful financial and operational turnaround and sale of the company to Kirkland Lake Gold Ltd. (now Agnico Eagle Mines Ltd) for C$4.9 billion.
Prior to Detour, Mr. Crouse was Chief Financial Officer & Vice President-Finance of Triple Flag Mining Finance Ltd., (“Triple Flag”), a Toronto-based privately owned metal streaming business, from September 2016 to June 2019. At Triple Flag he developed and implemented new financial reporting systems and internal controls, successfully arranged a C$300 million revolving credit facility with major banks and contributed to a team that committed close to US$1 billion in royalty and streaming transactions. From 2015 to 2016, Mr. Crouse was Vice President-Business Planning & Optimization at Barrick Gold Corp. where he was instrumental in resetting the operating cost structure (lowering AISC from US$927/oz in Q1 2015 to US$706/oz in Q1 2016), improving the capital allocation discipline to deliver US$471M of positive free cash flow for the first time in four years by Q4 2015, and reducing debt by US$1.4 billion by Q3 2016, during a period of low gold prices.
Mr. Crouse started his career in mining in 2002 by joining Xstrata plc. (“Xstrata”), the world’s largest ferrochrome producer, and went on to integrate and optimize the nickel business unit in 2007 (following the US$18.8 billion acquisition of Falconbridge Ltd), during which time he worked extensively in North America. He also fulfilled the role of asset manager at Glencore plc (“Glencore”) following its merger with Xstrata in 2013, and was responsible for integrating the previous Xstrata Nickel marketing offices. Mr. Crouse is a Chartered Professional Accountant (Ontario), a Chartered Accountant (South Africa), and a certified Financial Risk Manager (FRM) with a Bachelor of Computations (Honours) from the University of South Africa.
Dan Vujcic (Chief Development Officer) is an Investment Banker & Corporate Advisor with close to two decades of experience in global capital markets, and a non-executive director at SolGold plc since October 25, 2022. In 2016, Mr. Vujcic established an independent advisory presence, Tilt Natural Resources Capital Limited, focusing on a selection of key clients globally, which he oversaw from 2016 to 2021. Over his career, Mr. Vujcic has advised clients in a diverse range of commodities across numerous jurisdictions, including raising capital in both equity and debt markets globally, supporting the growth ambitions of emerging miners, and attaining a significant presence in the industry. Prior, Mr. Vujcic led the effort to expand Jefferies’ footprint globally through its coverage of emerging small/mid-caps and family offices, working at Jefferies from November 2010 to October 2016. Mr. Vujcic was instrumental in leading First Quantum Minerals Ltd.’s (“First Quantum”) CAD$5 billion acquisition of Inmet Mining Corporation.
Mr. Vujcic started his investment banking career at Citi in Sydney in 2003 in the Metals & Mining team and was involved in several high-profile transactions, including Fortescue Metals Group Ltd’s US$2.5 billion US high yield bond, its initial greenfield funding, paving the way for the development of one of the largest global iron ore producers. In 2007, Mr. Vujcic moved to Morgan Stanley in London working closely on transactions with Rio Tinto plc, Anglo American plc, First Quantum, and a number of emerging markets mining clients in the CIS and Asia.
Mr. Vujcic completed a Bachelor of Business with 1st Class Honours at the University of Technology, Sydney in 1999 and completed his Chartered Accountants (ICAA) qualification at Arthur Andersen in 2002.

Neville Joseph Power (Chair) is a highly experienced Executive and Company Director with extensive CEO and Board experience across engineering, construction, mining, energy, agriculture and aviation.
Mr. Power is the Deputy Chair of Strike Energy Ltd, and a director of APM Human Services International Ltd.
In the height of the global pandemic in 2020, Mr. Power was appointed by the Australian Prime Minister to lead the National COVID-19 Coordination Commission (“NCCC”). The NCCC concluded in April 2021. Mr. Power previously served as Chair of The Royal Flying Doctor Service Federation Board from December 2019 to March 2022, the Foundation for the WA Museum from September 2018 – March 2022 and Perth Airport from May 2018 to March 2022.
From 2011 to 2018, Mr. Power was Managing Director and Chief Executive Officer of Fortescue Metals Group Ltd. During his tenure, Fortescue more than quadrupled its production to over 170 million tonnes per annum and positioned itself as the lowest cost supplier of seaborne iron ore to China. During a period of plunging iron ore prices, Mr. Power was able to lead the business from a 55 million tonne miner with an operating cost of US$53/tonne in 2011, to a 170 million tonne vertically integrated producer with a cost of US$12/tonne in 2018. The performance metrics over his term are surpassed only by the positive culture created within its 5,000 strong workforce. Today, with a current market capitalization of A$63 billion, Fortescue is considered a leader in the mining industry for its ability to rapidly grow, relentlessly lower costs, and lead continuous innovation.
Before joining Fortescue, Mr. Power held Chief Executive positions at Thiess and the Smorgon Steel Group adding to his extensive background in the mining, steel and construction industries. Mr. Power’s early career was with Mt Isa Mines Ltd (“MIM”), starting as an apprentice fitter and turner and working his way through various areas of the company’s underground and open-cut mining, minerals processing and smelting operations over his two decades with the company. During his time at MIM, Mr. Power completed his B.Eng (Mech) at the DDIAE (now, University of Southern Queensland) transforming his career. In addition, Mr. Power holds an MBA from University of Queensland.
In 2016, Mr. Power was named Western Australia’s Business Leader of the Year. He also has a long history in agribusiness and aviation, holding both fixed wing and rotary pilot licenses. Mr. Power is a passionate advocate for health and development of regional and Aboriginal communities. He owns and operates a cattle station in Queensland where he was born and raised. Mr. Power is an Honorary Fellow of both Engineers Australia and a Fellow of The Australasian Institute of Mining and Metallurgy, and a member of the Australian Institute of Company Directors. Mr. Power is well qualified to serve as Chair of our board because of his experience in the energy and mining industry.
John Rhett Miles Bennett (Director) has more than 16 years of experience in the exploration, financing, development, and operation of natural resources projects globally. Mr. Bennett is the Founder and Chief Executive Officer of Black Mountain. Black Mountain was established in 2007 and today the organization includes several business units: exploration and production operations, battery metals mining, commercial saltwater disposal, in basin frac sand mining, carbon capture, and energy storage. Mr. Bennett has served as CEO of Black Mountain since its inception.
In 2017, Black Mountain sold its New Mexico assets to Marathon Oil Corporation for $700 million. Black Mountain continues to identify opportunities to extract value from asset exploitation and optimization across the E&P sector, both domestically in Australia and internationally.
Beginning in 2017 with a growing supply constraint in the Permian Basin, Mr. Bennett built the Black Mountain Sand business to satisfy a void in the market for high quality, cost-effective in-basin frac sand. Black Mountain Sand has built six in-basin frac sand facilities across the U.S., producing quality in-basin sand that provides significant cost savings for E&P operators nationally, while becoming the third largest frac sand company in the world.
Black Mountain Metals was established in 2018 to gain exposure to the rapidly emerging electric vehicle revolution, with a focus on natural resources extraction, specifically Class I Nickel Sulphide and Copper. Today, the company, which is based in Perth, Western Australia, has ownership in five nickel mines and related midstream infrastructure in Western Australia.

Mr. Bennett is a member of many industry organizations in the U.S., serving as a board member of the Texas Alliance of Energy Producers, as Chairman of the Executive Committee of the Fort Worth Wildcatters, the Independent Petroleum Association of America (“IPAA”), the Texas Independent Producers & Royalty Owners Association (“TIPRO”), the National Association of Royalty Owners (“NARO”), the American Association of Professional Landmen (“AAPL”), Young Professionals in Energy (“YPE”), and the Fort Worth Petroleum Club.
Mr. Bennett has been the recipient of numerous awards in his career: Oil & Gas Investor — Forty Under 40, the Oil & Gas Awards — Future Industry Leader, EY Entrepreneur of the Year — Energy Services & National Finalist, and D CEO Magazine — Oilfield Services CEO of the Year. Mr. Bennett earned his Bachelor of Science in Business Management from the University of Georgia in 2003 and completed the Energy Executive Management Program at the University of Oklahoma Michael F. Price College of Business in 2012. Mr. Bennett is well qualified to serve on our board because of his experience running an investment firm focused on the metals and mining space.
Rasmus Kristoffer Gerdeman (Director, Audit Chair) is a Managing Director at Ankura Consulting in the Office of the CFO practice since July 2021 and brings more than 20 years of experience in capital markets and corporate advisory with a particular focus on the Natural Resources and Industrial Sectors. Mr. Gerdeman provides corporate finance, corporate strategy, and strategic communications counsel to clients around transformational events impacting a corporation’s enterprise value and reputation. His expertise includes IPOs, strategic investor relations advisory, capital allocation strategies, working capital improvement analyses, mergers and acquisitions, activist defense, restructuring activities, and management transitions. Prior to his role at Ankura, Mr. Gerdeman was a Senior Advisor with FTI Consulting from October 2019 to July 2021. He also served as Chief Strategy and Investor Relations Officer for Livent Corporation, a $2.4 billion market cap NYSE-listed lithium producer from May 2018 to June 2019, during the company’s IPO and separation from FMC Corporation. Before his role at Livent Corporation, Mr. Gerdeman was a Managing Director at FTI Consulting in the Strategic Communications and Corporate Finance segments.
Mr. Gerdeman joined FTI Consulting in 2013, after having spent more than 12 years as a buy-side analyst at leading U.S. investment firms. He was twice awarded Institutional Investor Magazine’s prestigious “Best of the Buy-Side” for his unparalleled understanding of the industries that he covered. Mr. Gerdeman has served as a senior member of the research and investment teams at Neuberger Berman, Northern Trust Global Investors, and Zweig-Dimenna & Associates. He is also a guest lecturer and mentor to Cornell University MBA Cayuga Fund students focusing on basic materials and natural resources. Mr. Gerdeman holds a Bachelor of Science in finance from North Park University in Chicago, and a Master of Business Administration from S.C. Johnson Graduate School of Management at Cornell University and Queen’s School of Business at Queen’s University in Kingston, Ontario. Mr. Gerdeman is well qualified to serve on our board because of his experience as a financial analyst.
The Honorable Charles D. McConnell (Director) is a global executive and technology subject matter expert (“SME”) within energy and power, petrochemicals technology, and the investment-business development marketplace who has led the growth of multimillion-dollar businesses and new business units. Mr. McConnell has expertise in operations, sales, business, marketing, domestic/global management, and managing senior-level technology teams. Mr. McConnell is experienced in both domestic and international markets and was posted in Singapore for business in China, India, Indonesia, Korea, and Malaysia. Mr. McConnell has received worldwide recognition for his development of and advocacy for climate change and carbon policies (e.g., Carbon Capture Utilization and Storage (“CCUS”), 45Q CCUS, and Enhanced Oil Recovery (“EOR”) policy), as well as advanced carbon management in methane conversion and chemicals production.
Mr. McConnell has served as Executive Director of Carbon Management and Energy Sustainability at the University of Houston since November 2018. A 40-year veteran of the energy industry, Mr. McConnell joined the Rice University Energy and Environmental Initiative in August 2013 after serving two years as the Assistant Secretary of Energy at the U.S. Department of Energy (“DOE”) from 2011 to 2013. At DOE, Mr. McConnell was responsible for strategic policy leadership, budgets, project management, and research and development of the department’s coal, oil and gas, and advanced technologies programs, as well as for the operations and management of the U.S. Strategic Petroleum Reserve and the National Energy Technologies

Laboratories. Prior to joining the DOE in 2011, Mr. McConnell served as Vice President of Carbon Management at Battelle Energy Technology in Columbus, Ohio and also spent 31 years with Praxair, Inc. (now Linde).
Mr. McConnell is a global manager who guides multiple business units through change while communicating with diverse stakeholders, external clients, and investors to create sustainable and profitable growth. He captures new opportunities by assessing market trends, building, motivating and educating high-performing teams, and evaluating technology and business portfolio options. Mr. McConnell revitalizes operations and business models for the energy transition marketplace by leveraging strong strategic planning, tactical client execution, and relationship-building collaboration for growth in energy markets challenged by a lower carbon future. Mr. McConnell is also a technology SME within energy and power, petrochemicals technology, and the investment-business development marketplace. He has been selected to testify in front of US Senate and House of Representatives subcommittees on science, climate, technologies and policy. Mr. McConnell has been selected for leadership roles on the Board of the Energy and Environment Foundation North Dakota, the EPA Science Advisory Board, the Texas Carbon Neutral Coalition, Gasification Technologies Council and the Clean Carbon Technology Foundation of Texas. Mr. McConnell also serves as an Advisor to Warwick Carbon Solutions, a CCUS project developer, and DigiKerma, a blockchain carbon storage company. Mr. McConnell holds a bachelor’s degree in chemical engineering from Carnegie-Mellon University (1977) and an MBA in finance from Cleveland State University (1984). Mr. McConnell is well qualified to serve on our board because of his experience in the energy industry.
Patrice E. Merrin (Director) is a company director with broad experience in the resource sector, heavy industry and capital markets. Ms. Merrin is a frequent speaker and respected independent voice on industry and governance matters. Since 2014, she has served as an independent non-executive director of Glencore plc, a global commodity trading and mining company based in Switzerland. She chairs Glencore’s Ethics, Culture and Compliance Committee and serves on the Health, Safety, Environment and Communities, and Investigations Committees. She is also Glencore’s Engagement Director for North America. In May 2022, Ms. Merrin joined the board of Lancium, Inc., an energy and technology company, as an independent director. Representing a family member, she has served since 2018 on the Board of private steel business Samuel, Son & Co., Mississauga. In June 2019, Ms. Merrin was appointed Chair of the Board of Detour Gold, a role which concluded with the acquisition of Detour Gold by Kirkland Lake Gold in January 2020, a transaction valued at C$4.9 billion. She has served as a director of Arconic Inc. from May 2017 to December 2017, Stillwater Mining from May 2013 to May 2017, CML HealthCare Inc. from May 2008 to October 2013 (Chair 2011 to 2013), Novadaq Technologies Group from March 2015 to September 2017 and New Brunswick Power from 2007 to 2009. She was Lead Independent Director of Kew Media Group from March 2017 to December 2019 then Chair until February 2020 at which time the company entered into CCAA.
Ms. Merrin has been a nominee on several activist files. Her executive roles in the resource sector have included President, CEO and Director of Luscar Ltd., Canada’s largest thermal coal producer, from 2004 to 2006, then owned equally by Sherritt International Corporation and Ontario Teachers’ Pension Plan Board, prior to which she had been EVP and COO of Sherritt International, a Canadian diversified miner where she worked from 1994 to 2004. From 2009 to 2014, Ms. Merrin was a director of Climate Change and Emissions Management Corporation, created to support Alberta’s initiatives on climate change and the reduction of emissions. She was a member of the National Advisory Panel on Sustainable Energy Science & Technology and Canada’s National Round Table on the Environment and the Economy. She is a member of Women In Mining and in 2016 was cited as one of the 100 Global Inspirational Women in Mining. Ms. Merrin served on the board of Perimeter Institute for Theoretical Physics and is a former co-chair of Perimeter’s Emmy Noether Circle, promoting women in physics. She holds a Bachelor of Arts degree from Queen’s University and completed the Advanced Management Programme at INSEAD. Ms. Merrin’s experience as an independent board member and executive of public mining companies makes her well qualified to serve on our board of directors.
Number and Terms of Office of Officers and Directors
New MAC will maintain the same committees and board composition as the MAC Board which currently has six directors. The MAC Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Michael (Mick) James McMullen and Charles D. McConnell, will expire at New MAC’s first annual general meeting. The term of office of the second class of directors, consisting of Neville Joseph Power and John Rhett Miles Bennett, will expire at New MAC’s second annual general meeting. The term of office of the third class of directors, consisting of Patrice E. Merrin and Rasmus Kristoffer Gerdeman, will expire at New MAC’s third annual general meeting.
MAC’s officers are appointed by the MAC Board and serve at the Board’s discretion, rather than for specific terms of office. The MAC Board is authorized to appoint persons to the offices set forth in MAC’s Existing Governing Documents as it deems appropriate. New MAC’s Proposed Governing Documents will provide that its officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the MAC Board.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against MAC or any members of its management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
MAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, MAC’s annual reports contain financial statements audited and reported on by MAC’s independent registered public accounting firm and MAC’s quarterly reports contain financial statements reviewed by MAC’s independent registered public accounting firm. MAC has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Director Independence
The rules of the NYSE require that a majority of the MAC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries, or any other individual having a relationship with the company which in the opinion of the MAC Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Upon completion of the Business Combination, we expect to have “independent directors” as defined in the NYSE’s listing standards and applicable SEC rules. The MAC Board has determined that Patrice E. Merrin, Rasmus Kristoffer Gerdeman, Neville Joseph Power, and Charles D. McConnell are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
As at the date of this proxy statement/prospectus, none of our officers or directors has received any cash compensation for services rendered to us, other than reimbursement for out-of-pocket expenses.
Family Relationships
There are no familial relationships among the MAC directors and executive officers.
Committees of the Board of Directors
The New MAC Board will maintain the same committees and composition as the MAC Board, which currently has three standing committees: an audit committee, a compensation committee and a nominating committee. Effective as of the consummation of the Business Combination, the New MAC Board will continue to maintain the audit committee, a compensation committee and a nominating committee, and will also establish an HSECS committee, and the New MAC Board will adopt the charter of each committee, as applicable, to have the responsibilities described below. Members will serve on each committee until their resignation or until otherwise determined by the New MAC Board. Each committee will operate under a charter approved by the New MAC Board. Following the consummation of the Business Combination, copies of each charter will be posted on the Corporate Governance section of MAC’s website at https://www.metalsacquisition.com/. MAC’s website and the information contained on, or that can be accessed through, MAC’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Audit Committee
The MAC Board has established (and the New MAC Board will establish) an audit committee with Rasmus Kristoffer Gerdeman, Neville Joseph Power, and Patrice E. Merrin serving as members of the committee. The MAC Board has determined (and the New MAC Board expects to determine) that each of Mr. Gerdeman, Mr. Power, and Ms. Merrin is independent. Mr. Gerdeman serves as the Chair of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE and the MAC Board has determined (and the New MAC Board expects to determine) that Mr. Gerdeman qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee charter will detail the principal functions of the audit committee, including:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit prospective partner having primary responsibility for the audit and the audit prospective partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms thereof; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the MAC Board, with the interested director or directors abstaining from such review and approval.

Compensation Committee
The MAC Board has established (and the New MAC Board will establish) a compensation committee. The members of the compensation committee are Patrice E. Merrin, Rasmus Kristoffer Gerdeman, and Charles D. McConnell. Mr. McConnell serves as Chair of the committee.
The MAC Board has determined (and the New MAC Board expects to determine) that each of Ms. Merrin, Mr. Gerdeman, and Mr. McConnell is independent. The compensation committee charter details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees; and

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on the MAC Board.
Nominating Committee
The MAC Board has established (and the New MAC Board will establish) a nominating committee. The members of the committee are Patrice E. Merrin, Rasmus Kristoffer Gerdeman, and Charles D. McConnell. Ms. Merrin serves as Chair of the nominating committee. The MAC Board has determined (and the New MAC Board expects to determine) that each of Ms. Merrin, Mr. Gerdeman, and Mr. McConnell is independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the MAC Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the New MAC Board. The committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
HSECS Committee
The New MAC Board will establish an HSECS committee. The members of the HSECS committee will be Neville Joseph Power, Rasmus Kristoffer Gerdeman, and Charles D. McConnell. The HSECS committee charter will detail the primary functions of the HSECS committee, including:
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establish with management long term environmental and social sustainability, health and safety goals and evaluate New MAC’s progress against those goals and report to the New MAC Board;

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consider and advise management of emerging environmental and social sustainability issues that may affect the business, performance or reputation of New MAC and make recommendations, as appropriate, on how management can address such issues;

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advise management on implementing, maintaining and improving environmental and social sustainability, health and safety strategies, implementation of which creates value consistent with long term preservation and enhancement of shareholder value and responsible mining;

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make recommendations to management on economically, environmentally and socially responsible business practices that align with New MAC’s sustainability goals;

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monitor New MAC’s risk management processes related to environmental and social sustainability, health and safety with particular attention to managing and minimizing environmental risks and impacts;

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review and improve New MAC’s sustainability initiatives and reporting including review of New MAC’s annual sustainability report in line with the United Nations Global Reporting Initiative;

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oversee the establishment, review continued effectiveness and ensure updates to processes and systems necessary to safeguard compliance with environmental and social sustainability, health and safety policies, rules and regulations, bringing any material noncompliance to the attention of the New MAC Board in a timely fashion;

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review handling of incident reports, results of investigations into material events, findings from environmental and social sustainability, health and safety audits and the action plans proposed pursuant to the findings; and

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receive and review regular updates from management regarding: (i) environmental and social sustainability, health and safety performance of New MAC; (ii) compliance by New MAC with applicable legislation, rules and regulations as well as policies, systems and processes; and (iii) benchmarking by management of performance, policies, systems and processes of New MAC against industry best practices.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2022 there were no delinquent filers.
Code of Ethics
New MAC has adopted a Code of Business Conduct and Ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. New MAC’s Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. New MAC expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on New MAC’s website or in a current report on Form 8-K.

Foreign Private Issuer Exemptions
After the Closing, New MAC will be considered a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under those securities laws, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. New MAC intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of SOX, the rules of which were adopted by the SEC and NYSE as listing standards and requirements. Under NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and, subject to certain exceptions, NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of NYSE. Certain corporate governance practices in Jersey, Channel Islands, which is New MAC’s home country, may differ significantly from NYSE corporate governance listing standards. Among other things, New MAC is not required to have:
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a majority of the board of directors consisting of independent directors;

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a compensation committee consisting of independent directors;

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a nominating committee consisting of independent directors; or

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regularly scheduled executive sessions with only independent directors each year.

Notwithstanding the existence of these concessions, as noted above New MAC’s compensation and nominating committees will comprise a majority of independent directors.
In addition, New MAC will rely on the foreign private issuer exemption with respect to NYSE Rule 312.03, which requires an issuer to obtain shareholder approval prior to an issuance of securities (in certain circumstances) in connection with certain events, including (i) the acquisition of the stock or assets of another company, (ii) equity-based compensation of officers, directors, employees or consultants, (iii) a change of control, and (iv) private placements. Jersey, Channel Islands law does not require shareholder approval prior to an issuance of securities to the extent the securities are authorized. Accordingly, New MAC will follow Jersey, Channel Islands home country practice in reliance on the foreign private issuer exemption with respect to this rule.
Accordingly, New MAC’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of NYSE’s corporate governance requirements. In addition, New MAC is an “emerging growth company” as defined in the JOBS Act and has elected to comply with certain reduced public company reporting requirements. For further details, see “Risk Factors — Risks Relating to New MAC’s Foreign Private Issuer Status — As a foreign private issuer, New MAC is exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the New MAC Ordinary Shares” and “Risk Factors — Risks Relating to New MAC’s Foreign Private Issuer Status — New MAC is a “foreign private issuer” within the meaning of the rules of the NYSE on which we New MAC intends to list its New MAC Ordinary Shares and, as a result, expects to qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”

EXECUTIVE COMPENSATION
Compensation of Directors and Executive Officers
MAC
Prior to the consummation of the Business Combination, none of MAC’s executive officers or directors has received any cash compensation for services rendered to MAC. However, the Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and/or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our Sponsor, directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
Some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “The Business Combination Proposal —  Interests of MAC’s Directors and Executive Officers in the Business Combination.”
CMPL
During the year ended December 31, 2022, the year ended December 31, 2021 and the year ended December 31, 2020, CMPL or its affiliates paid an aggregate of $2,507,996, $2,033,474, and $1,838,347, respectively, in compensation to CMPL executive officers and directors.
New MAC
Upon consummation of the Business Combination, the business and affairs of New MAC and CMPL will be managed by or under the direction of the New MAC Board and executive officers of New MAC. The New MAC Board will adopt compensation for New MAC’s executive officers that is expected to include the following customary salary, long-term incentive grants, signing grants, pension contributions, relocation provisions, and change of control payments. It is expected that the directors will be compensated with a combination of cash and stock, with fees being paid for committee membership and chairing.
2023 Plans
Prior to the consummation of the Business Combination, the New MAC Board will adopt, and the MAC Limited shareholders will approve, the Metals Acquisition Limited 2023 Long-Term Incentive Plan (the “Incentive Plan”), the Metals Acquisition Limited 2023 Employee Stock Purchase Plan (the “ESPP”) and the Metals Acquisition Limited 2023 Non-Employee Directors Deferred Unit Plan (the “DSU Plan”), with effectiveness of each plan contingent on the consummation of the Business Combination.
Long-Term Incentive Plan
The following summarizes the material terms of the Incentive Plan, which is qualified in its entirety by the terms and conditions of the Incentive Plan, substantially in the form attached hereto as Exhibit 10.14.
Purpose
The Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals, (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.

Types of Share Awards
The Incentive Plan permits the grant of share options, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), dividend equivalent rights, other share-based awards and cash-based awards (all such types of awards, collectively, “Share Awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the Incentive Plan, the maximum aggregate number of shares of New MAC Ordinary Shares that may be issued under the Incentive Plan will be 7,764,954 shares. Additionally, the number of New MAC Ordinary Shares reserved for issuance under the Incentive Plan will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by 3% of the total number of shares comprised in New MAC’s share capital (i.e., each and every class of ordinary shares of New MAC) outstanding on the immediately preceding December; provided, however, that the New MAC Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of New MAC Ordinary Shares. The shares may be authorized, but unissued, or reacquired New MAC Ordinary Shares or from New MAC’s treasury shares.
Lapsed Awards
The shares underlying any Share Awards that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the number of MAC Ordinary Shares available for issuance under the Incentive Plan.
Eligibility
Our employees, directors, consultants, non-employees and independent contractors and those of our affiliates are all eligible to participate in the Incentive Plan.
Administration
The Incentive Plan will be administered by the New MAC Board or the compensation committee, which committee will be constituted to satisfy applicable laws (the “Committee”). The Committee may, in its sole discretion, delegate all or part of the Committee’s authority and duties to accommodate any changes in applicable law.
Subject to the terms of the Incentive Plan, the Committee has the authority, in its discretion, to (i) designate participants, (ii) determine the type or types of Share Awards to be granted to each participant under the Incentive Plan, (iii) determine the number of ordinary shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Share Awards, (iv) determine the terms and conditions of any Share Award under the Incentive Plan, (v) determine whether, to what extent, and under what circumstances Share Awards under the Incentive Plan may be settled or exercised in cash, MAC Ordinary Shares, other securities, or other Share Awards, or terminated, forfeited, canceled or suspended, and the method or methods by which Share Awards may be settled, exercised, terminated, forfeited, canceled or suspended, (vi) determine whether, to what extent, and under what circumstances cash, ordinary shares, other securities, other Share Awards and other amounts payable with respect to an award under the Incentive Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, (vii) interpret and administer the Incentive Plan and any instrument or agreement relating to, or Share Awards made under, the Incentive Plan, (viii) establish, amend, suspend or waive such rules and guidelines, (ix) appoint such agents as it shall deem appropriate for the proper administration of the Incentive Plan, (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Incentive Plan, and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the Incentive Plan or any Share Award thereunder in the manner and to the extent it deems desirable. Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms of the

Incentive Plan as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the Incentive Plan or Share Award agreements.
Share Options
Each Share Award agreement will state the terms of each share option. The term will be 10 years from the date of grant, or such shorter term as may be provided in such Share Award agreement. In determining the vesting schedule for a share option award, the Committee may impose whatever vesting conditions it determines to be appropriate.
The per share exercise price for the MAC Ordinary Shares to be issued pursuant to exercise of a share option will be determined by the Committee, provided the per share exercise price will be no less than 100% of the fair market value per share on the date of grant.
At the time a share option is granted, the Committee will fix the period within which the share option may be exercised and will determine any conditions that must be satisfied before the share option may be exercised. The Committee will also determine the acceptable form of consideration for exercising a share option, including the method of payment.
If a participant ceases to be an employee, contractor or service provider other than for “Cause” (as defined in the Share Award agreement), the participant may exercise his or her share option within such period of time as is specified in such Share Award agreement to the extent that such share option is vested on the date of termination (but in no event later than the expiration of the term of such share option). In the absence of a specified time in such Share Award agreement (or a severance agreement, employment agreement, service agreement, or severance plan), to the extent vested as of a participant’s termination, the share option will remain exercisable for 12 months following a termination of continuous service for death or disability (as determined by the Committee), and 90 days following a termination of continuous service for any other reason except for a “Cause” termination. Any outstanding share option (including any vested portion thereof) held by a participant will immediately terminate in its entirety effective upon the participant being first notified of his or her termination for Cause, or when Cause first existed if earlier, and the participant will be prohibited from exercising his or her share option from and after the date of such termination. If there is a blackout period that prohibits buying or selling shares during any part of the 10-day period before an option expires, the option exercise period shall be extended until 10 days beyond the end of the blackout period (but no later than the maximum term of the option).
Share Appreciation Rights (SARs)
The Committee will determine the terms and conditions of each SAR, provided that the grant price for each SAR will be no less than 100% of the fair market value of the underlying shares of New MAC Ordinary Shares on the date of grant (except that, if a SAR is granted in tandem with an option, the grant price of the SAR shall not be less than the exercise price of such option). Upon exercise of a SAR, a participant generally will receive payment from us (in the form of shares, cash, or in such other form as the Committee shall determine) in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise and the grant price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Committee. The term of each SAR shall not exceed 10 years from the date of grant. In determining the vesting schedule for an award of SARs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Restricted Shares and RSUs
Awards of Restricted Shares are grants of New MAC Ordinary Shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Restricted Shares will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Committee.
Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one New MAC Ordinary Share. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Committee in the form of cash or shares.

In determining the vesting schedule for Restricted Shares or RSUs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Restricted Shares and RSUs shall be subject to such restrictions as the Committee may establish in the applicable Share Award agreement (including, without limitation, any limitation on the right to vote a Restricted Shares or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Prior to the issuance of New MAC Ordinary Shares or Restricted Shares pursuant to a Share Award, a participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the New MAC Ordinary Shares underlying such Share Award (unless otherwise provided in such Share Award agreement for Restricted Shares).
Dividend Equivalent Rights
The Committee is authorized to grant to participants Share Awards (other than share options or SARs) under the Incentive Plan under which the holders will be entitled to receive payments equivalent to dividends or interest with respect to a number of MAC Ordinary Shares determined by the Committee and shall have such terms and conditions as the Committee shall determine.
Other Share-Based Awards
The Committee is authorized to grant to participants such other Share Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, New MAC Ordinary Shares (including, without limitation, securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the Incentive Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Incentive Plan and any applicable Share Award agreement, the Committee shall determine the terms and conditions of such Share Awards. In determining the vesting schedule for other share-based awards, the Committee may impose whatever vesting conditions it determines to be appropriate.
Leaves of Absence/Transfer Between Locations
A participant will not cease to be an employee or consultant in the case of  (i) any company-approved sick leave, (ii) military leave, or (iii) any other bona fide leave of absence approved by the company. Also, a participant’s continuous service as an employee, contractor or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the company or between the company, its subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a contractor, consultant or director or from a contractor, consultant or director to an employee.
Non-transferability of Share Awards
Unless determined otherwise by the Committee, a Share Award and rights in a Share Award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative; provided, that the Committee may determine that a participant may, in a manner established by the Committee, designate a beneficiary or beneficiaries to exercise the participant’s rights with respect to any Share Award on the death of the participant.
Clawback/Recovery
Notwithstanding any provisions to the contrary under the Incentive Plan, a Share Award will be subject to any clawback policy as may be established and/or amended from time to time by us.
Adjustment
In the event of reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in our share capital, or if the outstanding ordinary shares are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional ordinary shares or new or different shares or other securities of ours, or other non-cash assets are distributed with respect to such ordinary shares or other securities, or if as a result of any merger or consolidation, sale of all or substantially all of the assets of New MAC the outstanding shares are converted into or exchanged for securities of New MAC or any successor entity (or a parent or subsidiary thereof), the Committee, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Incentive Plan, the number, class, kind and price of securities covered by each outstanding Share Award, the repurchase or exercise prices (as applicable) of such Share Awards, and other value determinations applicable to outstanding Share Awards.
Corporate Transaction
In the event of  (i) a transfer of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (ii) a merger or consolidation of New MAC with any other entity (unless: (a) the voting securities of New MAC outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of New MAC or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner (as defined in the Exchange Act), directly or indirectly, of securities of New MAC representing 50% or more of the combined voting power of the Company’s then outstanding securities), (iii) a transaction pursuant to which any person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital, or (iv) the shareholders of New MAC approving a plan or proposal for liquidation or dissolution of New MAC, each outstanding Share Award (vested or unvested) may be assumed, or a substantially equivalent Share Award may be substituted, by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority, among other actions, (i) accelerate vesting of some or all Share Awards and/or provide that repurchase rights of the Company with respect to shares issued pursuant to a Share Award shall lapse, (ii) arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of some or all outstanding Share Awards, (iii) terminate all or some Share Awards upon the consummation of the transaction without payment of any consideration, subject to applicable notice requirements, or (iv) make such other modifications, adjustments or amendments to outstanding Share Awards or the Incentive Plan as the Committee deems necessary or appropriate.
Amendment, Termination and Duration of the Incentive Plan
If approved by our shareholders, the Incentive Plan will continue in effect for a term of 10 years measured from the date of its approval by the MAC Board, unless terminated earlier under the terms of the Incentive Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate the Incentive Plan.
U.S. Federal Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences to participants and New MAC with respect to participation in the Incentive Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New MAC Ordinary Shares acquired under the Incentive Plan. The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
A participant who receives a share option or SAR will not have taxable income upon the grant of the share option or SAR. For share options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price  —  the appreciation value  —  on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
A participant who receives restricted shares will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if the participant does not make such election. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether participant holds the shares for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs will not have taxable income upon grant of a Share Award; instead, the participant will be taxed upon settlement of such Share Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant.
Section 409A imposes certain restrictions on deferred compensation arrangements. Share Awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of Section 409A.
Prior to the delivery of any shares or cash pursuant to a Share Award (or exercise thereof) or prior to any time such Share Award or ordinary shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted with respect to such Share Award.
The Committee may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant.
We will be entitled to a tax deduction in connection with a Share Award under the Incentive Plan only in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to Share Award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The Incentive Plan does not provide for set benefits or amounts of Share Awards, and we have not approved any Share Awards that are conditioned on shareholder approval of the Incentive Plan.
Anticipated Share Awards to certain of our executive officers to be granted as of the Closing have not been finalized. All other future Share Awards to executive officers, employees and consultants under the Incentive Plan are discretionary and cannot be determined at this time. Because anticipated Share Awards to certain of our executive officers to be granted as of the Closing are not calculable as of the date hereof, we have not included them in this proxy statement/prospectus.
Control of Borrowing (Jersey) Order 1958
As a general position under Jersey law, consents under the Control of Borrowing (Jersey) Order 1958 (a “COBO consent”) are required in certain circumstances for the issue of securities or options. Generally speaking if there is an issue of securities (other than shares) to more than 10 holders then this will require a COBO consent. A COBO consent is also required where share options are being issued to persons other than employees, former employees, children and spouses. The Incentive Plan covers awards which includes options and units. Eligible persons includes consultants and non-employees so a COBO consent will be required.
Employee Stock Purchase Plan
The following summarizes the material terms of the ESPP, which is qualified in its entirety by the terms and conditions of the ESPP, substantially in the form attached hereto as Exhibit 10.15.
Purpose
The purpose of the ESPP is to provide a means by which eligible employees of New MAC and certain designated companies may be given an opportunity to purchase New MAC Ordinary Shares following the Closing, to assist New MAC in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New MAC’s success.
Share Reserve
The maximum number of New MAC Ordinary Shares that initially may be issued under the ESPP is 1,522,991 shares. Additionally, the number of New MAC Ordinary Shares reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by 1% of the total number of New MAC Ordinary Shares (e.g., each and every class of ordinary shares of New MAC) outstanding on the immediately preceding December 31st; provided, however, that the New MAC Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of New MAC Ordinary Shares. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will again become available for issuance under the ESPP.
Administration
The MAC Board, or a duly authorized committee thereof, will administer the ESPP.
Limitations
New MAC employees, and the employees of any of its designated affiliates, will be eligible to participate in the ESPP to the extent set forth in any document governing an offering of New MAC Ordinary Shares under the ESPP. An employee may not be granted rights to purchase shares under the ESPP (a) if such employee immediately after the grant would own shares possessing 5% or more of the total combined voting power or value of all classes of New MAC Ordinary Shares.
The administrator will establish the offering periods in which eligible employees who are participating in the offering may purchase New MAC Ordinary Shares. Unless otherwise established by the administrator, offering and purchase periods will be concurrent six-month periods commencing on January 1st and July 1st of each year, with the first such offering and purchase period commencing January 1, 2023. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of one New MAC Ordinary Share on the first trading day of a new purchase period is less than or equal to the fair market value of one New MAC Ordinary Share on the first day of the offering period, then that offering will terminate immediately as of the first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately on the first trading day of such new purchase period.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP (e.g., if permitted by New MAC, a beneficiary designation).
Payroll Deductions; Purchase Price
The ESPP permits participants to purchase New MAC Ordinary Shares through payroll deductions of up to 15% of their compensation (or such lesser percentage determined by the MAC Board prior to the commencement of an offering). Unless otherwise determined by the administrator, the purchase price per share will be at least 85% of the lower of the fair market value of one New MAC Ordinary Share on the first day of an offering or on the date of purchase.
Withdrawal
Participants may withdraw from an offering by delivering a withdrawal form to New MAC and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New MAC will distribute to the employee such employee’s accumulated but unused contributions, without interest or earnings (unless otherwise required by applicable law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any future offerings under the ESPP.
Termination of Employment
A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New MAC or any of its parent or subsidiary companies (subject to any post-employment participation period required by law), or (ii) is otherwise no longer eligible to participate. In such event, New MAC will distribute to the participant such participant’s accumulated but unused contributions, without interest or earnings (unless required by applicable law).
Corporate Transactions
In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right under the ESPP. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase New MAC Ordinary Shares (rounded down to the nearest whole ordinary share) within 10 business days prior to the effective date of the corporate transaction under the outstanding purchase rights, and the participants’ purchase rights will terminate immediately thereafter.
Amendment and Termination
If approved by our shareholders, the ESPP will continue in effect for a term of 10 years measured from the date of its approval by the board of directors, unless terminated earlier under the terms of ESPP. The MAC Board has the authority to amend, suspend or terminate the ESPP at any time and for any reason, provided certain types of amendments will require the approval of New MAC’s shareholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New MAC with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of shares of ordinary shares of new MAC acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Rights granted under the ESPP are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of New MAC Ordinary Shares as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short term or long term, depending on how long the shares have been held.
A participant will be taxed on amounts withheld for the purchase of ordinary shares of New MAC as if such amounts were actually received. A participant will not be taxed at grant and will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying shares on the date of exercise of the purchase right over the purchase price. If the participant is employed by New MAC or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.
Tax Treatment with Respect to New MAC
New MAC is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations). With respect to the grant or exercise of rights under the ESPP, New MAC is entitled to a deduction equal to the excess, if any, of the fair market value of the underlying shares on the date of exercise of the purchase right over the purchase price.
Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, New MAC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Non-Employee Directors Deferred Share Unit Plan
The following summarizes the material terms of the DSU Plan, which is qualified in its entirety by the terms and conditions of the DSU Plan, substantially in the form attached hereto as Exhibit 10.16.
Purpose
The purpose of the DSU Plan to assist the New MAC in the recruitment and retention of qualified persons to serve on the MAC Board and, through the proposed issuance of New MAC Ordinary Shares under the DSU Plan, to promote better alignment of the interests of directors and the long-term interests of New MAC’s shareholders.
DSUs
A DSU is a unit credited to a participant by way of a bookkeeping entry in the books of New MAC, the value of which is equivalent to one New MAC Ordinary Share. The New MAC Board will determine the date on which DSUs are granted, the number of DSUs to be granted and all other terms and conditions of the DSUs granted. The terms of a DSU may vary among participants.
Whenever cash dividends are paid on New MAC Ordinary Shares, additional DSUs shall be credited to the participant’s bookkeeping account in an amount equal a number of New MAC Ordinary Shares that have a market value equal to the cash dividends that would have been paid to the participant had the participant had MAC Ordinary Shares in lieu of DSUs, rounded down to the next whole number of DSUs.
Share Reserve
The maximum number of New MAC Ordinary Shares that may initially be issued under the DSU Plan is 1,552,991 shares. Additionally, the number of New MAC Ordinary Shares reserved for issuance under the DSU Plan will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by 1% of the total number of New MAC Ordinary Shares comprised in New MAC’s share capital (i.e., each and every class of New MAC Ordinary Shares) outstanding on the immediately preceding December 31st; provided, however, that the MAC Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of New MAC Ordinary Shares. Shares subject to DSUs that terminate without having been redeemed will again become available for issuance under the DSU Plan.
Administration
The DSU Plan is administered by the MAC Board.
Eligibility
All non-employee members of the MAC Board are eligible to participant in the DSU Plan.
Redemption and Settlement of DSUs
Generally, a participant’s vested DSUs will be automatically redeemed by the during the period commencing on the business day immediately following the date upon which the participant ceases to hold any position as a member of the MAC Board and is no longer otherwise employed by New MAC or its subsidiaries, including in the event of death of the participant (the “Termination Date”) and ending on the earlier of the 15th trading day following the Termination Date or the end of the calendar year in which the Termination Date occurred. Redemptions under the DSU Plan shall be valued at the market value of the New MAC Ordinary Shares as of the Termination Data and may settled in New MAC Ordinary Shares, in cash, or any combination of the foregoing, as determined in the participant’s form of acknowledgement for their DSUs.
Transferability
DSUs are non-transferrable and non-assignable by the participant during the participant’s lifetime. In the event of a participant’s death, the participant’s estate shall be entitled to redemption of any of the participant’s DSUs that were vested as of the participant’s death.

Corporate Transactions
In the event of certain specified significant corporate transactions, such as a merger or consolidation or a successful bid is made for all or substantially all of the New MAC Ordinary Shares, then unless otherwise determined by the MAC Board in good faith the DSUs shall be redeemed in connection with the corporate transaction based on the value of the consideration to be received by the holders of New MAC Ordinary Shares in connection with such transaction.
Amendment and Termination
If approved by our shareholders, the DSU Plan will continue in effect for a term of 10 years measured from the date of its approval by the MAC Board, unless terminated earlier under the terms of the DSU Plan. The MAC Board has the authority to amend, suspend or terminate the DSU Plan, at any time and for any reason, provided certain types of amendments may require the approval of New MAC’s shareholders. Any DSUs granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except with the consent of the person to whom such DSUs were granted, unless the MAC Board determines that such amendment, suspension or termination would not materially and adversely affect such person.
Certain United States Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences generally applicable to DSUs awarded under the DSU Plan. The following description applies to DSUs that are subject to U.S. federal income tax. The grant of DSUs and the crediting of DSUs to a Director’s DSU Account should not result in taxable income to the Director at the time of grant. When DSUs are paid out, the participant will recognize ordinary income equal to the fair market value of the New MAC Ordinary Shares and cash received in settlement of the DSUs, and New MAC will be entitled at that time to a corporate income tax deduction (for U.S. federal income tax purposes) for the same amount, subject to the general rules concerning deductibility of compensation. A participant’s basis in any New MAC Ordinary Shares received will equal the fair market value of the New MAC Ordinary Shares at the time the participant recognized ordinary income. If, as usually is the case, the ordinary shares are a capital asset in the participant’s hands, any additional gain or loss recognized on a subsequent sale or exchange of the New MAC Ordinary Shares will not be ordinary income but will qualify as capital gain or loss.

DESCRIPTION OF NEW MAC SHARE CAPITAL
The following description of the material terms of the share capital of New MAC following the Business Combination includes a summary of specified provisions of New MAC’s Amended and Restated Memorandum and Articles of Association (the “Articles”) that will be in effect upon the Closing. This description is qualified by reference to New MAC’s Articles as will be in effect upon the Closing, copies of which are attached to this proxy statement/prospectus as Annex C and are incorporated in this proxy statement/prospectus by reference.
General
New MAC is a newly incorporated Jersey, Channel Islands public company with limited liability. Its affairs are governed by the Articles and the Companies (Jersey) Law 1991. New MAC’s register of members is kept at New MAC’s registered office being, 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG. New MAC’s secretary is Ogier Global Company Secretary (Jersey) Limited of 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG.
Upon the Closing, the authorized share capital of New MAC will be US$22,100, consisting of 220,000,000 New MAC Ordinary Shares, par value US$0.0001 per share and 1,000,000 New MAC preference shares, par value US$0.0001 per share. As of the date of this proxy statement/prospectus, there was one New MAC Ordinary Share issued and outstanding.
Shares
General
Ogier, Jersey, Channel Islands counsel to New MAC, has confirmed that all of the issued and outstanding New MAC Ordinary Shares are fully paid and non-assessable. Certificates representing the outstanding New MAC Ordinary Shares will generally not be issued (unless required to be issued pursuant to the Articles) and legal title to the issued shares is recorded in registered form in the register of members. Holders of New MAC Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.
Preference Shares
The New MAC Board may provide for other classes of shares, including series of preference shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the New MAC Board. If any preference shares are issued, the rights, preferences and privileges of holders of New MAC Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of such preference shares.
Dividends
The holders of New MAC Ordinary Shares are entitled to such dividends as may be declared by the board of directors of New MAC, subject to the Companies (Jersey) Law 1991 and the Articles. Dividends and other distributions on issued and outstanding New MAC Ordinary Shares may be paid out of the funds of New MAC lawfully available for such purpose, subject to any preference of any outstanding preference shares of New MAC. Dividends and other distributions will be distributed among the holders of New MAC Ordinary Shares on a pro rata basis.
Voting Rights
Each New MAC Ordinary Share entitles the holder to one vote on all matters upon which the holders of New MAC Ordinary Shares are entitled to vote. Voting at any shareholders’ meeting is by way of poll.
A quorum required for a meeting of shareholders of New MAC requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital of New MAC in issue (provided that the minimum quorum for any meeting shall be two shareholders entitled to vote).

A special resolution will be required for important matters such as an alteration of capital, removal of a director for cause, merger or consolidation of New MAC, change of name or making changes to the Articles or the voluntary winding up of New MAC.
An ordinary resolution of the shareholders of New MAC requires the affirmative vote of a simple majority of the votes of the holders of the ordinary shares cast at a quorate general meeting, while a special resolution requires the affirmative vote of the holders of the ordinary shares representing no less than two-thirds of the votes cast at a quorate general meeting.
Variation of rights
The rights attached to any class of shares of New MAC (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by the holders of a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to, or pari passu with, such previously existing shares.
Transfer of ordinary shares
Any shareholder may transfer all or any of his or her New MAC Ordinary Shares by an instrument of transfer in the usual or common form or any other form prescribed by the Designated Stock Exchange or as otherwise approved by the board of directors of New MAC.
In addition, the Articles prohibit the transfer of New MAC Ordinary Shares in breach of the rules or regulations of the applicable exchange on which the shares are listed (the “Designated Stock Exchange”, which shall initially be the NYSE) or any relevant securities laws (including the Exchange Act).
Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of New MAC Ordinary Shares shall be distributed among the holders of New MAC Ordinary Shares on a pro rata basis.
Directors
Appointment and removal
The management of New MAC is vested in its board of directors. The Articles provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the MAC Board or by New MAC in a general meeting We expect that upon the consummation of the Business Combination and other transactions contemplated by the Share Sale Agreement, the board will consist of six directors. So long as New MAC Ordinary Shares are listed on the Designated Stock Exchange, the MAC Board shall include such number of  “independent directors” as the relevant rules applicable to the listing of any shares on the Designated Stock Exchange require (subject to any applicable exceptions for “controlled” companies).
The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. The term of office of the first class of directors, consisting of Michael (Mick) James McMullen and Charles D. McConnell, will expire at New MAC’s first annual general meeting. The term of office of the second class of directors, consisting of Neville Joseph Power and John Rhett Miles Bennett, will expire at New MAC’s second annual general meeting. The term of office of the third class of directors, consisting of Patrice E. Merrin and Rasmus Kristoffer Gerdeman, will expire at New MAC’s third annual general meeting. At each succeeding annual general meeting of shareholders of New MAC, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

The directors of New MAC have the power from time to time and at any time to appoint any person as a director to fill a vacancy on the board of directors or as an addition to the existing board of directors, subject to the remaining provisions of the Articles, applicable law and the listing rules of the Designated Stock Exchange. Any director so appointed shall hold office until the expiration of the term of such class of directors or until his earlier death, resignation or removal.
A director may be removed from office by the holders of New MAC Ordinary Shares by special resolution only for “cause” (as defined in the Articles). In addition, a director may be removed from office by the board of directors of New MAC by resolution made by the board of directors for “cause.”
The appointment and removal of directors is subject to the applicable rules of the Designated Stock Exchange.
The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of New MAC are set out in the Articles.
Indemnification of Directors and Officers
To the fullest extent permitted by law, the Articles provide that the directors and officers of New MAC shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.
Warrants
Public Shareholders’ Warrants
Each whole warrant entitles the registered holder to purchase one New MAC Ordinary Shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of MAC’s IPO or 30 days after the completion of MAC’s initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of New MAC Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of MAC’s initial business combination, or earlier upon redemption or liquidation.
New MAC will not be obligated to deliver any New MAC Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New MAC Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to MAC satisfying its obligations described below with respect to registration. No warrant will be exercisable and New MAC will not be obligated to issue New MAC Ordinary Shares upon exercise of a warrant unless New MAC Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New MAC be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New MAC Ordinary Shares underlying such unit.
New MAC has not registered the New MAC Ordinary Shares issuable upon exercise of the warrants at this time. However, New MAC has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, New MAC will use its commercially reasonable efforts to file with the SEC a registration statement covering the New MAC Ordinary Shares issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those New MAC Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the resale of New MAC Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when New MAC will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New MAC will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of New MAC Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of New MAC Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value.
Redemptions of warrants when the price per ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, New MAC may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported last sale price of New MAC Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrantholders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and certain issuances of New MAC Ordinary Shares and equity linked securities).

New MAC will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New MAC Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares, if available throughout the 30-day redemption period. If and when the warrants become redeemable by New MAC, New MAC may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New MAC may redeem the warrants as set forth above, even if the holders are otherwise unable to exercise the warrants.
New MAC has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New MAC issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New MAC Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, New MAC may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New MAC Ordinary Shares except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, New MAC shall redeem such warrants for $0.10 per share; and

•
if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like and certain issuances of New MAC Ordinary Shares and equity linked securities) on the trading day before New MAC sends the notice of redemption to the warrantholders.

The numbers in the table below represent the number of New MAC Ordinary Shares that a warrantholder will receive upon exercise in connection with a redemption by New MAC pursuant to this redemption feature, based on the “fair market value” of New MAC Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of New MAC Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New MAC will provide warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (i) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00, and (ii) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of New MAC Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of New MAC Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 New MAC Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of New MAC Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 New MAC Ordinary Shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 New MAC Ordinary Shares per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New MAC Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the New MAC Ordinary Shares is below the exercise price of the warrants. New MAC has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides New MAC with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New MAC will be required to pay the applicable redemption price to warrantholders if it chooses to exercise this redemption right and it will allow New MAC to quickly proceed with a redemption of the warrants if we determine it is in its best interest to do so. As such, New MAC would redeem the warrants in this manner when New MAC believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrantholders.
As stated above, New MAC can redeem the warrants when the New MAC Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New MAC chooses to redeem the warrants when the New MAC Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer New MAC Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for New MAC Ordinary Shares if and when such New MAC Ordinary Shares were trading at a price higher than the exercise price of $11.50.
No fractional New MAC Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New MAC will round down to the nearest whole number of New MAC Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the New MAC Ordinary Shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the New MAC Ordinary Shares, New MAC (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
A holder of a warrant may notify New MAC in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New MAC Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.
If the number of outstanding New MAC Ordinary Shares is increased by a capitalization or share dividend payable in New MAC Ordinary Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of New MAC Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase New MAC Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of New MAC Ordinary Shares equal to the product of (i) the number of New MAC Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New MAC Ordinary Shares), and (ii) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New MAC Ordinary Shares, in determining the price payable for New MAC Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “historical fair market value” means the volume-weighted average price of New MAC Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the New MAC Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New MAC, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of New MAC Ordinary Shares on account of such New MAC Ordinary Shares (or other securities into which the warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New MAC Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of New MAC Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.
If the number of outstanding New MAC Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of New MAC Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of New MAC Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New MAC Ordinary Shares.
Whenever the number of New MAC Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New MAC Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of New MAC Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding New MAC Ordinary Shares (other than those described above or that solely affects the par value of such New MAC Ordinary Shares), or in the case of any merger or consolidation of MAC with or into another corporation (other than a consolidation or merger in which New MAC is the continuing corporation and that does not result in any reclassification or reorganization of New MAC’s issued and outstanding New MAC Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New MAC as an entirety or substantially as an entirety in connection with which New MAC is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New MAC Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New MAC Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New MAC Ordinary Shares in such a transaction is payable in the form of New MAC Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and New MAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. Amending New MAC’s warrant agreement to allow for the warrants to be classified as equity in MAC’s financial statements will require a vote of holders of at least a majority of the public warrants and the private placement warrants, voting together as a single class. Otherwise, amending New MAC’s warrant agreement requires the approval by the holders of at least a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders; provided that, solely in the case of an amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants that does not adversely affect any of the terms of the public warrants, such amendment will require only the written consent or vote of the registered holders of at least a majority of the then-outstanding private placement warrants.
The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive New MAC Ordinary Shares. After the issuance of New MAC Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
New MAC has agreed that, subject to applicable law, any action, proceeding or claim against New MAC arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and New MAC irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the New MAC Ordinary Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of MAC’s initial business combination and they will not be redeemable by MAC so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by New MAC and exercisable by the holders on the same basis as the warrants included in the units sold in MAC’s IPO. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of New MAC Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of New MAC Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New MAC Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
On April 13, 2022, MAC issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to the Sponsor pursuant to which MAC borrowed $1,200,000 for transaction costs reasonably related to the consummation of the business combination. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note, resulting in the issuance of 800,000 private placement warrants to the Sponsor.
Restrictions on Transfers of Founder Shares and Private Placement Warrants
The Founder Shares, private placement warrants and any New MAC Ordinary Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement with MAC entered into by the Sponsor, officers and directors. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the Founder Shares, until the earlier of (A) one year after the completion of MAC’s initial business combination or (B) subsequent to MAC’s initial business combination, (x) if the last sale price of New MAC Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after MAC’s initial business combination, or (y) the date on which MAC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the private placement warrants and the New MAC Ordinary Shares underlying such warrants, until 30 days after the completion of MAC’s initial business combination, except in each case (a) to MAC’s officers or directors, any affiliates or family members of any of MAC’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the laws of the State of Delaware or the Sponsor’s memorandum and articles of association upon dissolution of the Sponsor, (g) to MAC for no value for cancellation in connection with the consummation of an initial business combination; (h) in the event of MAC’s liquidation prior to the completion of its initial business combination, or (i) in the event of MAC’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of MAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to MAC’s completion of its initial business combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidation distributions described elsewhere in this proxy statement/prospectus).
Other Jersey, Channel Islands Law Considerations
Purchase of New MAC’s Own Ordinary Shares
As with declaring a dividend, New MAC may not buy back or redeem its shares unless its directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, New MAC will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, New MAC will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until New MAC is dissolved on a solvent basis, if earlier).
If the above conditions are met, New MAC may purchase its ordinary shares in the manner described below.

New MAC may purchase on a stock exchange its own fully paid ordinary shares pursuant to a special resolution of its shareholders.
New MAC may purchase its own fully paid ordinary shares other than on a stock exchange pursuant to a special resolution of its shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of its shareholders. The shareholder from whom New MAC proposes to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.
New MAC may fund a redemption or purchase of its own ordinary shares from any source. It cannot purchase its ordinary shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue.
If authorized by a resolution of its shareholders, any shares that New MAC redeems or purchases may be held by it as treasury shares. Any shares held by New MAC as treasury shares may be canceled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by New MAC are canceled where New MAC has not been authorized to hold such shares as treasury shares.
Mandatory Purchases and Acquisitions
The Companies (Jersey) Law 1991 provides that where a person has made an offer to acquire a class or all of New MAC’s outstanding ordinary shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding ordinary shares, that person is then entitled (and may be required) to acquire the remaining ordinary shares. In such circumstances, a holder of any such remaining ordinary shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s ordinary shares or that the person purchase the holder’s ordinary shares on terms different to those under which the person made such offer.
Other than as described below under “— U.K. City Code on Takeovers and Mergers,” New MAC is not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of New MAC’s remaining ordinary shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where New MAC and its creditors or shareholders or a class of either of them propose a compromise or arrangement between New MAC and its creditors or its shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors, or of New MAC’s shareholders or class of shareholders (as applicable), to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon New MAC and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of New MAC is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, (i) to an offer for a public company whose registered office is in the Channel Islands and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man, or (ii) if the company is a public company and is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a

“Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether New MAC has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of the New MAC Board, the functions of the directors, and where they are resident.
If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and New MAC has its place of central management and control in the United Kingdom, it would be subject to a number of rules and restrictions, including but not limited to the following: (i) New MAC’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) New MAC might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) New MAC would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:
•
acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•
who together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Upon completion of the Business Combination, New MAC expects a majority of its board of directors to reside outside of the United Kingdom. Therefore, for the purposes of the Takeover Code, New MAC anticipates that the residency test will not be met and that New MAC will not be considered to have its place of central management and control inside the United Kingdom, the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to New MAC. It is possible that in the future changes in the composition of the New MAC Board, changes in the Takeover Panel’s interpretation of the Takeover Code, or other events may cause the Takeover Code to apply to New MAC.
Jersey Regulatory Matters
The Jersey Financial Services Commission (the “JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of New MAC Ordinary Shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
A copy of this proxy statement/prospectus has been delivered to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar of Companies has given, and has not withdrawn, his consent to its circulation.
It must be distinctly understood that, in giving these consents, neither the Jersey Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of New MAC or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this proxy statement/prospectus, you should consult your stockbroker, bank manager, solicitor, accountant, or other financial adviser.
The price of securities and the income from them can go down as well as up. Nothing in this proxy statement/prospectus or anything communicated to holders or potential holders of any New MAC Ordinary Shares (or interests in them) by or on behalf of New MAC is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any ordinary shares (or interests in them) for the purposes of the Financial Services (Jersey) Law 1998.

The directors of New MAC have taken all reasonable care to ensure that the facts stated in this proxy statement/prospectus are true and correct in all material respects, and that there are no other facts the omission of which would make misleading any statement in the proxy statement/prospectus, whether of facts or opinion. All the directors of New MAC accept responsibility accordingly.
Enforcement of Civil Liabilities
U.S. laws do not necessarily extend either to New MAC or its officers or directors. New MAC is incorporated under the laws of the Jersey, Channel Islands. A majority of its directors and officers reside outside of the United States. Substantially all of the assets of both New MAC and its directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process on either New MAC or its officers and directors within the United States, or to enforce against these persons or New MAC, either inside or outside the United States, a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any U.S. state.
A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:
•
the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;

•
the judgment is given on the merits and is final, conclusive and non-appealable;

•
the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;

•
the defendant is not immune under the principles of public international law;

•
the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;

•
the judgment was not obtained by fraud; and

•
the recognition and enforcement of the judgment is not contrary to public policy in Jersey.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, New MAC has been further advised by its legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against New MAC or its officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.
Jersey, Channel Islands, companies are governed by the Companies (Jersey) Law 1991 (the “Jersey Companies Law”). The Jersey Companies Law differs from laws applicable to companies incorporated in the Cayman Islands and their shareholders, which is governed by the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Law”). Set forth below is a summary of some significant differences between the provisions of the Jersey Companies Law applicable to New MAC and, for comparison purposes, the Cayman Islands Law applicable to MAC, relating to shareholders’ rights and protections.
Corporate law issue	Cayman law	Jersey law
Special Meetings of Shareholders	The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s memorandum and articles of association.
The Companies (Jersey) Law 1991 does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting. However, under the Companies (Jersey) Law 1991, shareholders holding 10% or more of New MAC’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition shall state the objects of the meeting. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called shall not be held after three months from that date.
Pursuant to the Articles, no business may be transacted at any general meeting, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the directors (or any duly authorized committee thereof) or pursuant to a requisition of meeting by holders of ordinary shares as aforesaid, (b) otherwise properly brought before an annual general meeting by or at the direction of the directors (or any duly authorized committee thereof), or (c) otherwise properly brought before an annual general meeting by any holder of ordinary shares who (1) is such a holder of record on both (x) the date of the giving of the notice by such holder provided for in the Articles and (y) the record date for the determination of holders of ordinary shares entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in the Articles.
Under the Companies (Jersey) Law 1991, the quorum requirements for shareholders meetings can be prescribed in a company’s Articles. The Articles provide that holders holding in aggregate not less than a simple majority of all voting share capital of New

Corporate law issue	Cayman law	Jersey law
MAC in issue present in person or by proxy and entitled to vote shall be a quorum, provided that the minimum quorum for any meeting shall be two holders entitled to vote. See “— Shares — Voting Rights.”
Interested Shareholder Transactions	Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.	Although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Interested Director Transactions	As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. This obligation, however, is often varied by the memorandum and articles of association, for example, by permitting the director to vote on a matter in which he or she has an interest provided that he or she has disclosed the nature of this interest to the board at the earliest opportunity.
An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands.	There are no provisions in relation to cumulative voting under the Companies (Jersey) Law 1991.
Approval of Corporate Matters by Written Consent	Under Cayman Islands law, unless prohibited by a company’s memorandum and articles of	Under the Companies (Jersey) Law 1991, unless prohibited by a company’s Articles, a unanimous written consent by each

Corporate law issue	Cayman law	Jersey law
association, shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, and such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting duly convened and held. Special resolutions are required by the Cayman Islands Companies Act to be signed unanimously if approved by written resolution rather than by special resolution at a general meeting convened for the purposes of approving same.
shareholder entitled to vote on the matter may effect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution. Furthermore, a company’s Articles may permit written resolutions to be passed by such number of members that would be required to pass the resolutions at a general meeting.
Unless prohibited by a company’s Articles, the members of a company have a power to require a company to circulate a resolution that may properly be proposed and is to be proposed as a written resolution.
The Articles provide that an action may be taken by written consent for so long as Onex and Baring collectively beneficially own a majority of the issued and outstanding New MAC Ordinary Shares. Such consent would need to be passed by such number of shareholders that would be required to pass the resolutions at a general meeting.

Business Combinations and Asset Sales
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.
In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must
The Companies (Jersey) Law 1991 allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Companies (Jersey) Law 1991 requires the directors of the constituent companies to enter into and to approve a written merger agreement, which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s Articles)). See “— Shares — Voting Rights” above. In relation to any merger or consolidation under the Companies (Jersey) Law 1991, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.

Corporate law issue	Cayman law	Jersey law

then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company

The Companies (Jersey) Law 1991 provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.
In addition, where New MAC and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of New MAC is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
The Companies (Jersey) Law 1991 contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of

Corporate law issue	Cayman law	Jersey law

who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) 75% in value of shareholders or (ii) a majority in number representing 75% in value of creditors, depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Grand Court his view that the transaction for which approval is sought would not provide the shareholders with a fair value for their shares, the Grand Court is unlikely to disapprove the transaction on that ground alone in the absence of evidence of fraud or bad faith on behalf of management and if the transaction were approved and consummated the dissenting shareholder would have no rights those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company.

Corporate law issue	Cayman law	Jersey law

comparable to the appraisal rights under a statutory merger (i.e. the right to receive payment in cash for the judicially determined value of his shares) ordinarily available, for example, to dissenting shareholders of United States corporations.
The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Election and Removal of Directors	Pursuant to the Existing Governing Documents, prior to the closing of a business combination, MAC may appoint or remove any director by ordinary resolution of the holders	Under the Companies (Jersey) Law 1991 and pursuant to the Articles, directors of the New MAC Board can be appointed and removed in the manner described in the section header “— Directors” above.

Corporate law issue	Cayman law	Jersey law
of MAC Class B Ordinary Shares. Prior to the closing of a business combination, holders of the MAC Class A Ordinary Shares have no right to vote on the appointment or removal of any director.
Fiduciary Duties of Directors
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:
•
a duty to act in good faith in the best interests of the company;

•
a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so);

•
a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party; and

•
a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under the Companies (Jersey) Law 1991, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a fiduciary duty to act honestly and in good faith with a view to the best interests of New MAC; and a duty of care to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the general fiduciary duty under the Companies (Jersey) Law 1991: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the Articles of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).
Under the Articles, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with New MAC must declare the nature of their interest at a meeting of the New MAC Board. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Corporate law issue	Cayman law	Jersey law
Limitations on Director’s Liability and Indemnification of Directors and Officers	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
The Companies (Jersey) Law 1991 does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:
•
incurred in defending any civil or criminal legal proceedings where:

•
the person is either acquitted or receives a judgment in their favor;

•
the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

•
the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

•
incurred to anyone other than to New MAC if the person acted in good faith with a view to the best interests of the company;

•
incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty, or breach of trust under Article 212 of the Companies (Jersey) Law 1991 in which relief is granted to the person by the court; or

•
incurred in a case in which New MAC normally maintains insurance for persons other than directors.

To the fullest extent permitted by law, the Articles provide that the directors and officers of New MAC shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Variation of Rights of Shares	Under the Existing Governing Documents, if MAC’s share capital is divided into more than one class of shares, the rights	Under Jersey law and the Articles, if New MAC’s share capital is divided into more than one class of shares, we may vary the rights attached to any class (i) without the

Corporate law issue	Cayman law	Jersey law
	attached to any such class may be materially adversely varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class (other than with respect to a waiver of the provisions of the MAC Class B Ordinary Share conversion article thereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class) or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.	consent of the holders of the issued shares of that class where such variation is considered by the board of directors of New MAC not to have a material adverse effect upon such rights, or (ii) with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Appraisal Rights	Under the Companies Act, a member of a constituent company incorporated under the Companies Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation. However, no dissent rights will be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under the Companies Act, but this shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to the relevant sections of the Companies Act to accept for such shares anything except (i) shares of a surviving or consolidated company, or depository receipts in respect thereof, (ii) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market	In relation to any merger or consolidation under the Companies (Jersey) Law 1991, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger and the Court’s powers extend to specifying terms of acquisition different from those of the offer (which could include terms as to price or form of consideration).

Corporate law issue	Cayman law	Jersey law
system security on a recognized interdealer quotation system or held of record by more than two thousand holders, (iii) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i) and (ii), or (iv) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i), (ii) and (iii).
Shareholder Suits
In principle, a Cayman Islands company will normally be the proper plaintiff to sue for a wrong done to the company as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
•
an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
an act which constitute a “fraud against the minority” where the wrongdoer are themselves in control of the company.

Under Article 141 of the Companies (Jersey) Law 1991, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.
Under Article 143 of the Companies (Jersey) Law 1991 (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Companies (Jersey) Law 1991), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivative and other actions to bring proceedings against the directors of the company as well as the company.
In principle, New MAC will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances an agreement from the court for special dispensation if the shareholder can show:
•
that there are wrongdoers in control of New MAC;

•
those wrongdoers are using their power to prevent anything being done about it;

Corporate law issue	Cayman law	Jersey law
• the wrongdoing is unconscionable and oppressive; and • in certain other limited circumstances.
Inspection of Books and Records	Shareholders of a Cayman Islands Company have no general right under Cayman Islands law to inspect or obtain copies of list of shareholders or corporate records of the company (other than memorandum and articles of association, special resolutions, register of mortgages and charges, and register of directors and officers).
Shareholders of New MAC will have the right under the Companies (Jersey) Law 1991 to inspect New MAC’s register of shareholders and, provided certain conditions are met, to obtain a copy. Shareholders of New MAC will also be able to inspect the minutes of any shareholder meetings.
The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its Articles or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.

Amendments of Governing Documents	Subject to the Companies Act and to the provisions contained in its memorandum and articles of association, a Cayman Islands company may, by special resolution, alter or add to its memorandum and articles of association.	The memorandum of association of a Jersey company may only be amended by special resolution (being a two-third majority if the memorandum of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution passed in accordance with its memorandum of association.
Classified Board	A classified board is permitted under the Companies Act.	A classified board is permitted under both the Companies (Jersey) Law 1991.
Dissolution and Winding Up	Under the Companies Act, a Cayman Islands company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Companies (Jersey) Law 1991 and the Articles, New MAC may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.
Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey

Corporate law issue	Cayman law	Jersey law
company itself without having to obtain any shareholder approval.
Business Opportunities
The Existing Governing Documents provide that:
To the fullest extent permitted by applicable law, no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as MAC. To the fullest extent permitted by applicable law, MAC renounces any interest or expectancy of MAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for directors or officers of MAC, on the one hand, and MAC, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, directors or officers of MAC shall have no duty to communicate or offer any such corporate opportunity to MAC and shall not be liable to MAC or its members for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to MAC.
Except as provided in Existing Governing Documents, MAC renounces any interest or expectancy of MAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both MAC and its directors and

To the fullest extent permitted by applicable law, no individual serving as a director or officer of New MAC shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as New MAC. To the fullest extent permitted by applicable law, New MAC renounces any interest or expectancy of New MAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for directors or officers of New MAC, on the one hand, and New MAC, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, directors and officers of New MAC shall have no duty to communicate or offer any such corporate opportunity to New MAC and shall not be liable to New MAC or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to New MAC.
Except as provided elsewhere in the Articles, the New MAC hereby renounces any interest or expectancy of New MAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both New MAC and its directors and officers, about which a Director and/or Officer acquires knowledge.
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in the Articles to be a breach of duty to New MAC or its Members, New MAC hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that New MAC may have for such activities. To the fullest extent permitted by applicable law, the provisions of the Articles apply equally to activities conducted in the future and that have been conducted in the past.

Corporate law issue	Cayman law	Jersey law

officers, about which a director and/or officer acquires knowledge.
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in the relevant articles in the Existing Governing Documents to be a breach of duty to MAC or its members, MAC waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that MAC may have for such activities. To the fullest extent permitted by applicable law, the above provisions apply equally to activities conducted in the future and that have been conducted in the past.

ASX Restrictions
General Restrictions
These restrictions only apply if and when the Company is admitted to the official list of ASX. If the ASX listing rules prohibit an act being done, the act shall not be done, and if the ASX listing rules require an act to be done or not be done, authority is given for that act to be done or not to be done.
Restricted Securities
For such time as New MAC is admitted to ASX, a holder of restricted securities must not dispose of, or agree to offer to dispose of, the securities during the escrow period (as defined as the escrow period applicable to restricted securities in accordance with ASX listing rules). If restricted securities are in the same class as quoted securities, the holder will be taken to have agreed in writing that the restricted securities are to be kept in New MAC’s issue sponsored sub register and are to have a holding lock applied for the duration of the escrow period applicable to those securities. New MAC must refuse to acknowledge any disposal (including, without limitation, to register any transfer) of restricted securities during the escrow period applicable to those securities except as permitted by the ASX listing rules or ASX. A holder of restricted securities will not be entitled to participate in any return of capital on those securities during the escrow period applicable to those securities except as permitted by the ASX listing rules or ASX. If a holder of restricted securities breaches a restriction deed or a provision of the Articles restricting a disposal of those securities, the holder will not be entitled to any dividend or distribution, or to exercise any voting rights, in respect of those securities for so long as the breach continues.

PRICE RANGE OF SECURITIES AND DIVIDENDS
MAC
Units, Ordinary Shares and Warrants
MAC’s Class A Ordinary Shares and public warrants are currently listed on the NYSE under the symbols “MTAL” and “MTAL.WS”, respectively. MAC Class A Ordinary Shares and warrants currently trade as units consisting of one MAC Class A Ordinary Share and one-third of one redeemable warrant, and are listed on the NYSE under the symbol “MTAL.U”. New MAC intends to apply to list its New MAC Ordinary Shares and warrants on the NYSE under the symbols “MTAL” and “MTAL.WS”, respectively, in connection with the closing of the Business Combination. We cannot assure you that the New MAC Ordinary Shares or its warrants will be approved for listing on the NYSE. MAC’s publicly traded units will separate into the component securities upon consummation of the Business Combination and will no longer trade as a separate security.
Within the six months following the consummation of the Business Combination, New MAC expects to pursue a dual-listing on the ASX, subject to market conditions. In connection with such listing, New MAC may issue additional equity securities. No certainty can be provided as to the timing of any such listing or offering or whether either will be ultimately successful.
Holders
As of May 9, 2023, there was one holder of record of the units, one holder of record of MAC Class A Ordinary Shares and two holders of record of MAC Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, MAC Class A Ordinary Shares and MAC Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
MAC has not paid any cash dividends on the MAC Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon MAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the MAC Board at such time.
CMPL
Historical market price information for CMPL’s share capital is not provided because there is no public market for CMPL’s share capital, CMPL being a wholly-owned subsidiary of Glencore. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CMPL.”

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, New MAC will have 220,000,000 New MAC Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 48,317,039 New MAC Ordinary Shares issued and outstanding, assuming no public shares are redeemed in connection with the Business Combination. All of the New MAC Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by New MAC’s “affiliates” or MAC’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the New MAC Ordinary Shares in the public market could adversely affect prevailing market prices of the New MAC Ordinary Shares. Prior to the Business Combination, there has been no public market for New MAC Ordinary Shares. New MAC has applied for listing of the New MAC Ordinary Shares on the NYSE, but New MAC cannot assure you that a regular trading market will develop in the New MAC Ordinary Shares.
Lock-up Agreement
In connection with MAC’s IPO, on July 28, 2021, MAC, the Sponsor and each of the initial shareholders, directors and officers of MAC entered into that certain Sponsor Letter Agreement pursuant to which the Sponsor and each of the initial shareholders, directors and officers of MAC have agreed, among other things, to certain transfer restrictions on any of their Founder Shares until the earliest of (i) one year after the completion of MAC’s initial business combination and (ii) subsequent to the business combination, (x) if the closing price of the New MAC Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after MAC’s initial business combination, or (y) the date on which MAC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of MAC’s public shareholders having the right to exchange their MAC Class A Ordinary Shares for cash, securities or other property. In addition, the Sponsor, the Sponsor’s affiliates and each initial shareholder agrees that it, he or she shall not transfer any of their private placement warrants and MAC Class A Ordinary Shares issued upon conversion or exercise thereof until 30 days after the completion of MAC’s initial business combination.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
New MAC is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that New MAC sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by New MAC’s affiliates. Generally, subject to certain limitations, holders of New MAC’s restricted shares who are not affiliates of New MAC or who are affiliates of New MAC by virtue of their status as an officer or director of New MAC may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of New MAC restricted shares by an officer or director who is an affiliate of New MAC solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of New MAC restricted shares who will be an affiliate of New MAC other than by virtue of his or her status as an officer or director of New MAC.
New MAC is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144
All of New MAC’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of New MAC and has beneficially owned New MAC’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about New MAC.
Persons who are affiliates of New MAC and have beneficially owned New MAC’s restricted securities for at least six months would be subject to additional restrictions, by which such person may sell only a number of restricted securities within any three-month period that does not exceed the greater of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal New MAC Ordinary Shares; or

•
the average weekly trading volume of New MAC Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New MAC under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New MAC.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

Rule 701
In general, under Rule 701 of the Securities Act, each of New MAC’s employees, consultants or advisors who purchases equity shares from New MAC in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Registration Rights
At the consummation of the Business Combination, New MAC, the Sponsor and certain persons named therein will enter into an A&R Registration Rights Agreement, pursuant to which that certain A&R Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $50 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New MAC shall not be required to conduct more than an aggregate total of three (3) underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New MAC subsequent to the Closing. New MAC has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information known to us regarding (i) the actual beneficial ownership of MAC Ordinary Shares as of April 17, 2023 prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of New MAC Ordinary Shares immediately following consummation of the Business Combination by:
•
each person known by MAC to beneficially own more than 5% of the issued and outstanding shares of MAC Ordinary Shares immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the New MAC Ordinary Shares immediately after the consummation of the Business Combination;

•
each of MAC’s current executive officers and directors; and

•
all executive officers and directors of MAC as a group pre-Business Combination and all expected directors and officers of New MAC as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to the Existing Governing Documents, each MAC Ordinary Share entitles the holder to one vote per share.
Pursuant to the Proposed Governing Documents, each New MAC Ordinary Share will entitle the holder to one vote on all matters upon which the holders are entitled to vote. Unless otherwise indicated, MAC believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
The calculation of the pre-Business Combination percentage of beneficial ownership is based on 33,143,475 MAC Ordinary Shares issued and outstanding as of April 17, 2023, of which 26,514,780 are (i) MAC Class A Ordinary Shares and (ii) 6,628,695 are MAC Class B Ordinary Shares held directly by MAC’s Sponsor and indirectly by the initial shareholders.
The expected beneficial ownership of New MAC Ordinary Shares immediately following the consummation of the Business Combination assumes consummation of the PIPE Financing under two alternative scenarios:
•
a “no redemption” scenario where no MAC shareholders exercise redemption rights with respect to their public shares; and

•
a “50% redemption” scenario where 13,257,390 outstanding public shares are redeemed in connection with the Business Combination at a per share redemption price of $10.00 per share. This is the maximum number of shares that may be redeemed based on our assumption that we will raise approximately $126 million in the PIPE Financing. If we are unable to successfully raise this amount of PIPE Financing, or if redemptions are higher than our assumption, then we would not be able to fund the consideration for the Business Combination.

The expected beneficial ownership of New MAC Ordinary Shares post-Business Combination is based on (i) 58,918,475 New MAC Ordinary Shares issued and outstanding, assuming no redemptions of public shares and (ii) 48,161,085 New MAC Ordinary Shares issued and outstanding, assuming 50% redemptions.
The expected beneficial ownership percentages set forth below do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the completion of the Business Combination), or (ii) the issuance of any shares upon completion of the Business Combination under the 2023 Plans.

				After the Business Combination
		Prior to Business Combination		Assuming No Redemptions		Assuming 50% Redemptions
Name and Address of Beneficial Owner	MAC Class A Ordinary Shares	MAC Class B Ordinary Shares	% of Total Voting Power	New MAC Ordinary Shares	% of Total Voting Power	New MAC Ordinary Shares	% of Total Voting Power
Directors and Executive Officers of MAC and New MAC(1)
Michael (Mick) James McMullen(3)(14)	—	410,000	1.2%	560,000	1.0%	560,000	1.2%
Marthinus (Jaco) J. Crouse(4)(14)	—	100,000	—	125,000	—	125,000	—
Dan Vujcic(5)(14)	—	100,000	—	100,000	—	100,000	—
Patrice E. Merrin(14)	—	50,000	—	55,000	—	55,000	—
Rasmus Kristoffer Gerdeman(14)	—	75,000	—	75,000	—	75,000	—
Neville Joseph Power(6)(14)	—	50,000	—	50,000	—	50,000	—
John Rhett Miles Bennett(7)(14)	—	170,000	—	170,000	—	170,000	—
Charles D. McConnell(14)	—	50,000	—	50,000	—	50,000	—
All Directors and Executive Officers of MAC as a Group (8 Individuals)	—	1,005,000	3.0%	1,185,000	2.0%	1,185,000	2.5%
5% Beneficial Owners of MAC and New MAC
Green Mountain Metals LLC(8)	—	6,628,695	20.0%	6,628,695	11.3%	6,628,695	13.8%
Titanium Funding, LLC(9)	2,489,700	—	7.5%	—	—	2,489,700	5.2%
Atalaya Capital Management LP(10)	2,059,688	—	6.2%	—	—	—	—
Polar Asset Management Partners Inc.(11)	1,668,063	—	5.0%	—	—	—	—
Millennium Management LLC(12)	1,678,338	—	5.1%	—	—	—	—
Millennium Group Management LLC(12)	1,678,338	—	5.1%	—	—	—	—
Israel A. Englander(12)	1,678,338	—	5.1%	—	—	—	—
Balyasny Asset Management L.P.(13)	1,934,448	—	5.8%	—	—	—	—
Glencore Operations Australia Pty Limited(15)	—	—	—	10,000,000	17.0%	10,000,000	20.8%

*
less than 1%

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands.

(2)
Green Mountain Metals LLC is the record holder of the shares reported herein. Interests shown represent Class B units held by certain of MAC’s officers and directors in the Sponsor, which entitle such holder to an equivalent number of New MAC Ordinary Shares on distribution. The amounts shown for such individuals are included in the total owned by Green Mountain Metals LLC. The MAC Class B Ordinary Shares will automatically convert into New MAC Ordinary Shares on a one-for-one basis, subject to adjustment, upon consummation of the Business Combination as described in the section entitled “Description of New MAC Share Capital.” The Sponsor has subsequently agreed to transfer 517,500 Founder Shares to the Cornerstone Investors. The amounts shown for these individuals are included in the total owned by Green Mountain Metals LLC.

(3)
Reflects: (i) 410,000 MAC Class B Ordinary Shares held by McMullen Geological Services Pty Ltd., an entity that he owns jointly with his spouse and which he shares voting and dispositive power over such shares and (ii) following the consummation of the Business Combination, 150,000 New MAC Ordinary Shares held by LILAID PTY LTD, McMullen Family No. 2 A/C (“McMullen Trust”). Mr. McMullen holds voting and dispositive power over the shares held by the McMullen Trust.

(4)
Reflects (i) 100,000 MAC Class B Ordinary Shares and (ii) following the consummation of the Business Combination, 25,000 New MAC Ordinary Shares held by Mr. Crouse’s spouse, Katherine Irene Helen Crouse. Mr. Crouse disclaims beneficial ownership over the shares held by Mrs. Crouse.

(5)
Mr. Vujcic beneficially owns 100,000 MAC Class B Ordinary Shares held by Tilt Natural Resources Capital Limited, an entity that he 100% owns.

(6)
Mr. Power beneficially owns 50,000 MAC Class B Ordinary Shares held by Mascotte Capital Pty Ltd., an entity that he 100% owns.

(7)
Mr. Bennett beneficially owns 170,000 MAC Class B Ordinary Shares held by Black Mountain Storage LLC, an entity that he 100% owns.

(8)
The shares reported herein are held in the name of the Sponsor. There are three managers of the Sponsor’s board of managers, Michael (Mick) James McMullen, John Rhett Miles Bennett, and Ashley Elizabeth Zumwalt-Forbes. Each manager has one vote, and the approval of two of the three members of the board of managers is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(9)
According to Schedule 13G/A filed with the SEC on February 7, 2023 by Titanium Funding, LLC, a Delaware limited liability company (“TF LLC”), Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), the following individuals: Joshua J. Dapice (“Dapice”); Philip D. Dreyfuss (“Dreyfuss”); Hannah E. Dunn (“Dunn”); Michael B. Fisch (“Fisch”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); Edric C. Saito (“Saito”); William Seybold (“Seybold”); Daniel S. Short (“Short”) Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”, collectively with the other individuals, the Farallon Individual Reporting Persons”). Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States. Giauque is a citizen of France. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(10)
According to Schedule 13G/A filed with the SEC on December 14, 2021 by (i) Atalaya Special Purpose Investment Fund II LP (“ASPIF II”); (ii) ACM ASOF VII (Cayman) Holdco LP (“ASOF”); (iii) ACM Alameda Special Purpose Investment Fund II LP (“Alameda”); (iv) ACM Alamosa (Cayman) Holdco LP (“Alamosa”); (v) Atalaya Capital Management LP (“ACM”); (vi) Corbin ERISA Opportunity Fund, Ltd. (“CEOF”); (vii) Corbin Capital Partners GP, LLC (“Corbin GP”); (viii) Corbin Capital Partners Group, LLC (“CCPG”) and (ix) Corbin Capital Partners, L.P. (“CCP”). ACM may be deemed the beneficial owner of 2,059,688 shares underlying units, which amount includes (i) the 294,926 shares underlying units beneficially owned by ASPIF II, (ii) the 415,313 shares underlying units beneficially owned by ASOF, (iii) the 519,106 shares underlying units beneficially owned by Alameda and (iv) the 830,343 shares underlying units beneficially owned by Alamosa. Each of CCPG and CCP may be deemed the beneficial owner of 415,312 shares underlying units, which amount includes the 415,312 shares underlying units beneficially owned by CEOF. As of October 1, 2021, CCPG ceased to beneficially own any shares. The address of the principal business office of each of ASPIF II, ASOF, Alameda, Alamosa and ACM is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The address of the principal business office of each of CEOF, CCPG, Corbin GP and CCP is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(11)
According to Schedule 13G/A filed with the SEC on February 13, 2023, by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada (“PAMP”), which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (together with PAMP, the “Reporting Person”). The address of the business office of the Reporting Person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(12)
According to Schedule 13G filed with the SEC on March 22, 2022 by Millennium Management LLC, a limited liability company organized under the laws of the State of Delaware (“MM”), Millennium Group Management LLC, a limited liability company organized under the laws of the State of Delaware (“MGM”), and Israel A. Englander (collectively, with MM and MGM, the “Reporting Person”). The securities disclosed therein as potentially beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Mr. Englander are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the securities held by such entities. The address of the business office of the Reporting Person is 399 Park Avenue, New York, New York 10022.

(13)
According to Schedule 13G filed with the SEC on February 14, 2023 by Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), BAM GP LLC is a Delaware limited liability company (“BAM GP”), Balyasny Asset Management Holdings LP is a Delaware limited partnership (“BAM Holdings”), Dames GP LLC is a Delaware limited liability company (“Dames”), and Dmitry Balyasny. The principal business office of BAM, BAM GP, BAM Holdings, Dames, and Dmitry Balyasny is 444 West Lake Street, 50th Floor, Chicago, IL 60606.

(14)
Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(15)
Reflects 10,000,000 New MAC Ordinary Shares to be issued to Glencore Operations Australia Pty Limited. Glencore Operations Australia Pty Limited is a wholly-owned indirect subsidiary of Glencore plc, a company listed on the London Stock Exchange. The address of Glencore plc is Baarermattstrasse 3, CH 6340, Baar, Switzerland, and the address of Glencore Operations Australia Pty Limited is Level 44 Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia.

ADDITIONAL INFORMATION
Submission of Future Shareholder Proposals
The MAC Board is aware of no other matter that may be brought before the extraordinary general meeting. MAC does not expect to hold a 2022 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if MAC does not consummate a business combination by August 2, 2023, MAC is required to begin the liquidation process provided for in its amended and restated certificate of incorporation, as amended. MAC will dissolve as soon as practicable following such liquidation and will conduct no annual meetings thereafter.
Shareholder Communications
Shareholders and interested parties may communicate with the MAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands. Each communication will be forwarded, depending on the subject matter, to the MAC Board, the appropriate committee chairperson or all non-management directors.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, MAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, MAC will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Shareholders may notify MAC of their requests by calling +1 (817) 698-9901 or writing MAC at its principal executive offices at Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands.
Enforceability of Civil Liabilities Under U.S. Securities Laws
MAC is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of the directors and executive officers of MAC, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.
MAC has been advised by its Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against MAC judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against MAC predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, must not be inconsistent with a Cayman Islands judgment in respect of the same matter, must not be impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (in this regard, awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its colonies, a corporation or other limited liability entity organized under the laws of the U.K., Jersey, or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, we have been further advised by our legal counsel in Jersey that it is uncertain as to whether the courts of Jersey would entertain original actions, including based on U.S. federal or state securities laws, or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.
Legal Matters
The validity of the New MAC Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Ogier (Jersey) LLP, Jersey, Channel Islands counsel to New MAC.
Other Matters
As of the date of this proxy statement/prospectus, the MAC Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
Experts
The financial statements of Cobar Management Pty Limited as of December 31, 2022 and December 31, 2021, and for each of the two years in the period ended December 31, 2022 and as of December 31, 2021, December 31, 2020, and January 1, 2020 and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus, have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports. Such financial statements are so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Metals Acquisition Corp. at December 31, 2022, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and at December 31, 2021, and for the period from March 11, 2021 (inception) through December 31, 2021, by Marcum LLP, independent registered public accounting firm, as set forth in their respective reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
MAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on MAC at the SEC web site containing reports, proxy statements and other information at: www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Metals Acquisition Limited
c/o Metals Acquisition Corp
Century House, Ground Floor
Cricket Square, P.O. Box 2238
Grand Cayman KY1-1107, Cayman Islands
Tel: (817) 698-9901
You may also obtain these documents by requesting them in writing or by telephone from MAC’s proxy solicitation agent at the following address and telephone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Tel: (800) 714-3305
Telephone: (banks and brokers can call collect at (212) 269-5550
Email: MTAL@dfking.com
If you are a holder of MAC Ordinary Shares and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive such documents before the extraordinary general meeting. If you request any documents from MAC, MAC will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MAC or forward-looking statements relating to CMPL has been supplied by MAC, and all historical information relating to CMPL has been supplied by CMPL. Information provided by either MAC or CMPL does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of MAC for the extraordinary general meeting. MAC has not authorized anyone to give any information or make any representation about the Business Combination, MAC or CMPL that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
METALS ACQUISITION CORP
Page
Audited Financial Statements as of December 31, 2022
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Accounting Firm (PCAOB ID 688)	F-3
Balance Sheet as of December 31, 2022	F-4
Statements of Operations for the year ended December 31, 2022 and for the period from March 11, 2021 (Inception) to December 31, 2021	F-5
Statements of Changes in Shareholder’s Deficit for the year ended December 31, 2022 and for the period from March 11, 2021 (Inception) through December 31, 2021	F-6
Statements of Cash Flows for the year ended December 31, 2022 and for the period from March 11, 2021 (Inception) to December 31, 2021	F-7
Notes to Audited Financial Statements	F-8 – F-29
CMPL

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Metals Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Metals Acquisition Corp. (the Company) as of December 31, 2022, the related consolidated statement of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows the year ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has until August 2, 2023 to consummate a Business Combination. If a Business Combination is not consummated by this date and the Company’s stockholders have not approved an extension by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Given the uncertainty related to the ability to consummate a business combination by August 2, 2023 the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Ernst & Young LLP
Chartered Professional Accountants
We have served as the Company’s auditor since 2023.
Vancouver, Canada
March 24, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Metals Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Metals Acquisition Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from March 11, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 11, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s available cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2021. In 2023, we became the predecessor auditor.
Houston, TX
March 31, 2022

METALS ACQUISITION CORP
CONSOLIDATED BALANCE SHEETS
		December 31,
	Notes	2022	2021
Assets
Current assets:
Cash	1	$42,314	$954,974
Other receivable		53,200	—
Prepaid expenses		201,275	340,271
Total current assets		296,789	1,295,245
Long-term prepaid expenses		—	186,988
Marketable securities held in Trust Account	6	268,908,716	265,155,619
Deferred financing costs	1	985,760	—
Total Assets		$270,191,265	$266,637,852
Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Accrued expenses and accounts payable		$927,261	$—
Accrued offering costs and expenses		—	604,474
Deferred liabilities	7	7,239,473	—
Deferred underwriting discount	1	9,280,173	—
Promissory note – related party	5	786,096	—
Total current liabilities		18,233,003	604,474
Warrant liability	6	7,442,633	8,440,008
Deferred underwriting discount	1	—	9,280,173
Total Liabilities		25,675,636	18,324,655
Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 26,514,780 shares at redemption value of $10.14 and $10.00 per share as of December 31, 2022 and 2021, respectively	3	268,908,716	265,147,800
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding		—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 26,514,780 shares subject to possible redemption)	3	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,628,695 shares issued and outstanding	3	663	663
Additional paid-in capital		—	—
Accumulated deficit		(24,393,750)	(16,835,266)
Total Shareholders’ Deficit		(24,393,087)	(16,834,603)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit		$270,191,265	$266,637,852
The accompanying notes are an integral part of the consolidated financial statements.

METALS ACQUISITION CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
	Notes	For the Year Ended December 31, 2022	For the Period from March 11, 2021 (Inception)Through December 31, 2021
Operating and formation costs		$2,117,475	$1,122,004
Acquisition costs		7,625,359	—
Stock compensation expense		224,250	—
Loss from operations		(9,967,084)	(1,122,004)
Other income (expense):
Change in fair value of warrants	6	1,477,374	14,982,447
Offering expenses related to warrant issuance	1	—	(1,984,130)
Excess value of Private Placement Warrants	1	—	(1,066,666)
Change in fair value conversion option	5	7,200	—
Trust interest income	2	3,753,097	7,819
Amortization of discount on convertible promissory note	5	(8,000)	—
Bank fee		(5,205)	(2,448)
Total Other income, net		5,224,466	11,937,022
Net (loss) income		$(4,742,618)	$10,815,018
Basic and diluted weighted average Class A shares outstanding, ordinary shares subject to possible redemption	2	26,514,780	13,451,926
Basic and diluted net (loss) income per share, Class A ordinary shares	1	$0.14	$0.54
Basic and diluted weighted average Class B ordinary shares outstanding		6,628,695	6,403,525
Basic and diluted net (loss) income per share, Class B ordinary shares	1	$(1.28)	$0.54
The accompanying notes are an integral part of the consolidated financial statements.

METALS ACQUISITION CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM MARCH 11, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of March 11, 2021 (Inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	7,187,500	719	24,281	—	25,000
Capital contribution for sale of Class B shares to Anchor Investors	—	—	11,107,653	—	11,107,653
Forfeiture of 558,805 founder shares	(558,805)	(56)	56	—	—
Change in Class A ordinary shares subject to possible redemption	—	—	(11,131,990)	(27,650,284)	(38,782,274)
Net income	—	—	—	10,815,018	10,815,018
Balance as of December 31, 2021	6,628,695	663	—	(16,835,266)	(16,834,603)
Contribution of conversion price in excess of fair value of warrants	—	—	720,800	—	720,800
Stock compensation	—	—	224,250	—	224,250
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	(945,050)	(2,815,866)	(3,760,916)
Net loss	—	—	—	(4,742,618)	(4,742,618)
Balance as of December 31, 2022	6,628,695	$663	$—	$(24,393,750)	$(24,393,087)
The accompanying notes are an integral part of the consolidated financial statements.

METALS ACQUISITION CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
		For the Year Ended		For the Period from March 11, 2021 (Inception) to
	Notes	December 31, 2022		December 31, 2021
Cash flows from Operating Activities:
Net (loss) income			$(4,742,618)	$10,815,018
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Formation costs paid by sponsor in exchange for issuance of Class B ordinary shares			—	6,894
Offering expenses related to warrant issuance			—	1,984,130
Excess value of Private Placement Warrants			—	1,066,666
Interest earned on marketable securities held in Trust Account			(3,753,097)	(7,819)
Decrease in fair value of warrants	6		(1,477,374)	(14,982,447)
Stock compensation expense	5		224,250	—
Change in fair value of conversion option	6		(7,200)	—
Amortization of discount on convertible promissory note	6		8,000	—
Changes in operating assets and liabilities:
Other receivable			(53,200)	—
Prepaid expenses			325,984	(527,259)
Accrued expenses and accounts payable			(145,362)
Accrued offering costs and expenses			—	604,474
Deferred liabilities	7		6,721,861	—
Net cash used in operating activities			(2,898,756)	(1,040,343)
Cash Flows from Investing Activities:
Investment held in Trust Account			—	(265,147,800)
Net cash used in investing activities			—	(265,147,800)
Cash flows from Financing Activities:
Proceeds from convertible promissory note – related party	6		1,200,000	—
Proceeds from promissory note – related party			786,096	—
Proceeds from Initial Public Offering, net of underwriters’ fees			—	259,844,844
Proceeds from private placement			—	8,302,958
Advances from related parties	6		—	150,000
Payments to related parties	6		—	(150,000)
Payments of offering costs	3		—	(1,004,685)
Net cash provided by financing activities			1,986,096	267,143,117
Net change in cash			(912,660)	954,974
Cash, beginning of the period			954,974	—
Cash, end of the period			$42,314	$954,974
Supplemental disclosure of noncash investing and financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption			$3,760,916	$38,782,274
Deferred financing costs included in accrued expenses			$728,745	$—
Deferred underwriting commissions charged to additional paid in capital			$—	$9,280,173
Fair value of capital contribution by Sponsor to Anchor Investors		$		$11,107,653
Forfeiture of 558,805 founder shares		$		$56
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares			$—	$18,104
Initial classification of warrant liability			$—	$23,422,455
Private warrants issued upon conversion of related party promissory note			$480,000	$—
Capital contributed upon settlement of related party note			$720,800	$—
The accompanying notes are an integral part of the consolidated financial statements.

Note 1 — Organization and Business Operations, Going Concern and Management’s Plan
Metals Acquisition Corp (together with its consolidated subsidiaries, except as the context otherwise requires, the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 11, 2021.The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On March 4, 2022, a wholly owned subsidiary, Metals Acquisition Corp. (Australia) Pty Ltd (“MAC-Sub”) was incorporated under the Australian Corporations Act 2001 and registered in New South Wales for the purposes of the Proposed Business Combination.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 11, 2021 (inception) through December 31, 2022, relates to the Company’s formation, operating costs, and the initial public offering (the “IPO”), described below and activities related to seeking an acquisition target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments in the trust account derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Green Mountain Metals LLC, a Cayman Islands limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on July 28, 2021 (the “Effective Date”). On August 2, 2021, the Company consummated its IPO of 25,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-third of one redeemable warrant of the Company (“Warrant”), each whole Warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $250,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 5,333,333 warrants (the “Private Placement Warrants”) to the Sponsor at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8,000,000. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of such warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.
The underwriter had a 45-day option from the date of the Company’s IPO (August 2, 2021) to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On September 3, 2021, the Underwriter partially exercised the over-allotment option to purchase an additional 1,514,780 Units (the “Over-Allotment Units”) generating aggregate gross proceeds of $15,147,800 and incurring $302,956 in cash underwriting fees (see Notes 3 and 8) and $530,173 in deferred underwriting fees.
Simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the private placement with the Sponsor for an aggregate of 201,971 warrants to purchase Class A Ordinary Shares for $1.50 per warrant in a private placement with each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment (the “Additional Private Placement Warrants”), generating total proceeds of $302,956 (the “Private Placement Proceeds” and, together with the Option Unit Proceeds, the “Proceeds”) (see Note 5).
On September 16, 2021, the remaining amounts under the over-allotment option expired unused and 558,805 Class B ordinary shares were forfeited by the Sponsor to the Company for no consideration.
The Additional Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of such warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.
Certain qualified institutional buyers or institutional accredited investors who are unaffiliated with the management team (“Anchor Investors”) purchased a total of 19,575,000 Units or 78.3% of the outstanding Units following the IPO (assuming no exercise of the over-allotment option). After the exercise of the Underwriter’s over-allotment option, the percentage purchased by Anchor Investors has decreased from 78.3% to 73.8%.
In addition, the Sponsor sold membership interests representing an aggregate of 1,272,500 founder shares to all Anchor Investors combined that will convert on a one-to-one basis into common shares in New MAC upon the Proposed Business Combination.
The Company estimated the aggregate fair value of these founder shares attributable to Anchor Investors via their purchase of the membership interest to be $11,107,653, or $8.73 per share. The founder shares purchased by the Anchor Investors represent a capital contribution by the Sponsor for the benefit of the Company and are recorded as offering costs and reflected as a reduction in the proceeds from the offering and offering expenses in accordance with ASC 470 and Staff Accounting Bulletin Topic 5A.
As the IPO included two instruments, Class A ordinary shares and warrants, and as the warrants are classified as a financial liability, it was necessary to allocate the gross proceeds between Class A ordinary shares and warrants. The Company adopted the residual method to allocate the gross proceeds between Class A ordinary shares and warrants based on their relative fair values. The gross proceeds were first allocated to the fair value of the warrants and the residual amount was then allocated to Class A ordinary shares. The percentage derived from this allocation was then used to allocate deferred offering costs between Class A ordinary shares and warrants. Issuance costs of $1,984,130 were allocated to the warrants and charged to the Company’s prior period statement of operations.
The purchase of 78.3% in aggregate of the Units sold in the IPO, or 19,575,000 Units and the sales of membership interest by the Sponsor are hereby referred to as the “Anchor Investment.”
Transaction costs of the IPO amounted to $26,713,571 consisting of $5,302,956 of underwriting discounts, $9,280,173 of deferred underwriting discounts, fair value in the Anchor Investor shares of $11,107,653, and $1,022,789 of other offering costs. Of the transaction costs, $1,984,130 is included in other expenses and $24,729,441 is included in temporary equity.
A total of $265,147,800 was placed in a U.S.-based trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, acting as trustee, upon closing of the IPO and the underwriter partially exercising its over-allotment option.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).
The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts previously disbursed to management for working capital purposes, if permitted, and excluding the amount of deferred underwriting discounts and commissions held in trust) at the time of signing an agreement to enter a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for so that the Company is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
The net proceeds from the initial public offering are held in the Trust Account and are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a (A) shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO, or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity, and (c) the redemption of the public shares if the Company has not consummated the initial Business Combination within 24 months from the closing of the IPO. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within 24 months from the closing of the IPO, with respect to such Class A ordinary shares so redeemed.
The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirements. The public shareholders are entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein.
The ordinary shares subject to redemption are recorded at redemption value and have been classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have only 24 months from the closing of the IPO (the “Combination Period”) to complete the initial Business Combination. If the Company has not completed the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any founder shares and public shares they hold, (ii) to waive their redemption rights with respect to any founder shares and any public shares purchased during or after the IPO in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period, or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to consummate the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).
The Company’s Sponsor has agreed it will be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations, provided that such liability will not apply to any claims by a third party or prospective partner business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be liable for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Accordingly, the Sponsor may not be able to satisfy those obligations.
On March 17, 2022, the Company, MAC-Sub, and Glencore Operations Australia Pty Limited (“Glencore”) entered into a Share Sale Agreement (the “SSA”).
Under the terms of the SSA, MAC-Sub will acquire from Glencore 100% of the issued share capital of Cobar Management Pty. Limited (“CMPL”) (the acquisition of CMPL and the CSA mine (as defined herein) from Glencore, the “Proposed Business Combination”). CMPL owns and operates the Cornish, Scottish and Australian mine (the “CSA Mine”) in Cobar, New South Wales, Australia.
Under the original terms of the SSA, in consideration for the acquisition of CMPL, the Company and MAC-Sub will: (a) pay $1,050,000,000 to Glencore (subject to a customary closing accounts adjustments to reflect the working capital, net debt and tax liabilities of CMPL at the time of closing under the SSA (the “Closing”)), (b) issue $50,000,000 (5,000,000 shares) worth of MAC Class A ordinary shares, $0.0001 par value to Glencore, and (c) enter into a net smelter royalty pursuant to which after the Closing, CMPL will pay to Glencore a royalty of 1.5% of all net smelter copper concentrate produced from the mining tenure held by CMPL at the time of the Closing.
The business combination has been approved by the boards of directors of the Company and Glencore.
On November 22, 2022, the Company, MAC-Sub and Metals Acquisition Limited (“MAC Limited”) entered into a Deed of Consent and Covenant with Glencore to amend the SSA (the “Amendment”). Pursuant to the Amendment, the parties thereto agreed to (i) permit the Company to undertake a re-domiciliation whereby the Company will be merged with and into MAC Limited, with MAC Limited continuing as the surviving company (“New MAC”) and (ii) amend the consideration payable to Glencore in connection with the acquisition of the CSA Mine whereby the Company and MAC-Sub will:

(a)
Pay at least $775 million in cash (with the potential to be scaled up to $875 million depending on equity demand) to Glencore (subject to customary closing accounts adjustment (including New MAC being liable for accounting fees in connection with the transaction) to reflect the working capital, net debt and tax liabilities of CMPL at the Closing;

(b)
Issue up to 10,000,000 ordinary shares of New MAC (the “New MAC Ordinary Shares”) at the Closing (the “Rollover Shares”) to Glencore (having a value of up to $100,000,000) with Glencore having the option to scale down the amount to $0 subject to MAC raising sufficient equity (with any scale-back to be reflected in the upfront cash payment scale-up, as set forth in subsection (a));

(c)
Pay $75 million in a deferred cash payment on the following terms:

(i)
Payable upon New MAC’s listing on the Australian Stock Exchange or undertaking any alternative equity raise (up to 50% of the net proceeds from the raise, capped at US$75 million);

(ii)
the unpaid balance of the $75 million will accrue interest at a rate equivalent to what New MAC pays on its mezzanine subordinated term loan, set at SOFR plus a variable margin of 8-12% (which will be determined by reference to prevailing copper prices); and

(iii)
any residual (up to the $75 million plus applicable interest) not paid in cash by the date that is twelve (12) months after the Closing will be settled on the next business day through the issuance of additional New MAC Ordinary Shares at a 30% discount to the 20-trading day VWAP before the issuance (“Equity Conversion Date”). If New MAC is listed on more than one exchange, the VWAP will be calculated by reference to the exchange with the largest volume (US$ equivalent) over the 20-trading day period before the Equity Conversion Date. If the New MAC Ordinary Shares cannot be issued to Glencore due to applicable law or the rules of any applicable stock exchange, Glencore, in its sole discretion, may delay the date for the issuance of the New MAC Ordinary Shares, noting that such right only delays the date for the issuance of the New MAC Ordinary Shares, which amount of New MAC Ordinary Shares will be set on the Equity Conversion Date

(d)
Pay $150 million in cash structured as two contingent payments ($75 million each) that are unsecured, fully subordinated and payable if, over the life of the CSA Mine, the average daily London Metal Exchange closing price is greater than:

(i)
$4.25/lb (US$9,370/mt) for any rolling 18-month period (commencing at Closing) (the “First Contingent Payment”); and

(ii)
$4.50/lb (US$9,920/mt) for any rolling 24-month period (commencing at Closing) (the “Second Contingent Payment”);

The First Contingent Payment and the Second Contingent Payment will be payable as soon as the applicable payment trigger milestone has been achieved. However, if one or both of the milestones are met in the first three years post-Closing, the payment will only be made to the extent it does not constitute a breach of New MAC’s finance facilities in place at the Closing. To the extent payment would constitute a breach of the relevant facilities, New MAC will be subject to an obligation to use best endeavors to obtain the consent of all financiers for the payment to be made during the three-year window. For the avoidance of doubt, New MAC will be obligated to make the payments on the earlier of the first business day following (i) the refinancing of its senior debt, and (ii) the third anniversary of the Closing (being maturity of the senior debt), to the extent that First Contingent Payment and/or Second Contingent Payment has been triggered but not paid during the first three years post-Closing;
(e)
Enter into a Royalty Deed and Offtake Agreement as previously disclosed in the Current Report; and

(f)
Grant Glencore the right to appoint one (1) director to the New MAC board of directors for every 10% of New MAC Ordinary Shares that Glencore beneficially owns.

On February 28, 2023, MAC-Sub, the Company and New MAC, as guarantors, entered into a syndicated facility agreement with Citibank, N.A., Sydney Branch, Bank of Montreal, Harris Bank N.A.,

The Bank of Nova Scotia, Australian Branch, and National Bank of Canada (collectively, the “Senior Lenders”) and Citisecurities Limited, as agent for the Senior Lenders, to provide a senior syndicate loan facility to finance, in part, the Proposed Business Combination. The Senior Syndicated Facility provides amongst other facilities, a US$205 million acquisition term loan that can be used to fund in part the Business Combination Consideration.
On March 10, 2023, MAC-Sub, the Company and MAC Limited, as guarantors, entered into a mezzanine debt facility loan note subscription agreement (the “Mezz Facility”) with Sprott Private Resource Lending II (Collector-2), LP, (the “Lender”) and Sprott Resource Lending Corp., as agent and security trustee for the Lender, to provide a mezzanine loan facility of US$135,000,000 to finance, in part, the Proposed Business Combination.
Going Concern and Management’s Plan
As of December 31, 2022, the Company had $42,314 of cash and a working capital deficit of $17,936,214.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Until the consummation of the Business Combination, the Company will be using the funds not held in the Trust Account.
On April 13, 2022, the Company issued an unsecured promissory note (the “2022 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company could borrow up to $1,200,000 from the Sponsor for working capital needs, including transaction costs reasonably related to the consummation of the Proposed Business Combination (Refer to Note 5). On May 6, 2022, the Company borrowed $1,200,000 under the 2022 Sponsor Convertible Note. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note resulting in the issuance of 800,000 private placement warrants to the Sponsor, fully satisfying the Company’s obligation under the 2022 Sponsor Convertible Note.
On October 25, 2022, the Company issued an unsecured non-convertible promissory note (the “October 2022 Note”) to the Sponsor pursuant to which the Company may borrow up to $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the note will be due and payable in full up to the earlier of (1) August 2, 2023 and (ii) the acquisition of the Cornish, Scottish and Australian Mine in the Company’s Proposed Business Combination. As of December 31, 2022, $300,000 was outstanding under the October 2022 Note.
On December 21, 2022, the Company issued an unsecured non-convertible promissory note (the “December 2022 Note”) to the Sponsor pursuant to which the Company may borrow up to $1,254,533 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The December Note bears no interest and all unpaid principal under the Note will be due and payable in full up the earlier of (i) August 2, 2023, and (ii) the acquisition of the Cornish, Scottish and Australian Mine in the Company’s Proposed Business Combination. As of December 31, 2022, $486,096 was outstanding under the December 2022 Note. On January 9, 2023, the Company issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Proposed Business Combination (Refer to Note 9).
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 2, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and the Company’s stockholders have not approved an extension by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that, should a Business Combination not occur, and an extension not be approved by the stockholders of the Company, the potential for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 2, 2023. The Company intends to continue to complete a Business Combination before the mandatory liquidation date. The Company is within 5 months of its mandatory liquidation date as of the time of filing of this Report.
Risks and Uncertainties
Results of operations and the Company’s ability to complete the Proposed Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination. Per the Going Concern note above, the Company intends to continue to complete the Proposed Business Combination before the mandatory liquidation date of August 2, 2023. However; the Company is within 5 months of its mandatory liquidation date as of the time of filing of this Report and without an extension it is highly unlikely that a different business combination would be consummated if the Proposed Business Combination failed.
The condition precedent satisfaction date under the Share Sale Agreement (as amended) for the Proposed Business Combination is 28 April 2023 (“CP Date”). If all conditions precedent are not satisfied or waived by the CP Date and the parties don’t mutually agree an extension in writing, then both the Company and Glencore have the option to unilaterally elect to terminate the Share Sale Agreement. In the event the conditions precedent are not satisfied or waived in full by the CP Date and neither party elects to terminate, then the Share Sale Agreement remains binding on both parties until such date as one party elects to exercise its option to terminate
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. MAC-Sub was solely incorporated for the purpose of the Proposed Business Combination and was dormant for 2022. There were no intercompany transactions for the period ended December 31, 2022.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”). The Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and qualifying for exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but that any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company had $42,314 and $954,974 of cash as of December 31, 2022 and 2021, respectively. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Investments Held in Trust Account
At December 31, 2022 and 2021, funds held in the Trust Account included $268,908,716 and $265,155,619, respectively, of investments held in a money market fund characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on this bank account.

The Investments Held in the Trust Account are invested in J.P. Morgan money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Treasury bonds are considered low-risk investments that are generally risk-free when held to maturity, since being fully backed by the U.S. government makes the risk of default extremely low.
Convertible Debt
The Company accounts for conversion options embedded in convertible Promissory notes from Related Parties in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments.
The Company reviews the terms of convertible debt issued to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.
Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.
Debt Financing Costs
The Company complies with the requirements of ASC 835-30-45-1A with respect to debt financing costs. Debt financing costs consist principally of legal and professional fees incurred through the balance sheet date that are directly related to the procurement of the Senior Syndicated Facility and the Mezz Facility. Debt financing costs incurred prior to the closing of the related debt instrument are capitalized and reported in the balance sheet as a long-term deferred asset until the closing of the related debt instrument at which time the accumulated debt financing costs are capitalized to the debt instrument as previously discussed. As of December 31, 2022 and 2021, $985,760 and $0, respectively, were capitalized and are included in deferred financing costs on the consolidated balance sheets. On February 28, 2023 and March 10, 2023, the Company closed the Senior Syndicated Facility and the Mezz Facility respectively — Refer to Note 9, Subsequent Events.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to shareholders’ deficit or the consolidated statement of operations based on the relative value of the Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, as of December 31, 2021, offering costs totaling $26,713,571 (consisting of $5,302,956 of underwriting fees, $9,280,173 of deferred underwriting fees, $11,107,653 of fair value of founder shares sold to Anchor Investors, and $1,022,789 of other offering costs) were recognized. Of the $26,713,571 offering costs $1,984,130 were allocated to the Public and Private Warrants and included in other expenses and $24,729,441 included in temporary equity for the period ended December 31, 2021. There were no offering costs incurred for the year ended December 31, 2022.

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the IPO (August 2, 2021) and re-valued at each reporting date, with changes in the fair value reported in the consolidated statement of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are derivative instruments. As the warrants meet the definition of a derivative, the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the consolidated statement of operations in the period of change.
Warrant Instruments
The Company accounts for the 13,666,666 warrants issued in connection with the IPO and Private Placement and the additional 504,927 public warrants and 201,971 private placement warrants associated with the exercise of the over-allotment, in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” under which the warrants do not meet the criteria for equity treatment and must, thereby, be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s consolidated statements of operations. The fair value of warrants is determined by the closing price of the warrants on the last trading day of the reporting period. The valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.
Fair Value Measurements
Fair value is defined as the price that would be received for the sale of an asset that would be paid for the transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholder’s deficit. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheet.
All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.
If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the remeasurement adjustment from initial carrying amount to redemption book value and subsequently adjusted the redemption book value as of the IPO date for the earnings in the Trust Account. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in capital and accumulated deficit. The carrying amount of ordinary shares subject to possible redemption excludes any potential reduction for up to $100,000 of funds held in trust that the Company may use to fund liquidation expenses. The Company will reduce the carrying amount of temporary equity for the availability of these funds only in the event that the Company’s liquidation becomes probable.
As of December 31, 2022 and 2021, the ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled in the following table:
Gross proceeds from IPO	$265,147,800
Less:
Proceeds allocated to Public Warrants, net of offering costs	(14,052,833)
Ordinary share issuance costs	(24,729,441)
Plus:
Remeasurement adjustment of carrying value to redemption value	38,782,274
Ordinary shares subject to possible redemption as of December 31, 2021	265,147,800
Plus:
Remeasurement adjustment of carrying value to redemption value	3,760,916
Ordinary shares subject to possible redemption as of December 31, 2022	$268,908,716
Net (Loss) Income Per Share
The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. In applying the two-class method, net income is shared pro rata between the two classes of shares whereas net losses, after adjustment for Trust income, are allocated solely to Class B ordinary shares, as Class A ordinary shares have no obligation to fund losses nor is their redemption feature reduced as a result of losses. Private and public warrants to purchase 14,373,564 Class A ordinary shares at $11.50 per share were issued on August 2, 2021, and September 3, 2021. On May 24, 2022, the Sponsor exercised its option to convert the issued and outstanding loan amount of $1,200,000 under the 2022 Sponsor Convertible Note, resulting in the issuance of 800,000 private placement warrants to the Sponsor. Each private placement warrant entitles the Sponsor to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s initial public offering. The calculation of diluted (loss) income per common share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment, or (iii) Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the periods.
The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):
	For the Year Ended December 31, 2022		For the Period from March 11, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income (as adjusted)	$3,753,097	$(8,495,715)	$7,354,212	$3,460,806
Denominator:
Weighted average shares outstanding	26,514,780	6,628,695	13,451,926	6,403,525
Basic and diluted net (loss) income per ordinary share	$0.14	$(1.28)	$0.54	$0.54
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company’s management does not expect any change in unrecognized tax benefits over the next 12 months.
The Company is considered to be an exempted Cayman Islands company with connection to Australia via MAC-Sub as a taxable jurisdiction. MAC-Sub is dormant and the Company is therefore presently not subject to income taxes or income tax filing requirements in the Cayman Islands, United States or Australia. As such, the Company’s tax provision was zero for the period presented.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts on an Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on August 2, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note 3 — Initial Public Offering
Units
On August 2, 2021, the Company consummated its IPO of 25,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-third of one redeemable warrant of the Company (“Warrant”), each whole Warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $250,000,000. The warrants will become exercisable 30 days after the completion of the initial Business Combination. The warrants will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.
The underwriter had a 45-day option from the date of the Company’s IPO (August 2, 2021) to purchase up to an additional 3,750,000 Units to cover over-allotments.
On September 3, 2021, the underwriter partially exercised the over-allotment option to purchase an additional 1,514,780 Units (the “Over-Allotment Units”) generating aggregate gross proceeds of $15,147,800 and incurring $302,956 in cash underwriting fees (see Note 1) and $530,173 of deferred underwriting fees.
On September 16, 2021, the remaining amounts under the over-allotment option expired unused and 558,805 Class B ordinary shares were forfeited by the Sponsor to the Company for no consideration.
Warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price; (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions); and (z) the volume-weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equal or exceed $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or if a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. If the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. If a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last reported sales price (the “Closing Price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and certain issuances of Class A ordinary shares and equity linked securities ) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the redemption date and the “fair market value” of the Class A ordinary shares (as defined below); and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations, and the like) on the trading day before the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the Class A ordinary shares shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per warrant, or $8,000,000 in the aggregate.

Simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the private placement with the Sponsor for an aggregate of 201,971 warrants to purchase Class A Ordinary Shares for $1.50 per warrant in a private placement with each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment (the “Additional Private Placement Warrants”), generating total proceeds of $302,956 (the “Private Placement Proceeds” and, together with the Option Unit Proceeds, the “Proceeds”) (see Note 1).
On September 16, 2021, the remaining amounts under the over-allotment option expired unused.
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of such warrants) are not transferable, assignable, or salable until 30 days after the completion of the initial Business Combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO..
Note 5 — Related Party Transactions
Founder Shares
In March 2021, the Company’s Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 7,187,500 Class B ordinary shares, par value $0.0001 per share, of which 937,500 shares were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised.
On September 3, 2021, the Underwriter partially exercised the over-allotment option to purchase an additional 1,514,780 Units. On September 16, 2021, the remaining amounts under the over-allotment option expired unused. Consequently, 558,805 shares were forfeited by the Sponsor for no consideration.
The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.
On December 14, 2022, Ashley Zumwalt-Forbes and Black Mountain Storage LLC (collectively, the “Transferors”) entered into a Securities Assignment Agreement to assign and transfer an aggregate of 25,000 shares in the Sponsor that will convert on a one-to-one basis into common shares in New MAC upon the consummation of the Proposed Business Combination, to Marthinus J. Crouse (the “Recipient”). Pursuant to the agreement, the Transferors agreed to assign and transfer of the founder shares to the Recipient as soon as practicable after the date of the agreement. The 25,000 founder shares were transferred to the Recipient on December 23, 2022. The transfer of the founder shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. There are no vesting restrictions on the 25,000 shares transferred therefore there is no performance condition. Compensation expense of $224,250 or $8.97 per share was recognized for the year ended December 31, 2022.
The employment agreements expected to be signed by management in connection with the close of the Proposed Business Combination provide for the grant of 336,000 restricted stock units. As these grants are contingent upon the close of the Proposed Business Combination no amounts have been recorded in these consolidated financial statements.
Promissory Notes — Related Party
On October 25, 2022 the Company issued an unsecured promissory note (“the October 2022 Note”) to the Sponsor, pursuant to which the Company borrowed the maximum of $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The October 2022 Note bears no interest and all unpaid principal under the October 2022 Note will be due and payable in full the earlier of (i) August 2, 2023 and (ii) the consummation of the Business Combination. As of December 31, 2022 and 2021, $300,000 and $0 were outstanding under the October 2022 Note.
On December 21, 2022, the Company issued an unsecured promissory note (the “December 2022 Note”) to the Sponsor pursuant to which the Company may borrow up to $1,254,533 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. The December 2022 Note bears no interest and all unpaid principal under the December 2022 Note will be due and payable in full up the earlier of (i) August 2, 2023 and (ii) the acquisition of the Cornish, Scottish and Australian Mine in the Company’s Proposed Business Combination. As of December 31, 2022 and 2021, $486,096 and $0 were outstanding under the December 2022 Note.
Advances from Related Parties
The Sponsor or an affiliate of the Sponsor incurred expenses on behalf of the Company only between the initial Company registration and the IPO. The liability was non-interest bearing and due on demand. During the year ended December 31, 2021, the Company received advances from related parties of $150,000 and were fully repaid at the close of the IPO. As at December 31, 2021 and 2022 there were no advances from Related Parties.
Working Capital Loans — Convertible Promissory Notes from Related Party
To finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay the Working Capital Loans. If the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant, at the option of the lender. Such warrants would be identical to the Private Placement Warrants. At December 31, 2022 and 2021, there were no Working Capital Loans outstanding.
On May 6, 2022, the Company entered into a convertible promissory note agreement with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,200,000. The 2022 Sponsor Convertible Note is non-interest bearing and payable on the earlier of (i) August 2, 2023, or (ii) the date on which the Company consummates the initial Business Combination. If the Company does not consummate the Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the 2022 Sponsor Convertible Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,200,000 of the 2022 Sponsor Convertible Note may be converted into warrants at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants; provided, however, that (i) the warrants will not be subject to forfeiture in connection with the Business Combination and (ii) the warrants will grant the holders the right to purchase one ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants.
Concurrently with entering into the agreement, the Company borrowed $1,200,000 against the 2022 Sponsor Convertible Note. On May 24, 2022, the Sponsor exercised the conversion option and converted the issued and outstanding loan balance of $1,200,000 under the 2022 Sponsor Convertible Note into 800,000 private placement warrants. As of December 31, 2022, there were no outstanding amounts under the 2022 Sponsor Convertible Note.
The Company assessed the provisions of the 2022 Sponsor Convertible Note under ASC 470-20. The derivative component of the obligation was initially valued and classified as a derivative liability. The conversion option was valued using a Monte Carlo Simulation method, which is considered to be a Level 3 fair value measurement and based on the following assumptions (see Note 6):
	May 24, 2022 Conversion (Final Measurement)	May 6, 2022 Borrowing (Initial Measurement)
Underlying warrant value	$0.60	$0.80
Exercise price	$1.50	$1.50
Holding period	0.35	0.40
Risk-free rate%	1.25%	1.18%
Volatility%	59.57%	55.35%
Note 6 — Recurring Fair Value Measurements
As of December 31, 2022 and 2021, the Company’s warrant liability was valued at $7,442,633 and $8,440,008, respectively. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations.
The Company’s warrant liability for the Private Placement Warrants was based on a valuation model utilizing inputs from observable and unobservable markets with less volume and transaction frequency than active markets for the period ended December 31, 2021. The fair value of the Private Placement Warrant liability units was classified within Level 3 of the fair value hierarchy at December 31, 2021. For the year ended December 31, 2022, the closing price of the Public Warrants was determined to be an appropriate estimate for the fair value of Private Placement Warrants due to a make-whole provision in the contractual terms of the Private Placement Warrants Agreement and reclassified to Level 2.
On September 20, 2021, the Company’s Public Warrants began trading on the New York Stock Exchange. As such, the Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in an active market (the New York Stock Exchange) for identical assets or liabilities that the Company can access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.
All of the Company’s trust assets on the balance sheet consist of U. S. Money Market funds. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$268,908,716	$—	$—
	$268,908,716	$—	$—
Liabilities:
Public Warrants	$4,335,166	$—	$—
Private Placement Warrants	—	3,107,467	—
	$4,335,167	$3,107,467	$—
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$265,155,619	$—	$—
	$265,155,619	$—	$—
Liabilities:
Public Warrants	$5,214,574	$—	$—
Private Placement Warrants	—	—	3,265,830
	$5,214,574	$—	$3,265,830
The Company established the initial fair value for the Warrants on August 2, 2021, the date of the consummation of the Company’s IPO and September 3, 2021, the date of the Underwriter’s partial exercise of its over-allotment option, respectively. The Company used a Black-Scholes model to value the Public and Private Warrants at that time.
The Company accounts for conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments.
The conversion option liability of the 2022 Sponsor Convertible Note was valued using a Monte Carlo simulation model which values each borrowing at borrowing date and is revalued at each subsequent conversion and reporting date. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the conversion option liability is the expected volatility of the common stock. The expected volatility was implied from the Company’s own Public Warrant pricing. Other key assumptions used in connection with the Monte Carlo model were holding period, risk free rate, exercise price, and underlying warrant value, which were based on market conditions, management assumptions, and terms of the 2022 Sponsor Convertible Note (see Note 5).
The following table provides quantitative information regarding Level 3 fair value measurements of Private Placement Warrants:
December 31, 2021
Share price	$9.69
Strike price	$11.50
Term (in years)	5.50
Volatility	10.7%
Risk-free rate	1.30%
Dividend yield	0%
The following table provides a reconciliation of changes in fair value liability of the beginning and ending balances for the Company’s Private Placement Warrants as Level 3:
Fair value at December 31, 2021	$3,265,830
Promissory note conversion	480,000
Change in fair value	(324,766)
Private Placement Warrants reclassified to level 2	(3,421,064)
Fair Value at December 31, 2022	$—
Except for the transfer from Level 3 to Level 1 for the Public Warrants and Level 3 to Level 2 for the Private Warrants, there were no other transfers between Levels 1, 2 or 3 for the year ended December 31, 2022 and 2021.

Note 7 — Deferred Liabilities, Commitments and Contingencies
Registration Rights
The holders of the (i) founder shares (which were issued in a private placement prior to the closing of the IPO), (ii) Private Placement Warrants (which were issued in a private placement simultaneously with the closing of the IPO) and (iii) Private Placement Warrants (that may be issued upon conversion of Working Capital Loans) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriter’s Agreement
The underwriter had a 45-day option from the date of the IPO to purchase up to an additional 3,750,000 Units to cover over-allotments, if any.
On September 3, 2021, the underwriter partially exercised its over-allotment option to purchase an additional 1,514,780 Units (the “Over-Allotment Units”) generating aggregate gross proceeds of $15,147,800 and incurring $302,956 in cash underwriting fees (see Note 1).
On September 16, 2021, the remaining amounts under the over-allotment option expired unused.
The underwriter was paid a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO (including the Over-Allotment Units), or $5,302,956. Additionally, the underwriter will be entitled to a deferred underwriting discount of 3.5% or $9,280,173 of the gross proceeds of the IPO (including the Over-Allotment Units) held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
Legal Services Agreement
Legal services rendered by U.S. General Counsel are accrued on a quarterly basis but deferred for settlement until the closing of the Proposed Business Combination. The accrued fees as of December 31, 2022 and 2021 were $3,373,124 and $517,611, respectively. These amounts are included in deferred liabilities on the consolidated balance sheet.
Tax Planning Services Agreement
Tax planning services rendered by the Company’s tax advisor are accrued on a monthly basis but deferred for settlement until the closing of the Proposed Business Combination. The deferred fees as of December 31, 2022 and 2021 were $544,119 and $0, respectively. These amounts are included in deferred liabilities on the consolidated balance sheet.
Glencore Deed of Consent
On November 22, 2022, the Company, MAC-Sub and Metals Acquisition Limited (“MAC Limited”) entered into a Deed of Consent and Covenant (the “Deed of Consent and Covenant”) with Glencore to amend the SSA (the “Amendment”). Pursuant to the Amendment, the Company agreed to assume the costs related to the auditing fees associated with CMPL. The fees are being paid by Glencore and are repayable by the Company to Glencore at the earliest of of the closing of the Proposed Business Combination or the cessation thereof. The deferred fees payable to Glencore as of December 31, 2022 and 2021 were $2,995,087 and $0, respectively. These amounts are included in deferred liabilities on the consolidated balance sheet.
CMPL Share Sale Agreement Side Letter
Pursuant to the Side Letter, which further amended the Share Sale Agreement (the “Side Letter”), MAC, MAC-Sub, MAC Limited and Glencore agreed to reimburse Glencore for any fees incurred in connection with procuring such legal opinions that they requested Glencore procure relating to certain of its Related Bodies Corporate (as defined in the Share Sale Agreement). In addition, the Side Letter extended the Sunset Date from April 28, 2023 to June 1, 2023.
Note 8 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2022 and 2021, there were no Class A ordinary shares issued or outstanding, excluding 26,514,780 shares subject to possible redemption reflected as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. In March 2021, the Company issued 7,187,500 Class B ordinary shares, par value $0.0001 per share, of which 937,500 were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised. On September 3, 2021, with the partial exercise of the over-allotment option, the Sponsor forfeited 558,805 of the Class B ordinary shares. Accordingly, as of December 31, 2022 and 2021, the Company had issued 6,628,695 Class B ordinary shares to its Sponsor for $25,000, or approximately $0.004 per share.
Pursuant to the Anchor Investment, the Sponsor sold 1,272,500 founder shares to the Anchor Investors at the same price the Sponsor purchased the founder shares from the Company (approximately $0.003 per share).
The founder shares are designated as Class B ordinary shares and will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of ordinary shares issued and outstanding upon the consummation of the IPO, plus the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial Business Combination (net of any redemptions of Class A ordinary shares by public shareholders), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the team or any of their affiliates upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
With respect to any other matter submitted to a vote of the shareholders, including any vote in connection with the initial Business Combination, except as specified in the Company’s amended and restated memorandum and articles of association or as required by law or the applicable rules of the NYSE then in effect, holders of the founder shares and holders of the public shares will vote together as a single class, with each share entitling the holder to one vote.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the consolidated financial statements were issued.
The Company did not identify any subsequent events, other than listed below, that would have required adjustment or disclosure in the consolidated financial statements.
Working Capital Loans — Convertible Promissory Note from Related Party
On January 9, 2023, the Company issued an unsecured promissory note (the “2023 Sponsor Convertible Note”) to the Sponsor pursuant to which the Company borrowed $300,000 from the Sponsor for transaction costs reasonably related to the consummation of the Business Combination. All unpaid principal under the 2023 Sponsor Convertible Note will be due and payable in full on the earlier of (i) August 2, 2023, and (ii) the acquisition of the Cornish, Scottish and Australian Mine in the Company’s Proposed Business Combination (the “Business Combination”) (such earlier date, the “Maturity Date”).
Pursuant to the terms of the 2023 Sponsor Convertible Note, the Sponsor will have the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the 2023 Sponsor Convertible Note, up to $300,000 in the aggregate, into warrants to purchase the Company’s Class A ordinary shares, par value $0.0001 per share, at a conversion price of $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s initial public offering.
Concurrently upon the issuance of the 2023 Sponsor Convertible Note, on January 9, 2023, the Sponsor exercised its option to convert the issued and outstanding loan amount of $300,000 under the 2023 Sponsor Convertible Note, resulting in the issuance of 200,000 private placement warrants to the Sponsor.
Senior Syndicated Facility Agreement
On February 28, 2023, MAC-Sub, the Company and New MAC, as guarantors, entered into a syndicated facility agreement (“SFA”) with Citibank, N.A., Sydney Branch, Bank of Montreal, Harris Bank N.A., The Bank of Nova Scotia, Australian Branch, and National Bank of Canada (collectively, the “Senior Lenders”) and Citisecurities Limited, as agent for the Senior Lenders, to provide a senior syndicate loan facility to finance, in part, the Proposed Business Combination.
The SFA provides for, among other things, three credit facilities (collectively, the “Senior Facilitates”) as follows:
(i)
a $205 million acquisition term loan (“Facility A”) that can be used to fund the Business Combination Consideration, requires quarterly repayments that are sculpted as necessary to meet a Debt Service Cover Ratio minimum of 1.50x but can be mandatorily repaid by way of a ‘sweep’ of excess cash available to the MAC-Sub and each of its subsidiaries such that on the last day of each quarter, MAC-Sub must apply 30% of all excess cash in repayment of Facility A applied in inverse order of maturity, and is fully amortized over a notational 5 year loan life based on agreed financial modelling as described in the SFA;

(ii)
a $25 million revolving credit facility (“Facility B”) that can be used only for general corporate purposes post-closing of the Business Combination, requires repayments such that all loans under Facility B are repaid on or before the date that is 3 years after the date of financial close under the SFA (the “Termination Date”); and

(iii)
a A$40 million letter of credit facility (“Facility C”) that is for performance guarantees in favor of the government of New South Wales in relation to the environmental rehabilitation obligations of the CSA Mine and for other financial bank guarantees, as required, requires repayment on the Termination Date. At present Facility A and Facility B are fully committed, with Facility C not yet having received full commitments, but structured on the basis that a further lender can accede to the SFA to fund that Facility C.

The rate of interest for Facility A and B is calculated from the aggregate of i) the margin (being a fixed amount of 3.0% per annum), and (ii) the greater of zero or the secured overnight financing rate (“SOFR”) for such day. The issuance fee for Facility C (in lieu of interest) is 2% per annum on the amount of each outstanding performance guarantee, or 3% per annum on the amount of each outstanding financial guarantee. The SFA also specifies a default interest rate of an additional 2% per annum for overdue payments.
The SFA is subject to customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
Loan Note Subscription Agreement — Mezzanine Debt Facility and Equity Subscription Agreement
On March 10, 2023, MAC-Sub, the Company and MAC Limited, as guarantors, entered into a mezzanine debt facility loan note subscription agreement (the “Mezz Facility”) with Sprott Private Resource

Lending II (Collector-2), LP, (the “Lender”) and Sprott Resource Lending Corp., as agent and security trustee for the Lender, to provide a mezzanine loan facility to finance, in part, the Proposed Business Combination.
The Mezz Facility provides for, among other things, $135,000,000 total funding available to MAC with a maturity of five (5) years from the closing of the Business Combination. The interest rate on the Mezz Facility will be paid on a quarterly basis and is calculated as the aggregate of (i) the Interest Rate Margin (outlined below), and (ii) the greater of the 3-month term SOFR rate or 2.00% per annum. The Interest Rate Margin is calculated based on the copper price on the first day of each calendar quarter as quoted on the London Metal Exchange (“LME”). The variation in the copper price will determine the margin rate as well as the composition of interest payments (being either cash and/or capitalized to the principal (provided no event of default is continuing)) )) as described below:
LME Copper Price	Margin	Payment
<$3.40/lb	12.00%	100% capitalized / 0% Cash
>$3.40/lb to $3.85/lb	10.00%	60% capitalized / 40% Cash
>$3.85/lb	8.00%	0% capitalized / 100% Cash
Equity Subscription Agreement
Concurrently, in connection with the Mezz Facility, New MAC, the Company, Sprott Private Resource Lending II (Collector), LP (the “Equity Subscriber”) and Sprott Private Resource Lending II (Collector-2), LP, (the “Warrant Subscriber”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which the Equity Subscriber has committed to purchase 1,500,000 New MAC Ordinary Shares (the “Subscribed Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $15,000,000. In addition, in accordance with the terms of the Mezz Facility, and subject to the consummation of the transactions contemplated thereby, the Warrant Subscriber will receive 3,187,500 warrants to purchase New MAC Ordinary Shares (the “New MAC Financing Warrants”) once the Mezz Facility begins. Each New MAC Financing Warrant will entitle the holder to purchase one New MAC Ordinary Share. The New MAC Financing Warrant documentation will contain customary anti-dilution clauses. The New MAC Financing Warrants will be fully transferrable and will last for the full term of the Mezz Facility with an exercise price of US$12.50 per share. Upon exercise, New MAC may either (i) cash-settle the New MAC Warrants, or (ii) direct the holder to offset the exercise price against the outstanding principal amount of the facility. New MAC may elect to accelerate the exercise date for the New MAC Financing Warrants if New MAC Ordinary Shares are quoted on a recognized stock exchange as over two (2) times the exercise price for twenty (20) consecutive trading days.
The obligations to consummate the transactions contemplated by the Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Mezz Facility and the Proposed Business Combination Agreement.
Silver Purchase Agreement, Silver Stream Equity Subscription, Redemptions Backstop Facility
On March 20, 2023, MAC-Sub, a wholly owned subsidiary of the Company, as a seller psa entity, the Company and New MAC following the Proposed Business Combination, as seller, entered into a silver purchase agreement (the “Silver Stream”) with Osisko Bermuda Limited (the “Purchaser”), pursuant to which the Purchaser will advance to New MAC a $75,000,000 upfront cash deposit (the “Silver Deposit”) on account of future deliveries of refined silver by New MAC to the Purchaser referenced to silver production from the CSA Mine (as defined below). The amount of the Silver Deposit will be increased by an additional $15,000,000 if the average silver market price quoted by the London Bullion Market Association (the “LBMA”) is $25.50 per ounce or more over the ten (10) business day period prior to the closing of the Silver Stream. The Silver Deposit represents a pre-payment of a portion of the purchase price for refined silver to be sold by New MAC to the Purchaser under the Silver Stream.
The Silver Deposit will be used by New MAC to finance, in part, the Proposed Business Combination. The Silver Stream provides for the sale by New MAC to the Purchaser of an amount of refined silver equal to 100% of payable silver (calculated as 90% of produced silver) produced by the CSA Mine during the life of mine. The Purchaser will make ongoing cash payments for refined silver delivered equal to 4% (the “Silver Cash Price”) of the silver price quoted on the LBMA for one ounce of refined silver on the day prior to the date of delivery (the “Silver Market Price”). Until the Silver Deposit is reduced to nil, the Purchaser shall credit the difference between the Silver Market Price and the Silver Cash Price against the outstanding Silver Deposit. After the Silver Deposit is reduced to nil, the Purchaser will pay only the Silver Cash Price for each ounce of refined silver.
Additionally, pursuant to the Silver Stream, the Purchaser has been granted a right of first refusal with respect to any royalty, stream or similar interest in the metals or other minerals mined from a project now or hereafter owned by MAC or any affiliate of New MAC that a third party offers to purchase from New MAC or any affiliate of New MAC (the “ROFR”). The ROFR, applies until the later to occur of: (i) seven (7) years from the closing date of the Silver Stream; and (ii) the date on which the Purchaser or any affiliate ceases to hold or control more than 5% of the issued share capital of New MAC.
Except as otherwise described above and customary terms and conditions for stream transactions, the Silver Stream contains substantially similar representations and warranties, covenants, events of default and other provisions as the SFA governing the three senior credit facilities. The Silver Stream is subject to the completion of the Senior Facilities, Mezz Facility and the Business Combination.
Silver Stream Equity Subscription Agreement
Concurrently, on March 20, 2023, New MAC and the Company entered into a subscription agreement with Osisko Bermuda Limited (the “Subscriber”) (the “Silver Stream Subscription Agreement”) pursuant to which the Subscriber has committed to purchase 1,500,000 New MAC Ordinary Shares at a purchase price of $10.00 per share and an aggregate price of $15,000,000. The subscription is conditional upon the completion of the Silver Stream, Senior Facilities, Mezz Facility and the Proposed Business Combination.
The Silver Stream Subscription Agreement provides for, among other things, the terms of the equity issue which are identical to the PIPE financing in connection with the Proposed Business Combination
Redemptions Backstop Facility
New MAC, the Company and the Purchaser entered into a Redemptions Backstop Facility, consisting of a Copper Purchase Agreement (as defined below) with an upfront deposit of up to $75,000,000 and up to a $25,000,000 equity subscription (to be subscribed for on a pro-rata basis equal to the proportion of the deposit under the Copper Purchase Agreement that New MAC elects to draw on prior to the closing of the Proposed Business Combination (the “Copper Stream Subscription Agreement” (as defined below)). The deposit to be made available under the Redemptions Backstop Facility is drawable at New MAC’s discretion in the event there is a shortfall of funds required for the Proposed Business Combination. The Redemptions Backstop Facility is subject to the completion of the Senior Facilities, Mezz Facility, Silver Stream and the Proposed Business Combination.
Copper Purchase Agreement
On March 20, 2023, MAC-Sub, as a seller psa entity, the Company and New MAC, as sellers, entered into a copper purchase agreement (the “Copper Stream”) with the Purchaser, pursuant to which the Purchaser will make available to New MAC an upfront cash deposit of up to $75,000,000 (the “Available Copper Deposit”) on account of future deliveries of refined copper by New MAC to the Purchaser referenced to copper production from the CSA Mine. New MAC may draw on the Available Copper Deposit in whole or in part by providing notice to the Purchaser no less than ten (10) business days prior to the closing of the Business Combination, with the Purchaser paying to New MAC in cash the amount of the Available Copper Deposit New MAC elects to draw down (the “Elected Deposit Percentage”) at the closing of the Business Combination (the “Copper Deposit”). The Copper Deposit represents a pre-payment of a portion of the purchase price for refined copper to be sold by New MAC to the Purchaser under the Copper Stream.

The Copper Stream provides for the sale by New MAC to the Purchaser of an amount of refined copper equal to the Copper Stream Percentage (as defined below) of payable copper (being 96.2% of produced copper) produced by the CSA Mine during the life of the mine. For the purposes of the Copper Stream, the “Copper Stream Percentage” shall mean during the following periods:
Time Period	% Payable Copper
Closing to 1st Anniversary of the Closing Date	0%
1st Anniversary of the Closing Date to 5th Anniversary	3.00%
5th Anniversary until 33,000 metric tonnes of Refined Copper delivered to the Purchaser (the “Threshold Quantity”)	4.875%
Thereafter from the date that the Threshold Quantity has been met	2.25%
The Threshold Quantity and Copper Stream Percentage will be adjusted on a pro rata basis in accordance with the Elected Deposit Percentage. In addition, under the Copper Stream, New MAC may elect to reduce the Copper Stream Percentage and the Threshold Quantity on the 5th anniversary of the closing date to the amounts and percentages set out in the Copper Stream upon making a one-time payment of $40,000,000 or $20,000,000, respectively.
The Purchaser will make ongoing cash payments for refined copper delivered equal to 4% (the “Copper Cash Price”) of the cash settlement price for one tonne of refined copper quoted by the LME on the date prior to the date of delivery (the “Copper Market Price”). Until the Copper Deposit is reduced to nil, the Purchaser shall credit the difference between the Copper Market Price and the Copper Cash Price against the outstanding Copper Deposit. After the Copper Deposit is reduced to nil, the Purchaser will pay only the Copper Cash Price for each tonne of refined copper.
Except as otherwise described above and customary terms and conditions for stream transactions, the Copper Stream contains substantially similar representations and warranties, covenants, events of default and other provisions as the SFA governing the Senior Facilities. The Copper Stream is subject to the completion of the Senior Facilities, Mezz Facility, Silver Stream and the Proposed Business Combination.
Copper Stream Equity Subscription Agreement
Concurrently, on March 20, 2023, New MAC and the Company entered into a subscription agreement with Osisko Bermuda Limited (the “Subscriber”) (the “Copper Stream Subscription Agreement”) pursuant to which the Subscriber has committed to purchase up to 2,500,000 New MAC Ordinary Shares at a purchase price of $10.00 per share and an aggregate price of up to $25,000,000. The number of shares purchased by the Subscriber shall be adjusted on a pro-rata basis proportional to the percentage of the Available Copper Deposit (as defined in the Copper Stream) drawn down by New MAC under the Copper Stream. The subscription is conditional upon the completion of the Copper Stream, Silver Stream, Senior Facilities, Mezz Facility and the Business Combination.
The Copper Stream Subscription Agreement provides for, among other things, the terms of the equity issue which are identical to the PIPE financing in connection with the Proposed Business Combination.

COBAR MANAGEMENT PTY LIMITED
FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

Report of Independent Registered Public Accounting Firm
To the Shareholder and the Board of Directors of Cobar Management Pty Limited.
Opinion on the Financial Statements
We have audited the accompanying statement of financial position of Cobar Management Pty Limited (the “Company”) as of December 31, 2022 and December 31, 2021, the related statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Touche Tohmatsu
Paramatta, Australia
March 17, 2023
We have served as the Company’s auditor since 2022.

Statement of profit or loss and other comprehensive income
For the years ended December 31, 2022 and December 31, 2021
US$ thousand	Notes	2022	2021
Revenue from related party	5	219,705	273,380
Cost of goods sold		(189,496)	(190,150)
Gross profit		30,209	83,230
Distribution and selling expenses		(17,246)	(15,195)
Administrative expenses		(1,230)	(1,473)
Operating income		11,733	66,562
Net foreign exchange (losses)/gains		(453)	401
Finance income	8	6	3
Finance costs	8	(930)	(530)
Profit before income taxes		10,356	66,436
Income tax (expense)/benefit	9	(15,715)	100,059
(Loss)/profit for the year		(5,359)	166,495
Other comprehensive income		—	—
Total comprehensive (loss)/income		(5,359)	166,495
(Losses)/earnings per share
Weighted average number of ordinary shares for the purposes of basic and diluted (losses)/earnings per share	25	1	1
Basic	25	(5,359)	166,495
Diluted	25	(5,359)	166,495
The accompanying notes are an integral part of the financial statements.

Statement of financial position
As at December 31, 2022 and December 31, 2021
US$ thousand	Notes	2022	2021
Assets
Current assets
Cash and cash equivalents		1,316	79
Trade receivables from related parties	10	9,052	2,551
Other receivables	10	3,180	3,747
Inventories	11	23,039	24,854
Prepaid expenses		3,422	9,373
		40,009	40,604
Non-current assets
Property, plant and equipment, net	12	422,226	398,171
Intangible assets, net	13	747	947
Inventories	11	354	431
Other assets		57	49
		423,384	399,598
Total assets		463,393	440,202
Liabilities
Current liabilities
Trade payables	14	21,139	9,482
Trade payables to related parties	14	799	652
Other payables	14	6,560	8,455
Lease liabilities	15	848	1,047
Provisions	16	13,790	15,725
		43,136	35,361
Non-current liabilities
Lease liabilities	15	128	226
Provisions	16	44,408	44,896
Deferred tax liabilities	9	8,750	14,059
		53,286	59,181
Total liabilities		96,422	94,542
Net assets		366,971	345,660
Equity
Share capital	23	—	—
Retained earnings		204,504	209,863
Parent net investment	22	162,467	135,797
Total equity		366,971	345,660
The accompanying notes are an integral part of the financial statements.

Statement of changes in equity
For the years ended December 31, 2022 and December 31, 2021
		Share capital
US$ thousand	Notes	Number of shares	Amount	Retained earnings	Parent net investment	Total equity
As at January 1, 2021		1	—	43,368	309,998	353,366
Profit for the year		—	—	166,495	—	166,495
Net changes in parent net investment	22	—	—	—	(174,201)	(174,201)
As at December 31, 2021		1	—	209,863	135,797	345,660
As at January 1, 2022		1	—	209,863	135,797	345,660
Loss for the year		—	—	(5,359)	—	(5,359)
Net changes in parent net investment	22	—	—	—	26,670	26,670
As at December 31, 2022		1	—	204,504	162,467	366,971
The accompanying notes are an integral part of the financial statements.

Statement of cash flows
For the years ended December 31, 2022 and December 31, 2021
US$ thousand	Notes	2022	2021
Operating activities
Profit before income taxes		10,356	66,436
Adjustments for:
Depreciation and amortization	6	51,529	52,321
Net foreign exchange losses/(gains)		453	(401)
Finance income	8	(6)	(3)
Finance costs	8	930	530
Movement in provisions		1,112	1,746
Other non-cash		(1,568)	1,507
		62,806	122,136
(Increase)/decrease in trade receivables from related parties		(6,501)	6,310
Decrease/(increase) in other receivables		567	(961)
Decrease/(increase) in prepaid expenses		5,943	(8,217)
Decrease/(increase) in inventories		1,892	(8,131)
Increase in trade payables to related parties		147	652
Increase in trade payables		1,141	826
Decrease in other payables		(1,895)	(4,808)
Cash generated by operations		64,100	107,807
Income taxes paid by related party(1)	22	(8,629)	(19,461)
Interest received	8	6	3
Interest paid	8	(930)	(530)
Net cash generated by operating activities		54,547	87,819
Investing activities
Purchase of property, plant, and equipment and intangibles		(66,273)	(32,068)
Net cash used in investing activities		(66,273)	(32,068)
Financing activities
Payment of lease liabilities		(1,275)	(781)
Transfers from/(to) Parent	22	14,275	(55,158)
Net cash generated/(used in) by financing activities		13,000	(55,939)
Increase/(decrease) in cash and cash equivalents		1,274	(188)
Cash and cash equivalents at the beginning of the year		79	110
Net foreign exchange difference		(37)	157
Cash and cash equivalents at the end of the year		1,316	79

(1)
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment Pty Limited (“Glencore Investment”), a related party of the Company, is the head entity. Tax payments from companies within the Glencore Investment tax consolidated group are made by Glencore Investment in accordance with the tax sharing and tax funding agreements entered into by those entities and settled through intercompany loans via parent net investment (see notes 2.15 and 22).

The accompanying notes are an integral part of the financial statements.

Notes to the financial statements
1.   Corporate information
Cobar Management Pty Limited (“Cobar” or the “Company”) is a proprietary company incorporated in Australia. Its parent entity is Glencore Operations Australia Pty Limited (“Glencore Operations Australia”). Its ultimate parent entity is Glencore plc (the “Parent”).
The financial statements of the Company for the years ended December 31, 2022 and 2021 were authorized for issue in accordance with a resolution of the Directors on March 17, 2023.
Cobar is primarily engaged in the operation of Cornish, Scottish and Australian underground copper mine (“CSA mine”) in Australia. CSA mine was transferred to the Company on November 29, 2021 as part of the Reorganization (as described below). Prior to November 29, 2021, the Company was the manager and operator of the CSA mine.
From January 1, 2019 to November 28, 2021 Acelight Pty Limited (“Acelight”) and Isokind Pty Limited (“Isokind”) owned the assets in the CSA mine in a 40/60 split respectively, pursuant to an unincorporated joint arrangement. Whilst Acelight, Isokind, and Cobar each have a different immediate parent, all of them are indirectly 100% owned and controlled by their ultimate parent entity, Glencore plc, for all periods presented in the financial statements.
On November 29, 2021, all assets, tenements and residual interests held by Acelight and Isokind for the operation of the CSA mine were transferred to Cobar (the “Reorganization”). The consideration was settled by related party loans. As this was a transaction between entities under common control, the book value basis of accounting, utilising the book values of the Parent, was used to record the assets and liabilities contributed to Cobar. Further, the financial statements report the results of the CSA mine operations as though the transfer of net assets occurred at January 1, 2020.
On March 17, 2022, Glencore Operations Australia entered a binding agreement with Metals Acquisition Corp (“MAC”) for the sale and purchase of Cobar. MAC will assume ownership and full operational control of the Company and will enter into an offtake agreement with the Parent for 100% of the copper concentrate produced at the CSA mine in return for consideration of $1.05 billion in cash, $50 million equity stake in MAC and 1.5% copper only net smelter return life of mine royalty upon completion of the transaction. On November 22, 2022, Glencore Operations Australia entered a binding deed of amendment with MAC in respect of the March 17, 2022, agreement, for the sale and purchase of Cobar. The deed of amendment provides consent to the re-domiciliation of MAC and amends consideration to $775 million in cash (with the ability to scale up to $875 million cash depending on Private Investment in Public Entity (“PIPE”) demand), up to $100 million equity stake in MAC, $75 million deferred to be paid out of half the proceeds of any future equity raise, $75 million contingent payment payable when copper averages greater than $4.25/lb for 18 continuous months over the life of mine (“LOM”), $75 million contingent payment payable when copper averages greater than $4.50/lb for 24 continuous months over the LOM, and 1.5% copper only net smelter return life of mine royalty upon completion of the transaction. The transaction, expected to be completed in 2023, is subject to the approval of MAC’s shareholders and other customary closing conditions, including regulatory approvals.
2.   Significant accounting policies
2.1   Basis of preparation
The financial statements are general purpose financial statements, which have been prepared on a stand-alone basis and are derived from Glencore plc’s consolidated financial statements and accounting records in which the Company was consolidated. Glencore plc’s consolidated financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board(“IASB”) and based on Glencore plc’s transition to IFRS which had occurred prior to its initial public offering in 2011.
The financial statements include the historical results of operations, financial position and cash flows of the Company for the periods presented and have been prepared in accordance with the IFRS as issued

Notes to the financial statements
2.   Significant accounting policies (continued)
by the IASB. The Company’s financial information is presented using the historical results of operations and the historical bases of assets and liabilities of the Parent.
The business of the Company is the operation of the CSA copper mine in New South Wales Australia. Management of the Company believes assumptions underlying the financial statements are reasonable. However, the financial statements may not be indicative of the financial position, results of operations, and cash flows of the Company in the future or if it had operated independently of the Parent. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, primarily including, technical services, engineering, finance, and other general corporate and administrative costs, such as treasury, human resources, legal and others.
The statement of profit or loss and other comprehensive income include all revenues and costs directly attributable the Company as well as an allocation of corporate expenses from the Parent that provide support to the Company related to general and administrative expenses. These corporate expenses have been allocated to the Company based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount or capital employed. The Parent allocates these costs to the Company using methodologies that management believes are appropriate and reasonable.
Treasury and net funding activities, and tax transactions between the Parent and the Company are accounted through Parent net investment in the Company. These transactions between Parent and Company are deemed to have been settled immediately through Parent net investment and are shown as a net change in this account (see note 22 for additional information). As all transactions are long-term funding related, these have been accounted for as movements within the Parent net investment balance.
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment, a subsidiary of the Parent, is the head entity. See note 2.15 ‘Income taxes’ for more information.
The financial statements have been prepared on an accruals basis and are based on historical cost. Historical cost is generally based on the fair values of the consideration given in exchange for assets.
Fair value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for leasing transactions that are within the scope of IFRS 16 Leases, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 Inventories or value in use in IAS 36 Impairment of assets.
In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:
•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•
Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•
Level 3 inputs are unobservable inputs for the asset or liability.

All amounts are presented in United States dollars (US$) and all values are rounded to the nearest thousand unless otherwise indicated.

Notes to the financial statements
2.   Significant accounting policies (continued)
Going concern
As at December 31, 2022, the Company has a net current liability position of $3,127 thousand and a loss for the year of $5,359 thousand, but net cash generated by operating activities of $54,547 thousand. Based upon an assessment of Cobar’s forecast financial position and performance, management have determined that they have, at the time of approving the financial statements, a reasonable expectation that the Company has access to adequate resources to continue to pay debts as and when they are due and payable for the 12 months from the date of approval of these financial statements, whilst a 100% wholly owned subsidiary of the Parent. Therefore, the Directors continue to adopt the going concern basis of accounting in preparing these financial statements.
2.2   COVID-19
The Company is aware that COVID-19 has the capacity to adversely affect the future financial performance of the Company in a variety of ways, including: significant COVID-19 specific costs, disruptions to supply chain (including purchasing, production, and transportation) and volatility in the price for copper. Depending on the duration and extent of the impact of COVID-19 and if any of the aforementioned risks materialise, it may become necessary to reassess certain accounting conclusions and disclosures including the valuation of inventories, fair value measurements, the impairment of non-financial assets, adequacy of provisions, expected credit loss assumptions, and the extent of the impact on the results of operations and cash flows.
2.3   Application of new and revised accounting standards
Adoption of new and revised standards
In the current year, the Company has adopted all of the new and revised Standards and Interpretations issued by the International Accounting Standards Board (“the IASB”) that are relevant to its operations and effective for the current annual reporting year.
The nature and impact of each new standard or amendment is described below:
Amendments to IAS 16 — Proceeds before intended use
The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the cost of producing those items, in profit or loss.
The adoption of these amendments have not had a material impact on the Company.
New and revised standards not yet effective
IFRS Standards and Interpretations that are issued, but are not yet effective, up to the date of issuance of the financial statements, which are applicable to the Company, are disclosed below. The Company will apply these amendments, as applicable, when they become effective.
Amendments to IAS 1 — Classification of Liabilities as Current or Non-current — effective for year ends beginning on or after January 1, 2023
The amendments clarify the requirements for the presentation of liabilities in the statement of financial position as current or non-current in IAS 1 Presentation of Financial Statements.
Amendments to IAS 8 — Definition of Accounting Estimates — effective for year ends beginning on or after January 1, 2023

Notes to the financial statements
2.   Significant accounting policies (continued)
The amendments introduce the definition of accounting estimates and include other amendments to IAS 8 to help entities distinguish changes in accounting estimates from changes in accounting policies.
Amendments to IAS 1 — Disclosure of Accounting Policies — effective for year ends beginning on or after January 1, 2023
The amendments require companies to disclose their material accounting policy information rather than their significant accounting policies.
Amendments to IAS 12 — Deferred Tax related to Assets and Liabilities arising from a Single Transaction — effective for year ends beginning on or after January 1, 2023
The amendments introduce a further exception from the initial recognition exemption under IAS 12. Under the amendments, an entity does not apply the initial recognition exemption for transactions that give rise to equal taxable and deductible temporary differences.
The Company has assessed the potential impact of the amendments on these financial statements and does not expect a material impact.
2.4   Revenue recognition
Revenue is derived principally from the sale of goods and recognized when the performance obligations have been satisfied upon transfer of control of the goods from the Company to the customer. Revenue is measured based on consideration specified in the contract with a customer and excludes amounts collected on behalf of third parties.
Revenue related to the sale of goods is recognized when the product is delivered to the destination specified by the customer, which is typically the vessel on which it is shipped, the destination port or the customer’s premises and the customer has gained control through their ability to direct the use of and obtain substantially all the benefits from the asset. The sales price is determined on a provisional basis at the date of sale as the final selling price is subject to movements in market prices up to the date of final pricing, normally ranging from 30 to 90 days after initial booking (provisionally priced sales). As the pricing only varies based on future market prices after the performance obligation has been satisfied, this is not considered to be variable consideration. The Company’s right to the consideration is unconditional as only the passage of time is required before payment is due and, therefore, the Company accounts for the receivable under IFRS 9. Revenue on provisionally priced sales is recognized based on the estimated fair value of the total consideration receivable. The revenue adjustment mechanism embedded within provisionally priced sales arrangements has the character of a commodity derivative.
Accordingly, the fair value of the final sales price adjustment is re-estimated continuously and changes in fair value are recognized as an adjustment to revenue. In all cases, fair value is estimated by reference to forward market prices.
The principal risks associated with recognition of sales on a provisional basis include commodity price fluctuations between the date the sale is recorded and the date of final settlement. If a significant decline in commodity prices occurs, it is reasonably possible the Company could be required to pay the difference between the provisional price and final selling price.
Revenues from the sale of silver, a by-product in the production of copper concentrate, are included within revenue from the sale of concentrate, which includes copper and silver.
The Company is responsible for providing certain shipping and insurance services to the customer, which is generally before the date at which the Company has transferred control of the goods. These services are not distinct within the context of the contract, and they are not separately identifiable from other promises within the contract. Accordingly, shipping and insurance services are not considered separate performance obligations and are treated as costs to fulfill the promise to transfer the related products. Any

Notes to the financial statements
2.   Significant accounting policies (continued)
customer payments of shipping and handling costs are recorded within revenue. While the Company’s customer has an option to take deliveries of the goods on Cost and Freight (“CFR”) and Cost, Insurance and Freight (“CIF”) basis, the customer generally opts for Free on Board (“FOB”) based delivery where the Company is responsible for loading the purchased goods onto the ship, and all costs associated up to that point.
2.5   Foreign currency translation
The Company’s reporting currency and the functional currency of each of the entities collectively forming the Company is the U.S. dollar as this is assessed to be the principal currency of the economic environment in which it operates. All operating revenue generated by Cobar is in the U.S. dollar and all the funding arrangements through Parent net investment (see note 22) are denominated in the U.S. dollar.
Foreign currency transactions
Transactions in foreign currencies are converted into the functional currency using the exchange rate prevailing at the transaction date. Monetary assets and liabilities outstanding at year end are converted at year-end rates. The resulting exchange differences are recorded in the statement of profit or loss and other comprehensive income.
The average and closing AUD/USD foreign currency exchange rates at 2022 and 2021 are listed below:
	Average FX rate	Closing FX rate
2021	0.7512	0.7272
2022	0.6935	0.6804
2.6   Property, plant and equipment
Property, plant and equipment are initially recognized at cost, being the fair value of the consideration given to acquire or construct the asset, including directly attributable costs required to bring the asset to the location or to a condition necessary for operation and the direct cost of dismantling and removing the asset, less accumulated depreciation and any accumulated impairment losses.
Property, plant and equipment are depreciated to their estimated residual value over the estimated useful life of the specific asset concerned, or the estimated remaining life of mine (“LOM”), field or lease.
Depreciation commences when the asset is available for use. The major categories of property, plant and equipment are depreciated/amortized on a units of production (“UOP”) and/or straight-line basis. Depreciation of property, plant and equipment using UOP method over the LOM is based on estimated production units including commercially recoverable reserves (proven and probable reserves) and a portion of mineral resources (measured, indicated and inferred resources). The portion of mineral resources are included in depreciation calculations where they are expected to be classified as mineral reserves based on high degree of confidence that they will be extracted in an economic manner.
Assets under construction are included in Plant and equipment and since the assets are not yet available for use, are not depreciated.
The estimated useful lives for the current and comparative periods are as follows:
Buildings	10 – 45 years/Straight-line
Freehold land	Not depreciated
Plant and equipment	3 – 30 years/UOP
Right-of-use assets	2 – 30 years
Mine development	UOP

Notes to the financial statements
2.   Significant accounting policies (continued)
Mine development
Mine development costs include costs incurred resulting from mine pre-production activities undertaken to gain access to proven and probable mineral reserves, including shafts, adits, drifts, ramps, permanent excavations, and infrastructure. Costs incurred before mineral resources are classified as proven and probable reserves are expensed as incurred. Capitalization of mine development project costs that meet the definition of an asset begins once mineral resources are classified as proven and probable reserves and such proposed development receives the appropriate approvals. All subsequent development expenditure is similarly capitalized, provided commercial viability conditions continue to be satisfied. Proceeds from the sale of product extracted during the development phase are netted against development expenditure. Upon completion of development and commencement of production, capitalized development costs are transferred, as required, to the appropriate plant and equipment asset category.
Depreciation for mine development costs is determined using the UOP method based on estimated production units including commercially recoverable reserves (proven and probable reserves) and a portion of mineral resources (measured, indicated and inferred resources). Depreciation, depletion and amortization using the UOP method is recorded upon production of finished goods, at which time it is allocated to inventory cost and then included as a component of cost of goods sold. Other assets are depreciated on a straight-line basis over estimated useful lives for the related assets.
2.7   Leases
As lessee, the Company assesses whether a contract contains a lease at inception of a contract. The Company recognizes a right-of-use asset and corresponding lease liability in the statement of financial position for all lease arrangements in which it is the lessee, except for short-term leases with a term of twelve months or less and leases of low value assets. For these leases, the Company recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease.
The lease liability is initially measured at the present value of the future lease payments from the commencement date of the lease. The lease payments are discounted using the asset and company specific incremental borrowing rates. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability, with a corresponding adjustment to the related right-of-use assets, whenever:
•
The lease term changes or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

•
The lease payments change due to the changes in an index or rate or a change in expected payment under a guaranteed residual value, in which case the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate;

•
A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of modification.

The right-of-use assets are initially recognized in the statement of financial position at cost, which comprises the amount of the initial measurement of the corresponding lease liability, adjusted for any lease payments made at or prior to the commencement date of the lease, any lease incentive received and any initial direct costs incurred, and expected costs for obligations to dismantle and remove right-of-use assets when they are no longer used. Right-of-use assets are recognized within property, plant and equipment in the statement of financial position. Right-of-use assets are depreciated on a straight-line basis from the commencement date of the lease over the shorter of the useful life of the right-of-use asset or the end of the lease term.

Notes to the financial statements
2.   Significant accounting policies (continued)
2.8   Restoration, rehabilitation and decommissioning
Restoration, rehabilitation and decommissioning costs arising from the installation of plant and other site preparation work, discounted using a risk free discount rate to their net present value, are provided for and capitalized at the time such an obligation arises. The costs are charged to the statement of profit or loss and other comprehensive income over the life of the operation through depreciation of the asset and the accretion expense of the discount on the provision.
Costs for restoration of subsequent site disturbance, which is created on an ongoing basis during production, are provided for at their net present values and charged to the statement of profit or loss and other comprehensive income as extraction progresses.
Changes in the estimated timing of the rehabilitation or changes to the estimated future costs are accounted for prospectively by recognizing an adjustment to the rehabilitation liability and a corresponding adjustment to the asset to which it relates, provided the reduction in the provision is not greater than the depreciated capitalized cost of the related asset, in which case the capitalized cost is reduced to nil and the remaining adjustment recognized in the statement of profit or loss and other comprehensive income. In the case of closed sites, changes to estimated costs are recognized immediately in the statement of profit or loss and other comprehensive income.
2.9   Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization (calculated on a straight-line basis over their useful lives) and accumulated impairment losses, if any.
The major categories of intangibles are amortized on a straight-line basis as follows:
Licences and software	3 – 9 years
2.10   Impairment or impairment reversals
The Company conducts, at least annually, an internal review of asset values which is used as a source of information to assess for any indications of impairment. Formal impairment tests are carried out when events or changes in circumstances indicate the carrying value may not be recoverable.
A formal impairment test involves determining whether the carrying amounts are in excess of their recoverable amounts. An asset’s recoverable amount is determined as the higher of its fair value less costs of disposal and its value in use. Such reviews are undertaken on an asset-by-asset basis, except where assets do not generate cash flows independent of other assets, in which case the review is undertaken at the CGU level.
If the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recorded in the statement of profit or loss and other comprehensive income to reflect the asset at the lower amount.
For those assets which were impaired in prior periods, if their recoverable amount exceeds their carrying amount, an impairment reversal is recorded in the statement of profit or loss and other comprehensive income to reflect the asset at the higher amount to the extent the increased carrying amount does not exceed the carrying value of the asset that would have been determined had no impairment previously been recognized. Goodwill impairments cannot be subsequently reversed.
2.11   Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive), as a result of past events, and it is probable that an outflow of resources embodying economic benefits that can be reliably estimated will be required to settle the liability.

Notes to the financial statements
2.   Significant accounting policies (continued)
The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flow estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).
2.12   Inventories
Inventories are valued at the lower of cost or net realizable value. Cost is determined using the first-in-first-out (“FIFO”) or the weighted average method and comprises material costs, labour costs, allocated production related overhead costs and includes treatment and refining cost. Raw materials and consumables are measured using the FIFO method and work in progress inventories using the weighted average method. Financing and storage costs related to inventory are expensed as incurred.
2.13   Financial instruments
Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument.
Financial assets are classified as either financial assets at amortized cost, at fair value through other comprehensive income (“FVTOCI”) or at fair value through profit or loss (“FVTPL”) depending upon the business model for managing the financial assets and the nature of the contractual cash flow characteristics of the financial asset. Financial assets are initially recognized at fair value on the trade date, including, in the case of instruments not subsequently measured at fair value through profit or loss, directly attributable transaction costs. Trade receivables with no provisional price features and where there is no significant financing component, are initially recognized at their transaction price. Subsequently, other investments, provisionally priced trade receivables and derivatives are carried at fair value and trade receivables that do not contain provisional price features, loans and other receivables are carried at amortized cost.
Financial liabilities, other than derivatives and those containing provisional price features, are initially recognized at fair value of consideration received net of transaction costs as appropriate and subsequently carried at amortized cost. Financial liabilities that contain provisional pricing features and derivatives are carried at FVTPL.
Impairment of financial assets
A loss allowance for expected credit losses is determined for all financial assets, other than those at FVTPL and equity instruments at FVOCI, at the end of each reporting period. The expected credit loss recognized represents a probability-weighted estimate of credit losses over the expected life of the financial instrument.
The Company applies the simplified approach to measure the loss allowance for trade receivables classified at amortized cost, using the lifetime expected loss provision. The expected credit losses on these financial assets is estimated using a provision matrix by reference to past default experience and an equivalent credit rating, adjusted as appropriate for current observable data and forward-looking information.
For all other financial assets at amortized cost, the Company recognizes lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition, which is determined by:
•
A review of overdue amounts

•
Comparing the risk of default at the reporting date and at the date of initial recognition

•
An assessment of relevant historical and forward-looking quantitative and qualitative information.

For those balances that are beyond 30 days overdue it is presumed to be an indicator of a significant increase in credit risk.

Notes to the financial statements
2.   Significant accounting policies (continued)
If the credit risk on the financial instrument has not increased significantly since initial recognition, the Company measures the loss allowance for that financial instrument at an amount equal to 12-months expected credit loss, which comprises the expected lifetime loss from the instrument were a default to occur within 12 months of the reporting date.
The Company considers an event of default has materialised and the financial asset is credit impaired when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay the Company without taking into account any collateral held by the Company or if the financial asset is more than 90 days past due unless the Company has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate. The Company writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery.
Derecognition of financial assets and financial liabilities
The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Company retains substantially all the risks and rewards of ownership of a transferred financial asset, the Company continues to recognize the financial asset and also recognizes a collateralised borrowing for the proceeds received.
The Company derecognizes financial liabilities when the Company’s obligations are discharged, cancelled or have expired.
On derecognition of a financial asset/financial liability in its entirety, the difference between the carrying amount of the financial asset/financial liability and the sum of the consideration received and receivable/paid and payable is recognized in profit and loss.
On derecognition of equity investments designated and measured at FVTOCI, the cumulative gain or loss recognized in other comprehensive income is reclassified directly to retained earnings.
2.14   Goods and services tax
Revenues, expenses and assets are recognized net of the amount of goods and services tax (“GST”), except:
•
where the amount of GST incurred is not recoverable from the taxation authority, it is recognized as part of the cost of acquisition of an asset or as part of an item of expense; or

•
for receivables and payables which are recognized inclusive of GST.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables.
Cash flows are included in the statement of cash flows on a gross basis. The GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.
2.15   Income tax
Tax Consolidation
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment is the head entity. As a result, the Company is subject to income tax through its membership of

Notes to the financial statements
2.   Significant accounting policies (continued)
this tax consolidated group. Entities within the tax consolidated group have entered into a tax funding agreement and a tax sharing agreement with the head entity.
The current and deferred tax amounts for the tax consolidated group are allocated to the members of the tax consolidated group (including the Company) using the ‘separate taxpayer within group’ approach. This method requires tax to be calculated for each member with adjustments for transactions and events occurring within the tax-consolidated group that do not give rise to a tax consequence for the group or that have a different tax consequence at the level of the group. Accordingly, the Company recognizes an allocation of income taxes in the financial statements as if it calculated and filed a separate income tax return for Cobar, Acelight and Isokind. Deferred taxes are allocated by reference to the carrying amounts in the financial statements of the Company and the tax values applying under tax consolidation. Current tax liabilities arising from this process are accounted for as being assumed by the head entity, as under Australian taxation law the head entity has the legal obligation for (or right to) these amounts. Such amounts are reflected in amounts receivable from or payable to the head entity via Parent net investment, see movement to “Glencore Investment tax loan” in note 22.
Income tax consists of current and deferred income taxes.
Current tax
Current tax is calculated by reference to the amount of income taxes payable or recoverable in respect of the taxable profit or tax loss for the period. It is calculated using tax rates and tax laws that have been enacted or substantively enacted by reporting date. Adjustments are made for transactions and events occurring within the tax consolidated group that do not give rise to a tax consequence for the Company or that have different tax consequences at the level of the Company.
Deferred tax
Deferred tax is accounted for using the balance sheet liability method. Temporary differences are differences between the tax base of an asset or liability and its carrying amount in the balance sheet. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. Adjustments are made for transactions and events occurring within the tax-consolidated group that do not give rise to a tax consequence for the Company or that have different tax consequences at the level of the Company.
In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that sufficient taxable amounts will be available against which deductible temporary differences or unused tax losses and tax offsets can be utilized. However, deferred tax assets and liabilities are not recognized if the temporary differences giving rise to them arise from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither taxable income nor accounting profit.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realized or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by reporting date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.
Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company has both the right and the intention to settle its current tax assets and liabilities on a net or simultaneous basis.
The Company assesses its liabilities and contingencies for all tax years open to audit based upon the latest information available. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. For those matters where it is probable that an adjustment will be

Notes to the financial statements
2.   Significant accounting policies (continued)
made, the Company records its best estimate of these tax liabilities, including related interest charges, taking into account the range of possible outcomes.
Tax payments
Tax payments from companies within the Glencore Investment tax consolidated group are made by Glencore Investment in accordance with the tax sharing and tax funding agreements entered into by those entities and settled through intercompany loans via parent net investment (see note 22). Tax payments are disclosed within cash flows from operating activities in the statement of cash flows.
2.16   Employee and retirement benefits
A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave, long service leave, and sick leave when it is probable that settlement will be required and they are capable of being measured reliably.
Liabilities recognized in respect of short-term employee benefits, are measured at their face value without the effect of discounting using the remuneration rate expected to apply at the time of settlement. Liabilities recognized in respect of long term employee benefits are measured as the present value of the estimated future cash outflows to be made by the Company in respect of services provided by employees up to reporting date.
3.   Critical accounting judgments and key sources of estimation uncertainty
The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable and relevant under the circumstances, independent estimates, quoted market prices and common, industry standard modelling techniques. Actual outcomes could result in a material adjustment to the carrying amount of assets or liabilities affected in future periods.
The Company has identified the following areas as being critical to understanding the Company’s financial position as they require management to make complex and/or subjective judgements, estimates and assumptions about matters that are inherently uncertain:
Critical accounting judgements
In the process of applying the Company’s accounting policies, management has made judgements based on the relevant facts and circumstances including macro-economic circumstances and, where applicable, interpretation of underlying agreements, which have the most significant effect on the amounts recognized in the financial statements.
Key sources of estimation uncertainty
In the process of applying the Company’s accounting policies, management has made key estimates and assumptions concerning the future and other key sources of estimation uncertainty. The key assumptions and estimates at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year, are described below. Actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the financial position reported in future periods.

Notes to the financial statements
3.   Critical accounting judgments and key sources of estimation uncertainty (continued)
Restoration, rehabilitation and decommissioning (note 16)
A provision for future restoration, rehabilitation and decommissioning costs requires estimates and assumptions to be made around the relevant regulatory framework, the magnitude of the possible disturbance and the timing, extent and costs of the required closure and rehabilitation activities. Most of these rehabilitation and decommissioning events are expected to take place many years in the future and the currently estimated requirements and costs that will have to be met when the restoration event occurs are inherently uncertain and could materially change over time.
In calculating the appropriate provision for the expected restoration, rehabilitation or decommissioning obligations, cost estimates of the future potential cash outflows based on current studies of the expected rehabilitation activities and timing thereof, are prepared. These forecasts are then discounted to their present value using a risk free rate specific to the liability and the currency in which they are denominated.
Any changes in the expected future costs are initially reflected in both the provision and the asset (included within plant and equipment classification) and subsequently in the statement of profit or loss and other comprehensive income over the remaining economic life of the asset. As the actual future costs can differ from the estimates due to changes in laws, regulations, technology, costs and timing, the provisions including the estimates and assumptions contained therein are reviewed regularly by management. The aggregate effect of changes within 12 months as a result of revisions to cost and timing assumptions is not expected to be material.
Depreciation based on a UOP basis (note 12)
Assets depreciated on a UOP basis rely heavily on estimated production units. In calculating the appropriate production level, management rely on life of mine plans containing production levels and costs. Estimated production units include commercially recoverable reserves (proven and probable reserves) and other mineral resources (measured, indicated and inferred resources) that can be economically and legally extracted from the CSA mine. Other mineral resources have been included in estimated production units (beyond just the proven and probable reserves) when management has sufficient confidence, for the purpose of determining economic life of certain assets, that these resources will be converted into proven and probable reserves. This determination is based on proven historical conversion rates through further drilling and a historical track record of life of mine extensions and replenishment of reserves.
The estimation of production units requires significant subjective assumptions that arise from the evaluation of geological, geophysical, engineering and economic data based on the size, depth and shape of an ore body, and requires complex geological assessments to interpret that data. Furthermore, in order to determine the production units, estimates and assumptions are also required about a range of technical and economic factors such as estimates of commodity prices, future capital requirements, quantities, grades, production techniques, recovery and conversion rates, production costs, etc. Therefore, the Company uses both internal and external technical experts to estimate the production units from CSA mine.
This data could change over time as a result of numerous factors, including new information gained from development activities, evolving production history and a reassessment of the viability of production under different economic conditions. As such changes in production units may affect the life of mine and depreciation rates thereby impacting the Company’s financial results and financial position for future periods.
The estimates and assumptions contained within the life of mine plans are reviewed regularly by management. Any changes in the life of mine plans are reflected in the depreciation rates and subsequent asset book values on a prospective basis.
Recognition and measurement of uncertain tax positions (note 9)
The Company is subject to taxes with often complex legal and tax regulatory environments. Some estimation is required in determining the accrual for income taxes. The income tax positions taken are

Notes to the financial statements
3.   Critical accounting judgments and key sources of estimation uncertainty (continued)
considered by the Company to be supportable and are intended to withstand challenge from tax authorities. However, it is acknowledged that some of the positions are uncertain and include interpretations of complex tax laws as well as transfer pricing considerations which could be disputed by tax authorities. The Company judges these positions on their technical merits on a regular basis using all the information available (legislation, case law, regulations, established practice, authoritative doctrine as well as the current state of discussions with tax authorities, where appropriate). A liability is recorded for each item that is not probable of being sustained on examination by the tax authorities, based on all relevant information. The liability is calculated taking into account the most likely outcome or the expected value, depending on which is thought to give a better prediction of the resolution of each uncertain tax position in view of reflecting the likelihood of an adjustment being recognized upon examination. These estimates are based on facts and circumstances existing at the end of the reporting period. The tax liability and income tax expense include expected penalties and late payment interest arising from tax disputes.
Where the final income tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current income tax expense and deferred income tax assets and liabilities in the period in which such determination is made. Details of taxation can be found in note 9.
4.   Segment information
The chief operating decision maker has been identified as the General Manager for the CSA mine. The General Manager makes decisions with respect to allocation of resources and assesses performance of the Company. The Company is organised and operates in one single business segment focused on the mining and production of copper and silver from the CSA mine. The performance of the Company, being CSA mine operation, is assessed and managed in totality.
All sales are made to its single client Glencore International AG in Switzerland and all assets are held in one geographical location, being the CSA mine site in Australia. Since the Company operates in one segment, all financial information required by “Segment Reporting” such as major customers, and the countries in which the entity holds material assets and reports revenue can be found in the accompanying financial statements.
5.   Revenue
US$ thousand	2022	2021
Sale of commodities – Copper	211,152	260,673
Sale of by product – Silver	8,553	12,707
Total	219,705	273,380
Revenue is derived principally from the sale of commodities, recognized once the control of the goods has transferred from the Company to the customer. The Company sells copper concentrate (which includes silver) produced exclusively to Glencore International AG (refer to note 22 on Related Parties).
Products of the Company may be provisionally priced at the date revenue is recognized. The impact on revenue recognized due to the changes in pricing of copper for the sales provisionally priced as at December 31, 2022 is a decrease of $760 thousand (2021: increase of $2,441 thousand), accounted for under IFRS 9. Final settlements are recognized within revenue.
As at December 31, 2022, the Company had 29,548 thousand pounds of provisionally priced copper sales subject to final pricing over the next several months. The average provisional price per pound of these provisionally priced sales subject to final pricing is $2.75.

Notes to the financial statements
6.   Depreciation and amortization expense
US$ thousand	Notes	2022	2021
Included in cost of goods sold:
Depreciation expenses	12	(51,328)	(52,262)
Amortization expenses		(201)	(59)
Total		(51,529)	(52,321)
7.   Employee benefits expense
US$ thousand	2022	2021
Included in cost of goods sold:
Wages and salaries	(44,189)	(47,089)
Defined contribution plans	(4,694)	(5,589)
Other employee benefits	(28)	(147)
Total	(48,911)	(52,825)
8.   Finance income and costs
US$ thousand	Notes	2022	2021
Finance income
Interest income from banks and other third parties		6	3
Total		6	3
Finance costs
Interest expense on debts and borrowings		(12)	(3)
Interest expense on lease liabilities		(67)	(62)
Total interest expense		(79)	(65)
Accretion expense on rehabilitation provision	16	(851)	(465)
Total		(930)	(530)
Finance costs – net		(924)	(527)
9.   Income taxes
Income taxes consist of the following:
US$ thousand	2022	2021
Current income tax (expense)/benefit	(19,125)	100,858
Adjustments in respect of current income tax	(1,899)	(1,275)
Total income tax (expense)/benefit	(21,024)	99,583
Deferred income tax benefit/(expense)	3,622	(1,638)
Adjustments in respect of prior year deferred income tax	1,687	2,114
Total deferred income tax benefit	5,309	476
Total income tax (expense)/benefit reported in the statement of profit or loss	(15,715)	100,059

Notes to the financial statements
9.   Income taxes (continued)
Reconciliation of income tax (expense)/benefit and the accounting profit multiplied by Australia’s domestic tax rate:
US$ thousand	2022	2021
Profit before income taxes	10,356	66,436
Income tax expense calculated at the Australian income tax rate of 30% (2021: 30%)	(3,107)	(19,931)
Tax effects of:
Movement in uncertain tax positions	(12,395)	118,846
Utilization and changes in recognition of tax losses and temporary differences	—	305
Adjustments in respect of prior years	(213)	839
Income tax (expense)/benefit	(15,715)	100,059
Deferred taxes
Deferred taxes as at December 31, 2022 and 2021 are attributable to the items in the table below:
US$ thousand	2022	Recognized in profit or loss	2021
Deferred tax liabilities
Depreciation and amortization	(19,280)	3,092	(22,372)
Provisions and payables	10,611	(1,037)	11,648
Receivables and consumables	(82)	3,253	(3,335)
Total	(8,750)	5,309	(14,059)
Total deferred tax – net	(8,750)	5,309	(14,059)
US$ thousand	2021	Recognized in profit or loss	2020
Deferred tax liabilities
Depreciation and amortization	(22,372)	4,039	(26,411)
Provisions and payables	11,648	1,495	10,153
Receivables and consumables	(3,335)	(5,058)	1,723
Total	(14,059)	476	(14,535)
Total deferred tax – net	(14,059)	476	(14,535)
Income tax judgements and uncertain tax liabilities
The Company assesses its liabilities and contingencies for all tax years open to audit based upon the latest information available. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. For those matters where it is probable that an adjustment will be made, the Company records its reasoned estimate of these tax liabilities, including related penalty and interest charges. The estimate consists of a transfer pricing matter, in respect of the price charged for commodity sales to Glencore International AG (refer to note 5), that has been open for a number of years and may take several more years to resolve. In recognizing a provision for the taxation exposures, consideration was given to the range of possible outcomes to determine the Company’s best estimate of the amount to provide. As at December 31, 2022, the Company has recognized $47,755 thousand (2021: $35,360 thousand) of uncertain tax liabilities related to possible adverse outcomes of this matter, and income tax payable through

Notes to the financial statements
9.   Income taxes (continued)
a related party loan with Glencore Investment Pty Limited via parent net investment, the head entity of the tax consolidated group (see note 2.15 ‘Income taxes’ and note 22). The increase in the liability during the year of $12,395 thousand (2021: reduction in liability of $118,846 thousand) has been calculated based on the latest estimate by the Company, relevant court rulings, and other factual developments. The reduction in the prior year reflects the resolution of the matter in favour of the Company for certain years following court judgements determining that the price the Company received for the sale of copper concentrate was within an arm’s length range.
10.   Trade and other receivables
US$ thousand	Notes	2022	2021
Financial assets at fair value through profit or loss
Trade receivables from related parties containing provisional pricing features	22	9,052	2,551
Other receivables
Financial assets at amortized cost
Other receivables		1	141
Non-financial instruments
Indirect tax receivable		3,179	3,606
Total other receivables		3,180	3,747
The average credit period on sales of goods on credit is 16 days (2021: 3 days). The carrying value of trade receivables approximates fair value.
The Company determines the expected credit loss on receivables based on different scenarios of probability of default and expected loss applicable to each of the material underlying balances. The Company has determined that the expected credit loss is immaterial as all related party balances are effectively supported by the Parent and no material anticipated losses will occur.
11.   Inventories
US$ thousand	2022	2021
Current
Supplies and consumables(1)	12,595	9,593
Work in progress	670	1,013
Finished goods	9,774	14,248
Total current	23,039	24,854
Non-current
Supplies and consumables(1)	354	431
Total non-current	354	431
Total	23,393	25,285

(1)
Net reversal of the write down of inventories for obsolete and slow moving stock of $1,580 thousand for the year (2021: $165 thousand).

The cost of inventories recognized as an expense within cost of goods sold during the year was $28,204 thousand (2021: $34,897 thousand).
The inventory write off recognised as an expense during the year was $715 thousand (2021: $nil).

Notes to the financial statements
11.   Inventories (continued)
All inventories are valued at the lower of cost or net realizable value. At 2022 all inventory is measured at cost (2021: at cost).
Non-current inventories are not expected to be utilized or sold within 12 months, based on historical usage, and are therefore classified as non-current inventory.
12.   Property, plant and equipment, net
2022
US$ thousand	Notes	Freehold land and buildings	Plant and equipment	Right-of- use assets	Mine development	Total
Cost
As at January 1, 2022		8,873	477,079	2,135	457,099	945,186
Additions		—	56,068	970	20,717	77,755
Disposals		—	(157)	—	—	(157)
Other movements(1)		—	(10,405)	—	8,053	(2,352)
As at December 31, 2022		8,873	522,585	3,105	485,869	1,020,432
Accumulated depreciation and impairment:
As at January 1, 2022		7,097	289,270	886	249,762	547,015
Depreciation	6	529	32,319	1,320	17,160	51,328
Disposals		—	(137)	—	—	(137)
As at December 31, 2022		7,626	321,452	2,206	266,922	598,206
Net book value as at December 31, 2022		1,247	201,133	899	218,947	422,226

(1)
Primarily consists of decreases in rehabilitation costs of $2,352 thousand (plant and equipment). The balance is expenditure for construction in progress carried in plant and equipment and transferred to the respective asset category when brought in to use.

Plant and equipment include expenditure for construction in progress of $86,191 thousand (2021: $56,571 thousand). Included in cost of goods sold, is an estimated amount of $nil (2021: $23,238 thousand) relating to certain CWIP costs which, due to financial reporting system limitations within the CWIP module and resulting lack of documentation supporting the capitalization of these costs related to production, have been expensed in the respective periods.
Through management’s review of internal and external factors, no indicators of impairment existed in 2022 and 2021.
As at December 31, 2022, the Company is committed to $1,200 thousand (2021: $270 thousand) of short-term lease payments.

Notes to the financial statements
12.   Property, plant and equipment, net (continued)
2021
US$ thousand	Notes	Freehold land and buildings	Plant and equipment	Right-of- use assets	Mine development	Total
Cost
As at January 1, 2021		8,986	444,611	177	443,819	897,593
Additions		—	24,225	1,958	6,663	32,846
Disposals		—	(8,202)	—	—	(8,202)
Other movements(1)		(113)	16,445	—	6,617	22,949
As at December 31, 2021		8,873	477,079	2,135	457,099	945,186
Accumulated depreciation and impairment:
As at January 1, 2021		6,394	264,296	65	231,681	502,436
Depreciation	6	703	32,645	821	18,093	52,262
Disposals		—	(8,202)	—	—	(8,202)
Other movements(1)		—	531	—	(12)	519
As at December 31, 2021		7,097	289,270	886	249,762	547,015
Net book value as at December 31, 2021		1,776	187,809	1,249	207,337	398,171

(1)
Primarily consists of increases in rehabilitation costs of $24,056 thousand (plant and equipment) offset by $1,107 thousand of other reclassifications within the various property, plant and equipment headings. The balance is expenditure for construction in progress carried in plant and equipment and transferred to the respective asset category when brought in to use.

13.   Intangible assets, net
Licences and software
The Company has immaterial intangible assets with a net book value as at December 31, 2022 of $747 thousand (2021: $947 thousand).
These intangible assets include licences and ERP software with the IP rights being held by the Parent, and the Company paying for the use of its own instance of the software.
14.   Trade and other payables
US$ thousand	Notes	2022	2021
Financial liabilities at amortized cost
Trade payables due to third parties		21,139	9,482
Trade payables due to related parties	22	799	652
Other payables
Financial liabilities at amortized cost
Mining royalty payable		1,757	2,617
Accrued expenses		4,803	5,838
Total other payables		6,560	8,455

Notes to the financial statements
14.   Trade and other payables (continued)
Trade payables are obligations to pay for goods and services. Trade payables have an average payment period of 23 days depending on the type of goods and services and the geographic area in which the purchase transaction occurs and the agreed terms. The carrying value of trade payables approximates fair value.
15.   Leases
Lease liabilities
US$ thousand	2022	2021
Current
Lease liabilities	848	1,047
Total current	848	1,047
Non-current
Lease liabilities	128	226
Total non-current	128	226
Total	976	1,273
Reconciliation of cash flow to movement in lease liabilities
US$ thousand	2022	2021
Cash related movements in leases liabilities(1)
Payment of lease liabilities	(1,275)	(781)
Non-cash related movements in lease liabilities
Foreign exchange movements	(57)	(98)
Change in lease liabilities(2)	1,035	2,020
	978	1,922
(Decrease)/increase in lease liabilities for the year	(297)	1,141
Total lease liabilities – opening	1,273	132
Total lease liabilities – closing	976	1,273

(1)
See statement of cash flows.

(2)
In 2022 and 2021 this relates to new leases.

Right-of-use assets
The Company leases several assets including buildings and plant and equipment. As at December 31, 2022, the net book value of recognized right-of-use assets relating to buildings was $515 thousand (2021: $133 thousand) and plant and equipment $384 thousand (2021: $1,116 thousand). The depreciation charge for the year related to those assets was $329 thousand (2021: $90 thousand) and $991 thousand (2021: $731 thousand).
Disclosure of amounts recognized as right-of-use assets in the statement of financial position are included within note 12.

Notes to the financial statements
15.   Leases (continued)
Amounts recognized in the statement of profit or loss and other comprehensive income are detailed below:
US$ thousand	2022	2021
Depreciation on right-of-use assets	(1,320)	(821)
Interest expense on lease liabilities	(67)	(62)
Expense relating to short-term leases	(132)	(2,257)
Expense relating to low-value leases	(5)	(5)
Total	(1,524)	(3,145)
16.   Provisions
US$ thousand	Employee entitlements	Rehabilitation costs	Other	Total
January 1, 2022	16,117	44,023	481	60,621
Utilized	(941)	(166)	—	(1,107)
Released	(55)	—	(430)	(485)
Accretion	—	851	—	851
Additions	—	—	22	22
Effect of foreign currency exchange movements	(844)	(840)	(20)	(1,704)
Net book value December 31, 2022	14,277	43,868	53	58,198
Current	13,467	270	53	13,790
Non-current	810	43,598	—	44,408
Net book value December 31, 2022	14,277	43,868	53	58,198
January 1, 2021	15,220	19,637	564	35,421
Utilized	(1,497)	(135)	(162)	(1,794)
Accretion	—	465	—	465
Additions	2,006	24,056	99	26,161
Effect of foreign currency exchange movements	388	—	(20)	368
Net book value December 31, 2021	16,117	44,023	481	60,621
Current	15,190	54	481	15,725
Non-current	927	43,969	—	44,896
Net book value December 31, 2021	16,117	44,023	481	60,621
Employee entitlements
The employee entitlements provision represents the value of annual leave and long service leave entitlements accrued. The associated expenditure will occur in a pattern consistent with when employees choose to exercise their entitlements with timing of leave taken up to the discretion of the employees.
Rehabilitation costs
Cobar mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. Cobar conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. As part

Notes to the financial statements
16.   Provisions (continued)
of the mine closure plans, Cobar is required to provide annual guarantees over the estimated life of the mines, based on a present value approach, and to furnish the funds for the rehabilitation provision. This law requires a review of closing plans every three years.
Rehabilitation provision represents the accrued cost required to provide adequate rehabilitation and manage the site during a post-closure phase until surrender of the Mining Lease and sign off by the Environmental Authority. The majority of these costs provide for reshaping and covering waste rock emplacements — generally ensuring the site is left in a safe, stable and non-polluting condition — as well as property holding costs (e.g. Mining Lease rental and Council rates) during the post-closure phase.
The bulk of these amounts will be settled when rehabilitation is undertaken over a 3 year period (currently assumed to be started in 2031), with a tail of property holding costs over an approximate 10 year post-closure period.
As at December 31, 2022, the discount rate applied in calculating the restoration and rehabilitation provision is a pre-tax risk free rate specific to the liability and the currency in which they are denominated as follows: Australian dollar 2.0% (2021: 2.0%). The Company’s own credit risk was not included and no adjustment has been made. The effect of decreasing the discount rates used by 0.5% would result in an increase in the overall rehabilitation provision by $2,266 thousand, with a resulting movement in property, plant and equipment. In the following year, the depreciation expense would increase by some $189 thousand, with an opposite direction interest expense adjustment of $158 thousand. The resulting net impact in the statement of profit or loss and other comprehensive income would be a decrease of $31 thousand, eventually netting to $nil over the settlement date of the provision.
Additions to rehabilitation provision relate to changes in estimates. In 2021, rehabilitation provision estimate changes were primarily comprised of $23,388 thousand related to change in cost estimate for increased amount of work required to be completed in tailings dam and storage facilities and other movements for accretion expense of the initial discounting that was applied to the rehabilitation provision to reflect the timing of future retirement cash flows.
Other
Other comprises provisions for possible legal and other consulting related claims.
17.   Financial and capital risk management
Financial risk management
Financial risks arising in the normal course of business from the Company’s operations comprise market risk (including commodity price risk and currency risk), credit risk and liquidity risk. It is the Company’s policy and practice to identify and, where appropriate and practical, actively manage such risks to support its objectives in managing its capital and future financial security and flexibility. The Company’s finance and risk professionals, working in coordination with the commodity departments and Glencore plc, monitor, manage and report regularly to senior management on the approach and effectiveness in managing financial risks along with the financial exposures facing the Company.
Risk Factors
The key financial risk factors that arise from the Company’s activities, including the Company’s policies for managing these risks, are outlined below.
Market risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises two types of risk: commodity price risk and currency risk.

Notes to the financial statements
17.   Financial and capital risk management (continued)
Commodity price risk
The Company is exposed to price movements for the inventory it holds and the products it produces which are not held to meet priced forward contract obligations and forward priced sale contracts.
The Company has chosen not to hedge against the movement in commodity prices.
Sensitivity analysis
As at December 31, 2022, the Company has provisionally priced sales. If the commodity prices on provisionally priced sales had been 10% higher/lower and all other variables held constant, the Company’s profit after tax for the year ended December 31, 2022 would increase/decrease by $8,278 thousand (2021: $268 thousand).
Currency risk
The U.S. dollar is the functional currency of the entities collectively forming the Company. Currency risk is the risk of loss from movements in exchange rates related to transactions and balances in currencies other than the U.S. dollar. Such transactions include operating expenditure, capital expenditure and to a lesser extent purchases in currencies other than the functional currency.
The Company’s operations are located in Australia, therefore operating expenses are incurred predominantly in Australian dollar and U.S. dollar currencies. These transactions are not generally hedged. A weakening of the U.S. dollar against these currencies has a material adverse impact on earnings and cash flow settlement. The Company buys foreign currencies at spot rates to settle local currency operating expenditure and is therefore largely exposed to volatility in exchange rates.
The Company’s debt related payments are primarily denominated in U.S. dollars.
Sensitivity analysis
The carrying amounts of the Company’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:
2022
US$ thousand	Notes	U.S. dollar	Australian dollar	Other	Total
Cash and cash equivalents		30	1,286	—	1,316
Trade receivables from related parties	10	9,052	—	—	9,052
Other receivables	10	—	3,180	—	3,180
Trade payables	14	(1,853)	(19,286)	—	(21,139)
Trade payables to related parties	14	(545)	(254)	—	(799)
Other payables	14	(1,047)	(5,513)	—	(6,560)
Lease liabilities	15	—	(976)	—	(976)
Net debt		5,637	(21,563)	—	(15,926)

Notes to the financial statements
17.   Financial and capital risk management (continued)
2021
US$ thousand		U.S. dollar	Australian dollar	Other	Total
Cash and cash equivalents		30	49	—	79
Trade receivables from related parties	10	2,551	—	—	2,551
Other receivables	10	—	3,747	—	3,747
Trade payables	14	(100)	(9,295)	(87)	(9,482)
Trade payables to related parties	14	(652)	—	—	(652)
Other payables	14	(248)	(8,207)	—	(8,455)
Lease liabilities	15	—	(1,273)	—	(1,273)
Net debt		1,581	(14,979)	(87)	(13,485)
The following table details the Company’s sensitivity to a 10% increase and decrease in the U.S. dollar against the relevant foreign currencies. 10% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the year-end for a 10% change in foreign currency rates.
A positive number below indicates an increase in profit and other equity where the U.S. dollar strengthens 10% against the relevant currency. For a 10% weakening of the U.S. dollar against the relevant currency, there would be a comparable impact on the profit and other equity, and the balances below would be negative.
2022
US$ thousand	Profit or loss	Other equity
Australian dollar	2,156	2,156
Total	2,156	2,156
2021
US$ thousand	Profit or loss	Other equity
Australian dollar	1,498	1,498
Other	9	9
Total	1,507	1,507
In management’s opinion, the sensitivity analysis is unrepresentative of the inherent foreign exchange risk as the year end exposure does not reflect the exposure during the year.
Credit risk
Credit risk arises from the possibility that counterparties may not be able to settle obligations due to the Company within their agreed payment terms. Financial assets which potentially expose the Company to credit risk consist principally of cash and cash equivalents and receivables.
The Company invests or maintains available cash domestically with the Commonwealth Bank of Australia. As part of its cash management process, the Company regularly monitors the relative credit standing of this institution. See above currency risk for currency split of cash and cash equivalents.

Notes to the financial statements
17.   Financial and capital risk management (continued)
During the normal course of business, the Company provides credit to its customer. Although the receivables resulting from these transactions are not collateralised, the Company has not experienced significant problems with the collection of receivables given the Company’s only customer is a related party entity in Switzerland.
The Company has only one customer, Glencore International AG, in one country, Switzerland, which represents 100% of trade receivable and total sales.
Liquidity risk
Liquidity risk is the risk that the Company is unable to meet its payment obligations when due, or that it is unable, on an ongoing basis, to borrow funds in the market on an unsecured or secured basis at an acceptable price to fund actual or proposed commitments. Prudent liquidity risk management implies maintaining sufficient cash and cash equivalents and availability of adequate committed funding facilities. The Company has available committed funding sources from other financing entities within the Glencore plc group (see note 22). The Company’s credit profile and funding sources ensure that sufficient liquid funds are maintained to meet its liquidity requirements. As part of its liquidity management, the Company closely monitors and plans for its future capital expenditure well ahead of time.
As at December 31, 2022, the Company had available cash amounting to $1,316 thousand (2021: $79 thousand).
The maturity profile of the Company’s financial liabilities based on the contractual terms, and associated current financial assets, are as follows:
2022
US$ thousand	Notes	After 2 years	Due 1 – 2 years	Due 0 – 1 year	Total
Expected future interest payments		—	3	28	31
Lease liabilities – undiscounted		2	129	876	1,007
Trade and other payables	14	—	—	28,498	28,498
Total		2	132	29,402	29,536
Current financial assets				10,369	10,369
2021
US$ thousand	Notes	After 2 years	Due 1 – 2 years	Due 0 – 1 year	Total
Expected future interest payments		—	2	37	39
Lease liabilities – undiscounted		—	228	1,084	1,312
Trade and other payables	14	—	—	18,589	18,589
Total		—	230	19,710	19,940
Current financial assets				2,771	2,771
Capital risk management
The Company’s capital risk is managed by Glencore Operations Australia Pty Limited as it sits within the Parent’s Australian operations. Movements to the parent net investment are treated as capital investments or contributions made by the Parent.

Notes to the financial statements
18.   Financial instruments
Fair value of financial instruments
The following tables present the carrying values and fair values of the Company’s financial instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market at the measurement date under current market conditions. Where available market rates have been used to determine fair values. When market values are not available, fair values have been calculated by discounting expected cash flows at prevailing market interest and exchange rates. The estimated fair values have been determined using market information and appropriate valuation methodologies but are not necessarily indicative of the amounts that the Company could realize in the normal course of business.
The financial assets and liabilities are presented by class in the tables below at their carrying values, which generally approximate the fair values.
2022
US$ thousand	Notes	Amortized cost	FVTPL(1)	Total
Assets
Trade receivables from related parties	10	—	9,052	9,052
Other receivables	10	1	—	1
Total financial assets		1	9,052	9,053
Liabilities
Trade payables	14	21,139	—	21,139
Trade payables to related parties	14	799	—	799
Other payables	14	6,560	—	6,560
Lease liabilities	15	976	—	976
Total financial liabilities		29,474	—	29,474

(1)
FVTPL — Fair value through profit or loss.

2021
US$ thousand	Notes	Amortized cost	FVTPL(1)	Total
Assets
Trade receivables from related parties	10	—	2,551	2,551
Other receivables	10	141	—	141
Total financial assets		141	2,551	2,692
Liabilities
Trade payables	14	9,482	—	9,482
Trade payables to related parties	14	652	—	652
Other payables	14	8,455	—	8,455
Lease liabilities	15	1,273	—	1,273
Total financial liabilities		19,862	—	19,862

(1)
FVTPL — Fair value through profit or loss.

Notes to the financial statements
19.   Fair value measurements
Fair values are primarily determined using quoted market prices or standard pricing models using observable market inputs where available and are presented to reflect the expected gross future cash in/outflows.
Some of the Company’s financial assets and financial liabilities are measured at fair value at the end of each reporting period.
The below tables show the fair values of assets measured at fair value on a recurring basis:
2022
US$ thousand	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	1,316	—	—	1,316
Trade receivables	—	9,052	—	9,052
Total	1,316	9,052	—	10,368
2021
US$ thousand	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	79	—	—	79
Trade receivables	—	2,551	—	2,551
Total	79	2,551	—	2,630
During the year no amounts were transferred between Level 1 and Level 2 of the fair value hierarchy and no amounts were transferred into or out of Level 3 of the fair value hierarchy for either other financial assets or other financial liabilities.
20.   Commitments
Capital commitments
Capital expenditure for the acquisition of property, plant and equipment is generally funded through the cash flow generated by the business. As at December 31, 2022, $15,791 thousand (2021: $44,315 thousand), of which 99% (2021: 17%) relates to expenditure to be incurred over the next year, was contractually committed for the acquisition of plant and equipment. This capital expenditure primarily relates to the underground mining fleet.
21.   Contingent liabilities
The Company is subject to various claims which arise in the ordinary course of business as detailed below. These contingent liabilities are reviewed on a regular basis and where practical an estimate is made of the potential financial impact on the Company.
Environmental contingencies
The Company’s operations are subject to various environmental laws and regulations. The Company is in material compliance with those laws and regulations. The Company accrues for environmental contingencies when such contingencies are probable and reasonably estimable. Such accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from insurance companies and other parties are recorded as assets when the recoveries are virtually certain. At

Notes to the financial statements
21.   Contingent liabilities (continued)
this time, the Company is unaware of any material environmental incidents at its CSA mine. Any potential liability arising from the above is not expected to have a material adverse effect on its combined income, financial position or cash flows.
Bank payment guarantees for rehabilitation
The Company has entered into various bank and performance guarantees equivalent to the estimated total amount required to fulfil any rehabilitation costs associated with mining activities. These are in the ordinary course of business. As at December 31, 2022 the total value of the guarantees is AU$36,891 thousand (2021: AU$36,903 thousand). The obligations, to which the guarantees relate, have been provided for on the balance sheet under provisions (see note 16).
22.   Relationship with Parent and related entities
Allocation of general corporate expenses
Historically, the Company has been managed and operated with the assistance of personnel employed by Glencore Australia Holdings Pty Limited (“Glencore Australia Holdings”), a wholly owned subsidiary of the Parent. Accordingly, certain shared costs have been recharged to the Company and reflected as expenses in the financial statements. Management believes the allocation methodologies are a reasonable reflection of the utilization of services provided to or the benefits received by the Company during the periods presented. The expenses reflected in the statement of profit or loss and other comprehensive income may not be indicative of expenses that will be incurred by the Company in the future.
Glencore Australia Holdings provides certain services, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, and other corporate departments.
Centralized cash management
Glencore Australia Holdings has a centralized cash management arrangement where, on a periodic basis, excess cash balances with certain affiliated entities including Cobar are swept to Glencore Australia Holdings and mixed with cash from other affiliated entities. Cobar also participates in Glencore Australia Holdings notional cash pooling arrangements with Commonwealth Bank of Australia (the Group Limit Facility). This permits individual bank accounts participating in the Group Limit Facility to be overdrawn as long as consolidated funds across the entire Group Limit Facility is net positive. For purpose of the financial statements, cash only included dedicated bank accounts in the legal name of Cobar.
Loans with related parties
All transactions and balances between Cobar and the Parent during the period prior to the carve-out, which were not historically settled in cash, were considered to be effectively settled in cash in the financial statements at the time the transaction was recorded. The total net effect of the settlement of these transactions between Cobar and the Parent were reflected in the statement of cash flows as “Net transactions with the Parent” as financing activity and in the statement of financial position and the statement of changes in equity as “Parent net investment”.
Cobar’s equity balance represents share capital, retained earnings and Parent net investment. Parent net investment represents the cumulative investment by the Parent in Cobar through the transaction date. Subsequent movements in the Glencore Investment tax loan and Glencore Australia Holdings working capital loan have been included within Parent net investment.
Sales to Glencore International AG
The Company sells copper concentrate (which includes silver) produced exclusively to Glencore International AG, the revenue and cost of goods sold in the statement of profit or loss and other

Notes to the financial statements
22.   Relationship with Parent and related entities (continued)
comprehensive income reflect the sale of this copper concentrate with Glencore International AG. These are recognized within trade receivables from related entities in the statement of financial position.
Parent net investment
As discussed in the basis of preparation in note 2, Parent net investment is primarily impacted by contributions from Glencore Australia Holdings as a result of treasury activities and net funding provided by or distributed to Glencore Australia Holdings. The Parent net investment is not distributable. All significant intercompany transactions between the Company and the Parent have been considered to be forgiven at the time the purchase and sale of Cobar is completed and are recorded and reflected as a net (decrease)/increase in Parent net investment. The components of Parent net investment include movements to net transactions with the Parent as detailed below:
US$ thousand	2022	2021
Parent net investment
As at January 1	135,797	309,998
Glencore Investment tax loan	8,629	19,461
Glencore Australia Holdings working capital	5,646	(74,816)
Uncertain tax position	12,395	(118,846)
Net transactions with Parent	26,670	(174,201)
As at December 31	162,467	135,797
Glencore Investment tax loan
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment, a subsidiary of the Parent, is the head company (see note 2.15). Tax payments from companies within the tax consolidated group, including the Company, are made by Glencore Investment and settled through intercompany loans.
Glencore Australia Holdings working capital
The Company is party to an intercompany facility agreement with Glencore Australia Holdings which provides liquidity and cash management to the Company on an as needed basis. Glencore Australia Holdings has provided a letter of support to support the Company’s operations for a period of 12 months from the date of issuance of the financial statements while the Company remains a wholly owned subsidiary of the Parent.
Uncertain tax position
As noted above, the Company is part of the Glencore Investment tax consolidated group and the uncertain tax provision movements are booked through intercompany loans. The movements in the uncertain tax provision are non-cash. See note 9 for details on uncertain tax position movements. The loans are booked through Parent net investment as they form part of the capital structure of the Company as they represent an investment into the business by the Parent and related parties of the Company.

Notes to the financial statements
22.   Relationship with Parent and related entities (continued)
Related party transactions and balances
US$ thousand	Sales of goods and services	Purchases of goods and services	Trade receivables due from related parties	Trade payables due to related parties
Glencore International AG
2022	219,705	—	9,052	—
2021	273,380	—	2,551	—
Glencore Australia Oil Pty Limited
2022	—	(5,385)	—	(545)
2021	—	(4,349)	—	(421)
Glencore Australia Holdings Pty Limited
2022	—	(1,306)	—	—
2021	—	(1,443)	—	—
Other related parties
2022	—	(1,501)	—	(254)
2021	—	(1,326)	—	(231)
In the normal course of business, the Company enters into various arm’s length transactions with related parties including fixed and floating price commitments to sell and to purchase commodities, forward sale and purchase contracts.
Remuneration of key management personnel
Glencore Australia Holdings provides key management personnel services to the Company. The Company has not had a separate management team during the years ended December 31, 2022 and 2021. Key management personnel include the General Manager of the CSA mine.
The Company pays a portion of overheads and key management personnel fees to Glencore Australia Holdings (see allocation of general corporate overheads above).
23.   Share capital
Issued shares	2022	2021
Ordinary shares fully paid	1	1
	1	1
Ordinary shares are fully paid and have no par value, carry one vote per share, and receive dividends at the discretion of the Company.
Ordinary shares issued and fully paid
	Number of shares	Share capital US$ thousand
Balance as at January 1, 2021 and December 31, 2021	1	—
Balance as at December 31, 2022	1	—

Notes to the financial statements
24.   Deed of cross guarantee
The entities that collectively are the Company have entered into a Deed of Cross-Guarantee (the “Deed”) with Glencore Investment on December 4, 2018. Pursuant to the Deed, in the event of any member of the Closed Group, being the holding entity Glencore Investment and its wholly-owned entities, being wound up, each party to the Deed guarantees to each creditor of the member being wound up, payment in full of that member’s debt. As at December 31, 2022 and 2021 no amounts were recognized in respect of the Deed.
25.   Earnings per share
US$ thousand	2022	2021
(Loss)/profit for the purpose of basic earnings per share being net profit attributable to owners of the Company	(5,359)	166,495
Weighted average number of ordinary shares for the purposes of basic earnings per share	1	1
(Loss)/profit for the purpose of diluted earnings per share	(5,359)	166,495
Weighted average number of ordinary shares for the purposes of diluted earnings per share	1	1
Basic (loss)/earnings per share	(5,359)	166,495
Diluted (loss)/earnings per share	(5,359)	166,495
26.   Subsequent events
No matters or circumstances have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of the Company, the results of those operations, or the state of the Company in subsequent financial years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and the Board of Directors of Cobar Management Pty Limited.
Opinion on the Financial Statements
We have audited the accompanying statement of financial position of Cobar Management Pty Limited (the “Company”) as of December 31, 2021, December 31, 2020 and January 1, 2020, the related statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, December 31, 2020 and January 1, 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Touche Tohmatsu
Paramatta, Australia
March 17, 2023
We have served as the Company’s auditor since 2022.

COBAR MANAGEMENT PTY LIMITED
Statement of profit or loss and other comprehensive income
For the years ended December 31, 2020 and December 31, 2021
US$ thousand	Notes	2021	2020
Revenue from related party	5	273,380	202,183
Cost of goods sold		(190,150)	(181,093)
Gross profit		83,230	21,090
Distribution and selling expenses		(15,195)	(12,846)
Administrative expenses		(1,473)	(3,909)
Operating income		66,562	4,335
Net foreign exchange gains/(losses)		401	(1,647)
Finance income	8	3	9
Finance costs	8	(530)	(793)
Profit before income taxes		66,436	1,904
Income tax benefit/(expense)	9	100,059	(31,041)
Profit/(loss) for the year		166,495	(29,137)
Other comprehensive income		—	—
Total comprehensive income/(loss)		166,495	(29,137)
Earnings/(loss) per share
Weighted average number of ordinary shares for the purposes of basic and diluted earnings per share	25	1	1
Basic	25	166,495	(29,137)
Diluted	25	166,495	(29,137)
The accompanying notes are an integral part of the financial statements.

Statement of financial position
As at January 1, 2020, December 31, 2020 and December 31, 2021
US$ thousand	Notes	2021	2020	January 1, 2020
Assets
Current assets
Cash and cash equivalents		79	110	264
Trade receivables from related parties	10	2,551	8,861	6,718
Other receivables	10	3,747	2,648	2,999
Inventories	11	24,854	16,589	14,601
Prepaid expenses		9,373	1,205	—
		40,604	29,413	24,582
Non-current assets
Property, plant and equipment, net	12	398,171	395,157	397,695
Intangible assets, net	13	947	100	—
Inventories	11	431	565	518
Other assets		49	138	358
		399,598	395,960	398,571
Total assets		440,202	425,373	423,153
Liabilities
Current liabilities
Trade payables	14	9,482	8,656	5,688
Trade payables to related parties	14	652	—	481
Other payables	14	8,455	13,263	19,454
Lease liabilities	15	1,047	105	3,054
Provisions	16	15,725	14,914	9,550
		35,361	36,938	38,227
Non-current liabilities
Lease liabilities	15	226	27	1,832
Provisions	16	44,896	20,507	23,499
Deferred tax liabilities	9	14,059	14,535	20,114
		59,181	35,069	45,445
Total liabilities		94,542	72,007	83,672
Net assets		345,660	353,366	339,481
Equity
Share capital	23	—	—	—
Retained earnings		209,863	43,368	72,505
Parent net investment	22	135,797	309,998	266,976
Total equity		345,660	353,366	339,481
The accompanying notes are an integral part of the financial statements.

Statement of changes in equity
For the years December 31, 2020 and December 31, 2021
	Share capital
US$ thousand	Notes	Number of shares	Amount	Retained earnings	Parent net investment	Total equity
As at January 1, 2020		1	—	72,505	266,976	339,481
Loss for the year		—	—	(29,137)	—	(29,137)
Net changes in parent net investment	22	—	—	—	43,022	43,022
As at December 31, 2020		1	—	43,368	309,998	353,366
As at January 1, 2021		1	—	43,368	309,998	353,366
Profit for the year		—	—	166,495	—	166,495
Net changes in parent net investment	22	—	—	—	(174,201)	(174,201)
As at December 31, 2021		1	—	209,863	135,797	345,660
The accompanying notes are an integral part of the financial statements.

Statement of cash flows
For the years ended December 31, 2020 and December 31, 2021
US$ thousand	Notes	2021	2020
Operating activities
Profit before income taxes		66,436	1,904
Adjustments for:
Depreciation and amortization	6	52,321	55,433
Net foreign exchange (gains)/losses		(401)	1,647
Finance income	8	(3)	(9)
Finance costs	8	530	793
Movement in provisions		1,746	1,473
Other non-cash		1,507	(64)
		122,136	61,177
Decrease in trade receivables from related parties		6,310	351
Increase in other receivables		(961)	(1,922)
Increase in prepaid expenses		(8,217)	(1,204)
Increase in inventories		(8,131)	(2,035)
Increase/(decrease) in trade payables to related parties		652	(481)
Increase in trade payables		826	2,968
Decrease in other payables		(4,808)	(6,191)
Cash generated by operations		107,807	52,663
Income taxes paid by related party(1)	9	(19,461)	(7,908)
Interest received	8	3	9
Interest paid	8	(530)	(793)
Net cash generated by operating activities		87,819	43,971
Investing activities
Purchase of property, plant, and equipment and intangibles	12	(32,068)	(55,763)
Net cash used in investing activities		(32,068)	(55,763)
Financing activities
Payment of lease liabilities		(781)	(2,718)
Transfers (to)/from Parent		(55,158)	14,310
Net cash (used in)/generated by financing activities		(55,939)	11,592
Decrease in cash and cash equivalents		(188)	(200)
Cash and cash equivalents at the beginning of the year		110	264
Net foreign exchange difference		157	46
Cash and cash equivalents at the end of the year		79	110

(1)
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment Pty Limited (“Glencore Investment”), a related party of the Company, is the head entity. Tax payments from companies within the Glencore Investment tax consolidated group are made by Glencore Investment in accordance with the tax sharing and tax funding agreements entered into by those entities and settled through intercompany loans via parent net investment (see notes 2.16 and 22).

The accompanying notes are an integral part of the financial statements.

Notes to the financial statements
1.   Corporate information
Cobar Management Pty Limited (“Cobar” or the “Company”) is a proprietary company incorporated in Australia. Its parent entity, is Glencore Operations Australia Pty Limited (“Glencore Operations Australia”). Its ultimate parent entity is Glencore plc (the “Parent”).
The financial statements of the Company for the years ended December 31, 2020 and 2021 were authorised for issue in accordance with a resolution of the Directors on December 23, 2022.
Cobar is primarily engaged in the operation of Cornish, Scottish and Australian underground copper mine (“CSA mine”) in Australia. CSA mine was transferred to the Company on November 29, 2021 as part of the Reorganization (as described below). Prior to November 29, 2021, the Company was a shell company with no active trade or business.
From January 1, 2019 to November 28, 2021 Acelight Pty Limited (“Acelight”) and Isokind Pty Limited (“Isokind”) owned the assets in the CSA mine in a 40/60 split respectively, pursuant to an unincorporated joint arrangement. Whilst Acelight, Isokind, and Cobar each have a different immediate parent, all of them are indirectly 100% owned and controlled by their ultimate parent entity, Glencore plc, for all periods presented in the financial statements.
On November 29, 2021, all assets, tenements and residual interests held by Acelight and Isokind for the operation of the CSA mine were transferred to Cobar (the “Reorganization”). The consideration was settled by related party loans. As this was a transaction between entities under common control, the book value basis of accounting, utilising the book values of the Parent, was used to record the assets and liabilities contributed to Cobar. Further, the financial statements report the results of the CSA mine operations as though the transfer of net assets occurred at the beginning of the period and the comparative financial information has been adjusted accordingly as well.
On March 17, 2022, Glencore Operations Australia entered a binding agreement with Metals Acquisition Corp (“MAC”) for the sale and purchase of Cobar. MAC will assume ownership and full operational control of the Company and will enter into an offtake agreement with the Parent for 100% of the copper concentrate produced at the CSA mine in return for consideration of $1.05 billion in cash, $50 million equity stake in MAC and 1.5% copper only net smelter return life of mine royalty upon completion of the transaction. On November 22, 2022, Glencore Operations Australia entered a binding deed of amendment with MAC in respect of the March 17, 2022, agreement, for the sale and purchase of Cobar. The deed of amendment provides consent to the re-domiciliation of MAC and amends consideration to $775 million in cash (with the ability to scale up to $875 million cash depending on PIPE demand), up to $100 million equity stake in MAC, $75 million deferred to be paid out of half the proceeds of any future equity raise, $75 million contingent payment payable when copper averages greater than $4.25/lb for 18 continuous months over the life of mine (“LOM”), $75 million contingent payment payable when copper averages greater than $4.50/lb for 24 continuous months over the LOM, and 1.5% copper only net smelter return life of mine royalty upon completion of the transaction. The transaction, expected to be completed in 2023, is subject to the approval of MAC’s shareholders and other customary closing conditions, including regulatory approvals.
2.   Significant accounting policies
2.1   Basis of preparation
The financial statements are general purpose financial statements, which have been prepared on a stand-alone basis and are derived from Glencore plc’s consolidated financial statements and accounting records in which the Company was consolidated. Glencore plc’s consolidated financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (“IASB”) and based on Glencore plc’s transition to IFRS which had occurred prior to its initial public offering in 2011.
The financial statements include the historical results of operations, financial position and cash flows of the Company for the periods presented and have been prepared in accordance with the IFRS as issued

Notes to the financial statements
by the IASB. The Company’s financial information is presented using the historical results of operations and the historical bases of assets and liabilities of the Parent.
The business of the Company is the operation of the CSA copper mine in New South Wales Australia. Management of the Company believes assumptions underlying the financial statements are reasonable. However, the financial statements may not be indicative of the financial position, results of operations, and cash flows of the Company in the future or if it had operated independently of the Parent. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, primarily including, technical services, engineering, finance, and other general corporate and administrative costs, such as treasury, human resources, legal and others.
The statement of profit or loss and other comprehensive income include all revenues and costs directly attributable the Company as well as an allocation of corporate expenses from the Parent that provide support to the Company related to general and administrative expenses. These corporate expenses have been allocated to the Company based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount or capital employed. The Parent allocates these costs to the Company using methodologies that management believes are appropriate and reasonable.
Treasury and net funding activities, and tax transactions between the Parent and the Company are accounted through Parent net investment in the Company. These transactions between Parent and Company are deemed to have been settled immediately through Parent net investment and are shown as a net change in this account (see note 22 for additional information). As all transactions are long-term funding related, these have been accounted for as movements within the Parent net investment balance.
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment Pty Limited (“Glencore Investment”), a subsidiary of the Parent, is the head entity. See note 2.16 ‘Income taxes’ for more information.
The financial statements have been prepared on an accruals basis and are based on historical cost. Historical cost is generally based on the fair values of the consideration given in exchange for assets.
Fair value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for leasing transactions that are within the scope of IFRS 16 Leases, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 Inventories or value in use in IAS 36 Impairment of assets.
In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:
•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•
Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•
Level 3 inputs are unobservable inputs for the asset or liability.

All amounts are presented in United States dollars (US$) and all values are rounded to the nearest thousand unless otherwise indicated.

Notes to the financial statements
Going concern
Based upon an assessment of Cobar’s forecast financial position and performance, management have determined that they have, at the time of approving the financial statements, a reasonable expectation that the Company has access to adequate resources to continue to pay debts as and when they are due and payable for the 12 months from the date of approval of these financial statements, whilst a 100% wholly owned subsidiary of the Parent. Therefore, the Directors continue to adopt the going concern basis of accounting in preparing these financial statements.
2.2   First time adoption of International Financial Reporting Standards
The financial statements, for the year ended December 31, 2020, are the first the Company has prepared in accordance with IFRS. For periods up to and including the year ended December 31, 2019, the Company did not prepare financial statements as the entities that collectively are the Company were each individually members of the Glencore Investment Deed of Cross Guarantee and therefore individually qualify for relief from lodging a financial report with the Australian Security & Investments Commission.
The financial statements presented in this report comply with IFRS applicable as at December 31, 2021. In preparing the financial statements, the Company’s opening statement of financial position was prepared as at January 1, 2020, the Company’s date of transition to IFRS.
The Company prepared its financial statements in accordance with the recognition and measurement principles of IFRS, the application of IFRS 1 First-time Adoption of International Financial Reporting Standard has not resulted in any material impact on the amounts reported from the date of transition on January 1, 2020 to December 31, 2021.
Exemption applied
IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS.
The Company has applied the exemption in relation to cumulative translation differences that existed at the date of transition to IFRS. A cumulative translation adjustment of $35,540 thousand existed as a result of the change in presentational currency of Acelight Pty Limited and Isokind Pty Limited from AUD to USD presentational currency in 2014. The Company has applied the exemption under IFRS 1 whereby this cumulative translation difference is deemed to be zero at the date of transition to IFRS.
As this is the first financial statements the Company has prepared which are general-purpose financial statements, summarised below is an overview of the significant accounting policies adopted in the preparation and presentation of the financial statements. These accounting policies are consistent with IFRS and other than the exemption noted above no adjustments were taken. The accounting policies set out below have been consistently applied from the date of transition on January 1, 2020.
2.3   COVID-19
The Company is aware that COVID-19 has the capacity to adversely affect the future financial performance of the Company in a variety of ways, including: significant COVID-19 specific costs, disruptions to supply chain (including purchasing, production, and transportation) and volatility in the price for copper. Depending on the duration and extent of the impact of COVID-19 and if any of the aforementioned risks materialise, it may become necessary to reassess certain accounting conclusions and disclosures including the valuation of inventories, fair value measurements, the impairment of non-financial assets, adequacy of provisions, expected credit loss assumptions, and the extent of the impact on the results of operations and cash flows.
2.4   Application of new and revised accounting standards
Adoption of new and revised standards
As these financial statements are the first prepared for the Company all new and revised Standards and Interpretations issued by the International Accounting Standards Board (“the IASB”) have been adopted.

Notes to the financial statements
New and revised standards not yet effective
IFRS Standards and Interpretations that are issued, but are not yet effective, up to the date of issuance of the financial statements, which are applicable to the Company, are disclosed below. The Company will apply these amendments, as applicable, when they become effective.
Annual Improvements 2018-2020 and Other Amendments — effective for year ends beginning on or after January 1, 2022
The amendments clarify certain requirements in:
•
IFRS 1 First-time Adoption of International Financial Reporting Standards;

•
IFRS 3 Business Combinations;

•
IFRS 9 Financial Instruments;

•
IFRS 16 Property, Plant and Equipment; and

•
IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Amendments to IFRS 16 — Proceeds before intended use — effective for year ends beginning on or after January 1, 2022
The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the cost of producing those items, in profit or loss.
The Company has assessed the potential impact of the amendment on these financial statements and does not expect a material impact.
Amendments to IAS 1 — Classification of Liabilities as Current or Non-current — effective for year ends beginning on or after January 1, 2023
The amendments clarify the requirements for the presentation of liabilities in the statement of financial position as current or non-current in IAS 1 Presentation of Financial Statements.
Amendments to IAS 8 — Definition of Accounting Estimates — effective for year ends beginning on or after January 1, 2023
The amendments introduce the definition of accounting estimates and include other amendments to IAS 8 to help entities distinguish changes in accounting estimates from changes in accounting policies.
Amendments to IAS 1 — Disclosure of Accounting Policies — effective for year ends beginning on or after January 1, 2023
The amendments require companies to disclose their material accounting policy information rather than their significant accounting policies.
Amendments to IAS 12 — Deferred Tax related to Assets and Liabilities arising from a Single Transaction — effective for year ends beginning on or after January 1, 2023
The amendments introduce a further exception from the initial recognition exemption under IAS 12. Under the amendments, an entity does not apply the initial recognition exemption for transactions that give rise to equal taxable and deductible temporary differences.
The Company is assessing the potential impact of the amendments on these financial statements.

Notes to the financial statements
2.5   Revenue recognition
Revenue is derived principally from the sale of goods and recognized when the performance obligations have been satisfied upon transfer of control of the goods from the Company to the customer. Revenue is measured based on consideration specified in the contract with a customer and excludes amounts collected on behalf of third parties.
Revenue related to the sale of goods is recognized when the product is delivered to the destination specified by the customer, which is typically the vessel on which it is shipped, the destination port or the customer’s premises and the customer has gained control through their ability to direct the use of and obtain substantially all the benefits from the asset. The sales price is determined on a provisional basis at the date of sale as the final selling price is subject to movements in market prices up to the date of final pricing, normally ranging from 30 to 90 days after initial booking (provisionally priced sales). As the pricing only varies based on future market prices after the performance obligation has been satisfied, this is not considered to be variable consideration. The Company’s right to the consideration is unconditional as only the passage of time is required before payment is due and, therefore, the Company accounts for the receivable under IFRS 9. Revenue on provisionally priced sales is recognized based on the estimated fair value of the total consideration receivable. The revenue adjustment mechanism embedded within provisionally priced sales arrangements has the character of a commodity derivative.
Accordingly, the fair value of the final sales price adjustment is re-estimated continuously and changes in fair value are recognized as an adjustment to revenue. In all cases, fair value is estimated by reference to forward market prices.
The principal risks associated with recognition of sales on a provisional basis include commodity price fluctuations between the date the sale is recorded and the date of final settlement. If a significant decline in commodity prices occurs, it is reasonably possible the Company could be required to pay the difference between the provisional price and final selling price.
Revenues from the sale of silver, a by-product in the production of copper concentrate, are included within revenue from the sale of concentrate, which includes copper and silver.
The Company is responsible for providing certain shipping and insurance services to the customer, which is generally before the date at which the Company has transferred control of the goods. These services are not distinct within the context of the contract, and they are not separately identifiable from other promises within the contract. Accordingly, shipping and insurance services are not considered separate performance obligations and are treated as costs to fulfill the promise to transfer the related products. Any customer payments of shipping and handling costs are recorded within revenue. While the Company’s customer has an option to take deliveries of the goods on Cost and Freight (“CFR”) and Cost, Insurance and Freight (“CIF”) basis, the customer generally opts for Free on Board (“FOB”) based delivery where the Company is responsible for loading the purchased goods onto the ship, and all costs associated up to that point.
2.6   Foreign currency translation
The Company’s reporting currency and the functional currency of each of the entities collectively forming the Company is the U.S. dollar as this is assessed to be the principal currency of the economic environment in which it operates. All operating revenue generated by Cobar is in the U.S. dollar and all the funding arrangements through Parent net investment (see note 22) are denominated in the U.S. dollar.
Foreign currency transactions
Transactions in foreign currencies are converted into the functional currency using the exchange rate prevailing at the transaction date. Monetary assets and liabilities outstanding at year end are converted at year-end rates. The resulting exchange differences are recorded in the statement of profit or loss and other comprehensive income.

Notes to the financial statements
The average and closing AUD/USD foreign currency exchange rates at 2020 and 2021 are listed below:
	Average FX rate	Closing FX rate
2020	0.6884	0.7706
2021	0.7512	0.7272
2.7   Property, plant and equipment
Property, plant and equipment are initially recognized at cost, being the fair value of the consideration given to acquire or construct the asset, including directly attributable costs required to bring the asset to the location or to a condition necessary for operation and the direct cost of dismantling and removing the asset, less accumulated depreciation and any accumulated impairment losses.
Property, plant and equipment are depreciated to their estimated residual value over the estimated useful life of the specific asset concerned, or the estimated remaining life of mine (“LOM”), field or lease.
Depreciation commences when the asset is available for use. The major categories of property, plant and equipment are depreciated/amortized on a units of production (“UOP”) and/or straight-line basis. Depreciation of property, plant and equipment using UOP method over the LOM is based on estimated production units including commercially recoverable reserves (proven and probable reserves) and a portion of mineral resources (measured, indicated and inferred resources). The portion of mineral resources are included in depreciation calculations where they are expected to be classified as mineral reserves based on high degree of confidence that they will be extracted in an economic manner.
Assets under construction are included in Plant and equipment and since the assets are not yet available for use, are not depreciated.
The estimated useful lives for the current and comparative periods are as follows:
Buildings	10 – 45 years/Straight-line
Freehold land	Not depreciated
Plant and equipment	3 – 30 years/UOP
Right-of-use assets	2 – 30 years
Mine development	UOP
Mine development
Mine development costs include costs incurred resulting from mine pre-production activities undertaken to gain access to proven and probable mineral reserves, including shafts, adits, drifts, ramps, permanent excavations, and infrastructure. Costs incurred before mineral resources are classified as proven and probable reserves are expensed as incurred. Capitalization of mine development project costs that meet the definition of an asset begins once mineral resources are classified as proven and probable reserves and such proposed development receives the appropriate approvals. All subsequent development expenditure is similarly capitalized, provided commercial viability conditions continue to be satisfied. Proceeds from the sale of product extracted during the development phase are netted against development expenditure. Upon completion of development and commencement of production, capitalized development costs are transferred, as required, to the appropriate plant and equipment asset category.
Depreciation for mine development costs is determined using the UOP method based on estimated production units including commercially recoverable reserves (proven and probable reserves) and a portion of mineral resources (measured, indicated and inferred resources). Depreciation, depletion and amortization using the UOP method is recorded upon production of finished goods, at which time it is allocated to inventory cost and then included as a component of cost of goods sold. Other assets are depreciated on a straight-line basis over estimated useful lives for the related assets.

Notes to the financial statements
2.8   Leases
As lessee, the Company assesses whether a contract contains a lease at inception of a contract. The Company recognizes a right-of-use asset and corresponding lease liability in the statement of financial position for all lease arrangements in which it is the lessee, except for short-term leases with a term of twelve months or less and leases of low value assets. For these leases, the Company recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease.
The lease liability is initially measured at the present value of the future lease payments from the commencement date of the lease. The lease payments are discounted using the asset and company specific incremental borrowing rates. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability, with a corresponding adjustment to the related right-of-use assets, whenever:
•
The lease term changes or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

•
The lease payments change due to the changes in an index or rate or a change in expected payment under a guaranteed residual value, in which case the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate;

•
A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of modification.

The right-of-use assets are initially recognized in the statement of financial position at cost, which comprises the amount of the initial measurement of the corresponding lease liability, adjusted for any lease payments made at or prior to the commencement date of the lease, any lease incentive received and any initial direct costs incurred, and expected costs for obligations to dismantle and remove right-of-use assets when they are no longer used. Right-of-use assets are recognized within property, plant and equipment in the statement of financial position. Right-of-use assets are depreciated on a straight-line basis from the commencement date of the lease over the shorter of the useful life of the right-of-use asset or the end of the lease term.
2.9   Restoration, rehabilitation and decommissioning
Restoration, rehabilitation and decommissioning costs arising from the installation of plant and other site preparation work, discounted using a risk free discount rate to their net present value, are provided for and capitalized at the time such an obligation arises. The costs are charged to the statement of profit or loss and other comprehensive income over the life of the operation through depreciation of the asset and the accretion expense of the discount on the provision.
Costs for restoration of subsequent site disturbance, which is created on an ongoing basis during production, are provided for at their net present values and charged to the statement of profit or loss and other comprehensive income as extraction progresses.
Changes in the estimated timing of the rehabilitation or changes to the estimated future costs are accounted for prospectively by recognizing an adjustment to the rehabilitation liability and a corresponding adjustment to the asset to which it relates, provided the reduction in the provision is not greater than the depreciated capitalized cost of the related asset, in which case the capitalized cost is reduced to nil and the remaining adjustment recognized in the statement of profit or loss and other comprehensive income. In the case of closed sites, changes to estimated costs are recognized immediately in the statement of profit or loss and other comprehensive income.

Notes to the financial statements
2.10   Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization (calculated on a straight-line basis over their useful lives) and accumulated impairment losses, if any.
The major categories of intangibles are amortized on a straight-line basis as follows:
Licences and software	3 – 9 years
2.11   Impairment or impairment reversals
The Company conducts, at least annually, an internal review of asset values which is used as a source of information to assess for any indications of impairment. Formal impairment tests are carried out when events or changes in circumstances indicate the carrying value may not be recoverable.
A formal impairment test involves determining whether the carrying amounts are in excess of their recoverable amounts. An asset’s recoverable amount is determined as the higher of its fair value less costs of disposal and its value in use. Such reviews are undertaken on an asset-by-asset basis, except where assets do not generate cash flows independent of other assets, in which case the review is undertaken at the CGU level.
If the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recorded in the statement of profit or loss and other comprehensive income to reflect the asset at the lower amount.
For those assets which were impaired in prior periods, if their recoverable amount exceeds their carrying amount, an impairment reversal is recorded in the statement of profit or loss and other comprehensive income to reflect the asset at the higher amount to the extent the increased carrying amount does not exceed the carrying value of the asset that would have been determined had no impairment previously been recognized. Goodwill impairments cannot be subsequently reversed.
2.12   Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive), as a result of past events, and it is probable that an outflow of resources embodying economic benefits that can be reliably estimated will be required to settle the liability.
The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flow estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).
2.13   Inventories
Inventories are valued at the lower of cost or net realizable value. Cost is determined using the first-in-first-out (“FIFO”) or the weighted average method and comprises material costs, labour costs , allocated production related overhead costs and includes treatment and refining cost. Raw materials and consumables are measured using the FIFO method and work in progress inventories using the weighted average method. Financing and storage costs related to inventory are expensed as incurred.
2.14   Financial instruments
Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument.
Financial assets are classified as either financial assets at amortized cost, at fair value through other comprehensive income (“FVTOCI”) or at fair value through profit or loss (“FVTPL”) depending upon the

Notes to the financial statements
business model for managing the financial assets and the nature of the contractual cash flow characteristics of the financial asset. Financial assets are initially recognized at fair value on the trade date, including, in the case of instruments not subsequently measured at fair value through profit or loss, directly attributable transaction costs. Trade receivables with no provisional price features and where there is no significant financing component, are initially recognized at their transaction price. Subsequently, other investments, provisionally priced trade receivables and derivatives are carried at fair value and trade receivables that do not contain provisional price features, loans and other receivables are carried at amortized cost.
Financial liabilities, other than derivatives and those containing provisional price features, are initially recognized at fair value of consideration received net of transaction costs as appropriate and subsequently carried at amortized cost. Financial liabilities that contain provisional pricing features and derivatives are carried at FVTPL.
Impairment of financial assets
A loss allowance for expected credit losses is determined for all financial assets, other than those at FVTPL and equity instruments at FVOCI, at the end of each reporting period. The expected credit loss recognized represents a probability-weighted estimate of credit losses over the expected life of the financial instrument.
The Company applies the simplified approach to measure the loss allowance for trade receivables classified at amortized cost, using the lifetime expected loss provision. The expected credit losses on these financial assets is estimated using a provision matrix by reference to past default experience and an equivalent credit rating, adjusted as appropriate for current observable data and forward-looking information.
For all other financial assets at amortized cost, the Company recognizes lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition, which is determined by:
•
A review of overdue amounts

•
Comparing the risk of default at the reporting date and at the date of initial recognition

•
An assessment of relevant historical and forward-looking quantitative and qualitative information.

For those balances that are beyond 30 days overdue it is presumed to be an indicator of a significant increase in credit risk.
If the credit risk on the financial instrument has not increased significantly since initial recognition, the Company measures the loss allowance for that financial instrument at an amount equal to 12-months expected credit loss, which comprises the expected lifetime loss from the instrument were a default to occur within 12 months of the reporting date.
The Company considers an event of default has materialised and the financial asset is credit impaired when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay the Company without taking into account any collateral held by the Company or if the financial asset is more than 90 days past due unless the Company has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate. The Company writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery.
Derecognition of financial assets and financial liabilities
The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Company retains

Notes to the financial statements
substantially all the risks and rewards of ownership of a transferred financial asset, the Company continues to recognize the financial asset and also recognizes a collateralised borrowing for the proceeds received.
The Company derecognizes financial liabilities when the Company’s obligations are discharged, cancelled or have expired.
On derecognition of a financial asset/financial liability in its entirety, the difference between the carrying amount of the financial asset/financial liability and the sum of the consideration received and receivable/paid and payable is recognized in profit and loss.
On derecognition of equity investments designated and measured at FVTOCI, the cumulative gain or loss recognized in other comprehensive income is reclassified directly to retained earnings.
2.15   Goods and services tax
Revenues, expenses and assets are recognized net of the amount of goods and services tax (“GST”), except:
•
where the amount of GST incurred is not recoverable from the taxation authority, it is recognized as part of the cost of acquisition of an asset or as part of an item of expense; or

•
for receivables and payables which are recognized inclusive of GST.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables.
Cash flows are included in the statement of cash flows on a gross basis. The GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.
2.16   Income tax
Tax Consolidation
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment is the head entity. As a result, the Company is subject to income tax through its membership of this tax consolidated group. Entities within the tax consolidated group have entered into a tax funding agreement and a tax sharing agreement with the head entity.
The current and deferred tax amounts for the tax consolidated group are allocated to the members of the tax consolidated group (including the Company) using the ‘separate taxpayer within group’ approach. This method requires tax to be calculated for each member with adjustments for transactions and events occurring within the tax-consolidated group that do not give rise to a tax consequence for the group or that have a different tax consequence at the level of the group. Accordingly, the Company recognizes an allocation of income taxes in the financial statements as if it calculated and filed a separate income tax return for Cobar, Acelight and Isokind. Deferred taxes are allocated by reference to the carrying amounts in the financial statements of the Company and the tax values applying under tax consolidation. Current tax liabilities arising from this process are accounted for as being assumed by the head entity, as under Australian taxation law the head entity has the legal obligation for (or right to) these amounts. Such amounts are reflected in amounts receivable from or payable to the head entity via Parent net investment, see movement to “Glencore Investment tax loan” in note 22.
Income tax consists of current and deferred income taxes.
Current tax
Current tax is calculated by reference to the amount of income taxes payable or recoverable in respect of the taxable profit or tax loss for the period. It is calculated using tax rates and tax laws that have been

Notes to the financial statements
enacted or substantively enacted by reporting date. Adjustments are made for transactions and events occurring within the tax consolidated group that do not give rise to a tax consequence for the Company or that have different tax consequences at the level of the Company.
Deferred tax
Deferred tax is accounted for using the balance sheet liability method. Temporary differences are differences between the tax base of an asset or liability and its carrying amount in the balance sheet. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. Adjustments are made for transactions and events occurring within the tax-consolidated group that do not give rise to a tax consequence for the Company or that have different tax consequences at the level of the Company.
In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that sufficient taxable amounts will be available against which deductible temporary differences or unused tax losses and tax offsets can be utilized. However, deferred tax assets and liabilities are not recognized if the temporary differences giving rise to them arise from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither taxable income nor accounting profit.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realized or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by reporting date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.
Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company has both the right and the intention to settle its current tax assets and liabilities on a net or simultaneous basis.
The Company assesses its liabilities and contingencies for all tax years open to audit based upon the latest information available. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. For those matters where it is probable that an adjustment will be made, the Company records its best estimate of these tax liabilities, including related interest charges, taking into account the range of possible outcomes.
Tax payments
Tax payments from companies within the Glencore Investment tax consolidated group are made by Glencore Investment in accordance with the tax sharing and tax funding agreements entered into by those entities and settled through intercompany loans via parent net investment (see note 22). Tax payments are disclosed within cash flows from operating activities in the statement of cash flows.
2.17   Employee and retirement benefits
A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave, long service leave, and sick leave when it is probable that settlement will be required and they are capable of being measured reliably.
Liabilities recognized in respect of short-term employee benefits, are measured at their face value without the effect of discounting using the remuneration rate expected to apply at the time of settlement. Liabilities recognized in respect of long term employee benefits are measured as the present value of the estimated future cash outflows to be made by the Company in respect of services provided by employees up to reporting date.
3.   Critical accounting judgments and key sources of estimation uncertainty
The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent

Notes to the financial statements
assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable and relevant under the circumstances, independent estimates, quoted market prices and common, industry standard modelling techniques. Actual outcomes could result in a material adjustment to the carrying amount of assets or liabilities affected in future periods.
The Company has identified the following areas as being critical to understanding the Company’s financial position as they require management to make complex and/or subjective judgements, estimates and assumptions about matters that are inherently uncertain:
Critical accounting judgements
In the process of applying the Company’s accounting policies, management has made judgements based on the relevant facts and circumstances including macro-economic circumstances and, where applicable, interpretation of underlying agreements, which have the most significant effect on the amounts recognized in the financial statements.
Key sources of estimation uncertainty
In the process of applying the Company’s accounting policies, management has made key estimates and assumptions concerning the future and other key sources of estimation uncertainty. The key assumptions and estimates at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year, are described below. Actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the financial position reported in future periods.
Restoration, rehabilitation and decommissioning (note 16)
A provision for future restoration, rehabilitation and decommissioning costs requires estimates and assumptions to be made around the relevant regulatory framework, the magnitude of the possible disturbance and the timing, extent and costs of the required closure and rehabilitation activities. Most of these rehabilitation and decommissioning events are expected to take place many years in the future and the currently estimated requirements and costs that will have to be met when the restoration event occurs are inherently uncertain and could materially change over time.
In calculating the appropriate provision for the expected restoration, rehabilitation or decommissioning obligations, cost estimates of the future potential cash outflows based on current studies of the expected rehabilitation activities and timing thereof, are prepared. These forecasts are then discounted to their present value using a risk free rate specific to the liability and the currency in which they are denominated.
Any changes in the expected future costs are initially reflected in both the provision and the asset (included within plant and equipment classification) and subsequently in the statement of profit or loss and other comprehensive income over the remaining economic life of the asset. As the actual future costs can differ from the estimates due to changes in laws, regulations, technology, costs and timing, the provisions including the estimates and assumptions contained therein are reviewed regularly by management. The aggregate effect of changes within 12 months as a result of revisions to cost and timing assumptions is not expected to be material.
Depreciation based on a UOP basis (note 12)
Assets depreciated on a UOP basis rely heavily on estimated production units. In calculating the appropriate production level, management rely on life of mine plans containing production levels and costs. Estimated production units include commercially recoverable reserves (proven and probable reserves) and other mineral resources (measured, indicated and inferred resources) that can be economically and legally extracted from the CSA mine. Other mineral resources have been included in estimated production units

Notes to the financial statements
(beyond just the proven and probable reserves) when management has sufficient confidence, for the purpose of determining economic life of certain assets, that these resources will be converted into proven and probable reserves. This determination is based on proven historical conversion rates through further drilling and a historical track record of life of mine extensions and replenishment of reserves.
The estimation of production units requires significant subjective assumptions that arise from the evaluation of geological, geophysical, engineering and economic data based on the size, depth and shape of an ore body, and requires complex geological assessments to interpret that data. Furthermore, in order to determine the production units, estimates and assumptions are also required about a range of technical and economic factors such as estimates of commodity prices, future capital requirements, quantities, grades, production techniques, recovery and conversion rates, production costs, etc. Therefore, the Company uses both internal and external technical experts to estimate the production units from CSA mine.
This data could change over time as a result of numerous factors, including new information gained from development activities, evolving production history and a reassessment of the viability of production under different economic conditions. As such changes in production units may affect the life of mine and depreciation rates thereby impacting the Company’s financial results and financial position for future periods.
The estimates and assumptions contained within the life of mine plans are reviewed regularly by management. Any changes in the life of mine plans are reflected in the depreciation rates and subsequent asset book values on a prospective basis.
Recognition and measurement of uncertain tax positions (note 9)
The Company is subject to taxes with often complex legal and tax regulatory environments. Some estimation is required in determining the accrual for income taxes. The income tax positions taken are considered by the Company to be supportable and are intended to withstand challenge from tax authorities. However, it is acknowledged that some of the positions are uncertain and include interpretations of complex tax laws as well as transfer pricing considerations which could be disputed by tax authorities. The Company judges these positions on their technical merits on a regular basis using all the information available (legislation, case law, regulations, established practice, authoritative doctrine as well as the current state of discussions with tax authorities, where appropriate). A liability is recorded for each item that is not probable of being sustained on examination by the tax authorities, based on all relevant information. The liability is calculated taking into account the most likely outcome or the expected value, depending on which is thought to give a better prediction of the resolution of each uncertain tax position in view of reflecting the likelihood of an adjustment being recognized upon examination. These estimates are based on facts and circumstances existing at the end of the reporting period. The tax liability and income tax expense include expected penalties and late payment interest arising from tax disputes.
Where the final income tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current income tax expense and deferred income tax assets and liabilities in the period in which such determination is made. Details of taxation can be found in note 9.
4.   Segment information
The chief operating decision maker has been identified as the General Manager for the CSA mine. The General Manager makes decisions with respect to allocation of resources and assesses performance of the Company. The Company is organised and operates in one single business segment focused on the mining and production of copper and silver from the CSA mine. The performance of the Company, being CSA mine operation, is assessed and managed in totality.
All sales are made to its single client Glencore International AG in Switzerland and all assets are held in one geographical location, being the CSA mine site in Australia. Since the Company operates in one segment, all financial information required by “Segment Reporting” such as major customers, and the countries in which the entity holds material assets and reports revenue can be found in the accompanying financial statements.

Notes to the financial statements
5.   Revenue
US$ thousand	2021	2020
Sale of commodities – Copper	260,673	192,008
Sale of by product – Silver	12,707	10,175
Total	273,380	202,183
Revenue is derived principally from the sale of commodities, recognized once the control of the goods has transferred from the Company to the customer. The Company sells copper concentrate (which includes silver) produced exclusively to Glencore International AG (refer to note 22 on Related Parties).
Products of the Company may be provisionally priced at the date revenue is recognized. The impact on revenue recognized due to the changes in pricing of copper is an increase of $2,441 thousand and decrease of $2,364 thousand for the years ended December 31, 2021 and 2020 respectively, accounted for under IFRS 9. Final settlements are recognized within revenue.
At December 31, 2021, the Company had 37,012 thousand pounds of provisionally priced copper sales subject to final pricing over the next several months. The average provisional price per pound of these provisionally priced sales subject to final pricing is $4.34.
6.   Depreciation and amortization expense
US$ thousand	Notes	2021	2020
Included in cost of goods sold:
Depreciation expenses	12	(52,262)	(55,433)
Amortization expenses		(59)	—
Total		(52,321)	(55,433)
7.   Employee benefits expense
US$ thousand	2021	2020
Included in cost of goods sold:
Wages and salaries	(47,089)	(40,973)
Defined contribution plans	(5,589)	(4,305)
Other employee benefits	(147)	(584)
Total	(52,825)	(45,862)
8.   Finance income and costs
US$ thousand	Notes	2021	2020
Finance income
Interest income from banks and other third parties		3	9
Total		3	9
Finance costs
Interest expense on debts and borrowings		(3)	—
Interest expense on lease liabilities		(62)	(316)
Total interest expense		(65)	(316)
Accretion expense on rehabilitation provision	16	(465)	(477)
Total		(530)	(793)
Finance costs – net		(527)	(784)

Notes to the financial statements
9.   Income taxes
Income taxes consist of the following:
US$ thousand	2021	2020
Current income tax benefit/(expense)	100,858	(33,602)
Adjustments in respect of current income tax	(1,275)	(3,018)
Total income tax benefit/(expense)	99,583	(36,620)
Deferred income tax (expense)/benefit	(1,638)	4,318
Adjustments in respect of prior year deferred income tax	2,114	1,261
Total deferred income tax benefit	476	5,579
Total income tax benefit/(expense) reported in the statement of profit or loss	100,059	(31,041)
Reconciliation of income tax benefit/(expense) and the accounting profit multiplied by Australia’s domestic tax rate:
US$ thousand	2021	2020
Profit before income taxes	66,436	1,904
Income tax expense calculated at the Australian income tax rate of 30% (2020: 30%)	(19,931)	(571)
Tax effects of:
Movement in uncertain tax positions	118,846	(28,712)
Utilization and changes in recognition of tax losses and temporary differences	305	—
Adjustments in respect of prior years	839	(1,758)
Income tax benefit/(expense)	100,059	(31,041)
Deferred taxes
Deferred taxes as at December 31, 2021 and 2020 are attributable to the items in the table below:
US$ thousand	2021	Recognized in profit or loss	2020
Deferred tax liabilities
Depreciation and amortization	(22,372)	4,039	(26,411)
Provisions and payables	11,648	1,495	10,153
Receivables and consumables	(3,335)	(5,058)	1,723
Total	(14,059)	476	(14,535)
Total deferred tax – net	(14,059)	476	(14,535)
US$ thousand	2020	Recognized in profit or loss	2019
Deferred tax liabilities
Depreciation and amortization	(26,411)	4,460	(30,871)
Provisions and payables	10,153	40	10,113
Receivables and consumables	1,723	1,079	644
Total	(14,535)	5,579	(20,114)
Total deferred tax – net	(14,535)	5,579	(20,114)

Notes to the financial statements
Income tax judgements and uncertain tax liabilities
The Company assesses its liabilities and contingencies for all tax years open to audit based upon the latest information available. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. For those matters where it is probable that an adjustment will be made, the Company records its reasoned estimate of these tax liabilities, including related penalty and interest charges. The estimate consists of a transfer pricing matter, in respect of the price charged for commodity sales to Glencore International AG (refer to note 5), that has been open for a number of years and may take several more years to resolve. In recognizing a provision for the taxation exposures, consideration was given to the range of possible outcomes to determine the Company’s best estimate of the amount to provide. As at December 31, 2021, the Company has recognized $35,360 thousand (2020: $154,206 thousand; January 1, 2020: $125,494 thousand) of uncertain tax liabilities related to possible adverse outcomes of this matter, and income tax payable through a related party loan with Glencore Investment Pty Limited via parent net investment, the head entity of the tax consolidated group (see note 2.16 ‘Income taxes’ and note 22). The reduction in the liability during the year of $118,846 thousand (2020: increase in liability of $28,712 thousand) reflects the resolution of the transfer pricing matter in favour of the Company for certain years following court judgements determining that the price the Company received for the sale of copper concentrate was within an arm’s length range. The remaining balance has been calculated based on the latest estimate by the Company, relevant court rulings, and other factual developments.
10.   Trade and other receivables
US$ thousand	Notes	2021	2020	January 1, 2020
Financial assets at fair value through profit or loss
Trade receivables from related parties containing provisional pricing features	22	2,551	8,861	6,718
Other receivables
Financial assets at amortized cost
Other receivables		141	167	1,351
Non-financial instruments
Indirect tax receivable		3,606	2,481	1,648
Total other receivables		3,747	2,648	2,999
The average credit period on sales of goods on credit is 3 days (2020: 9 days). The carrying value of trade receivables approximates fair value.
The Company determines the expected credit loss on receivables based on different scenarios of probability of default and expected loss applicable to each of the material underlying balances. The Company has determined that the expected credit loss is immaterial as all related party balances are effectively supported by the Parent and no material anticipated losses will occur.
11.   Inventories
US$ thousand	2021	2020	January 1, 2020
Current
Supplies and consumables(1)	9,593	7,551	5,786
Work in progress	1,013	2,236	3,783
Finished goods	14,248	6,802	5,032
Total current	24,854	16,589	14,601

Notes to the financial statements
US$ thousand	2021	2020	January 1, 2020
Non-current
Supplies and consumables(1)	431	565	518
Total non-current	431	565	518
Total	25,285	17,154	15,119

(1)
Net reversal of the write down of inventories for obsolete and slow moving stock of $165 thousand for the year (2020: write down of $228 thousand; January 1, 2020: reversal of write down of $30 thousand).

The cost of inventories recognized as an expense within cost of goods sold during the year was $34,897 thousand (2020: $33,356 thousand).
All inventories are valued at the lower of cost or net realizable value. At 2021 all inventory is measured at cost (2020: at cost).
Non-current inventories are not expected to be utilized or sold within 12 months, based on historical usage, and are therefore classified as non-current inventory.
12.   Property, plant and equipment, net
2021
US$ thousand	Notes	Freehold land and buildings	Plant and equipment	Right-of- use assets	Mine development	Total
Cost
At January 1, 2021		8,986	444,611	177	443,819	897,593
Additions		—	24,225	1,958	6,663	32,846
Disposals		—	(8,202)	—	—	(8,202)
Other movements(1)		(113)	16,445	—	6,617	22,949
At December 31, 2021		8,873	477,079	2,135	457,099	945,186
Accumulated depreciation and impairment:
At January 1, 2021		6,394	264,296	65	231,681	502,436
Depreciation	6	703	32,645	821	18,093	52,262
Disposals		—	(8,202)	—	—	(8,202)
Other movements(1)		—	531	—	(12)	519
At December 31, 2021		7,097	289,270	886	249,762	547,015
Net book value at December 31, 2021		1,776	187,809	1,249	207,337	398,171

(1)
Primarily consists of increases in rehabilitation costs of $24,056 thousand (plant and equipment) offset by $1,107 thousand of other reclassifications within the various property, plant and equipment headings. Expenditure for construction in progress is carried in plant and equipment and is transferred to the respective category when brought in to use.

Plant and equipment include expenditure for construction in progress of $56,571 thousand (2020: $21,819 thousand; January 1, 2020: $21,630 thousand). Included in cost of goods sold, is an estimated amount of $23,238 thousand (2020: $11,705 thousand) relating to certain CWIP costs which, due to financial reporting system limitations within the CWIP module and resulting lack of documentation supporting the capitalization of these costs related to production, have been expensed in the respective periods.

Notes to the financial statements
Through management’s review of internal and external factors, no indicators of impairment existed in 2021 and 2020.
At December 31, 2021, the Company is committed to $270 thousand (2020: $863 thousand) of short-term lease payments.
2020
US$ thousand	Notes	Freehold land and buildings	Plant and equipment	Right-of- use assets	Mine development	Total
Cost
At January 1, 2020		15,836	402,089	13,395	421,939	853,259
Additions		—	57,004	176	—	57,180
Disposals		(35)	(1,256)	(9,955)	(180)	(11,426)
Other movements(1)		(6,815)	(13,226)	(3,439)	22,060	(1,420)
At December 31, 2020		8,986	444,611	177	443,819	897,593
Accumulated depreciation and impairment:
At January 1, 2020		11,121	229,019	6,079	209,345	455,564
Depreciation	6	392	30,191	2,335	22,515	55,433
Disposals		(35)	(1,127)	(7,220)	(179)	(8,561)
Other movements(1)		(5,084)	6,213	(1,129)	—	—
At December 31, 2020		6,394	264,296	65	231,681	502,436
Net book value at December 31, 2020		2,592	180,315	112	212,138	395,157

(1)
Primarily consists of increases in rehabilitation costs of $423 thousand (plant and equipment) and reclassifications within the various property, plant and equipment headings.

13.   Intangible assets, net
Licences and software
The Company has immaterial intangible assets with a net book value at December 31, 2021 of $947 thousand (2020: $100 thousand; January 1, 2020: nil).
These intangible assets include licences and ERP software with the IP rights being held by the Parent, and the Company paying for the use of its own instance of the software.
14.   Trade and other payables
US$ thousand	Notes	2021	2020	January 1, 2020
Financial liabilities at amortized cost
Trade payables due to third parties		9,482	8,656	5,688
Trade payables due to related parties	22	652	—	481
Other payables
Financial liabilities at amortized cost
Mining royalty payable		2,617	2,119	—
Accrued expenses		5,838	11,144	19,454
Total other payables		8,455	13,263	19,454

Notes to the financial statements
Trade payables are obligations to pay for goods and services. Trade payables have an average payment period of 25 days depending on the type of goods and services and the geographic area in which the purchase transaction occurs and the agreed terms. The carrying value of trade payables approximates fair value.
15.   Leases
Lease liabilities
US$ thousand	2021	2020	January 1, 2020
Current
Lease liabilities	1,047	105	3,054
Total current	1,047	105	3,054
Non-current
Lease liabilities	226	27	1,832
Total non-current	226	27	1,832
Total	1,273	132	4,886
Reconciliation of cash flow to movement in lease liabilities
US$ thousand	2021	2020
Cash related movements in leases liabilities(1)
Payment of lease liabilities	(781)	(2,718)
Non-cash related movements in lease liabilities
Foreign exchange movements	(98)	344
Change in lease liabilities(2)	2,020	(2,380)
	1,922	(2,036)
Increase/(decrease) in lease liabilities for the year	1,141	(4,754)
Total lease liabilities – opening	132	4,886
Total lease liabilities – closing	1,273	132

(1)
See statement of cash flows.

(2)
In 2021 this relates to new leases (2020: lease buy out).

Right-of-use assets
The Company leases several assets including buildings and plant and equipment. As at December 31, 2021, the net book value of recognized right-of-use assets relating to buildings was $133 thousand (2020: $112 thousand; January 1, 2020: $63 thousand) and plant and equipment $1,116 thousand (2020: $nil; January 1, 2020: $7,253 thousand). The depreciation charge for the year related to those assets was $90 thousand (2020: $128 thousand) and $731 thousand (2020: $2,207 thousand).
Disclosure of amounts recognized as right-of-use assets in the statement of financial position are included within note 12.
Amounts recognized in the statement of profit or loss and other comprehensive income are detailed below:

Notes to the financial statements
US$ thousand	2021	2020
Depreciation on right-of-use assets	(821)	(2,335)
Interest expense on lease liabilities	(62)	(316)
Expense relating to short-term leases	(2,257)	(953)
Expense relating to low-value leases	(5)	—
Total	(3,145)	(3,604)
16.   Provisions
US$ thousand	Employee entitlements	Rehabilitation costs	Other	Total
January 1, 2021	15,220	19,637	564	35,421
Utilized	(1,497)	(135)	(162)	(1,794)
Accretion	—	465	—	465
Additions	2,006	24,056	99	26,161
Effect of foreign currency exchange movements	388	—	(20)	368
Net book value December 31, 2021	16,117	44,023	481	60,621
Current	15,190	54	481	15,725
Non-current	927	43,969	—	44,896
Net book value December 31, 2021	16,117	44,023	481	60,621
January 1, 2020	13,907	19,142	—	33,049
Utilized	(613)	(405)	(223)	(1,241)
Accretion	—	477	—	477
Additions	612	423	787	1,822
Effect of foreign currency exchange movements	1,314	—	—	1,314
Net book value December 31, 2020	15,220	19,637	564	35,421
Current	14,252	98	564	14,914
Non-current	968	19,539	—	20,507
Net book value December 31, 2020	15,220	19,637	564	35,421
Employee entitlements
The employee entitlements provision represents the value of annual leave and long service leave entitlements accrued. The associated expenditure will occur in a pattern consistent with when employees choose to exercise their entitlements with timing of leave taken up to the discretion of the employees.
Rehabilitation costs
Cobar mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. Cobar conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. As part of the mine closure plans, Cobar is required to provide annual guarantees over the estimated life of the mines, based on a present value approach, and to furnish the funds for the rehabilitation provision. This law requires a review of closing plans every three years.
Rehabilitation provision represents the accrued cost required to provide adequate rehabilitation and manage the site during a post-closure phase until surrender of the Mining Lease and sign off by the

Notes to the financial statements
Environmental Authority. The majority of these costs provide for reshaping and covering waste rock emplacements — generally ensuring the site is left in a safe, stable and non-polluting condition — as well as property holding costs (e.g. Mining Lease rental and Council rates) during the post-closure phase.
The bulk of these amounts will be settled when rehabilitation is undertaken over a 3 year period (currently assumed to be started in 2031), with a tail of property holding costs over an approximate 10 year post-closure period.
As at December 31, 2021, the discount rate applied in calculating the restoration and rehabilitation provision is a pre-tax risk free rate specific to the liability and the currency in which they are denominated as follows: Australian dollar 2.0% (2020: 2.3%). The Company’s own credit risk was not included and no adjustment has been made. The effect of decreasing the discount rates used by 0.5% would result in an increase in the overall rehabilitation provision by $2,438 thousand, with a resulting movement in property, plant and equipment. In the following year, the depreciation expense would increase by some $203 thousand, with an opposite direction interest expense adjustment of $165 thousand. The resulting net impact in the statement of profit or loss and other comprehensive income would be a decrease of $38 thousand, eventually netting to $nil over the settlement date of the provision.
Additions to rehabilitation provision relate to changes in estimates. In 2021, rehabilitation provision estimate changes were primarily comprised of $23,388 thousand related to change in cost estimate for increased amount of work required to be completed in tailings dam and storage facilities and other movements for accretion expense of the initial discounting that was applied to the rehabilitation provision to reflect the timing of future retirement cash flows. In 2020, these changes in estimates were made up of changes due to increased disturbance.
Other
Other comprises provisions for possible legal and other consulting related claims.
17.   Financial and capital risk management
Financial risk management
Financial risks arising in the normal course of business from the Company’s operations comprise market risk (including commodity price risk and currency risk), credit risk and liquidity risk. It is the Company’s policy and practice to identify and, where appropriate and practical, actively manage such risks to support its objectives in managing its capital and future financial security and flexibility. The Company’s finance and risk professionals, working in coordination with the commodity departments and Glencore plc, monitor, manage and report regularly to senior management on the approach and effectiveness in managing financial risks along with the financial exposures facing the Company.
Risk Factors
The key financial risk factors that arise from the Company’s activities, including the Company’s policies for managing these risks, are outlined below.
Market risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises two types of risk: commodity price risk and currency risk.
Commodity price risk
The Company is exposed to price movements for the inventory it holds and the products it produces which are not held to meet priced forward contract obligations and forward priced sale contracts.

Notes to the financial statements
The Company has chosen not to hedge against the movement in commodity prices.
Sensitivity analysis
At December 31, 2021, the Company has provisionally priced sales. If the commodity prices on provisionally priced sales had been 10% higher/lower and all other variables held constant, the Company’s profit after tax for the year ended December 31, 2021 would increase/decrease by $268 thousand (2020: $1,148 thousand).
Currency risk
The U.S. dollar is the functional currency of the entities collectively forming the Company. Currency risk is the risk of loss from movements in exchange rates related to transactions and balances in currencies other than the U.S. dollar. Such transactions include operating expenditure, capital expenditure and to a lesser extent purchases in currencies other than the functional currency.
The Company’s operations are located in Australia, therefore operating expenses are incurred predominantly in Australian dollar and U.S. dollar currencies. These transactions are not generally hedged. A weakening of the U.S. dollar against these currencies has a material adverse impact on earnings and cash flow settlement. The Company buys foreign currencies at spot rates to settle local currency operating expenditure and is therefore largely exposed to volatility in exchange rates.
The Company’s debt related payments are primarily denominated in U.S. dollars.
Sensitivity analysis
The carrying amounts of the Company’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:
2021
US$ thousand	Notes	U.S. dollar	Australian dollar	Other	Total
Cash and cash equivalents		30	49	—	79
Trade receivables from related parties	10	2,551	—	—	2,551
Other receivables	10	—	3,747	—	3,747
Trade payables	14	(100)	(9,295)	(87)	(9,482)
Trade payables to related parties	14	(652)	—	—	(652)
Other payables	14	(248)	(8,207)	—	(8,455)
Lease liabilities	15	—	(1,273)	—	(1,273)
Net debt		1,581	(14,979)	(87)	(13,485)
2020
US$ thousand		U.S. dollar	Australian dollar	Other	Total
Cash and cash equivalents		30	80	—	110
Trade receivables from related parties	10	8,861	—	—	8,861
Other receivables	10	—	2,648	—	2,648
Trade payables	14	—	(8,656)	—	(8,656)
Other payables	14	—	(13,263)	—	(13,263)
Lease liabilities	15	—	(132)	—	(132)
Net debt		8,891	(19,323)	—	(10,432)

Notes to the financial statements
January 1, 2020
US$ thousand		U.S. dollar	Australian dollar	Other	Total
Cash and cash equivalents		30	234	—	264
Trade receivables from related parties	10	6,718	—	—	6,718
Other receivables	10	—	2,999	—	2,999
Trade payables	14	(512)	(5,176)	—	(5,688)
Trade payables to related parties	14	(481)	—	—	(481)
Other payables	14	(1,751)	(17,703)	—	(19,454)
Lease liabilities	15	—	(4,886)	—	(4,886)
Net debt		4,004	(24,532)	—	(20,528)
The following table details the Company’s sensitivity to a 10% increase and decrease in the U.S. dollar against the relevant foreign currencies. 10% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the year-end for a 10% change in foreign currency rates.
A positive number below indicates an increase in profit and other equity where the U.S. dollar strengthens 10% against the relevant currency. For a 10% weakening of the U.S. dollar against the relevant currency, there would be a comparable impact on the profit and other equity, and the balances below would be negative.
2021
US$ thousand	Profit or loss	Other equity
Australian dollar	1,498	1,498
Other	9	9
Total	1,507	1,507
2020
US$ thousand	Profit or loss	Other equity
Australian dollar	1,932	1,932
Total	1,932	1,932
January 1, 2020
US$ thousand	Profit or loss	Other equity
Australian dollar	2,453	2,453
Total	2,453	2,453
In management’s opinion, the sensitivity analysis is unrepresentative of the inherent foreign exchange risk as the year end exposure does not reflect the exposure during the year.

Notes to the financial statements
Credit risk
Credit risk arises from the possibility that counterparties may not be able to settle obligations due to the Company within their agreed payment terms. Financial assets which potentially expose the Company to credit risk consist principally of cash and cash equivalents and receivables.
The Company invests or maintains available cash domestically with the Commonwealth Bank of Australia. As part of its cash management process, the Company regularly monitors the relative credit standing of this institution. See above currency risk for currency split of cash and cash equivalents.
During the normal course of business, the Company provides credit to its customer. Although the receivables resulting from these transactions are not collateralised, the Company has not experienced significant problems with the collection of receivables given the Company’s only customer is a related party entity in Switzerland.
The Company has only one customer, Glencore International AG, in one country, Switzerland, which represents 100% of trade receivable and total sales.
Liquidity risk
Liquidity risk is the risk that the Company is unable to meet its payment obligations when due, or that it is unable, on an ongoing basis, to borrow funds in the market on an unsecured or secured basis at an acceptable price to fund actual or proposed commitments. Prudent liquidity risk management implies maintaining sufficient cash and cash equivalents and availability of adequate committed funding facilities. The Company has available committed funding sources from other financing entities within the Glencore plc group (see note 22). The Company’s credit profile and funding sources ensure that sufficient liquid funds are maintained to meet its liquidity requirements. As part of its liquidity management, the Company closely monitors and plans for its future capital expenditure well ahead of time.
As at December 31, 2021, the Company had available cash amounting to $79 thousand (2020: $110 thousand; January 1, 2020: $264 thousand).
The maturity profile of the Company’s financial liabilities based on the contractual terms, and associated current financial assets, are as follows:
2021
US$ thousand	Notes	After 2 years	Due 1 – 2 years	Due 0 – 1 year	Total
Expected future interest payments		—	2	37	39
Lease liabilities – undiscounted		—	228	1,084	1,312
Trade and other payables	14	—	—	18,589	18,589
Total		—	230	19,710	19,940
Current financial assets				2,771	2,771
2020
US$ thousand	Notes	After 2 years	Due 1 – 2 years	Due 0 – 1 year	Total
Expected future interest payments		—	2	5	7
Lease liabilities – undiscounted		—	29	110	139
Trade and other payables	14	—	—	21,919	21,919
Total		—	31	22,034	22,065
Current financial assets				9,138	9,138

Notes to the financial statements
January 1, 2020
US$ thousand	Notes	After 2 years	Due 1-2 years	Due 0-1 year	Total
Expected future interest payments		—	348	523	871
Lease liabilities – undiscounted		—	2,180	3,577	5,757
Trade and other payables	14	—	—	25,623	25,623
Total		—	2,528	29,723	32,251
Current financial assets				8,333	8,333
Capital risk management
The Company’s capital risk is managed by Glencore Operations Australia Pty Limited as it sits within the Parent’s Australian operations. Movements to the parent net investment are treated as capital investments or contributions made by the Parent.
18.   Financial instruments
Fair value of financial instruments
The following tables present the carrying values and fair values of the Company’s financial instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market at the measurement date under current market conditions. Where available market rates have been used to determine fair values. When market values are not available, fair values have been calculated by discounting expected cash flows at prevailing market interest and exchange rates. The estimated fair values have been determined using market information and appropriate valuation methodologies but are not necessarily indicative of the amounts that the Company could realize in the normal course of business.
The financial assets and liabilities are presented by class in the tables below at their carrying values, which generally approximate the fair values.
2021
US$ thousand	Notes	Amortized cost	FVTPL(1)	Total
Assets
Cash and cash equivalents		79	—	79
Trade receivables from related parties	10	—	2,551	2,551
Other receivables	10	141	—	141
Total financial assets		220	2,551	2,771
Liabilities
Trade payables	14	9,482	—	9,482
Trade payables to related parties	14	652	—	652
Other payables	14	8,455	—	8,455
Lease liabilities	15	1,273	—	1,273
Total financial liabilities		19,862	—	19,862

(1)
FVTPL — Fair value through profit or loss.

Notes to the financial statements
2020
US$ thousand	Notes	Amortized cost	FVTPL(1)	Total
Assets
Cash and cash equivalents		110	—	110
Trade receivables from related parties	10	—	8,861	8,861
Other receivables	10	167	—	167
Total financial assets		277	8,861	9,138
Liabilities
Trade payables	14	8,656	—	8,656
Other payables	14	13,263	—	13,263
Lease liabilities	15	132	—	132
Total financial liabilities		22,051	—	22,051

(1)
FVTPL — Fair value through profit or loss.

January 1, 2020
US$ thousand	Notes	Amortized cost	FVTPL(1)	Total
Assets
Cash and cash equivalents		264	—	264
Trade receivables from related parties	10	—	6,718	6,718
Other receivables	10	1,351	—	1,351
Total financial assets		1,615	6,718	8,333
Liabilities
Trade payables	14	5,688	—	5,688
Trade payables to related parties	14	481		481
Other payables	14	19,454		19,454
Lease liabilities	15	4,886	—	4,886
Total financial liabilities		30,509	—	30,509

(1)
FVTPL — Fair value through profit or loss.

19.   Fair value measurements
Fair values are primarily determined using quoted market prices or standard pricing models using observable market inputs where available and are presented to reflect the expected gross future cash in/outflows.
Some of the Company’s financial assets and financial liabilities are measured at fair value at the end of each reporting period.
The below tables show the fair values of assets measured at fair value on a recurring basis:

Notes to the financial statements
2021
US$ thousand	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	79	—	—	79
Trade receivables	—	2,551	—	2,551
Total	79	2,551	—	2,630
2020
US$ thousand	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	110	—	—	110
Trade receivables	—	8,861	—	8,861
Total	110	8,861	—	8,971
January 1, 2020
US$ thousand	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	264	—	—	264
Trade receivables	—	6,718	—	6,718
Total	264	6,718	—	6,982
During the year no amounts were transferred between Level 1 and Level 2 of the fair value hierarchy and no amounts were transferred into or out of Level 3 of the fair value hierarchy for either other financial assets or other financial liabilities.
20.   Commitments
Capital commitments
Capital expenditure for the acquisition of property, plant and equipment is generally funded through the cash flow generated by the business. As at December 31, 2021, $44,315 thousand (2020: $2,448 thousand), of which 17% (2020: 60%) relates to expenditure to be incurred over the next year, was contractually committed for the acquisition of plant and equipment. This capital expenditure primarily relates to the underground mining fleet.
21.   Contingent liabilities
The Company is subject to various claims which arise in the ordinary course of business as detailed below. These contingent liabilities are reviewed on a regular basis and where practical an estimate is made of the potential financial impact on the Company.
Environmental contingencies
The Company’s operations are subject to various environmental laws and regulations. The Company is in material compliance with those laws and regulations. The Company accrues for environmental contingencies when such contingencies are probable and reasonably estimable. Such accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from insurance companies and other parties are recorded as assets when the recoveries are virtually certain. At this time, the Company is unaware of any material environmental incidents at its CSA mine. Any potential liability arising from the above is not expected to have a material adverse effect on its combined income, financial position or cash flows.

Notes to the financial statements
Bank payment guarantees for rehabilitation
The Company has entered into various bank and performance guarantees equivalent to the estimated total amount required to fulfil any rehabilitation costs associated with mining activities. These are in the ordinary course of business. As at December 31, 2021 the total value of the guarantees is AU$36,903 thousand (2020: AU$36,913 thousand). The obligations, to which the guarantees relate, have been provided for on the balance sheet under provisions (see note 16).
22.   Relationship with Parent and related entities
Allocation of general corporate expenses
Historically, the Company has been managed and operated with the assistance of personnel employed by Glencore Australia Holdings Pty Limited (“Glencore Australia Holdings”), a wholly owned subsidiary of the Parent. Accordingly, certain shared costs have been recharged to the Company and reflected as expenses in the financial statements. Management believes the allocation methodologies are a reasonable reflection of the utilization of services provided to or the benefits received by the Company during the periods presented. The expenses reflected in the statement of profit or loss and other comprehensive income may not be indicative of expenses that will be incurred by the Company in the future.
Glencore Australia Holdings provides certain services, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, and other corporate departments.
Centralized cash management
Glencore Australia Holdings has a centralized cash management arrangement where, on a periodic basis, excess cash balances with certain affiliated entities including Cobar are swept to Glencore Australia Holdings and mixed with cash from other affiliated entities.. Cobar also participates in Glencore Australia Holdings notional cash pooling arrangements with Commonwealth Bank of Australia (the Group Limit Facility). This permits individual bank accounts participating in the Group Limit Facility to be overdrawn as long as consolidated funds across the entire Group Limit Facility is net positive. For purpose of the financial statements, cash only included dedicated bank accounts in the legal name of Cobar, Acelight and Isokind.
Loans with related parties
All transactions and balances between Cobar and the Parent during the period prior to the carve-out, which were not historically settled in cash, were considered to be effectively settled in cash in the financial statements at the time the transaction was recorded. The total net effect of the settlement of these transactions between Cobar and the Parent were reflected in the statement of cash flows as “Net transactions with the Parent” as financing activity and in the statement of financial position and the statement of changes in equity as “Parent net investment”.
Cobar’s equity balance represents share capital, retained earnings and Parent net investment. Parent net investment represents the cumulative investment by the Parent in Cobar through the transaction date. Subsequent movements in the Glencore Investment tax loan and Glencore Australia Holdings working capital loan have been included within Parent net investment.
Sales to Glencore International AG
The Company sells copper concentrate (which includes silver) produced exclusively to Glencore International AG, the revenue and cost of goods sold in the statement of profit or loss and other comprehensive income reflect the sale of this copper concentrate with Glencore International AG. These are recognized within trade receivables from related entities in the statement of financial position.

Notes to the financial statements
Parent net investment
As discussed in the basis of preparation in note 2, Parent net investment is primarily impacted by contributions from Glencore Australia Holdings as a result of treasury activities and net funding provided by or distributed to Glencore Australia Holdings. The Parent net investment is not distributable. All significant intercompany transactions between the Company and the Parent have been considered to be forgiven at the time the purchase and sale of Cobar is completed and are recorded and reflected as a net (decrease)/increase in Parent net investment. The components of Parent net investment include movements to net transactions with the Parent as detailed below:
US$ thousand	2021	2020
Parent net investment
At January 1	309,998	266,976
Glencore Investment tax loan	19,461	7,908
Glencore Australia Holdings working capital	(74,816)	6,402
Uncertain tax position	(118,846)	28,712
Net transactions with Parent	(174,201)	43,022
At December 31	135,797	309,998
Glencore Investment tax loan
The Company is part of a tax consolidated group under Australian taxation law, of which Glencore Investment Pty Limited (“Glencore Investment”), a subsidiary of the Parent, is the head company (see note 2.16). Tax payments from companies within tax consolidated group, including the Company, are made by Glencore Investment and settled through intercompany loans.
Glencore Australia Holdings working capital
The Company is party to an intercompany facility agreement with Glencore Australia Holdings which provides liquidity and cash management to the Company on an as needed basis.
Uncertain tax position
As noted above, the Company is part of the Glencore Investment tax consolidated group and the uncertain tax provision movements are booked through intercompany loans. The movements in the uncertain tax provision are non-cash. See note 10 for details on uncertain tax position movements. The loans are booked through Parent net investment as they form part of the capital structure of the Company as they represent an investment into the business by the Parent and related parties of the Company.

Notes to the financial statements
Related party transactions
US$ thousand	Sales of goods and services	Purchases of goods and services	Trade receivables due from related parties	Trade payables due to related parties
Glencore International AG
2021	273,380	—	2,551	—
2020	202,183	—	8,861	—
January 1, 2020			6,718	—
Glencore Australia Oil Pty Limited
2021	—	(4,349)	—	(421)
2020	—	(5,969)	—	—
January 1, 2020			—	—
Glencore Australia Holdings Pty Limited
2021	—	(1,443)	—	—
2020	—	(2,768)	—	—
January 1, 2020			—	—
Other related parties
2021	—	(1,326)	—	(231)
2020	—	(1,017)	—	—
January 1, 2020			—	(481)
In the normal course of business, the Company enters into various arm’s length transactions with related parties including fixed and floating price commitments to sell and to purchase commodities, forward sale and purchase contracts.
Remuneration of key management personnel
Glencore Australia Holdings provides key management personnel services to the Company. The Company has not had a separate management team during the years ended December 31, 2021 and 2020. Key management personnel include the General Manager of the CSA mine.
The Company pays a portion of overheads and key management personnel fees to Glencore Australia Holdings (see allocation of general corporate overheads above).
23.   Share capital
Issued shares	2021	2020	January 1, 2020
Ordinary shares fully paid	1	1	1
	1	1	1
Ordinary shares are fully paid and have no par value, carry one vote per share, and receive dividends at the discretion of the Company.
Ordinary shares issued and fully paid
	Number of shares	Share capital US$ thousand
Balance at January 1, 2020 and December 31, 2020	1	—
Balance at December 31, 2021	1	—

Notes to the financial statements
24.   Deed of cross guarantee
The entities that collectively are the Company have entered into a Deed of Cross-Guarantee (the “Deed”) with Glencore Investment Pty Limited (“Glencore Investment”) on December 4, 2018. Pursuant to the Deed, in the event of any member of the Closed Group, being the holding entity Glencore Investment and its wholly-owned entities, being wound up, each party to the Deed guarantees to each creditor of the member being wound up, payment in full of that member’s debt. As at December 31, 2021 and 2020 no amounts were recognized in respect of the Deed.
25.   Earnings per share
US$ thousand	2021	2020
Profit/(loss) for the purpose of basic earnings per share being net profit attributable to owners of the Company	166,495	(29,137)
Weighted average number of ordinary shares for the purposes of basic earnings per share	1	1
Profit/(loss) for the purpose of diluted earnings per share	166,495	(29,137)
Weighted average number of ordinary shares for the purposes of diluted earnings per share	1	1
Basic earnings/(loss) per share	166,495	(29,137)
Diluted earnings/(loss) per share	166,495	(29,137)
26.   Subsequent events
On March 17, 2022, Glencore Operations Australia Pty Limited, entered into an Agreement with Metals Acquisition Corp (“MAC”) for the sale of Cobar Management Pty Limited for $1.05 billion in cash and $50 million equity stake in MAC and a 1.5% copper only net smelter return life of mine royalty upon completion of the transaction. On November 22, 2022, Glencore Operations Australia entered a binding deed of amendment with MAC in respect of the March 17, 2022 agreement. Refer to note 1 for details.
No other matters or circumstances have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of the Company, the results of those operations, or the state of the Company in subsequent financial years.

Annex A
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD
BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
EXECUTION VERSION
CMPL
Share Sale Agreement
Dated March 17, 2022
Glencore Operations Australia Pty Limited (ACN 128 115 140) (Seller)
Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) (Buyer)
Metals Acquisition Corp (Buyer Guarantor)
King & Wood Mallesons
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.kwm.com

Share Sale Agreement

Share Sale Agreement
Details
Parties	Seller, Buyer and Buyer Guarantor
Seller	Name	Glencore Operations Australia Pty Limited
	ACN	128 115 140
	Address	Level 44 Gateway 1 Macquarie Place Sydney NSW 2000
	Attention	[***]
	Email	[***]
Buyer	Name	Metals Acquisition Corp. (Australia) Pty Ltd
	ACN	657 799 758
	Address	Suite 400, 425 Houston St, Ft Worth, Texas, 76102
	Attention	Michael McMullen (Director)
	Email	[***]
Buyer Guarantor	Name	Metals Acquisition Corp
	Cayman Islands Registration Number	372802
	Address	Suite 400, 425 Houston St, Ft Worth, Texas, 76102
	Attention	Michael McMullen (CEO and Director)
	Email	[***]
Governing law	New South Wales, Australia
Recitals	A Seller is the registered holder and beneficial owner of the Shares.
B Seller has agreed to sell, and the Buyer has agreed to buy, the Shares on the terms of this document.
C The Buyer has made an offer (Rollover Offer) to acquire from the Seller the Shares for a combination of the issue of Rollover Shares and cash.
D The Seller has accepted the Rollover Offer on the terms of this document.
E The Buyer Guarantor has agreed to guarantee the obligations of the Buyer and acknowledges incurring obligations and giving rights under this document for valuable consideration received from the Seller.
F In connection with Completion, each of Seller, Buyer and Buyer Guarantor after Completion will enter into an Amended and Restated Registration Rights Agreement substantially in the form set out in Annexure F (the “Registration Rights Agreement”).

Share Sale Agreement
General terms
1   Definitions and interpretation
1.1   Definitions
Unless the contrary intention appears, these meanings apply:
Accounting Principles means the principles and methodology set out in Schedule 6.
Accounting Standards means:
(a)
accounting standards as defined in the Corporations Act; and

(b)
to the extent consistent with paragraph (a), other accounting standards, principles and practices generally accepted in Australia for a business similar to the Company, consistently applied.

Acelight means Acelight Pty. Limited (ACN 084 303 444).
Actual Net Debt Amount has the meaning given in clause 10.2.
Actual Tax Adjustment Amount means any Tax on income (including any net capital gain) that is or will become payable (applying the assumptions in paragraph (a) and (b) of this definition below) by the Seller Head Company that is referrable to any act, matter or transaction of the Company occurring on or (i) after the Effective Time and (ii) before Completion. For the avoidance of doubt:
(a)
such an estimate will be expressed as a positive number and prepared ignoring any tax losses or other tax attributes (including capital losses) of the Seller Consolidated Group; and

(b)
where (i) the Company sells or otherwise disposes of any property (including copper or silver) to another member of the Seller Consolidated Group (first sale) and (ii) that member (or another member of the Seller Consolidated Group) subsequently sells or disposes of that property to an entity that is not a member of the Seller Consolidated Group (second sale), then any Tax on income that is or will be payable (applying the assumption in paragraph (a) above) by the Seller Head Company as a result of that second sale will be taken to be referrable to the first sale by the Company, provided that such Tax will be calculated on the assumption that the purchase price for the second sale equals the purchase price for the first sale.

Actual Working Capital Amount has the meaning given in clause 10.2.
Actway means Actway Pty. Limited (ACN 090 165 174).
Affiliate means in respect of a person (Primary Person):
(a)
a person Controlled directly or indirectly by the Primary Person;

(b)
a person Controlling directly or indirectly the Primary Person;

(c)
a person directly or indirectly Controlled by a person who Controls the Primary Person (whether alone or with another person or persons); or

(d)
a person directly or indirectly under the common Control of the Primary Person and another person or persons.

Annual Program and Budget means the annual program and budget in respect of the Mine.
Approval means any Licence, consent, certificate, notification, declaration or other authorisation required for the lawful conduct of the Business.
ASIC means the Australian Securities and Investments Commission.
Assets means all assets legally or beneficially owned by the Company in connection with the Business.

Authorised Officer means a director or secretary of a party or any other person nominated by a party to act as an Authorised Officer for the purposes of this document.
Back to Back Financial Assurance means, in respect of an Unreleased Financial Assurance, a bank guarantee, in favour of the Seller Group Member on whose behalf the Unreleased Financial Assurance was made, on terms satisfactory to the Seller acting reasonably.
Base Working Capital has the meaning given in clause 7.1(b).
Business means the business undertaken by the Company as at the date of this document comprising commercial actions undertaken to facilitate and enable mining activities at the Mine and product sales to be conducted by the Company.
Business Combination has the meaning ascribed to such term in the Buyer Guarantor’s Prospectus.
Business Day means any day, other than a Saturday or Sunday or public holiday in Sydney, New South Wales, on which banks are open for general banking business.
Business Warranty means each Warranty given in Part B of Schedule 5.
Buyer Group means the Buyer and any Related Body Corporate of the Buyer and Buyer Group Member means any one of them.
Buyer Guarantor means the person so described in the Details.
Buyer Guarantor Class A Shares means Class A ordinary shares, par value US$0.0001 per share, of Buyer Guarantor.
Buyer Guarantor Ordinary Shares means the (i) Class A ordinary shares, par value US$0.0001 per share, of Buyer Guarantor and (ii) Class B ordinary shares, par value US$0.0001 per share, of Buyer Guarantor.
Buyer Guarantor’s Prospectus means the Buyer Guarantor’s final prospectus dated July 28, 2021.
Buyer Guarantor Shareholder Approval means, assuming a quorum is present at the Extraordinary General Meeting, the approval of a majority of the issued and outstanding Buyer Guarantor Ordinary Shares of the Buyer Guarantor Shareholder Matters attending in person or by proxy.
Buyer Guarantor Shareholder Matters has the meaning given in Schedule 10.
Buyer Guarantor Shareholder Redemptions has the meaning given in Schedule 10.
Buyer Guarantor Shareholders means the holders of Buyer Guarantor Ordinary Shares.
Buyer Guarantor Warrants means a warrant that entitles the holder to purchase one Buyer Guarantor Class A Share at a price of $11.50 per share.
Buyer’s Cure Notice has the meaning given in clause 17.1(a).
Cash Consideration means:
(a)
the Estimated Purchase Price; minus

(b)
the Rollover Aggregate Amount.

Claim means any allegation, debt, cause of action, action, dispute, Liability, claim, proceeding, investigation, inquiry, prosecution, litigation, arbitration, mediation, audit, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, and whether at law, in equity, under statute or otherwise.
Clear Exit Amount means the amount (if any) that the Company is required to pay to leave the Seller Consolidated Group clear of each Group Liability for the purposes of section 721-35 of the Tax Act.
Company means Cobar Management Pty. Limited (ACN 083 171 546).

Company Books means the minute books, statutory books and registers of the Company, or any of them as the context requires.
Completion means completion of the sale and purchase of the Shares in accordance with clause 8 and Complete has a corresponding meaning.
Completion Balance Sheet means the aggregated balance sheet of the Company as at the Effective Time prepared in accordance with the Accounting Principles and in the form set out in Schedule 7.
Completion Date means:
(a)
the first Business Day of the month immediately following the month in which all of the Conditions Precedent have been satisfied or waived (or, if such Conditions Precedent have been satisfied or waived less than 2 Business Days before the last Business Day of a month, on the first Business Day of the second following month); or

(b)
such other date as the Seller and the Buyer may agree in writing.

Completion Net Debt Statement means the statement setting out the Actual Net Debt Amount in the form set out in Schedule 8 as extracted from the Completion Balance Sheet.
Completion Statements means the Completion Balance Sheet, the Completion Net Debt Statement and the Completion Working Capital Statement.
Completion Working Capital Statement means the statement setting out the Actual Working Capital Amount in the form set out in Schedule 9 as extracted from the Completion Balance Sheet.
Conditions Precedent means the conditions precedent set out in clause 2.
Confidential Information means all Information disclosed to the Receiving Party, any of its Related Bodies Corporate or any of their respective Representatives, in connection with this document, including:
(a)
the existence and contents of this document and each draft document referred to in, or to be entered into in connection with, this document (including the Offtake Agreement and Royalty Deed);

(b)
all discussions and correspondence between the parties and any of their respective Related Bodies Corporates or Representatives that have taken place, are taking place or will take place in relation to this document, each draft document referred to in, or to be entered into in connection with, this document, and the Transaction (including the fact that such discussions have taken place, are taking place or may in the future take place and their content);

(c)
information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Disclosing Party or any of its Related Bodies Corporate;

(d)
information derived or produced partly or wholly from the Information including any calculation, conclusion, summary or computer modelling; and

(e)
trade secrets or information which is capable of protection at law or equity as confidential information,

whether the Information was disclosed:
(f)
orally, in writing or in electronic or machine-readable form;

(g)
before, on or after the date of this document;

(h)
as a result of discussions between the parties relating to or arising out of the acquisition of the Business; or

(i)
by the Disclosing Party or any of its Representatives, any of its Related Bodies Corporate, any Representatives of its Related Bodies Corporate or by any third person.

Consistent Policies has the meaning given in Schedule 6.
Consolidated Group has the meaning given to that expression in section 703-5 of the Tax Act and includes a “MEC Group” as defined in section 995-1 of the Tax Act.
Control of an entity includes the power to directly or indirectly:
(a)
determine the management or policies of the entity;

(b)
control the membership of the board or other governing body of the entity; or

(c)
control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the entity,

regardless of whether the power is in writing or not, enforceable or unenforceable, expressed or implied, formal or informal or arises by means of trusts, agreements, arrangements, understandings, practices or otherwise.
Controller has the meaning it has in the Corporations Act.
Corporations Act means the Corporations Act 2001 (Cth).
Costs means costs, charges and expenses, including those incurred in connection with advisers and any legal costs on a full indemnity basis.
Cut Off Time means the date which is 2 Business Days before the date of this document.
Data Room means the
(a)
the Datasite Data Room; and

(b)
online file sharing site “KWM Share Support” secured by kiteworks which was made available to the Buyer and its Representatives.

Datasite Data Room means electronic data room named “Project Chariot” established by or on behalf of the Seller and hosted by Datasite.
Deed of Cross Guarantee means the deed so entitled, dated 4 December 2018 between Glencore Investment Pty Limited (ACN 076 513 034), the Company and others, executed pursuant to ASIC Class Order 2016/785.
Details means the section of this document headed “Details”.
Disclosing Party means the party disclosing Confidential Information.
Disclosure Letter means the letter from the Seller addressed to the Buyer and dated and delivered to it before the date of this document and includes all of its schedules and annexures.
Disclosure Material means:
(a)
all of the information and material contained in the Data Room as at the Cut Off Time; and

(b)
the matters disclosed in the Disclosure Letter.

Dispute Notice has the meaning given in clause 10.4(a).
Due Diligence means the enquiries and investigations into the Company, the Business and the Assets carried out by the Buyer and its Representatives.
Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Government Agency, together with any fines, penalties and interest in connection with them.
Duty Exemption Letter means the letter of exemption issued under section 273B(1) of the Duties Act 1997 (NSW) by NSW Government Department of Revenue, dated 14 May 2021.

Effective Time means 11.59pm Sydney, Australia time on the last day of the month immediately preceding the month in which Completion occurs.
Employees means the employees of the Company at Completion.
Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA, or any agreement to create any of them or allow them to exist, but excludes any Permitted Encumbrance.
Environment means all of the physical surroundings of humans including:
(a)
land, water, atmosphere, climate, sound, odour and taste;

(b)
the biological factors of animals and plants; and

(c)
the social factor of aesthetics affecting any human individually or in their social groupings.

Environmental Law means any law (including the laws of tort, negligence and nuisance) relating to the Environment.
Estimated Adjustment Amount has the meaning given in clause 7.1(b).
Estimated FX Rate has the meaning given in clause 7.1(b).
Estimated Net Debt Amount has the meaning given in clause 7.1(b).
Estimated Purchase Price means the amount determined in accordance with clause 7.1(c).
Estimated Statements has the meaning given in clause 7.1(a).
Estimated Tax Adjustment Amount has the meaning given in clause 7.1(b).
Estimated Working Capital Adjustment Amount has the meaning given in clause 7.1(b).
Estimated Working Capital Amount has the meaning given in clause 7.1(b).
Exchange Act means the Securities Exchange Act of 1934, as amended.
Excluded Information means Confidential Information which:
(a)
is in or becomes part of the public domain other than through breach of this document or an obligation of confidence owed to the Disclosing Party or any Related Body Corporate of the Disclosing Party;

(b)
the Receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party or its Related Bodies Corporate or Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)
the Receiving Party acquires from a source other than the Disclosing Party or any Related Body Corporate or Representative of the Disclosing Party where such source is entitled to disclose it.

Exploration JV Documents has the meaning given in clause 6.9(a)(iii).
Exploration Licences means each of the following exploration licences:
(a)
EL 5693;

(b)
EL 5983; and

(c)
EL 6907,

together with all renewals, extensions and amendments to those exploration licences (including exploration licences granted in substitution of them) and all rights and obligations arising from them.

Extraordinary General Meeting means an extraordinary general meeting of the holders of Buyer Guarantor Ordinary Shares to be held for the purpose of considering and if thought fit approving the Buyer Guarantor Shareholder Matters.
Final Adjustment Amount has the meaning given in clause 10.2.
Final Adjustment Interest Amount means simple interest paid on the absolute value of the Final Adjustment Amount from Completion until the date on which the Final Adjustment Amount is paid, calculated daily at the rate per annum equal to the Interest Rate as at Completion.
Final Net Debt Adjustment Amount has the meaning given in clause 10.2.
Final Working Capital Adjustment Amount has the meaning given in clause 10.2.
Financial Assurances means the bank guarantees or securities provided by or on behalf of the Company or its Related Bodies Corporate to the State in respect of the environmental Approvals for the Mining Tenements and in accordance with the Mining Act, which at the date of this document are set out in Schedule 11 and are for an aggregate amount of A$36,853,000.00.
FIRB means the Foreign Investment Review Board.
FIRB Act means the Foreign Acquisitions and Takeovers Act 1975 (Cth).
FIRB Application means a foreign investment application in respect of the proposed Transaction prepared and submitted (or to be submitted) by the Buyer in accordance with the requirements of the FIRB Act and any regulations made thereunder.
Forward Looking Information means:
(a)
any statement of opinion or intent, estimate, business plan, forecast, projection or judgement as to future matters (that is, matters after the time at which the statement of opinion, estimate, business plan, forecast, projection or judgement was made);

(b)
any information on the future financial performance or prospects of the Company, the Business or any part of it (including any opinions, estimates, projections, business plans, budget information or other forecasts in respect of the Company, the Business or any part of it); and

(c)
any financial modelling relating to the Company, to the extent relating to periods after the date as at which the relevant financial modelling was prepared.

FX Adjustment has the meaning given in clause 10.2.
Glencore Investment means Glencore Investment Pty Limited (ACN 076 513 034).
Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body department, commission, authority, tribunal, agency or entity and includes any other person authorised by law to give consents or impose requirements in connection with the Environment.
Group Liability means, in respect of the Company, a group liability (within the meaning given to that expression in section 721-10 of the Tax Act) of the Seller Head Company where the Company was a member of the Seller Consolidated Group for at least part of the period to which the group liability relates.
GST has the meaning given in the GST Act.
GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
GST Group has the meaning given in section 195-1 of the GST Act.
Guarantee means the guarantee and indemnity in clause 16.
Head Company has the meaning given in section 995-1 of the Tax Act.
Incoming Officers means the persons nominated by the Buyer pursuant to clause 6.6(a) to be a director or the public officer of the Company from Completion.

Indemnified Person means the Seller and its Representatives and each other Seller Group Member and their Representatives.
Independent Expert means the independent expert appointed by the parties in accordance with the procedure set out in clause 10.
Indirect Tax Sharing Agreement means an indirect tax sharing agreement entered into in accordance with section 444-90 of the Tax Act.
Information means all information regardless of its Material Form relating to or developed in connection with:
(a)
the business, technology or other affairs of the Disclosing Party or any Related Body Corporate of the Disclosing Party, or in the case of the Seller only, the Company; or

(b)
any systems, technology, ideas, concepts, know-how, techniques, designs, specifications, plans, blueprints, tracings, diagrams, models, functions, capabilities and designs (including computer software, manufacturing processes or other information embodied in drawings or specifications), intellectual property or any other information which is marked “confidential” or is otherwise indicated to be subject to an obligation of confidence owned or used by or licensed to the Disclosing Party or a Related Body Corporate of the Disclosing Party, or in the case of the Seller only, the Company.

Insolvency Law means any law relating to liquidation, administration, insolvency or the protection of creditors.
A person is Insolvent if:
(a)
it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)
it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any of its property; or

(c)
it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this document); or

(d)
an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 14 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the things described in paragraphs (a), (b) or (c), in each case in connection with that person, in respect of any of the things described in paragraphs (a), (b) or (c); or

(e)
it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)
it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this document reasonably deduces it is so subject); or

(g)
it is otherwise unable to pay its debts when they fall due; or

(h)
something having a substantially similar effect to any of the things described in paragraphs (a) to (g) happens in connection with that person under the law of any jurisdiction.

Intercompany Debt means all amounts (including any accrued interest) outstanding from, or payable to, a Related Body Corporate of the Company and comprises Intercompany Payables and Intercompany Receivables.
Intercompany Payables means all Intercompany Debt payable to a Related Body Corporate of the Company by the Company. For the purpose of this definition, “Related Body Corporate” means a Related Body Corporate of the Company at the time immediately prior to Completion.

Intercompany Receivables means all Intercompany Debt outstanding from a Related Body Corporate of the Company to the Company. For the purpose of this definition, “Related Body Corporate” means a Related Body Corporate of the Company at the time immediately prior to Completion.
Interest Rate means the Australian Bank Bill Swap Reference Rate administered by ASX Benchmark Pty Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) at or about 10.30am (Sydney time) plus 5% per annum, provided that if the Australian Bank Bill Swap Reference Rate would be less than zero it will be deemed to be zero.
Isokind means Isokind Pty. Limited (ACN 081 732 498).
ITSA Deed of Release means a deed of release substantially in the form set out in Schedule 5 of the Seller Indirect Tax Sharing Agreement.
Last Accounts means the balance sheet included in the December-21 Monthly Report on the tab labelled “BS” located at folder 3.2.40 of the Datasite Data Room.
Leaving Indirect Tax Contribution Amount means the amount (if any) of the payment (as contemplated by section 444-90 of Schedule 1 to the Tax Act) to be made by the Company to the Seller Representative Member.
Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred but excluding liability for any consequential or indirect losses, economic losses or loss of profits.
Licence means a statutory, municipal, contractual or other licence, consent, permission, permit, right or authority.
Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description) but excluding any liability for consequential or indirect losses, economic losses or loss of profits.
Material Adverse Change means an event, change, condition, matter, circumstance or thing occurring on or after the date of this document and before Completion that is outside of the ordinary course of business and has a physical effect on the Assets (each a “Specified Event”) which, whether individually or when aggregated with all other Specified Events that have occurred or are reasonably likely to occur, has had, or would be considered reasonably likely to have, a physical effect on the Assets which reduces the operating cash flows of the Company by at least US$250,000,000 in any financial year against what it would reasonably be expected to have been but for such Specified Event. The following will not constitute a Specified Event and will not be factored into any calculation of reduction in operating cash flows of the Company:
(a)
a pandemic;

(b)
a government directive, sanction, order, ban, rule or guideline in relation to any event (including a pandemic);

(c)
a strike or industrial dispute which has as its result a national or statewide application;

(d)
changes in general economic, political or business conditions (including declared or undeclared acts of war, armed hostilities, terrorism, financial market fluctuations, changes in interest rates);

(e)
the unavailability (at commercially reasonable prices) of critical inputs required for the operation of the Business supplied by third parties;

(f)
any general applicable change in law (including subordinate legislation);

(g)
any change or effect that is cured (including by payment of money) or ceases to exist on or before the date of Completion;

(h)
changes that affect the copper mining industry generally;

(i)
any change in foreign exchange rates, financial, securities, or other market conditions (including prevailing commodities prices) generally and any other changes to macroeconomic factors; and

(j)
any fact, matter or circumstance disclosed in writing by or on behalf of the Seller Group to the Buyer Group or its Representatives prior to the date of this document.

Material Business Contract means:
(a)
a contract entered into by the Company (in its own capacity and solely for its own benefit) establishing an obligation on the Company to pay in aggregate over the term of the contract in excess of $15,000,000;

(b)
the document entitled “Supply Contract — Supply of PPX Parts, GET, Drilling Consumables, Services and Other Items” between Mount Isa Mines Limited (in its personal capacity and as agent for EHM and CSA) and Sandvik Mining and Construction Australia Pty Ltd; and

(c)
the document entitled “Mobile Equipment Supply Contract — Supply of Capital Equipment and Associated Services” between Mount Isa Mines Limited (in its personal capacity and as agent for EHM and CSA) and Sandvik Mining and Construction Australia Pty Ltd dated 30 June 2020.

Material Form includes any form (whether visible or not) of storage from which reproductions can be made.
Memorandum and Articles of Association means Buyer Guarantor’s Memorandum and Articles of Association, as amended, and in effect on the date hereof.
Mine means the CSA underground copper (silver by-product) mine located approximately 12km north of Cobar, New South Wales.
Minimum Working Cash Amount means $15,000,000 being available in cleared funds in an account or accounts in the name of and/or controlled by the Company.
Mining Act means the Mining Act 1992 (NSW).
Mining Tenements means the consolidated mining leases, mining purpose lease and exploration licences specified in Schedule 2 and any other mining tenements which may be granted to the Company, together with all renewals, extensions and amendments to those mining leases and other mining tenements (including mining tenements granted in substitution of them) and all rights and obligations arising from them.
Ministerial Approval has the meaning given in clause 6.9(a)(i).
Net Debt means the aggregate of the consolidated assets of the Company less the aggregate of the consolidated liabilities of the Company as recorded in the general ledger codes listed under the heading ‘Net Debt’ as set out in the Completion Balance Sheet (which may be a positive or negative number).
No Prohibited Events Declaration means a declaration substantially in the form set out in Annexure D.
Notice has the meaning given in clause 21.1(a).
Offtake Agreement means the offtake agreement to be entered into between Glencore International AG and the Company, effective from Completion, attached as Annexure E.
Payout Debt Amount means any promissory note(s) issued by the Company under clause 6.5(c) or clause 6.5(d) and outstanding immediately prior to Completion.
Permitted Encumbrance means:
(a)
a charge or lien arising in favour of a Government Agency by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)
any mechanics’, workmen’s or other like lien arising in the ordinary course of business;

(c)
any retention of title arrangement undertaken in the ordinary course of day-to-day trading;

(d)
any encumbrance in respect of deposits of money or property by way of security for the performance of any contractual or statutory obligations owing in the ordinary course of business (other than obligations for borrowed moneys on the deferred purchase price of goods or services);

(e)
any banker’s lien arising by operation of law in respect of moneys lodged or deposited with a banker;

(f)
any claim lodged over land under the Native Title Act 1993 (Cth) or at common law by a person or persons claiming to hold native title;

(g)
any encumbrance granted by a Seller Group Member or the Company in favour of another joint venturer or party to the Exploration JV Documents or the Shuttleton Heads of Agreement; or

(h)
an interest of the kind referred to in section 12(3) of the PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation.

Personal Information has the meaning given in the Privacy Act 1988 (Cth).
PPSA means the Personal Property Securities Act 2009 (Cth).
PPSR means the personal properties securities register established under the PPSA.
Pre-Effective Time Return has the meaning given in clause 14.1.
Pre-Effective Time Tax Event has the meaning given in clause 13.5(a).
Prohibited Event means any fact, matter or circumstance that causes, or is reasonably likely to cause, any of the statements contained in Schedule 4 to be incorrect or inaccurate.
Prohibited Event Information means any documents and information, including “know-your-counterparty” statements, in relation to any Buyer Group Member or the Buyer Guarantor, in connection with bribery, corruption, money laundering, tax evasion, economic or financial sanctions or trade embargoes.
Properties means the real property titles specified in Schedule 3.
Proxy Statement has the meaning given in Schedule 10.
Purchase Price means the Unadjusted Purchase Price, as adjusted in accordance with clauses 7 and 10 (and any other relevant provisions of this document).
Re-Domiciliation has the meaning given in clause 6.10.
Re-Domiciled Buyer Guarantor has the meaning given in clause 6.10.
Receiving Party means the recipient of Confidential Information.
Records means originals and copies, in any Material Form, of all books, files, reports, records, correspondence, documents and other material of the Company, of or relating to or used in connection with a Business, including:
(a)
Company Books;

(b)
books of account;

(c)
all trading and financial records; and

(d)
lists of all regular suppliers and customers,

but, for the avoidance of doubt, excludes any records of the Company which do not relate exclusively to a Business, except to the extent that the Company is required by law to retain such records.
Recovered Sum means the amount recovered by the Buyer under clause 12.6.
Registration Rights Agreement has the meaning given in the Recitals.

Related Body Corporate has the meaning it has in the Corporations Act.
Released Trust Claims has the meaning given in clause 23.20(c).
Replacement FA Guarantees means bank guarantees or securities, on behalf of the Buyer, in favour of the State and in compliance with the requirements of the State in respect of the Financial Assurances, in the relevant amounts of each Financial Assurance.
Representative of a party includes an employee, agent, officer, director, auditor, adviser, partner, consultant, joint venturer or sub-contractor of that party.
Resolution Institute means the means the dispute resolution organisation of that name in Australia.
Restructure means the corporate reconstruction involving the Company’s acquisition of the Properties, Western Lands Leases, Water Licences and Mining Tenements, mining information, plant and equipment, approvals, remits, licences, consents and authorisations, business contracts, inventory from certain Seller Group Members conducted under the terms of the Restructure Agreements.
Restructure Agreements means the Restructure ASA and Restructure Land Sale Contract.
Restructure ASA means the document entitled ‘Asset Sale and Purchase Agreement — Cobar’ between Isokind, Acelight and the Company dated 29 November 2021.
Restructure Land Sale Contract means the document entitled ‘Contract for Sale and Purchase of Land — Cobar’ between Isokind, Acelight and the Company dated 29 November 2021.
Retiring Officers means the existing directors, secretaries and public officer of the Company.
Rollover Aggregate Amount means the amount equal to the number of Rollover Shares issued in accordance with clause 8.4 multiplied by the Rollover Share Issue Price.
Rollover Shares means the Buyer Guarantor Class A Shares to be issued to the Seller under clause 8.4.
Rollover Share Issue Price means $10.00 per Rollover Share.
Rollover Shares Warranty means each Warranty given in Part C of Schedule 5.
Royalty Deed means the royalty deed to be entered into between the Seller, the Buyer Guarantor and the Company, effective from Completion, attached as Annexure G.
SEC means the United States Securities and Exchange Commission.
Seller CGT Declaration means a valid declaration (or multiple declarations, if applicable) (in the ATO form NAT 74879-06.2016) from the Seller that either:
(a)
the Seller is a resident of Australia as defined in the Tax Act; or

(b)
the relevant Shares are not indirect Australian real property interests as defined in the Tax Act,

and that covers the time this document is entered into up to and including Completion.
Seller Consolidated Group means the Consolidated Group of which Glencore Investment is, as at the date of this document, the Head Company.
Seller Group means Glencore plc and each of its Related Bodies Corporate and Seller Group Member refers to any one of them.
Seller Group Insurance Policies means all insurance and/or reinsurance policies (whether under policies maintained with third party insurers or any Seller Group Member) maintained by the Seller Group (other than the Company) under which, immediately prior to the date of this document, the Company is entitled to any benefit.
Seller GST Group means the GST Group of which Glencore Operations Australia Pty Limited is, as at the date of this document, the Seller Representative Member and of which the Company is a member (as defined in the GST Act).

Seller Head Company means the head company (as defined in section 995-1 of the Tax Act) of the Seller Consolidated Group (from time to time).
Seller Indirect Tax Sharing Agreement means the Indirect Tax Sharing Agreement between the Seller Representative Member and members of the Seller GST Group dated 26 March 2021 (as amended from time to time).
Seller Representative Member means the representative member (as defined in section 195-1 of the GST Act) of the Seller GST Group (from time to time).
Seller Tax Funding Agreement means the Tax Funding Agreement between the Seller Head Company and members of the Seller Consolidated Group dated 1 December 2014 (as amended from time time).
Seller Tax Sharing Agreement means the Tax Sharing Agreement between the Seller Head Company and members of the Seller Consolidated Group dated 1 December 2014 (as amended from time time).
Seller’s Cure Notice has the meaning given in clause 17.2(a).
Shares means the issued shares in the capital of the Company agreed to be sold under this document, as set out in Schedule 1, and Share means any one of those shares.
Shuttleton Heads of Agreement means the document titled “Heads of Agreement NSW Exploration Joint Venture” dated May 2005 between the Company and AuriCula Mines Pty Limited (ACN 108 362 027).
Specific Policies has the meaning given in Schedule 6.
State means the State of New South Wales.
Statutory Claim has the meaning given in clause 12.17.
Straddle Return has the meaning given in clause 14.2.
Straddle Tax Period has the meaning given in clause 13.3.
Sunset Date means 23 December 2022, or such later date agreed by the Seller and the Buyer in writing.
Tax means any tax, levy, impost, royalty, charge and Duty paid or payable to, or assessed as being payable by, any fiscal Government Agency, together with any associated fines, penalties and interest.
Tax Act means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth), as the context requires.
Tax Adjustment Statement means the statement prepared by the Seller setting out the Actual Tax Adjustment Amount.
Tax Assessment means an assessment, notice or amended assessment issued or action by or on behalf of a fiscal Government Agency whether before or after the date of this document, to the extent to which it:
(a)
relates to a Tax Period (or part period) up to and including the Effective Time; and

(b)
relates to any act, transaction, event or omission occurring up to and including the Effective Time (including as a result of the Restructure).

Tax Assessment Amount means the amount of Tax that the Company is liable to pay under a Tax Assessment to the extent to which it relates to a Tax Period (or part period) up to and including the Effective Time.
Tax Claim means a Claim under the Tax Indemnity or for breach of a Tax Warranty.
Tax Expert means an individual with at least 20 years’ relevant experience in Tax and either:
(a)
as agreed to by the Buyer and the Seller; or

(b)
if the Buyer and the Seller are unable to agree within 10 Business Days of one party requesting the appointment, the person appointed by the President of the Law Society of New South Wales, at the request of either the Buyer or the Seller.
Tax Funding Agreement means any agreement where the Company may be required to pay an amount or be entitled to receive an amount calculated by reference to Tax as a result of it being a member of a Tax group.
Tax Indemnity means the indemnity provided in clause 13.1.
Tax Law means a law with respect to or imposing any Tax.
Tax Period means an income year, tax year, franking year or other period of time referable to the relevant Tax.
Tax Return means any return relating to Tax including any document which must be lodged with a Government Agency or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment).
Tax Return Review Period has the meaning given in clause 14.4.
Tax Sharing Agreement means a tax sharing agreement entered into in accordance with section 721-25 of the Tax Act.
Tax Warranty means each Warranty given under paragraph 14 in Part B of Schedule 5.
Tenement Mortgage means the tenement mortgage to be entered into between the Company and the Seller, attached as Annexure H.
Third Party Claim has the meaning given in clause 12.2.
Title Warranty means each Warranty given in Part A of Schedule 5.
Title Warranty Claim means a Claim for breach of a Title Warranty.
TFA Deed of Release means a deed of release substantially in the form set out in Schedule 4 of the Seller Tax Funding Agreement.
Trading Day means a day on which shares of Buyer Guarantor Class A Shares are traded on the NYSE.
Transaction means the transactions the subject of this document including the sale and purchase of the Shares in accordance with this document.
Transaction Personal Information means Personal Information which:
(a)
is in the possession or under the control of the Company;

(b)
is collected, used or disclosed in connection with a Business; and

(c)
is or has been disclosed by the Seller to the Buyer under or in connection with this document.

Transitional Services Agreement means the transitional services agreement to be negotiated and executed by the parties in accordance with clauses 6.11, 8.2(b)(viii) and 8.3(b)(vi) of this document.
TSA Deed of Release means a deed of release substantially in the form set out in Schedule 4 of the Seller Tax Sharing Agreement.
Treasurer means the Treasurer of the Commonwealth of Australia.
Trust Account has the meaning given in clause 23.20.
Trust Agreement has the meaning given in clause 23.20.
Unadjusted Purchase Price means US$1,100,000,000.

Unreleased Financial Assurance has the meaning given in clause 8.8(e).
Warranties means the Title Warranties, Business Warranties and Rollover Shares Warranties.
Water Licences means water licences WAL28539, WAL36334, WAL36335, WAL36336 and WAL36337 and any water allocation held in any water account in connection with the foregoing water licences as at Completion.
Western Lands Leases means Western Lands Lease 731, Western Lands Lease 3667, Western Lands Lease 9565 and Western Lands Lease 14587.
Working Capital means the aggregate of the assets of the Company less the aggregate of the liabilities of the Company as recorded in the general ledger codes listed under the heading “Working Capital” as set out in the Completion Balance Sheet.
1.2   General interpretation
Headings (including those in brackets at the beginning of a paragraph), and labels used for definitions, are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:
(a)
the singular includes the plural and vice versa;

(b)
a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)
a reference to a document also includes any variation, replacement or novation of it;

(d)
the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)
a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)
a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)
a reference to a time of day is a reference to Sydney, Australia time;

(h)
a reference to A$, AUD or Australian dollars is a reference to the currency of Australia;

(i)
a reference to $, US$, USD or US Dollars, is a reference to the currency of the United States of America;

(j)
a reference to “law” includes common law, principles of equity and legislation (including regulations);

(k)
a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(l)
a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(m)
a representation, warranty or indemnity given by two or more persons binds them jointly and severally;

(n)
a reference to any thing (including an amount) is a reference to the whole and each part of it;

(o)
a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

(p)
if a party must do something under this document on or by a given day and it is done after 5.00pm on that day, it is taken to be done on the next day; and

(q)
if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day.

1.3   Method for Payment
Each payment required to be made to the Seller, or a Seller Group Member pursuant to this document must be made in US Dollars by direct deposit of immediately available cleared funds to the credit of an Australian bank account specified in writing by the Seller or Seller Group Member (as applicable) to the Buyer.
1.4   Payment of Final Adjustment Amount
The parties acknowledge and agree that no Rollover Shares will be issued in respect of the Final Adjustment Amount. The Final Adjustment Amount, whether payable by the Buyer or by the Seller, is payable in cash.
2
Conditions Precedent

2.1   Conditions Precedent
Completion is conditional on each of the following Conditions Precedent being satisfied or waived in accordance with this document:
Item	Condition Precedent	Party entitled to benefit
(a)
(FIRB approval) Either:
(i) the Treasurer (or the Treasurer’s delegate) has provided a written no objections notification to the proposed Transaction, either without conditions or with conditions acceptable to the Buyer (acting reasonably), acknowledging that it will not be reasonable to determine the conditions are unacceptable if they are tax conditions published at the time of the no objections notification in Guidance Note 12 issued by the Foreign Investment Review Board must be accepted by the Buyer; or
(ii) following notice of the proposed Transaction having been given by the Buyer to the Treasurer via the FIRB Application, under the FIRB Act the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired.
Buyer
(b)	(de-SPAC Process) The Buyer Guarantor obtaining the Buyer Guarantor Shareholder Approval.	Buyer
(c)	(Net Tangible Assets) Buyer Guarantor shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to any payments required to be made in connection with the Buyer Guarantor Shareholder Redemptions.	Buyer & Seller
(d)	(NYSE) The Buyer Guarantor Class A Shares (A) meet the listing requirements of, and remain listed on, NYSE and (B) those to be issued to Seller shall have been approved for listing on the NYSE.	Buyer & Seller
(e)	(Ministerial Approval) the secretary or minister responsible for administering the Mining Act (or their delegate) gives approval under the Mining Act for and formally registers, subject to any conditions specified in such approval which are satisfactory to the Seller and Buyer (acting reasonably), the transfer to the Company of the Exploration Licences.	Buyer & Seller
2.2   Reasonable endeavours
Each party must use its reasonable endeavours to obtain the satisfaction of the Conditions Precedent, including procuring performance by a third party. The parties must keep each other informed of any circumstances which may result in any Condition Precedent not being satisfied in accordance with its terms.

2.3   Specific obligations of co-operation
Without limiting clause 2.2:
(a)
each party must make all necessary and appropriate notifications, applications, filings and submissions which it is obliged to make and supply all necessary and appropriate information for the purpose of enabling the Conditions Precedent to be satisfied (including as required under Schedule 10);

(b)
no party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions Precedent;

(c)
the Buyer must keep the Seller informed in a timely manner of the status of the satisfaction of the Conditions Precedent including the status of any discussions or negotiations with relevant third parties regarding the Conditions Precedent and, upon the request of the Seller or following the occurrence of any material development, will provide updates as to the status of any voting support and/or non-redemption agreements or PIPE commitments;

(d)
the Seller must as soon as practicable provide any information reasonably requested by the Buyer in connection with the preparation and submission of the FIRB Application;

(e)
each party must supply to the other copies of all information supplied for the purpose of enabling the Conditions Precedent to be fulfilled, provided that no party is obliged to provide confidential or commercially sensitive information to any other party;

(f)
the parties must keep each other informed of any circumstances which may result in any Condition Precedent not being satisfied in accordance with its terms; and

(g)
each party must notify the other parties within 1 Business Day after becoming aware of the satisfaction of each Condition Precedent or of a Condition Precedent becoming incapable of being fulfilled.

2.4   Waiver
If a Condition Precedent is expressed to be for the benefit of the Buyer or the Seller, then the relevant party that has the benefit of that Condition Precedent, or both the Seller and the Buyer where a Condition Precedent is expressed to be for the benefit of both the Buyer and the Seller, may waive that Condition Precedent by written notice given to the other party.
2.5   Termination of agreement
If by the Sunset Date each Condition Precedent has not been duly satisfied or waived by the party or parties entitled to waive it in accordance with clause 2.4, this document may be terminated by either party at any time before Completion by notice given to the other party, provided the terminating party is not in default under this document and that it has complied with its obligations under clauses 2.2 and 2.3.
2.6   Effect of termination
If this document is terminated, including under clauses 2.5, 5(a)(ii) or 17.1(b)(ii) or 17.3, then in addition to any other rights, powers or remedies provided by law:
(a)
each party is released from its obligations under this document other than its obligations under clauses 2.6(c), 16, 17.1(c), 18, 20, 21, 23 and 24;

(b)
each party retains the rights it has against any other party in connection with any breach or Claim that has arisen before termination (subject to the limitations in this document, including under clauses 11 and 12); and

(c)
the Buyer must return to the Seller all documents and other materials in any medium in its possession, power or control which contain any information relating to the Company, including the Records.

3   Sale and purchase of Shares
3.1   Sale and purchase
The Seller agrees to sell the Shares to the Buyer and the Buyer agrees to buy those Shares, on the terms of this document.
3.2   Free from Encumbrances
The Shares must be transferred to the Buyer free from any Encumbrance.
3.3   Rights attaching to Shares
Subject to the terms of this document, the Seller shall retain all rights attached or accruing to the Shares on and from the date of this document until Completion.
3.4   Seller CGT Declaration
(a)
The Buyer acknowledges that it has received an executed Seller CGT Declaration from the Seller prior to the execution of this document.

(b)
If Completion is to occur after the period covered by the declaration in clause 3.4(a), the Seller must provide the Buyer, at least two Business Days before Completion, with a further Seller CGT Declaration such that the Buyer will receive Seller CGT Declarations that covers the period from (and including) the date of this document until (and including) the Completion Date.

(c)
The Buyer agrees that, on the basis of the receipt of the Seller CGT Declaration(s) referred to in this clause 3.4, no payment will be required to be made under Subdivision 14-D of Schedule 1 of the Tax Act.

4   Purchase Price
4.1   Purchase Price
The total consideration payable for the Shares is the Purchase Price.
4.2   Payment of Purchase Price
The Purchase Price will be paid as follows:
(a)
by the Buyer paying the Cash Consideration on Completion in accordance with clause 8.3(a);

(b)
by the issue of the Rollover Shares to the Seller, in accordance with clause 8.4;

(c)
if payable by the Buyer to the Seller, by the Buyer paying the Final Adjustment Amount and Final Adjustment Interest Amount in accordance with clause 10.6; and

(d)
any other adjustments to the Purchase Price are payable in accordance with this document.

5   Prohibited Events
(a)
Despite any other provision of this document, if any Prohibited Event exists at any time between the date of this document and Completion, then the Seller in its absolute discretion may, by notice in writing to the Buyer:

(i)
waive the Buyer’s obligation to provide to the Seller a No Prohibited Events Declaration from each of the Buyer and the Buyer Guarantor under clause 8.3(b)(ii); or

(ii)
terminate this document.

(b)
The Buyer, within 2 Business Days after becoming aware of any Prohibited Event, must notify the Seller in writing of the Prohibited Event and each relevant statement contained in Schedule 4 that is, or is reasonably likely to be, incorrect or inaccurate.

(c)
The Seller may reasonably request, and the Buyer must provide within 5 Business Days after such reasonable request, any Prohibited Event Information.

(d)
If this document is terminated by the Seller under clause 5(a)(ii), then the Seller may sue the Buyer for damages for breach of this document and clause 2.6 will apply with the necessary changes.

6   Pre-Completion
6.1   Conduct of Business
Subject to clause 6.2, the Seller must ensure that (except as permitted by this document or consented to after the date of this document by the Buyer in writing) from the date of this document until Completion:
(a)
(related party contract) the Company, including as principal in connection with any agency relationship, will not enter into any new contract or arrangement in connection with the Business in which any Related Party of the Company is interested, directly or indirectly unless the same or a similar arrangement has existed in the two years preceding the date of this document or any such contract or arrangement is a non-material amendment of, or variation to, any existing arrangements;

(b)
(conduct of business) the Company conducts the Business materially in its ordinary and usual course;

(c)
(no material commitments) the Company does not enter into or vary any commitment or series of related commitments which will involve:

(i)
capital expenditure or an obligation relating to the Business in excess of $10,000,000; and/or

(ii)
other expenditure relating to the Business in excess of $10,000,000 in any year,

other than where any proposed capital expenditure or expenditure on such items will be less than or equal to 110% of the corresponding cost reflected in the relevant Annual Program and Budget;
(d)
(no compromise) the Company does not, except in the ordinary and usual course of the Business, settle, offer or propose to settle, compromise, assign or release any debts, obligations or other claims of the Business;

(e)
(no external guarantees) the Company does not guarantee the obligations of any person, except in accordance with the Deed of Cross Guarantee;

(f)
(Mining Tenements) the Company:

(i)
complies in all material respects with the terms of the relevant Mining Tenements, keeps each relevant Mining Tenement in good standing, and renews each relevant Mining Tenement before its expiry date; and

(ii)
does not surrender, relinquish or terminate any relevant Mining Tenement;

(g)
(Approvals) the Company:

(i)
complies in all material respects with the terms of Approvals which are material to the Business; and

(ii)
does not surrender any material Approval;

(h)
(no disposals) except for the sale of copper, silver and gold (as ore, concentrate or metal) in the ordinary and usual course of business, there is no disposal of, agreement to dispose of, encumbrance or grant of an option over, or declaration of a trust in respect of, any Mining Tenement (regardless of its value), or any asset or series of related assets of the Business worth more than $10,000,000 (based on the greater of market value and book value) other than in accordance with the relevant Annual Program and Budget;

(i)
(insurances) the Company maintains in force insurance policies equivalent in nature (including conditions) and level of cover provided as the insurance policies maintained in force in respect of the Business as at 30 June 2021 and as disclosed in the Disclosure Material;
(j)
(employees) the Company does not hire any person or dismisses any Employee whose annual aggregate compensation is in excess of $500,000, except:

(i)
if necessary to comply with applicable laws, any budget or operating plan in respect of the Mine;

(ii)
the termination of any Employee for cause in accordance with that Employee’s contract of employment;

(iii)
the hiring of any person to fill an existing vacancy or to replace any Employee that has resigned or has been terminated for cause; or

(iv)
if there is no material change to the terms of employment of any Employee;

(k)
(industrial award) no state or federal industrial award or agreement in respect of any Employee is entered into or varied;

(l)
(mergers, acquisitions and other transactions) the Company will not:

(i)
merge or consolidate with any other corporation or acquire all or substantially all of the shares or the business or assets of any other person, firm, association, corporation or business organisation, or agree to do any of the foregoing; or

(ii)
enter into any agreement with another person creating a joint venture, partnership, royalty, streaming transaction or other similar arrangement;

(m)
(no Encumbrances) the Company does not encumber any Asset other than in the ordinary course of business;

(n)
(Material Business Contracts) the Company does not enter into, amend in a material respect, or terminate, any Material Business Contract in each case other than in the ordinary course of the Business, or enters into (or make any binding offer to enter into) any other obligation which is not in the ordinary course of the Business;

(o)
(Offtake) other than the Offtake Agreement, the Company does not enter into any agreement or arrangement for the sale, transfer or disposal of copper, silver and gold (as ore, concentrate or metal) that will apply or be binding on the Company on or at any time after Completion; and

(p)
(Share Capital) the Company does not:

(i)
distribute or return any capital to its members or otherwise reduce its capital;

(ii)
buy back any of its shares;

(iii)
transfer any of the Shares; or

(iv)
issues any shares, options or securities that are convertible into shares in the Company,

provided that this clause 6.1(p) will not prevent the Company from reducing or increasing its share capital in order to settle any Intercompany Payables or Intercompany Receivables.
6.2
Exceptions

(a)
Notwithstanding the terms of clause 6.1, the Company may:

(i)
(mandatory surrender) surrender, transfer, cancel or abandon mining tenements where the surrender, transfer, cancellation or abandonment is for the purpose of renewal, substitution, consolidation, conversion, minor tenement boundary adjustments or to meet mandatory surrender obligations;

(ii)
(permitted transactions) do anything which is contemplated, authorised or required by this document or any other agreement, arrangement or material that is disclosed in the Disclosure Material;

(iii)
(emergency) do anything which is reasonably required in order to respond to an emergency, including to protect the health and safety of any person;

(iv)
(compliance with law) do anything which is required by law, regulations or a Government Agency;

(v)
(distributions) other than to the extent it would result in the Company having less that the Minimum Working Cash Amount as at Completion, declare, determine or pay, on or before the Effective Time, any dividend or other distribution of profits, non-trade payables, non-trade receivables or assets (including any return of capital) to or for the benefit of any Seller Group Member;

(vi)
(debt forgiveness) cancel, discount, waive, release or forgive (or agree to cancel, discount, waive, release or forgive), on or before the Effective Time, any indebtedness for money owed to the Company by any Seller Group Member or another company, or waive any claim or right against any Seller Group Member or another company;

(vii)
(clear exit) do anything which is required under, or to give effect to, a Tax Sharing Agreement, Indirect Tax Sharing Agreement or Tax Funding Agreement, including anything to ensure that the Company obtains a clear exit, executing any releases, and doing anything else necessary or desirable to ensure that no amounts are owing to or from the Company under a Tax Sharing Agreement, Indirect Tax Sharing Agreement or Tax Funding Agreement at Completion; and

(viii)
(debt forgiven) have any indebtedness for money owed from the Company to any Seller Group Member or another company cancelled, discounted, waived, released or forgiven (or agree to have cancelled, discounted, waived, released or forgiven), or have any claim or right against the Company waived, in each case on or before the Effective Time.

(b)
In complying with its obligations under clause 6.1, the Seller is not required to do, omit to do, or allow to be done, anything which in the Seller’s reasonable opinion would:

(i)
unreasonably disrupt the Company or the operation of any aspect of the Business;

(ii)
cause a breach of any obligation that the Seller or its Related Bodies Corporate owe to any third party; or

(iii)
materially prejudice the likelihood of Completion occurring.

6.3   Access to business premises and Records
(a)
Subject to clause 6.3(b), the Seller agrees to allow the Buyer and its Representatives access to the Mine and the Records, on reasonable notice and at all reasonable times before the Completion Date, to familiarise itself with the Business.

(b)
Access to the Mine under clause 6.3(a) is subject to the Seller receiving a written notice from the Buyer at least 5 Business Days in advance of a requested Mine visit during Business Hours and is limited to no more than two Mine visits per month during the period prior to Completion (unless otherwise agreed by the Seller, with such agreement not to be unreasonably withheld or delayed).

(c)
The Buyer acknowledges and agrees that:

(i)
subject to clause 2.6(c), the Buyer and its Representatives cannot copy or remove any Records before Completion, other than to the extent the Buyer is reasonably required to do so, directly or indirectly, for the purposes of satisfying Conditions Precedent 2.1(a) or 2.1(b);

(ii)
the Seller or its Representatives may supervise any access to the Mine by the Buyer or its Representatives under this clause 6.3; and

(iii)
the Buyer and its Representatives will not be permitted to consult with or otherwise maintain communications with any employees of the Company other than:

(A)
for the purposes of ensuring continuity of the Company’s workforce post Completion provided this is conducted on the terms proposed by the Seller (acting reasonably) and under the supervision of the Seller’s Representatives; or

(B)
unless expressly permitted by the Seller in writing.

(d)
In exercising its rights under this clause 6.3, the Buyer and its Representatives must not cause disruption to, or have an adverse effect on, the day to day conduct of the Business and must strictly comply with all instructions and procedures of the Company and the Seller (including any site or safety requirements).

6.4   Confidentiality undertaking
Before any of its Representatives obtains access under clause 6.3, the Buyer must ensure that each Representative enters into a confidentiality agreement with the Seller which includes an undertaking similar to that contained in clause 18.1.
6.5   Clear exit
(a)
The Seller must, no less than 5 Business Days before the Completion Date, provide the Buyer with a copy of all exit calculations in relation to the Clear Exit Amount and Leaving Indirect Tax Contribution Amount for the Buyer’s review.

(b)
The Seller must consider, in good faith, any comments or objections from the Buyer in relation to any exit calculations made in accordance with clause 6.5(a).

(c)
The Seller must procure that the Company pays the Clear Exit Amount (by promissory note or otherwise) prior to Completion.

(d)
The Seller must procure that the Company pays the Leaving Indirect Tax Contribution Amount (by promissory note or otherwise) prior to Completion.

6.6   Buyer to provide information prior to Completion
The Buyer must provide to the Seller no later than 10 Business Days before the Completion Date:
(a)
the full name of each proposed Incoming Officer;

(b)
the address of the proposed registered office of the Company;

(c)
details of any changes proposed to the authorities for the bank accounts of the Company; and

(d)
copies of the draft form of Replacement FA Guarantees which the Buyer intends on providing at Completion under clause 8.3(b)(iii) such that the Seller can provide reasonable comments on the terms of those proposed Replacement FA Guarantees, which the Seller must consider and incorporate to the extent it is reasonably practicable to do so.

6.7   Seller to provide information prior to Completion
The Seller must provide to the Buyer, no later than 2 Business Days before the Completion Date, a notice containing the amount of the Payout Debt Amount and the relevant details to enable the Buyer to pay the Payout Debt Amount to the persons to whom those amounts are due.
6.8   Exclusivity — Buyer Guarantor
During the period following the date of this document and prior to Completion, Buyer Guarantor shall not take, nor shall it permit any of its respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Seller and/or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination as defined in Buyer Guarantor’s organizational documents (a “Business Combination Proposal”) other than with Seller and its Affiliates and Representatives. Buyer Guarantor shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
6.9   Exploration Assets
(a)
The Seller must procure that each of Acelight, Isokind and Actway (as applicable):

(i)
take all reasonable steps to promptly seek a waiver of a minor procedural matter under section 387C(a) of the Mining Act in respect of a previous approval of the minister to transfer the Exploration Licences to the Company and/or promptly apply for ministerial approval to transfer the Exploration Licences to the Company in accordance with the relevant provisions of the Mining Act (Ministerial Approval);

(ii)
upon receiving the relevant waiver under paragraph (i) above and/or Ministerial Approval, promptly, and by not later than 5 Business Days after the date the relevant waiver or Ministerial Approval is received, prepare and lodge all relevant tenement transfer forms to effect the registration of the transfer of the Exploration Licences to the Company; and

(iii)
use all reasonable endeavours to assign all of their respective rights and interests (as applicable) in the following documents to the Company prior to Completion:

(A)
Termination and Royalty Deed Isokind Projects (EL6140, EL6501, EL6739) originally entered into by Isokind, Oxley Exploration Pty Ltd, Helix Resources Ltd and Glencore International AG dated on or around 8 February 2022; and

(B)
‘Mt Hope’ Joint Venture between the Company, Actway Pty Ltd (ACN 090 165 174) and AuriCula Mines Pty Ltd (ACN 108 362 027);

(together, the “Exploration JV Documents”).
(b)
The Seller must procure that the Company uses all reasonable endeavours to:

(i)
apply for and register the transfer of the Exploration Licences to the Company in accordance with clause 6.9(a)(ii);

(ii)
accept any assignment to it under clause 6.9(a)(iii) and assume all obligations and Liabilities of Isokind and Actway (as applicable) under or in connection with the Exploration JV Documents; and

(iii)
if required under an Exploration JV Document, enter into any deed of covenant with any third parties to the Exploration JV Document in order to give effective to the assignment under clause 6.9(a)(iii) and not agree to any variation to the current terms of the Exploration JV Document, other than with the Buyer’s prior written consent (acting reasonably).

(c)
In the event that any obligations under clauses 6.9(a)(iii) and 6.9(b) are not satisfied prior to Completion, then, on and from Completion:

(i)
the Seller must continue and use its reasonable endeavours to procure performance by each of Acelight, Isokind and Actway under clause 6.9(a);

(ii)
the Seller will no longer be responsible for its obligations under clauses 6.9(b)(ii) and 6.9(b)(iii);

(iii)
the Buyer must immediately assume the Seller’s performance of any obligations under clauses 6.9(b)(ii) and 6.9(b)(iii) and cooperate in good faith with the Seller and the Seller will use its reasonable endeavours to give effect to the assignment of and assumption of the Isokind and Actway interests under the Exploration JV Documents, unless and until such time as the Buyer and the Seller agree (at their absolute discretion) in writing that it is unfeasible to do so at which point their obligations under this clause will cease.

6.10   Potential Re-domiciliation
(a)
The Seller acknowledges that, prior to Completion, the Buyer Guarantor may, with the consent of the Seller (such consent not to be unreasonably withheld or delayed), undertake a re-domiciliation of the Buyer Guarantor by way of an amalgamation, merger, scheme of arrangement or other form of business combination as permitted under applicable law (the “Re-Domiciliation”), the surviving entity of which will be the ultimate holding company of the Buyer (the “Re-Domiciled Buyer Guarantor”), provided that in no event shall such Re-Domiciliation result in a delay to Completion and the Buyer Guarantor shall determine the terms of such Re-Domiciliation as promptly as practicable following the date of this document and disclose such terms to the Seller in connection with seeking the Seller’s consent. If required by the Seller, the Re-Domiciled Buyer Guarantor must enter into a deed of covenant with the Seller (on terms acceptable to the Seller, acting reasonably) under which the Re-Domiciled Buyer Guarantor covenants to be bound by, observe and duly perform the terms and conditions of this document as though it was the Buyer Guarantor.

(b)
Upon any Re-Domiciliation occurring:

(i)
all provisions of this document and any other document related to the Transaction will continue in full force and effect;

(ii)
the Re-Domiciled Buyer Guarantor will assume all of the rights and obligations of the Buyer Guarantor under this document; and

(iii)
references in this document, and all other documents entered into in connection with the Transaction, to the Buyer Guarantor will be a reference to the Re-Domiciled Buyer Guarantor.

6.11   Transitional Services Agreement
The Buyer and the Seller must each, acting reasonably and in good faith, promptly negotiate and finalise the terms of the Transitional Services Agreement which is to generally take the form of the document set out in Annexure A (subject to necessary changes to give effect to the nature of the services sought by or on behalf of the Buyer).
7   Estimated Purchase Price
7.1   Calculation of Estimated Purchase Price
(a)
The Seller must, acting reasonably, at least 2 Business Days prior to the Completion Date, provide the Buyer with a statement setting out the Estimated Net Debt Amount, the Estimated Working Capital Amount and the Estimated Tax Adjustment Amount (the “Estimated Statements”). The Estimated Statements will be used by the Seller to determine the Estimated Adjustment Amount and will be prepared in accordance with the Accounting Principles.

(b)
The Estimated Net Debt Amount, the Estimated Working Capital Amount, the Estimated Tax Adjustment Amount and the Estimated Adjustment Amount must be calculated as follows:

Estimated Adjustment Amount means the amount calculated in accordance with the following formula:
A + B + C
Whereby:
A means the Estimated Net Debt Amount;
B means the Estimated Working Capital Adjustment Amount; and
C means the Estimated Tax Adjustment Amount.
Estimated Net Debt Amount means the Seller’s estimate of the Actual Net Debt Amount (in US$) provided to the Buyer in accordance with clause 7.1(a).

Estimated Working Capital Adjustment Amount means the amount (in US$) (which may be positive or negative) equal to the Estimated Working Capital Amount less the Base Working Capital.
Estimated Working Capital Amount means the Seller’s estimate (in US$) of the Actual Working Capital Amount provided to the Buyer in accordance with clause 7.1(a).
Estimated Tax Adjustment Amount means the Seller’s estimate of the Actual Tax Adjustment Amount as at Completion provided to the Buyer in accordance with clause 7.1(a).
Base Working Capital means AUD -$7,158,431, which is to be converted to US$ in accordance with paragraph 2.2 of the Accounting Principles on the basis of the Seller’s estimate of the relevant AUD to USD foreign exchange rate as at the Effective Time (Estimated FX Rate).
(c)
If the Seller’s assessment of the Estimated Adjustment Amount is:

(i)
positive, the Estimated Purchase Price will be an amount (in US$) equal to the Unadjusted Purchase Price for the Shares plus the Estimated Adjustment Amount;

(ii)
zero, the Estimated Purchase Price will be an amount (in US$) equal to the Unadjusted Purchase Price for the Shares; and

(iii)
negative, the Estimated Purchase Price will be an amount (in US$) equal to the sum of Unadjusted Purchase Price for the Shares and the negative Estimated Adjustment Amount (which will mean the Estimated Purchase Price is lower than the Unadjusted Purchase Price for the Shares).

8   Completion
8.1   Time and place of Completion
Completion will take place at 11am (Sydney time) on the Completion Date at the offices of King & Wood Mallesons in Sydney or any other time and place agreed between the Seller and the Buyer.
8.2   Seller obligations
On Completion, the Seller must:
(a)
(repayment of debt) subject to the Buyer complying with its obligations under clause 8.3(a)(ii), procure that any Payout Debt Amount is applied such that the relevant Payout Debt Amount is paid in full;

(b)
deliver to the Buyer:

(i)
(Share certificates and transfers) the share certificate(s) for the Shares, and the share transfer form(s), duly executed by the Seller, in favour of the Buyer for of all Shares;

(ii)
(Company Books and common seal) the Company Books and the common seal (if any) of the Company, except that if the Seller is legally required to retain any of the documents, the Seller may deliver copies of those documents to the Buyer;

(iii)
(resignations) written resignations of the Retiring Officers, effective on Completion;

(iv)
(directors’ resolution) a copy of a resolution of the directors of the Company resolving with effect from Completion that:

(A)
the transfer(s) of the relevant Shares be duly registered (subject only to payment of any applicable Duty);

(B)
each Incoming Officer be appointed to the board of directors (or as the public officer, as applicable) of the Company;

(C)
the resignation of each Retiring Officer be accepted (but so that a properly constituted board of directors of the Company is in existence at all times);

(D)
the registered office of the Company be changed to that notified by the Buyer pursuant to clause 6.6(b); and

(E)
the authorities for the bank accounts of the Company be changed in accordance with the changes notified by the Buyer pursuant to clause 6.6(c).

(v)
(release in favour of Retiring Officers) a release executed by the Company in favour of the relevant Retiring Officers substantially in the form set out in Annexure B;

(vi)
(TFA Deed of Release and TSA Deed of Release) a copy of the TFA Deed of Release and the TSA Deed of Release executed by the Company and the Seller Head Company;

(vii)
(ITSA Deed of Release) a copy of the ITSA Deed of Release executed by the Company and the Seller Representative Member;

(viii)
(Transitional Services Agreement) a counterpart of the Transitional Services Agreement duly executed by all relevant Seller Group Members and the Company;

(ix)
(Clear Exit Payment) evidence that any Clear Exit Amount and Leaving Indirect Tax Contribution Amount has been paid (whether by the issue of a promissory note or otherwise) by the Company (if a payment is required to be made);

(x)
(release of class order guarantee) a copy of a certificate of the directors of Glencore Investment certifying that the sale of the relevant Shares to the Buyer under this document is a bona fide sale and that the consideration for the sale is fair and reasonable pursuant to clause 4.2(c)(i) of the Deed of Cross Guarantee;

(xi)
(Registration Rights Agreement) a counterpart of the Registration Rights Agreement duly executed by all relevant Seller Group Members;

(xii)
(Offtake Agreement) a counterpart of the Offtake Agreement duly executed by the Company and all relevant Seller Group Members; and

(xiii)
(Royalty Deed) a counterpart of the Royalty Deed and Tenement Mortgage duly executed by the Company and all relevant Seller Group Members.

8.3   Buyer obligations
On Completion the Buyer must:
(a)
(payment) pay:

(i)
the Seller the Cash Consideration; and

(ii)
as directed by the Seller, any Payout Debt Amount pursuant to clause 6.7 (as required and which will give rise to commensurate amounts owing by the Company the Buyer); and

(b)
deliver to the Seller:

(i)
(going concern declaration) an executed declaration of intention to operate the Company as a going concern to the directors of the Company in the form set out in Annexure C;

(ii)
(No Prohibited Events Declarations) executed No Prohibited Events Declarations from each of the Buyer and the Buyer Guarantor;

(iii)
(replacement Financial Assurances) the Replacement FA Guarantees, in each case on terms and in a form satisfactory to the Seller (acting reasonably), which the Seller considers necessary or desirable to replace the Financial Assurances together with a valid and duly executed power of attorney granting the Seller with the power to effect and lodge such Replacement FA Guarantees on behalf of the Buyer with the State;

(iv)
(consents to act) executed consents to act of each Incoming Officer;

(v)
(Registration Rights Agreement) a counterpart of the Registration Rights Agreement duly executed by all relevant Buyer Group Members;

(vi)
(Transitional Services Agreement) a counterpart of the Transitional Services Agreement duly executed by all relevant Buyer Group Members; and

(vii)
(Royalty Deed) a counterpart of the Royalty Deed duly executed by the Buyer Guarantor and all relevant Buyer Group Members.

8.4
Buyer Guarantor’s obligations at Completion

At Completion, Buyer Guarantor must issue to the Seller 5,000,000 Rollover Shares in accordance with Schedule 10.
8.5   Seller’s obligations in respect of Rollover Shares
The Seller:
(a)
agrees to accept the issue of the Rollover Shares, and to become a member of Buyer Guarantor; and

(b)
agrees to execute the Registration Rights Agreement to constitute the Seller as holder of the Rollover Shares.

8.6   Simultaneous actions at Completion
In respect of Completion:
(a)
the obligations of the parties under this document are interdependent; and

(b)
unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on Completion.

8.7   Post-Completion notices
Each party will immediately give to the other parties all payments, notices, correspondence, information or enquiries in relation to the Company which it receives after Completion and which belong to the other parties.
8.8   Release of Financial Assurances
(a)
On and from Completion, the Seller and the Buyer must use all reasonable endeavours to procure the full release of each Financial Assurance (including by lodging the Replacement FA Guarantees with the State within 5 Business Days after Completion).

(b)
The Buyer must promptly do everything reasonably necessary to assist the Seller with the release of the Financial Assurances including:

(i)
lodging duly completed and executed forms as may be required by the State; and

(ii)
providing the State with any further financial assurance amount in relation to the Mining Tenements and related environmental Approvals if required by the State.

(c)
If any amount is drawn against the Financial Assurances after Completion the Buyer must immediately on demand pay to the Seller an amount equal to the amount drawn.

(d)
Without limiting clause 8.8(c), on and from Completion the Buyer agrees to indemnify and hold harmless the Seller and its Related Bodies Corporate from and against any Liability the Seller or its Related Bodies Corporate may incur or sustain in relation to the Financial Assurances (including any amount drawn down on such Financial Assurances).

(e)
If, despite the Buyer and/or the Seller (as applicable) using all of their respective reasonable endeavours to lodge the Replacement FA Guarantees with the State, any Financial Assurance has not been duly released by the State within 20 Business Days after Completion (Unreleased Financial Assurance), the Buyer must immediately provide to the Seller a Back to Back Financial Assurance. Drafts of all such Back to Back Financial Assurances must be provided to the Seller by no later than 5 Business Days prior to the aforementioned date.
(f)
If any Unreleased Financial Assurance is subsequently released, the Seller agrees to immediately release, to the same extent, any corresponding Back to Back Financial Assurance.

8.9   Notice to ASIC of release of class order guarantee
(a)
No later than the next Business Day after Completion:

(i)
the Seller must procure that Glencore Investment lodges with ASIC the certificate referred to in clause 8.2(b)(x) in accordance with clause 4.2(c)(ii) of the Deed of Cross Guarantee; and

(ii)
the Buyer must procure that the Company lodges with ASIC a copy of the certificate referred to in clause 8.9(a)(i) and a notice of disposal of the Company, in accordance with clause 4.2(c)(ii) and (iii) of the Deed of Cross Guarantee.

9   Conduct of business after Completion
9.1   Exclusion of officers from liability
(a)
From Completion, the Buyer, to the maximum extent permitted by law, will ensure that the Company does not take any action or proceeding or make any Claim or demand against any of the present or former officers, including directors and secretaries, of the Company.

(b)
The Buyer acknowledges that this clause 9.1 is for the benefit of those officers and is held on trust for them by the Seller.

9.2   Use of Seller intellectual property
Except as permitted by clause 9.3, the Buyer must not and must ensure that the Company does not, after Completion use any name, intellectual property or trade mark which is substantially identical or deceptively similar to a name, intellectual property or trade mark owned by the Seller or any of its Related Bodies Corporate.
9.3   Phase out of use of Seller name and marks
The Buyer must use its best endeavours to ensure that, no later than two months after Completion, no sign on, or related to, any of the premises or assets used in connection with the Business displays any name or trade mark owned by the Seller or a Related Body Corporate of the Seller including the name “Glencore” or any words which may be similar to or likely to be confused with the name “Glencore”.
9.4   Payment of Intercompany Amounts
(a)
On and from Completion, the Buyer must pay (or ensure that the Company pays) the Intercompany Payables to the Seller Group Member, or as the Seller otherwise directs, when they fall due in the ordinary course of business and in no event later than 30 days after Completion.

(b)
On and from Completion, the Seller must pay (or ensure that a Seller Group Member pays) to the Company, or as directed by the Buyer, the Intercompany Receivables when they fall due in the ordinary course of business and in no event later than 30 days after Completion.

9.5   Compliance with Seller Group Member contracts
The Buyer must procure that, on and from Completion, the Company complies with its obligations under any contract between the Company (which for the avoidance of doubt includes any contract that is entered into on the Company’s behalf by an agent) and a Seller Group Member.

9.6   Seller Group Insurance Policies
(a)
The Buyer acknowledges and agrees that as at the date of this document, all insurances in relation to the Company and the Business exist under group insurance policies arranged by the Seller Group and that:

(i)
other than in respect of any Claim arising as a result of any fact, matter or circumstance occurring prior to Completion, such insurances will cease to apply to the Company and the Business on and from Completion; and

(ii)
from Completion, the Buyer will be responsible for arranging any insurances that are necessary, or which it considers are desirable, in relation to the Company and the Business.

(b)
Subject to clause 9.6(c), in the period before, on or after Completion:

(i)
the Seller must make any property damage Claim in connection with the Company or the Business under the Seller Group’s property damage insurance policy for an insurable event occurring in the period prior to Completion, where appropriate or necessary (in the reasonable opinion of the Seller); and

(ii)
except for proceeds relating to a property damage Claim to the extent that the damaged property has been repaired or reinstated prior to Completion, the Seller must ensure and procure that, any proceeds received (net of deductibles) on account of a property damage claim arising out of property damage insurance policy of a Seller Group Member in connection with the Company or the Business are held for the benefit of the Buyer or the Company and are:

(A)
before Completion, utilised for the purposes of repair or reinstatement of the damaged property; or

(B)
on or after Completion, paid to the Buyer or the Company in respect of the relevant loss (or other third parties as required by the policy), within 10 Business Days after receipt.

(c)
For the avoidance of doubt:

(i)
to the extent that there is any Claim or potential Claim under any Seller Group Insurance Policy other than a Claim under a property damage policy as set out in clause 9.6(b) (for example, a Claim under a business interruption policy or public liability policy), the Buyer, and the Company after the Effective Time, have no rights in relation to such Claim including to commence, continue or recover under such Claim; and

(ii)
where an insurance policy is a combined policy which covers property damage and another component of loss (e.g. a property damage and business interruption policy), clause 9.6(b) will only apply to the property damage component of such policy and will not apply to any other component and/or loss under that policy.

(d)
The Buyer agrees to provide all co-operation reasonably required by the Seller Group after Completion with respect to outstanding insurance claims in connection with the Company or the Business.

9.7   Records
(a)
For 12 years after the Completion Date the Buyer will keep and preserve the Company Books, any Records and other documents delivered to it on Completion.

(b)
After Completion the Buyer, upon written request, will permit the Seller to have access to those Company Books, Records and documents during Business Hours as the Seller reasonably requires and at the Seller’s Cost. The Buyer permits the Seller to keep a copy of all Company Books, Records, files and documents on and from Completion and permits the use, and disclosure to a court or third party, of those documents in connection with the conduct or defence of any Claim.

9.8   Wrong Pockets
If, after Completion, the Buyer is or becomes aware that any material asset, Approval, authorisation, tenure or other property that, before the date of this document, is or has been used by the Seller or any of its Related Bodies Corporate for the purposes of conducting the Business, and which is required in order for the Company to operate the Business following Completion, is not effectively held and vested in the Company as at Completion (Further Asset), then the Buyer must promptly notify the Seller in writing and the Seller must, and must procure that its Related Bodies Corporate must, if required by the Buyer, at the Seller’s sole cost (including any Tax):
(a)
acknowledge the Company’s title to that Further Asset and hold the Further Asset on trust for the Company and at the Buyer’s direction; and

(b)
within 10 Business Days of notice being given under this clause, execute all further documents and do all things necessary to transfer, or procure the transfer of, the relevant Further Asset to the Company for the aggregate consideration of $1.00.

9.9   Rollover elections
(a)
The parties acknowledge that the Seller intends to make all necessary elections to ensure that the Seller obtains the capital gains tax rollover relief on disposal of the Shares to the Buyer contained in Subdivision 124-M of the Tax Act.

(b)
The Buyer Guarantor must not, at any time, make a choice under section 124-795(4) of the Tax Act to prevent the Seller from choosing rollover relief under subdivision 124-M of the Tax Act.

(c)
The Buyer Guarantor will, if requested by the Seller, make a choice to obtain the roll-over in subdivision 124-M of the Tax Act with respect to the Shares for the purposes of section 124-780(3)(d) of the Tax Act.

10   Final Adjustment Amount
10.1   Completion Statements
The Seller must, as soon as reasonably practicable after Completion (and, in any event, within 90 days after that date), prepare and deliver to the Buyer drafts of the Completion Statements and the Tax Adjustment Statement together with their draft calculation of the Final Adjustment Amount.
10.2   Calculation of Final Adjustment Amount
The Final Adjustment Amount is to be calculated as follows:
Final Adjustment Amount means the amount (in US$) calculated in accordance with the following formula:
D + E + F + G
Whereby:
D means the Final Net Debt Adjustment Amount (in US$);
E means the Final Working Capital Adjustment Amount (in US$);
F means the Final Tax Adjustment Amount (in US$); and
G means the FX Adjustment.
Final Net Debt Adjustment Amount means the amount (in US$ and which may be positive or negative) equal to the Actual Net Debt Amount less the Estimated Net Debt Amount.
Actual Net Debt Amount means Net Debt (in US$) as at the Effective Time as set out in the Completion Net Debt Statement and calculated in accordance with the Accounting Principles.

Final Working Capital Adjustment Amount means the amount (in US$ and which may be positive or negative) equal to the Actual Working Capital Amount less the Estimated Working Capital Amount.
Actual Working Capital Amount means Working Capital (in US$) as at the Effective Time as set out in the Completion Working Capital Statement and calculated in accordance with the Accounting Principles.
Final Tax Adjustment Amount means the amount (which may be positive or negative) equal to the Actual Tax Adjustment Amount less the Estimated Tax Adjustment Amount.
FX Adjustment means the amount (in US$ and which may be positive or negative) equal to the Estimated Adjustment Amount calculated in the same way as set out in clause 7.1, except that the Base Working Capital will be converted to US$ in accordance with paragraph 2.2 of the Accounting Principles on the basis of the actual AUD to USD foreign exchange rate as at the Effective Time (instead of the Estimated FX Rate) less the Estimated Adjustment Amount.
10.3   Access to information
After Completion, the Buyer shall provide the Seller and its Representatives with reasonable and free access during normal business hours to such personnel, properties, books, records and work papers of the Business which relate to the period prior to Completion as the Seller may reasonably request from time to time, which access shall be provided until the Completion Statements have become final and binding on the Buyer and the Seller.
10.4   Review of Completion Statements and dispute resolution procedure
(a)
The Completion Statements shall become final and binding upon the Buyer and the Seller 30 Business Days following the Buyer’s receipt thereof (including relevant supporting calculations, schedules, analyses and related working papers) unless the Buyer gives written notice of its disagreement with any component of the Completion Statements to the Seller prior to such date, setting out:

(i)
reasonable details of each of the matters in dispute; and

(ii)
a separate Australian Dollar value for each of those matters,

(Dispute Notice).
(b)
If a Dispute Notice is received by the Seller in accordance with clause 10.4(a), then the Completion Statements shall become final and binding upon the earlier of:

(i)
the date on which any disputes with respect to the matters specified in the Dispute Notice are resolved in writing by agreement of the Seller and the Buyer; or

(ii)
the date on which the relevant disputes are finally resolved in writing by the Independent Expert.

(c)
If the Buyer issues a Dispute Notice under clause 10.4(a), the Buyer and the Seller must negotiate in good faith and use commercially reasonable endeavours to resolve the matters the subject of the Dispute Notice and agree upon the form and content of the Completion Statements, within 10 Business Days after the issue of the Dispute Notice (or any longer period agreed in writing between the parties).

(d)
If any of the matters the subject of the Dispute Notice are not resolved and the form and content of the Completion Statements are not agreed in the period referred to in clause 10.4(c), the Seller and the Buyer must within 2 Business Days request the Resolution Institute to appoint an Independent Expert to resolve the unresolved matters the subject of the Dispute Notice.

(e)
The Independent Expert shall consider only such matters that remain in dispute. For the avoidance of doubt, to the extent the Independent Expert’s written statement purports to make any determination with respect to anything other than the disputed items and amounts submitted to the Independent Expert, it shall be disregarded by the Buyer and the Seller.

(f)
The Independent Expert shall determine any disputed items based solely on the provisions of this document, the application of the Accounting Principles and the written submissions of the Seller and the Buyer and the responses to those submissions, and shall not conduct an independent review of any related financial statements.

(g)
In no event may the Independent Expert assign a value to any item greater than the greatest value for such item claimed by either the Seller in the applicable Completion Statement or the Buyer in the Dispute Notice or less than the smallest value for such item claimed by either the Seller in the applicable Completion Statement or the Buyer in the Dispute Notice.

(h)
The Independent Expert shall afford the Seller and the Buyer a reasonable opportunity to make a written submission in support of their respective positions and require that each of the Seller and the Buyer supply the other with a copy of any written submission made to the Independent Expert. The Independent Expert shall provide the Seller and the Buyer a reasonable opportunity to submit a written response to the other’s submission. Unless otherwise agreed by the Independent Expert, all submissions must be provided to the Independent Expert no later than 10 Business Days after the appointment of the Independent Expert.

(i)
The Seller and the Buyer shall use their respective good faith efforts to cause the Independent Expert to render a decision resolving the matters in dispute within 15 Business Days following the submission of such matters to the Independent Expert.

(j)
The Independent Expert must act as an expert and not as an arbitrator. The Independent Expert’s determination shall be set forth in a written statement delivered to the Seller and the Buyer and shall include reasons for each relevant determination unless otherwise agreed to by the Seller and the Buyer and shall be final, binding and non-appealable absent manifest error or fraud.

(k)
All fees and expenses of the Independent Expert shall be shared equally by the Seller, on the one hand, and the Buyer, on the other. Each of the Seller and the Buyer must bear their own costs of any dispute under this clause 10.4.

10.5   Review of Tax Adjustment Statement
Clause 10.4 shall apply, with all necessary changes, to the Tax Adjustment Statement as if the references to Completion Statements were references to the Tax Adjustment Statement and the references to Independent Expert were references to the Tax Expert (unless the Seller and the Buyer agree in writing that an Independent Expert should be appointed, in which case the references to Independent Expert should be to that Independent Expert).
10.6   Payment of Final Adjustment Amount
The absolute value of the:
(a)
Final Adjustment Amount; and

(b)
Final Adjustment Interest Amount,

must be paid:
(c)
if the Final Adjustment Amount is positive, by the Buyer to the Seller; or

(d)
if the Final Adjustment Amount is negative, by the Seller to the Buyer,

within five Business Days after the Completion Statements and the Tax Adjustment Statement become final and binding pursuant to clause 10.4 and clause 10.5.
11   Warranties and representations
11.1   Accuracy of Warranties
(a)
The Seller warrants to the Buyer that each Warranty is true and correct on the date of this document (except where a Warranty is expressed to be given at a particular time, in which case it is given at that time only).

(b)
The Seller warrants to the Buyer that the Title Warranties, Rollover Shares Warranties and the following Business Warranties are also given as at the time immediately before Completion, Business Warranty 5.2, 7, 8.2, 9.1, 10.1, 11, 12, 14, 15, 17 and 18.

11.2   Separate Warranties
Each Warranty is to be treated as a separate warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.
11.3   Matters disclosed
Each Warranty is to be read down and qualified by any information:
(a)
provided for in this document or any agreement entered into pursuant to this document;

(b)
which is otherwise within the actual knowledge of the Buyer, its Related Bodies Corporate or Representatives of the Buyer or its Related Bodies Corporate (except in relation to any adviser, to the extent that the adviser had a bona fide duty of confidence to a third party in respect of the fact, matter or circumstance and could not disclose the fact, matter or circumstance to the Buyer or any employee of the Buyer) as at the date of this document, or which ought reasonably to have been known by any of them having regard to their knowledge of the copper, silver and gold industries generally;

(c)
fairly disclosed in writing to the Buyer by the Seller;

(d)
that would have been disclosed to the Buyer had the Buyer conducted searches prior to the Cut Off Time of records open to public inspection maintained by:

(i)
ASIC,

(ii)
the Fair Work Commission;

(iii)
IP Australia;

(iv)
the PPSR;

(v)
the Australian Government Department of Agriculture, Water and the Environment;

(vi)
the Australian Government Department of Industry, Science, Energy and Resources;

(vii)
the High Court, the Federal Court, the New South Wales Supreme Court and the New South Wales Land and Environment Court,

(viii)
New South Wales Department of Industry — Resources and Energy Division;

(ix)
New South Wales Department of Planning, Industry and Environment;

(x)
New South Wales Environment Protection Authority;

(xi)
New South Wales Land Registry Services, New South Wales Department of Primary Industries — Water;

(xii)
the relevant local governments via applications for planning certificates identifying matters relating to land under sections 149(2) and (5) of the Environmental Planning and Assessment Act 1979 (NSW) and any other relevant Government Agency or utilities;

(xiii)
Commonwealth Department of the Environment;

(xiv)
National Native Title Tribunal; and

(xv)
Office of the Registrar of the Aboriginal Land Rights Act 1983 (NSW);

(e)
fairly disclosed in, or is otherwise reasonably identifiable or determinable from, the Disclosure Material; and

(f)
all other written information and data provided or communicated to the Buyer, its Related Bodies Corporate or any of their Representatives by the Seller or their Representatives on or before the date of this document in connection with the Transaction, including all written information and data provided or communicated as part of or during:

(i)
management presentations conducted by employees or Representatives of the Seller (to the extent identified in any written summary of those management presentations prepared by the Representatives of the Seller);

(ii)
visits by the Buyer to the sites, including the Mine, at which the Company conducts the Business (to the extent identified in any written summary of those site visits prepared by the Representatives of the Seller and provided to the Buyer or its Representatives); and

(iii)
any formal information request process conducted by or on behalf of the Seller in conjunction with the review by the Buyer of the Disclosure Material,

which is or may be inconsistent with that Warranty and, to the extent that any Warranty is incorrect or misleading having regard to any such information, that Warranty is deemed not to have been given. No amount will be recoverable by the Buyer in respect of any breach of Warranty to the extent that the breach arises by reason of or in relation to any such information.
In this clause 11.3, ‘otherwise reasonably identifiable or determinable’ in relation to a fact, matter or circumstance or Liability means reasonably likely to result in a prudent prospective Buyer for value of the business of the type conducted by the Company, that has performed a thorough examination of the Disclosure Material by or through its Representatives and other suitably qualified legal, accounting, financial and other professional advisers and consultants, including industry consultants, acting competently, professionally and collaboratively, becoming aware of, or being put on notice of, the relevant fact, matter, circumstance or Liability.
11.4   Buyer acknowledgements
The Buyer acknowledges and agrees that, notwithstanding any other provision of this document:
(a)
in relation to Forward Looking Information:

(i)
the Seller Group is under no obligation to provide Forward-Looking Information but may do so for illustrative purposes or to assist the Buyer in forming its own views;

(ii)
there are uncertainties inherent in Forward-Looking Information given that different opinions may be held in respect of Forward-Looking Information;

(iii)
the Buyer takes full responsibility for making its own independent evaluation of the adequacy and accuracy of Forward-Looking Information provided to it and the Buyer warrants and represents that it is capable of so doing; and

(iv)
the Seller Group gives no warranty or representation, express or implied, in relation to Forward-Looking Information and is not liable under any Claim arising out of or relating to any Forward-Looking Information;

(b)
the Seller Group gives no warranty or representation, express or implied, in relation to:

(i)
any economic, fiscal or other similar interpretations or evaluations by the Seller or any person acting on behalf of or associated with the Seller or any other person;

(ii)
the principles to be applied by Government Agencies with respect to the regulation of the mining industry or any part of it and, in particular, matters affecting production, revenue, labour costs, prices and changes and service levels; and

(iii)
the regulation of the mining industry (including any act or omission by any Government Agency) and other industries (and the relationship of such other industry regulation to the regulation of the mining industry);

(c)
it has received and understood the contents of the Disclosure Materials;

(d)
it has had the opportunity to conduct due diligence and has satisfied itself in relation to matters arising from the Due Diligence;

(e)
irrespective of whether or not the Due Diligence was as full or exhaustive as the Buyer would have wished, it has nevertheless independently and without the benefit of any inducement, representations or warranty (other than the Warranties) from the Seller Group, its officers, employees, advisors or agents, decided to enter into, and agreed to the terms under, this document;

(f)
the disclosures regarding the Company and the Business including, the information, forecasts and statements of intent contained in material provided to the Buyer and made in management presentations are accepted by the Buyer and that neither the Seller Group nor any of its agents, directors, officers, employees or advisers has made or makes any representation or warranty as to the accuracy or completeness of those disclosures or that information;

(g)
other than for fraud, neither the Seller Group nor any of its agents, directors, officers or employees:

(i)
accepts any duty of care in relation to the Buyer in respect of any disclosure or the provision of any information referred to in clause 11.4(f); or

(ii)
is to be liable to the Buyer or its Related Bodies Corporate if, for whatever reason, any such information is or becomes inaccurate, incomplete or misleading in any particular way; and

(h)
subject to any law to the contrary and except as expressly provided in the Warranties, all terms, conditions, representations, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded, and, other than for fraud, the Seller (on behalf of itself and the Seller Group) disclaims all Liability in relation to them, to the maximum extent permitted by law.

11.5   Release
To the maximum extent permitted by law, other than for fraud, the Buyer releases each Indemnified Person from, and agrees not to make, and waives any right it might have to make, any Claim against any Indemnified Person in relation to anything referred to in clause 11.4.
11.6   No knowledge of Warranty breach
(a)
The Buyer represents and warrants that, on the basis of the Due Diligence and other information of which it is aware as at the date of this document, it does not have knowledge or belief of any matter which is, or would with the passage of time be reasonably likely to become, a breach of any Warranty other than any potential breaches of a Warranty disclosed in the Disclosure Material.

(b)
The Seller acknowledges that the representation and warranty given by the Buyer in clause 11.6(a) does not give the Seller a cause of action against the Buyer and may only be raised by the Seller as a defence to any Claim by the Buyer.

11.7   Personal Liability
The Buyer acknowledges and agrees that, other than for fraud:
(a)
no natural person will bear any Liability to the Buyer or its Related Bodies Corporate under or in connection with this document or the Transaction;

(b)
no existing or former Representative of the Seller or its Related Bodies Corporate, acting in that capacity in relation to the Transaction, will bear any Liability to the Buyer or its Related Bodies Corporate in respect of any act, matter, or thing which occurred before, on or after Completion;

(c)
neither it nor any of its Related Bodies Corporate may commence any proceeding or make any claim or allegation in connection with the Business or the Transaction against the persons referred to in clauses 11.7(a) and 11.7(b); and

(d)
the persons referred to in clauses 11.7(a) and 11.7(b) are entitled to the benefit of this clause 11.7 and the Seller holds such benefit on trust for those persons and the Seller is entitled to enforce this clause 11.7 on behalf of those persons.

12   Limitations of Liability
12.1   Notice of Claims
If the Buyer becomes aware of any matter or circumstance that may give rise to a Claim under or in connection with this document:
(a)
the Buyer must promptly and without delay give notice of the Claim to the Seller; and

(b)
the notice must contain full details of:

(i)
the facts, matters or circumstances that may give rise to the Claim;

(ii)
if it is alleged that the facts, matters or circumstances referred to in paragraph (i) constitute a breach of this document, the basis for that allegation; and

(iii)
an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

12.2   Third Party Claims
If the matter or circumstance that may give rise to a Claim against the Seller under or in connection with this document, is a result of or in connection with a Claim (including a potential Claim) by or liability to a third party (Third Party Claim) (which, for the avoidance of doubt, includes a Tax Assessment) then:
(a)
the Buyer must promptly and without delay give notice of the Third Party Claim to the Seller;

(b)
the notice must contain full details of:

(i)
the facts, matters or circumstances that may give rise to the Third Party Claim;

(ii)
if it is alleged that the facts, matters or circumstances referred to in sub-clause (i) constitute a breach of this document, the basis for that allegation; and

(iii)
an estimate of the amount of the Loss, if any, arising out of or resulting from the Third Party Claim or the facts, matters or circumstances that may give rise to the Third Party Claim;

(c)
at the expense and direction of the Seller, the Buyer must:

(i)
take such action (including legal proceedings or making claims under any insurance policies) as the Seller may reasonably require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; and

(ii)
offer the Seller the option to assume defence of the Third Party Claim for and on behalf and in the name of the Company at any time; and

(d)
the Buyer must not settle, make any admission of liability or compromise any Third Party Claim, or any matter which gives or may give rise to a Third Party Claim, without the prior consent of the Seller, such consent may be withheld or delayed by the Seller (at their absolute discretion), and must at all times act reasonably and in good faith, having regard to the likelihood of success and not take or persist in any course that might reasonably be regarded as harmful to the goodwill, reputations, affairs or operation of any Seller Group Member.

12.3   Seller to defend Claim
If the Seller exercises the option in clause 12.2(c)(ii), then:
(a)
the Buyer agrees to co-operate with the Seller and do all things reasonably requested by the Seller in respect of the Third Party Claim to enable the Seller to assume defence of the Third Party Claim on behalf of and in the name of the Company;
(b)
the Seller agrees, at its own expense, to defend the Third Party Claim;

(c)
the Seller may settle or compromise the Third Party Claim with the consent of the Buyer, such consent not to be unreasonably withheld; and

(d)
the Seller agrees to consult with the Buyer in relation to the conduct of the Third Party Claim and not take or persist in any course that might reasonably be regarded as harmful to the goodwill or reputation of the Buyer or the Company.

12.4   Seller not liable
The Seller is not liable to the Buyer (or any person deriving title from the Buyer) for any Claim under or in connection with this document or the Transaction:
(a)
if the Buyer fails to comply strictly with clause 12.1 or clause 12.2 as the case may be;

(b)
if the Buyer has ceased after Completion to own or Control the Company;

(c)
if the Claim is as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of any Buyer Group Member or Company after Completion;

(d)
if the Claim is in relation to any liability which is contingent, prospective, not ascertained or ascertainable, unless and until such liability becomes an actual liability and is due and payable;

(e)
the Claim related to an amount on account of legal costs which were not reasonably incurred by the Buyer;

(f)
arising out of or in connection with Forward Looking Information;

(g)
to the extent the Claim arises or is increased as a result of an increase in the rates, method of calculation or scope of Tax after the date of this document;

(h)
to the extent the Claim could only have been avoided by a member of the Seller Group breaching its obligations at law or under this document or an agreement entered into pursuant to this document;

(i)
to the extent the Claim arises or is increased as a result of any change in Accounting Standards (or the adoption of a different accounting group policy or position than was previously adopted by the Company prior to Completion) after the date of this document;

(j)
if the Claim arises or is increased as a result of action taken or not taken by the Seller after consultation with and the prior approval of the Buyer;

(k)
to the extent an allowance, note, reserve, accrual or provision has been made for any fact, matter or circumstance giving rise to a Claim in the Last Accounts;

(l)
to the extent an allowance, reserve, accrual or provision has been made for any fact, matter or circumstance giving rise to a Claim in the Completion Net Debt Statement and/or Completion Working Capital Statement;

(m)
if the Buyer was aware on or before the date of this document of any fact, matter or circumstance, which gives rise to or forms the basis of the Claim; or

(n)
if the Claim arises from, or to the extent the Claim is increased as a result of or in consequence of, as applicable:

(i)
any change to, or the announcement, introduction or enactment of, any legislation, regulation, order or rule; or

(ii)
any change in the interpretation of any legislation, regulation, order or rule by any Government

Agency or judicial body, or of any practice or policy of any Government Agency or judicial body, as the case may be, after the date of this document (including where such change takes effect retrospectively).
12.5   Other limitations
In addition to the exclusions in clause 12.4, the Seller is not liable to the Buyer (or any person deriving title from the Buyer) for any Tax Claim to the extent that the Tax Claim arises from, or is increased as a result of or in consequence of, as applicable:
(a)
the failure by the Company or a Buyer Group Member after Completion, in a timely manner, to:

(i)
lodge any return, notice, objection or other document;

(ii)
claim all or any portion of any allowance, deduction, credit, rebate or refund;

(iii)
disclose or correctly describe in any return, notice, objection or other document any fact, matter or thing;

(iv)
make any rollover or other election, claim or application to any Government Agency; or

(v)
take any other action which the Company or a Buyer Group Member is required or permitted to take under this document or any Tax Law;

(b)
any Tax that has been paid or discharged;

(c)
an act, omission or occurrence occurring (including any income recognised) on or after the Effective Time or any Tax that relates to any Tax Period (or part thereof) after the Effective Time (for clarity, Tax can relate to a Tax Period in circumstances where the Tax is not assessed by reference to a period (e.g. Duty));

(d)
the failure by the Buyer to supply to the Seller, on a timely basis, information which is reasonably requested by the Seller in relation to the particular Claim;

(e)
the Buyer, a Buyer Group Member or any Related Body Corporate of the Buyer taking a position in relation to the application of a Tax Law that is inconsistent with the position adopted before Completion (including any position adopted in relation to the calculation of any reserve or provision relating to Tax in the Last Accounts) unless that position is required under a Tax Law;

(f)
a matter that is timing in nature, to the extent that a benefit (including the non-inclusion of an amount in assessable income) is actually received by the Company or a Buyer Group Member in a different period;

(g)
the Company joining a new group for Tax purposes on or after Completion; or

(h)
a failure by the Company or a Buyer Group Member to:

(i)
recover GST from the recipient of a supply after Completion; or

(ii)
claim an input tax credit that is available after Completion to be claimed by the Company or a Buyer Group Member.

The Buyer must notify the Seller of any change described in clause 12.5(e) describing the circumstances of the inconsistent position at least 15 Business Days before the relevant Buyer Group Member adopts it.
12.6   Recovery
Where a Buyer Group Member or the Company is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Claim, the Buyer will:
(a)
use its reasonable endeavours to recover (or procure the Company or Buyer Group Member recovers) that sum before making the Claim;

(b)
keep the Seller at all times fully and promptly informed of the conduct of such recovery; and

(c)
reduce the amount of the Claim by the amount of the recovered sum.

If the recovery is delayed until after the Claim has been paid by the Seller to the Buyer, clause 12.13 will apply.
12.7   Adjustment to Purchase Price
Excluding payments made as part of Completion:
(a)
if payment is made by the Seller to the Buyer under this document, the payment is to be treated as a reduction in the purchase price; and

(b)
if payment is made by the Buyer to the Seller under this document, the payment is to be treated as an increase in the purchase price.

12.8   Time limit on Claim
The Buyer may not make any Claim under this document or otherwise relating to or in connection with the matters dealt with in this document (including for breach of a Warranty or under the Tax Indemnity) unless full details of the Claim have been notified to the Seller in accordance with clause 12.1 or clause 12.2 within:
(a)
for Tax Claims — 5 years after Completion; and

(b)
for all other Claims — 18 months after Completion.

A Claim will not be enforceable against the Seller and is to be taken for all purposes to have been withdrawn unless any legal proceedings in connection with the Claim are commenced within 6 months after written notice of the Claim is served on the Seller in accordance with clause 12.1 or clause 12.2.
12.9   Minimum amount of Claim
The Buyer may not make any Claim under this document or otherwise relating to or in connection with the matters dealt with in this document (including for breach of a Warranty):
(a)
if the amount of the Claim is less than $10,000,000; and

(b)
unless and until the aggregate amount of all Claims properly made under this document exceeds $25,000,000.

12.10   Maximum Liability
(a)
Subject to clause 12.10(b), the Seller’s total liability for loss or damage of any kind not excluded by clause 12.11 however caused, in contract, tort, (including negligence), under any statute or otherwise under or in connection with this document or its subject matter is limited in respect of:

(i)
a Title Warranty Claim — 100% of the Purchase Price; and

(ii)
any and all other Claims in aggregate (except for those specified in clause 12.10(a)(i)) made under or in connection with this document — 20% of the Purchase Price.

(b)
The maximum aggregate liability of the Seller for loss or damage of any kind in respect of any and all Claims under or connection with this document, whenever made, is limited to 100% of the Purchase Price.

12.11   Exclusion of consequential liability
Notwithstanding any other provisions of this document, the Seller excludes all liability for any economic loss, indirect and consequential loss or damage which includes any:
(a)
loss of income, profits or business;

(b)
any failure to achieve any anticipated savings;

(c)
damage to goodwill or reputation;

(d)
loss of opportunity; and

(e)
punitive or exemplary damages that may otherwise be awarded against it,

whether arising in contract, tort (including negligence), under any statute or otherwise arising under or in connection with this document or its subject matter.
12.12   Insured Claim or loss
(a)
The Seller will not be liable for any Claim under or in connection with this document, unless the Buyer has first caused the Company to make a Claim under any insurance policy held by that Company which may cover that Claim and that Claim has been denied in whole or in part by the relevant insurer. If the Buyer has still incurred some damage or Loss, that remaining amount will be the amount of the Buyer’s Loss for the purposes of this document.

(b)
On Completion, the Buyer must, or must procure that the Company, takes out insurance policies with reputable insurers:

(i)
on terms and coverage no less favourable than the Seller Group Insurance Policies which are in existence as at the date of this document; and

(ii)
which provide coverage for the Company, the Business and the Assets in respect of the period on and from Completion.

12.13   Later recoveries
If, after the Seller has made a payment to the Buyer pursuant to a Claim under or in connection with this document, the Buyer, the Company or any Buyer Group Member receives a payment or benefit (including any benefit in relation to Tax not otherwise taken into account under clause 12.15) in relation to the fact, matter or circumstance to which the Claim related, then the Buyer must repay to the Seller the amount of the payment or benefit received or, if less, the amount of the payment or benefit which was received by the Company or Buyer Group Member (as the case may be).
12.14   Obligation to mitigate
Nothing in this clause 12 in any way restricts or limits the general obligation at law of the Buyer to mitigate any Loss or damage which it or the Company may incur in consequence of any breach by the Seller of the terms of this document including breach of a Warranty.
12.15   Tax benefit
In calculating the Liability of the Seller for a Claim arising under or in connection with this document, there must be taken into account any benefit accruing to the Company or a Buyer Group Member, including any amount by which any Tax for which the Company or a Buyer Group Member is, or may be liable to be, assessed or accountable is reduced or extinguished in the income year in which the Seller is required to pay any monies in relation to the Claim or any earlier income year (including any amount of any relief, allowance, exemption, exclusion, set off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of Tax under any law obtained or obtainable by the Company or a Buyer Group Member), arising directly or indirectly from the matter that gives rise to that Claim.
12.16   No double recovery
The Buyer is not entitled to recover any Liability or obtain payment, reimbursement, restitution, indemnity or damages more than once in respect of any one Liability, shortfall, deficiency or other set of circumstances which gives rise to more than one Claim by the Buyer under or in connection with this document.

12.17   Statutory actions
(a)
To the maximum extent permitted by law, the Buyer agrees not to make, and releases any right it may have to make, against the Seller, each Seller Group Member or any of their Representatives, any Claim based on:

(i)
Part 7.10 (including section 1041H) of the Corporations Act;

(ii)
Part 2 Division 2 (including section 12DA or 12DB) of the Australian Securities and Investments Commission Act 2001 (Cth);

(iii)
the Australian Consumer Law (as contained in Schedule 2 to the Competition and Consumer Act 2010 (Cth) or the corresponding provision of any Australian State or Territory legislation); or

(iv)
a corresponding or similar provision under any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws, (each a “Statutory Claim”), for any act or omission in respect of the Company, the Business or the Assets or for any statement or representation about any of those things which is not expressly contained in this document.

(b)
The Buyer indemnifies and agrees to hold harmless each Indemnified Person from and against all Liability arising directly or indirectly from or in connection with a Statutory Claim made against any Seller Group Member by the Buyer under or in connection with this document. The Seller holds the benefit of this clause 12.17 on trust for each other Indemnified Person to the extent that this clause 12.17 applies to those Indemnified Persons, and the Seller is entitled to enforce this clause 12.17 on behalf of those other Indemnified Persons.

12.18   Remedies for breach of Warranties
Notwithstanding any other provision of this document, the Buyer acknowledges and agrees that:
(a)
the Buyer is the only person entitled to make a Claim for breach of a Warranty; and

(b)
its sole remedy for breach of a Warranty is damages.

12.19   Knowledge and belief
Where a Warranty is given to the Seller’s awareness, knowledge or belief, including to the best of its knowledge, awareness or belief or so far as the Seller is aware, the Seller will be deemed to know or be aware of a particular fact, matter or circumstance only if one or more of:
(a)
[***];

(b)
[***];

(c)
[***]; and

(d)
[***],

is actually aware of that fact, matter or circumstance as at the date of this document or ought to have been aware as at the date of this document after having made reasonable enquiries of their direct reports. No other knowledge will be imputed to the Seller. The Buyer acknowledges and agrees that each individual referred to in this clause 12.19 is not in any way personally responsible for the accuracy of the Warranties and will not be personally liable for any Claim.
12.20   Insurance
The Seller will not be liable for any Claim under or in connection with this document if and to the extent that the Loss in respect of which the Claim is made: (i) is covered by a policy of insurance, or (ii) would have been covered if the policies of insurance for the benefit of the Company in force as at Completion had been maintained after Completion on no less favourable terms.

12.21   Independent limitations
Each qualification and limitation in this clause 12 is to be construed independently of the others and is not limited by any other qualification or limitation.
13   Taxation
13.1   Tax Indemnity
(a)
Subject to Completion occurring, the Seller agrees that, if at any time the Company receives or suffers a Tax Assessment, then the Seller must pay the Buyer, an amount equal to the Tax Assessment Amount for that Tax Assessment, except to the extent that the Seller’s liability is limited or qualified under this document.

(b)
No Claim may be made in respect of Tax other than a Tax Claim.

13.2   Payment
No amount is payable under clause 13.1 or in relation to a breach of a Tax Warranty to the Buyer until the later of:
(a)
5 Business Days before the latest date on which the Tax Assessment Amount may lawfully be made without incurring any penalty or additional tax for late payment;

(b)
10 Business Days after receiving notice of the relevant Tax Claim under clause 12.1;

(c)
if a Government Agency has agreed to defer recovery of some or all of the Tax Assessment Amount, 5 Business Days before the last date (taking into account any extensions) on which the Government Agency may commence recovery of that Tax Assessment Amount; and

(d)
if bona fide discussions are being conducted with a Government Agency in relation to deferring the recovery of some or all of any Tax, 5 Business Days following the date on which the Government Agency confirms in writing that it will not defer the recovery of that Tax.

13.3   Refund
If:
(a)
following payment by the Seller of an amount in connection with a Tax Claim, an amount of Tax which is referable to the Tax Claim is refunded either in cash or by credit to a Buyer Group Member or the Company (including any amount or credit received following a successful objection or appeal); or

(b)
a Buyer Group Member or the Company receives (whether in cash or by way of credit or offset against an amount owed to a Government Agency) or would be entitled to receive a refund of all or part of an amount of Tax that was paid by the Company or the Seller, or a payment in relation to Tax in respect of a period prior to the Effective Time, then the Buyer must immediately pay:
(c)
in the case of clause 13.3(a), notify the Seller (in writing) of the amount of the refund and pay an amount to the Seller, equal to the lesser of the refund and the amount of the payment made by the Seller with respect to the particular Tax Claim; and/or

(d)
in the case of clause 13.3(b), notify the Seller (in writing) of the amount of the refund or payment and pay an amount to the Seller equal to the refund.

For the purposes of clause 13.3(b), in determining whether a Buyer Group Member or the Company receives or would be entitled to receive a refund of an amount of Tax, treat the Tax Period in which the Effective Time occurs (“Straddle Tax Period”) as two distinct Tax Periods with the first commencing at the beginning of the Straddle Tax Period and ending on the Effective Time and the second commencing immediately after the Effective Time and ending at the end of the Straddle Tax Period.

13.4   Gross up
(a)
If a party (the “payor”) is liable to pay an amount to another party (the “recipient”) under a Claim, and as a consequence of the payment, an amount of assessable income arises for the recipient under a Tax Law then the payment must be grossed up by such an amount as is necessary to ensure that the net amount retained by the recipient after any such payment of Tax equals the amount the recipient would have retained had the Tax not been payable.

(b)
For the purposes of this clause 13.4 an amount of assessable income will be taken to arise for the recipient to the extent that an amount of assessable income arises for a member of a Consolidated Group of which the recipient is a member.

13.5   Pre-Effective Time Tax matters
(a)
Except in relation to the preparation and lodgement of a Pre-Effective Time Tax Return or a Straddle Return (to which clause 14.1 or clause 14.2 applies), the parties agree that without limiting the Seller’s rights or Buyer’s obligations under this document, the Buyer must keep the Seller informed of any disclosures made to any Government Agency which relate to any event, act, matter or transaction or amount derived (or deemed to be derived) by the Company or expenditure incurred by the Company before, on, or as a result of, the Effective Time (Pre-Effective Time Tax Event).

(b)
The Buyer agrees that it will (and will procure that, from Completion, the Company will):

(i)
not disclose any information to a Government Agency to the extent to which it relates to a Pre-Effective Time Tax Event without the prior written consent of the Seller (not to be unreasonably withheld), except as required by law (in which case notice must be provided to Seller at least 10 Business Days prior to such disclosure, unless such notice is prohibited by law or it is impossible to provide notice at least 10 Business Days prior to such disclosure, in which case the Seller will give notice as soon as possible);

(ii)
not file, or cause to be filed, any amended Tax Return or seek any advice from a Government Agency (including seeking a ruling) for the Company which relates to a Tax Period (or part thereof) ending on or before the Effective Time without the prior written consent of the Seller;

(iii)
promptly provide the Seller with copies of any correspondence with, or material provided to or by, a Government Agency and keep the Seller informed of any communications with any Government Agency in relation to any Pre-Effective Time Tax Event. In the case of correspondence or material provided to a Government Agency, such copies must be provided at least 10 Business Days prior to the provision of the correspondence or material to the Government Agency; and

(iv)
in the event that a Government Agency commences an audit or investigation of the Company which relates (whether in whole or in part) to a Tax Period which commenced before the Effective Time:

(A)
the Buyer must allow the Seller, at its own expense, to participate in any dealings with the Government Agency with respect to the audit or investigation; and

(B)
the Buyer must not enter into any settlement with respect to the audit or investigation without the Seller’s written consent.

If, as a result of an audit or investigation to which this clause 13.5(b)(iv) applies, the Buyer notifies the Seller of a Claim in accordance with clause 12.1 or clause 12.2, clause 12.3 will thereafter apply with respect to the conduct of the audit or investigation and not clause 13.5(b).

14   Tax returns
14.1   Tax Returns before Effective Time
The Seller must prepare and the Buyer must lodge all Tax Returns for the Company for any Tax Period that ends on or before the Effective Time and which have not been lodged before the Effective Time (Pre-Effective Time Return). For the avoidance of doubt this clause 14.1 does not apply to the consolidated income Tax Return of the Seller Consolidated Group.
14.2   Tax Returns after Effective Time
The Buyer must prepare and lodge all Tax Returns for the Company for any:
(a)
Tax Period commencing before the Effective Time but ending after the Effective Time (Straddle Return); or

(b)
Tax Period commencing on or after the Effective Time.

14.3   Copy of Straddle Return
The Buyer must provide a copy of any Straddle Return to the Seller together with any work papers relating to the Straddle Return no less than 20 Business Days (or 10 Business Days if it is a GST return) prior to its due date for lodgement with a Government Agency.
14.4   Review of Straddle Return
The Seller will have a period of 15 Business Days (or a period of 7 Business Days if a GST return) from receipt of a Straddle Return (Tax Return Review Period) in which to review the Straddle Return and provide the Buyer with any comments that relate to the period before the Effective Time. If the Seller does not provide comments to the Buyer within the relevant Tax Return Review Period, the Seller is deemed to agree with the manner in which the Straddle Return has been prepared.
14.5   Incorporation of comments into Straddle Returns
(a)
The Buyer must give the Seller notice in writing within 3 Business Days of receiving the Seller’s comments advising whether all of the Seller’s comments have been incorporated into the Straddle Return and to the extent that the Seller’s comments have not been incorporated into the Straddle Return, detailed reasons why those comments were not incorporated (Confirmation Notice).

(b)
If the Buyer does not incorporate all of the Seller’s comments, the Seller may provide the Buyer with a notice of dispute within 3 Business Days of receipt of the Confirmation Notice (Tax Dispute Notice).

(c)
If the Seller does not provide a Tax Dispute Notice in relation to a Straddle Return in accordance with clause 14.5(b), the Seller is deemed to have agreed to the content of the Straddle Return.

(d)
If the Seller provides a Tax Dispute Notice in accordance with clause 14.5(b), the parties agree to work together to resolve the dispute (Tax Return Dispute) as soon as reasonably possible. If the dispute remains unresolved 3 Business Days following receipt of the Tax Dispute Notice, the parties agree to refer the dispute to a Tax Expert in accordance with clause 14.8.

(e)
The Buyer must, subject to clause 14.5(f), amend any Straddle Return which is the subject of a Tax Dispute Notice in accordance with the Tax Expert’s decision prior to lodgement.

(f)
If a Straddle Return is due for lodgement before the process in this clause 14.5 completed, the Buyer must, to the extent it will not be a breach of applicable law, delay lodgement of the Straddle Return until such time that the Tax Expert has made a decision, unless otherwise agreed with the Seller.

14.6   Access and assistance
The parties agree to provide each other with all reasonable assistance and access to records and documents (including all electronic records and documents) required to comply with this clause 14. The parties must also provide reasonable access to any Representative or other person who has information relating to the Company which is necessary to comply with this clause.
For the avoidance of doubt, nothing in this clause 14.6 requires the Seller to provide access to or copies of any Tax Returns, work papers or other documentation of the Seller Consolidated Group.
14.7   Costs
Each party must pay its own costs in connection with this clause 14.
14.8   Tax Expert
(a)
The Seller and the Buyer may make submissions to the Tax Expert in relation to the Tax Return Dispute.

(b)
The Tax Expert is appointed as an expert and not an arbitrator and will determine the procedures for settling the Tax Return Dispute.

(c)
The Tax Expert must provide written notice of its decision on the Tax Return Dispute to the Seller and the Buyer and the decision of the Tax Expert is conclusive and binding on the parties in the absence of manifest error.

(d)
The Seller will pay one half of the Tax Expert’s costs and expenses in relation to the Tax Return Dispute and the Buyer will pay one half of the Tax Expert’s costs and expenses in relation to the Tax Return Dispute.

15   Buyer and Buyer Guarantor warranties
15.1   Buyer and Buyer Guarantor warranties
Each of the Buyer and Buyer Guarantor warrants and represents to the Seller that each of the following statements is correct, and not misleading in any material respect, on the date of this document (unless otherwise stated) and will be correct and not misleading as at Completion as if made on and as at each of those dates:
(a)
it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as its business is now being conducted;

(b)
it has the power to enter into and, subject to clause 2.1, perform this document and, subject to clause 2.1, has obtained all necessary consents and authorisations to enable it to do so;

(c)
the entry into and performance of this document by it does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which it is bound;

(d)
this document constitutes valid and binding obligations upon it enforceable in accordance with its terms by appropriate legal remedy;

(e)
this document and Completion do not conflict with or result in a breach of or default under any applicable law, any provision of its constitution or any material term or provision of its constitution or any material term or provision of any agreement or deed or writ, order or injunction, judgment, law, rule or regulation to which it is party or is subject or by which it is bound;

(f)
it is not Insolvent;

(g)
the Buyer is a wholly-owned subsidiary of the Buyer Guarantor;

(h)
on issue, the Rollover Shares issued to the Seller will be:

(i)
validly issued, fully paid and non-assessable; and

(ii)
free from all Encumbrances except for any such Encumbrances under the constitution of Buyer Guarantor;

(i)
all of the Rollover Shares issued to the Seller will be issued at the Rollover Share Issue Price;

(j)
all holders of Buyer Guarantor Class B Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Buyer Guarantor Class B Shares convert into Buyer Guarantor Class A Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the Business Combination, including, but not limited to those anti-dilution protections in Article 17 of the Memorandum and Articles of Association;

(k)
the Buyer Guarantor has dealt with the Sellers on an arm’s length basis with respect to the acquisition of the Shares;

(l)
the Buyer Guarantor is the ultimate holding company (as defined in the Tax Act) of a wholly-owned group (as defined in the Tax Act) that includes the Buyer as a member;

(m)
it has not, and will not, make a choice to deny rollover relief for the Seller and nothing has happened which would deny rollover relief under section 124-780(3)(f) of the Tax Act;

(n)
the Buyer has sufficient financial and technical resources to enable it to procure compliance by the Company, post-Completion, with the conditions of all Mining Tenements;

(o)
it has not caused the Seller to incur any Liability by virtue of section 16C of the Privacy Act 1988 (Cth);

(p)
the board of directors of Buyer Guarantor has: (i) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (ii) approved the transactions contemplated by this document as a Business Combination; (iii) determined that this document is in the best interests of Buyer Guarantor and the shareholders of Buyer Guarantor, and declared it advisable, to enter into this document and each of the Transactions, (iv) approved this document and the Transactions, in each case, on the terms and subject to the conditions of this document, and (v) adopted a resolution recommending that this document be adopted by the shareholders of Buyer Guarantor (the “Buyer Guarantor Board Recommendation”);

(q)
as of the date hereof, there is at least $250,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 28, 2021, by and between Buyer Guarantor and the Trustee (the “Trust Agreement”);

(r)
as of the date hereof, there are no claims or proceedings pending with respect to the Trust Account and since July 29, 2021, Buyer Guarantor has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement);

(s)
as of the date hereof, following the Completion, no shareholder of Buyer Guarantor shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its Buyer Guarantor Class A Shares for redemption pursuant to the Buyer Guarantor Shareholder Redemption.

(t)
the Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer Guarantor and the Trustee, enforceable in accordance with its terms;

(u)
there are no side letters and there are no contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would entitle any Person (other than shareholders of Buyer Guarantor who shall have elected to redeem their Buyer Guarantor Class A Shares pursuant to the Buyer Guarantor Shareholder Redemption or the underwriters of Buyer Guarantor’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account;

(v)
the share capital of Buyer Guarantor consists of 221,000,000, including (i) 200,000,000 Buyer Guarantor Class A Shares, (ii) 20,000,000 Buyer Guarantor Class B ordinary shares with a par value of US$0.0001 each (Buyer Guarantor Class B Shares) and (iii) 1,000,000 preference shares, with a par value of US$0.0001 each (Buyer Guarantor Preference Shares), of which (A) 26,514,780 Buyer Guarantor Class A Shares are issued and outstanding as of the date of this document, (B) 6,628,695 Buyer Guarantor Class B Shares are issued and outstanding as of the date of this document and (C) no Buyer Guarantor Preference Shares are issued and outstanding as of the date of this document. Buyer Guarantor has issued 14,373,564 Buyer Guarantor Warrants that entitle the holders to purchase Buyer Guarantor Class A Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Buyer Guarantor Ordinary Shares and Buyer Guarantor Warrants (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable law, and (iii) were not issued in breach or violation of any pre-emptive rights or contract;

(w)
except for this document and the transactions contemplated hereby (including the financing arrangements for the transactions contemplated in this agreement) and the Buyer Guarantor Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Buyer Guarantor Ordinary Shares or the equity interests of Buyer Guarantor, or any other contracts to which Buyer Guarantor is a party or by which Buyer Guarantor is bound obligating Buyer Guarantor to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Buyer Guarantor, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or other compensatory or incentive equity rights in Buyer Guarantor;

(x)
there are no outstanding bonds, debentures, notes or other indebtedness of Buyer Guarantor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Buyer Guarantor’s shareholders may vote;

(y)
the Rollover Shares, when issued in accordance with this document, will be duly authorized and validly issued, and will be fully paid and non-assessable and free of pre-emptive rights, subscription rights or any similar right under any provision of Law, Buyer Guarantor’s organizational documents or any contract to which Buyer Guarantor is a party or by which Buyer Guarantor is bound; and

(z)
the issued and outstanding units of Buyer Guarantor, each such unit comprised of one Buyer Guarantor Class A Share and one-third of one Buyer Guarantor Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MTAL-U”. The issued and outstanding Buyer Guarantor Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MTAL”. The issued and outstanding Buyer Guarantor Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MTAL-WS”. There is no action pending or, to the knowledge of Buyer Guarantor, threatened against Buyer Guarantor by the SEC with respect to any intention by such entity to deregister the Buyer Guarantor Class A Shares or Buyer Guarantor Warrants. None of Buyer Guarantor or its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Guarantor Class A Shares or Buyer Guarantor Warrants under the Exchange Act except as contemplated by this document;

(aa)
on Completion, all Buyer Guarantor Class B Shares will convert to Buyer Guarantor Class A Shares on a one-for-one basis without any anti-dilution adjustment; and

(bb)
the Proxy Statement (and any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933 (the “Securities Act”). On the date the Proxy Statement is first mailed to the Buyer Guarantor shareholders, and at the time of the Extraordinary General Meeting, none of the information relating to Buyer Guarantor supplied or to be supplied by Buyer Guarantor or its Related Bodies

Corporate, Affiliates or Representatives in the Proxy Statement (together with any amendments or supplements thereto), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Buyer Guarantor makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Buyer Guarantor by or on behalf of Seller specifically for inclusion in the Proxy Statement.
15.2   Indemnity
The Buyer and the Buyer Guarantor indemnify the Seller against any Loss that the Seller may incur to the extent caused by any breach of the warranties and representations in clause 15.1.
16   Guarantee and indemnity
16.1   Consideration
The Buyer Guarantor acknowledges that the Seller is acting in reliance on the Buyer Guarantor incurring obligations and giving rights under this Guarantee.
16.2   Guarantee
(a)
The Buyer Guarantor unconditionally and irrevocably guarantees to the Seller the Buyer’s compliance with the Buyer’s obligations in connection with this document, including each obligation to pay money.

(b)
If the Buyer does not comply with those obligations on time and in accordance with this document, then the Buyer Guarantor agrees to comply with those obligations on demand from the Seller. A demand may be made whether or not the Seller has made demand on the Buyer.

16.3   Indemnity
The Buyer Guarantor indemnifies the Seller against any liability or loss arising from, and any Costs it incurs, if:
(a)
the Buyer does not, or is unable to, comply with an obligation it has (including any obligation to pay money) in connection with this document; or

(b)
an obligation the Buyer would otherwise have under this document (including an obligation pay money) is found to be void, voidable or unenforceable; or

(c)
an obligation the Buyer Guarantor would otherwise have under clause 16.2 is found to be void, voidable or unenforceable; or

(d)
a representation or warranty by the Buyer in this document is found to have been incorrect or misleading when made or taken to be made.

The Buyer Guarantor agrees to pay amounts due under this clause on demand from the Seller.
The Seller need not incur expense or make payment before enforcing this right of indemnity.
16.4   Extent of guarantee and indemnity
Each of the Guarantee in clause 16.2 and the indemnity in clause 16.3 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Buyer’s obligations in connection with this document. The Buyer Guarantor waives any right it has of first requiring the Seller to commence proceedings or enforce any other right against the Buyer or any other person before claiming from the Buyer Guarantor under this Guarantee.

16.5   Obligation to pay interest
The Buyer Guarantor agrees to pay interest at the Interest Rate on any amount under this Guarantee which is not paid on the due date for payment and is not otherwise incurring interest.
The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 365 days.
The Buyer Guarantor agrees to pay interest under this clause on demand from the Seller.
16.6   Compounding
Interest payable under clause 16.5 which is not paid when due for payment may be added to the overdue amount by the Buyer at intervals which the Seller determines from time to time or, if no determination is made, every 30 days. Interest is payable on the increased overdue amount at the Interest Rate and in the manner set out in clause 16.5.
16.7   Payments
(a)
The Buyer Guarantor agrees to make payments under this Guarantee:

(i)
in full without set-off or counterclaim, and without any withholding or deduction in respect of Taxes unless required by law; and

(ii)
in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

(b)
If the Buyer Guarantor is required to make any withholding, deduction or payment for or on account of Tax or by any Government Agency, the Buyer Guarantor:

(i)
must pay or procure the payment of the full amount of the withholding or deduction, or make or procure the making of the payment, to the appropriate Government Agency under applicable law; and

(ii)
at the same time as the relevant deduction, withholding or payment, pay such additional amount to the Seller as is required to ensure the net amount received by the Seller is equal to the full amount which would have been received by the Seller had no such deduction, withholding or payment been required to be made.

16.8   No merger
This Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:
(a)
any other guarantee, indemnity, mortgage, charge or other encumbrance, or other right or remedy to which the Seller is entitled; or

(b)
a judgment which the Seller obtains against the Buyer Guarantor, the Buyer or any other person in connection with this document.

The Seller may still exercise its rights under this Guarantee as well as under the judgment, mortgage, charge or other encumbrance or the right or remedy.
16.9   Rights of the Seller are protected
The rights given to the Seller under this Guarantee, and the Buyer Guarantor’s liabilities under it, are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:
(a)
any act or omission:

(i)
varying or replacing in any way and for any reason any agreement or arrangement under which the obligations guaranteed under clause 16.2 are expressed to be owing;

(ii)
releasing the Buyer or giving the Buyer a concession (such as more time to pay);

(iii)
releasing any person who gives a guarantee or indemnity in connection with any of the Buyer’s obligations;

(iv)
by which the obligations of any person who guarantees any of the Buyer’s obligations (including obligations under this Guarantee) may become unenforceable;

(v)
by which any person who was intended to guarantee any of the Buyer’s obligations does not do so, or does not do so effectively; or

(vi)
by which a person who is co-surety or co-indemnifier is discharged under an agreement or by operation of law;

(b)
a person dealing in any way with this document or this Guarantee;

(c)
the death, mental or physical disability, or liquidation, administration or insolvency of any person, including the Buyer Guarantor or the Buyer;

(d)
changes in the membership, name or business of any person; or

(e)
acquiescence or delay by the Buyer or any other person.

16.10   Buyer Guarantor’s rights are suspended
As long as any obligation is required, or may be required, to be complied with in connection with this Guarantee, the Buyer Guarantor may not, without the Seller’s consent:
(a)
reduce its liability under this Guarantee by claiming that it or the Buyer or any other person has a right of set-off or counterclaim against the Seller; or

(b)
claim, or exercise any right to claim to be entitled (whether by way of subrogation or otherwise) to the benefit of another guarantee, indemnity, mortgage, charge or other encumbrance:

(i)
in connection with this document or any other amount payable under this Guarantee; or

(ii)
in favour of a person other than the Seller in connection with any obligations of, or any other amounts payable, by the Buyer to, or for the account of, that other person; or

(c)
claim an amount from the Buyer, or another guarantor (including a person who has signed this Guarantee as “Buyer Guarantor”), under a right of indemnity or contribution; or

(d)
claim an amount in the liquidation, administration or insolvency of the Buyer or of another guarantor of any of the Buyer’s obligations (including a person who has signed this Guarantee as “Buyer Guarantor”).

If the Seller requests, the Buyer Guarantor agrees to notify any relevant person of the terms of this clause and other parts of this Guarantee that may be relevant. The Buyer Guarantor also authorises the Seller to do so at any time in its discretion and without first asking the Buyer Guarantor to do it. This applies despite anything else in this Guarantee.
This clause continues after this Guarantee ends.
16.11   Reinstatement of rights
Under any Insolvency Law, a person may claim that a transaction (including a payment) in connection with this Guarantee or this document is void or voidable. If a claim is made and upheld, conceded or compromised, then:
(a)
the Seller is immediately entitled as against the Buyer Guarantor to the rights in connection with this Guarantee or this document to which it was entitled immediately before the transaction; and

(b)
on request from the Seller, the Buyer Guarantor agrees to do anything (including signing any document) to restore to the Seller any mortgage, charge or other encumbrance (including this Guarantee) held by it from the Buyer Guarantor immediately before the transaction.
The Buyer Guarantor’s obligations under this clause are continuing obligations, independent of the Buyer Guarantor’s other obligations under this Guarantee and continue after this Guarantee ends.
16.12   Costs
The Buyer Guarantor agrees to pay or reimburse the Seller on demand for:
(a)
the Seller’s Costs in making, enforcing and doing anything in connection with this Guarantee including legal Costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)
all duties, fees, Taxes (other than tax on income) and charges which are incurred by a Seller Group Member and are payable in connection with this Guarantee or a payment or receipt or other transaction contemplated by it.

17   Default
17.1   Remedies of the Seller
(a)
If the Buyer does not Complete, other than as a result of a default of the Seller, the Seller may give the Buyer a notice of default requiring the Buyer to Complete (Buyer’s Cure Notice).

(b)
If the Buyer does not Complete within 5 Business Days after receipt of the Buyer’s Cure Notice, without limiting the remedies available to the Seller at law or in equity, the Seller may sue the Buyer for breach, seek damages for breach of this document and, in addition, do any or all of the following:

(i)
elect to seek specific performance of this document by the Buyer; or

(ii)
terminate this document.

(c)
If this document is terminated by the Seller under this clause 17.1 then clause 2.6 will apply with necessary changes.

17.2   Remedies of the Buyer
(a)
If the Seller does not Complete, other than as a result of a default of the Buyer, the Buyer may give the Seller a notice of default requiring the Seller to Complete (Seller’s Cure Notice).

(b)
If the Seller does not Complete within 5 Business Days after receipt of the Seller’s Cure Notice, the Buyer may sue the Seller for breach and, in addition, do any or all of the following:

(i)
elect to seek specific performance of this document by the Seller; or

(ii)
seek damages for breach of this document.

17.3   Termination for Material Adverse Change
(a)
If before Completion a Material Adverse Change occurs, then the Buyer may immediately terminate this document by giving notice in writing to the Seller.

(b)
Termination of this document in accordance with clause 17.3(a) does not affect any accrued rights or remedies of either party.

(c)
Clauses 1, 2.6, 12, 17.1(c), 18, 20, 21, 22, 23 and 24 of this document as well as any other term by its nature intended to survive termination of this document, survive and continue to apply after termination of this document in accordance with clause 17.3(a).

17.4   No termination or rescission
(a)
Except in accordance with the express terms of this document, no party is entitled to terminate this document for any reason.

(b)
No party is entitled to rescind this document in any circumstances.

18   Confidential Information
18.1   Confidential Information
Subject to clause 18.3, clause 18.7, clause 18.8 and clause 18.9, no Confidential Information may be disclosed by the Receiving Party to any person except:
(a)
to Representatives of the Receiving Party or its Related Bodies Corporate requiring the information for the purposes of this document;

(b)
in the case of the Buyer or Buyer Guarantor, to any bona fide senior lenders to the Buyer Group for the purposes of obtaining finance in connection with the Transaction;

(c)
with the consent of the Disclosing Party;

(d)
if the Receiving Party is required to do so by law, a stock exchange or any regulatory authority; or

(e)
if the Receiving Party is required to do so in connection with legal proceedings relating to this document except that this paragraph does not permit the disclosure of any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies.

18.2   Disclosure of Confidential Information
If the Receiving Party discloses information under clause 18.1(a) or 18.1(b) the Receiving Party must use its reasonable endeavours to ensure that recipients of the Confidential Information do not disclose the Confidential Information except in the circumstances permitted in clause 18.1.
18.3   Public Filings
(a)
The parties acknowledge that the Buyer Group may be required to prepare and file a Proxy Statement and/or other filings required by the SEC or under the rules of any securities exchange or regulatory authority (Public Filings).

(b)
To the maximum extent permitted by law and/or the rules of any relevant securities exchange, the Buyer and Buyer Guarantor must:

(i)
promptly give notice of the intended disclosure to, and consult with, the Seller in respect of the form and content of the Public Filings; and

(ii)
use its reasonable endeavours to minimise the disclosure of any Confidential Information in connection with the preparation, filing and distribution of any Public Filings (including through seeking confidential treatment from the SEC or any other relevant securities exchanges or regulatory authorities and applying appropriate redactions where practicable, in each case, in respect of commercially sensitive information of the Seller Group set forth in this document, the Royalty Deed and/or the Offtake Agreement, whether disclosed in agreed form or final executed copy).

18.4   Use of Confidential Information
Except for Confidential Information of the Business, the Buyer or its Related Bodies Corporate must not use any Confidential Information except for the purpose of performing its obligations under this document.
18.5   Excluded Information
Clauses 18.1, 18.2 and 18.3 do not apply to Excluded Information.

18.6   Delivery of materials
The Receiving Party must, on request of the Disclosing Party, immediately deliver to the Disclosing Party or otherwise destroy all documents or other materials containing or referring to Confidential Information of the Disclosing Party which are in the possession, power or control of:
(a)
the Receiving Party; or

(b)
persons who have received Confidential Information under clause 18.1(a) or 18.1(b).

18.7   Disclosure prior to the date of this document
The Buyer acknowledges that the Seller and its Related Bodies Corporate have disclosed information prior to the date of this document which may be of a confidential nature and that clause 18.1 does not apply to any such disclosure prior to the date of this document.
18.8   Use of Personal Information by the Seller after Completion
If the Seller is required or authorised under this document or by law to retain any Transaction Personal Information which is part of the Confidential Information, the Seller may use and disclose that Transaction Personal Information for the purpose for which it is required or authorised to be retained under this document or by law.
18.9   Tax reporting
Notwithstanding anything else in this document, the Buyer and the Seller may disclose the transactions under this document to the Australian Taxation Office.
18.10   Survival of termination
This clause 18 will survive termination of this document.
19   Announcements
19.1   Public announcements
Subject to clause 19.2, no party may, before, on, or after Completion, make or send a public announcement, communication or circular relating to the Transaction unless it has first obtained the written consent of the Buyer and the Seller which consent is not to be unreasonably withheld or delayed.
19.2   Public announcements required by law
Clauses 18.1 and 19.1 do not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the party required to make or send it has:
(a)
provided the other parties with sufficient notice to enable them to seek a protective order or other remedy; and

(b)
provided all assistance and co-operation that the other parties consider necessary to prevent or minimise that disclosure.

20   Costs and Duty
20.1   Legal costs
The Seller and the Buyer agree to pay their own Costs in connection with the preparation, negotiation, execution and completion of this document, except for amounts covered by clause 20.2.
20.2   Duty
The Buyer:
(a)
agrees to pay or reimburse all Duty chargeable, payable or assessed as being payable in relation to the execution or performance of this document and any transaction contemplated by this document (including any fees, fines, penalties and interest in connection with any of those amounts); and
(b)
indemnifies the Seller against, and agrees to reimburse and compensate the Seller for, any liability incurred by the Seller as a result of the Buyer not complying with clause 20.2(a).

The Buyer agrees to pay amounts due to the Seller under this clause 20.2 within 3 Business Days of demand from the Seller.
21   Notices and other communications
21.1   Form
(a)
Unless this document expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications (Notices) in connection with this document must be in writing and signed by the sender (if an individual) or an Authorised Officer of the sender.

(b)
All Notices must also be marked for the attention of the person referred to in the Details (or, if the recipient has notified otherwise, then marked for attention in the way last notified).

21.2   Delivery
Notices must be:
(a)
left at the address referred to in the Details;

(b)
sent by express post (airmail if appropriate) to the address referred to in the Details; or

(c)
sent by email to the email address set out or referred to in the Details.

However, if the intended recipient has notified changed contact details, then Notices must be sent to the changed contact details.
21.3   When effective
Notices take effect from the time they are received or taken to be received under clauses 21.4 or 21.5 (whichever happens first) unless a later time is specified in the Notice.
21.4   Receipt — post
If sent by express post, Notices are taken to have been received seven days after posting (or fourteen days after posting if posted to or from a place outside Australia).
21.5   Receipt — email
If sent by email, Notices are taken to have been received:
(a)
when the sender receives an automated message confirming delivery; or

(b)
4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed.

21.6   Receipt outside business hours
Despite anything else in this clause 21, if Notices are received or taken to be received under clauses 21.4 or 21.5 after 5.00pm on a Business Day or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day. For the purposes of this clause, the place in the definition of Business Day is taken to be the place specified in the Details as the address of the recipient and the time of receipt is the time in that place.

22   GST
22.1   Definitions and interpretation
For the purposes of this clause 22:
(a)
words and phrases which have a defined meaning in the GST Act have the same meaning when used in this clause 22, unless the contrary intention appears; and

(b)
each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies is to be treated as if it were a separate supply.

22.2   GST exclusive
Unless expressly stated otherwise, all consideration to be provided under this document is exclusive of GST.
22.3   Payment of GST
(a)
If GST is payable, or notionally payable, on a supply made in connection with this document, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (GST Amount).

(b)
Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(c)
This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

22.4   Adjustment events
If an adjustment event arises for a supply made in connection with this document, the GST Amount (or the GST component of any consideration expressed to be inclusive of GST) must be recalculated to reflect that adjustment. The supplier or the party providing the consideration for the supply (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.
22.5   Reimbursements
Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this document which is calculated by reference to an amount paid by another party must be reduced by the amount of any Input Tax Credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 22.3 applies to the reduced payment.
23   General
23.1   Variation and waiver
A provision of this document, or right, power or remedy created under it, may not be varied or waived except in writing signed by the party to be bound.
23.2   Consents, approvals or waivers
By giving any approval, consent or waiver a party does not give any representation or warranty as to any circumstance in connection with the subject matter of the consent, approval or waiver.
23.3   Discretion in exercising rights
Unless this document expressly states otherwise, a party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this document in its absolute discretion (including by imposing conditions).

23.4   Partial exercising of rights
Unless this document expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this document fully or at a given time, it may still exercise that right, power or remedy later.
23.5   Conflict of interest
Each party may exercise its rights, powers and remedies in connection with this document even if this involves a conflict of duty or it has a personal interest in the exercise of those rights, powers or remedies.
23.6   Remedies cumulative
The rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given in any other document or by law independently of this document.
23.7   Indemnities and reimbursement obligations
Unless specified otherwise, any indemnity, reimbursement or similar obligation in this document:
(a)
is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing, including Completion;

(b)
is independent of any other obligations under this document or any other document; and

(c)
continues after this document, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.
23.8   Inconsistent law
To the extent the law permits, this document prevails to the extent it is inconsistent with any law.
23.9   Supervening law
Any present or future law which operates to vary the obligations of a party in connection with this document with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent its exclusion is prohibited or rendered ineffective by law.
23.10   Counterparts
This document may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.
23.11   Representations and undertakings continue
Each representation, warranty and undertaking in this document is a continuing obligation despite Completion.
23.12   Entire agreement
This document constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.
23.13   Further steps
The parties agree to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which another party asks and considers necessary to:
(a)
bind the parties and any other person intended to be bound under this document; or

(b)
show whether the parties are complying with this document.

23.14   Prompt performance
Each party agrees to perform its obligations under this document promptly, unless a specific time for performance is expressly stated in this document. Time is of the essence in this document in respect of an obligation of a party to pay money.
23.15   Assignment or other dealings
No party may assign or otherwise deal with its rights under this document or allow any interest in its rights to arise or be varied, in each case without the consent of the other parties, which consent must not be unreasonably withheld.
23.16   No liability for loss
Unless this document expressly states otherwise, a party is not liable for any loss, liability or Costs arising in connection with the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right, power or remedy in connection with this document.
23.17   Severability
If the whole or any part of a provision of this document is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this document or is contrary to public policy.
23.18   Rules of construction
No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of or seeks to rely on this document or any part of it.
23.19   Payment with withholding or deduction
(a)
The Buyer agrees to make all payments under this document:

(i)
in full without set-off or counterclaim, and without any deduction in respect of Tax unless such deduction is required by law; and

(ii)
unless otherwise agreed in writing between the relevant payer(s) and payee(s), in Australian dollars in immediately available funds.

(b)
If the Buyer is required to make any withholding, deduction or payment for or on account of Tax or by any Government Agency, the Buyer:

(i)
must pay or procure the payment of the full amount of the withholding or deduction, or make or procure the making of the payment, to the appropriate Government Agency under applicable law; and

(ii)
at the same time as the relevant deduction, withholding or payment, pay such additional amount to the Seller as is required to ensure that the net amount received by the Seller is equal to the full amount which would have been received by the Seller had no such deduction, withholding or payment been required to be made.

(c)
If:

(i)
the Buyer:

(A)
pays, or procures the payment of, an amount to a Government Agency in accordance with clause 23.19(b)(i) (Tax Payment); and

(B)
pays an additional amount to the Seller in accordance with clause 23.19(b)(ii); and

(ii)
a Seller Group Member obtains and utilises a credit against Tax that is attributable to the Tax Payment,

then the Seller shall pay an amount to the Buyer equal to the amount of such credit against Tax.
(d)
A Seller Group Member will take reasonable steps to utilise such a credit against Tax (Relevant Tax Credit). For the avoidance of doubt, this does not require a Seller Group Member to utilise a Relevant Tax Credit in priority to any other Tax credits or relief.

23.20   No Claims Against Trust Account
(a)
The Seller acknowledges that it has read the Buyer Guarantor’s Prospectus and all other registration statements and reports filed by the Buyer Guarantor with the SEC since July 28, 2021 and the Trust Agreement and understands that the Buyer Guarantor has established the Trust Account for the benefit of the Buyer Guarantor’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement.

(b)
Each such party further acknowledges that, if the Transaction, or, in the event of a termination of this document, another Business Combination, is not consummated by July 28, 2023 or such later date as approved by the Buyer Guarantor Shareholders to complete a Business Combination, the Buyer Guarantor will be obligated to return to its shareholders the amounts being held in the Trust Account.

(c)
For and in consideration of the Buyer Guarantor entering into this document and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each such party hereby agrees on behalf of itself and its Related Parties that, notwithstanding anything to the contrary in this document:

(i)
neither such party, nor any of its Related Parties do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or shall make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this document or any proposed or actual business relationship between the Buyer Guarantor or its Representatives, on the one hand, and the Seller or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, “Released Trust Claims”) provided, however, that nothing herein shall serve to limit or prohibit the Seller’s right to pursue a claim against Buyer Guarantor or any of its Affiliates or for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this document) or for specific performance, injunctive or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Buyer Guarantor’s ability to fulfil its obligation to effectuate the Buyer Guarantor Shareholder Redemptions;

(ii)
the Seller on behalf of itself and its Related Parties hereby irrevocably waives any Released Trust Claims that it or any of its Related Parties may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Buyer Guarantor or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Buyer Guarantor or its Related Parties);

(iii)
the Seller agrees and acknowledges that such irrevocable waiver is material to this document and specifically relied upon by the Buyer Guarantor and its Related Parties to induce the Buyer Guarantor to enter into this document, and such party further intends and understands such waiver to be valid, binding and enforceable against it and each of its Related Parties under applicable law;

(iv)
to the extent the Seller or any of its Related Parties commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer Guarantor or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer Guarantor or its Representatives, the Seller hereby acknowledges and agrees that it and its Related Parties’ sole remedy shall be against funds held by the Buyer Guarantor outside of the Trust Account and that such claim shall not permit the Seller or its Related Parties (or claimant on any of their behalves or in lieu of any of them) to have any claim against the Trust Account.
24   Governing law
24.1   Governing law and jurisdiction
The law in force in the place specified in the Details governs this document. The parties submit to the non-exclusive jurisdiction of the courts of that place.
24.2   Serving documents
Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address for services of notices under clause 21.2 or, in respect of the Buyer Guarantor, in accordance with clause 24.3.
24.3   Appointment of process agent
(a)
The Buyer Guarantor irrevocably appoints Squire Patton Boggs (AU) of Level 21, 300 Murray Street, Perth WA 6000, as its agent to accept service of process in Australia in any legal action or proceedings arising out of this document, service upon which shall be deemed completed whether or not forwarded to or received by the Buyer Guarantor. The Buyer Guarantor acknowledges that it has provided the Seller with a copy of a written acceptance of appointment by that process agent.

(b)
The Buyer Guarantor agrees to inform the Seller in writing of any change of address of such process agent within 5 Business Days of such change.

(c)
If such process agent ceases to be able to act as such or to have an address in Australia, the Buyer Guarantor irrevocably agrees to appoint promptly a new process agent in Australia acceptable to Seller (acting reasonably) and to deliver to the Seller within 10 Business Days a copy of a written acceptance of appointment by the process agent. In the event that the Buyer Guarantor fails to appoint a new process agent, it shall be effective service to serve the process upon the last known address in Australia of the last known process agent for the Buyer Guarantor under this clause 24.3 notwithstanding that such process agent is no longer found at such address or has ceased to act, provided that the Buyer Guarantor is also notified in accordance with clause 21.

EXECUTED as an agreement

Share Sale Agreement
Schedule 1   Shares
Seller	Class of shares	Number of shares	Percentage of share class	Beneficial owner	Fully paid?
Glencore Operations Australia Pty Limited (ACN 128 115 140)	Ordinary	1	100%	Yes	Yes
Share Sale Agreement
Schedule 2   Mining Tenements
1   PART A — Company Tenements
Mining Tenement	Registered Permit holder	Legal interest of Company	Beneficial interest of Company
CML 5	Company	100%	100%
MPL 1093	Company	100%	100%
MPL 1094	Company	100%	100%
EL6223	AuriCula Mines Pty Ltd	0%	90%
2   PART B — Exploration Licences
Exploration Licence	Registered permit holder as at date of this document	Legal interest as at date of this document	Beneficial interest as at date of this document
EL 5693	Isokind	Isokind — 100%	Isokind – 60% Acelight – 40%
EL 5983	Isokind	Isokind — 100%	Isokind – 60% Acelight – 40%
EL 6907	Actway	Actway — 100%	Actway – 90%
Share Sale Agreement
Schedule 3   Properties
Lot	Title Reference	Tenure	Registered Holder
Lot 10 in Deposited Plan 792294	10/792294	Freehold	Company
Lot 10 in Deposited Plan 860711	10/860711	Freehold	Company
Lot 10 in Deposited Plan 793808	10/1115073	Freehold	Company
Lot 13 in Deposited Plan 793808	13/793808	Freehold	Company
Lot 16 in Deposited Plan 792294	16/792294	Freehold	Company
Lot 16 in Deposited Plan 806636	16/806636	Freehold	Company
Lot 22 in Deposited Plan 806636	22/806636	Freehold	Company
Lot 31 in Deposited Plan 1115073	31/1115073	Freehold	Company
Lot 32 in Deposited Plan 1115073	32/1115073	Freehold	Company
Lot 33 in Deposited Plan 129492	33/129492	Freehold	Company
Lot 33 in Deposited Plan 1115073	33/1115073	Freehold	Company
Lot 35 in Deposited Plan 261594	35/261594	Freehold	Company
Lot 36 in Deposited Plan 1115073	36/1115073	Freehold	Company
Lot 38 in Deposited Plan 220704	38/220704	Freehold	Company
Lot 41 in Deposited Plan 847169	41/847169	Freehold	Company
Lot 42 in Deposited Plan 792294	42/792294	Freehold	Company
Lot 42 in Deposited Plan 860711	42/860711	Freehold	Company

Lot	Title Reference	Tenure	Registered Holder
Lot 43 in Deposited Plan 860711	43/860711	Freehold	Company
Lot 46 in Deposited Plan 1115073	46/1115073	Freehold	Company
Lot 48 in Deposited Plan 220704	48/220704	Freehold	Company
Lot 49 in Deposited Plan 220704	49/220704	Freehold	Company
Lot 56 in Deposited Plan 863149	56/863149	Freehold	Company
Lot 60 in Deposited Plan 860711	60/860711	Freehold	Company
Lot 70 in Deposited Plan 860711	70/860711	Freehold	Company
Lot 122 in Deposited Plan 1057930	122/1057930	Freehold	Company
Lot 123 in Deposited Plan 1057930	123/1057930	Freehold	Company
Lot 399 in Deposited Plan 43571	399/43571	Freehold	Company
Lot 4277 in Deposited Plan 766965	4277/766965	Leasehold	Company
Lot 6336 in Deposited Plan 769222	6336/769222	Leasehold	Company
Lot 1/15 in Deposited Plan 758254	1/15/758254	Freehold	Company
Lot 1 in Deposited Plan 1105750	1/1105750	Leasehold	Company
Lot 1 in Deposited Plan 1115073	1/1115073	Freehold	Company
Lot 1 in Deposited Plan 1186316	1/1186316	Leasehold	Company
Lot 2 in Deposited Plan 247893	2/247893	Freehold	Company
Lot 2 in Deposited Plan 262665	2/262665	Freehold	Company
Lot 2 in Deposited Plan 1115073	2/1115073	Freehold	Company
Lot 5 in Deposited Plan 860711	5/860711	Freehold	Company
Lot 6 in Deposited Plan 860711	6/860711	Freehold	Company
Lot 7 in Deposited Plan 1115073	7/1115073	Freehold	Company
Lot 8 in Deposited Plan 260360	8/260360	Freehold	Company
Lot 9 in Deposited Plan 860711	9/860711	Freehold	Company
Share Sale Agreement
Schedule 4   Prohibited Events
Part A — Statements
1
Bribery, corruption, money laundering and tax evasion

1.1
SSA

(a)
All Prohibited Event Information (if any) is complete, accurate and up-to-date.

(b)
The matters contemplated by this document, including the Transaction, and any benefit derived therefrom will not, directly or indirectly, be used by any Restricted Person to provide any payment, gift or any other improper benefit to any Public Official or its agent, or any other company or entity owed, directly or indirectly, by a Public Official or its agent. For the avoidance of doubt nothing in this document prevents, limits or prohibits any Legitimate Public Official Benefit being paid or received.

(c)
This document does not violate any current legislative provision, including legislation enacted by member states and signatories implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions 1997.

(d)
The Buyer is acting under this document as principal for its own account and not for the benefit of any other person (including whether as agent, trustee or otherwise).

(e)
The Buyer Guarantor is acting under this document as principal for its own account and not for the benefit of any other person (including whether as agent, trustee or otherwise) except for the Buyer.

1.2
Restrictions

In connection with the subject matter of this document, including the Transaction, each Restricted Person:
(a)
has complied with and will comply with all relevant laws, regulations, ordinances and rules regarding Anti-Bribery and Corruption Laws, Anti-Money Laundering Laws and Anti-Tax Evasion Laws; and

(b)
has not authorised, offered, promised, paid or otherwise given, and will not authorise, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any Public Official or any private individual:

(i)
for the purpose of inducing or rewarding that person’s improper performance of their relevant function; or

(ii)
that would be a breach of any applicable law.

2
Sanctions

(a)
Each Restricted Buyer Group Member is not, nor is it 50% or more owned or controlled by any individual or entity that is, the subject of any Sanctions, or based, organised or resident in any Sanctioned Country (collectively, a “Sanctioned Person”).

(b)
No Sanctioned Person has any beneficial or other property interest in this document or the Transaction, and nor will any Sanctioned Person have any participation in or derive any other financial or economic benefit from this document or the Transaction.

(c)
Each Restricted Buyer Group Member does not intend to use, nor make available, the Shares sold by the Seller under this document:

(i)
to fund or facilitate any activities or business of, with or related to, any Sanctioned Country or Sanctioned Person;

(ii)
in any manner that would result in a violation of Sanctions; or

(iii)
for any activities or business that could result in the designation of the Seller as a Sanctioned Person.

Part B — Definitions
3   Definitions
Unless the contrary intention appears, these meanings apply in this schedule:
Affiliate means, in respect of a person, each other person that is Controlled by the first person or that Controls it, and each other person that is Controlled by such person who Controls the first person.
Anti-Bribery and Corruption Law means:
(a)
the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions 1997;

(b)
the Criminal Code Act 1995 (Cth);

(c)
the Foreign Corrupt Practices Act of 1977 (USA) as amended;

(d)
the Bribery Act 2010 (UK);

(e)
the Swiss Criminal Code;

(f)
any rules or regulations under any of the laws referred to in paragraphs (b) to (e) above; and

(g)
any other laws, rules and regulations relating to anti-bribery or corruption matters applicable to any Restricted Person, the Seller or the Company.

Anti-Money Laundering Laws means any anti-money laundering or counter-terrorism legislation, rules, regulations or policies with the force of law, that are applicable to any Restricted Person, the Seller or the Company, in any jurisdiction, including Australia, the Proceeds of Crime Act 2002 (Cth), Parts 5.3 and 5.5 of the Criminal Code Act 1995 (Cth), the Proceeds of Crime Act 2002 (UK), the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (UK) and the Terrorism Act 2000 (UK).
Anti-Tax Evasion Laws means the Criminal Code Act 1995 (Cth), Income Tax Assessment Act 1936 (Cth), Income Tax Assessment Act 1997 (Cth), Taxation Administration Act 1953 (Cth), Part 3 (Corporate offences of failure to prevent facilitation of tax evasion) of the Criminal Finances Act 2017 (UK), any rules or regulations under any of the foregoing and any other laws, rules or regulations relating to tax evasion applicable to any Restricted Person, the Seller or the Company.
Control means in respect of a person, the direct or indirect ability of another person to ensure that the activities and business of that person are conducted in accordance with the wishes of that other person, and a person shall be deemed to have Control of a person if that person possesses the majority of the issued share capital or the voting rights in that person.
Government Authority means:
(a)
a federal or national government, any political subdivision thereof, or any local jurisdiction therein;

(b)
an instrumentality, board, commission, court or agency, whether civilian or military, of any of the above, however constituted;

(c)
a public organisation, being an organisation whose members are:

(i)
countries or territories;

(ii)
governments of countries or territories; or

(iii)
other public international organisations including the World Bank, the United Nations, the International Monetary Fund and the OECD; or

(d)
any company, association, organisation, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by, any person listed in paragraphs (a) to (c) above.

Legitimate Public Official Benefit means a bona-fide benefit or payment received by a Restricted Buyer Group Member whom is also a Public Official, but only where the benefit or payment is:
(a)
received by the Restricted Buyer Group Member in their capacity as a shareholder, director or senior manager and not in connection with their position as a Public Official; and

(b)
an arm’s length commercial benefit or payment.

Public Official means:
(a)
an employee or officer of, or any person otherwise acting in an official capacity for or on behalf of, a Government Authority;

(b)
a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Government Authority;

(c)
an officer of, or individual who holds a position in, a political party;

(d)
a candidate for political office;

(e)
an individual who holds any other official, ceremonial or other appointed or inherited position with a Government Authority; or

(f)
any individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory.

Restricted Buyer Group Member means each of the Buyer, the Buyer Guarantor, their respective Affiliates, and the officers, directors and senior executives of any of them, and any other person on whose behalf any aforementioned person is, to the knowledge of the aforementioned person, acting in connection with the subject matter of this document, including the Transaction.
Restricted Person means each of the Buyer, the Buyer Guarantor, and their respective Affiliates.
Sanctioned Country means any country or territory that is the subject of comprehensive (that is, country-wide or territory-wide) Sanctions (including, as at the date of this document, Crimea, Cuba, Iran, Libya, North Korea, Russia and Syria).
Sanctioned Person has the meaning given in paragraph 2(a) above.
Sanctions means any economic or financial sanctions or trade embargoes administered or enforced by the Australian Government Department of Foreign Affairs and Trade, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce, the United Nations Security Council, the European Union, Switzerland or any other applicable sanctions authority.
Share Sale Agreement
Schedule 5   Warranties
Part A — Title Warranties
1
Seller capacity

(a)
The Seller has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business.

(b)
The Seller has the power to enter into and perform this document and has obtained all necessary consents and authorisations to enable it to do so.

(c)
The entry into and performance of this document by the Seller does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which it is bound.

(d)
This document constitutes valid and binding obligations upon the Seller enforceable in accordance with its terms by appropriate legal remedy.

(e)
This document and Completion do not conflict with or result in a breach of or default under any applicable law, any provision of the Seller’s constitution, writ, order or injunction, judgment, law, rule or regulation to which it is party or is subject or by which it is bound.

(f)
The Seller is not Insolvent.

2
Company incorporation and power

2.1
Status

The Company has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted.

2.2
Compliance with constituent documents

The affairs of the Company have at all times been and continue to be conducted in accordance with its constitution.
3
Shares

3.1
Details

The details contained in Schedule 1 are true and accurate.
3.2
Title

The Seller is the registered and beneficial owner of the relevant Shares as set out in Schedule 1.
3.3
No Encumbrances

There are no Encumbrances over the Shares.
3.4
No restriction

As at Completion, there is no restriction on the transfer of the Shares to the Buyer.
3.5
Proportion of capital

The Shares comprise all of the issued capital of the Company and are fully paid.
3.6
Issue and allotment

The Shares have been properly and validly issued and allotted.
3.7
Consents

As at Completion, the Seller has obtained all consents necessary to enable it to transfer the relevant Shares to the Buyer.
3.8
No convertible securities

At Completion there will be no securities convertible into shares of the Company and no options or other entitlements over the Shares or to have shares issued.
4
Solvency

The Company is not Insolvent.
Part B — Business Warranties
5
Compliance with laws

5.1
Compliance with laws

So far as the Seller is aware, the Company has complied in all material respects with laws applicable to the Company, the Business and operation of the Mine and no allegation has been made of any material breach of any applicable law.
5.2
Status of licences and approvals

The Company holds all Approvals that are material to the conduct of the Business and the operation of the Mine as it is being carried on as at the time immediately prior to Completion and has complied with all material terms, conditions and other provisions of or applicable to such material Approvals.

5.3
Records

The Company’s Records are in possession of the Company and, as far as necessary, have been prepared in accordance with the requirements of the Corporations Act.
6
Litigation

6.1
Current Litigation and investigations

The Company is not:
(a)
party to or the subject of any action;

(b)
the subject of any ruling, judgement, order or decree by any Government Agency; or

(c)
the subject of any investigation, inquiry, prosecution or enforcement proceedings by any Government Agency,

which may have a material adverse effect upon the relevant Business.
6.2
Pending, threatened or anticipated actions

So far as the Seller is aware, there is no action, judgment, order or decree pending, threatened or anticipated, against the Company which, if decided against any such Company, may have a material adverse effect on the relevant Business.
7
Assets

On Completion, other than Permitted Encumbrances, there will be no Encumbrances over the material Assets of the Company and the Business.
8
Material Business Contracts

8.1
Disclosure of Material Business Contracts

So far as the Seller is aware, all Material Business Contracts which relate to the Mine have been disclosed.
8.2
No default by the Company

The Company is not in material default of any Material Business Contract, nor has anything occurred or been omitted which would be a material default but for the requirement of notice or lapse of time or both.
8.3
Exploration Joint Ventures & Royalty

So far as the Seller is aware, as at the date of this document, there is no material outstanding breach of any of the Exploration JV Documents.
9
Employment

9.1
Employees

So far as the Seller is aware, the Company has complied in all material respects with obligations under all applicable industrial awards, enterprise agreements, legislation and contracts of employments in respect of all of its Employees.
9.2
Notice of termination

So far as the Seller is aware, no Employee of the Company has given, or been given, notice of termination of his or her employment with that Company or will be entitled to terminate his or her employment, in each case as a result of the execution and performance of this document.

10
Properties

10.1
Complete

The Properties comprise all of the premises and land which are owned, used or occupied by the Company in connection with the Mine and the Business.
10.2
No adverse property notices

So far as the Seller is aware, the Company has not received a material notice (statutory or otherwise) from any person in respect of any of the Properties owned by it and no proposal has been made:
(a)
in respect of the compulsory acquisition or resumption of all or any part of any of the Properties owned by it;

(b)
requiring work to be done or expenditure to be made on or in respect of any of the Properties owned by it; and

(c)
in respect of any contemplated, pending or threatened change to the planning, zoning or other ordinances,

which would have a material adverse effect on the operation of the Mine or the Business.
11
Mining Tenements

11.1
List of Mining Tenements

The details set out in Schedule 2 with respect to the Company are correct.
11.2
Ownership

(a)
The Mining Tenements comprise all of the mining tenements owned and/or used by the Company in connection with the Mine.

(b)
At Completion, the Company will be the registered holder of the Mining Tenements, other than EL 6223.

11.3
No Encumbrances

At Completion, there will be no Encumbrances over or affecting any of the Company’s interest in the Mining Tenements.
11.4
Good Standing

(a)
Each Mining Tenement is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any reason.

(b)
So far as the Seller is aware, there is no unremedied material breach by the Company, nor has anything occurred or been omitted which would be a material breach by the Company but for the requirement of notice or lapse of time or both, of any statutory requirement or any other conditions relating to each Mining Tenement.

(c)
All rent, royalties and other statutory payments due in respect of each Mining Tenement have been paid.

12
Environment & Approvals

12.1
Compliance with Environmental Laws

So far as the Seller is aware, the Company has complied in all material respects with all Environmental Laws relevant to the conduct of the Mine.

12.2
Approvals

(a)
So far as the Seller is aware, the Company currently holds all material Approvals in relation to the Mining Tenements which are necessary for the lawful conduct of the Mine.

(b)
So far as the Seller is aware, there is no fact or matter which might prejudice the continuation or renewal, or result in the revocation or variation in any material respect, of any Approval held by the Company in relation to the Mine or any Mining Tenement.

13
Last Accounts

13.1
Last Accounts

The Last Accounts of the Company and the Business:
(a)
were prepared in accordance with the same accounting policies as were applied in the preparation of the management accounts of the Seller Group in the previous 12 months; and

(b)
give a materially accurate view of the assets, liabilities and financial position of the Company and Business as at and for the period in respect of which they have been prepared but the Buyer acknowledges that:

(i)
they are not audited as a standalone entity but as part of the Seller Group;

(ii)
the Restructure occurred in the 12 month period prior to the date of this document and the Last Accounts have been prepared on the basis of an aggregated position of the assets and liabilities of each of Acelight, Isokind and the Company; and

(iii)
the Last Accounts do not reflect the liabilities of the Company and the receivables of Acelight and Isokind arising from the Restructure and that are owed from the Company to Acelight and Isokind.

14
Tax

14.1
Taxes paid

At the Effective Time, all Taxes for which the Company is liable that are or have been due and payable, including any penalty or interest, have been paid or are adequately provided for in the Completion Balance Sheet.
14.2
Tax Returns

All Tax Returns required to be lodged by the Company with a Government Agency have been lodged with the relevant Government Agency. Where Tax Returns were lodged after their due date, no penalties were imposed or if penalties were imposed by a Government Agency these penalties have been settled in full.
14.3
Withholding tax

At the Effective Time, any obligation on the Company under any Tax Law to withhold amounts at source on account of Tax has been complied with.
14.4
Records

So far as the Seller is aware, the Company has adequate records to enable it to comply in all material respects with its obligations to:
(a)
prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)
prepare any accounts necessary for compliance with any Tax Law; and

(c)
retain necessary records as required by any Tax Law.

14.5
Duty

In the three years before the Effective Time, every document and transaction in respect of which ad valorem Duty has been payable and to which the Company has been a party and is liable to pay such Duty, has been lodged and stamped with the relevant Government Agency (if it required lodgement and stamping), and the ad valorem Duty has been paid.
14.6
GST

The Company is registered for GST.
15
Insurance

So far as the Seller is aware, nothing has been done or omitted to be done which would make any insurance policy of the Company held in relation to the Mine or the Business, void, voidable or unenforceable.
16
Disclosure Material

The Disclosure Material has been prepared in good faith by the Seller and its Representatives and in so doing, so far as the Seller is aware, the Seller has not deliberately or carelessly:
(a)
omitted any information from the Disclosure Material that is known to the Seller and would, in the Seller’s reasonable opinion, be material to the value of the Shares; and

(b)
included any information in the Disclosure Material that, in the Seller’s reasonable opinion, is materially misleading.

17
Restructure

17.1
Restructure Completed

On both the Effective Time and Completion, the Company will have completed the Restructure and will have good and marketable title or rights to use all assets used in connection with the Mine, any Mining Tenement or the Business:
(a)
as it being operated at the date of this document; and

(b)
as it has operated for the two years prior to Completion, save for any assets that, during such time, were sold, forfeited or otherwise disposed of in the ordinary course of business.

17.2
Restructure Conditions

To the extent relevant to the transactions the subject of the Restructure, the Company has complied with all conditions of, the Duty Exemption Letter.
18
Minimum Cash

As at Completion the Company will hold not less than the Minimum Working Cash Amount.

Part C — Rollover Shares Warranties
19
Rollover Shares

(a)
Seller is acquiring the Rollover Shares in an “offshore transaction” meeting the requirements of Rule 903 of Regulation S under the Securities Act, (B) Seller understand that the offering meets the exemptions from filing under FINRA Rule 5123(c), (C) Seller is aware that the sale to it is being made in reliance on a private placement exemption from, or in a transaction not subject to, registration under the Securities Act, and Seller is located outside the United States and is not a U.S. person and has not acquired such Rollover Shares for the account or benefit of any person located in the United States or who is a U.S. person, or entered into any arrangement for the transfer of such Rollover Shares or any economic interest therein to any person located in the United States or any U.S. person, (D) Seller is authorized to consummate the purchase of the Rollover Shares offered pursuant to this Subscription in compliance with all applicable laws and regulations of the jurisdiction where such sales are to be made. In either case, the Rollover Shares have not been registered under the Securities Act or any other applicable securities laws of any other jurisdiction, are being offered in transactions not requiring registration under the Securities Act, and unless so registered, may not be reoffered, resold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. Seller understands that the Rollover Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Seller absent an effective registration statement under the Securities Act, except (i) to the Buyer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of cases (ii) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book-entry positions or certificates representing the Rollover Shares shall contain the legend set forth in this Section 4(d). Seller understands and agrees that the Rollover Shares will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Seller may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Rollover Shares and may be required to bear the financial risk of an investment in the Rollover Shares for an indefinite period of time. Seller understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge, transfer or disposition of any of the Rollover Shares.

Each book entry for the Rollover Shares shall contain a notation, and each certificate (if any) evidencing the Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form (or to substantially the following effect):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF METALS ACQUISITION CORP. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)
TO THE BUYER OR ANY SUBSIDIARY THEREOF, OR

(B)
PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C)
PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR

(D)
PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY PERMITTED TRANSFER IN ACCORDANCE WITH THE ABOVE, THE BUYER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
(b)
Seller represents and acknowledges that Seller has adequately analysed and fully considered the risks of an investment in the Rollover Shares and that Seller is able at this time and in the foreseeable future to bear the economic risk of a total loss of Seller’s investment in the Buyer. Seller acknowledges specifically that a possibility of total loss exists;

(c)
Seller understands that the Buyer or the Buyer’s transfer agent may refuse to register any transfer of the Rollover Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act;

(d)
Seller understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Rollover Shares or made any findings or determination as to the fairness of this investment; and

(e)
Seller does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof Seller has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Buyer.

Share Sale Agreement
Schedule 6   Accounting Principles
1
Consistent Policies

a)
The Completion Statements shall be drawn up in the format prescribed in Schedule 7 (Completion Balance Sheet), Schedule 8 (Completion Net Debt Statement) and Schedule 9 (Completion Working Capital Statement) and in accordance with the following order of precedence:

(i)
the accounting principles, policies, procedures, categorisations, definitions, methods, practices and techniques set out in paragraphs 2.1 to 2.13 below (the “Specific Policies”);

(ii)
to the extent not otherwise addressed in paragraph (i) above, the accounting principles, policies, procedures, categorisations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the Last Accounts applied on a consistent basis (the “Consistent Policies”); and

(iii)
to the extent not otherwise addressed in paragraphs (i) and (ii) above, Accounting Standards as at the Completion Date.

b)
For the avoidance of doubt, paragraph (i) shall take precedence over paragraph (ii) and paragraph (iii), and paragraph (ii) shall take precedence over paragraph (iii).

2
Specific Policies

2.1
The Completion Statements shall include the assets and liabilities which are accounted for within the line items set out in the Completion Balance Sheet. Items will be classified in the Completion Statements on a basis consistent with the Completion Balance Sheet except as otherwise set out within the Specific Policies set out in this paragraph 2. No other categories of assets or liabilities shall be included in the Completion Statements, provided that, in the event of any clear error or omission in the calculation or determination, the Seller and the Buyer shall cooperate in good faith to agree on the appropriate line items which should apply for the purposes of the Completion Statements.

2.2
The Completion Statements shall be prepared in USD using the aggregate of the information extracted from the accounting records of the Company, being the USD ledgers in Glencore’s SAP accounting system at the Effective Time. Any amounts in AUD shall be converted to USD by the Seller in a manner consistent with the Seller’s past practice.

2.3
The Completion Statements shall be drawn up at the Effective Time. No account shall be taken of events taking place after the Effective Time and regard shall only be had to information available to the Seller and the Buyer up to the earlier of the date of delivery by the Buyer to the Seller of the Dispute Notice and the date on which the Completion Statements become binding on the Seller and the Buyer.

2.4
The Completion Statements shall be prepared on the basis that the Company is a going concern and shall exclude the effect of change of control or ownership of the Shares and will not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Buyer.

2.5
The Completion Statements shall be prepared so as to include no provision or accrual with respect to any fact, matter or circumstance which is the subject of an indemnity, contractual right or other means of financial recovery in favour of the Buyer under the terms of this document.

2.6
The provisions of this Schedule 6 (“Accounting Principles”) shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included the Completion Statements or in this document.

2.7
The Completion Statements shall be prepared on the basis that the Completion Date represents an annual financial period end for the Company and those specific procedures that are adopted at a financial year end shall be performed including a detailed analysis of prepayments and accruals, physical inventory count, cut-off procedures, and other financial period end adjustments but always subject to the requirements of the specific policies set out in this Schedule 6 (“Accounting Principles”).

2.8
Subject to any other Specific Policies set out in this paragraph 2, where an accrual, creditor or provision was made in the Last Accounts in relation to any matter or series of related matters, no increase in that accrual, creditor or provision shall be made in the Completion Statements unless and to the extent that since the preparation of the Last Accounts new facts or circumstances have arisen which, in accordance with the Consistent Policies set out above at paragraph 1, justify such increase.

2.9
Copper concentrate inventory and work in progress broken stocks inventory must be surveyed or counted as at the Effective Time (or near the Effective Time with appropriate roll forward or back procedures) and valued at the Effective Time in a manner consistent with the principles, policies, procedures, methods, practices and techniques (including in respect of the exercise of management judgement) adopted in the preparation of Last Accounts.

2.10
Consumables and spares recorded in stores inventory account 13200100 Suppl&Consumbl shall be valued on the basis of historical cost.

2.11
Prepayments for items of plant property and equipment that have been paid prior to the Effective time and where the equipment has yet to be capitalised in the accounts of the Company, such that a prepayment is no longer recognised as at the Effective Time shall be accounted as items of Net Debt and recorded in account 12000102 DownPaysVendors.

2.12
Any amounts in the accounts of the Company arising from unmatched invoices in respect of prepayments for items of plant property and equipment that give rise to equal and offsetting assets and liabilities shall not be included in the Completion Statements such that there is an equal and offsetting impact on the Completion Working Capital Statement and the Completion Net Debt Statement and there is no double counting of assets or liabilities.

2.13
An amount equal to any Clear Exit Amount and any Leaving Indirect Tax Contribution Amount (which may be reflected in a promissory note issued by the Company) will be included in the Completion Statements.

Share Sale Agreement
Schedule 7   Completion Balance Sheet
Completion Balance Sheet
Account Code	Account Description	Working capital	Net debt	Excluded Balances
10001000	PettyCash1		X
10002980	Main bank CBA USD		X
10002983	CBA USD Incoming		X
10002984	CBA USD Outgoing		X
10002990	Main bank CBA AUD		X
10002993	CBA AUD Incoming		X
10002994	CBA AUD Outgoing		X
10010000	FXRevalOpenItemBanks		X
12000100	TradeRec	X
12000101	FXRevalARCtrlAcc	X
12000102	DownPaysVendors		X
12000103	FXRevalVendorDownpmt		X
12000110	TradeRecManual	X
12002200	STLoanDepo	X
12003100	EmplAdvLoan	X
12003101	FXRevalEmpAdvance	X
12005100	PrepaidExp	X
12005102	PrepayPropRateTax	X
12005103	PrepayInsurance	X
12006100	VATRec	X
12007100	OthTaxRec	X
12007110	Fuel tax credits	X
12008100	OthRec	X
12008110	FXRevalOthRec	X
12050102	Rec IC — Accrual	X
12050105	PblesDebitBalanceIC	X
13200100	Suppl&Consumbl	X
13201100	Int prod. stock 1	X
13209100	ProvSuppl&Consumbl	X
13300100	WIPInv	X
13400100	FinishGdsCu	X

Account Code	Account Description	Working capital	Net debt	Excluded Balances
15400300	LTLoanEmpl			X
15400310	FXReval-LTLoanEmpl			X
15400501	LTNonBankDepo			X
15400510	FXReval-OthLTRec			X
15470100	LTLoanIC		X
16000100	Furnit&Fixture			X
16000200	OfficeMach			X
16000300	Soft&Hardware			X
16000400	Vehicles			X
16000401	EarthMov&MiningEquip			X
16000600	OthMovableProp			X
16008100	AccDepFurnit&Fixture			X
16008200	AccDepOfficeMach			X
16008300	AccDepSoft&Hardware			X
16008400	AccDepVehicles			X
16008401	AccDepEarthMovMinEq			X
16008600	AccDepOthMovProp			X
16100100	Land			X
16100200	Buildings			X
16100400	Plant&Equip			X
16100401	OthFixedProp			X
16100500	MineralResources1			X
16100700	ExplorEvaluation			X
16100800	CIP			X
16100900	Rehab&Restor			X
16108200	AccDepBuildings			X
16108400	AccDepPlant&Equip			X
16108401	AccDepOthFixedProp			X
16108500	AccDepMineralResour1			X
16108700	AccDepExplorEval			X
16108900	AccDepRehabRestor			X
16109800	AccImpCIP			X
16109904	FixAssetAssTechClear			X
16200020	LeasedOffBldg			X
16209020	AccDepLeaseOffBldg			X
16400200	UGMineDevExpenditure			X
16408200	AccDepUGMineDevExpe			X
16410200	InsurCriticalSpare			X
16418200	AccDepInsurCritSpare			X
17100100	OthIntangWaterRights			X
17110100	IntangAssetSoftware			X
17118100	AccAmoSoftware			X
20901800	STPortionFinLeaseObl			X

Account Code	Account Description	Working capital	Net debt	Excluded Balances
21000100	TradePayables	X
21000110	FXRevalAPCtrlAccs	X
21000111	OthCreditor	X
21000112	AccrualFreightDuties	X
21000160	GdsRcvdInvRcvd	X
21000180	GdsRcvdNotInvoiced	X
21000190	FXRevalGRIRAcc	X
21000810	AdvReceived	X
21009000	PhysMatAccrual	X
21010100	IntPayable	X
21010110	FXRevalInterestPayab	X
21010200	STEmplBenef	X
21010201	PayrollWagesSalaries	X
21010202	PayrollBonus	X
21010203	PayrollVacationAccru	X
21010204	PayrollTaxDue	X
21010207	PayrollGarnishment	X
21010210	FXRevalSTEmplBenef	X
21010211	ST WorkersComp	X
21010212	Fringe benefits tax	X
21010300	VATPayable	X
21010304	VAT/QST CtrlAcct	X
21010900	OthTaxPayable	X
21010901	MiningRoyaltiesGvmt	X
21012000	AccrualUtilities	X
21012001	AccrualPower	X
21012002	OthAccrual	X
21012010	FXRevalOthPayableAcc	X
21020010	PayablesIC	X
21020011	Payable IC — Accrual	X
22010110	STProv	X
22010240	STRehabRestorProv	X
23260010	IncTaxPayable			X
25000080	LTFinLeaseOblig			X
25100220	OthLTEmplBenef			X
25200100	DefIncTaxLiab			X
26010120	LTRehabRestorProv			X
26110000	LTOthLiab			X
26270000	LTLoanIC		X
29001100	ShareCapCommonShares			X
29200010	RetainedEarningsProf			X

Share Sale Agreement
Schedule 8   Completion Net Debt Statement
Net Debt Statement
Account Code	Account Description	Net debt
10001000	PettyCash1	X
10002980	Main bank CBA USD	X
10002983	CBA USD Incoming	X
10002984	CBA USD Outgoing	X
10002990	Main bank CBA AUD	X
10002993	CBA AUD Incoming	X
10002994	CBA AUD Outgoing	X
10010000	FXRevalOpenItemBanks	X
12000102	DownPaysVendors	X
12000103	FXRevalVendorDownpmt	X
15470100	LTLoanIC	X
26270000	LTLoanIC	X
Total Net Debt
Share Sale Agreement
Schedule 9   Completion Working Capital Statement
Account Code	Account Description	Working capital
12000100	TradeRec	X
12000101	FXRevalARCtrlAcc	X
12000110	TradeRecManual	X
12002200	STLoanDepo	X
12003100	EmplAdvLoan	X
12003101	FXRevalEmpAdvance	X
12005100	PrepaidExp	X
12005102	PrepayPropRateTax	X
12005103	PrepayInsurance	X
12006100	VATRec	X
12007100	OthTaxRec	X
12007110	Fuel tax credits	X
12008100	OthRec	X
12008110	FXRevalOthRec	X
13200100	Suppl&Consumbl	X
13201100	Int prod. stock 1	X
13209100	ProvSuppl&Consumbl	X
13300100	WIPInv	X
13400100	FinishGdsCu	X
21000100	TradePayables	X
21000110	FXRevalAPCtrlAccs	X
21000111	OthCreditor	X

Account Code	Account Description	Working capital
21000112	AccrualFreightDuties	X
21000160	GdsRcvdInvRcvd	X
21000180	GdsRcvdNotInvoiced	X
21000190	FXRevalGRIRAcc	X
21000810	AdvReceived	X
21009000	PhysMatAccrual	X
21010100	IntPayable	X
21010110	FXRevalInterestPayab	X
21010200	STEmplBenef	X
21010201	PayrollWagesSalaries	X
21010202	PayrollBonus	X
21010203	PayrollVacationAccru	X
21010204	PayrollTaxDue	X
21010207	PayrollGarnishment	X
21010210	FXRevalSTEmplBenef	X
21010211	ST WorkersComp	X
21010212	Fringe benefits tax	X
21010300	VATPayable	X
21010304	VAT/QST CtrlAcct	X
21010900	OthTaxPayable	X
21010901	MiningRoyaltiesGvmt	X
21012000	AccrualUtilities	X
21012001	AccrualPower	X
21012002	OthAccrual	X
21012010	FXRevalOthPayableAcc	X
21020010	PayablesIC	X
21020011	Payable IC — Accrual	X
22010110	STProv	X
22010240	STRehabRestorProv	X
Total Working Capital
Share Sale Agreement
Schedule 10
Issuance of Rollover Shares / Preparation of Proxy Statement / Extraordinary General Meeting

1
Issuance of Rollover Shares

1.1
Share Issuance

Subject to the terms and conditions hereof, at Completion, Buyer Guarantor hereby agrees to issue and sell to Seller the Rollover Shares. Unless otherwise mutually agreed by the parties in writing, the Rollover Shares will be uncertificated, with record ownership reflected only in the stock transfer ledger of Buyer Guarantor. Buyer Guarantor will deliver a letter of instruction, in form and substance reasonable acceptable to Seller, to Continental Stock Transfer & Trust Company, a New York corporation, acting as Buyer Guarantor’s transfer agent (the “Transfer Agent”) directing the Transfer Agent to reflect the issuance of the Rollover Shares in the name of Seller on the stock transfer ledger of Buyer Guarantor, effective as of the Completion Date.

2
Preparation, Filing and Mailing of Proxy Statement

2.1
Cooperation

Each of Seller, Buyer and Buyer Guarantor shall be available to, and each of Seller, Buyer and Buyer Guarantor and their respective Related Bodies Corporate shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, the other parties and their respective counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, each of the parties will (i) cooperate with the other parties in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC), (ii) reasonably assist the other parties in causing to be prepared in a timely manner any other financial information or statements that involve financial information or statements of Buyer, Buyer Guarantor or the Company (as the case may be) and that are required to be included in the Proxy Statement and (iii) obtain the consents of its auditors with respect to the foregoing as may be required by applicable law or requested by the SEC.
From and after the date on which the Proxy Statement is mailed to Buyer Guarantor’s shareholders, each of Seller, Buyer and Buyer Guarantor will give the other parties prompt written notice of any action taken or not taken by such party of any development regarding such party, which is known by such party, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, the parties shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.
2.2
Preparation, Filing and Mailing of Proxy Statement

(a)
As soon as reasonably practicable following the delivery by the Seller to the Buyer of the information set forth in item 2.3 of this Schedule 10, Buyer Guarantor shall file, and each of the other parties will reasonably cooperate (including causing each of their Related Bodies Corporate and Representatives to reasonably cooperate) with Buyer Guarantor to file, with the SEC, a proxy statement or other applicable form in connection with the Transactions and in connection with the Extraordinary General Meeting, including any amendments thereto (the “Proxy Statement”) to be sent to the shareholders of Buyer Guarantor in advance of the Extraordinary General Meeting with respect to, among other things: (A) providing Buyer Guarantor Shareholders with the opportunity to redeem Buyer Guarantor Class A Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Extraordinary General Meeting (the “Buyer Guarantor Shareholder Redemption”); and (B) soliciting proxies from holders of Buyer Guarantor Class A Shares to vote at the Extraordinary General Meeting, as adjourned or postponed, in favour of: (1) the adoption of this document and approval of the Transactions;(2) the issuance of Buyer Guarantor Class A Shares in connection with the Transactions to the extent required under NYSE listing requirements; (3) any other proposals that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; and (4) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (clauses (1) through (4), collectively, the “Buyer Guarantor Shareholder Matters”). Each of parties shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Without the prior written consent of Seller, the Buyer Guarantor Shareholder Matters shall be the only matters (other than procedural matters) which Buyer Guarantor shall propose to be acted on by Buyer Guarantor’s shareholders at the Extraordinary General Meeting, as adjourned or postponed. The Proxy Statement will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder. Each of the parties shall furnish all information concerning such party as may reasonably be requested by the other parties in connection with such actions and the preparation of the Proxy Statement. Buyer Guarantor shall (I) file the definitive Proxy Statement with the SEC, and (II) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Buyer Guarantor in accordance with Section 2.2(d) of this Schedule 10, as promptly as practicable (but in no event later than three (3) Business Days unless otherwise required by applicable Law) following the date that the SEC clears such Proxy Statement (such earlier date, the “SEC Clearance Date”).
(b)
Buyer Guarantor will advise Seller promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) the filing of any supplement or amendment to the Proxy Statement; (C) any request by the SEC for amendment of the Proxy Statement; (D) any comments from the SEC relating to the Proxy Statement and responses thereto; (E) requests by the SEC for additional information; and (F) the issuance of any stop order or the suspension of the qualification of the Buyer Guarantor Class A Shares for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose.

(c)
Prior to filing with the SEC, Buyer Guarantor will make available to Seller and its counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide Seller and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Buyer Guarantor shall not file any such documents with the SEC without the prior consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Each of the parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If, at any time prior to the Extraordinary General Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Buyer Guarantor shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Completion, any of the parties discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) such party shall promptly inform the other parties and (y) each party shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Proxy Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC under the Securities Act and the Exchange Act as promptly as practicable after it is filed with the SEC.

(d)
Buyer Guarantor shall file the Proxy Statement in accordance with the rules and regulations of the Securities Act and the Exchange Act. Each of the parties shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with applicable Laws for a date no later than 20 Business Days following the SEC Clearance Date and (ii) cause the Proxy Statement to be disseminated to Buyer Guarantor Shareholders in compliance with applicable law.

2.3
Financial Information.

The Seller shall (i) as soon as reasonably practicable after the date of this document, deliver to Buyer the balance sheets of the Company as of December 31, 2019, December 31, 2020 and December 31, 2021, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, in each case, audited in accordance with applicable Public Company Accounting Oversight Board auditing standards and (ii) from the date hereof through the Completion Date, within forty (40) calendar days following the end of each three-month quarterly period, the Seller shall deliver to Buyer, for the first three quarters of the year, the unaudited balance sheet of the Company and related unaudited statements of operations, cash flows and shareholders’ equity for each such quarter, including any other financial information reasonably necessary for Buyer Guarantor to produce the pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
3
Extraordinary General Meeting

3.1
Buyer Guarantor’s Extraordinary General Meeting

Buyer Guarantor shall take, in accordance with applicable Law, NYSE rules and the Buyer Guarantor’s organizational documents, all actions necessary (in its discretion) to duly convene and hold the Extraordinary General Meeting as promptly as reasonably practicable after the SEC Clearance Date and to obtain the approval of Buyer Guarantor Shareholder Matters at the Extraordinary General Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable for the purpose of seeking the approval of Buyer Guarantor Shareholder Matters. Buyer Guarantor shall include the Buyer Guarantor Board Recommendation in the Proxy Statement. The board of directors of Buyer Guarantor shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Guarantor Board Recommendation for any reason. Buyer Guarantor agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting for the purpose of seeking approval of Buyer Guarantor Shareholder Matters shall not be affected by any intervening event or circumstance, and Buyer Guarantor agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the Buyer Guarantor Shareholder Matters for the approval of the Buyer Guarantor Shareholders, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this document, Buyer Guarantor shall be entitled to (and, in the case of the following clauses (i), (ii) and (iii), at the request of Seller, shall) postpone or adjourn the Extraordinary General Meeting for a period of no longer than 20 days if: (i) necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is disclosed to Buyer Guarantor Shareholders and for such supplement or amendment to be promptly disseminated to Buyer Guarantor Shareholders prior to the Extraordinary General Meeting; (ii) if a postponement or adjournment is required by applicable Law; (iii) as of the time for which the Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Buyer Guarantor Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Extraordinary General Meeting; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of Buyer Guarantor Shareholder Matters; provided, that in the event of any such postponement or adjournment, Buyer Guarantor shall keep Seller reasonably informed regarding all matters relating to the Buyer Guarantor Shareholder Matters and the Extraordinary General Meeting and the Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Share Sale Agreement
Schedule 11   Financial Assurances
Issued Date	Provider	Purpose	Guarantee No.	Amount ($AUD)
15-Sep-2003	Macquarie Bank Limited	EL5693	Guarantee No. 198-08-03	A$20,000
15-Sep-2003	Macquarie Bank Limited	EL5983	Guarantee No. 199-08-03	A$10,000
24-Oct-2005	Macquarie Bank Limited	EL6223	Guarantee No. 405-10-05	A$10,000
29-Mar-2007	Macquarie Bank Limited	EL6907	Guarantee No. 195-03-07	A$10,000
26-Feb-2019	ANZ Banking Group Limited	CML5, MPL1093, MPL1094	DG762003418	A$24,553,000
2-Dec-2021	ANZ Banking Group Limited	CML5, MPL1093, MPL1094	DG975813418	A$12,250,000
			TOTAL:	A$36,853,000

Share Sale Agreement
Signing page
DATED:

SIGNED by Nicholas Talintyre as attorney for GLENCORE OPERATIONS AUSTRALIA PTY LIMITED (ACN 128 115 140) under power of attorney dated 16 March 2022 in the presence of:
/s/ Jay Jools

Signature of witness
Jay Jools
Name of witness (block letters)
) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Nicholas Talintyre By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney
[Signature page to CMPL Share Sale Agreement]

EXECUTED by METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD (ACN 657 799 758) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:
/s/ Marthinus J. Crouse

Signature of director
Marthinus J. Crouse
Name of director (block letters)
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
/s/ Michael McMullen

Signature of director/company secretary*
*delete whichever is not applicable
Michael McMullen
Name of director/company secretary* (block letters)
*delete whichever is not applicable

EXECUTED for METALS ACQUISITION CORP by:
/s/ Michael McMullen Signature of director
Michael McMullen Name of director (block letters)
[Signature page to CMPL Share Sale Agreement]

Share Sale Agreement
Annexure A
Transitional Services Agreement

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Transitional Services Agreement
Dated
[insert] (Service Provider)
[insert] (Company)
[insert name of Buyer Guarantor] (Buyer Guarantor)
King & Wood Mallesons
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.kwm.com

Transitional Services Agreement

Transitional Services Agreement
Details
Parties	Service Provider, Company and Buyer Guarantor
Service Provider	Name	[insert]
	ABN	[insert]
	Formed in	[insert]
	Address	[insert]
	Telephone	[insert]
	Email	[insert]
	Attention	[insert]
Company	Name	Cobar Management Pty. Limited
	ABN	38 083 171 546
	Address	[insert]
	Telephone	[insert]
	Email	[insert]
	Attention	[insert]
Buyer Guarantor	Name
	Formed in	The Cayman Islands
	Address	Suite 400, 425 Houston St, Ft Worth, Texas, 76102, United States of America
	Telephone	[insert]
	Email	[insert]
	Attention	[insert]
Recitals
A
The Seller, the Buyer and the Buyer Guarantor have entered into a share sale agreement dated [insert date] (Sale Agreement) under which the Buyer agreed to purchase the Shares on the terms and conditions set out in the Sale Agreement with effect from the Completion Date.

B
The parties have agreed to enter into this agreement which sets out the terms on which the Service Provider will provide certain transitional services to the Company for a transitional period following Completion of the Sale Agreement.

C The Buyer Guarantor has agreed to enter into this agreement for the purposes of guaranteeing the due and punctual performance of the Company’s obligations contained in this agreement.

Transitional Services Agreement
General terms
25   Defined terms and interpretation
25.1 Defined terms
Unless the contrary intention appears these meanings apply:
Business means the operations of the Company as at the Completion Date.
Business Day means a day on which banks are open for general banking business in Sydney, New South Wales (not being a Saturday, Sunday or public holiday in that place).
Business Hours means from 9.00am to 5.00pm on a Business Day.
Buyer has the meaning given in the Sale Agreement.
Buyer Group means the Buyer and its Related Bodies Corporate.
Claim means any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.
Company Guaranteed Obligations has the meaning set out in clause 14.2(a).
Completion Date has the meaning given in the Sale Agreement.
Consequential Loss means any:
(b)
consequential loss, indirect loss, loss of income, loss of revenue, loss of profit, loss of financial opportunity, loss of business, loss of contract, loss of use, increase in financing costs and operating costs, loss of production or any other economic loss; or

(c)
loss of goodwill, loss of business reputation, or costs that are special, or punitive and in each case, whether arising in contract, tort (including negligence) or otherwise,

but excluding:
(d)
any liability referred to in paragraph (a) of this definition which arises directly and naturally in the ordinary course of things from the applicable breach; and

(e)
in respect of any loss or liability under clauses 3.6 and 3.7 only, any loss or corruption of data.

Data has the meaning set out in clause 7.4(a).
Force Majeure means any event, cause or occurrence as a direct result of which the party relying on the event, cause or occurrence is prevented from or delayed in performing any of its obligations (other than a payment obligation) under this agreement and that is beyond the reasonable control of that party, including acts of God, strikes, war, applicable laws and other similar events.
Indemnified Party means the Service Provider, each Related Body Corporate of the Service Provider and any of its Representatives.
Intellectual Property Rights has the meaning given in clause 7.1(a).
IT Systems means the computer and information technology systems of the Service Provider and the Seller Group.
Law means the common law and any statute, regulation, order, rule, subordinate legislation, or other document enforceable under any statute, regulation, order, rule or subordinate legislation.
Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred but excluding liability for any consequential or indirect losses, economic losses or loss of profits.

Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description) but excluding any liability for consequential or indirect losses, economic losses or loss of profits.
Notice has the meaning set out in clause 17.1.
Personal Information has the meaning given in the Privacy Act 1988 (Cth).
Privacy Laws means:
(a)
the Privacy Act 1988 (Cth); and

(b)
any other requirement under Australian law, industry code, policy or statement relating to the handling of Personal Information.

Recipient has the meaning set out in clause 13.3(a).
Related Bodies Corporate has the meaning given in the Corporations Act 2001 (Cth).
Representatives means an employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint-venturer or sub-contractor.
Sale Agreement has the meaning set out in Recital A.
Seller has the meaning given in the Sale Agreement.
Seller Group means Glencore plc and each of its Related Bodies Corporate excluding, on and from Completion, the Company, and Seller Group Member means any one of them.
Service Credits has the meaning set out in clause 4.2(b).
Service Fee means in relation to the Services, the amount of $[insert].
Service Problem has the meaning set out in clause 4.2(a)(i).
Service Standards has the meaning set out in clause 4.1(a).
Services means the services specified in Schedule 1.
Shares has the meaning given in the Sale Agreement.
Subsidiary has the meaning given in the Corporations Act 2001 (Cth) and Subsidiaries has a corresponding meaning.
Supplier has the meaning set out in clause 13.3.
Supplier’s Intellectual Property has the meaning set out in clause 0.
Transition Period means, in relation to each Service, the period specified for that Service in Schedule 1.
25.2 Interpretation
In this agreement, except where the context otherwise requires:
(a)
the singular includes the plural and vice versa, and a gender includes other genders;

(b)
another grammatical form of a defined word or expression has a corresponding meaning;

(c)
a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)
a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)
a reference to A$, $A, dollar or $ is to Australian currency;

(f)
a reference to US$, $US, USD or US Dollars is a reference to the currency of the United States of America;

(g)
a reference to time is to time in Sydney, Australia;

(h)
a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)
a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(j)
a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)
a word or expression defined in the Corporations Act 2001 (Cth) has the meaning given to it in the Corporations Act 2001 (Cth);

(l)
the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(m)
any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(n)
any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)
a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(p)
if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

25.3 Headings
Headings are for ease of reference only and do not affect interpretation.
26   Commencement and Term
26.1 Commencement
This agreement commences on the Completion Date.
26.2 Term
(a)
This agreement continues until the expiration of all Transition Periods, unless terminated earlier in accordance with this agreement.

(b)
The Service Provider and the Company may agree in writing to extend the Transition Period for any Services.

27   Services
27.1 Provision of Services
(a)
Subject to clause 3.1(c), the Service Provider will provide to the Company the Services for the duration of the applicable Transition Period in accordance with the terms and conditions of this agreement.

(b)
The Company must pay the Service Fee to the Service Provider in accordance with clause 5.

(c)
The Service Provider is not obliged to provide, and may cease providing immediately, any Services:

(i)
to the extent that providing that Service would cause the Service Provider or any member of the Seller Group to:

(A)
breach any agreement with a third party (provided that in order to rely on this paragraph (A) the Service Provider must have notified the Company of the contract requirements in that agreement that it considers would be breached by the provision of the Service a reasonable period before it seeks to exercise a right to cease to provide the relevant Service on this basis); or

(B)
contravene any Law; or

(ii)
if the Company is in breach of any provision of this agreement including clause 3.1(b).

27.2 Delegation to third parties
The Service Provider may sub-contract the Services or any part of them to a third party or any member of the Seller Group without the consent of the Company. The appointment of any sub-contractors by the Service Provider will not relieve the Service Provider of any obligations under this agreement.
27.3 Company to provide information and assistance
(a)
The Company must provide all information and assistance reasonably necessary to enable the Service Provider, or any person appointed as a sub-contractor by the Service Provider as contemplated under clause 3.2, to perform the Services.

(b)
Neither the Service Provider nor any person appointed as a sub-contractor by the Service Provider as contemplated under clause 3.2 shall be obliged to perform the Services to the extent that the Company fails to provide or delays in providing such information or assistance.

27.4 Reduction of Services
(a)
The Company may, by notice in writing to the Service Provider, request that the scope of any one or more of the Services and such Service(s) be reduced and the date on which it wishes for the Service(s) to be reduced (which must not be less than one month after the date of the notice).

(b)
The Service Provider must act reasonably in considering any request made by the Company under clause 3.4(a) and provide a response to the Company within 14 days of receiving such request.

(c)
If the Service Provider agrees to reduce the scope of Services in accordance with a request made by the Company under clause 3.4(a):

(i)
the Services and such Service(s) will, to the extent agreed, be deemed to be deleted from Schedule 1 to this agreement from the date set out in the Company’s notice; and

(ii)
the Service Provider and the Company will agree in good faith an appropriate adjustment to be made to the Service Fee charged under this agreement for the relevant Service.

(d)
The revised Service Fee will apply from the date on which the reduction in the scope of the relevant Service becomes effective.

27.5 Access to premises and equipment
(a)
For the period from the Completion Date until the expiry of the last Transition Period, the Company must give the Service Provider and any person appointed as a sub-contractor by the Service Provider as contemplated under clause 3.2 access to premises and equipment as is reasonably required by the Service Provider to supply the Services to the Company.

(b)
Where the Service Provider (or any of its Representatives) is granted access to premises, information, facilities or personnel under clause 3.5(a), the Service Provider must ensure that it and any such Representatives comply with all reasonable regulations, procedures and policies of the Company that apply in relation to such premises, information, facilities or personnel from time to time.

27.6 Access to IT Systems
(a)
Where the provision of the Services requires that the Company or any of its Representatives be granted access to the IT Systems, the Company must, and must procure that its Representatives:

(i)
access the applicable IT Systems in strict accordance with any reasonable instructions provided by the Service Provider;

(ii)
only access, or attempt to obtain access to, the Service Provider’s relevant IT Systems for which the Company is expressly permitted to use or access as part of the Services, and only to the extent necessary to receive the benefit of those Services;

(iii)
comply with all reasonable regulations, procedures and policies of the Service Provider or the Seller Group that apply in relation to such IT Systems from time to time;

(iv)
maintain reasonable security measures to protect the Service Provider’s IT Systems from third parties, and in particular from disruption by any virus, software or routine intended or designed to:

(A)
permit access to, or use of, the Service Provider’s IT Systems by a third person other than as expressly authorised; or

(B)
disable, damage or erase or disrupt or impair the normal operation of the Service Provider’s IT Systems,

(Harmful Code), and if the Company becomes aware that any Harmful Code has been introduced into the Service Provider’s IT Systems, notify the Service Provider as soon as reasonably practicable;
(v)
not damage or compromise the security or integrity of, or cause any deterioration to, the Service Provider’s IT Systems or data including by circumventing or attempting to circumvent or remove any firewalls or other security measures put in place from time to time;

(vi)
not access the Service Provider’s data except the data for which the Company is expressly permitted to access as part of delivering or receiving the Services (as applicable);

(vii)
not alter or attempt to alter the configuration of the Service Provider’s IT Systems;

(viii)
not add new hardware or software to the Service Provider’s IT Systems or environment generally, without the prior written consent of the Service Provider; and

(ix)
immediately notify the Service Provider if it detects a breach of any of the above obligations by it, any Buyer Group Member or their respective Representatives and promptly act to prevent or mitigate the effects of the breach.

(b)
Notwithstanding anything else in this agreement, the Service Provider may suspend access to, or use by the Company of, the IT Systems (and provision of the Services (or any part thereof) to the extent which they necessarily depend on such access):

(i)
if required in an emergency, including to protect the health and safety of any person or in the event of a Data Security Breach;

(ii)
for routine maintenance purposes; or

(iii)
for modification and upgrade purposes,

provided that the Service Provider uses reasonable endeavours to:
(iv)
provide the Company with reasonable notice of a suspension in advance (as soon as practicable following notice to the Seller Group, and no fewer than two days’ advance notice except in the case of an emergency); and

(v)
minimise the duration and extent of any adverse impact of a suspension on the Company in a comparable way to the way that it would in respect of its own business.

The Company is responsible for making its own arrangements to address the impact of any suspension or interruption under this clause 3.6(b).
(c)
Despite the Company or any of its Representatives being granted with access to the relevant IT Systems, the IT Systems remain the sole property of the Service Provider or applicable Seller Group Member.

27.7 Indemnity for third party services and IT Systems
The Company unconditionally and irrevocably indemnifies each Indemnified Party from and against and in respect of all Claims which an Indemnified Party incurs or sustains in connection with or arising out of:
(a)
(indemnity for third party services) a breach of a contract between an Indemnified Party and a third party from whom the relevant Indemnified Party has procured Services to the extent, and only to the extent, that such breach was caused by or contributed to by the actions of the Company or the Buyer Group (or either of their respective Representatives); and

(b)
(IT Systems) any access to or use of the IT Systems by the Company or its Representatives.

28    Performance standards
28.1 Service Standards
(a)
Except for Services described in clause 4.1(b) and subject to clause 4.1(c), the Service Provider must provide the Services to a standard reasonably equivalent and consistent with the standard to which the equivalent service was performed by the Service Provider for the Business in the 6 month period prior to execution of the Sale Agreement (Service Standards) in accordance with this agreement and all applicable Laws.

(b)
Where any Services are procured by the Service Provider from a third party, and those Services were provided by a third party to the Business prior to the Completion Date, the Service Provider must use its reasonable endeavours to procure that the third party provides the Services to a standard reasonably equivalent and consistent with the standard to which the equivalent service was performed by that third party in the 6 month period prior to the execution of the Sale Agreement.

(c)
Nothing in this clause 4.1 requires the Service Provider to engage additional employees, acquire additional equipment or invest in capital improvements beyond that which was applicable as at the Completion Date in order to comply with its obligations under this agreement.

28.2 Failure to Perform
If the Service Provider fails to meet the Service Standards in respect of any Services, and the Company notifies the Service Provider of such failure in writing, the Service Provider must:
(a)
promptly, at no additional cost to the Company:

(i)
investigate the underlying causes of the failure to meet the Service Standards (Service Problem) and use reasonable endeavours to preserve any data indicating the cause of the Service Problem;

(ii)
take reasonable action to minimise the impact of the Service Problem and prevent it from recurring;

(iii)
take reasonable action to correct the Service Problem and restore the Services to the Service Standards; and

(iv)
advise the Company of the steps being taken under this clause 4.2 in respect of the Service Problem; and

(b)
as compensation for such failure, deduct performance-related rebates proportionate to the level the Service Provider failed to meet the Service Standards when calculated against the Service Fee payable with respect to the Services as if they were provided at the Service Standards (Service Credits) from its next invoice issued in connection with this agreement (and, if the next invoice is insufficient to deduct the full amount of the Service Credits, subsequent invoices until the full amount of the Service Credits has been deducted).

28.3 Service Credit Acknowledgement
The Service Provider acknowledges and agrees that:
(a)
the Service Credits represent a reduction in the Service Fee payable under this agreement to reflect the provision by the Service Provider of a lower level of service than is required under this agreement and do not constitute a penalty; and

(b)
the payment of Service Credits do not waive or prejudice any other rights or remedies that the Company may have in connection with the failure to provide Services to the Service Standards prescribed by this agreement.

29   Payment for Services
29.1 Fees
(a)
The Company must pay the Service Fee to the Service Provider.

(b)
Where Services are procured by the Service Provider from a third party:

(i)
if those Services will be provided solely to, or for the benefit of, the Company, the Service Provider may either arrange for the third party to charge and invoice the Company directly for those Services or include such charges on its invoice, in each case, without mark-up and on a zero-margin basis to the Service Provider; or

(ii)
if those Services will be provided to the Service Provider and the Company, the portion of the costs of acquiring those Services from the third party that is attributable to the Company will be determined by the Service Provider (acting reasonably), provided that the Service Provider must provide reasonable evidence to the Company of the attribution of the portion of costs for acquiring the relevant services on behalf of the Company.

29.2 Invoicing
The Service Provider must invoice the Company for the Service Fee within 20 Business Days after the end of each calendar month during which the Service Provider has provided the relevant Services to the Company.
29.3 Payment
The Company must pay the amount shown in each invoice rendered by the Service Provider pursuant to clause 5.2, in cleared funds to an account nominated by the Service Provider, within 10 Business Days after receipt of each invoice.
30   Third Party Consents
30.1 Service Provider to obtain
(a)
To the extent that the consent or agreement of a third party is required for the lawful supply of the Services to the Company, the Service Provider must use reasonable endeavours to obtain such consents or agreements.

(b)
Costs incurred in obtaining third party consents will be borne by the Company.

30.2 Inability to obtain consents
Where the consent or agreement of a third party cannot be obtained by the Service Provider, the Service Provider and the Company must each use reasonable endeavours to agree (if possible) acceptable and lawful arrangements to ensure the continuity of the provision of the Services (or a suitable substitute).
31   Intellectual property
31.1 Licence to Company
(a)
The Company agrees that if the Service Provider, in the performance of its obligations under this Agreement, makes available to it any intellectual property rights owned by, or licensed to, the Service Provider or a Related Body Corporate of the Service Provider (Intellectual Property Rights):

(i)
those Intellectual Property Rights will remain the sole property of the Service Provider or the relevant Related Body Corporate of the Service Provider (as appropriate); and

(ii)
the Service Provider or the relevant Related Body Corporate of the Service Provider, or their licensors (as appropriate) owning such Intellectual Property Rights or materials, shall own all Intellectual Property Rights subsisting in any and all adaptions of, modifications and enhancements to and works derived from such materials or Intellectual Property Rights, all such Intellectual Property Rights being the “Supplier’s Intellectual Property”.
(b)
The Company shall be licensed to use the Supplier’s Intellectual Property solely for, and only to the extent necessary for, the receipt of the Services for the duration of the Transition Period.

31.2 Licence to Service Provider
The Company grants to the Service Provider and the Seller Group a nonexclusive, non-transferable, royalty-free licence during the term of this agreement to use its Intellectual Property Rights in any materials made available by or on behalf of the Company under this agreement solely for the purposes of providing the Services and performing its obligations under this agreement.
31.3 Indemnity for use of Intellectual Property
The Company unconditionally and irrevocably indemnifies each Indemnified Party from and against and in respect of all Claims which an Indemnified Party incurs or sustains arising out of or in connection with the use by the Company of any Intellectual Property Rights in the Supplier’s Intellectual Property.
31.4 Data
The Service Provider acknowledges:
(a)
that all new documents, client files, publications, policies and procedures generated by or on behalf of the Company as a result of the provision of the Services, including all electronic records produced from the use of the Service Provider’s IT Systems as a result of the provision of the Services (Data), are the sole property of the Company and the Service Provider agrees not to challenge the Company’s ownership of or right and title to such Data; and

(b)
that it must deliver the Data to the Company at the end of the Transition Period in such form as reasonably requested by the Company.

32   Records and inspection of records
32.1 Maintain records
The Service Provider must maintain records of all Services supplied to the Company under this agreement for at least two years after the date the Services are provided.

32.2 Access to Records
Subject to any confidentiality obligations, the Service Provider must permit the Company and its Representatives on reasonable notice, for the purpose of monitoring compliance with this agreement, reasonable access during Business Hours to examine and copy the Service Provider’s books and records relating to this agreement.
33   Termination
33.1 Termination for default
(a)
(Termination by Service Provider) If the Company fails to pay an amount payable as shown in any invoice issued in accordance with this agreement which is not in dispute by the due date for payment and does not rectify that failure within ten Business Days of receiving a notice from the Service Provider requiring it to do so, the Service Provider may immediately terminate this agreement.

(b)
(Termination by Company) If the Service Provider breaches any material provision of this agreement and does not rectify that breach within ten Business Days of receiving a notice from the Company requiring it to do so, the Company may immediately terminate this agreement.

33.2 Termination not to affect accrued rights
Termination of this agreement under clause 9.1 does not affect the obligation of any party which accrued prior to such termination or any obligation of the Company to pay any cost under clause 5 of this agreement which accrued prior to such termination.
33.3 Termination by agreement
The Service Provider and the Company may agree in writing to terminate this agreement at any time.
33.4 Termination for change in control
If, after the date of this agreement, the Company undergoes a change of control, the Service Provider may terminate this agreement immediately by giving notice to the Company. For the purposes of this clause, the Company undergoes a change of control if it ceases to be a Subsidiary of the Buyer Guarantor.
34   Confidentiality and privacy
34.1 Undertaking by Service Provider
The Service Provider must keep confidential all information relating to the Business which comes into its possession or control as a result of this agreement and which would reasonably be considered to be commercially sensitive for the Business.
34.2 Undertaking by the Company
The Company and the Buyer Guarantor must keep confidential all information relating to the Service Provider’s business which comes into its possession or control as a result of this agreement and which would reasonably be considered to be commercially sensitive for the purposes of the Service Provider’s business.
34.3 Confidentiality continues
The obligation of confidentiality is a continuing obligation and remains in force during the term of, and after termination or expiry of, this agreement.
34.4 Exceptions
The parties agree that each of the Company, the Buyer Guarantor and the Service Provider may only use confidential information of the other for the purposes of this agreement, and must keep the existence and terms of this agreement and any confidential information of the other confidential except in relation to:
(a)
any information which is in or comes into the public domain (except by reason of a breach of this clause);

(b)
any information which the party giving the undertaking is required to disclose as a consequence of a statutory, governmental, legal or regulatory requirement; or

(c)
any information which the party giving the undertaking is compelled to disclose in the course of any legal proceedings, whether by way of litigation or arbitration, provided that the party makes application to the court or arbitrator for an order that parties to the litigation or arbitration keep such information confidential, in which case clauses 10.1, 10.2 and 10.3 do not apply.
34.5 Return of confidential information
Upon termination or expiration of this agreement:
(a)
the Company and the Buyer Guarantor must return to the Service Provider, procure the return to the Service Provider or destroy (at the Company’s option), all confidential information of the Service Provider and other materials relating to the Service Provider (other than any records which the Company is required to retain by law) acquired by the Company, the Buyer Guarantor or any of the Company’s employees, agents and contractors under or as a result of this agreement (including in relation to the Service Provider’s payroll and accounting and financial data and information);

(b)
the Service Provider must return to the Company, procure the return to the Company or destroy (at the Service Provider’s option) all confidential information of the Company and other materials relating to the Company (other than any records which the Service Provider is required to retain by law) acquired by the Service Provider or any of the Service Provider’s employees, agents and contractors under or as a result of this agreement; and

(c)
each party must promptly certify in writing to the other party that it has complied with its obligations under this clause 10.5.

34.6 Privacy
Each party must, in respect of Personal Information to which that party has access as a result of this agreement:
(a)
comply with all applicable Privacy Laws;

(b)
comply with any privacy policy which has been adopted by another party and which has been notified to the first party prior to the execution of this agreement to the extent such privacy policy purports to apply to third parties providing services, or receiving services, analogous to the party as if the party were bound by that policy;

(c)
comply with any reasonable written direction of another party in relation to the means of compliance with any applicable Privacy Laws or privacy policy; and

(d)
cooperate with each party in the resolution of any complaint alleging a breach of applicable Privacy Laws or privacy policy.

35   Warranties
35.1 Warranties
Each of the Service Provider and the Company warrants to the other party and its Representatives that:
(a)
it has the power and authority to enter into, exercise its rights, and perform and comply with its obligations under this agreement;

(b)
all actions and conditions required to be taken, fulfilled and done by it (including the obtaining of any consents necessary to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this agreement and to ensure that its obligations under this agreement are valid, legally binding and enforceable) have been taken, fulfilled and done;

(c)
its entry into, exercise of its rights and performance of or compliance with its obligations under this agreement do not and will not violate or, so far as it is aware, exceed any restrictions imposed by any Law to which it is subject or its constituent documents;

(d)
it will not breach any third party Intellectual Property Rights in performing its obligations under this agreement;

(e)
its obligations under this agreement are valid, binding and enforceable; and

(f)
its entry into, exercise of or compliance with its obligations under this agreement do not and will not violate any agreement to which it is a party or which is binding on its assets.

36   Liability
36.1 No liability
Except in the case of gross negligence or wilful default on the part of the Service Provider, the Service Provider shall not be liable to the Company whether in contract (including under any indemnity) in tort, under statute or otherwise under or in connection with this agreement or the provision of the Services.
36.2 Exclusion
Neither party shall be liable for any Consequential Loss.
36.3 Limit on liability
Except in the case of:
(a)
any gross negligence or wilful default on the part of the Service Provider; and

(b)
the Company’s obligation to pay the Service Fee,

but otherwise without limitation, the aggregate liability of a party under or in connection with this agreement or the provision of the Services shall in total be limited to 100% of the Service Fee paid under this agreement. This clause 12.3 does not limit the Company’s Liability under the indemnities in clause 3.7 or 7.3.
37   GST
37.1 Interpretation
Words or expressions used in clause 13 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.
37.2 Consideration is GST exclusive
Any consideration to be paid or provided for a supply made under or in connection with this agreement, unless specifically described in this agreement as ‘GST inclusive’, does not include an amount on account of GST.
37.3 Gross up of consideration
Despite any other provision in this agreement, if a party (Supplier) makes a supply under or in connection with this agreement on which GST is payable (not being a supply the consideration for which is specifically described in this agreement as ‘GST inclusive’):
(a)
the consideration payable or to be provided for that supply under this agreement but for the application of this clause (GST exclusive consideration) is increased by, and the recipient of the supply (Recipient) must also pay to the Supplier, an amount equal to the GST exclusive consideration multiplied by the prevailing rate of GST (GST Amount); and
(b)
subject to clause 13.6, the GST Amount must be paid to the Supplier by the Recipient without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

37.4 Reimbursements (net down)
If a payment to a party under this contract is a reimbursement or indemnification or otherwise calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST group that party is a member of (as the case may be), is entitled in respect of that loss, cost or expense.
37.5 Revenue (net down)
If the consideration for a supply under this agreement is calculated by reference to the consideration for another supply, in performing that calculation, the consideration payable or to be provided for the supply under this agreement excludes any GST payable included in the consideration payable for that other supply.
37.6 Tax invoices
The Recipient need not pay the GST Amount in respect of a taxable supply made under or in connection with this agreement until the Supplier has given the Recipient a tax invoice in respect of that taxable supply.
37.7 Adjustment events
If an adjustment event arises in respect of a supply made under or in connection with this agreement, then:
(a)
if the Supplier’s corrected GST Amount is less than the previously attributed GST Amount, the Supplier will refund the difference to the Recipient; or

(b)
if the Supplier’s corrected GST Amount is greater than the previously attributed GST Amount, the Recipient will pay the difference to the Supplier; and

(c)
the Supplier must issue an adjustment note to the Recipient.

38   Guarantee
38.1 Consideration
The Buyer Guarantor acknowledges:
(a)
entering this agreement in return for the Service Provider agreeing to enter into this agreement and to provide the Services to the Company and for other valuable consideration; and

(b)
that the Service Provider has relied on the operation of this clause 14.

38.2 Guarantee and indemnity
The Buyer Guarantor unconditionally and irrevocably:
(a)
guarantees to the Service Provider the due and punctual performance and observance by the Company of all of the obligations contained in or implied under this agreement that must be performed and observed by the Company (Company Guaranteed Obligations); and

(b)
indemnifies the Service Provider against any liability suffered or incurred by the Service Provider in relation to:

(i)
any Company Guaranteed Obligation (or provision which would be or become a Company Guaranteed Obligation if enforceable, valid and not illegal) being or becoming unenforceable, invalid or illegal;

(ii)
the Company failing, or being unable, to pay any amount or to perform any of its Company Guaranteed Obligations in accordance with this agreement; or

(iii)
any amount that the Company is required to pay in respect of its Company Guaranteed Obligations under this agreement not being recoverable from the Company,

in each case, for any reason and whether or not the Service Provider knew or ought to have known about those matters.
38.3 Non-payment or non-performance
If the Company does not:
(a)
pay any amount it is obliged to pay under the Company Guaranteed Obligations in accordance with this agreement, the Buyer Guarantor must pay that amount on demand as if it was the Company; or

(b)
perform any of the other Company Guaranteed Obligations under this agreement, the Buyer Guarantor must perform, or procure the performance of, those obligations (on demand by the Service Provider) in accordance with this agreement.

38.4 Demands
A demand under this clause 14 may be made at any time and from time to time. A demand need only specify the obligation to be fulfilled.
38.5 Immediate recourse
The Buyer Guarantor waives any right it may have to require the Service Provider to proceed against, or enforce any other rights or claim payment from, any other person before claiming from the Buyer Guarantor under this clause 14.
38.6 Continuing obligations
The guarantee and indemnity in this clause 14:
(a)
extends to the present and future balance of all the money payable by the Company in connection with this agreement;

(b)
is not wholly or partially discharged by the payment of any amount payable by the Company under this agreement or the settlement of any account by the Company; and

(c)
continues until all obligations of the Company under this agreement have been completely fulfilled.

38.7 Extent of guarantee and indemnity
This clause 14 applies and the obligations of the Buyer Guarantor are not reduced or discharged by (whether or not the Company or Service Provider are aware of it or consents to it and despite any legal rule to the contrary):
(a)
any transaction or agreement, or amendment, novation or assignment of this agreement, whether with or without the Buyer Guarantor’s knowledge or consent;

(b)
a rule of law or equity to the contrary;

(c)
an insolvency event affecting a person or the death of a person;

(d)
a change in the constitution, membership, or partnership of a person;

(e)
the partial performance of the Company Guaranteed Obligations;

(f)
any judgment or order being obtained or made against, or the conduct of any proceedings by, the Company or another person;

(g)
one or more of the Company Guaranteed Obligations, this agreement or any provision of this agreement being void, voidable, unenforceable (whether by reason of a legal limitation, disability or incapacity on the part of the Company and whether this agreement is void ab initio or is subsequently avoided), defective, released, waived, novated, enforced or impossible or illegal to perform;

(h)
any amount that the Company is required to pay under this agreement not being recoverable;

(i)
the exercise or non-exercise of any right, power, discretion or remedy of the Service Provider;

(j)
any set-off, combination of accounts or counterclaim;

(k)
any default, misrepresentation, negligence, breach of contract, misconduct, acquiescence, delay, waiver, mistake, failure to give notice or other action or inaction of any kind (whether or not prejudicial to the Company) by a party to this agreement or any other person;

(l)
the Service Provider granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Company or the Buyer Guarantor of an obligation; or

(m)
another thing happening that might otherwise release, discharge or affect the obligations of the Buyer Guarantor under this agreement.

38.8 Principal and independent obligation
Each guarantee, indemnity and other obligation of the Buyer Guarantor in this agreement is:
(a)
a principal obligation and is not to be treated as ancillary, collateral or limited by reference to another right or obligation; and

(b)
independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Service Provider or another person may hold concerning the Company Guaranteed Obligations.

38.9 Deferral of certain rights
Until all Company Guaranteed Obligations have been performed, the Buyer Guarantor may not (either directly or indirectly) without the Service Provider’s prior written consent:
(a)
claim, exercise or attempt to exercise a right of set-off, counterclaim or any other right or raise any defence against the Company which might reduce or discharge the Buyer Guarantor’s liability under this clause 14;

(b)
claim or exercise a right of subrogation or contribution or otherwise claim the benefit of a security or guarantee, irrespective of whether or not that security or guarantee:

(i)
relates to the Company Guaranteed Obligations;

(ii)
is given by the Buyer Guarantor; or

(iii)
is in favour or for the benefit of the Service Provider,

and any money a Buyer Guarantor receives in breach of this clause 14.9(b) must be paid promptly to the Service Provider; or
(c)
unless the Service Provider have given a direction to do so (in which case the Buyer Guarantor must do so in accordance with the direction as trustee for the Service Provider):

(i)
prove, claim or exercise voting rights in the Company’s liquidation, or otherwise claim or receive the benefit of any distribution, dividend or payment arising out of the Company’s liquidation on any account; or

(ii)
demand, or accept payment of, any money owed to the Buyer Guarantor by the Company,

and any such money it receives must be paid promptly to the Service Provider.
38.10 Prove in liquidation
The Buyer Guarantor irrevocably authorises the Service Provider to prove in the liquidation or other relevant insolvency event affecting the Company for all money that the Buyer Guarantor can claim against the Company on any account. The Service Provider need only account to the Buyer Guarantor for distributions it receives in excess of any Company Guaranteed Obligations, without interest.
38.11 Enforcement against Buyer Guarantor
The Service Provider may enforce this clause 14 against the Buyer Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Company Guaranteed Obligations.
38.12 Limitation
In no event will the Buyer Guarantor’s liability for a Claim under this agreement exceed the amount that would have been recoverable from the Company for a Claim on the same subject matter.
39   Force Majeure
39.1 Suspension of Obligations
An obligation of a party under this agreement (other than an obligation to pay money) will be suspended during the time and to the extent that the party is prevented from or delayed in complying with that obligation by an event of Force Majeure but not to the extent that the party is prevented from or delayed in complying with that obligation because it has failed to fully implement its disaster recovery and business continuity plans.
39.2 Mitigation of Force Majeure
(a)
A party affected by an event of Force Majeure must give to the other party particulars of the event of Force Majeure within 72 hours, specifying the obligations it cannot perform, fully describing the event of Force Majeure and estimating the time during which the event of Force Majeure will continue.

(b)
The party affected by the event of Force Majeure must take all reasonable steps to remove or mitigate the relevant event of Force Majeure and resume performance of its obligations as soon as reasonably possible, as well as all reasonable steps to mitigate any loss suffered by another party or another party’s Related Bodies Corporate as a result of its failure to carry out its obligations under this agreement.

39.3 Third party supply
(a)
If by reason of an event of Force Majeure, the delay or non-performance of the Services, including but not limited to compliance with the Service Standards, continues for more than 10 Business Days, or as otherwise agreed, the Company may obtain those Services from a third party while the delay or non-performance continues.

(b)
The Service Provider will co-operate with the Company with respect to the provision of the Services by a third party in these circumstances.

39.4 Termination
If by reason of the event of Force Majeure, the delay or non-performance of the obligations, including but not limited to compliance with the Service Standards, continues for more than 20 Business Days or as otherwise agreed, the Company may terminate the provision of each affected Service.

40   Dispute Resolution
40.1 Dispute resolution procedure
If a dispute arises between the parties in respect of any matter concerning this agreement, including its interpretation or application or the determination of any matter required to be determined pursuant to any provision of this agreement (Dispute), then before starting court proceedings (except proceedings for interlocutory relief):
(a)
a party claiming that a Dispute has arisen must notify the other party to the Dispute giving details of the Dispute; and

(b)
during the seven day period after a notice is given under clause 16.1(a) (or longer period unanimously agreed in writing by the parties to the Dispute) each party to the Dispute must nominate a representative of its senior management for the purpose of meeting to resolve the Dispute, which person must use his or her best efforts to resolve the Dispute within the following 10 Business Days.

40.2 Contract performance
Each party must continue to perform it obligations under this agreement notwithstanding the existence of a Dispute.
41   Notices and other communications
41.1 Service of notices
A notice, demand, consent, approval or communication under this agreement (Notice) must be:
(a)
in writing, in English and signed by a person duly authorised by the sender; and

(b)
hand delivered or sent by prepaid post or email to the recipient’s address specified in the Details, as varied by any Notice given by the recipient to the sender.

41.2 Effective on receipt
A Notice given in accordance with clause 17.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)
if hand delivered, on delivery;

(b)
if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)
if sent by email:

(i)
when the sender receives an automated message confirming delivery; or

(ii)
four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed,

whichever happens first;
but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.
42   Miscellaneous
42.1 Alterations
This agreement may be altered only in writing signed by each party.

42.2 Approvals and consents
Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.
42.3 Assignment
A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.
42.4 Survival
The provisions of clauses 3.6, 9.2, 10 to 12 (inclusive), 14 and 18.13 survive termination of this agreement.
42.5 Costs
Each party must pay its own costs of negotiating, preparing and executing this agreement.
42.6 Counterparts
This agreement may be executed in counterparts. All executed counterparts constitute one document.
42.7 No merger
The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.
42.8 Entire agreement
This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.
42.9 Further action
Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transaction contemplated by it.
42.10 Severability
A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the terms of this agreement continue in force.
42.11 Waiver
A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.
42.12 Relationship
Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.
42.13 Indemnities
The Service Provider holds on trust, for the benefit of each Indemnified Party, any indemnities provided by the Company to each Indemnified Party, including under clauses 3.6 and 7.2 of this agreement.

42.14 Announcements
A public announcement in connection with this agreement or any transaction contemplated by it must be agreed by the parties before it is made, except if required by Law or a regulatory body (including a relevant stock exchange), in which case the party required to make an announcement must, to the extent practicable, first consult with and take into account the reasonable requirements of each other party.
42.15 Governing law and jurisdiction
This agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.
EXECUTED as an agreement

Transitional Services Agreement
Schedule 12   Services
No.	Service	Service Description	Service Charge	Service Term
1.	IT	IT infrastructure carve-out and migration services.
Company shall pay the following Fees for the Services:
(a)
a one-time, upfront, non-refundable fixed fee of USD $[***], which the Parties acknowledge and agree is for [***] days of effort by Service Provider towards the performance of the Services; and

(b)
a time and materials rate of USD $[***] per day for any Services performed by Service Provider after its completion of [***] days of effort towards the performance of the Services, [as may be requested by Service Recipient and agreed in writing by Service Provider from time to time under a separate purchase order that incorporates and is subject to the terms and conditions of this Agreement].

[TBC]

SAP / ERP:
Provide extracts of data from SAP in a reasonable format to be mutually agreed by the parties.
Provide existing “As Is” ERP Services relating to SAP and related components as of Completion Date.
•
Provisioning and maintaining users;

•
Support existing integrations to third party applications;

•
Support existing printers as required;

•
Support existing functionality within SAP and related components;

•
Support existing batch jobs and schedules; and

•
Support existing period-end closure and execution of internal controls.

[TBC]

Annex — IT Migration Activities
Service Provider will provide all such services as mutually determined by the Parties from time to time in relation to the separation of the Company from Service Provider’s information technology systems, including in relation to the following:
			Services to be setup post	Owner
Service	Description	Area		GIAG	CMPL	Comments
Active Directory	User and Computer Authentication, GPO, DNS, Site and Services, etc.	IT	Install new Forest with Local Domain called cobar.local	x		Using current local infrastructure
Email (Internal)	User mailbox allocated on Exchange 2019 on-premise	IT	Migrate to MS O365	x	x	Buyer must create contract for Microsoft 365 Tenant and provide Service Provider
Email (External)	Mail Security — IronPort (policies, attachment, Antivirus, SPAM, phishing, etc.)	IT	Use Buyers (at cutover)		x	Buyer must provide new gateways
Email Archiving	Symantec Enterprise Vault (if applicable)	IT	Export Email to PST file from archiving servers in regional data centres	x
Email Domain	glencore.com.au is currently managed by GIAG	IT	Migrate mail relays to Buyer and handover to local IT Team	x	x
Firewall & VPN	Fortigate Firewalls to be made locally managed	IT	Give local admin access & VPN setup	x
Antivirus	Endpoint solution for Antivirus, etc.	IT	Carve-out licence and or buyer deploys own solution	x	x	If deploying their own the Buyer needs to provide license and binaries
Backup	General software	IT	Purchase Licence Locally		x
Microsoft Licence	License of Window Server, Windows client, Office, etc.	IT	Migrate to MS 0365		x	Buyer needs to implement their own agreement
MECM	MS Patching, Apps deployment, Windows Installation, etc.	IT	Implement local WSUS only	x
Wireless	Standard Wireless access will be implemented using Certificate and Radius Server	IT	Migrate Wireless to use local infrastructure	x
Backups Service	Two complete backups to be taken of all data in CMPL and provided to GAH	IT	N/A	x		To be verified by Glencore Regional IT on behalf of GIAG (prior to closing)

Signing page
DATED:
EXECUTED by [INSERT] in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors: Signature of director Name of director (block letters)	) ) ) ) ) ) ) ) ) ) ) )	Signature of director/company secretary Name of director/company secretary (block letters)

DATED:
EXECUTED by [INSERT] in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors: Signature of director Name of director (block letters)	) ) ) ) ) ) ) ) ) ) ) )	Signature of director/company secretary Name of director/company secretary (block letters)
[INSERT BUYER GUARANTOR EXECUTION BLOCK]

Annexure B   Form of officer release
Officer’s release
Dated
[insert relevant company] (“Company”)
[insert name of director or secretary] (“Officer”)
King & Wood Mallesons
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.kwm.com

Officer’s release
Details
Parties
Company	Name	[full name]
	ACN	[ACN]
	Address	[address]
	Attention	[position]
Officer	Name	[full name]
	Address	[address]
Recitals	A The Officer is a [director/secretary] of the Company.
1	B The Officer will resign as a [director/secretary] of the Company on completion of the sale of the Company from [name of Seller(s)] to [name of Buyer] (ACN [insert Buyer ACN]) (“Completion”).
1	C The Company agrees to release the Officer to the maximum extent permitted by law on the terms set out in this document.

Officer’s release
1
Interpretation

Unless the contrary intention appears “Claim” means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise and which either party has or may have against the other in connection with the cessation of the Officer’s employment with or engagement by the Company.
2
Release of Officer

To the maximum extent permitted by law, the Company agrees:
(a)
to unconditionally release the Officer from all rights and Claims relating to his or her employment with or his or her engagement by the Company; and

(b)
not to issue any proceedings in respect of all rights and Claims relating to the Officer’s employment with or engagement by the Company.

The Officer may plead this document in bar to any Claim or proceedings by the Company or any person claiming on their behalf in respect of Claims or any matter related thereto other than a Claim in relation to a breach of this document by the Officer.
3
Indemnity

To the maximum extent permitted by law the Company will indemnify the Officer against all Claims which the Company or any shareholder of the Company has or may have at any time against the Officer in respect of his or her employment with or his or her engagement by the Company and any conduct of the Officer involving or relating in any way whatsoever to other shareholders of the Company as at Completion.
4
Costs

Each party agrees to pay its own Costs in connection with the preparation, negotiation, execution and completion of this document.
5
General

5.1
Variation and waiver

A provision of this document or right, power or remedy created under it, may not be varied or waived except in writing signed by the party to be bound.
5.2
Partial exercising of rights

Unless this document expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this document fully or at a given time, that party may still exercise the right, power or remedy later.
5.3
Remedies cumulative

The rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.
5.4
Supervening law

Any present or future legislation which operates to vary the obligations of a party in connection with this document with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

5.5
Counterparts

This document may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document.
5.6
Entire agreement

This document constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.
5.7
Severability

If the whole or any part of a provision of this document is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this document or is contrary to public policy.
5.8
Indemnities and reimbursement obligations

Any indemnity, reimbursement or similar obligation in this document:
(a)
is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing;

(b)
is independent of any other obligations under this document; and

(c)
continues after this document, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.
6
Governing law

6.1
Governing law and jurisdiction

The law in force in [New South Wales] governs this document. The parties submit to the non-exclusive jurisdiction of the courts of that place.
6.2
Serving documents

                 , any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address for service of notices in the Details.
EXECUTED as a deed.

Officer’s release
Signage
DATED:
EXECUTED by [COMPANY NAME] in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	) ) ) ) ) )
)
Signature of director	)	Signature of director/company secretary**delete whichever is not applicable
)
)
)
Name of director (block letters))		Name of director/company secretary* (block letters)*delete whichever is not applicable
SIGNED, SEALED AND DELIVERED by [OFFICER NAME] in the presence of:	) ) ) ) ) )
)
Signature of witness	)
)
)
)
Name of witness (block letters))		Signature of [OFFICER NAME]

Share Sale Agreement
Annexure C   Going Concern Declaration
[Insert date]
Glencore Operations Australia Pty Limited
Level 44, Gateway
1 Macquarie Place
SYDNEY NSW 2000
Attn: The Directors
Dear Directors
Declaration of intention to finance
We are the directors of Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) (“Buyer”).
The Buyer proposes to purchase 100% of the issued shares in the capital of Cobar Management Pty. Limited (ACN 083 171 546) (“Company”) from Glencore Operations Australia Pty Limited (ACN 128 115 140) (“Seller”) pursuant to the CMPL Share Sale Agreement dated [insert] between the Buyer, Metals Acquisition Corp and the Seller (“SSA”).
Pursuant to the SSA, the Buyer hereby reaffirms its intention to finance the Company on and from Completion (as that term is defined in the SSA) such that the Company continues to be a going concern.
Yours faithfully
[insert authorised representative execution block]

Share Sale Agreement
Annexure D   No Prohibited Events Declaration
[Insert date of Completion]
Glencore Operations Australia Pty Limited
Level 44, Gateway
1 Macquarie Place
SYDNEY NSW 2000
Attn: The Directors
Dear Directors
Declaration of no Prohibited Events
We are the directors of Metals Acquisition Corp (“Buyer Guarantor”).
The Buyer Guarantor proposes to guarantee the obligations of Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) (“Buyer”) to purchase 100% of the issued shares in the capital of Cobar Management Pty. Limited (ACN 083 171 546) from Glencore Operations Australia Pty Limited (ACN 128 115 140) (“Seller”) pursuant to the CMPL Share Sale Agreement dated [insert] between the Buyer, the Buyer Guarantor and the Seller (“SSA”).
Pursuant to the SSA, the Buyer Guarantor hereby confirms there has not been any Prohibited Event (as that term is defined in the SSA) in existence between the date of the SSA and Completion (as that term is defined in the SSA).
Yours faithfully
[insert Buyer Guarantor authorised representative execution block]

Share Sale Agreement
Annexure E Form of Offtake Agreement
[See Annex E attached to this proxy statement/prospectus.]

Share Sale Agreement
Annexure F Form of Registration Rights Agreement
[See Annex D attached to this proxy statement/prospectus.]

Share Sale Agreement
Annexure G Form of Royalty Deed
[See Annex F attached to this proxy statement/prospectus.]

Share Sale Agreement
Annexure H   Tenement Mortgage

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Cobar — Mining tenement mortgage
Cobar Management Pty. Limited (ACN 083 171 546) (Mortgagor)
Glencore Operations Australia Pty Limited (ACN 128 115 140) (Mortgagee)
King & Wood Mallesons
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.kwm.com

Cobar — Mining tenement mortgage

Cobar — Mining tenement mortgage
Details
Parties	Mortgagor and Mortgagee
Mortgagor	Name	Cobar Management Pty. Limited
	ACN	083 171 546
	ABN	38 083 171 546
	Address	[insert]
	Email	[***]
	Attention	Michael McMullen
Mortgagee	Name	Glencore Operations Australia Pty Limited
	ACN	128 115 140
	ABN	40 128 115 140
	Address	Level 44 Gateway, 1 Macquarie Place, Sydney NSW 2000
	Email	[***]
	Attention	[***]

Cobar — Mining tenement mortgage
General terms
1
Interpretation

1.1
Terms defined in the Royalty Deed

A term which has a defined meaning in the Royalty Deed has the same meaning when used in this mortgage unless it is expressly defined in this mortgage, in which case the meaning in this mortgage applies.
1.2
Definitions

Unless the contrary intention appears, these meanings apply:
Attorney means each attorney appointed by the Mortgagor under clause 19 (“Power of attorney”).
Authorised Officer means:
(a)
in the case of the Mortgagee, a director or secretary of the Mortgagee, or any person who purports to be a “director”, “chief”, “counsel”, “executive”, “head”, “president” or “manager” (or a person performing, or purporting to perform, the functions of any of them) of the Mortgagee or any other person nominated by the Mortgagee to act as an Authorised Officer for the purposes of this mortgage; and

(b)
in the case of a Mortgagor, a director or secretary of the Mortgagor or any other person specified by the Mortgagor as an Authorised Officer for the purposes of this mortgage by a notice to the Mortgagee accompanied by a copy of the person’s signature certified by a director or secretary of the Mortgagor (and in respect of which the Mortgagee has not received notice of revocation of the appointment).

Compulsory Acquisition means an actual or proposed compulsory acquisition, resumption, appropriation or confiscation of, or freezing, restraining or forfeiture order in connection with, assets at law, including a restriction or order under which compensation is payable in connection with assets.
Corporations Act means the Corporations Act 2001 (Cth).
Costs includes costs, charges and expenses, including those incurred in connection with advisers and any legal costs on a full indemnity basis.
Event of Default means an event or circumstance so described in clause 15.1 (“Events of Default”).
A person is Insolvent if:
(a)
it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)
it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property;

(c)
it is subject to any arrangement (including a deed of company arrangement or scheme of arrangement), assignment, moratorium, compromise or composition, protected from creditors under any statute, or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Mortgagee);

(d)
an application or order has been made (and, in the case of an application which is disputed by the person, it is not stayed, withdrawn or dismissed within 14 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, in respect of any of the above paragraphs;

(e)
it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)
it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the Mortgagee reasonably deduces it is so subject);

(g)
it is otherwise unable to pay its debts when they fall due; or

(h)
something having a substantially similar effect to any of the things described in the above paragraphs happens in connection with that person under the law of any jurisdiction.

Land means the land the subject of each Tenement.
Licence means any licence, permit, entitlement or authorisation (including to discharge hazardous waste, to draw water or manage water rights, or to develop and use property) issued by any authority or other person which allows activity to be carried out, on or in connection with property.
Material Adverse Effect means a material adverse effect on:
(a)
the ability of the Mortgagor to comply with its obligations under the Transaction Documents;

(b)
the rights and remedies of the Mortgagee under the Transaction Documents;

(c)
the business, operation, property, condition (financial or otherwise), cashflows or prospects of the Mortgagor;

(d)
the effectiveness or priority of any Encumbrance granted by the Mortgagor in connection with any Transaction Document or the value of the Secured Property; or

(e)
the validity or enforceability of any Transaction Document.

Mortgagee means the person or persons named in this mortgage as mortgagee.
Mortgagor means the person or persons named in this mortgage as mortgagor. If there are more than one, the Mortgagor means each of them individually and every two or more of them jointly.
Mortgagor Group means the Mortgagor and its Related Entities, and Mortgagor Group Member means any of them.
Permitted Encumbrance means:
(a)
any Encumbrance over the Secured Property granted by the Mortgagor in accordance with clause 6.2 (“Security Subordination”) of the Royalty Deed; or

(b)
any other Encumbrance which is permitted under any intercreditor or priority deed to which the Mortgagee is party.

Potential Event of Default means an event or circumstance described in clause 15.1 (“Events of Default”) which, with the giving of notice, lapse of time or fulfilment of any condition, would be likely to become an Event of Default.
PPSA means the Personal Property Securities Act 2009 (Cth).
Receiver includes a receiver or receiver and manager.
Related Entity has the meaning it has in the Corporations Act.
Royalty Deed means the document entitled “Cobar Royalty Deed” dated on or about the date of this mortgage between, among others, the Mortgagor and the Mortgagee.
Secured Money means all money which:
(a)
at any time;

(b)
for any reason or circumstance in connection with the Royalty Deed (including transactions in connection with it);

(c)
whether under law or otherwise (including liquidated or unliquidated damages for default or breach of any obligation); and

(d)
whether or not of a type within the contemplation of the parties at the date of this mortgage:

(i)
the Mortgagor is or may become actually or contingently liable to pay to the Mortgagee in connection with the Royalty Deed; or

(ii)
the Mortgagor would have been liable to pay the Mortgagee in connection with the Royalty Deed but the amount remains unpaid by reason of the Mortgagor’s Insolvency.

Subject to paragraphs (a) through (d) of this definition, this definition applies:
(e)
irrespective of the capacity in which the Mortgagor or the Mortgagee became entitled to, or liable in respect of, the amount concerned;

(f)
whether the Mortgagor or the Mortgagee is liable as principal debtor, as surety, or otherwise;

(g)
whether the Mortgagor is liable alone, or together with another person;

(h)
even if the Mortgagor owes an amount or obligation to the Mortgagee because it was assigned to the Mortgagee, whether or not:

(i)
the assignment was before, at the same time as, or after the date of this mortgage; or

(ii)
the assigned obligation was secured before the assignment; or

(i)
if the Mortgagor is a trustee, whether or not it has a right of indemnity from the trust fund.

Secured Property means the following property:
(a)
the Tenements; and

(b)
any certificate, registration, title or other evidence of ownership of, or rights to, anything described in connection with the Tenements.

Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) paid, payable or assessed as being payable by any authority together with any fines, penalties and interest in connection with them.
Tenements means:
(a)
all of the Mortgagor’s legal and/or beneficial interest in the mining and exploration tenements (being the leases, licences, claims, permits, and other authorities) and mining and exploration tenement applications listed in the Schedule to this mortgage (whether registered or applied for) each case as may be renewed, extended, substituted, replaced (including where an exploration licence is replaced by a mining or other tenement with production rights) or consolidated; and

(b)
any other mining tenement, lease, licence, claim, permit or other authority that is designated as a ‘Tenement’ pursuant to clause 6.3(c)(iii) of the Royalty Deed.

Title Documents means each original, duplicate and counterpart certificate, confirmation, grant, assurance, conveyance, deed and other document of title or evidencing the Mortgagor’s title to, interest in, or rights to acquire, possess, use or dispose of, any Secured Property
Transaction Documents means:
(a)
this mortgage;

(b)
the Royalty Deed;

(c)
any document which the Mortgagor and Mortgagee agree in writing is a Transaction Document for the purposes of this definition; and

(d)
any document entered into for the purpose of varying, novating, supplementing, extending, replacing or restating any of the above.

1.3
General interpretation

Headings are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this mortgage:
(a)
labels used for definitions are for convenience only and do not affect interpretation;

(b)
the singular includes the plural and vice versa;

(c)
a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(d)
a reference to a document also includes any variation, replacement or novation of it;

(e)
the meaning of general words is not limited by specific examples introduced by “including”, “for example” or “such as” or similar expressions;

(f)
a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(g)
a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)
a reference to a time of day is a reference to Sydney time;

(i)
a reference to, dollars, $ or US$ is a reference to the currency of the United States of America;

(j)
a reference to “law” includes common law, principles of equity and legislation (including regulations);

(k)
a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(l)
a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(m)
an agreement, representation or warranty in favour of 2 or more persons is for the benefit of them jointly and each of them individually;

(n)
a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(o)
a reference to any thing (including an amount) is a reference to the whole and each part of it;

(p)
a reference to accounting standards is a reference to accounting standards, principles and practices generally accepted in the relevant place, consistently applied;

(q)
a reference to an accounting term in an accounting context is a reference to that term as it is used in relevant accounting standards;

(r)
a reference to “property” or “asset” includes any present or future, real or personal, tangible or intangible property, asset or undertaking and any right, interest or benefit under or arising from it;

(s)
an Event of Default or Potential Event of Default is “continuing” if it has occurred and has not been waived in writing by, or remedied to the satisfaction of, the Mortgagee;

(t)
a reference to “control” includes control as defined in the PPSA;

(u)
a reference to “possession” includes possession as defined in the PPSA; and

(v)
a reference to “this mortgage” means the mortgage constituted by the mortgage form and this mortgage and includes each other security interest created by this mortgage.

2
Mortgagor must pay the Secured Money

The Mortgagor agrees to pay the Secured Money in accordance with the terms of any agreement in writing to do so. However, if either:
(a)
there is no such agreement; or

(b)
an Event of Default is continuing,

the Mortgagee may declare at any time by notice to the Mortgagor that the Secured Money is either payable on demand or immediately due for payment.
3
Mortgage

3.1
Acknowledgment of mortgage

(a)
The Mortgagor acknowledges that it mortgages the Secured Property to the Mortgagee as security for the Secured Money on the terms set out in this mortgage.

(b)
The Mortgagor does this as absolute or beneficial owner (unless otherwise stated in the Schedule).

(c)
To the extent that the Secured Property constitutes a beneficial interest in a Tenement, the Mortgagor grants a security interest to the Mortgagee in respect of that interest as security for the Secured Money.

3.2
Mandatory action

To the extent that any legislation requires that something must be done (such as obtaining consent) before the Mortgagor may validly grant a mortgage in any Secured Property, the mortgage referred to in clause 3.1 (“Acknowledgment of mortgage”) only takes effect in relation to that Secured Property when the thing required is done. The Mortgagor agrees to do everything necessary to ensure that it is done.
3.3
Consideration

The Mortgagor acknowledges granting this mortgage and incurring obligations and giving rights under this mortgage for valuable consideration.
3.4
Transfers, variations and replacements

(a)
The Mortgagor acknowledges that the Royalty Deed may be Transferred by the Mortgagee, or varied or replaced, from time to time, in the manner prescribed by the Royalty Deed.

(b)
The Mortgagor confirms that the Secured Money includes any amount payable under the Royalty Deed as so Transferred, varied or replaced. The Mortgagor confirms that this applies regardless of:

(i)
how the Royalty Deed is Transferred, varied or replaced;

(ii)
the reasons for the Transfer, variation or replacement; and

(iii)
whether the Secured Money decreases or increases or the Royalty Deed is otherwise more onerous as a result of the Transfer, variation or replacement, provided, in the case of a Transfer, in each case to the extent the Mortgagee complies with the Royalty Deed in connection with such Transfer.

3.5
Tenement EL 6223 legal interest

The parties acknowledge that as at the date of this mortgage, the Tenement EL 6223 is not legally held by the Mortgagor. The Mortgagor agrees that if after the date of this mortgage Tenement EL 6223 becomes legally held, whether wholly or partly, by any Mortgagor Group Member(s), that the Mortgagor will, and will procure that the relevant Mortgagor Group Member(s) will, grant a legal mortgage in respect of Tenement EL 6223 to the Mortgagee as security for the Secured Money on the terms set out in this mortgage.

4
Dealings with Secured Property

4.1
Restricted dealings

The Mortgagor must not, and must not agree or attempt to, sell, assign, transfer, dispose or part with possession of, lease, licence, cancel, surrender, forfeit, lose, alter, encumber or otherwise deal with, any of the Secured Property, or the rights of the Mortgagor in the Secured Property or the Land, except:
(a)
if required to under, and then in accordance with, the Mining Act;

(b)
by way of a Permitted Encumbrance; or

(c)
as permitted by the Royalty Deed.

4.2
Where the law allows for creation of Encumbrance without consent

If a law entitles the Mortgagor to create another Encumbrance over the Secured Property without the consent of the Mortgagee, this clause 4 does not operate to require the Mortgagor to obtain the Mortgagee’s consent before creating that other Encumbrance. However if the Mortgagor intends to create another Encumbrance (other than a Permitted Encumbrance), it agrees to notify the Mortgagee at least seven days before it proposes to do so.
5
Other Encumbrances

5.1
Priority agreement

Without derogating from the obligation of the Mortgagee under clause 6 of the Royalty Deed, if the Mortgagee asks, the Mortgagor agrees to obtain an agreement acceptable to the Mortgagee, acting reasonably, regulating priority between this mortgage and any other Encumbrance over the Secured Property.
5.2
Amount secured by other Encumbrance

The Mortgagor agrees to ensure that the amount secured under any other Encumbrance (other than a Permitted Encumbrance) over the Secured Property is not increased without the Mortgagee’s consent (not to be unreasonably withheld).
5.3
Obligations under other Encumbrance

The Mortgagor agrees to comply with all obligations in connection with any other Encumbrance over the Secured Property.
5.4
Mortgagee may rely on third party certificates

The Mortgagee may rely on a certificate from any other person with an Encumbrance over the Secured Property as to the amount that is owed to that other person.
6
Representations and warranties

6.1
Representation and warranties

The Mortgagor represents and warrants (except in relation to matters disclosed to the Mortgagee and accepted by the Mortgagee in writing) that:
(a)
(owner of the Secured Property) it has good title to and is the beneficial owner of, the Secured Property free from any Encumbrance, other than any Permitted Encumbrance;

(b)
(no Compulsory Acquisition) there is no Compulsory Acquisition affecting it, the Land or any Secured Property;

(c)
(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(d)
(power) it has power to enter into this mortgage, comply with its obligations under it and to exercise its rights under it;

(e)
(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this mortgage do not and will not conflict with:

(i)
its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)
any law binding on or applicable to it or the Secured Property; or

(iii)
any Encumbrance or document binding on or applicable to it or its assets or constitute a review event, event of default, termination, cash cover requirement, prepayment or similar event (each however described) under the Encumbrance or the document where this has had or is likely to have a Material Adverse Effect;

(f)
(authorisations) it has in full force and effect each authorisation necessary for it to:

(i)
enter into this mortgage, to comply with its obligations and exercise its rights under it, and to allow them to be enforced; and

(ii)
carry on any business it conducts to the extent that failure to obtain, comply with or maintain that authorisation would be likely to have a Material Adverse Effect;

(g)
(validity of obligations) its obligations under this mortgage are valid and binding and are enforceable against it in accordance with its terms subject to any stamping and registration requirements, applicable equitable principles and laws generally affecting creditors’ rights;

(h)
(Event of Default) no Event of Default or Potential Event of Default is continuing;

(i)
(not a trustee) it does not enter into this mortgage or hold any asset as trustee; and

(j)
(no immunity) neither it nor any of its assets has immunity from the jurisdiction of a court or from legal process.

6.2
Repetition of representations and warranties

The representations and warranties in this clause 6 are taken to be made on the date of this mortgage and also (by reference to the then current circumstances):
(a)
on each date on which the Mortgagor acquires Secured Property; and

(b)
every 3 months after the date of this mortgage.

Any disclosure against a representation and warranty does not limit the Mortgagee’s rights under this mortgage (including under clause 15.1 (“Events of Default”)).
6.3
Reliance

The Mortgagor acknowledges that the Mortgagee has entered into the Transaction Documents to which it is a party in reliance on the representations and warranties in this clause 6.
7
Secured Property

7.1
General undertakings

The Mortgagor agrees:
(a)
(authorisations) to obtain, comply with and maintain each authorisation necessary for it to:

(i)
enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(ii)
carry on its business as it is now being carried on to the extent that failure to do so would be likely to have a Material Adverse Effect;

(b)
(comply with laws) to comply with all laws binding on, or applicable to, it or the Secured Property where failure to comply is likely to have a Material Adverse Effect;

(c)
(Taxes)

(i)
to pay all rates Taxes due and payable by it, except those which it is contesting in good faith; and

(ii)
to pay all rates and Taxes contested in good faith which remain due and payable by it after final determination or settlement of the contest;

(d)
(notices or orders) to give the Mortgagee a copy of any notice, order, summons or conviction from, or correspondence with, an authority (such as a local council) or Government Agency involving it, the Land or the Secured Property which has had or is likely to have a Material Adverse Effect;

(e)
(use of Land) obtain the Mortgagee’s consent before it changes the purpose for which the Land is used; and

(f)
(caveats, notifications or dealings) do everything within the Mortgagor’s power necessary to remove any caveat, notification or dealing placed on the title to the Secured Property or the Land, other than any Permitted Encumbrance or other security contemplated in the Royalty Deed.

7.2
Undertaking relating to Tenements

The Mortgagor agrees to comply with each obligation under clause 7 (“Tenements and conduct of Operations”) of the Royalty Deed.
8
Rights such as compensation

8.1
Obligation to notify

The Mortgagor agrees to notify the Mortgagee if the Mortgagor has a right to claim or receive a payment in connection with the Mortgagor’s ownership of the Secured Property or the Land (such as compensation if there is a Compulsory Acquisition).
8.2
Mortgagee’s right to oversee claim

The Mortgagor agrees to claim payment in the manner directed by the Mortgagee. However, if the Mortgagee notifies the Mortgagor, the Mortgagee may take over the Mortgagor’s rights to make, pursue or settle the Mortgagor’s claim. The Mortgagee may then exercise those rights in any manner the Mortgagee chooses (including signing releases for the payment in the name of the Mortgagor or the Mortgagee).
8.3
Payments to Mortgagee

The Mortgagor agrees to use its reasonable endeavours to ensure that any payments made under this clause 8 are paid to the Mortgagee, to the extent necessary for the Mortgagor to comply with the Royalty Deed. If, despite this, they are paid to the Mortgagor, the Mortgagor agrees to pay them to the Mortgagee. In each case, the Mortgagee agrees to then use the payments as set out in clause 12 (“Application of payments”).
9
Payments

9.1
Manner of payment

The Mortgagor agrees to make payments (including by way of reimbursement) under this mortgage:
(a)
in full without set-off or counterclaim, and without any deduction or withholding in respect of Taxes unless prohibited by law;

(b)
if the Mortgagor is compelled by law to deduct any such Tax, it must pay to the Mortgagee those additional amounts as may be necessary so that the net payment after that deduction (including any further deduction on such additional amounts) is not less than the payment would have been had there been no deduction; and

(c)
if the payment relates to the Secured Money, in the currency in which the payment is due, and otherwise in Australian dollars in immediately available funds.

9.2
Currency indemnity

The Mortgagor waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if the Mortgagee receives an amount in a currency other than that in which it is due:
(a)
the Mortgagee may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

(b)
the Mortgagor satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.

If a judgment, order or proof of debt for an amount in connection with this mortgage is expressed in a currency other than that in which it is due, then the Mortgagor indemnifies the Mortgagee against, and agrees to reimburse and compensate the Mortgagee for, any difference arising from converting the other currency if the rate of exchange used by the Mortgagee under this clause is less favourable to the Mortgagee than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt.
The Mortgagor agrees to pay amounts due under this indemnity on demand from the Mortgagee.
9.3
GST

(a)
Unless expressly stated otherwise in this mortgage, all amounts payable or consideration to be provided under this mortgage are exclusive of GST.

(b)
If GST is payable on any supply made under this mortgage, for which the consideration is not expressly stated to include GST, the recipient agrees to pay to the supplier an additional amount equal to the GST at the same time that the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided. However:

(i)
the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice or an adjustment note; and

(ii)
if an adjustment event arises in respect of the supply, the additional amount must be adjusted to reflect the adjustment event and the recipient or the supplier (as the case may be) must make any payments necessary to reflect the adjustment; and

(iii)
this clause 9.3 does not apply to the extent that the GST on the supply is payable by the recipient under Division 84 of the GST Act.

(c)
If a party is required under this mortgage to indemnify another party or pay or reimburse Costs of another party, the party agrees to pay the relevant amount less any input tax credits to which the other party (or to which the representative member for a GST group of which the other party is a member) is entitled.

(d)
A term which has a defined meaning in the GST Law has the same meaning used in this clause 9.3. GST Law has the same meaning it has in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

10
Interest

10.1   Obligation to pay
The Mortgagor agrees to pay interest on any part of the Secured Money which is due for payment but which is not otherwise incurring interest. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment (both before and after judgment as an independent obligation) and is calculated on actual days elapsed using a year of 360 or 365 days (as determined by reference to usual market practice for the relevant currency).
The Mortgagor agrees to pay interest under this clause on demand from the Mortgagee.

10.2   Rate of interest
The rate of interest applying to each daily balance is the Default Rate.
10.3   Compounding
Interest accrued but which has not been paid under clause 10.1 (“Obligation to pay”) is added to the overdue amount at the end of each period of 30 days (or any other period the Mortgagee reasonably chooses). The first period begins on (and includes) the date for payment of the overdue amount. Interest is payable on the increased overdue amount at the rate set out in clause 10.2 (“Rate of interest”) and in the manner set out in clause 10.1 (“Obligation to pay”).
11
Costs and indemnities

11.1   Transaction costs
Each party will pay its own legal costs in connection with the preparation, execution and administration of this mortgage.
11.2   Other costs
The Mortgagor agrees, within 3 Business Days of demand, to pay or reimburse:
(a)
(other costs) the Mortgagee’s and any Attorney’s or Receiver’s Costs of exercising, enforcing or preserving rights, powers or remedies (or considering doing so) in connection with this mortgage; and

(b)
(taxes) all stamp duty, registration fees and similar taxes or fees payable or assessed as being payable in connection with this mortgage or any other transaction contemplated by this mortgage (including any fees, fines, penalties and interest in connection with any of those amounts). However, the Mortgagor need not pay or reimburse any fees, fines, penalties or interest to the extent they have been imposed because of the Mortgagee’s delay.

11.3   Indemnity
The Mortgagor agrees, within 3 Business Days of demand, to indemnify the Mortgagee against, and to reimburse and compensate it for, any liability or loss arising from, and any Costs incurred in connection with:
(a)
an Event of Default, the Mortgagor not complying with any of its obligations under this mortgage or a representation, warranty or statement made, or taken to be made, by or on behalf of a Mortgagor in this mortgage being incorrect or misleading (including by omission) when made or taken to be made;

(b)
the Mortgagee exercising, enforcing or preserving rights, powers or remedies in connection with this mortgage (or considering doing so); or

(c)
the Secured Property (including any indemnity the Mortgagee gives a Controller or administrator of the Mortgagor).

The amount payable under this clause includes any liability or loss and any Costs of the kind referred to in this indemnity incurred by the Mortgagee’s officers, employees, agents or contractors or any Attorney, and any lessee, purchaser or occupier of any Secured Property.
11.4   Payment for Mortgagor’s obligations
Notwithstanding clause 11.1, the Mortgagor agrees to pay for anything that it agrees to do under this mortgage.

12
Application of payments

12.1   Application of money
The Mortgagee must apply money it receives under this mortgage towards paying the Secured Money in accordance with the Transaction Documents unless the Mortgagee is obliged to pay the money to anyone with a prior claim.
12.2   Order of payment
The Mortgagee may use money received under this mortgage towards paying any part of the Secured Money the Mortgagee chooses, including by paying a later instalment before an earlier instalment. This applies even if that part only falls due after the Mortgagee gives a notice of demand.
12.3   Suspense account
The Mortgagee may place in a suspense account any payment it receives from the Mortgagor for as long as it considers prudent and need not apply it towards satisfying the Secured Money.
12.4   Remaining money
The Mortgagee agrees to pay any money remaining after the Secured Money is paid either to the Mortgagor (which the Mortgagee may do by paying it into an account in the Mortgagor’s name) or to another person entitled to it (such as another person with an Encumbrance over the Secured Property). In doing so, it does not incur any liability to the Mortgagor. The Mortgagee is not required to pay the Mortgagor interest on any money remaining after the Secured Money is paid.
12.5   Credit from date of receipt
The Mortgagor is only credited with money from the date the Mortgagee actually receives it (including, where the Mortgagee has appointed a Receiver, the date the Receiver pays money to the Mortgagee).
13
Administrative matters

13.1   Deposit of documents
The Mortgagor agrees to deposit with the Mortgagee:
(a)
all Title Documents; and

(b)
any other documents the Mortgagee requests,

relating to the Secured Property.
However, the Mortgagor need not deposit them if another person is holding them under an Encumbrance over the Secured Property:
(c)
in connection with Senior Lender Security or any other Security contemplated under the Royalty Deed; or

(d)
to which the Mortgagee has consented and which has priority over this mortgage.

13.2   Registration
The Mortgagee may, at the Mortgagor’s expense, apply for any registration, or give any notification, in connection with this mortgage. This includes registration under the PPSA for whatever collateral class the Mortgagee thinks fit. The Mortgagor consents to any such registration or notification and agrees not to make an amendment demand.
13.3   Further steps
The Mortgagor agrees to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which the Mortgagee asks and considers necessary to:

(a)
provide more effective security over the Secured Property for payment of the Secured Money;

(b)
ensure that this mortgage is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective;

(c)
ensure this mortgage has the priority required by the Royalty Deed;

(d)
enable the Mortgagee to exercise the Mortgagee’s rights in connection with the Secured Property;

(e)
bind the Mortgagor and any other person intended to be bound under this mortgage;

(f)
enable the Mortgagee to obtain the consent to this mortgage of any other person;

(g)
enable the Mortgagee to register the power of attorney in clause 19 (“Power of attorney”) or a similar power; or

(h)
show whether the Mortgagor is complying with the Transaction Documents.

14
Rights the Mortgagee may exercise at any time

14.1   Authority to deal
Subject to the terms of the Royalty Deed, the Mortgagee may assign or otherwise deal with its rights under this mortgage in any way it considers appropriate. If the Mortgagee does this, the Mortgagor may not claim against any assignee (or any other person who has an interest in this mortgage) any right of set-off or other rights the Mortgagor has against the Mortgagee.
14.2   Right to rectify
The Mortgagee may do anything which the Mortgagor should have done under this mortgage but which the Mortgagor either has not done, or in the Mortgagee’s opinion (acting reasonably), has not done properly. If the Mortgagee does so, the Mortgagor agrees to pay the Mortgagee’s Costs on demand.
14.3   Payment of income to Mortgagee
If an Event of Default is continuing and the Mortgagee asks, the Mortgagor agrees to ensure that rent and other income from the Secured Property are paid to the Mortgagee in connection with its obligations under the Royalty Deed. If, despite this, they are paid to the Mortgagor, the Mortgagor agrees to pay them to the Mortgagee. In each case, the Mortgagee agrees to use the money it receives as set out in clause 12 (“Application of payments”).
14.4   Mortgagee not mortgagee in possession
The Mortgagee does not become a mortgagee in possession because it exercises its rights under clause 14.3 (“Payment of income to Mortgagee”) or otherwise exercise any right of inspection under the Royalty Deed.
15
Default

15.1   Events of Default
Each of the following is an Event of Default:
(a)
(non-compliance with obligations) the Mortgagor does not:

(i)
pay when due (or within 2 Business Days after the due date if the Mortgagor demonstrates to the reasonable satisfaction of the Mortgagee that failure to pay is caused by administrative or technical error beyond the control of the Mortgagor any amount payable by it under any Transaction Document in the manner required under it;

(ii)
comply with any other obligation under any Transaction Document and, if the non-compliance can be remedied, does not remedy the non-compliance within 10 Business Days of the Mortgagee notifying the Mortgagor, or the Mortgagor becoming aware of the failure to comply (whichever is the earlier); or

(iii)
comply with any undertaking given to the Mortgagee or its solicitors by or on behalf of the Mortgagor or another person in connection with (but not in) a Transaction Document within the period specified in the undertaking or, where no period is specified and the undertaking is not an ongoing undertaking, within 10 Business Days after the date of the undertaking;

(b)
(misrepresentation) a representation, warranty or statement made, or taken to be made, by or on behalf of the Mortgagor in a Transaction Document (or any document given by or on behalf of a Mortgagor in connection with a Transaction Document) is incorrect or misleading when made or taken to be made and, if the circumstances giving rise to the misrepresentation can be remedied, the Mortgagor does not remedy them within 10 Business Days of the Mortgagee notifying the Mortgagor becoming aware of the relevant circumstances (whichever is the earlier);

(c)
(voidable, loss of priority, repudiation or unlawful)

(i)
a Transaction Document or any transaction in connection with it is or becomes (or is claimed to be by anyone other than the Mortgagee) wholly or partly void, voidable or unenforceable;

(ii)
a Transaction Document or any transaction in connection with it does not have (or is claimed not to have by anyone other than the Mortgagee) the priority which the Royalty Deed intended it to have;

(iii)
the Mortgagor or any party to a Transaction Document other than the Mortgagee rescinds or repudiates a Transaction Document (or the Mortgagor or another party attempts or takes any step to do so); or

(iv)
it is or becomes unlawful for the Mortgagor to comply with any of its obligations under the Transaction Documents;

(d)
(prior claims) a person asserts that they have a better claim than the Mortgagor in respect of any Secured Property unless that claim is an Encumbrance over the Secured Property that has priority over this mortgage as permitted under this mortgage or the Royalty Deed or to which the Mortgagee has consented to;

(e)
(Material Adverse Effect) an event occurs which has, or is likely to have (or a series of events occur which, together, have or are likely to have) a Material Adverse Effect;

(f)
(Encumbrance) the Mortgagor attempts to create an Encumbrance over the Secured Property or allows one to exist or an Encumbrance comes into existence over the Secured Property, otherwise than in accordance with a Transaction Document;

(g)
(Compulsory Acquisition) a Compulsory Acquisition occurs or a planning instrument affecting the Secured Property or the Land is imposed or varied, which in either case means that the use to which the Secured Property is being put must cease or be materially varied;

(a)
(non-production of title deed) a title deed or instrument which has to be produced to an authority as a prerequisite to lodgment or registration of this mortgage is not produced within seven days after the Mortgagee requests the production (which need not be in writing);

(b)
(failure to notify dealing number) registration of this mortgage depends on this mortgage being connected with documents lodged with a prior unregistered dealing and the Mortgagor does not notify the Mortgagee’s solicitors of the dealing number within seven days after the Mortgagee requests that number;

(c)
(default under other Transaction Document) an event occurs which is called an “event of default” under any Transaction Document (other than this mortgage), or any other event occurs which renders enforceable an Encumbrance granted by the Mortgagor under the Transaction Documents;

(d)
(Insolvency) the Mortgagor becomes Insolvent; or

(e)
(ceasing business) the Mortgagor stops payment, ceases to carry on its business or a material part of it, or threatens to do either of those things, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Mortgagee.

15.2   Ensure no default
The Mortgagor agrees to ensure that no Event of Default occurs.
15.3   Investigation of default
If the Mortgagee reasonably believes that an Event of Default is or may be continuing, the Mortgagee may appoint a person to investigate this and report to the Mortgagee.
The Mortgagor agrees to co-operate with the appointed person and comply with every reasonable request they make (and ensure that its officers, employees, agents and attorneys do the same).
The Mortgagor agrees, within 10 Business Days of demand, to pay or reimburse the Mortgagor its Costs in connection with the investigation.
15.4   Mortgagee’s powers on default
If an Event of Default is continuing, the Mortgagee may do one or more of the following in addition to anything else the law allows the Mortgagee to do as mortgagee:
(a)
sue the Mortgagor for the Secured Money;

(b)
appoint one or more Receivers;

(c)
do anything that a Receiver could do under clause 17.4 (“Receiver’s powers”).

15.5   Order of enforcement
The Mortgagee may enforce this mortgage before it enforces other rights or remedies:
(a)
against any other person; or

(b)
under another document, such as another Encumbrance.

If the Mortgagee has more than one Encumbrance, it may enforce them in any order it chooses.
16
Statutory powers and notices

16.1   Exclusion of PPSA provisions
To the extent the law permits:
(a)
for the purposes of sections 115(1) and 115(7) of the PPSA:

(i)
the Mortgagee need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and

(ii)
sections 142 and 143 are excluded;

(b)
for the purposes of section 115(7) of the PPSA, the Mortgagee need not comply with sections 132 and 137(3);

(c)
if the PPSA is amended after the date of this mortgage to permit the Mortgagor and the Mortgagee to agree to not comply with or to exclude other provisions of the PPSA, the Mortgagee may notify the Mortgagor that any of these provisions is excluded, or that the Mortgagee need not comply with any of these provisions as notified to the Mortgagor by the Mortgagee; and

(d)
the Mortgagor agrees not to exercise its rights to make any request of the Mortgagee under section 275 of the PPSA, to authorise the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.

16.2   Exercise of rights by Mortgagee
If the Mortgagee exercises a right, power or remedy in connection with this mortgage, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless the Mortgagee states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the PPSA.
16.3   No notice required unless mandatory
To the extent the law permits, the Mortgagor waives:
(a)
its rights to receive any notice that is required by:

(i)
any provision of the PPSA (including a notice of a verification statement); or

(ii)
any other law before a secured party or Receiver exercises a right, power or remedy; and

(b)
any time period that must otherwise lapse under any law before a secured party or Receiver exercises a right, power or remedy.

If the law which requires a period of notice or a lapse of time cannot be excluded, but the law provides that the period of notice or lapse of time may be agreed, that period or lapse is one day or the minimum period the law allows to be agreed (whichever is the longer).
However, nothing in this clause prohibits the Mortgagee or any Receiver from giving a notice under the PPSA or any other law.
17
Receivers

17.1   Terms of appointment of Receiver
In exercising its power to appoint a Receiver, the Mortgagee may:
(a)
appoint a Receiver to all or any part of the Secured Property or its income; and

(b)
set a Receiver’s remuneration at any figure the Mortgagee determines appropriate, remove a Receiver and appoint a new or additional Receiver.

17.2   More than one Receiver
If the Mortgagee appoints more than one Receiver, the Mortgagee may specify whether they may act individually or jointly.
17.3   Receiver is Mortgagor’s agent
Any Receiver appointed under this mortgage is the Mortgagor’s agent unless the Mortgagee notifies the Mortgagor that the Receiver is to act as the Mortgagee’s agent. The Mortgagor is solely responsible for anything done, or not done, by a Receiver and for the Receiver’s remuneration and Costs.
17.4   Receiver’s powers
Unless the terms of appointment restrict a Receiver’s powers, the Receiver may do one or more of the following:
(a)
improve the Secured Property;

(b)
sell, transfer or otherwise dispose of the Secured Property or any interest in it;

(c)
lease, sub-lease or licence the Secured Property, or any interest in it, or deal with any existing lease, sub-lease or licence (including allowing a surrender or variation);

(d)
take or give up possession of the Secured Property as often as it chooses;

(e)
sever, remove and sell fixtures attached to the Land;

(f)
if the Mortgagor is not a corporation to which the Corporations Act applies, do anything which the law would allow a Receiver to do if the Mortgagor was a corporation incorporated (or deemed to be incorporated) under the Corporations Act;

(g)
do anything else the law allows an owner or a Receiver of the Secured Property to do.

18
Disposal of the Secured Property is final

The Mortgagor agrees that if the Mortgagee or a Receiver sells or otherwise disposes of the Secured Property:
(a)
the Mortgagor will not challenge the acquirer’s right to acquire the Secured Property (including on the ground that the Mortgagee or the Receiver was not entitled to dispose of the Secured Property or that the Mortgagor did not receive notice of the intended disposal) and the Mortgagor will not seek to reclaim that property; and

(b)
the person who acquires the Secured Property need not check whether the Mortgagee or the Receiver has the right to dispose of the Secured Property or whether the Mortgagee or the Receiver exercises that right properly.

19
Power of attorney

19.1   Appointment
The Mortgagor irrevocably appoints the Mortgagee, each Authorised Officer of the Mortgagee, and each Receiver individually as the Mortgagor’s attorney and agrees to ratify anything an Attorney does under clause 19.2 (“Powers”).
19.2   Powers
If an Event of Default is continuing, an Attorney may:
(a)
do anything which the Mortgagor can lawfully authorise an attorney to do in connection with this mortgage, the Secured Property or a Licence for any activity carried out on or in connection with the Secured Property, or which the Attorney believes is expedient to give effect to any of the Mortgagee’s or a Receiver’s rights, powers or remedies in connection with this mortgage or at law (these things may be done in the Mortgagor’s name or the Attorney’s name, and they include signing and delivering documents, transferring, selling or leasing the Secured Property, transferring, selling or surrendering any lease, lodging or withdrawing caveats, starting, conducting and defending legal proceedings, and dealing with a Licence for any activity carried out on or in connection with the Secured Property and sending any instructions, messages or communications by which the Secured Property can be transferred or otherwise dealt with);

(b)
delegate their powers (including this power) and revoke a delegation; and

(c)
exercise their powers even if this involves a conflict of duty or they have a personal interest in doing so.

19.3   Application of insolvency dividends
An Attorney need not account to the Mortgagor for any dividend received on exercising the right of proof under clause 19.2 (“Powers”) except to the extent that any dividend remains after the Mortgagee has received all of the Secured Money and all other amounts payable under this mortgage.
20
Reinstatement of rights

Under law relating to Insolvency, a person may claim that a transaction (including a payment) in connection with the Secured Money is void or voidable. If a claim is made and upheld, conceded or compromised, then:
(a)
the Mortgagee is immediately entitled as against the Mortgagor to the rights in respect of the Secured Money to which it was entitled immediately before the transaction; and

(b)
on request from the Mortgagee, the Mortgagor agrees to do anything (including signing any document) to restore to the Mortgagee any Encumbrance (including this mortgage) it held from the Mortgagor immediately before the transaction.

The Mortgagor’s obligations under this clause are continuing obligations, independent of the Mortgagor’s other obligations under this mortgage and continue after this mortgage ends.
21
Notices and other communications

All notices, certificates, consents, approvals, waivers and other communications in connection with this mortgage must be given in accordance with clause 16 (“Notices”) of the Royalty Deed.
22
General

22.1   Prompt performance
If this mortgage specifies when a party agrees to perform an obligation, the party agrees to perform it by the time specified. Each party agrees to perform all other obligations promptly. Time is of the essence in this mortgage in respect of an obligation of the Mortgagor to pay money.
22.2   Certificates
The Mortgagee may give the Mortgagor a certificate about an amount payable or other matter in connection with this mortgage. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.
22.3   Set-off
If an Event of Default is continuing, the Mortgagee may set off any amount owing by the Mortgagee to the Mortgagor (whether or not due for payment) against any amount due for payment by the Mortgagor to the Mortgagee in connection with this mortgage.
The Mortgagee may do anything necessary to effect any set-off under this clause (including varying the date for payment of any amount owing by the Mortgagee to the Mortgagor and making currency exchanges). This clause applies despite any other agreement between the Mortgagor and the Mortgagee.
A security interest created by this mortgage over any account with the Mortgagee into which money is credited is subject to the Mortgagee’s rights under this clause. This clause also applies despite any other agreement between the Mortgagor and the Mortgagee.
22.4   Discretion in exercising rights
The Mortgagee or a Receiver may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this mortgage in its absolute discretion (including by imposing conditions).
22.5   Partial exercising of rights
If the Mortgagee or a Receiver does not exercise a right, power or remedy in connection with this mortgage fully or at a given time, the Mortgagee or Receiver may still exercise it later.
22.6   Conditions of consents, approvals or waivers
The Mortgagor agrees to comply with all conditions in any consent, approval or waiver given in connection with this mortgage.
22.7   No liability for loss
Neither the Mortgagee nor a Receiver is liable for any loss, liability or Costs arising in connection with the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right, power or remedy in connection with this mortgage.

22.8   Conflict of interest
The Mortgagee and a Receiver may exercise their rights, powers and remedies in connection with this mortgage even if this involves a conflict of interest or the Mortgagee or Receiver has a personal interest in their exercise.
22.9   Mortgagee or Receiver in possession
If the Mortgagee exercises any right, power or remedy in connection with this mortgage or at law to enter or take possession of the Secured Property, it:
(a)
has complete and unfettered discretion as to how the Secured Property is managed; and

(b)
is liable to account only for rents and profits actually received by it.

The same applies to any Receiver when acting as agent of the Mortgagee.
22.10   Remedies cumulative
The rights, powers and remedies of the Mortgagee or a Receiver in connection with this mortgage are in addition to other rights, powers and remedies given in any other document or by law independently of this mortgage.
22.11   Other Encumbrances or judgments
This mortgage does not merge with or adversely affect, and is not adversely affected by, any of the following:
(a)
any Encumbrance or other right, power or remedy to which the Mortgagee is entitled; or

(b)
a judgment which the Mortgagee obtains against the Mortgagor in connection with the Secured Money.

The Mortgagee may still exercise its rights, powers or remedies under this mortgage as well as under the judgment, other Encumbrance or the right, power or remedy.
22.12   Continuing security
This mortgage is a continuing security despite any intervening payment, settlement or other thing until the Mortgagee releases all of the Secured Property from this mortgage.
22.13   Indemnities and reimbursement obligations
Any indemnity, reimbursement, payment or similar obligation in this mortgage given by the Mortgagor:
(a)
is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this mortgage, any settlement or any other thing;

(b)
is independent of the Mortgagor’s other obligations under this mortgage or any other document; and

(c)
continues after this mortgage, or any obligation arising under it, ends.

It is not necessary for the Mortgagee to incur expense or make payment before enforcing a right of indemnity in connection with this mortgage.
22.14   Rights and obligations are unaffected
The Mortgagee’s or a Receiver’s rights, powers and remedies and the Mortgagor’s obligations in connection with this mortgage are not affected by anything which might otherwise affect them at law.

22.15   Supervening law
Any present or future law which operates to vary the obligations of the Mortgagor in connection with this mortgage with the result that the Mortgagee’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.
22.16   Variation and waiver
A provision of this mortgage, or right, power or remedy created under it, may not be varied or waived except in writing signed by the party or parties to be bound.
22.17   Confidentiality
Each party agrees not to disclose information provided by any other party (including the existence or contents of any Transaction Document) except:
(a)
information that is publicly available;

(b)
to any person in connection with an exercise of rights or a dealing with rights or obligations under this mortgage in connection with preparatory steps such as negotiating with any potential transferee of the Mortgagee’s rights or any other person who is considering contracting with the Mortgagee or a Receiver in connection with this mortgage;

(c)
to officers, employees, agents, contractors, legal and other advisers and auditors of the Mortgagor, the Mortgagee or a Receiver;

(d)
to any party to this mortgage or any Related Entity of any of them, provided the recipient agrees to act consistently with this clause 22.17;

(e)
with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

(f)
any disclosure the disclosing party reasonably believes is required by any law, stock exchange or rating agency (except this paragraph does not permit the Mortgagee to disclose any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies).

Each party consents to disclosures made in accordance with this clause 22.17.
22.18   Receipts
The receipt of a Receiver, the Mortgagee or an Authorised Officer of the Mortgagee releases the person paying money to the Receiver or the Mortgagee in connection with this mortgage from:
(a)
liability to enquire whether the Secured Money has become payable;

(b)
liability for the money paid or expressed to be received; and

(c)
being concerned to see to its application or being answerable or accountable for its loss or misapplication.

22.19   Each signatory bound
This mortgage binds each person who signs as Mortgagor even if another person who was intended to sign does not sign it or is not bound by it.
22.20   Counterparts
This mortgage may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document.

22.21   Governing law and jurisdiction
The law in force in the state or territory where the Secured Property is situated governs this mortgage. The parties submit to the non-exclusive jurisdiction of the courts of that place. To the extent permitted by law, the law of the Commonwealth as it applies in that jurisdiction governs this mortgage.
22.22   Serving documents
Without preventing any other method of service any document in an action in connection with this mortgage may be served on a party by being delivered or left at that party’s address for service of notices under clause 21 (“Notices and other communications”).
22.23   Deed
This mortgage is executed as a deed.

Schedule — Tenements
Mining Tenements
Tenement	Mortgaged interest
CML 5	100% legal and beneficial interest
MPL 1093	100% legal and beneficial interest
MPL 1094	100% legal and beneficial interest
Exploration Tenements
Tenement	Mortgaged interest
EL 5693	100% legal and beneficial interest
EL 5983	100% legal and beneficial interest
EL 6223	0% legal interest (subject to clause 3.5), and 90% beneficial interest
EL 6907	100% legal and 90% beneficial interest

Signing page

DATED:

MORTGAGOR
SIGNED, SEALED AND DELIVERED by as attorney for COBAR MANAGEMENT PTY. LIMITED under power of attorney dated in the presence of: Signature of witness Name of witness (block letters)	) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney
MORTGAGEE
SIGNED, SEALED AND DELIVERED by as attorney for GLENCORE OPERATIONS AUSTRALIA PTY LIMITED under power of attorney dated in the presence of: Signature of witness Name of witness (block letters)	) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney

Annex A-1
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD
BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
EXECUTION VERSION
Deed of Amendment,
Consent & Covenant:
CMPL Share Sale Agreement
Dated November 22, 2022
Metals Acquisition Corp (“Buyer Guarantor”)
Metals Acquisition Limited (“Re-Domiciled Buyer Guarantor”)
Glencore Operations Australia Pty Limited (“Seller”)
Metals Acquisition Corp. (Australia) Pty Ltd (“Buyer”)

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Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement
Details
Parties
Buyer Guarantor	Name	Metals Acquisition Corp
	Cayman Islands Registration Number	372802
	Address	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
	Attention	Michael McMullen (CEO & Director)
Re-Domiciled Buyer Guarantor	Name	Metals Acquisition Limited
	Jersey Registration Number	144625
	Address	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
	Attention	Michael McMullen (CEO & Director)
Seller	Name	Glencore Operations Australia Pty Limited
	ACN	128 115 140
	Address	Level 44 Gateway, 1 Macquarie Place Sydney NSW 2000
	Attention	[***]
Buyer	Name	Metals Acquisition Corp. (Australia) Pty Ltd
	ACN	657 799 758
	Address	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
	Attention	Michael McMullen (Director)

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Recitals	A The Buyer Guarantor, Seller and Buyer are party to the Share Sale Agreement.

B
The Share Sale Agreement contemplates at clause 6.10 that the Buyer Guarantor may undertake a Re-Domiciliation with the consent of the Seller and subject to certain agreed conditions, including that the Re-Domiciled Buyer Guarantor covenants to be bound by, observe and duly perform the terms and conditions of the Share Sale Agreement as if it were the Buyer Guarantor.

C
The Buyer Guarantor is proposing to undertake a Re-Domiciliation whereby the Buyer Guarantor merges with and is subsumed by the Re-Domiciled Buyer Guarantor in accordance with Jersey law and pursuant to the Merger Implementation Agreement (the “Proposed Re-Domiciliation”).

D
By this Deed:

•
the Seller consents to the Proposed Re-Domiciliation;

•
the Re-Domiciled Buyer Guarantor acknowledges and confirms that upon the Proposed Re-Domiciliation taking effect the Buyer Guarantor’s rights, liabilities, obligations in the Share Sale Agreement will by Jersey law become rights, liabilities, obligations of the Re-Domiciled Buyer Guarantor; and

•
the parties agree to amend the Share Sale Agreement to provide for matters concerning the Proposed Re-Domiciliation and the Consideration Structure Amendments among certain other things, subject to the terms and conditions of this Deed.

Date of this Deed	See Signing page

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Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement
General terms
1
Defined terms and interpretation

1.1
Defined terms

In this Deed the following definitions apply unless the context requires otherwise:
Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, New South Wales.
Consideration Structure Amendments means the amendments to the Share Sale Agreement specified in clause 5.5.
Continuing Parties means each of the Re-Domiciled Buyer Guarantor, Seller and Buyer.
Effective Time has the meaning given in clause 3.
Indemnified Parties means the Seller, its Related Bodies Corporate and any of their directors, officers and employees.
Merger Implementation Agreement means the document titled “Merger Implementation Agreement” between the Buyer Guarantor and the Re-Domiciled Buyer Guarantor dated after the date of this Deed governing the Proposed Re-Domiciliation.
Offer means any offering of securities in the Re-Domiciled Buyer Guarantor or its Related Bodies Corporate in connection with the Transaction.
Offer Document means any offer document, proxy statement (including any Form F-4 Registration Statement and any documents which are supplementary or ancillary to it), prospectus, disclosure document or equivalent document prepared, filed and/or lodged with the SEC, a Government Agency and/or any stock exchange in connection with the Transaction (or which otherwise relates to, or is ancillary to, the Transaction).
Proposed Re-Domiciliation has the meaning given in paragraph C of the Recitals.
Share Sale Agreement means the document titled “CMPL Share Sale Agreement” between the Seller, Buyer and Buyer Guarantor dated 17 March 2022.
Subsumed Rights and Interests has the meaning given to that term in clause 4.1.
Transaction Document means any document that the Buyer Guarantor or the Re-Domiciled Buyer Guarantor is a party to, or is proposed to be a party to, in connection with the Transaction, including but not limited to the Share Sale Agreement, Royalty Deed, the Registration Rights Agreement and the Transitional Services Agreement and any other agreement or document that the parties agree is a Transaction Document for the purposes of this Deed.
1.2
Terms defined in the Share Sale Agreement

Any capitalised term in this Deed that is not otherwise defined in clause 1.1 has the meaning given to that term in the Share Sale Agreement unless the context otherwise requires, including Completion, Re-Domiciliation, Registration Rights Agreement, Royalty Deed, Transaction and Transitional Services Agreement.
1.3
Interpretation of this Deed

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:
(a)
the singular includes the plural, and the converse also applies;

(b)
a gender includes all genders;

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(c)
if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)
a reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(e)
a reference to a time of day is a reference to Sydney, Australia time;

(f)
a reference to “law” includes common law, principles of equity and legislation (including regulations);

(g)
a reference to legislation includes regulations and other instruments under it and any variation or replacement of any of them;

(h)
a reference to a clause is a reference to a clause of this Deed;

(i)
a reference to an agreement or document (including a reference to this Deed or the Share Sale Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document, and includes the recitals, schedules, and annexures to that agreement or document; and

(j)
a reference to a party to this Deed or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns.

2
Consents

2.1
Consent to Proposed Re-Domiciliation

For the purposes of clause 6.10 of the Share Sale Agreement, the Seller consents to the Buyer Guarantor undertaking the Proposed Re-Domiciliation on the terms and conditions of this Deed.
2.2
Consent to lesser Financial Information

In connection with, and in consideration of the Seller’s consent to, the Proposed Re-Domiciliation, the Buyer consents to the Seller’s obligation to provide certain financial information required by Item 2.3 of Schedule 10 to the Share Sale Agreement being amended in the manner contemplated by clause 5.1 of this Deed.
3
Proposed Re-Domiciliation

The parties acknowledge and agree that, in accordance with the Merger Implementation Agreement, completion of the Proposed Re-Domiciliation will occur upon the date that the last entry on the register is made by the Jersey Registry in relation to the merger as contemplated per Article 127FM(2)(b) of the Companies (Jersey) Law 1991 (the “Effective Time”).
4
Assumption

4.1
Subsumed Rights and Interests

(a)
The Re-Domiciled Buyer Guarantor acknowledges and confirms that with effect on and from the Effective Time all of the Buyer Guarantor’s rights, liabilities and obligations under or in connection with the Share Sale Agreement and this Deed (Subsumed Rights and Interests) will be subsumed by the Re-Domiciled Buyer Guarantor in accordance with applicable law.

(b)
To the extent that the Subsumed Rights and Interests are not subsumed in accordance with applicable law or under clause 4.1(a), with effect on and from the Effective Time, the Re-Domiciled Buyer Guarantor:

(i)
will enjoy all of the benefit of the Subsumed Rights and Interests; and

(ii)
hereby covenants to the Seller and the Buyer that the Re-Domiciled Buyer Guarantor will be bound by, assume, observe, comply with and perform all Subsumed Rights and Interests,

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whether arising before, on or after the Effective Time, and undertakes to discharge those Subsumed Rights and Interests as and when required under the Share Sale Agreement or at law.
4.2
Effect of Re-Domiciliation

With effect on and from the Effective Time:
(a)
references to the Buyer Guarantor in:

(i)
clause 15.1 of the Share Sale Agreement will:

(A)
continue to be read as references to the Buyer Guarantor in respect of any representation and warranty given as at the date of the Share Sale Agreement; and

(B)
be read as references to the Re-Domiciled Buyer Guarantor in respect of any representation and warranty given as at the date of Completion; and

(ii)
all provisions of the Share Sale Agreement not dealt with by clause 4.2(a)(i) of this Deed will be read as references to the Re-Domiciled Buyer Guarantor;

(b)
references to the Buyer Guarantor in any Transaction Document will be read as a reference to the Re-Domiciled Buyer Guarantor and, to the extent a Transaction Document has not been executed prior to the Effective Time, the parties agree and undertake to update the Transaction Document to refer directly to the Re-Domiciled Buyer Guarantor prior to execution of the relevant Transaction Document;

(c)
each Buyer Guarantor Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Buyer Guarantor Ordinary Shares subject to the Buyer Guarantor Shareholder Redemption) will be converted into, and the holders of Buyer Guarantor Ordinary Shares shall be entitled to receive for each Buyer Guarantor Ordinary Share, one Re-Domiciled Share. All such Buyer Guarantor Ordinary Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and accordingly, references to Buyer Guarantor Ordinary Shares, Buyer Guarantor Class A Shares and Buyer Guarantor Class B Shares in any Transaction Document will, with effect on and from the Effective Time, be read as references to the Re-Domiciled Shares; and

(d)
notices to the Re-Domiciled Buyer Guarantor under the Share Sale Agreement and any Transaction Document will be provided to the Re-Domiciled Buyer Guarantor in accordance with the details specified in this Deed.

5
Specific Amendments

5.1
Financial Information

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by deleting Item 2.3 of Schedule 10 and replacing it with the following:
“The Seller shall (x) as soon as reasonably practicable after the date of this document, deliver to Buyer (i) the balance sheets of the Company as of 31 December 2020 and 31 December 2021, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, in each case, prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board and audited in accordance with Public Company Accounting Oversight Board auditing standards and (ii) the unaudited balance sheets of the Company as of 30 June 2021 and 30 June 2022, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the six-month periods then ended, in each case, prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board and (y) from the date hereof through the Completion Date, any other financial or related information reasonably necessary for Buyer Guarantor to produce the pro forma

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financial statements and to otherwise comply with the requirements of Regulation S-X and the rules and regulations of the SEC (as interpreted by the staff of the SEC).”
5.2
Buyer Guarantor Warranties

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by:
(a)
amending Clause 15.1(v) by inserting the words “prior to the occurrence of the Re-Domiciliation” immediately after “the share capital of Buyer Guarantor”; and

(b)
deleting Clause 15.1(aa) and replacing it with:

“upon occurrence of the Re-Domiciliation, all Buyer Guarantor Class B Shares will convert to Re-Domiciled Shares on a one-for-one basis without any anti-dilution adjustment;”
(c)
inserting a new Clause 15.1(aai) immediately after clause 15.1(aa), as follows:

“the share capital of the Re-Domiciled Buyer Guarantor following the Re-Domiciliation and immediately before Completion will consist of 221,000,000 shares, including (i) 220,000,000 Re-Domiciled Buyer Guarantor ordinary shares with a par value of US$0.0001 each and (ii) 1,000,000 Re-Domiciled Buyer Guarantor preference shares, with a par value of US$0.0001 each, of which (A) 33,143,475 Re-Domiciled Buyer Guarantor Ordinary Shares will be issued and outstanding and (B) no Re-Domiciled Buyer Guarantor preference shares will be issued and outstanding. The Re-Domiciled Buyer Guarantor will issue (or assume from Buyer Guarantor as part of the Re-Domiciliation) 14,373,564 Re-Domiciled Buyer Guarantor Warrants that entitle the holders to purchase Re-Domiciled Buyer Guarantor ordinary shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Re-Domiciled Buyer Guarantor ordinary shares and Re-Domiciled Buyer Guarantor warrants (i) will have been duly authorized and validly issued and will be fully paid and non-assessable, (ii) will have been issued in compliance in all material respects with applicable law, and (iii) will not have been issued in breach or violation of any pre-emptive rights or contract;”
5.3
Re-Domiciled and Rollover Shares

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by:
(a)
deleting the definition of “Rollover Shares” in clause 1.1 and replacing it with the following:

“Rollover Shares means, if applicable, the ordinary shares, par value US$[0.0001] per share, of the Re-Domiciled Buyer Guarantor, to be issued to the Seller under clause 8.4.”
(b)
inserting the following new definition into clause 1.1:

“Re-Domiciled Shares means the ordinary shares, par value US$[0.0001] per share, of the Re-Domiciled Buyer Guarantor.”
(c)
amending item (d) of clause 2.1 by deleting the reference to “Buyer Guarantor Class A Shares” and replacing it with “Re-Domiciled Shares”.

5.4
Buyer Guarantor Shareholder Matters

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by deleting Clause (B) of Item 2.2(a) of Schedule 10 and replacing it with the following:
“(B) soliciting proxies from holders of Buyer Guarantor Class A Shares to vote at the Extraordinary General Meeting, as adjourned or postponed, in favour of: (1) the adoption of this document and approval of the Transactions; (2) the approval of the Re-Domiciliation and any documents entered into in connection therewith; (3) the issuance of Re-Domiciled Shares and Rollover Shares in connection with the Transactions to the extent required under NYSE listing requirements; (4) any other proposals that either the SEC or NYSE

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(or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; and (5) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (clauses (1) through (5), collectively, the “Buyer Guarantor Shareholder Matters”).”
5.5
Consideration Structure Amendments

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by:
(a)
deleting the definition of “Cash Consideration” in clause 1.1 and replacing it with the following:

“Initial Cash Consideration means:
(a)
the Estimated Purchase Price; minus

(b)
the Rollover Aggregate Amount (if applicable); minus

(c)
the Deferred Cash Consideration.”

(b)
inserting the following new definitions into clause 1.1:

“ASX Cash Consideration” means the amount (in US$) equal to the lesser of:
(a)
US$75,000,000; and

(b)
50% of the ASX Proceeds (as defined in clause 10A).

“Deferred Cash Consideration means US$225,000,000.”
“First Copper Price Cash Consideration means US$75,000,000.
“First Deferred Payment Balance means the amount, from time to time, (in US$) equal to:
(a)
US$75,000,000; plus;

(b)
if and when applicable, the aggregate amount of Relevant Interest accruing daily on:

(i)
the ASX Cash Consideration, from the Completion Date up to and including the date of payment of the ASX Cash Consideration; plus

(ii)
each relevant Subsequent Capital Raise Payment, from the Completion Date up to and including the relevant date of payment of that corresponding Subsequent Capital Raise Payment; plus

(iii)
each relevant Subsequent Cash Payment, from the Completion Date up to and including the relevant date of payment of that corresponding Subsequent Cash Payment; plus

(iv)
the then unpaid balance of the First Deferred Payment Balance from the Completion Date up to and including the date of payment of the First Deferred Payment Balance (noting that Relevant Interest only accrues on any unpaid balance); minus

(b)
the ASX Cash Consideration; minus

(c)
any Subsequent Capital Raise Payment; minus

(d)
any Subsequent Cash Payment.”

“Second Copper Price Cash Consideration means US$75,000,000.
(c)
deleting the definition of “Sunset Date” in clause 1.1 and replacing it with the following:

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“Sunset Date means 28 April 2023, or such later date agreed by the Seller and the Buyer in writing.”
(d)
inserting a new item in the table at clause 2.1 as follows:

Item	Condition Precedent	Party entitled to benefit
(f)
(Seller FIRB approval) If the Seller considers, acting reasonably, that its receipt of the Rollover Shares in accordance with clause 8.4 and, or, the receipt of any other Re-Domiciled Shares issued to it in accordance with this document may constitute a “notifiable action” for the purposes of the FIRB Act, then either:
(i) the Treasurer (or the Treasurer’s delegate) has provided a written no objections notification to the Seller’s receipt of the Rollover Shares and, or, any other Re-Domiciled Shares, either without conditions or with conditions acceptable to the Seller (acting reasonably), acknowledging that it will not be reasonable to determine the conditions are unacceptable if they are the standard tax conditions published in section D ‘Examples of Tax Conditions’ under the subheading ‘Standard tax conditions’ in Guidance Note 12 issued by the Foreign Investment Review Board as last updated on 9 July 2021 and those standard tax conditions must be accepted by the Seller; or
(ii) following notice of the proposed receipt of the Rollover Shares and, or, Re-Domiciled Shares by the Seller having been given to the Treasurer pursuant to a foreign investment application prepared and submitted (or to be submitted) by the Seller in accordance with the requirements of the FIRB Act and any regulations made thereunder, under the FIRB Act the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired.
Seller
(g)	(Other Seller Regulatory Approvals) If the Seller considers, acting reasonably, that its receipt of the Rollover Shares in accordance with clause 8.4 of this document and, or, the receipt of any other Re-Domiciled Shares to be issued to it in accordance with this document (including under clause 10A(c)(ii)) will require any regulatory approvals from any Government Agency or stock exchange in connection with the Transaction (other than the Seller FIRB Approval in paragraph (f) above), the Seller obtaining such regulatory approvals on terms which are acceptable to the Seller (acting reasonably).	Seller

(e)
inserting a new sub-clause (da) in clause 2.3, immediately following sub-clause (d), as follows:

“(da)
the Buyer must as soon as practicable provide any information reasonably requested by the Seller in connection with the preparation and submission of any foreign investment application or regulatory application to be prepared and submitted by the Seller for the purposes of satisfying the Condition Precedent at item (f) and/or (g) of clause 2.1;”

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(f)
deleting clause 4.2 and replacing it with the following:

“4.2
Payment of Purchase Price

The Purchase Price will be paid as follows:
(a)
by the Buyer paying the Initial Cash Consideration on Completion in accordance with clause 8.3(a);

(b)
if and when applicable, the issue of the Rollover Shares to the Seller, in accordance with clause 8.4;

(c)
if payable, by the Buyer paying the Final Adjustment Amount and Final Adjustment Interest Amount in accordance with clause 10.6;

(d)
if and when applicable, by the Buyer or Re-Domiciled Buyer Guarantor paying the ASX Cash Consideration in accordance with clause 10A(b);

(e)
if and when applicable, by the Buyer or the Re-Domiciled Buyer Guarantor paying the First Deferred Payment Balance in accordance with clause 10A(c);

(f)
if and when applicable, by the Buyer paying the First Copper Price Cash Consideration in accordance with clause 10A(d);

(g)
if and when applicable, by the Buyer paying the Second Copper Price Cash Consideration in accordance with clause 10A(e); and

(h)
by making any other adjustments to the Purchase Price that are payable in accordance with this document.”

(g)
deleting the reference to “Cash Consideration” in clause 8.3(a) and replacing it with “Initial Cash Consideration”;

(h)
deleting clause 8.4 and replacing it with the following:

“8.4
Re-Domiciled Buyer Guarantor’s obligations at Completion

Subject to clause 8.4A, at Completion, the Re-Domiciled Buyer Guarantor must issue to the Seller 10,000,000 Rollover Shares in accordance with Schedule 10.”
(i)
inserting the following new clause 8.4A:

“8.4A Rollover Share Scale Back
Where:
(a)
the quantum of equity commitments available from private placements of Buyer Guarantor Ordinary Shares (irrespective of whether such commitments are conditional and/or form part of any backstop or shortfall facility) to be issued by the Re-Domiciled Buyer Guarantor to raise funds in connection with the Transaction; less

(b)
the quantum of Buyer Guarantor Shareholder Redemptions,

exceeds US$420,000,000 (such excess, the “Surplus Equity”), the Seller may at its sole discretion direct that the Re-Domiciled Buyer Guarantor scale back the number of Rollover Shares to be issued to the Seller in accordance with clause 8.4 by a number of Rollover Shares equal to the quotient obtained by dividing (x) the Surplus Equity (if any) by (y) US$10.00 and the Re-Domiciled Buyer Guarantor agrees to promptly comply with such a direction and ensure that it draws on the Surplus Equity commitments from third parties, provided that:

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(a)
the Seller cannot scale back the number of Rollover Shares to be issued to the Seller to the extent that the relevant scale back would exceed the relevant quantum of Surplus Equity available to the Re-Domiciled Buyer Guarantor;

(b)
the number of Rollover Shares to be issued to the Seller (if any) must be a multiple of 100,000; and

(c)
the Seller must provide, as soon as reasonably practicable and in any event no later than 2 Business Days before the Completion Date, notice to the Re-Domiciled Buyer Guarantor of any scale back for the purposes of this clause 8.4A, setting out the number of Rollover Shares to be issued (if any) to the Seller in accordance with clause 8.4.

For the avoidance of doubt, the Seller may, at its sole discretion, elect to scale back the number of Rollover Shares to be issued to the Seller to zero (0) in circumstances where there is sufficient Surplus Equity to allow this.
The Re-Domiciled Buyer Guarantor warrants to the Seller that the issue price for the private placement of Buyer Guarantor Ordinary Shares to be issued by the Re-Domiciled Buyer Guarantor to raise funds in connection with Completion of the Transaction will be US$10.00 per share.”
(j)
inserting the following new clause 8.4B:

“8.4B Appointment Rights
(a)
The Re-Domiciled Buyer Guarantor agrees that from time to time, for each 10% of the issued ordinary shares in the Re-Domiciled Buyer Guarantor held by the Seller and its Related Bodies Corporate, the Seller will at its sole discretion be entitled to (but not obliged to) appoint one (1) director to the board of the Re-Domiciled Buyer Guarantor.

(b)
The Re-Domiciled Buyer Guarantor must take all reasonable steps to promptly give effect to and facilitate any appointment of a director by the Seller under clause 8.4B(a), including by negotiating and executing an appointment agreement on terms acceptable to the Seller (acting reasonably).

(c)
In the event the Seller and its Related Bodies Corporate, together, cease to hold a sufficient relevant interest in ordinary shares in the Re-Domiciled Buyer Guarantor to appoint a director(s) to the board in accordance with clause 8.4B(a), the Seller must promptly cause the resignation of such director(s) and the Re-Domiciled Buyer Guarantor may promptly remove such director(s) at its sole discretion.

(d)
Any person appointed as a director in accordance with clause 8.4B(a) must not be prohibited from acting as a director of the Re-Domiciled Buyer Guarantor under any applicable law or the rules of any relevant stock exchange.

(k)
inserting the following new clause 10A:

“10A Deferred Consideration Payments
(a)
In this clause 10A:

“18-Month Average Copper Price” means the rolling average of the LME Cash Settlement Price for any continuous eighteen-month period with the first day of such period starting no earlier than the Completion Date.
“24-Month Average Copper Price” means the rolling average of the LME Cash Settlement Price for any continuous twenty-four-month period with the first day of such period starting no earlier than the Completion Date.
“Alternative Capital Raising” means a public offering of Re-Domiciled Shares (or any Securities, CDI, depository interest or analogous economic instrument issued by the Re-Domiciled Buyer Guarantor or any of its Related Bodies Corporate or otherwise issued in respect of Re-Domiciled Shares) in connection with:
(a)
a dual listing on any stock exchange other than ASX or NYSE; or

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(b)
a capital raising which raises net cash proceeds in excess of US$10,000,000.

“ASX” means the Australian Securities Exchange operated by ASX Limited.
“ASX Listing” means admission of the Re-Domiciled Buyer Guarantor to the official list of the ASX.
“ASX Proceeds” means the net cash proceeds (in US$) received by the Re-Domiciled Buyer Guarantor from the Initial Capital Raise.
“ASX Public Offer” means a public offering of Re-Domiciled Shares (or any Securities, CDI, depository interest or analogous economic instrument issued by the Re-Domiciled Buyer Guarantor or any of its Related Bodies Corporate or otherwise issued in respect of Re-Domiciled Shares) in connection with an ASX Listing.
“CDI” means CHESS Depository Interest.
“CHESS” means the Clearing House Electronic Sub-register System operated by ASX.
“Copper Price Payment” means either the First Copper Price Cash Consideration or Second Copper Price Cash Consideration, as applicable.
“First Copper Price Trigger” has the meaning given in clause 10A(d)(ii).
“First Target Copper Price” means US$9,370 per metric tonne.
“Initial Capital Raise” means the first to occur after Completion of an ASX Public Offer or an Alternative Capital Raising.
“LME Cash Settlement Price” means the daily official LME Cash Settlement Price for Copper Grade “A” in USD, as published on Fastmarkets MB.
“NYSE” means The New York Stock Exchange.
“Relevant Interest” means a rate of interest equivalent to the highest rate (on a like for like basis and not including “default” rates of interest) payable to any mezzanine finance investors by any Buyer Group Member during the period commencing on and from Completion such that the rate of interest mirrors the rate of interest payable to the mezzanine finance investors by any Buyer Group Member at all times.
“Second Copper Price Trigger” has the meaning given in clause 10A(e)(ii).
“Second Target Copper Price” means US$9,920 per metric tonne.
“Securities” has the meaning given in the Corporations Act.
“Subsequent Capital Raise Payment” has the meaning given in clause 10A(c)(i)(A).
“Subsequent Cash Payment” has the meaning given in clause 10A(c)(i)(C).
“Subsequent Proceeds” means the net cash proceeds (in US$) received by the Re-Domiciled Buyer Guarantor from any ASX Public Offer or an Alternative Capital Raising occurring after the Initial Capital Raise.
“Transaction Finance” has the meaning given in clause 10A(f).
(b)
In the event and conditional on each of the following occurring:

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(i)
Completion having occurred in accordance with this document; and

(ii)
the Re-Domiciled Buyer Guarantor having completed an ASX Listing and/or an Alternative Capital Raising and the ASX Proceeds having been released to the Re-Domiciled Buyer Guarantor,

the Buyer or Re-Domiciled Buyer Guarantor must pay the Seller the ASX Cash Consideration within one (1) Business Day after the date on which the ASX Proceeds become available to the Re-Domiciled Buyer Guarantor.
(c)
Subject to Completion having occurred in accordance with this document, where:

(i)
the ASX Cash Consideration received by the Seller under clause 10A(b) is less than US$75,000,000, the Buyer or the Re-Domiciled Buyer Guarantor:

(A)
must pay the Seller 50% of any Subsequent Proceeds (with each such payment being a “Subsequent Capital Raise Payment”) within one (1) Business Day after any Subsequent Proceeds become available to the Re-Domiciled Buyer Guarantor, until such time as the First Deferred Payment Balance is $0 or any First Deferred Payment Balance is paid to Seller in equity in accordance with clause 10A(c)(ii);

(B)
must not make any distribution or pay any dividends to shareholders of the Re-Domiciled Buyer Guarantor or undertake any form of capital return to shareholders (whether in specie or otherwise), buy-back of Securities, capital reduction, or any other transaction with shareholders which has a similar economic effect as any of the foregoing, until such time as the First Deferred Payment Balance is $0 or any First Deferred Payment Balance is paid to Seller in equity in accordance with clause 10A(c)(ii); and

(C)
may, where it would not result in a direct breach of the terms and conditions of the Transaction Finance, make cash payment(s) to the Seller in such amounts and at such times as may be permitted under the terms and conditions of the Transaction Finance (any a “Subsequent Cash Payment”) until such time as the First Deferred Payment Balance is $0 or any First Deferred Payment Balance is paid to Seller in equity in accordance with clause 10A(c)(ii); and

(ii)
the ASX Cash Consideration, any Subsequent Capital Raise Payment and any Subsequent Cash Payment received by the Seller under this document is less than First Deferred Payment Balance by the date one (1) Business Day after the day that falls on the first anniversary of the Completion Date (the “Equity Conversion Date”), the Re-Domiciled Buyer Guarantor must, issue such number of Re-Domiciled Shares to the Seller (or any Related Body Corporate of the Seller nominated by the Seller at its sole discretion) on the Equity Conversion Date or a later date, if required in order to comply with applicable law or the rules of any applicable stock exchange, as directed by the Seller in writing (at the Seller’s sole discretion) as is equal to the quotient obtained by dividing:

(A)
the then outstanding First Deferred Payment Balance; by

(B)
such number (in US$) as is equal to 70% of the volume weighted average market price of Re-Domiciled Shares over the twenty (20) trading day period prior to the Equity Conversion Date, and if at the Equity Conversion Date, the Re-Domiciled Shares (including any Securities, CDI, depository interest or analogous instrument issued by the Re-Domiciled Buyer Guarantor in respect of its Re-Domiciled Shares) are admitted to quotation on more than one (1) recognised stock exchange, the volume weighted average market price will be calculated by reference to the exchange with the largest volume of trading in Re-Domiciled Shares (in US$) over the relevant twenty (20) day trading period before the Equity Conversion Date,

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and the Re-Domiciled Shares to be issued to the Seller or its nominee(s) under this clause 10A(c)(ii) are to be listed and freely tradeable as soon as possible after issuance and, to the maximum extent permitted by law and the rules of any applicable stock exchange, not subject to any lock-up or escrow periods.
The Re-Domiciled Buyer Guarantor must ensure that it (and must procure that each Buyer Group Member) does all things necessary to obtain any regulatory and/or shareholder approvals, consents and/or waivers (including accepting and satisfying in full any conditions or undertakings attaching to any such approvals, consents and/or waivers) prior to the Equity Conversion Date so as to ensure that its obligations to issue Re-Domiciled Shares to the Seller (or its nominee(s)) under clause 10A(c)(ii) are satisfied in full.
(d)
In the event and conditional on each of the following occurring:

(i)
Completion having occurred in accordance with this document; and

(ii)
the 18-Month Average Copper Price exceeding the First Target Copper Price (the “First Copper Price Trigger”),

the Buyer must pay the Seller the First Copper Price Cash Consideration, subject to clause 10A(f), within one (1) Business Day after the day on which the First Copper Price Trigger is met.
(e)
In the event and conditional on each of the following occurring:

(i)
Completion having occurred in accordance with this document; and

(ii)
the 24-Month Average Copper Price exceed the Second Target Copper Price (the “Second Copper Price Trigger”),

the Buyer must pay the Seller the Second Copper Price Cash Consideration, subject to clause 10A(f), within one (1) Business Day after the day on which the Second Copper Price Trigger is met.
(f)
The parties acknowledge that the Buyer has sought senior, mezzanine and silver stream financing for the sole purpose of acquiring the Company and giving effect to the transactions contemplated by this document (“Transaction Finance”). To the extent the Transaction Finance would prohibit, or cause the Buyer to default on its obligations in connection with Transaction Finance, by paying a Copper Price Payment on a date earlier than the date one (1) Business Day after the earlier of any refinance of the Transaction Finance and third anniversary of the Completion Date, then:

(i)
the Buyer must use its best endeavours to seek any consent, waiver or amendment to the Transaction Finance reasonably necessary to permit it to pay the relevant Copper Price Payment in accordance with clause 10A(d) or 10A(e) (as applicable) and must pay the relevant Copper Price Payment as soon as practicable and in any event within 5 Business Days after receipt of any such consent, waiver or amendment; or

(ii)
failing receipt of applicable consent, waiver or amendment as contemplated in clause 10A(f)(i), and to the extent the relevant Copper Price Payment is payable but has not otherwise been paid in accordance with this document, the Buyer must pay the relevant Copper Price Payment by no later than the day one (1) Business Day after the third anniversary of the Completion Date.

(g)
For the avoidance of doubt, the First Copper Price Cash Consideration and Second Copper Price Cash Consideration are each one-time payments payable on the First Copper Price Trigger and Second Copper Price Trigger being first met in accordance with clause 10A(d) and 10A(e), respectively.

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(h)
The Buyer and Re-Domiciled Buyer Guarantor must promptly provide any information reasonably requested by the Seller in connection with:

(i)
the calculation of any Relevant Interest amounts under this clause 10A(c), including copies of any mezzanine finance facilities and documents which substantiate the relevant rates and/or fees to be applied;

(ii)
ensuring the Re-Domiciled Buyer Guarantor has complied with its obligations under clauses 10A(c)(i)(C) and 10A(f)(i) or which evidence or are relevant to any refusal or objection of any lenders or financiers to payments being made under those respective clauses, including the terms and conditions of any Transaction Finance documents and any communications and/or correspondence with any lenders or parties to any of the Transaction Finance documents;

(iii)
the calculation of the volume weighted average market price under clause 10A(c)(ii)(B); and/or

(iv)
the preparation, lodgement, filing and receipt of, any regulatory and/or shareholder approvals, consents and/or waivers under clause 10A(c)(ii) including any communications or correspondence relating to any of the foregoing.

5.6
Maximum Liability

With effect on and from the date of this Deed, the Share Sale Agreement is amended, and the parties are bound by the Share Sale Agreement as amended by this clause, by inserting the words “(but only to the extent the Purchase Price has actually been paid to the Seller in cleared funds or Rollover Shares (as applicable) in accordance with clause 4.2 of this document)” after the words “Purchase Price” in each of the following instances:
(a)
clause 12.10(a)(i) of the Share Sale Agreement:

(b)
clause 12.10(a)(ii) of the Share Sale Agreement; and

(c)
clause 12.10(b) of the Share Sale Agreement.

5.7
No limitation

For the avoidance of doubt, nothing in the specific amendments contemplated by this clause 5 shall be interpreted to limit or otherwise restrict the general provisions of clause 4 of this Deed.
6
Accounting

6.1
Accounting Fees

(a)
In connection with, and in order to give effect to, the Transaction, the Buyer Guarantor requires auditing and accounting services to be performed by or on behalf of the Company and certain of its Related Bodies Corporate.

(b)
The Seller and its Related Bodies Corporate have engaged each of Deloitte and KPMG to perform the auditing and accounting services set out in the following engagement letters:

(i)
Letter of engagement from Deloitte Touche Tohmatsu to Mr. Nick Talintyre dated 1 April 2022 regarding “Audit of Financial Statements” (Deloitte Engagement); and

(ii)
Letter from KPMG to Jay Jools of Glencore Australia Holdings Pty Limited titled “Secondment of KPMG Personnel to Glencore Australia Holdings Pty Limited” dated 1 April 2022 (KPMG Engagement),

collectively, the “Accounting Services”.
(c)
The parties hereby acknowledge and agree to the terms of the Deloitte Engagement and the KPMG Engagement and the provision and performance of the Accounting Services thereunder.

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6.2
Payment of Accounting Fees

With effect on and from the date of this Deed, each party acknowledges and agrees that:
(a)
Subject to clauses 6.2(b), 6.2(c) and 6.2(d), all costs, fees, disbursements and expenses charged or incurred prior to, on or after the date of this Deed under or in connection with the Deloitte Engagement, the KPMG Engagement and/or the provision of the Accounting Services (Accounting Fees) will be paid for by or on behalf of the Seller and/or the Company to each of KPMG and Deloitte (as applicable).

(b)
In addition to the Accounting Fees, the Buyer and the Buyer Guarantor must pay an amount equal to 10% of the aggregate amount of the Accounting Fees (Additional Fees) to compensate the Seller for its costs of financing the Accounting Fees.

(c)
The aggregate amount of the Accounting Fees and the Additional Fees (Relevant Amount) must be reimbursed in full by the Buyer and the Buyer Guarantor to the Seller as follows:

(i)
if all of the Conditions Precedent have been satisfied or waived in accordance with the terms of the Share Sale Agreement, the Relevant Amount (expressed as a positive number):

(A)
will be added to, and form part of, the Seller’s calculation of the Estimated Adjustment Amount; and

(B)
will be taken to have been reimbursed on the date of Completion, or

(ii)
if the Share Sale Agreement is terminated or repudiated prior to Completion occurring under the Share Sale Agreement, the Relevant Amount is immediately due and payable by the Buyer and the Buyer Guarantor to the Seller on demand from the Seller.

(d)
Any amendment or addition to the Estimated Adjustment Amount pursuant to clause 6.2(c):

(i)
is a valid amendment of the Share Sale Agreement and is made in accordance with clause 23.1 of the Share Sale Agreement; and

(ii)
may not be disputed, challenged, amended or varied by or on behalf of the Buyer under clause 10.4 of the Share Sale Agreement or any Independent Expert appointed in connection with clause 10.4 of the Share Sale Agreement.

7
Covenant

With effect on and from the Effective Time, the Re-Domiciled Buyer Guarantor covenants and undertakes to be liable to the Seller (and, to the extent the Buyer Guarantor, for any reason, continues to have any legal presence following the Effective Time upon completion of the Proposed Re-Domiciliation, the Re-Domiciled Buyer Guarantor and the Buyer Guarantor agree and undertake to be jointly and severally liable to the Seller) in respect of:
(a)
the Buyer Guarantor’s obligations and liabilities under the Share Sale Agreement and this Deed arising prior to the Effective Time; and

(b)
the Re-Domiciled Buyer Guarantor’s obligations and liabilities under the Share Sale Agreement arising on or after the Effective Time.

8
Indemnity and Contribution

(a)
With effect on and from the date of this Deed, subject to clause 8(b), and to the maximum extent permitted by the governing law of this Deed, each of the Buyer, Buyer Guarantor and the Re-Domiciled Buyer Guarantor unconditionally and irrevocably undertakes to indemnify on demand and hold harmless each Indemnified Party against any and all claims, liabilities, damages or losses (or actions or proceedings in respect thereof) arising directly or indirectly out of or in connection with:

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(i)
the content, form, preparation, filing and/or distribution of any Offer Document (including any omissions, inaccuracies or misstatements or any use of manipulative or deceptive devices under or in connection with in any such Offer Document);

(ii)
any roadshow presentation materials in relation to the Offer made or distributed in connection with the Transaction;

(iii)
any other advertising or publicity in relation to the Offer made or distributed by or on behalf of any of the Buyer, Buyer Guarantor and the Re-Domiciled Buyer Guarantor in connection with the Transaction; and

(iv)
the allotment and issue of securities in connection with the Offer;

whether arising at law (including the U.S. Securities Exchange Act of 1934 and the U.S. Securities Act of 1933), under contract, in tort or otherwise (collectively, “Claims”).
(b)
The indemnity in clause 8(a) does not extend to and is not to be taken as an indemnity against and Claims against a relevant Indemnified Party to the extent that they result from any fraud of that relevant Indemnified Party.

(c)
If for any reason the indemnity in clause 8(a) is unavailable, unenforceable or is insufficient to fully indemnify and hold harmless an Indemnified Party under clause 8(a) (other than as a result of the operation of clause 8(b)), then each applicable Indemnified Party shall contribute to the amount paid or payable to such Indemnified Party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the applicable Indemnified Party, on the other hand, with respect to such Claim.

(d)
The relative fault under clause 8(c) shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact in any Offer Document relates to information supplied by the indemnifying party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

(e)
If, however, the allocation provided clause 8(d) is not permitted by the governing law of this Deed, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the Indemnified Party as well as any other relevant equitable considerations.

(f)
The parties agree that it would not be just and equitable if any contribution pursuant to this clause 8 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in clauses 8(d) and 8(e).

(g)
The amount paid or payable in respect of any Claim under this clause 8 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim.

9
Representations and warranties

Each party warrants to each other party that:
(a)
all necessary authorisations have been obtained to enable it to enter into this Deed;

(b)
it is duly incorporated and validly exists under the laws of the place of its incorporation;

(c)
it has full power and authority to enter into and perform its obligations under this Deed; and

(d)
this Deed constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms.

No party has entered into this Deed in reliance on any warranty made by another party, or any other person on behalf of a party.

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10
Notices

10.1
Method

All notices given by a party under or in connection with this Deed must be:
(a)
in writing;

(b)
signed by the party giving the notice or a person duly authorised by that party;

(c)
directed to the recipient’s address or email address (as specified in clause 10.3 or as varied by any notice); and

(d)
hand delivered, sent by prepaid post or transmitted by email to that address.

10.2
Receipt

A notice given in accordance with this clause is taken as having been given and received:
(a)
if hand delivered, on delivery;

(b)
if sent by prepaid post, either:

(i)
on the day on which the relevant postal service estimates delivery will occur, or

(ii)
on the first day of the period during which the relevant postal service estimates delivery will occur,

based on the most recent estimate published by the relevant postal service as at the date on which the notice is sent; and
(c)
if transmitted by email, on transmission unless a non-transmission error is received,

but if the delivery or transmission is not on a Business Day or is after 5.30pm (recipient’s time) on a Business Day, the notice is taken to be received at 9.00am (recipient’s time) on the next Business Day.
10.3
Address of parties

Unless varied by notice in accordance with this clause 10, the parties’ addresses and other details are:
Party:	Buyer Guarantor
Attention:	Michael McMullen
Address:	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
Email:	[***]
Party:	Re-Domiciled Buyer Guarantor
Attention:	Michael McMullen
Address:	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
Email:	[***]
Party:	Seller
Attention:	[***]
Address:	Level 44 Gateway, 1 Macquarie Place, Sydney NSW 2000
Email:	[***]
Party:	Buyer
Attention:	Michael McMullen

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Address:	Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands
Email:	[***]

11
General

11.1
Governing law and jurisdiction

(a)
This Deed is governed by and will be construed according to the laws from time to time in force in New South Wales, Australia.

(b)
Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

11.2
Amendments and waivers

(a)
This Deed may only be amended, or a right under this Deed may only be waived, by a written deed signed by the parties.

(b)
A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right and failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

11.3
Continuing indemnities and survival of indemnities

Each indemnity contained in this Deed is a continuing obligation despite a settlement of account or the occurrence of any other thing, and remains fully effective until all money owing, contingently or otherwise, under an indemnity has been paid in full, and survives termination of this Deed. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.
11.4
Costs and Duty

Each party must bear their own costs arising out of the negotiation and execution of this Deed. All duty (including stamp duty and any fines, penalties and interest) payable on or in connection with this Deed and any instruments executed under any transaction evidenced by this Deed must be borne and paid by the Re-Domiciled Buyer Guarantor.
11.5
Further assurances

Each party must do all things necessary to give full effect to this Deed and the transactions contemplated by this Deed.
11.6
Entire agreement

This Deed constitutes the entire agreement between the parties in respect of its subject matter.
11.7
Counterparts

This Deed may be executed in counterparts, each signed by one or more parties to it. If so, the signed counterparts are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.
11.8
No assignment or novation

Each party acknowledges and agrees that:
(a)
in accordance with Jersey law, the Buyer Guarantor merges with and is subsumed by the Re-Domiciled Buyer Guarantor at the Effective Time upon completion of the Proposed Re-Domiciliation; and

A-1-19

(b)
in accordance with its terms, this Deed provides for an assumption of rights, interests, obligations and liabilities by the Re-Domiciled Buyer Guarantor only,

such that:
(c)
this Deed does not constitute an assignment of the Share Sale Agreement, provided that to the extent this Deed constitutes any dealing with the rights of parties to the Share Sale Agreement other than an assignment, by executing this Deed, the parties have complied with the requirements set out in clause 23.15 of the Share Sale Agreement;

(d)
this Deed does not constitute a novation of the Share Sale Agreement such that on and from the Effective Time the Share Sale Agreement is rescinded and a new contract is formed between the relevant parties; and

(e)
the existing Share Sale Agreement will continue in force on and from the Effective Time, as amended in accordance with this Deed.

EXECUTED as a Deed

A-1-20

Deed of Amendment, Consent & Covenant: CMPL Share Sale Agreement
Signing page
DATED: November 22, 2022
EXECUTED for METALS ACQUISITION CORP by:

/s/ Michael McMullen
Signature of director

MICHAEL MCMULLEN
Name of director (block letters)

EXECUTED for METALS ACQUISITION CORP by:

/s/ Michael McMullen
Signature of director

MICHAEL MCMULLEN
Name of director (block letters)

EXECUTED by Nicholas Talintyre as attorney for GLENCORE OPERATIONS AUSTRALIA PTY LIMITED (ACN 128 115 140) under power of attorney dated 16 March 2022 in the presence of:	) ) ) ) )
)

/s/ Jay Jools	)	/s/ Nicholas Talintyre
Signature of witness	)	Signature of attorney, by executing this
	)	document the attorney states that the
JAY JOOLS	)	attorney has received no notice of
Name of witness (block letters))		revocation of the power of attorney
)

A-1-21

EXECUTED by METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD (ACN 657 799 758) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	) ) ) ) )
)
)
/s/ Michael McMullen	)	/s/ Slobodan Vujic
Signature of director	)	Signature of director/company
	)	secretary*
	)	*delete whichever is not applicable
MICHAEL MCMULLEN	)
Name of director (block letters))		SLOBODAN VUJIC
	)	Name of director/company secretary*
(block letters)
*delete whichever is not applicable

A-1-22

Annex B
Dated        2022
Metals Acquisition Limited
and
Metals Acquisition Corp

MERGER AGREEMENT AND PLAN OF MERGER

MERGER AGREEMENT AND PLAN OF MERGER
This agreement and plan of merger is made on        2022
BETWEEN:
1
Metals Acquisition Limited, a company incorporated under the laws of Jersey with registered number 144625 and having its registered office at 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG (the Surviving Company); and

2
Metals Acquisition Corp, a Cayman Islands exempted company with registered number 372802 and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Merging Company, together with Surviving Company, the Merging Companies).

RECITALS
A
The Surviving Company and the Merging Company wish to effect a merger between them pursuant to Part 18B of the Law and Part XVI of the Companies Act (the Merger) so that the Surviving Company continues as the survivor body.

B
The parties intend the Merger Date to fall on or before [date].

It is agreed as follows:
1
Definitions and Interpretation

1.1
In this agreement and plan of merger, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

agreement means this agreement and plan of merger;
Articles shall have the meaning given in Clause 3.1(d) of this agreement;
Business Day means any day which commercial banks are normally open for full banking business in Jersey and the Cayman Islands;
Companies Act means the Companies Act (As Revised) of the Cayman Islands;
Law means the Companies (Jersey) Law 1991, as amended;
Merger Date means the date on which the Registrar of Companies registers the Merger under Article 127FM of the Law;
Pound and £ denotes the lawful currency in England and Wales and the Island of Jersey; and
SPAC Warrants means 6,535,304 outstanding private placement warrants to purchase one Merging Company Class A ordinary share and 8,838,260 outstanding public warrants to purchase one Merging Company Class A ordinary share.
1.2
In the interpretation of this agreement, the following provisions apply save where the context requires otherwise:

(a)
except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)
references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)
the recitals and the Schedules form part of this agreement and shall have the same force and effect as if they were expressly set out in the body of this agreement and any reference to this agreement shall include the recitals and the Schedules;
(d)
any reference to this agreement or to any agreement or document referred to in this agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)
any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)
clause headings and the index are inserted for convenience only and shall not affect the construction of this agreement.

2
Conditions precedent to completion of Merger

2.1
The parties hereto agree and acknowledge that neither party shall deliver any documents to the Registrar of Companies in accordance with Article 127FJ of the Law for the purposes of effecting the Merger unless and until the Merging Companies have given notice to all creditors of the Merger in accordance with Article 127FC(1) of the Law.

3
Details of the Surviving Company

3.1
The parties hereto agree that, with effect from the Merger Date:

(a)
the Merging Companies shall continue as a single merged company, which company shall be the Surviving Company for the purposes of the Law;

(b)
the Surviving Company shall be a company;

(c)
the registered number of the Surviving Company shall remain 144625; and

(d)
the memorandum and article of association of the Surviving Company (the Articles) shall be as set out in Schedule 3.

4
Administrative matters relating to the Surviving Company

4.1
There are no amounts or benefits which are or shall be paid or payable to any director of either party or the Surviving Company consequent upon the Merger.

4.2
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this agreement.

4.3
The parties hereto agree that, with effect from the Merger Date:

(a)
the new directors of the Surviving Company whom shall, subject to the Articles, be:

(i)
Patrice E. Merrin of [c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands]; and

(ii)
Michael (Mick) James McMullen of [c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands];

(iii)
Rasmus Kristoffer Gerdeman of [c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands];

(iv)
Neville Joseph Power of [c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands];

(v)
John Rhett Miles Bennett of [c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands]; and

(vi)
Charles D. McConnell of [c/o Metals Acquisition Corp, Century House, Ground Floor, Cricket Square, P.O. Box 2238, Grand Cayman KY1-1107, Cayman Islands].

(b)
the secretary of the Surviving Company shall, subject to the Articles, remain as Ogier Global (Jersey);

(c)
the registered office of the Surviving Company shall remain at 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG; and

(d)
the date to which the first accounts of the Surviving Company as surviving body shall be produced following the Merger Date shall be [Date] 2023.

5
Shares of the Company

5.1
Immediately prior to the Merger Date, the share capital of the Surviving Company will be US$22,100 divided into 221,000,000 ordinary shares of US$0.0001 each.

5.2
Immediately prior to the Merger Date, the share capital of the Merging Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

5.3
The date on which it is intended that the Merger is to take effect is the Merger Date.

5.4
On the Merger Date, (i) each Merging Company Class A ordinary share issued and outstanding on the Merger Date shall be converted into Surviving Company ordinary shares on a one-for-one basis; (ii) each Merging Company Class B ordinary share issued and outstanding on the Merger Date shall be converted into Surviving Company ordinary shares on a one-for-one basis; (iii) following the conversion of such shares, the ordinary share issued in the name of Green Mountain Metals LLC shall be redeemed automatically for nil consideration[; and (iv) each ordinary share issued and outstanding in the Surviving Company immediately prior to the Merger Date shall continue to be one ordinary share in the Surviving Company].

5.5
With effect from the Merger Date the authorised and issued share capital of the Surviving Company shall change to US$22,100.00 divided into:

(a)
220,000,000 ordinary shares with a par value of US$0.0001 each; and

(b)
1,000,000 preference shares with a par value of US$0.0001 each.

5.6
On the Merger Date, each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Date, whether or not vested, shall be converted into and become a warrant to purchase one Surviving Company ordinary share, and Surviving Company shall assume each such SPAC Warrant in accordance with its terms as in effect as of the Merger Date. All rights with respect to Merging Company ordinary shares under SPAC Warrants assumed by Surviving Company shall thereupon be converted into rights with respect to Surviving Company ordinary shares. From and after the Merger Date, each SPAC Warrant assumed by Surviving Company may be exercised solely for Surviving Company ordinary shares.

5.7
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Articles.

6
[Reserved]

7
Completion of Merger

7.1
To the extent that such matters have not already been completed at the time of execution of this agreement:

(a)
the Surviving Company shall use reasonable endeavours to procure that:

(i)
all matters set out in Schedule 1 hereto are completed; and

(ii)
any other action required under Part 18B of the Law to effect the Merger is taken or completed by or before the Merger Date; and

(b)
the Merging Company shall use reasonable endeavours to procure that:

(i)
all matters set out in Schedule 2 hereto are completed; and

(ii)
any other action required under Part 18B of the Law to effect the Merger is taken or completed by or before the Merger Date.

8
Management of the Surviving Company

The business of the Surviving Company shall be managed by the directors in accordance with the Articles.
9
Representations and Warranties

9.1
Each party to this agreement hereby represents and warrants to the other party to this agreement on the date hereof and at all times prior to the Merger Date that:

(a)
it is a body corporate duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and all corporate and other action required to authorise the execution and delivery of this agreement and the exercise of its rights and the performance of its obligations hereunder has been duly taken;

(b)
this agreement constitutes its legal, valid and binding obligations, enforceable against such party in accordance with its terms;

(c)
it has obtained all consents, licences, registrations and authorisations of any governmental or regulatory authority or agency, or of any other party, in Jersey or any other jurisdiction required by it to enable it to exercise its rights and perform its obligations hereunder;

(d)
save for any matters to be completed pursuant to Clause 7 of this agreement, it has taken all action required under Part 18B of the Law to effect and complete the Merger;

(e)
it is able to discharge its liabilities as they fall due; and

(f)
as far as it is aware, it has no creditors whose interests will be unfairly prejudiced by the Merger.

10
Effect of Merger

With effect from the Merger Date, in accordance with Article 127FN of the Law and as provided by this agreement, the parties to this agreement shall be merged and will continue with the Surviving Company having all property and rights to which each party to this agreement was entitled immediately before the Merger was completed and the Surviving Company shall become subject to all criminal and civil liabilities, and all contracts, debts and other obligations, to which each of the parties to this agreement is subject immediately before the Merger is completed and all actions and other legal proceedings which, immediately before the Merger was completed, were pending by or against any of the parties to this agreement may be continued by or against the Surviving Company.
11
Termination

Notwithstanding any other provision of this agreement, at any time before the completion of the Merger, any (one or more) of the party(ies), may, in accordance with Article 127D(7) of the Law, terminate this agreement, notwithstanding that it has been approved by the members of all or any such party(ies), by giving not less than two Business Days’ notice of termination in writing to the other party to this agreement.
12
Amendment

At any time prior to the Merger Date, this agreement may be amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Merger Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this agreement with the Registrar of Companies of the Cayman Islands; and

(b)
effect any other changes to this agreement which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

13
Notices

13.1
All notices with respect to this agreement shall be delivered by hand or sent by first class post to the address of the addressee as set out in this agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause, or sent by email to the following addresses:

(a)
in the case of the Merging Company, [email address]; and

(b)
in the case of the Surviving Company, [email address].

13.2
Such notices shall be deemed to have been received:

(a)
if sent by first class prepaid post, two business days after posting;

(b)
if delivered by hand, on the day of delivery; and

(c)
if sent by email, at the time of transmission provided that the sender shall not receive an email confirming rejection or bounce back from the email address.

14
Counterparts

This agreement may be executed in any number of counterparts and by each party on a separate counterpart each of which counterparts when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.
15
Governing law and jurisdiction

This agreement is governed by and shall be construed in accordance with the laws of the Island of Jersey.

SCHEDULE 1
Surviving Company Completion Steps
1
Approval by the board of directors of the Merger, this agreement and all relevant merger documents.

2
Shareholder approval of the Merger and this agreement by special resolution in writing.

3
Dispatch of notices of proposed Merger to all creditors who are known to have a claim or potential claim in excess of £5,000 in accordance with Article 127FC of the Law.

4
Publication of notice to creditors of proposed Merger in the Jersey Evening Post in accordance with Article 127FC of the Law.

5
Execution of declarations by directors pursuant to Article 127E(5) of the Law.

6
Execution of declarations by directors pursuant to Article 127E(6) of the Law.

7
Execution of declarations by directors pursuant to Article 127FJ(4)(d) of the Law.

8
Delivery of all relevant documents to the Registrar of Companies in accordance with Article 127FJ(4) of the Law.

9
Execution of a director’s declarations of the Surviving Company to be given to the directors of the Merging Company pursuant to section 237(8) of the Companies Act.

10
Execution of an undertaking from the Surviving Company pursuant to section 237(10) of the Companies Act.

SCHEDULE 2
Merging Company Completion Steps
1
Approval by the board of directors of the Merger, this agreement and all relevant merger documents in accordance with Section 233(3) of the Companies Act.

2
Shareholder approval and authorisation of the Merger and this agreement by special resolution in writing pursuant to section 233(6) of the Companies Act.

3
Dispatch of notices of proposed Merger to all creditors who are known to have a claim or potential claim in excess of £5,000 in accordance with Article 127FC of the Law.

4
Publication of notice to creditors of proposed Merger in the Jersey Evening Post in accordance with Article 127FC of the Law.

5
Execution of declarations by directors pursuant to Article 127E(5) of the Law.

6
[Execution of declarations by directors pursuant to Article 127E(6) of the Law.]

7
Execution of declarations by directors pursuant to Article 127FJ(4)(d) of the Law.

8
Delivery of all relevant documents to Registrar of Companies in accordance with Article 127FJ(4) of the Law.

9
Obtaining a certificate of good standing from the Registrar of Companies of the Cayman Islands.

10
Execution of a director’s declaration of the Merging Company with respect to the Surviving Company pursuant to section 237(7)(a) to (d) of the Companies Act.

11
Execution of a director’s declaration of the Merging Company pursuant to section 233(9)(b) to (h) of the Companies Act.

SCHEDULE 3
[New memorandum and articles of association]

Surviving Company
Signed for and on behalf of Metals Acquisition Limited

Signature

Print name

Title
Merging Company
Signed for and on behalf of Metals Acquisition Corp

Signature

Print name

Title

Annex C
Companies (Jersey) Law 1991
Company Limited by Shares

MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
METALS ACQUISITION LIMITED
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

Companies (Jersey) Law 1991
Company Limited by Shares
Memorandum of Association
of
Metals Acquisition Limited
(adopted by special resolution dated [date])
1.
The name of the Company is Metals Acquisition Limited.

2.
The Company is a public company limited by shares.

3.
The Company is a par value company.

4.
The Company has unrestricted corporate capacity.

5.
The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.

6.
The share capital of the Company is $22,100 divided into 221,000,000 ordinary shares of $0.0001 each and 1,000,000 Preference Shares of $0.0001 each.

Companies (Jersey) Law 1991
Company Limited by Shares
Articles of Association
of
Metals Acquisition Limited
(adopted by special resolution dated [date])
1
Definitions, interpretation and exclusion of Standard Table

Definitions
1.1
In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

Affiliate means
(a)
in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and

(b)
in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

The term control shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity; provided that the Company and its subsidiaries shall not be considered Affiliates of the Members.
Articles means, as appropriate:
(a)
these Articles of Association as amended from time to time; or

(b)
two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;
ASX means ASX Limited or Australian Securities Exchange as the context requires;
Business Day means a day, excluding Saturdays or Sundays, on which banks in New York, New York, United States of America and the Island are open for general banking business throughout their normal business hours;
Commission means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
Company means the above-named company;
Company’s Website means the website of the Company (if any);
Designated Stock Exchange means the New York Stock Exchange or any other stock exchange or automated quotation system on which the Company’s securities are then traded;
Designee means an individual elected to the board of Directors that has been nominated by a Member in accordance with the Articles;
Directors means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

Dividend means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles;
Electronic has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;
electronic communication means electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than a majority vote of the Directors;
Electronic Record has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;
Electronic Signature has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;
Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;
Exemption Order means the Companies (Transfers of Shares — Exemptions) (Jersey) Order 2014;
Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as paid in money or money’s worth;
Island means Jersey, Channel Islands;
Joint Holders means two or more persons registered as the holders of a Share or Shares or who are jointly entitled to a Share or Shares by reason of the death or bankruptcy of the registered holder;
Law means the Companies (Jersey) Law 1991;
Market Price means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day;
Member means any person or persons entered on the register of members from time to time as the holder of a Share;
Member Associated Person a Member Associated Person of any Member shall mean:
a)
any Affiliate of, or person acting in concert with, such Member;

b)
any beneficial owner of Shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made; or

c)
any person controlling, controlled by or under common control with such person referred to in the preceding clauses (a) and (b);

Memorandum means the Memorandum of Association of the Company as amended from time to time;
month means a calendar month;
Nominating Member means
a)
the Member providing the notice of the nomination proposed to be made at a general meeting;

b)
the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made; and

c)
any affiliate or associate of such stockholder or beneficial owner;

Officer means a person appointed to hold an office in the Company; and the expression includes a Director or liquidator, but does not include the Secretary;

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote;
Ordinary Shares means shares in the capital of the Company with a par value of US$0.0001 designated as Ordinary Shares;
PDF means Portable Document Format;
Preference Shares means shares in the capital of the Company with a par value of US$0.0001 designated as Preference Shares, and having the rights provided for in these Articles;
Register of Members means the register (including any branch register) maintained by the Company in accordance with Article 41 or Article 49 of the Law or any modification or re-enactment thereof for the time being in force;
Registered Office means the registered office for the time being of the Company;
Regulations means the Companies (Uncertificated Securities) (Jersey) Order 1999 including any modification or re-enactment of them for the time being in force;
Seal means the common seal of the Company including any facsimile thereof;
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statutes and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;
Share means a share in the share capital of the Company, and the expression:
(a)
includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)
where the context permits, also includes a fraction of a share;

signed means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;
Special Resolution has the meaning given to that term in the Law;
subsidiary has the meaning given to that term in Article 2 of the Law;
Treasury Share means a share held in the name of the Company as a treasury share in accordance with the Law; and
year means a calendar year.
Interpretation
1.2
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only (i.e., he and his) shall include the feminine gender (i.e., her and hers) and shall include references to entities without gender (i.e., it and its);

(c)
a reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency;

(d)
may shall be construed as permissive and “shall” shall be construed as imperative;

(e)
a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America;

(f)
references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)
any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
written and in writing means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, such writing shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

(i)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(j)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(k)
headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(l)
where a word or phrase is given a defined meaning, another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning; and

(m)
all references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

Exclusion of Standard Table
1.3
The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2
Shares

Power to issue Shares and options, with or without special rights
2.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and where applicable, the rules and regulations of the Designated Stock Exchange and/or any other competent regulatory authority or otherwise under applicable law, and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Law and these Articles) vary such rights.

2.2
The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

Power to issue fractions of a Share
2.3
Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Capital contributions without issue of further Shares
2.4
With the consent of a Member, the Directors may accept a voluntary contribution from that Member without issuing Shares in return. If the Directors agree to accept a voluntary contribution from a Member, the Directors shall resolve whether that contribution shall be treated as an addition to the stated capital account of the Company or to a general reserve of the Company (it being understood that the contribution is not provided by way of loan).

Limit on the number of Joint Holders
2.5
In respect of a Share, the Company shall not be required to enter the names of more than four Joint Holders in the Register of Members of the Company.

2.6
If two or more persons are registered as Joint Holders of a Share, then any one of those Joint Holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares
2.7
From time to time, the Company may hold its own Shares as treasury shares and the Directors may sell, transfer or cancel any treasury shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any distributions in respect of any treasury shares held by it.

3
Class Rights Attributed to the Ordinary Shares

3.1
The holders of the Ordinary Shares shall be:

(a)
entitled to Dividends in accordance with the relevant provisions of these Articles;

(b)
entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles; and

(c)
entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in the name of such holder in the Register of Members, both in accordance with the relevant provisions of these Articles.

3.2
All Ordinary Shares shall rank pari passu with each other in all respects.

4
Class Rights Attributed to the Preference Shares

4.1
Preference Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

4.2
Authority is hereby granted to the Directors, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preference Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)
the number of Preference Shares to constitute such series and the distinctive designation thereof;

(b)
the dividend rate on the Preference Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (Dividend Period), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)
whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;
(d)
the preferences, if any, and the amounts thereof, which the Preference Shares of such series shall be entitled to receive upon the winding up of the Company;

(e)
the voting power, if any, of the Preference Shares of such series;

(f)
transfer restrictions and rights of first refusal with respect to the Preference Shares of such series; and

(g)
such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

4.3
Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preference Shares of the same series subject always to the Law and the Memorandum.

4.4
No dividend shall be declared and set apart for payment on any series of Preference Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preference Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preference Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

4.5
If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preference Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up and (b) rank equally in connection with any such distribution shall be insufficient to pay in full the preferential amount to which the holders of such Preference Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preference Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

5
Register of Members and share certificates

Issue of share certificates
5.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

5.2
Subject to and to the extent permitted by the Law, the Company, or the Directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch Register of Members resident in such country, territory or place, and the Company may, or the Directors on behalf of the Company may, make and vary such regulations as it or they may think fit regarding the keeping of any such branch register.

5.3
Upon being entered in the Register of Members as the holder of a Share, a Member shall, subject to Article 5.8, be entitled:

(a)
without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)
upon payment of such reasonable sum as the Directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

5.4
Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

5.5
The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one Joint Holder shall be a sufficient delivery to all of them.

5.6
All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register of Members. Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

Renewal of lost or damaged share certificates
5.7
If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)
evidence;

(b)
indemnity;

(c)
payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)
payment of a reasonable fee, if any, for issuing a replacement share certificate;

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
Uncertificated shares
5.8
Subject to Article 5.9, at any time the Shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an “approved stock exchange” (as defined in the Exemption Order)), the Company shall not be required to (although may, in its absolute discretion choose to), provide a share certificate in accordance with Article 5.3.

5.9
Following a written request at any time from a Member to the Company requesting a share certificate in respect of Shares held by that Member, the Company shall, within 2 months of receipt by the Company of that written request, complete and have ready for delivery the certificate of such Shares in respect of which the request was made unless the conditions of allotment of the Shares otherwise provide.

6
ASX Restrictions

Application of this Article
6.1
This Article 6 only applies while the Company is admitted to the official list of ASX.

6.2
In this Article 6:

ASX Listing Rules means Listing Rules of ASX and any other rules of ASX which are applicable to the Company while the Company is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX.
Escrow Period means the escrow period applicable to Restricted Securities in accordance with the ASX Listing Rules.
Restricted Securities has the meaning given to that term in the ASX Listing Rules.
Restriction Deed means each restriction deed within the meaning and for the purposes of the ASX Listing Rules.

General Restrictions
6.3
For such time as the Company is admitted to the official list of the ASX:

(a)
notwithstanding anything in these Articles, if the ASX Listing Rules prohibit an act being done, the act shall not be done;

(b)
nothing contained in these Articles prevents an act being done that the ASX Listing Rules require to be done;

(c)
if the ASX Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be);

(d)
if the ASX Listing Rules require these Articles to contain a provision and it does not contain such a provision, these Articles are deemed to contain that provision;

(e)
if the ASX Listing Rules require these Articles not to contain a provision and it contains such a provision, these Articles are deemed not to contain that provision; and

(f)
if any provision of these Articles is or becomes inconsistent with the ASX Listing Rules, these Articles are deemed not to contain that provision to the extent of the inconsistency.

Restricted Securities
6.4
For such time as the Company is admitted to the official list of the ASX:

(a)
a holder of Restricted Securities must not dispose of, or agree to offer to dispose of, the securities during the Escrow Period except as permitted by the ASX Listing Rules or ASX;

(b)
if Restricted Securities are in the same class as quoted securities, the holder will be taken to have agreed in writing that the Restricted Securities are to be kept in the Company’s issue sponsored sub register and are to have a holding lock applied for the duration of the Escrow Period applicable to those securities;

(c)
the Company will refuse to acknowledge any disposal (including, without limitation, to register any transfer) of Restricted Securities during the Escrow Period applicable to those securities except as permitted by the ASX Listing Rules or ASX;

(d)
a holder of Restricted Securities will not be entitled to participate in any return of capital on those securities during the Escrow Period applicable to those securities except as permitted by the ASX Listing Rules or ASX; and

(e)
if a holder of Restricted Securities breaches a Restriction Deed or a provision of these Articles restricting a disposal of those securities, the holder will not be entitled to any dividend or distribution, or to exercise any voting rights, in respect of those securities for so long as the breach continues.

7
Transfer of shares

Form of transfer
7.1
Subject to these Articles (including Article 7.8), any agreement between a Member and the Company, and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors acting reasonably and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

7.2
The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered into the Register of Members in respect thereof.

Power to refuse registration
7.3
The Directors may decline to recognise any instrument of transfer unless:

(a)
the instrument of transfer is in respect of only one class of Share;

(b)
the instrument of transfer is lodged at the Registered Office or such other place as the Register of Members is kept in accordance with the Law accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(c)
the instrument of transfer is duly and properly signed and endorsed or accompanied by the share certificates in respect of the relevant Shares or an indemnity.

Notice of refusal to register
7.4
If the Directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

Fee, if any, payable for registration
7.5
If the Directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer
7.6
The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Transfer to branch register
7.7
The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any Share upon the Register of Members to any branch register or any Share on any branch register to the Register of Members or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.

Holding of Shares through Direct Registration System
7.8
At any time any of the Shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an approved stock exchange (as defined in the Exemption Order)), a transfer of such Shares is exempt from the provisions of Article 42(1) of the Law requiring an instrument of transfer to be delivered to the Company where the following conditions are met in respect of such transfer:

(a)
the transfer is made:

(i)
to or from an approved central securities depository (as defined in the Exemption Order), or

(ii)
by means of a computer system (as defined in the Exemption Order); and

(b)
the transfer is in accordance with the relevant laws (as defined in the Exemption Order) applicable to, and relevant rules and regulations of, the Designated Stock Exchange.

Security
7.9
Notwithstanding any other provision of these Articles, if any of the shares of the Company (the Secured Shares) are subject to a security interest created pursuant to the Security Interests (Jersey) Law 1983 or 2012 (as amended, modified, replaced or superseded) (the Security Interests Law) and Secured Shares are to be transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement:

(a)
Article 7.3 shall not apply;

(b)
the directors shall not refuse to register such a transfer of the Secured Shares if the following conditions have been satisfied:

(i)
a validly executed instrument of transfer relating to the Secured Shares has been lodged at the registered office of the Company; and

(ii)
the instrument of transfer is accompanied by the share certificate(s) in respect of the Secured Shares or, where the share certificate(s) are not available, a confirmation in writing that the share certificate has been lost or destroyed and that if it is found it will be returned to the directors; and

(c)
no fee shall be charged or payable in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any such Secured Shares pursuant to Article 7.5 or otherwise.

No lien on Secured Shares
7.10
Notwithstanding any other provision of these Articles, if Secured Shares (as defined in Article 7.9) are to be transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement, the Company shall not have any lien on any Secured Shares for any moneys (whether presently payable or not) payable at a fixed time or called in respect of any Secured Shares.

No forfeiture of Secured Shares
7.11
Notwithstanding any other provision of these Articles, no Secured Shares (as defined in Article 7.9) may be forfeited.

8
Redemption, Purchase and Surrender of Shares, Treasury Shares

8.1
Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Law and the rules of the Designated Stock Exchange, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine; and

(b)
purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission or the Designated Stock Exchange.

8.2
The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital, profits or the proceeds of a fresh issue of Shares.

8.3
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

8.4
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

Power to pay for redemption or purchase in cash or in specie
8.5
When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share
8.6
Upon the date of redemption or purchase of a Share:

(a)
the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)
the applicable payment for the Share; and

(ii)
any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)
the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)
the Share shall be cancelled or become a Treasury Share.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase occurs.
9
Variation of Rights Attaching to Shares

9.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

9.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

9.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

10
Commission on Sale of Shares

The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
11
Non-Recognition of Trusts

Except as required by law:
(a)
no person shall be recognised by the Company as holding any Share on any trust; and

(b)
no person other than the Member shall be recognised by the Company as having any right in a Share.

12
Transmission of Shares

Persons entitled on death of a Member
12.1
If a Member dies, the survivor or survivors (where he was a Joint Holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

Registration of transfer of a Share following death or bankruptcy
12.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

Indemnity
12.3
The Directors may require a person registered as a Member by reason of the death or bankruptcy of another Member to indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy
12.4
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

13
Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital
13.3
To the fullest extent permitted by the Law, the Company may by Special Resolution do any of the following (and amend its Memorandum and its Articles for that purpose):

(a)
increase or reduce the number of Shares that it is authorised to issue;

(b)
consolidate all or any of the Shares (whether issued or not) into fewer shares; or

(c)
divide all or any of the Shares (whether issued or not) into more shares.

13.4
All new Shares created hereunder shall be subject to the same provisions with reference to the payment of liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

Reducing share capital
13.5
Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Sale of fractions of Shares
13.6
Whenever, as a result of a consolidation or division of Shares, any Members would become entitled to fractions of a Share, the Directors may, in their absolute discretion, on behalf of those Members, sell the Shares representing the fractions for (i) the Market Price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange, and (ii) the best price reasonably obtainable by the Company, in the case of any shares not listed on a Designated Stock Exchange, and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorise (and the relevant Member hereby authorises) any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

14
Closing Register of Members or Fixing Record Date

14.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange or otherwise under applicable law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

14.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

14.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of

Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
15
General Meetings

Power to call meetings
15.1
The Directors, the chief executive officer of the Company or the chairman of the board of Directors, may call a general meeting at any time.

15.2
If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

15.3
The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

15.4
The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

15.5
The requisition must also:

(a)
specify the objects of the meeting;

(b)
be signed by or on behalf of the requisitioners. The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)
be deposited at the Company’s registered office in accordance with the notice provisions.

15.6
Should the Directors fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 2 months of that date, the requisitioners or any of them representing more than one half of the total voting rights of all of them, may call a general meeting to be held within three months from that date.

15.7
Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

15.8
If the Members call a meeting under the above Articles, the Company shall reimburse their reasonable expenses.

Annual general meetings
15.9
The Company shall hold annual general meetings unless otherwise dispensed with in accordance with the Law. The first annual general meeting shall be held within a period of 18 months of the Company’s incorporation and thereafter at least once in every calendar year. Not more than 18 months may elapse between one annual general meeting and the next.

Content of notice
15.10
Notice of a general meeting shall specify each of the following:

(a)
the place, the date and the time of the meeting;

(b)
if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)
subject to Articles 15.10(d) and 15.20, the general nature of the business to be transacted;

(d)
if a resolution is proposed as a Special Resolution, the text of that resolution; and

(e)
in the case of an annual general meeting, that the meeting is an annual general meeting.

15.11
In each notice, there shall appear with reasonable prominence the following statements:

(a)
that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)
that a proxy need not be a Member.

Period of notice
15.12
A general meeting, including an annual general meeting, shall be called by at least 14 clear days’ notice (but not more than sixty (60) calendar days’ notice). A meeting, however, may be called on shorter notice if it is so agreed:

(a)
in the case of an annual general meeting, by all the Members entitled to attend and vote at that meeting; and

(b)
in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at that meeting, being a majority together holding not less than:

(i)
95% where a Special Resolution is to be considered; or

(ii)
90% for all other meetings;

of the total voting rights of the Members who have that right.
Persons entitled to receive notice
15.13
Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)
the Members;

(b)
persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)
the Directors;

(d)
the Company’s auditor (if any); and

(e)
persons entitled to vote in respect of a Share in consequence of the incapacity of a Member.

Publication of notice on a website
15.14
Subject to the Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)
the publication of the notice on the website;

(b)
the address of the website;

(c)
the place on the website where the notice may be accessed;

(d)
how it may be accessed; and

(e)
the place, date and time of the general meeting.

15.15
If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member in writing or by any other means permitted by these Articles but this will not affect when that Member is deemed to have been given notice of the meeting.

Time a website notice is deemed to be given
15.16
A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website
15.17
Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice
15.18
Proceedings at a meeting shall not be invalidated by the following:

(a)
an accidental failure to give notice of the meeting or an instrument of proxy to any person entitled to notice; or

(b)
non-receipt of notice of the meeting or an instrument of proxy by any person entitled to notice.

15.19
In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)
in a different place on the website; or

(b)
for only part of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

Notice of other business
15.20
No business may be transacted at any general meeting, other than business that is either:

(a)
specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof) or pursuant to a requisition of a meeting by Members in accordance with Article 15.3,

(b)
otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof); or

(c)
otherwise properly brought before an annual general meeting by any Member of the Company who:

(i)
is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting; and

(ii)
complies with the notice procedures set forth in this Article.

15.21
In addition to any other applicable requirements, for business to be brought properly before a general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 15.24and 15.27

15.22
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the registered office of the Company not less than 120 calendar days prior to the one-year anniversary of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the calendar date of the current year’s annual general meeting has been changed by more than 30 days from the calendar date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

15.23
All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than fourteen (14) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and:

(a)
in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted); or

(b)
in the case of the annual general meeting, those matters which the Directors, at the time of giving the notice, intend to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.

15.24
For matters other than for the nomination for election of a Director to be made by a Member, to be timely such Member’s notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the Company’s annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the Directors. Each Member shall have the right (but not the obligation) to nominate at any time the persons to be elected to the board of Directors in accordance with the provisions of these Articles for the election of Directors.

15.25
To be in proper written form, a Member’s notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:

(a)
a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(b)
the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person;

(c)
the class or series and number of Shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(d)
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(e)
any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(f)
a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting Shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

15.26
In addition to any other applicable requirements for a nomination for election of a Director to be made by a Member of the Company (other than Directors to be nominated by any series of Preferred Shares, voting separately as a class), such Member must:

(a)
be a Member of record on both:

(i)
the date of the giving of the notice by such Member provided for in this Article; and

(ii)
the record date for the determination of Members entitled to vote at such annual general meeting;

(b)
on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission); and

(c)
have given timely notice thereof in proper written form to the Secretary of the Company.

If a Member is entitled to vote only for a specific class or category of Directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a Director at the meeting shall be limited to such class or category of Directors.
15.27
To be timely for purposes of Article 15.25, a Member’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event less than one hundred thirty (130) days’ notice or prior public disclosure of the date of the meeting is given or made to Members, notice by the Member to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

15.28
To be in proper written form for purposes of Article 15.25, a Member’s notice to the Secretary must set forth:

(a)
as to each Nominating Member:

(i)
the information that is requested in Article 15.25(b) -15.25(f); and

(ii)
any other information relating to such Member that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(b)
as to each person whom the Member proposes to nominate for election as a Director:

(i)
all information that would be required by Article 15.25(b) -15.25(f) if such nominee was a Nominating Member, except such information shall also include the business address and residence address of the person;

(ii)
the principal occupation or employment of the person;

(iii)
all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(iv)
a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Member and its Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the

Exchange Act if such Nominating Member were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.
Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company in accordance with the rules of the Designated Stock Exchange.
15.29
Unless otherwise provided by:

(i)
the terms of these Articles;

(ii)
any series of Preferred Shares; or

(iii)
any agreement among Members or other agreement, in the case of this clause (iii), approved by the Directors, only persons who are nominated in accordance with the procedures set forth above, shall be eligible to serve as Directors.

If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.
15.30
Subject to the other provisions of these Articles, the Company may by Ordinary Resolution appoint any person to be a Director.

15.31
Subject to these Articles, a Director shall hold office until the expiry of his or her term as contemplated by Article 20.2 or, until such time as he or she vacates office in accordance with Article 25.1.

15.32
No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 15 shall not apply to any nomination of a Director (a) in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares) or (b) by the Directors pursuant to Article 21.3.

Written resolutions
15.33
Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)
all Members entitled to vote must receive:

(i)
a copy of the resolution; and

(ii)
a statement informing the Members:

(A)
how to signify agreement to the resolution; and

(B)
as to the date by which the resolution must be passed if it is not to lapse (or if no date is given the resolution shall lapse 28 days after the circulation date);

(b)
the specified majority of Members entitled to vote:

(i)
sign a document; or

(c)
sign several documents in the like form each signed by one or more of those Members; andthe signed document or documents is or are delivered to the Company at the place and by the time nominated by the Company in the notice of the resolution including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of all Members entitled to vote duly convened and held.
15.34
Each Member shall have one vote for each Share he holds which confers the right to receive and vote on a written resolution and unless the resolution in writing signed by the Member is silent, in which case all Shares held are deemed to have been voted, the number of Shares specified in the resolution in writing shall be deemed to have been voted.

15.35
If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

16
Proceedings at meetings of Members

Quorum
16.1
No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy shall be a quorum, provided that the minimum quorum for any meeting shall be two Members entitled to vote.

Use of technology
16.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Lack of quorum
16.3
If a quorum is not present within 30 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)
if the meeting was requisitioned by Members entitled to vote, it shall be cancelled; or

(b)
in any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors.

Adjournment
16.4
When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

16.5
A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

16.6
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

16.7
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

Chairman
16.8
The chairman of the board of Directors shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

Right of a Director or auditor’s representative to attend and speak
16.9
Even if a Director or a representative of the auditor (if any) is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Method of voting
16.10
All resolutions put to the vote of the meeting shall be decided on a poll. Each Member shall have one vote for each Share he holds which confers the right to receive and vote on a resolution put to the vote of a meeting, unless any Share carries special voting rights.

Taking of a poll
16.11
A poll shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll.

16.12
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

Chairman does not have casting vote
16.13
In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

17
Voting rights of Members

Right to vote
17.1
Unless their Shares carry no right to vote, or unless an amount presently payable has not been paid, all Members are entitled to vote at a general meeting and all Members holding Shares of a particular class are entitled to vote at a meeting of the holders of that class of Shares (whether present in person or by proxy).

17.2
Members may vote in person or by proxy.

17.3
A Member who is entitled to vote shall have one vote for each Share he holds, unless any Share carries special voting rights.

17.4
A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

17.5
No Member is bound to vote all its Shares or any of them, nor is he bound to vote each of his Shares in the same way.

17.6
No Member shall be entitled to vote at any general meeting unless all sums presently payable by such Member in respect of Shares in the Company have been paid.

Rights of Joint Holders
17.7
If Shares are held jointly, only one of the Joint Holders may vote. If more than one of the Joint Holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other Joint Holders.

Member with mental disorder
17.8
A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island or elsewhere) in matters concerning mental disorder may vote by that Member’s receiver, curator bonis or other person authorised or appointed by that court.

17.9
For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes
17.10
An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered and every vote not disallowed at the meeting shall be valid. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy
17.11
An instrument appointing a proxy shall be in any usual or common form (or in any other form approved by the Directors) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A Member may appoint more than one proxy to attend on the same occasion.

17.12
An instrument appointing a proxy that is in writing must be signed in one of the following ways:

(a)
by the Member;

(b)
by the Member’s authorised attorney; or

(c)
if the Member is a corporation or other body corporate, under seal or signed by a duly authorised signatory (including an authorised officer, secretary or attorney).

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.
17.13
The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

17.14
A Member may revoke the appointment of a proxy by notice to the Company duly signed in accordance with Article 17.12 prior to the time specified by the Company for the revocation of proxies for the meeting or adjourned meeting, but no earlier than 48 hours prior to the meeting; (for which purpose no account shall be taken of any part of a day that is not a working day); but such revocation will not affect the validity of any acts carried out by the proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered
17.15
Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the Directors, must be delivered so that it is received by the Company prior to the time specified by the Company for voting by proxy at the meeting. They must be delivered in either of the following ways:

(a)
in the case of an instrument in writing, it must be left at or sent by post:

(i)
to the registered office of the Company; or

(ii)
to such other place within the Island specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting; or

(b)
if, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)
in the notice convening the meeting;

(ii)
in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)
in any invitation to appoint a proxy issued by the Company in relation to the meeting.

17.16
Where a poll is taken, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 17.15.

17.17
If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy
17.18
A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution, a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

18
Corporations Acting by Representatives at Meeting

18.1
Save where otherwise provided, a corporate Member must act by one or more duly authorised representatives.

18.2
A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

18.3
The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

18.4
The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

18.5
Where a duly authorised representative is present at a meeting that Member is deemed to be present in person, and the acts of the duly authorised representative are personal acts of that Member.

18.6
A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company, but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

19
Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its Directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of Shares specified in such authorisation.
20
Directors

20.1
The minimum number of Directors shall be two and the maximum number of Directors shall be fourteen, unless increased or decreased from time to time by the Directors. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require.

20.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The classes for the Directors shall be as determined by a resolution of the board of directors. At the first annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Directors shall shorten the term of any incumbent Director

21
Appointment, disqualification and removal of Directors

No age limit
21.1
There is no age limit for Directors save that they must be aged at least 18 years.

No corporate Directors
21.2
A Director must be a natural person.

Appointment of Directors
21.3
Subject to applicable law and the listing rules of the Designated Stock Exchange:

(a)
the Directors may appoint any person to be a Director as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors; and

(b)
the Company may by Ordinary Resolution appoint any person to be a Director (subject to the requirements of Article 15).

Removal of Directors
21.4
A Director may be removed from office by the Members by Special Resolution for cause or by the board of Directors by resolution made by the Directors, with or without cause, at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

Filling of vacancies
21.5
A vacancy on the board of Directors may be filled only by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange.

Resignation of Directors
21.6
A Director may at any time resign the office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

21.7
Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date on which the notice is delivered to the Company.

Corporate governance policies
21.8
The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

No shareholding qualification
21.9
A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

22
Directors’ Fees and Expenses

22.1
The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

22.2
Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.
23
Powers and duties of Directors

23.1
Subject to the provisions of the Law, the Memorandum, these Articles and any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.

23.2
No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Members may in accordance with the Law validate any prior or future act of the Directors which would otherwise be in breach of their duties.

24
Delegation of powers

Power to delegate any of the Directors’ powers to a committee
24.1
The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by applicable law or the rules of the Designated Stock Exchange; provided further that no committee shall have the power or authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of Jersey, fix the designations and any of the preferences or rights of such Shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum; or (f) declare a dividend or authorise the issuance of Shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) permits the committee to so declare or authorize. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

24.2
Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

Power to appoint an agent of the Company
24.3
The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)
by causing the Company to enter into a power of attorney or agreement; or

(b)
in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company
24.4
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.
24.5
Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Management
24.6
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

24.7
The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any agents of the Company and may fix the remuneration of any of the aforesaid.

24.8
The Directors from time to time and at any time may delegate to any such advisory committee, local board or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local advisory committee or board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

24.9
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

24.10
The Directors shall elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the board of Directors shall be a Director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the board of Directors shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

25
Disqualification of Directors

25.1
Subject to these Articles, the office of Director shall be vacated, if the Director:

(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes, in the opinion of a registered medical practitioner by whom he is being treated, physically or mentally incapable of acting as a Director;

(c)
resigns his office by notice to the Company in accordance with Articles 21.6 and 21.7;

(d)
is prohibited by applicable law or the Designated Stock Exchange from being a Director;

(e)
without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(f)
is removed from office pursuant to these Articles or any other agreement between the Director and the Company or any of its subsidiaries.

25.2
If the office of Director is terminated or vacated for any reason, he shall thereupon cease to be a member of any committee of the board of Directors of the Company.

26
Meetings of Directors

Regulation of Directors’ meetings
26.1
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings
26.2
The chairman of the board of Directors, a majority of the Directors or the Secretary on request of a Director may at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.

Use of technology
26.3
A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

Quorum
26.4
The quorum for the transaction of business at a meeting of Directors (including any adjourned meeting) shall be a majority of the number of Directors in office, but shall not be less than two. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law. The contemporaneous linking together by telephone or other electronic means of a sufficient number of Directors to constitute a quorum, constitutes a meeting of the Directors.

26.5
If a quorum is not present within 30 minutes from the time specified for a meeting of Directors, or if, during a meeting, a quorum ceases to be present, then the meeting shall be adjourned to the same day in the next week at the same time and place or such other day, time and place as the Director(s) calling such meeting may determine.

Voting
26.6
A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman shall have a second or casting vote.

26.7
The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

Validity
26.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

27
Permissible Directors’ interests and disclosure

27.1
Subject to these Articles and the Law, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

27.2
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 27.2 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under applicable law or the rules of the Designated Stock Exchange shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

27.3
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

28
Minutes

28.1
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company or the holders of any class of Shares, and of the Directors and of committees of Directors.

Written resolutions
28.2
The Directors may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)
all Directors are given notice of the resolution;

(b)
the resolution is set out in a document or documents indicating that it is a written resolution;

(c)
all of the Directors:

(i)
sign a document; or

(ii)
sign several documents in the like form each signed by one or more Directors; and

(d)
the signed document or documents is or are delivered to the Company, including, if the Company so nominates by delivery of an Electronic Record, by Electronic means to the address specified for that purpose.

28.3
Such written resolution shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs.

29
Dividends

Payment of dividends by Directors
29.1
Subject to the provisions of the Law, the Directors may pay dividends in accordance with the respective rights of the Members. Any dividend shall not be a debt owed by the Company until such time as payment of the dividend is made.

29.2
In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)
if the Company has different classes of Shares, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears;

(b)
subject to the provisions of the Law, the Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)
if the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends
29.3
Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off
29.4
The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company in relation to a Share.

Power to pay other than in cash
29.5
If the Directors so determine, any resolution determining a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)
issue fractional Shares;

(b)
fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)
vest some assets in trustees.

How payments may be made
29.6
A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)
if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)
by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

29.7
For the purpose of Article 29.6(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of Article 29.6(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

29.8
If two or more persons are registered as Joint Holders, a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)
to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)
to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

29.9
Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights
29.10
Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Unclaimed Dividends
29.11
All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of ten (10) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

30
Accounts and audits

Accounting and other records
30.1
The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection
30.2
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

30.3
The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law or authorised by the Directors.

30.4
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Sending of accounts and reports
30.5
The Company’s accounts and associated Directors’ report and auditor’s report (if any) that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)
they are sent to that person in accordance with the notice provisions in Article 36; or

(b)
they are published on a website providing that person is given separate notice of:

(i)
the fact that the documents have been published on the website;

(ii)
the address of the website;

(iii)
the place on the website where the documents may be accessed; and

(iv)
how they may be accessed.

30.6
If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under Article 30.7.

Time of receipt if documents are published on a website
30.7
Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 14 clear days before the date of the meeting at which they are to be laid if:

(a)
the documents are published on the website throughout a period beginning at least 14 clear days before the date of the meeting and ending with the conclusion of the meeting; and

(b)
the person is given at least 14 clear days’ notice of the meeting.

Validity despite accidental error in publication on website
30.8
If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)
those documents are published in a different place on the website to the place notified; or

(b)
they are published for only part of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited
30.9
The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

31
Audit

31.1
The Directors or, if authorised to do so, the audit committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or her remuneration.

31.2
Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

32
Seal

Company seal
32.1
The Company may have a seal if the Directors so determine.

Official seal
32.2
Subject to the provisions of the Law, the Company may also have:

(a)
an official seal or seals for use in any place or places outside the Island. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)
an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used
32.3
A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)
by a Director and the Secretary; or

(b)
by a single Director.

If no seal is adopted or used
32.4
If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)
by a Director and the Secretary; or

(b)
by a single Director; or

(c)
by any other person authorised by the Directors; or

(d)
in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal
32.5
The Directors may determine that either or both of the following applies:

(a)
that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction; and/or

(b)
that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution
32.6
If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

33
Officers

33.1
Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold the office of the chairman of the board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other Officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

33.2
The appointee must consent in writing to holding that office.

33.3
Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director.

33.4
Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

33.5
If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

33.6
Subject to the provisions of the Law and Article 33.7, the Directors may also appoint any person, who need not be a Director, as Secretary, for such period and on such terms, including as to remuneration, as they think fit.

33.7
The Secretary must consent in writing to holding that office.

33.8
A Director, Secretary or other Officer of the Company may not hold office, or perform the services, of auditor.

34
Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors in which there shall be entered the full names and addresses of the Directors and such other particulars as required by the Law.

35
Capitalisation of profits

Capitalisation of profits or of any stated capital account or capital redemption reserve
Subject to the Law and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a stated capital account or a capital redemption reserve) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions. The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
36
Notices

Form of notices
36.1
Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (ii) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of Joint Holders of a Share, all notices shall be given to that one of the Joint Holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the Joint Holders.

36.2
An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

36.3
Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

Signatures
36.4
A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

36.5
An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission
36.6
A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

36.7
A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Delivery of notices
36.8
Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

Giving notice to a deceased or bankrupt Member
36.9
Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or Joint Holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

Saving provisions
36.10
A Member present, either in person or by proxy, at any general meeting or at any meeting of the Members holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

36.11
Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the Register of Members, has been duly given to a person from which he derives his title.

36.12
None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

37
Authentication of Electronic Records

Application of Articles
37.1
Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 37.2 or Article 37.4 applies.

Authentication of documents sent by Members by Electronic means
37.2
An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)
the Member or each Member, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by one or more of those Members;

(b)
the Electronic Record of the original document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)
Article 37.7 does not apply.

37.3
For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 37.7 applies.

Authentication of document sent by the Secretary or Officers by Electronic means
37.4
An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)
the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by the Secretary or one or more of those Officers;

(b)
the Electronic Record of the original document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)
Article 37.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.
37.5
For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 37.7 applies.

Manner of signing
37.6
For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision
37.7
A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)
believes that the signature of the signatory has been altered after the signatory had signed the original document;

(b)
believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)
otherwise doubts the authenticity of the Electronic Record of the document;

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
38
Information

38.1
No Member, as such, shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or other confidential or proprietary information related to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the Members of the Company to communicate to the public.

38.2
The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in their possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

39
Indemnity

Indemnity
39.1
To the fullest extent permitted by law, the Company shall indemnify every Director and Officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer of the Company or any predecessor to the Company, and the successors and assigns of each of the foregoing, and may indemnify any person (other than current and former Directors and Officers) (any such Director or Officer, an Indemnified Person), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud or wilful default which may attach to such Indemnified Person.

39.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

39.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

39.4
Neither any amendment nor repeal of these Articles set forth under this heading of Indemnity (the Indemnification Articles), nor the adoption of any provision of these Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

40
Forum

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s Members, (iii) any action asserting a claim arising pursuant to any provision of the Law or these Articles (in each case, as they may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the courts of the Island of Jersey.
This Article 40 shall not apply to any actions or suits brought to enforce any liability or duty created by the U.S. Securities act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts of the United States of America are as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.
41
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall begin on January 1 in each year and shall end on December 31 in such year.
42
Winding up

Distribution of assets in specie
42.1
If the Company is wound up, the liquidator or the Directors, as the case may be, shall, subject to these Articles and any other sanction required by the Law, apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the number of Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the number of Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company.

42.2
If the Company is wound up, the liquidator or the Directors, as the case may be, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator or the Directors, as the case may be, may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

43
Business Opportunities

43.1
To the fullest extent permitted by applicable law, no individual serving as a Director or an Officer (Management) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.
43.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

43.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex D
Share Sale Agreement
Annexure F Registration Rights Agreement

© King & Wood Mallesons 56164620_13	Share Sale Agreemen 16 March 2022	39
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Metals Acquisition Corp, a Cayman Islands exempted company (the “Company”), Green Mountain Metals LLC, a Cayman Islands limited liability company (the “Sponsor”) and each of the undersigned parties listed on the signature pages hereto under “Holders” (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, the Company, the Sponsor and certain security holders named therein entered into the certain Registration Rights Agreement, dated as of July 28, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted to the security holders named therein certain registration rights with respect to certain securities of the Company;
WHEREAS, the Company has entered into the certain Share Sale Agreement, dated as of March [•], 2022 (as may be amended from time to time, the “Purchase Agreement”), with Glencore Operations Australia Pty Limited, an Australian private company (“Glencore”), and Metals Acquisition Corp. (Australia) Pty Ltd, an Australian private company, pursuant to which the Company will acquire the CSA Copper Mine in New South Wales, Australia for consideration that includes the issuance of 5,000,000 shares of Class A ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”) to Glencore;
WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth in the Existing Registration Rights Agreement may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as defined below) at the time in question; and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall mean any merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses, involving the Company.
“Commission” shall mean the United States Securities and Exchange Commission.
“Commission Guidance” means (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act.
“Company” shall have the meaning given in the Preamble.
“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.
“Effectiveness Deadline” shall have the meaning given in in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Founder Shares” shall mean the shares of Class B ordinary shares, par value $0.0001 per share, of the Company and shall be deemed to include the Ordinary Shares issued upon conversion thereof in connection with the transactions contemplated by the Purchase Agreement.
“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares held by certain of the Holders or their respective Permitted Transferees and any Ordinary Shares issued upon conversion thereof, the period ending on the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the completion of the Business Combination, (x) if the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.
“Holders” shall have the meaning given in the Preamble.
“Insider Letter” shall mean that certain letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and each of the Company’s officers and directors.
“Long-Form Shelf” shall have the meaning given in subsection 2.1.1.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Minimum Amount” shall have the meaning given in subsection 2.1.3.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Private Placement Lock-up Period or any other lock-up period, as the case may be, under the Insider Letter, the Private Placement Warrant Agreement, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants, that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants, that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the completion of the Company’s initial Business Combination.
“Private Placement Warrant Agreement” shall mean that certain private placement warrant agreement, dated July 28, 2021, between the Company and affiliates of the Sponsor, pursuant to which the affiliates of the Sponsor agreed to purchase Private Placement Warrants (as defined below) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering.
“Private Placement Warrants” shall mean the private placement warrants issued pursuant to the Private Placement Warrant Agreement. Each Private Placement Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $11.50 per Ordinary Share.
“Pro Rata” shall have the meaning given in subsection 2.2.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Founder Shares, (b) the Private Placement Warrants (including any Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants), (c) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (d) any equity securities (including the Ordinary Shares issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder (including the Working Capital Warrants and any Ordinary Shares issued or issuable upon the exercise of the Working Capital Warrants) and (e) any other equity security of the Company issued or issuable with respect to any such Ordinary Share by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriter in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration or Shelf Underwritten Offering to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Removed Shares” shall have the meaning given in subsection 2.5.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.
“Short-Form Shelf” shall have the meaning given in subsection 2.1.2.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Working Capital Warrants” shall mean the up to $1,500,000 of working capital loans that the Sponsor, its affiliates or any of the Company’s officers and directors may loan to the Company as the Company may require, which may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender.
ARTICLE II
REGISTRATIONS
2.1   Shelf Registration.
2.1.1   The Company shall, as soon as practicable, but in any event no later than the date that is thirty (30) calendar days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale by the Holders of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) calendar days following the filing deadline (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form S-1 or Form F-1 (a “Long-Form Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.
2.1.2   The Company shall use its reasonable best efforts to convert the Long-Form Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form S-3 or Form F-3 (a “Short-Form Shelf”) as promptly as practicable after the Company is eligible to use a Short-Form Shelf and have the Short-Form Shelf declared effective as promptly as practicable and to cause such Short-Form Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3   At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering (the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. The Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) business days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders requesting such Shelf Underwritten Offering (which managing Underwriter or Underwriters shall be subject to approval of the Company) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.
2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to the provisions of subsection 2.2.4, Section 2.5 and 3.4 hereof, at any time and from time to time, the Holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3   Underwritten Offering.   Subject to the provisions of subsection 2.2.4 and Sections 2.5 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV shall enter into an underwriting agreement in customary form with the Underwriter selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.2.4   Reduction of Underwritten Offering.   If the managing Underwriter in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.3   Withdrawal of Securities.   A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (i) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (ii) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this Section 2.3.
2.4   Piggyback Registration.
2.4.1   Piggyback Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Article II hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.4.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.4.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.4.2   Reduction of Piggyback Registration.   If the managing Underwriter in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.4 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.4.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.4.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.4.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters

(if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (i) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (ii), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.4.3.
2.4.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.4 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.
2.5   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of the Underwriter to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.
2.5   Rule 415; Removal.   If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 or Form F-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (b) use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder and, if the Commission requires such Holder to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Holder in such Registration Statement. In the event of a share removal pursuant to this Section 2.5, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.5 shall first be applied to Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.5, the Company shall promptly register the resale of any Removed

Shares pursuant to subsection 2.1.2 hereof. In the case of a Long-Form Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Short-Form Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its reasonable best efforts to file a Short-Form Shelf as promptly as practicable to replace the applicable Long-Form Shelf and have the Short-Form Shelf declared effective as promptly as practicable and to cause such Short-Form Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;
3.1.16   furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request; and
3.1.17   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriter commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter, its officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter, its officers, directors and each person who controls such Underwriter (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: One Penn Plaza, 36th Floor, New York, NY 10119, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Each Holder may assign its rights hereunder to any purchaser or Permitted Transferee of Registrable Securities; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as a Holder whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of a Holder herein and had originally been a party hereto.

5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.
5.5   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the capital shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6   Other Registration Rights.   The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7   Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
METALS ACQUISITION CORP, a Cayman Islands exempted company
By:

Name: Michael James McMullen
Title: Chief Executive Officer
HOLDERS:
GREEN MOUNTAIN METALS LLC, a Cayman Islands limited liability company
By:

Name: Ashley Zumwalt-Forbes
Title: Member
By:

Name: Michael James McMullen
By:

Name: Marthinus J. Crouse
By:

Name: Dan Vujcic
By:

Name: Patrice E. Merrin
By:

Name: Rasmus Kristoffer Gerdeman
By:

Name: Neville Joseph Power
By:

Name: John Rhett Miles Bennett
By:

Name: Charles D. McConnell
[Signature Page to Registration Rights Agreement]

By:

Name: William (Bill) James Beament
By:

Name: Ashley Elizabeth Zumwalt-Forbes
By:

Name: Nicholas Power
GLENCORE OPERATIONS AUSTRALIA PTY LIMITED, an Australian private company
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

Annex E
Form of Offtake Agreement
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. GLENCORE
CONTRACT NO. 101-22-12153-P
This CONTRACT is made on [insert] 2022.
BETWEEN:	COBAR MANAGEMENT PTY LIMITED CSA Mine, Louth Road PO Box 31 Cobar NSW 2835 Australia (hereinafter called “Seller”)
AND	GLENCORE INTERNATIONAL AG Baarermattstrasse 3 6340 Baar Switzerland (hereinafter called “Buyer”)

1.
DEFINITIONS:

1 kilogram	=	1000 grams.
1 ounce	=	1 troy ounce of 31.1035 grams.
1 pound	=	453.593 grams.
1 ton	=	1 metric ton of 1000 kilograms or 2204.62 lbs.
1 unit	=	1% of the dry net weight.
AM/PM	=	ante meridiem/post meridiem.
Benchmark Terms	=	Is a set of economic terms which includes the base treatment charge, treatment charge basis (i.e. the copper price being the basis for the treatment charge scales) and treatment charge scale agreed each Calendar Year between Escondida/ BHP, Freeport/Grasberg and the main Asian smelters and as referenced by Brook Hunt /Cru.
Registered address: Baarermattstrasse 3% 6340 Baar % Switzerland
Mailing address: Baarermattstrasse 3 % P.O. Box 1363 % CH-6341 Baar % Switzerland
Telephone +41 41 709 20 00 % Telefax +41 41 709 30 00

Benchmark Interest Rate	=	means the Bloomberg Short-Term Bank Yield Index (BSBY) administered by Bloomberg for US Dollars and for a period of three months as displayed on the relevant Bloomberg screen, as at or around 7:00 (EST) on the date of Buyer’s advance payment.
Buyer Group	=	means the Buyer and Glencore plc and each of its Related Bodies Corporate.
Calendar Year	=	Shall mean a period commencing on 01 January and ending on 31 December, except for:
(a) the Calendar Year 2022, which shall commence on the effective date of this Contract and end on 31 December 2022; and (b) the Calendar Year referenced in sub-clauses 8.2.1(b) and 8.2.2(b).
Chinese Trade Restrictions Period	=	shall mean the period of time commencing on the Effective Date and ending on the date that any copper concentrate from Australia is able to be imported into China and exported to China without any restriction.
CIF	=	Cost, Insurance and Freight (according to INCOTERMS 2020).
Cobar Mine	=	shall mean the mine located on the Mining Tenements.
Date and Month of Arrival	=	In respect of any shipment of Material shall at discharge port mean the calendar day on which, respectively the calendar month during which the carrying vessel tendered valid Notice of Readiness (as evidenced in the Statement of Facts) at discharge port or as otherwise stated in the Contract.
Date and Month of Shipment	=	In respect of any shipment of the Material shall mean the calendar day, respectively the calendar month, during which the Bill of Lading is dated.
dmt	=	dry metric tons.
F.O.	=	“Free Out” shall mean that Buyer shall arrange for and bear the expenses of unloading from the vessel’s hold at the port of discharge.
Financier	=	shall have the meaning given to that term in Clause 21.3.
FOB	=	Free on Board (according to INCOTERMS 2020).
GST	=	shall mean any goods and services tax, value added tax or any tax analogous thereto but excludes any statutory late payment interest or penalties.
Incoterms	=	Shall mean the International Chamber of Commerce’s Official Rules for the Interpretation of Trade Terms known as Incoterms 2020 or as later amended or replaced.
LBMA	=	London Bullion Metal Association.
LME	=	London Metal Exchange.

Material	=	shall mean all copper concentrate produced by the Seller that is derived from Minerals within the Mining Tenements, produced by the Operations or produced or derived from any ore, minerals or concentrates which are inputted to and/or processed through the Plant (including any ore, minerals or concentrate produced or derived from any mining lease that is not the Mining Tenements) or as further set out in Clause 4. QUALITY below.
Minerals	=	shall mean any and all marketable and metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Operations, including any such material contained in tailings, reprocessed materials, waste rock, dumps or stockpiles derived from the Operations and including ore and other products resulting from the milling, processing or other beneficiation of such materials.
Mining Tenements	=	shall mean mining leases (Consolidated Mining Lease No. 5 (CML5), Mining Purpose Lease 1093 (MPL 1093) and Mining Purpose Lease 1094 (MPL 1094)) and the exploration licences (Exploration Licence (CSA Regional) (EL5693), Exploration Licence (Delta) wholly within EL5693 (EL5983), Exploration Licence (Shuttleton), JV with AuriCular Mines Pty Ltd (EL6223) but only to the extent of the beneficial interest the Seller has in EL6223 and Exploration lease (EL6907) but only to the extent of the beneficial interest the Seller has in EL6907), in each case as may be renewed, extended, substituted, replaced or consolidated.
Operations	=	shall mean the following operations conducted by Seller:

•
The exploration and prospecting for and analysis, study, assessment and evaluation of copper, silver and gold within the Mining Tenements and the progressive development of the Mining Tenements;

•
The mining, treatment and processing, handling, stockpiling, transportation from and loading of copper ore at the mines within the Mining Tenements;

•
All activities necessary for or incidental to the carrying on of the abovementioned activities, including but not limited to the provision of necessary administration and support facilities, power and water, housing for mine employees and contractors, communication facilities and community support and donations; and

•
The production of copper concentrate produced from copper ore within the Mining Tenements that is Owned by the Seller.

Owned by the Seller	=	all copper concentrate or copper ore (as applicable) derived from the Minerals within the Mining Tenements and/or produced by the Operations.
Plant	=	shall mean the copper concentrator and associated facilities located at the Cobar Mine.
Proxy Statement	=	shall have the meaning give to it in Schedule 11 of the Share Sale Agreement.
Related Body Corporate	=	has the meaning it has in the Corporations Act 2001 (Cth).
S.T.	=	“Stowed and Trimmed” shall mean that the Seller shall arrange for and bear the expenses loading the Material free on board of the carrying vessel stowed and trimmed in Ship’s hold at port of loading.
SEC	=	means the United States Securities and Exchange Commission.
Security	=	shall have the meaning given to that term in Clause 21.3.
Seller Group	=	means the Seller and each of its Related Bodies Corporate.
Seller Guarantor	=	Metals Acquisition Corporation with ROC#372802 and registered at Suite 400, 425 Houston St, Ft Worth, Texas, 76102.
Share Sale Agreement	=	shall mean the Share Sale Agreement dated 17th March 2022 (Sydney, Australia time), between Glencore Operations Australia Pty Limited, Metals Acquisition Corp. (Australia) Pty Ltd and the Seller Guarantor.
Shipment Lot	=	shall mean a parcel size of 11’000 (eleven thousand) wmt, plus/minus 10% (ten percent) of Material.
USD and USc	=	Dollars and Cents are United States currency
wmt	=	wet metric tons.
Working / Business day	=	Monday to Friday; Saturday, Sunday and legal holidays in Baar and/or Zurich, Switzerland and/or Cobar, Australia and/or London, United Kingdom excluded.

2.
DURATION:

This Offtake Contract shall commence on the date of “Completion” as defined in the Share Sale Agreement (‘Effective Date’) and shall continue for the entire life of the Cobar Mine.
Notwithstanding the above, the Contract shall remain in full force until all delivery and financial obligations set out under this Contract have been fulfilled by Buyer and Seller.
3.
QUANTITY:

3.1
The Seller undertakes to sell, and the Buyer undertakes to purchase and pay for 100% (one hundred) of the Material produced at the Cobar Mine.

3.2
For each Contractual Year after 2023, the Seller shall advise the yearly estimated production forecast to Buyer no later than the 30th November of the preceding Contractual Year. For Contractual Year 2023, the Seller will advise the yearly estimated production forecast to Buyer no later than 6 (six) calendar months after the Effective Date.

3.3
The Seller shall provide Buyer with a quarterly production forecast no later than 7 (seven) calendar days prior to the commencement of the respective calendar quarter and shall provide a monthly rail schedule to Buyer no later than the 1st (first) calendar day of every calendar month.

3.4
The parties acknowledge that the forecasts provided by the Seller to Buyer under sub-clause 3.2 above are forecast estimates only and are not binding on the Seller. However, the Seller must use reasonable endeavours to notify the Buyer if there will be any material variation in any forecast estimate given, without undue delay.

3.5
In case for any reason, Seller fails to deliver the yearly estimated production forecast as set out above, during any Contractual Year, Buyer shall have the option to take such shortfall of tonnage during the immediately following Contractual Year of delivery.

The applicable commercial terms for any quantity to be carried over into the immediately following Contractual Year shall either be those applicable to the Contractual Year of contractual shipment or those of the Contractual Year of actual shipment, in Buyer’s option.
3.6
To the extent that the Seller produces direct shipping ore by the Operations or from the Minerals within the Mining Tenements, the Buyer and Seller agree the direct shipping ore shall be sold by Seller and purchased by Buyer within the scope of the contract and Buyer and Seller agree they will negotiate pricing for such ore in good faith.

4.
QUALITY:

4.1
Cobar copper concentrates with the following indicative assays:

Element	Unit	Min	Max	Typical
B	ppm	0	20	10
Bi	ppm	80	500	120
Cd	ppm	0	500	10
Co	ppm	120	220	160
Mo	ppm	0	10	2
Sb	ppm		900
Be	ppm		<1
Hg	ppm		100
Ni	ppm	20	40	30
Se	ppm	200	300	240
Sn	ppm	300	500	400
Te	ppm		<1
Al2O3%		1	2	2
CaO	%		<1
SiO2%		6	8	7
TiO2%			<1
Fe	%	28	38	35
MgO	%		<1
MnO	%		<1
Cl	ppm	100.0	1000	100.0
F	ppm		1000
Cu	%	25	29	27
S	%	23	30
Pb	%		3
Zn	%		5
Ag	ppm	30	110	90
As	ppm		5000
Mn	ppm	160	240	200

4.2
If for any reason the above mentioned assay changes significantly outside the agreed indicative qualities set out in sub-clause 4.1, Seller will advise Buyer in good time prior to the shipping allocations being made and Buyer and Seller will discuss in good faith in order to overcome any problem that may be created by the change in quality and, if appropriate, will agree an adjustment which reflects the difference in value between the quality of the Material actually produced against the quality as set out in this clause above.

4.3
The Material shall otherwise be free from deleterious impurities that are harmful to the normal smelting and refining processes or would prevent the Material from being treated by the smelting and refining process of the Buyer’s receiving smelter.

4.4
The Moisture Content (which is percentage loss of mass on drying at 105oC) of the Material received shall be less than the Transportable Moisture Limit (TML) for the Material as defined by the of the International Maritime Solid Bulk Cargoes (IMSBC) Code of the International Maritime Organization (IMO) prevailing at the time of shipment (or any amendments successor to IMO code regulations addressing safe practices with respect to solid bulk cargos).

4.5
The Seller will provide the Buyer a copy of the Flow Moisture Point (FMP) /Transportable Moisture Limit (TML) test certificate for the current production provided by an Australian Maritime Safety Authority (AMSA) approved testing facility at intervals of not less than six (6) months or if there has been changes to the processing flow sheet that may impact the TML. This includes Material delivered truck or containers for road transport and safety handling requirements. The Buyer has right to reject and/or apply additional costs to condition the Material if the moisture content received exceeds the current Transportable Moisture Limit (TML).

4.6
Buyer shall charge Seller with all the costs resulting from and associated to a claim should the Materials chemical composition not conform to ranges given in the contractual specification as set out under sub-clause 4.1 and such deviance is of material impact on Buyer’s receiving smelter smelting and refining processes, or there are deleterious elements found which are not given in the contractual specification and Buyer has faced a financial claim from its receiving smelter.

5.
SHIPMENT:

5.1
Shipment Lots, in bulk, according to a shipping schedule to be mutually agreed on an annual basis between Buyer and Seller during November of the Contractual Year preceding the Contractual Year of shipments, subject to availability of suitable vessel space.

5.2
Seller to provide a cargo declaration at least 35 (thirty five) calendar days prior to the scheduled Month of Shipment. The cargo declaration will include shipment quantity of Material and set load readiness. Laycan shall be as per Buyers vessel nomination and always subject to vessel availability.

6.
DELIVERY TERMS:

6.1
Subject to sub-clause 6.2 below, the Material shall be delivered basis CIF or FOB in Buyer’s option and in accordance with the terms as set out below.

6.2
If the Buyer elects to have Material delivered basis FOB and the Buyer’s nominated vessel fails to perform 2 (two) times consecutively, then within 5 (five) Business days of the last of second vessel failure, the nominees of each party as set out in Clause 26. NOTICES shall meet and discuss in good faith and find a mutually agreeable solution.

6.3
For CIF deliveries:

6.3.1
[***] or parity, in Buyer’s option.

6.3.2
Buyer shall name the port of discharge at least 30 (thirty) calendar days prior to the commencement of the Month of Shipment.

6.3.3
Discharge conditions (unless otherwise specified in this Contract including its Appendices),

including demurrage and despatch shall be as per Sellers’s Charter Party, subject to Buyer’s approval (not to be unreasonably withheld or delayed).
6.3.4
Vessel Nominations Sanctions Clause:

6.3.4.1
The Seller warrants, represents and undertakes that it will not nominate any vessel in the performance of its obligations under this Contract:

(a)
which is subject to Sanctions or is registered in a Sanctioned Country or is owned or controlled or managed or chartered by, or has a master who is, a Sanctioned Person (as defined in the Clause 29. SANCTIONS CLAUSE) below titled “Sanctions”);

(b)
which, due to Sanctions, may compromise Buyer’s finance, insurance or other arrangements relating to this Contract and/or the voyage and/or prevent Buyer from involving United States and/or European Union and/or Swiss persons in transactions relating to this Contract and/or the voyage; or

(c)
that has operated, is operating, or will operate, under the term of this Contract in a manner designed to preclude, disguise or otherwise impede the detection of its identity or location, including but not limited to by deactivating its Automatic Identification System (“AIS”) or manipulating AIS data, other than where operating in such manner is due to a demonstrable malfunctioning or other similar demonstrable external event beyond the control of the owners and/or operators and/or master of the vessel.

6.3.4.2
The Seller warrants, represents and undertakes that it is aware of the US Guidance to Address Illicit Shipping and Sanctions Evasion Practices and that it maintains policies and procedures to adequately address such practices and mitigate the related risks.

6.3.4.3
Buyer will have the right to reject any nomination which (i) is made by Seller in breach of the sub-clause 6.3.4.1 here above, or (ii) otherwise involves a vessel that is the subject of any Sanctions (including, but not limited to, vessels that are the subject of Sanctions due to ownership or country of registration, or that appear on any Sanctions list or that have a master who is who is a Sanctioned Person), or (iii) if accepted, would or could, in Buyer’s reasonable opinion, result in a violation of Sanctions or the designation of Buyer as a Sanctioned Person, by serving a rejection notice on the Seller detailing the grounds for the rejection. Service of such notice shall not constitute a breach of this Contract and Buyer shall not be liable to the Seller for any losses, claims, costs, expenses, damages or liabilities arising in connection with any such rejection. If Buyer serves a rejection notice, the Seller shall nominate an alternative vessel within 2 (two) working days after Buyer’s rejection but without prejudice to the other terms and conditions of this Contract which shall remain unaffected (including but not limited to the terms and conditions in relation to the delivery period).

6.3.4.4
Buyer shall be entitled, in its sole discretion and without prejudice to any of its other rights or remedies under this Contract, to exercise any and all of its rights and remedies under sub-clause 6.3.4.5 here below in the following circumstances:

a)
Seller fails to nominate an alternative vessel that complies in all respects with Clause 6.3.4.1 here above within 2 (two) working days after receiving a rejection notice from Buyer under Clause 6.3.4.3 here above and/or Buyer accepting the nomination of the alternative vessel nominated by Seller would or could, Buyer’s reasonable opinion, result in a violation of Sanctions or result in the designation of Buyer as a Sanctioned Person; or

b)
Buyer accepts a nomination in circumstances where:

i)
Seller failed to disclose information in connection with the nominated vessel prior to it being accepted which, had that information been disclosed, would have entitled Buyer to reject the nomination under sub-clause 6.3.4.3 here above; or

ii)
After accepting the nominated vessel, the accepted vessel becomes a vessel which Buyer would have been entitled to reject under sub-clause 6.3.4.3 here above at the time of nomination;

iii)
After accepting the nominated vessel, the accepted vessel enters or transits though a Sanctioned Country.

6.3.4.5
Upon the occurrence of the circumstances described in sub-clause 6.3.4.4(a) or sub-clause 6.3.4.4(b) here above, Buyer may (without incurring any liability of any nature whatsoever) terminate or suspend all or any part of the Contract with immediate effect by notice to the Seller or take any other action it deems necessary in order for Buyer to comply with applicable Sanctions or avoid Sanctionable Activity, as defined under Clause 29. SANCTIONS CLAUSE. Further and in any event, Buyer may rely on all of its rights and remedies under Clause 29. SANCTIONS CLAUSE below titled “Sanctions”.

6.3.4.6
To the full extent permitted by applicable law, Seller shall indemnify Buyer against any and all costs, expenses, losses and liabilities it incurs as a result of:

a)
Seller breaching any provision of this Clause; and/or

b)
Buyer exercising its rights under any provision of this Clause.

6.3.5
The Material shall be shipped in accordance with IMO Code of Safe Practice for Solid Bulk Cargoes.

6.3.6
The vessel shall furthermore be suitable for draught survey as per conditions stated in the attached Appendix No. 1, performing a constituent part of this Contract.

6.4
For FOB deliveries:

6.4.1
FOB S.T. Newcastle, New South Wales, Australia.

6.4.2
Buyers will instruct owners to keep all involved parties duly informed about vessels itinerary and notices of arrival at loadport.

6.4.3
Seller shall guarantee at load port a loading rate of 10’000 (ten thousand) wmt per workable hatch/hold per WWD SHEX UU (weather working day of 24 consecutive hours, Sundays and holidays excluded, unless used). Remaining loading conditions including demurrage, despatch and shall be as per Buyer’s Charter Party.

6.4.4
Buyer must use its reasonable endeavours to ensure that in relation to each vessel it nominates, the vessel hold shall be shoveled and swept clean before loading.

6.4.5
Seller shall provide at loadport a safe berth always accessible and always afloat at a dock or wharf.

6.4.6
Notice of Readiness (NOR) shall be tendered at the loading port during official port office hours (Office hours shall mean the hours from 08 AM to 05 PM for the days Monday through Saturdays (Sundays and legal holidays excluded) when the vessel is ready in every respect to discharge, whether in berth or not, whether in free pratique or not, whether in customs clearance or not, whether in port or not.

6.4.7
Laytime for loading shall commence at 01 PM the same working day if NOR is tendered until and including 1200 Noon or at 08 AM the next working day if NOR is tendered after 1200 unless loading is sooner commenced in which case actual time used for loading shall count as laytime.
6.4.8
Loading costs of the Material into the carrying vessel, including any extra port charges and/or eventual taxes/dues on cargo to be for Seller’s account. Normal port disbursements for vessel to be for vessel’s account.

6.4.9
The Material shall be shipped in accordance with IMO Code of Safe Practice for Solid Bulk Cargoes

6.4.10
In the event Buyer elects to take the Material basis FOB S.T. Newcastle, New South Wales, Australia, then the corresponding roll-back from [***] to [***], New South Wales, Australia shall be mutually agreed between Buyer and Seller on a shipment by shipment basis the average of the prevailing spot market rates for lot sizes of 10’000 (ten thousand) wmt. [***]% ([***] percent) of this roll-back shall be paid to Buyer and shall be fully deducted from Buyer’s first provisional payment to the Seller as set out in Clause 10. PAYMENT.

7.
ISPS CODE:

All shipment and delivery of the Material to be shipped hereunder shall comply with the requirements of and conform to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to chapter XI of SOLAS (“ISPS Code” effective since July 1st 2004) and/ or the US Maritime Transportation Security Act 2002 (“MTSA”).
The obligations of the Buyer and/ or Seller, which arise out of the ISPS Code and/ or MTSA are defined in the ISPS Code Compliance Agreement, dated 12th December 2005.
8.
PRICE:

The price payable by the Buyer per dmt of the Material shall be the sum of the payments in sub-clause 8.1 less the deductions as specified in sub-clause 8.2 below:
8.1
Payments:

8.1.1
Copper

Pay [***]% ([***] percent) of the final copper content, subject to a minimum deduction of [***] ([***]) unit, at the official LME Cash Settlement Price for Copper Grade “A” in USD, as published on Fastmarkets MB and averaged over the Quotational Period.
8.1.2
Silver

If the final silver content is less than [***] ([***]) grs per dmt of the Material, no payment for silver shall be made by Buyer.
If the final silver content is equal to or above [***] ([***]) grs per dmt of the Material, then pay [***]% ([***] percent) of the final silver content at the London Bullion Brokers Spot Quotation for silver in USc, as published on Fastmarkets MB and averaged over the Quotational Period.
8.1.3
Gold

If the final gold content is less than or equal to [***] ([***]) gram per dmt of the Material, no payment for gold shall be made by Buyer.
If the final gold content is above [***] ([***]) gram per dmt of the Material, then pay [***]% ([***] percent) of the final gold content at the official daily mean of the LBMA AM (morning)/ PM (afternoon) quotation for gold in USD, as published on Fastmarkets MB and averaged over the Quotational Period.

8.2
Deductions:

8.2.1
Treatment Charge:

a)
For as long as the Chinese Trade Restrictions Period exists, the treatment charge for each Calendar Year affected shall be as per the annual Benchmark Terms as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU plus a premium of USD [***] ([***]) per dmt of Material in Buyer’s favour.

b)
Once the Chinese Trade Restrictions Period has ended, the treatment charge for each Calendar Year shall be as per the annual Benchmark Terms as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU.

8.2.2
Copper Refining Charge:

a)
For as long as the Chinese Trade Restrictions Period exists, the copper refining charge for each Calendar Year affected shall be the annual Benchmark Terms (as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU plus a premium of USc [***] ([***]) per each pound of payable copper, in Buyer’s favour, fractions pro rata.

b)
Once the Chinese Trade Restrictions Period has ended, the copper refining charge for each Calendar Year shall be the annual Benchmark Terms (as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU.

8.2.3
However, in the event that by the end of a Calendar Year preceding the Calendar Year of delivery, the annual Benchmark Terms for the respective Calendar Year of delivery as referenced by Brook Hunt/CRU are not available, Buyer and Seller will agree a shipping schedule as well as provisional copper treatment and refining charge for invoicing and payment purposes, which shall be adjusted as soon as the annual Benchmark Terms are known.

Should no agreement have been reached between the parties on the annual Benchmark Terms during the Calendar Year of delivery, then the adjustment described in the immediately preceding paragraph will be postponed into the next Calendar Year until the Benchmark terms become available.
8.2.4
Silver Refining Charge:

USD [***] ([***]) per each ounce of payable silver, fractions pro rata.
8.2.5
Gold Refining Charge:

USD [***] ([***]) per each ounce of payable gold, fractions pro rata.
8.2.6
Penalties:

a)
Arsenic:

USD [***] ([***]) for each 1’000 (one thousand) ppm that the final arsenic content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.
b)
Fluorine:

USD [***] ([***]) for each 100 (one hundred) ppm that the final fluorine content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.
c)
Chlorine:

USD [***] ([***]) for each 100 (one hundred) ppm that the final chlorine content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

d)
Mercury:

USD [***] ([***]) for each 1 (one) ppm that the final mercury content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.
e)
Zinc:

USD [***] ([***]) for each 1% (one percent) that the final zinc content exceeds [***]% ([***] percent) up to a maximum of [***]% ([***]) per dmt of the Material, fractions pro rata.
f)
Lead:

USD [***] ([***]) for each 1% (one percent) that the final lead content exceeds [***]% ([***] percent) up to a maximum of [***]% ([***] percent) per dmt of the Material, fractions pro rata.
g)
Cadmium:

USD [***] ([***]) for each 100 (one hundred) ppm that the final cadmium content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.
h)
Bismuth:

USD [***] ([***]) for each 100 (one hundred) ppm that the final bismuth content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.
i)
Antimony:

USD [***] ([***]) for each 100 (one hundred) ppm that the final antimony content exceeds [***] ([***]) ppm up to a maximum of [***] [***]) ppm per dmt of the Material, fractions pro rata.
9.
QUOTATIONAL PERIOD:

The Quotational Period for copper, silver and gold shall be in Buyer’s option and to be declared for each metal separately, on a shipment by shipment basis and [***] ([***]) calendar month following the [***] as evidenced by the bill of lading date, basis Swiss time, and shall be either:
•
the average of the [***] ([***]) calendar month following the Month of Shipment as evidenced by the bill of lading date; or

•
the average of the [***] ([***]) calendar month following the Month of Shipment as evidenced by the bill of lading date.

10.
PAYMENT:

10.1
All payments shall be made in USD and by telegraphic transfer into Sellers nominated bank account.

10.2
Advance Payment:

Upon commencement of this Contract, Seller has the right to request and receive an advance payment of up to [***]% ([***] percent) of the estimated value of [***] ([***]) wmt lot sizes at mine site. Seller shall pay an interest to Buyer from the date of the advance payment until the contractually agreed provisional payment due date at the Benchmark Interest Rate plus [***]% ([***] percent) per annum.

10.3
Provisional Payment:

[***]% ([***] percent) of the estimated value of the Material shall be paid by telegraphic transfer into Seller’s nominated bank account within 10 (ten) Working days after bill of lading date and against Seller’s presentation of copies of the following documents:
a)
Seller’s provisional invoice based on the Seller’s provisional weight and moisture certificate, Seller’s provisional assay certificate and the average of the already known final metal quotations, if applicable, otherwise the average of 5 (five) Business days prior to the bill of lading date;

b)
Full set of 3/3 original “clean on board” Bills of Lading issued;

c)
Seller’s provisional weight and moisture certificate;

d)
Seller’s provisional assay certificate;

e)
Seller’s Certificate of Origin.

f)
Seller’s Original Insurance Certificate covering 110% (one hundred and ten percent) of invoice value (in case of CIF delivery only).

Seller shall courier original documents no later than 2 (two) Working days of issue of original Bill of Lading.
10.4
Final Payment:

10.4.1
The final payment (if applicable) for each shipment or delivery, whichever applicable, of the Material shall be made within [***] ([***]) Business Days of Sellers’ final invoice, based on final weights, final assays and final metal quotations determined in accordance with Clauses 12 and 13.

10.4.2
The Buyer and Seller agree to use all reasonable endeavours to ensure that the final weights, final assays and final metal quotations are determined within 45 (forty five) calendar days of samples being provided in accordance with sub-clause 12.5.

10.4.3
If on the date of final settlement, Sellers is indebted to Buyer by reason of having received payments in excess of the amount due in final settlement, then the amount of such indebtedness shall be remitted by Sellers to Buyer promptly in USD and by telegraphic transfer in accordance with Buyer’s instructions.

11.
TITLE AND RISK:

11.1
Title to and ownership of the Material of each shipment or delivery shall pass to Buyer upon provisional payment being made in relation to a shipment or delivery in accordance with sub-clause 10.3 above.

11.2
Risk shall pass to Buyer upon the Material has been placed on board of the carrying vessel at the port of loading in accordance with the INCOTERMS 2020.

12.
WEIGHING, SAMPLING AND MOISTURE DETERMINATION:

12.1
Weighing, sampling and determination of the moisture content shall be carried out at discharge port in lot sizes of approximately 500 (five hundred) wet metric ton (wmt) each as specifically agreed between Buyer and Seller or otherwise in accordance with international practice.

12.2
These operations shall be performed under the supervision of an internationally recognised supervision company appointed jointly by Buyer and Seller (the Independent Supervisor). The costs of the supervision company shall be shared equally between Buyer and Seller in case of the conjoint appointment.

12.3
Unless the Parties agree to another form of weight termination, weighing will be determined by shore scale using duly calibrated and certified equipment in accordance with internationally recognised and accepted technical processes.
12.4
In case of draft survey, the representative of the Buyer, the vessel’s appointed draft survey officer and the Seller appointed supervision representative shall jointly perform the draft survey. Each draft survey reading must be unanimously agreed by the three representative surveyors, thus enabling the parties to continue the draft survey until a final undisputed result is attained. Laytime shall end on completion of the final unanimously agreed draft survey.

12.5
The dry weight thus determined will be the final dry weight for settlement purposes.

12.6
The Buyer’s final receiver shall provide 8 (eight) complete sets of sealed samples from each lot for distribution as follows:

•
2 (two) complete sets of sealed samples for Buyer.

•
1 (one) complete set of sealed samples for Seller.

•
2 (two) complete sets of sealed samples for final receiver.

•
1 (one) complete set of sealed samples to be sent to the agreed independent laboratory for final and binding assay between Buyer and Seller

•
2 (two) complete sets of sealed samples to be kept by Independent Supervision company for reserve purposes.

Each sample shall be prepared in the internationally acceptable manner with a minimum sample weight of 250 (two hundred and fifty) grams.
All samples shall be sealed and countersigned by the Independent Supervisor and relevant governmental agencies (if applicable).
13.
ASSAYING:

13.1
The parties may mutually agree that assaying shall be basis final and binding and, in the absence of mutual agreement prior to the commencement of the respective Month of Shipment, it shall be conventional in accordance with sub-clauses 13.2 and 13.3 below.

13.2
Final and Binding:

From the samples taken from each lot in accordance with Clause 12. WEIGHING, SAMPLING AND MOISTURE DETERMINATION above, assaying for the applicable elements will be performed by a mutually agreed internationally recognised laboratory company, from the Umpire List as set out below, conjointly appointed by the Buyer and the Seller on a final and binding basis. These assays provided will govern for final settlement purposes under this Contract.
The assay costs will be shared equally between the Buyer and the Seller.
13.3
Conventional:

The assays shall be exchanged for copper, silver and gold, or as otherwise mutually agreed, on a lot-by-lot basis and other deleterious elements on a composite basis.
Copper	0.20% (zero decimal two zero percent) per dmt
Silver	10 (ten) grams per dmt
Gold	0.20 (zero decimal two zero) grams per dmt
Fluorine	100 (one zero zero) ppm per dmt
Mercury	2 (two) ppm per dmt
Chlorine	50 (fifty) ppm per dmt
Other Elements: Calculated relative 10.0% (ten decimal zero percent) of the arithmetic mean of the Buyer and the Seller’s analysis results will define the calculated splitting limit for the relevant element. For example, if the Buyer’s results are 400 (four hundred) analysis units and the Seller’s results are 500 (five hundred) analysis units, the arithmetic mean of the Buyer and the Seller’s results would be 450 (four hundred and fifty) analysis units, such that the calculated relative 10% (ten percent) splitting limit would be 45 (forty five) analysis units. The absolute difference is 100 (one hundred) analysis units, so this difference exceeds the calculated 45 (forty five) analysis units splitting limit and the sample will thus go for umpire analysis. Then the exact mean of the 2 (two) results for the relevant specification shall be taken as the agreed assay for final accounting and will be binding on both parties.
(For the purpose of this Clause, Other Elements shall mean to include zinc, lead, cadmium, arsenic, antimony and bismuth.)
In the event of greater difference, the parties shall consult in order to reach an acceptable settlement. In case no agreement has been reached, an umpire assay shall be made by an accredited and internationally recognised umpire laboratory as listed below under sub-clause 13.4 (“Umpire”). Notwithstanding the above, should the Buyer and the Seller’s mean assay for penalty elements not exceed the penalty threshold, then the final assay for the element shall not proceed to Umpire for final assay determination.
Should the umpire assay fall between the results of Buyer and Sellers or coincide with either, the arithmetical mean of the umpire assay and the assay of the party which is nearer to the umpire assay shall be taken as the agreed assay. Should the Umpire assay fall outside the exchanged results, the arithmetical mean of the Umpire and the assay of the party which is nearer the umpire’s shall be taken as the agreed assay.
The cost of the Umpire assays shall be borne by the party whose result is further from the umpire’s. The cost of the Umpire assay shall be borne equally by both parties when the Umpire assay is the exact mean of the exchanged results. Assays determined in accordance with this Clause between Buyer and Sellers shall be final and binding between Buyer and Sellers.
13.4
Umpire List:

Alfred H Knight International Ltd.
Kings Business Park
Kings Drive
Prescot
Knowsley
L34 1PJ
UK
Laboratory Services International BV
Pittsburghstraat 9
3047 BL, Rotterdam
The Netherlands
ALS Inspection UK Ltd. (former Stewart Group)
1 A Caddick Road
Knowsley
Prescot, L34 9HP
England
Bureau Veritas UK Commodities Ltd.
2 Perry Road, Witham
Essex CM8 3TU
United Kingdom
Independent Assay Laboratories (IAL)
34 Buckingham Drive
Wangara
Perth
Western Australia 6065
Or as otherwise mutually agreed between the parties.

14.
INCOTERMS:

Unless otherwise specified herein INCOTERMS 2020 and/or any amendments or replacement thereof shall apply.
15.
INSURANCE:

15.1
For CIF delivery:

Insurance shall be covered by Seller with a first-class insurance company from the time when the goods is placed on board the vessel for the full provisional CIF value, subject to later adjustment to the final CIF value, with the addition of the customary 10% (ten percent), calculated in accordance with the terms of this Contract against all risks of loss or damage in accordance with Institute Cargo Clauses (A) Cl. 382 01.01.2009 but extended to cover loss caused by inherent vice or nature, including war in accordance with Institute Cargo Clauses War CL 385 01.01.2009 including strikes, riots, civil commotions in accordance with Institute Cargo Clauses Strikes CL 386 01.01.2009, average irrespective of percentage and claim freely payable in US-Dollars in the country of destination.
15.2
For FOB delivery:

Insurance will be covered by Buyer from the time when the Material has been placed on board of the carrying vessel at port of loading.
16.
TAXES, TARIFFS AND DUTIES:

16.1
Taxes and Tariffs:

All export taxes, duties and charges (except for GST), whether existing or new on the Material and contained metals or on commercial documents relating thereto or on the cargo itself shall be borne by Seller.
All import taxes, duties and charges, whether existing or new on the Material and contained metals or on commercial documents relating thereto or on the cargo itself shall be borne by Buyer.
16.2
GST

The GST treatment of the supply of Material under this document must be determined pursuant to the laws of the jurisdiction where a taxable transaction for GST purposes is deemed to take place.
If GST is payable on any amount payable to the Seller under this document, the Buyer must pay to the Seller an amount equal to the GST at the rate applicable from time to time, provided that such amount is only required to be paid once the Seller provides the Buyer with a valid GST invoice (applicable in the jurisdiction of supply) in relation to that amount.
16.3
Licenses and permits:

Seller confirms that all the necessary licenses and permits required to export the Material contracted herein have been obtained. Buyer confirms that all the necessary licenses and permits required to import the Material contracted herein have been obtained.
17.
TOTAL AND PARTIAL LOSS:

17.1
Total Loss / Damage:

In the event of total loss of and/or total damage to the Material after risk of Material has passed over from Seller to Buyer (as set out in Clause 11. TITLE AND RISK) final settlement will be made as soon as all the necessary details are available based on the Bill of Lading wet weight, moisture as per the provisional weight and moisture certificate(s) presented to Buyer (as set out in

Clause 10. PAYMENT), assays as per the provisional assay certificate presented to Buyer (as set out in Clause 10. PAYMENT) and otherwise in accordance with the terms of this Contract.
17.2
Partial Loss/Damage:

In the event of partial loss of and/or partial damage to the Material after risk of Material has passed over from Seller to Buyer (as set out in Clause 11. TITLE AND RISK), final settlement shall be made as soon as all the necessary details are available based on the Bill of Lading wet weight, moisture as per the provisional weight and moisture certificate(s) presented to Buyer (as set out in Clause 10. PAYMENT) and the final assays determined in accordance with Clause 13. ASSAYING of this contract on that part of the cargo which has been safely delivered and otherwise in accordance with the terms of this Contract.
18.
FORCE MAJEURE:

18.1
Neither party to this Contract shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events of Force Majeure including but not limited to war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, storm, tempest, earthquake, laws, rules or regulations, applicable sanction laws, including but not limited to prohibitions on export or import and/ or prohibitions applying to a nominated or carrying vessel/means of transport or any other cause or causes beyond the reasonable control of either party whether or not similar to the causes enumerated above. Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage.

18.2
Upon the occurrence of any event of Force Majeure, the party affected by the event of Force Majeure shall within 3 (three) business days of the occurrence notify the other party hereto in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure. Where such notice is not given within the time required, Force Majeure shall not justify the non-fulfillment of any obligations under this Contract.

18.3
Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the party asserting Force Majeure.

18.4
Failure to deliver or accept delivery of the Material which is excused by or results of an event of Force Majeure shall extend the term of this Contract for a period equal to the period of such failure. If such a failure caused by an event of Force Majeure shall continue for more than 90 (ninety) calendar days, then the party not having declared Force Majeure shall have the right by written notice to cancel the affected quantity of the Material with immediate effect.
In case Buyer is the party not having declared Force Majeure and by written notice cancels the affected quantity of the Material in accordance with the abovementioned, then Seller and Buyer shall mutually discuss in good faith whether Seller shall be permitted to sell the affected quantity (if any) of the Material to a third party.

18.5
Except by Buyer’s written agreement, the aforesaid shall not apply regarding Material in respect of which the Buyer has booked transportation space and/or the Quotational Period has started or been completed and/or for any Material for which pricing has been established. In these cases Buyer and Seller shall find a reasonable solution for both sides in a fair and equitable manner and any payment already made by Buyer to Seller shall become due for repayment by Seller to Buyer according to Buyer’s instructions upon Buyer’s first request.

19.
SUSPENSION OF QUOTATIONS:

The metal price quotations specified under this Contract are the quotations currently in general use for the pricing of the metal contents of the Material. In the event that any of these price quotations ceases to exist, ceases to be published or should no longer be internationally recognised as the basis of the settlement of the Material contracts, then upon the request of either party Buyer and Seller will promptly consult together with a view to agreeing on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure continuity of fair pricing.
20.
SET OFF:

Only Buyer may at any time without notice to Seller set off any liability of Seller to Buyer against any liability of Buyer to Seller (in either case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency. Any exercise by Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to Buyer under this contract or otherwise.
21.
ASSIGNMENT:

21.1
Neither party may assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

21.2
The terms and conditions of this Contract will be binding upon and inure to the benefit of the parties’ respective successors and assignees.

21.3
Notwithstanding sub-clause 21.1, the Seller may grant security (whether by way of charge, mortgage or otherwise) (Security) over its right, title and interest in and to this agreement (and all proceeds to be received under it) in favour of a financier (or a security trustee or agent on behalf of one or more financiers) (Financier) to secure, among other things, the acquisition of Seller by the Seller Guarantor, without the consent or approval of the Buyer.

21.4
If requested by the Financier, the Buyer agrees to enter into a tripartite agreement with the Financier and the Seller on such terms as the Buyer may agree, acting reasonably. The Buyer agrees that it cannot unreasonably withhold or delay its agreement to the terms of a tripartite agreement which are consistent with accepted market practice for project financing of a resource-based project, including:

21.4.1
agreement of the Buyer that the creation and existence of, and the exercise by the Financier of any rights under, the Security does not in itself constitute a breach or default under this document or relieve the Buyer from performing its obligations under this document;

21.4.2
the Buyer giving a copy to the Financier of each Default Notice when it gives the notice to the Seller;

21.4.3
the Buyer cannot exercise any right to terminate or suspend its performance of this document unless it has given the Financier a copy of the Default Notice and the Financier (having the right (but not the obligation)) has failed to remedy the default within the relevant cure period specified in the tripartite agreement for a Payment Default or a Performance Default (as the case may be) (or other arrangements acceptable to the Buyer (acting reasonably) are made if the default cannot be remedied, including payment of reasonable compensation to the Buyer). It is acknowledged and agreed that if an Insolvency Event occurs in respect of the Seller, the Insolvency Event itself may be cured by the Financier appointing a receiver or other enforcement official under its Security to the Seller (including the Seller’s rights and obligations under this document) within a time period specified in the tripartite agreement;

21.4.4
the Financier (or a person nominated by the Financier) having the right (but not the obligation) to “step in” and “step out” of this document (to perform obligations of the Seller under this document while the Security is enforceable); and

21.4.5
in exercising any rights under the Security, the Financier (or agent appointed by it under the Security) can (and must) transfer the rights and obligations of the Seller under this document to another person who acquires the Cobar Mine (Transferee) without the consent of the Buyer provided the Buyer is satisfied that the Transferee has the financial capacity and ability (either itself or through contractual arrangements) to perform all of its obligations under this document and the Transferee first enters into a deed in favour of the Buyer agreeing to be bound by the terms of this document in place of the Seller.
22.
SEVERABILITY:

In the event any of these provisions are and/ or become unenforceable under applicable law, such provision shall be modified or limited in its effect to the extent necessary to cause it to be enforceable. Otherwise such provision shall be severed and the remaining provisions of this contract shall continue in full force.
23.
AMENDMENTS:

No amendment of this Contract shall be effective unless made in writing and signed by authorised representatives of both parties.
24.
CONFIDENTIALITY CLAUSE:

24.1
The contents of this Contract are confidential. Each party represents and undertakes that they will keep confidential any information concerning the other party or its business, which the other party informs them is confidential or which a reasonable person receiving that information in the same circumstances would regard as being confidential (“Information”) and not share it with or disclose it to any other party, unless otherwise agreed in writing between the parties to this Contract.

24.2
Subject to sub-clause 24.3, each party may disclose Information:

24.2.1
to any of the party’s officers, employees, agents, contractors, or legal, financial or other professional advisers, in each case to the extent necessary to enable the party to perform its obligations and to exercise its rights under this document;

24.2.2
if and to the extent required by any law or other legal requirement or by the rules or regulations of a recognised stock exchange or government agency applicable to the party or any of its related body corporates or pursuant to any order of a court or other competent authority or tribunal, upon as much notice to the other party as reasonably practicable;

24.2.3
to any actual or potential financiers of a party or any related bodies corporate of the party (including in respect of the Seller, the Financiers), and to the legal, financial or other professional advisers of such financiers, in respect of the Cobar Mine;

24.2.4
to bona fide potential purchasers, transferees or assignees of a party’s interest under this document and to their legal, financial or other professional advisers; or

24.2.5
to any actual or potential investors in or purchasers of, and the related bodies corporate and legal, financial or other professional advisers of, any actual or potential investors in or purchasers of, the assets of, or shares in, the Cobar Mine, the Seller or any related bodies corporate of the Seller.

24.3
Any disclosure pursuant to sub-clauses 24.2.3 to 24.2.4 may only be made subject to the person to whom disclosure is made undertaking to keep the Information contained in the disclosure confidential on terms materially consistent with this clause 24.

24.4
The obligations in this Clause 24 survive any termination or expiry of this document for a period of 2 (two) years.

25.
ENTIRE AGREEMENT:

This Contract including all its amendments and addendums constitutes the entire agreement of the parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

26.
NOTICES:

Any notice given by either of the parties hereto to the other under this Contract shall be in writing and shall be sent by registered mail or courier or email and shall be directed at the address and to the attention of the respective persons hereafter. If by email the notice shall be sent to all below listed email addresses. Any such notices shall be effective in accordance with the following:
(a)
if sent by registered mail or courier at the time of first service (pursuant to the delivery receipt);

(b)
if sent by email:

1)
at the time of confirmation of transmission by the transmitting equipment, but on the consecutive business day if time of transmission has been outside normal business hours at the place of receipt; or,

2)
if the sender’s email system does not generate a transmission confirmation report (unless the sender receives a return email notification that the email was not delivered, undeliverable, or similar) at the time the email is sent, but on the consecutive business day if time of transmission has been outside normal business hours at the time of receipt.

A party shall notify a change of address to the other party.
If to Seller:
COBAR MANAGEMENT PTY LIMITED
Louth Road
PO Box 31
Cobar NSW 2835
Australia
Telefax: +61 2 6836 5140
Attn: Mick McMullen
Email: [***]

If to Buyer:
GLENCORE INTERNATIONAL AG
Baarermattstrasse 3
P.O. Box 1363
6341 Baar
Switzerland.
[***]

27.
LIMITATION OF LIABILITY:

In no event shall either party be liable for any indirect or consequential damages (including loss of profits) resulting from its performance or non-performance of its obligations hereunder.
28.
COMPLIANCE CLAUSE:

28.1
Each party warrants, represents and undertakes to the other that, in connection with the subject matter of this Contract, it, its affiliates and its or their directors, officers, employees, agents, representatives and any other person acting on its or their behalf:

a)
have complied with, and will comply with, all applicable laws, rules and regulations including, without limitation, sanctions, anti-corruption, anti-money laundering and tax laws; and

b)
have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any government official or any private individual (i) for the purpose of inducing or rewarding that person’s improper performance of their relevant function, or (ii) that would be a breach of any applicable law.

28.2
The Seller shall comply with the Glencore Supplier Standards available at https:// www.glencore.com/suppliers, as amended from time to time (the “Glencore Supplier Standards”), the terms of which are incorporated into this Contract.

28.3
Raising Concerns:

Seller may report any concerns relating to conduct of the Buyer in connection with the subject matter of this Contract that breaches Buyer’s Code of Conduct or underlying policies to its contact at Glencore International AG (Buyer) or through the Buyer’s corporate Raising Concerns Programme, details of which are available at https://glencore.raisingconcerns.org/.
29.
SANCTIONS CLAUSE:

Seller represents and warrants to Buyer as at the date of this Contract and throughout its duration that:
(a)
neither it nor any of its subsidiaries (collectively, the “Company”) or directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the subject matter of the Contract, is an individual or entity (“Person”) that is, or is 50% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland or any other applicable sanctions authority (collectively, “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this Contract, Crimea, Cuba, Donetsk People’s Republic, Iran, Luhansk People’s Republic, North Korea and Syria) (a “Sanctioned Country”) (collectively, a “Sanctioned Person”);

(b)
no Sanctioned Person has any beneficial or other property interest in the Contract nor will have any participation in or derive any other financial or economic benefit from the Contract; and

(c)
it will not use, or make available, the Material or funds (as applicable) provided by Buyer in terms of the Contract (i) to fund or facilitate any activities or business of, with or related to any Sanctioned Country or Sanctioned Person, or (ii) in any manner that would result in a violation of Sanctions , or (iii) for any activities or business that could result in the designation of Glencore as a Sanctioned Person (“Sanctionable Activity”); and

(d)
the Material has not originated or come from or through any Sanctioned Country and shall procure that the Material will not in future come from or through any Sanctioned Country.

Seller will not be in breach of this clause in respect of a Sanctioned Person where the relevant Sanctions are exclusively sectoral sanctions, meaning any Sanctions that do not freeze or block the assets and/or economic resources of a person or comprehensively freeze or block making available funds or economic resources to such person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services, including, for the, avoidance of doubt, the Sanctions imposed under the Sectoral Sanctions Identification List maintained by OFAC (“Sectoral Sanctions”) and where the relevant activity or business is permitted by those Sectoral Sanctions.
If the Seller becomes a Sanctioned Person or if Buyer is of the reasonable opinion that the Seller has breached or will breach this clause, Buyer may (without incurring any liability of any nature whatsoever) terminate or suspend all or any part of the Contract with immediate effect by notice to the Seller or take any other action it deems necessary in order for Buyer to comply with applicable Sanctions or avoid Sanctionable Activity. The Seller shall be liable for any and all costs, liabilities and expenses whatsoever incurred by Buyer due to Buyer exercising its rights under this clause. Any exercise by Buyer of its right under this clause shall be without prejudice to any other rights or remedies of Buyer under the Contract.
30.
PUBLIC FILINGS:

30.1
The parties acknowledge that the Seller Group may be required to prepare and file a Proxy Statement and/or other filings required by the SEC or under the rules of any securities exchange or regulatory authority (‘Public Filings’).

30.2
To the maximum extent permitted by law and/or the rules of any relevant securities exchange, the Seller must, and must procure that the Seller Guarantor will:

(i)
Promptly give notice of the intended disclosure to, and consult with, the Buyer in respect of the form and content of the Public Filings; and

(ii)
Use its reasonable endeavours to minimize the disclosure of any confidential Information in connection with the preparation, filing and distribution of any Public Filings (including through seeking confidential treatment from the SEC or any other relevant securities exchanges or regulatory authorities and applying appropriate redactions where practicable, in each case, in respect of commercially sensitive information of the Buyer Group set forth in this document, whether disclosed in agreed form or final executed copy).

31.
GOVERNING LAW AND ARBITRATION:

31.1
Governing Law:

This Contract, including the arbitration clause, shall be governed by, interpreted and construed in accordance with the substantive laws of England and Wales excluding the United Nations Convention on Contracts for the International Sales of Goods of April 11, 1980 (CISG).
31.2
Arbitration:

Any dispute arising out of or in connection with this Contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this Clause. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English. The number of arbitrators shall be three (one arbitrator to be appointed by each party, and the third to be chosen by the two party-appointed arbitrators). The parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority.

ACCEPTED:

EXECUTED by COBAR MANAGEMENT PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

Signature of director

Name of director (block letters)
Date signed:
) ) ) ) ) ) ) ) ) ) ) )	Signature of director/company secretary* *delete whichever is not applicable Name of director/company secretary* (block letters) *delete whichever is not applicable Date signed:
Signed and Stamped:
GLENCORE INTERNATIONAL AG

by its duly authorised person
Printed Full Name: [***]
Date Signed:
Stamp:

APPENDIX NO. 1 to CONTRACT NO. 101-22-12153-P
DATED 16th March 2022
Vessel conditions suitable for draft survey:
•
It is the ship’s Owners responsibility to provide suitable ship/barges for accurate draft survey performance.

•
Vessel’s master to take any necessary steps in order to prepare the vessel in the most upright condition as possible (low Trim, no List, ballast tanks in full or empty condition) to the actual circumstances in order to minimise all known errors that may arise during draft survey performance.

•
There are no accepted damages in the ship’s body that may influence the water/weight exchange with environment/sea such that it can’t be accurately determined.

•
While the Surveyor is taking draft readings and/or tank soundings, Master is not to take on or pump ballast at load and discharge ports without obtaining permission of the Charterers, and vessel is not to take on, release or switch from one tank or other compartments to another any ballast, fresh water or fuel oil.

•
Vessel to change minimum ballast condition between surveys.

•
Vessel to furnish a certified calibration scale with Trim correction for all tanks including fore and aft peaks and double bottom tanks and deeptanks; Plimsoll marks amidships and draft marks on port and starboard sides bow and stern to be clearly cut and marked on shell plating.

•
Vessel to furnish complete and reliable hydrostatic information (Displacement, TPC, LCF, MCTC, capacity plan, displacement and deadweight scale) and same to be certified and updated by authorised naval register as to its correctness at the time of loading.

•
Master has to advise any hidden faults of ship/documentation that may affect the weight determination by draft survey method.

•
Accept +/- 2 cm draft reading precision on smooth sea condition as method tolerance. During heavy swell, the ship’s rolling might affect the accuracy of draft readings and actual ballast sounding, consequently allow a larger margin of error for weight determination by means of draft survey.

•
Accept ZEAL hydrometer (as recommended by Brown’s Nautical Almanac) instead of other brands for determination of apparent density in air of the dock water.

Annex F
Form of Royalty Deed
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
DRAFT [NO.]: [Date]
Marked to show changes from draft [No.]: [Date]
Cobar
Royalty Deed
Dated
Cobar Management Pty. Limited (ACN 083 171 546) (Grantor)
Metals Acquisition Corp (Guarantor)
Glencore Operations Australia Pty Limited (ACN 128 115 140) (Grantee)
King & Wood Mallesons
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.kwm.com

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Royalty Deed

F-2

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Royalty Deed
Details
Parties	Grantor, Guarantor and Grantee
Grantor	Name	Cobar Management Pty. Limited
	ACN	083 171 546
	ABN	38 083 171 546
	Address	[***]
	Email	[***]
	Attention	Michael McMullen
Guarantor	Name	Metals Acquisition Corp
	Cayman Islands company registration number	372802
	Address	425 Houston Street, Suite 400, Fort Worth, Texas 76102, United States
	Email	[***]
	Attention	Michael McMullen (CEO and Director)
Grantee	Name	Glencore Operations Australia Pty Limited
	ACN	128 115 140
	ABN	40 128 115 140
	Address	Level 44 Gateway, 1 Macquarie Place, Sydney NSW 2000
	Email	[***]
	Attention	[***]
Recitals	A The Grantor has agreed, amongst other things, to execute this document and grant the Royalty to the Grantee on the terms and conditions of this document.
B The Guarantor has agreed to guarantee the obligations of the Grantor on the terms and conditions of this document.
Governing law	New South Wales, Australia
Date of deed	See Signing page
Royalty Deed
General terms
43   Interpretation
43.1   Definitions
These meanings apply unless the contrary intention appears:
Accounting Standards means the accounting standards required to be complied with under the Corporations Act and any other relevant accounting standards approved by the Australian Accounting Board and generally accepted accounting principles applied in the Australian mining industry from time to time.
Allowable Deductions means, to the extent actually incurred by the Grantor or its Related Bodies Corporates in relation to the following costs in respect of the applicable Minerals, and without double-counting:
(a)
charges for and expenses related to transportation of such Minerals from the Tenements to the place such Minerals are smelted, refined, beneficiated or otherwise processed or, if such Minerals

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are in processed form, from the plant producing the concentrates or other saleable products, to the place where such Minerals are sold or delivered to the purchaser thereof, including all road, sea and rail freight, and incidental costs and expenses, including loading and unloading (if any), freight, insurance, security, storage or stockpiling, transportation, handling, port, delay, forwarding, shipping and demurrage costs incurred in respect thereof;
(b)
charges, expenses and costs imposed by a purchaser, smelter, refiner or other processor of such Minerals for processing, treatment or beneficiation (other than milling, concentrating or cathode production), including process charges, costs and penalties;

(c)
all offsite handling and incidental costs and expenses including processing, provisional settlement fees, agency fees or costs, analysing, umpire and representation costs, agency, assaying, sampling, weighing, loading, unloading, stockpiling, storage, penalties and other processor deductions;

(d)
administrative and other general overhead costs that are directly attributable and reasonably allocable to the costs set out in paragraphs (a) to (c) (inclusive) above; and

(e)
sales, marketing and brokerage costs, provided such costs are commercially reasonable,

provided that:
(f)
where such Minerals are sold or disposed of by the Grantor or a Related Body Corporate, to another Related Body Corporate; or

(g)
if smelting, refining and/or other treatment of such Minerals is carried out in facilities owned or controlled (in whole or in part) by the Grantor or any of its Related Bodies Corporate, then all applicable Allowable Deductions shall be those amounts which would have been paid or incurred by the Grantor or its Related Bodies Corporate on Arm’s Length Terms. For greater certainty, in no event may the Grantor, in calculating Allowable Deductions, deduct any processing, smelting or refining charges for any minerals that are not copper (Cu) (including the silver (Ag) refining charge in clause [insert] (“Silver Refining Charge”) of the Offtake Agreement, the cost of mining, milling, concentrating, cathode production, leaching or any other processing costs incurred by the Grantor or its Related Bodies Corporate.

Annual Report means a life-of-mine production forecast in respect of the Operations.
Arm’s Length Terms means prices and terms which would be paid and agreed to by a third party in an arm’s length transaction under similar circumstances. For the avoidance of doubt, the sale of any Product pursuant to the Offtake Agreement, in its current form as at the date of this document and as may be amended at any time at which the offtaker thereunder is a Related Body Corporate of the Grantee, is acknowledged and agreed by the parties to be on Arm’s Length Terms.
Audit Notice has the meaning given in clause 14.3(a).
Authorised Officer means a director or a secretary of a party or any other person appointed by a party in writing to act as an authorised officer for the purposes of this document.
Benchmark Interest Rate means the daily SOFR rate as adjusted for the spread relating to U.S. dollar LIBOR in accordance with the relevant fixed ISDA spread adjustment published on Bloomberg Index Services Limited (or a successor provider as approved and/or appointed by ISDA from time to time).
Business Day means a day other than a Saturday, Sunday or public holiday in Sydney, Australia.
Change of Control in respect of a person (“first person”) means:
(a)
if another person, who Controls that first person at the Effective Date or at such later date that a change of Control occurs in accordance with clause 9.3 or 9.4, ceases to Control the first person; and/or

(b)
if another person who did not Control that first person at the relevant date, obtains Control in respect of that first person.

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Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.
Completion has the meaning given in the Sale Agreement.
Confidential Information has the meaning given in clause 11.1.
Control has the meaning given in section 50AA of the Corporations Act.
Control Interest has the meaning given in clause 9.7(a)(ii).
Control Notice has the meaning given in clause 9.7(a).
Control Offer Period has the meaning given in clause 9.7(b).
Corporations Act means the Corporations Act 2001 (Cth).
Default Rate means the Benchmark Interest Rate plus 5% per annum.
Department means the New South Wales Department of Planning & Environment, or equivalent body governing energy and resources from time to time.
Details means the section of this document headed “Details”.
Disclose includes discussion (or any other communication) or disclosure, by whatever means.
Dispute includes any dispute, controversy, difference or Claim arising out of or in connection with this document or the subject matter of this document, including any question concerning its formation, validity, interpretation, performance, breach and termination.
Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Government Agency, together with any fine, penalty, interest, charge or other amount imposed in connection with them.
Effective Date means the date on which Completion occurs under the Sale Agreement.
Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, Security Interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect and Encumber has a corresponding meaning.
Exploration Tenements means the Tenements listed in Part B of Schedule 1.
Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity and includes any other person authorised by law to give consents or impose requirements in connection with Tax. It also includes a self-regulatory organisation established under statute or by a stock exchange.
Grantee Change of Control means a Change of Control of the Grantee where Glencore plc ceases to be the Ultimate Holding Company of the Grantee.
Grantee Deed of Covenant means a document substantially in the form of the document set out in Schedule 3.
Grantee Group means the Grantee and its Related Bodies Corporate, and Grantee Group Member means any one of them.
Grantee’s Control Offer has the meaning given in clause 9.7(b).
Grantee’s Offer has the meaning given in clause 9.6(c).
Grantor Deed of Covenant means a document substantially in the form of the document set out in Schedule 2.

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Grantor Group means the Grantor and its Related Bodies Corporate, and Grantor Group Member means any one of them.
Gross Revenue Received in respect of an expired Quarter means the aggregate of the total amounts actually received by the Grantor or its Related Bodies Corporate from the sale or other disposition of Product to a person other than the Grantor and its Related Bodies Corporate (“Sales”) during the expired Quarter, less any refunds, claims or discount and without double-counting, provided that where:
(a)
Sales are not effected on Arm’s Length Terms; or

(b)
the Grantor or its Related Bodies Corporate consume any Products in connection with their respective operations,

the Grantor and its Related Bodies Corporate shall be deemed to have received such amounts that would have been received by the Grantor or its Related Bodies Corporate for a sale of the relevant Products on Arm’s Length Terms.
GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
GST Amount has the meaning given in clause 17.4.
Guarantee means the guarantee and indemnity in clause 10.
Independent Auditor means an independent auditor appointed and acting in accordance with clause 14.
Independent Auditor’s Report has the meaning given in clause 14.3(d)(iv).
Independent Expert means an independent expert appointed and acting in accordance with clause 13.
Independent Expert Notice has the meaning given in clause 13.1(a)(iv).
Insolvency Law means any law relating to liquidation, administration, insolvency or the protection of creditors.
Inspection has the meaning given in clause 5.2(a)(i).
Minerals means any and all marketable and metal-bearing copper (Cu) material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Royalty Area, to the extent of the Royalty Interest in respect of each Tenement, including any such material contained in tailings, reprocessed materials, waste rock, dumps or mined stockpiles derived from the Royalty Area and including ore and other products resulting from the milling, processing or other beneficiation of such materials.
Mining Act means the Mining Act 1992 (NSW) as amended from time to time, including all regulations, by-laws, and other subordinate legislation and guidelines made in connection with the Mining Act.
Net Smelter Return means Gross Revenue Received for the relevant Quarter minus Allowable Deductions for that Quarter.
New Title has the meaning given in clause 6.3(c).
Notices has the meaning given in clause 16.1.
Notification has the meaning given in clause 15.3.
Offer Period has the meaning given in clause 9.6(c).
Offtake Agreement means the offtake agreement between the Grantor and Glencore International AG dated on or around the date of this document.
Operations means the operations being carried out by or on behalf of the Grantor during the relevant Quarter in the Royalty Area.
Other Minerals means any and all marketable and metal-bearing material in whatever form or state (including ore):

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(a)
other than Minerals; or

(b)
that is mined, produced, extracted or otherwise recovered from any location that is not within the Royalty Area.

Osisko means Osisko Bermuda Limited or any Related Body Corporate of it.
PPS Act means the Personal Property Securities Act 2009 (Cth).
Penalty means a charge made by a refinery, in addition to normal refining costs, for removing from the Product, minerals or other substances where the costs of the removal exceed the value of those minerals or other substances.
Prescribed Technical Report has the meaning given in clause 5.4(c).
Product means the Minerals, in whatever form (including concentrates and copper cathode), which are capable of being sold or otherwise disposed of.
Project Information has the meaning given in clause 5.4(a).
Public Filings has the meaning given in clause 11.2(m).
Quarter means each of the periods, during the Royalty Period, from 1 January to 31 March, 1 April to 30 June, 1 July to 30 September and 1 October to 31 December, except that:
(a)
the first Quarter commences on the Effective Date, and ends on the first to occur of 31 March, 30 June, 30 September or 31 December; and

(b)
the final Quarter ends on the date of termination of this document, having commenced on the immediately prior date of 1 January, 1 April, 1 July or 1 October (or the Effective Date, if the first Quarter is also the final Quarter).

Quarterly Report means a report on the Operations for each Quarter, including a production forecast for the following 12 months, which may also (but need not) contain information provided to the Grantee in the Royalty Statement in respect of the relevant Quarter.
Records means the books, accounts, and records maintained by or on behalf of the Grantor and its Related Bodies Corporate and their respective Representatives, showing reasonable detail in relation to:
(a)
the quantity of Product produced during the Royalty Period;

(b)
the quantity of Product sold during the Royalty Period, and the amounts received by the Grantor or its Related Bodies Corporate from those sales;

(c)
the calculation of each component of the Royalty in respect of each Quarter;

(d)
the payment of the Royalty in respect of each Quarter; and

(e)
where there is any commingling of Products in the Royalty Period with materials from areas extracted outside the Royalty Area, the measures, moistures and assays of the minerals and substances in the Products extracted and recovered from the Royalty Area prior to the commingling, including those substances which attract a Penalty.

Related Body Corporate has the meaning given in the Corporations Act.
Replacement Security means a replacement Security on substantially the same terms as the Security to which the Grantor is party at the relevant time.
Replacement Tenement means any tenement that replaces a Tenement in whole or part.
Report means an Annual Report or a Quarterly Report, as applicable.
Representative of a person includes an employee, agent, officer, director, auditor, advisor, partner, consultant, joint venturer, contractor or sub-contractor of that person or of a Related Body Corporate of that person.

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Royalty means the royalty payable by the Grantor to, or at the written direction of, the Grantee pursuant to clause 4.1.
Royalty Amount has the meaning given in clause 4.1.
Royalty Area means the area within the boundaries of the Tenements as at the Effective Date.
Royalty Interest means, in respect of each Tenement, the percentage interest listed alongside the name of that Tenement in Schedule 1.
Royalty Period means the period commencing on and from the Effective Date and continuing indefinitely for the life of the Tenements (including throughout any period that any Product can lawfully be extracted and recovered from the Tenements).
Royalty Statement means for each Quarter in the Royalty Period, a statement prepared in accordance with the Accounting Standards setting out in reasonable detail:
(a)
the quantities and grades of Products recorded and sold during that Quarter;

(b)
the individual elements which make up the calculation of the Royalty Amount;

(c)
the Royalty payable for that Quarter; and

(d)
any other material information which is relevant in explaining the calculation of the Royalty Amount or why a Royalty is not payable.

Sale Agreement means the document entitled “CMPL Share Sale Agreement” entered into between Glencore Operations Australia Pty Limited (ACN 128 115 140), Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) and the Guarantor regarding the acquisition of the Grantor.
Sanctioned Country means any country or territory that is the subject of comprehensive (that is, country-wide or territory-wide) Sanctions (including, as at the date of this document, Crimea, Cuba, Iran, Libya, North Korea, Russia and Syria).
Sanctioned Person means any individual or entity that is the subject of any Sanctions, or based, organised or resident in any Sanctioned Country.
Sanctions means any economic or financial sanctions or trade embargoes administered or enforced by the Australian Government Department of Foreign Affairs and Trade, the Canadian Government, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce, the United Nations Security Council, the European Union, Switzerland or any other applicable sanctions authority.
Security means the document entitled “Cobar — Mining tenement mortgage” between the Grantor and the Grantee dated on or about the date of this document, and/or any registered mortgage over the interest of the Grantor in the Tenements which replaces, amends or supplements it from time to time (including a Replacement Security).
Security Interest means:
(a)
an interest in or a right:

(i)
reserved over property (including any retention of title to property or any right to set-off or withhold payment of any deposit or other money);

(ii)
created or otherwise arising over property under a mortgage, charge, lien, pledge, trust or right;

(iii)
by way of security for the payment of a debt or other monetary obligation or the performance of or compliance with any other obligation; or

(iv)
which gives a person priority over unsecured creditors in relation to any property;

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(b)
any instrument or transaction which reserves, constitutes or evidences the interests and rights referred to in paragraph (a); and

(c)
any other interest which is not included in paragraphs (a) or (b) and which constitutes or is defined as a security interest under the PPS Act.

Senior Lender has the meaning given in clause 6.2(a).
Senior Lender Priority Period has the meaning given in clause 6.2(b).
Senior Lender Security has the meaning given in clause 6.2(a).
Sprott means Sprott Private Resource Lending II (Collector), LP or any Related Body Corporate of it.
SOFR means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person that takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person that takes over the publication of that rate).
Statutory Tenement Expenditure means the minimum expenditure which the holder of each Tenement is required by the Mining Act or the terms of that Tenement to incur in respect of that Tenement in any given Tenement year.
Tailings includes tailings, residues, waste rock, spoiled leach materials and other materials resulting from mining operations and activities conducted on the Royalty Area, whether such operations and activities took place before or after the Effective Date.
Tax means any tax (including GST), levy, charge, impost, duty, fee, deduction or withholding paid or payable to, or assessed as being payable by, any Government Agency, together with any interest, fine and penalty imposed by any Government Agency on or in respect of any of the above.
Tax Deduction has the meaning given in clause 4.4(b).
Tenements means:
(a)
the mining and exploration tenements (being the leases, licences, claims, permits, and other authorities) and mining and exploration tenement applications listed in Schedule 1 (whether registered or applied for) in each case as may be renewed, extended, substituted, replaced (including where an exploration licence is replaced by a mining or other tenement with production rights) or consolidated; and

(b)
any other mining tenement, lease, licence, claim, permit or authority applied for or granted wholly or partly in respect of the whole or any part of the area which is the subject, as at the Effective Date, of any of the mining or exploration tenements listed in Schedule 1 that is at any time held, or an interest in which is at any time held, by the Grantor or any of its Related Bodies Corporate.

Term has the meaning given in clause 2.
Third Party Buyer has the meaning given in clause 9.6(b)(i).
Third Party Controller has the meaning given in clause 9.7(a)(i).
Trading Activities means streaming, forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (but excluding any offtake, smelting or refining arrangement) which involves the possible physical delivery of Products.
Transfer means sell, assign, novate, transfer, dispose of, Encumber, create a security over (by way of mortgage, charge, lien or any other form of security or security interest) or otherwise deal with.
Transfer Notice has the meaning given in clause 9.6(b).
Transferee means an assignee, novatee or other transferee.
Transferring Interest has the meaning given in clause 9.6(a).

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Ultimate Holding Company has the meaning given in the Corporations Act.
43.2   References to certain general terms
Unless the contrary intention appears, a reference in this document to:
(a)
(variations or replacement) a document (including this document) includes any variation or replacement of it;

(b)
(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this document;

(c)
(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)
(law) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(e)
(singular includes plural) the singular includes the plural and vice versa;

(f)
(person) the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association, or any Government Agency;

(g)
(executors, administrators, successors) a particular person or entity includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns, including any person taking by way of novation;

(h)
(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)
(jointly and individually) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)
(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(k)
(dollars) US dollars, dollars, USD, US$ or $ is a reference to the lawful currency of the United States of America;

(l)
(calculation of time) a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(m)
(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(n)
(accounting terms) an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(o)
(meaning not limited) the words “including”, “for example” or “such as” when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(p)
(time of day) time is a reference to Sydney time;

(q)
(gender) a reference to one gender is a reference to all genders; and

(r)
(reference to any thing) any thing (including any amount) is a reference to the whole and each part of it.

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43.3   Next day
If an act under this document to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.
43.4   Next Business Day
If an event under this document must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.
43.5   Headings
Headings (including those in brackets at the beginning of paragraphs), and labels used for definitions, are for convenience only and do not affect the interpretation of this document.
44   Term
This document will continue and endure for the benefit of the Grantee unless terminated in accordance with its terms (“Term”).
45   Registration
(a)
The Grantor acknowledges and agrees that the Grantee’s rights and interests under this document, including the right to receive a Royalty, is an equitable interest in each Tenement including as described in section 161 of the Mining Act. The parties intend, subject to the subordination arrangements set out in clause 6.2, that this document, and the Grantee’s equitable interest arising hereunder in the Tenements, be registered pursuant to the Mining Act against each Tenement as soon as practicable. The Grantor irrevocably consents to such registration.

(b)
Registration of this document against each Replacement Tenement must be effected by, and at the expense of, the Grantor.

46   Royalty
46.1   Obligation to pay Royalty
For each Quarter during the Royalty Period, irrespective of the economic performance of the Operations, the Grantor must pay to, or at the written direction of, the Grantee, a royalty equal to 1.5% of Net Smelter Returns for that Quarter (“Royalty Amount”).
46.2   Hedging
The Grantee will not be entitled or required to participate in, any gain or loss of the Grantor or its Related Bodies Corporate in Trading Activities or in the actual marketing or sales of Products delivered pursuant to Trading Activities. In determining the Royalty payable on any Products delivered pursuant to Trading Activities, the Grantor will not be entitled to deduct from Gross Revenue Received any losses suffered by the Grantor or its Related Bodies Corporate in Trading Activities. If the Grantor engages in Trading Activities, then the Royalty will be determined on the basis of the price or proceeds that would have been received for such Products on Arm’s Length Terms as of the date of sale or other disposition without regard to the price or proceeds actually received by the Grantor or its Related Bodies Corporate for, or in connection with, such sale or other disposition or the manner in which such sale or other disposition was made by the Grantor or its Related Bodies Corporate. The parties agree that the Grantee is not a participant in the Trading Activities of the Grantor or its Related Bodies Corporate, and therefore the Royalty will not be diminished or improved by losses or gains of the Grantor or its Related Bodies Corporate in any such Trading Activities.
46.3   Payment of Royalty
Within 35 days after the end of each Quarter during the Royalty Period, the Grantor must calculate the Royalty Amount payable for that Quarter and:

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(a)
give to the Grantee a Royalty Statement for that Quarter;

(b)
give to the Grantee a recipient created tax invoice in respect of the Royalty Amount; and

(c)
pay to, or at the written direction of, the Grantee, the Royalty due to it for that Quarter, in immediately available funds by direct deposit to the bank account nominated by the Grantee, which the Grantee may, by notice in writing to the Grantor, change from time to time.

Unless the parties otherwise agree in writing, all Royalty payments shall be made in US dollars.
46.4   Deduction from Royalty and other payments
(a)
Each party must make all payments due by it under this document free and clear without any withholding or deduction in respect of Taxes unless such withholding or deduction is required by law.

(b)
If the Grantor is required by law to withhold or deduct any such Tax from a payment of the Royalty (“Tax Deduction”), the Grantor must:

(i)
promptly, upon becoming aware that it is required to make the Tax Deduction, or if there is any change in the rate or the basis of the Tax Deduction, notify the Grantee of the amount, date and proposed recipient of the required Tax Deduction;

(ii)
pay to the Grantee those additional amounts as may be necessary so that the net payment after that withholding or deduction (including any further withholding or deduction on such additional amounts) is not less than the payment would have been had there been no Tax Deduction;

(iii)
pay to the relevant taxation authority, before the time required by law to make such payment, the Tax Deduction; and

(iv)
within 7 days of making the payment referred in to in clause 4.4(b)(iii), deliver to the Grantee evidence satisfactory to the Grantee, acting reasonably, that the Tax Deduction has been made and paid to the relevant taxation authority as required.

46.5   Obligation not to avoid Royalty
The Grantor acknowledges and agrees that it will not sell any unprocessed Minerals (including ore that has been milled but not further processed), without the prior written consent of the Grantee, not to be unreasonably withheld.
46.6   Interest on late payment
(a)
Where any amount payable under this document is not paid on or before the due date, it will bear interest from the due date for payment until the amount is paid in full at the Default Rate and such interest accrues daily.

(b)
If the Grantor does not pay any Royalty due to the Grantee by the date on which it is payable then, without prejudice to any other rights of the Grantee including any rights under the Security, the Grantor agrees to pay the Grantee immediately on demand:

(i)
interest at the Default Rate on the unpaid Royalty calculated daily from the due date for payment until the payment has been made in full; and

(ii)
all costs and expenses (including legal costs and disbursements on a full indemnity basis) incurred by the Grantee attributable to the Grantor’s failure to pay that Royalty by the date for payment.

46.7   Reports
The Grantor must provide to the Grantee:

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(a)
within 35 days after the end of a Quarter, a Quarterly Report in respect of that Quarter;

(b)
by 30 November each year during the Royalty Period, an Annual Report; and

(c)
promptly after its lodgement, a copy of any royalty return or equivalent report required by the Mining Act lodged with the Department.

46.8   Dispute regarding Royalty Statement or Report
(a)
If the Grantee does not agree with a Royalty Statement or a Report, it may, within the 6 month period after the date it receives the Royalty Statement or Report, give notice in writing to the Grantor that it disputes the Royalty Statement or Report, in which case the procedures in this clause 4.8 apply. For the avoidance of doubt, any dispute initiated in accordance with this clause does not relieve the Grantor of its obligations to pay to the Grantee the amount stated on a Royalty Statement or Report by the due date for payment of the applicable Royalty.

(b)
If any Dispute arises regarding the Royalty Statement or Report, the parties must meet to consider the accuracy of the Royalty Statement or Report as soon as practicable after delivery of the Grantee’s notice under clause 4.8(a).

(c)
If the parties are unable to resolve the Dispute within 14 days after delivery of the Grantee’s notice under clause 4.8(a), the Grantee may by notice in writing to the Grantor request the appointment of an Independent Expert to determine the Dispute in accordance with clause 13 (that is, to determine the accuracy of the Royalty Statement or Report and to calculate the amount of Royalty payable).

(d)
If the Grantee does not raise a Dispute in respect of a Royalty Statement or Report by the date which is 6 months after the date that the Grantee received the Royalty Statement or Report, the Royalty Statement or Report will, in the absence of fraud or manifest error, be binding on the parties, subject to the Grantee’s rights in connection with an audit pursuant to clause 5.3.

46.9   Royalty to be free of set-off
A Royalty is to be paid without demand, reduction, deduction (other than a Tax Deduction in accordance with clause 4.4(b)), or set-off for any reason or on any account whatsoever.
47   Records, Inspection, audit and technical reports
47.1   Records
The Grantor must:
(a)
keep, or cause to be kept, true and accurate Records in accordance with the Accounting Standards and generally accepted Australian mining industry practice, in sufficient detail to enable an independent audit to be carried out which is capable of establishing the accuracy of the calculations required to be carried out under clause 4; and

(b)
keep such Records for a period of not less than 7 years from when they are created.

47.2   Inspection
(a)
The Grantor must, upon the giving of reasonable written notice by the Grantee:

(i)
permit the Grantee, its Related Bodies Corporate, and their respective Representatives and agents to access and inspect:

(A)
not more than once every calendar year of the Term (except where also required for the purposes of preparation of a Prescribed Technical Report in accordance with cause 5.4), the Operations and the Tenements, within business hours; and

(B)
the Records,

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(in each case, “Inspection”); and
(ii)
provide all reasonable assistance required by the persons identified in clause 5.2(a)(i), to carry out such Inspection, including permitting such persons to take copies of any Records.

(b)
Each party must bear its own costs and expenses associated with any Inspection. This clause 5.2 survives after the end of the Term or termination of this document.

47.3   Audit
The Grantee may request not more than once every calendar year of the Term an audit by the Independent Auditor in accordance with clause 14, of:
(a)
the Records;

(b)
the Operations;

(c)
the mining and metallurgical accounting conducted by the Grantor in calculating the Product produced from the Royalty Area; and

(d)
any other matter or thing in relation to the production or sale of Product or the calculation of the Royalty.

47.4   Technical reports
If so requested by the Grantee and at the Grantee’s cost, the Grantor shall use its commercially reasonable efforts to assist the Grantee and its Related Bodies Corporate:
(a)
in obtaining copies of any technical reports prepared on all or part of the Tenements, and other technical information (including reserve and resource data), records or information (including access to drill core) pertaining to the Operations in the possession or control of the Grantor (“Project Information”) (to be held by the Grantee subject to clause 11) and related qualified person consents and qualified person certificates; and

(b)
otherwise in conducting their own diligence of the Operations,

in each case:
(c)
if the Grantee or any Related Body Corporate of it prepares and files (or proposes to prepare and file) a technical report on all or part of the Tenements in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators or the 2012 edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves or another reputable mineral disclosure regime (“Prescribed Technical Report”), and such Project Information is reasonably necessary to permit the Grantee or any of its Related Bodies Corporate to prepare such Prescribed Technical Report; or

(d)
to facilitate the reliance by the Grantee or any Related Body Corporate of the Grantee on any exemption available from the requirement to file such Prescribed Technical Report,

provided that, subject always to the Grantee complying with applicable securities legislation, prior to the filing by the Grantee or any of its Related Bodies Corporate of any Prescribed Technical Report, the Grantee shall give the Grantor a reasonable opportunity to review and comment on such Prescribed Technical Report and shall provide to the Grantor a final copy or an advance draft copy of any such Prescribed Technical Report at least 10 Business Days before it is made publicly available.
48   Security
48.1   Security
(a)
The Grantor agrees to enter into the Security with the Grantee on and from the Effective Date to

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secure the performance of its obligations to the Grantee under this document (including any obligation to pay a Royalty Amount).
(b)
The Grantor acknowledges and agrees that the Grantee’s rights and interests under the Security, including the mortgage and assignment of the Tenements to the Grantee as security, is an equitable interest in each Tenement including as described in section 161 of the Mining Act. The parties intend that the Security, and the Grantee’s equitable interest arising thereunder in the Tenements, be registered pursuant to the Mining Act against each Tenement as soon as practicable. The Grantor irrevocably consents to such registration.

(c)
Registration of the Security against each Tenement and each Replacement Tenement will be effected by, and at the expense of, the Grantor.

(d)
Subject to clause 6.2, the Grantor shall ensure that the Security at all times constitutes a first ranking Encumbrance on the Tenements and the other collateral Encumbered thereby.

48.2   Security subordination
(a)
The parties acknowledge that the Grantor Group has sought senior financing for the sole purpose of acquiring the Grantor as agreed under the Sale Agreement, and that the Grantor may seek senior debt financing for the sole purposes of development, expansion or operations with respect to the Tenements (but not other forms of senior funding), from a reputable lending institution or institutions (“Senior Lender”), which has necessitated, or may necessitate, the granting of an Encumbrance on standard commercial terms over the Grantor’s assets, including each Tenement (“Senior Lender Security”).

(b)
In the circumstances set out in clause 6.2(a), the Grantor and the Grantee agree to enter into a subordination or priority deed, with the Senior Lender and any other parties providing finance to any Grantor Group Member and taking security from the Grantor, on terms acceptable to the Grantee (acting in good faith and reasonably) to subordinate its rights and entitlements under the Security for the period such Senior Lender financing is in place (“Senior Lender Priority Period”), so as to:

(i)
give the Senior Lender’s (but no other party’s) rights and entitlements under the Senior Lender Security priority over the Tenements; and

(ii)
provide that the Grantee’s rights and entitlements under the Security rank pari passu with the rights and entitlements of Osisko and Sprott (and no other person).

(c)
The Grantor must repay the Senior Lender facilities as soon as reasonably possible and upon repayment in full, request the termination and return of the relevant project finance documents, including release of the Senior Lender Security at which point the Grantee’s subordination to the Senior Lender Security ceases. For the avoidance of doubt, in the event the Senior Lender Security ceases, the Grantee’s rights and entitlements under the Security will continue to rank pari passu with the rights and entitlements of Osisko and Sprott.

(d)
For the avoidance of doubt, nothing in this clause 6.2 (or any intercreditor or priority deed entered into in accordance with this clause 6.2) shall restrict the Grantee from receiving or demanding any payments due to it under this document (including the Royalty Amount) during the Senior Lender Priority Period.

48.3   Registration
(a)
The Grantor at its cost will, as soon as practicable after the Effective Date, execute all documents and do all acts and things necessary or desirable (including evidencing the consent given in clause 6.3(b) below in writing on any document reasonably requested by the Grantee) to register (or procure the registration of) a caveat, on behalf of the Grantee, against each Tenement pursuant to section 124 of the Mining Act 1992 (NSW), and will use best efforts, execute all documents and

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do all acts and things necessary or desirable, to re-register (or procure the re-registration of) each such caveat from time to time to ensure that a caveat is lodged against each Tenement at all times during the Term.
(b)
The Grantor consents, for the duration of the Term, to the registration and re-registration or continuance from time to time of each caveat as contemplated by clause 6.3(a) above and the Grantor must not (and must not take any steps to):

(i)
prevent, or cause to be prevented, the registration or re-registration of any such caveat;

(ii)
remove or cancel, or cause to be removed or cancelled, any such caveat; or

(iii)
make any application, commence any proceedings (including by way of summons) or otherwise apply for any order for, or which might cause or lead to, the removal or cancellation of any such caveat,

unless it has obtained the Grantee’s prior written consent.
(c)
If any new mining tenement or other lease, licence, claim, permit or other authority is granted from time to time in substitution for, extension of or upon the variation or renewal of any Tenement (which the parties acknowledge becomes a “Tenement” for the purposes of this document) (“New Title”), the Grantor must at its cost:

(i)
give prompt written notice of the New Title to the Grantee;

(ii)
use best efforts, execute all documents and do all acts and things necessary or desirable to register (or procure the registration of) this document on the document of title of such New Title and to register (or procure the registration of) caveats, on behalf of the Grantee, against each New Title in accordance with the Mining Act; and

(iii)
agree to enter into a new Security in respect of the New Title (on substantially the same terms and conditions as the existing Security), or amend the existing Security such that the New Title is subject to that Security.

48.4   Assistance
The Grantee will give to the Grantor all assistance that the Grantor may reasonably require in carrying out its obligations under this clause 6.
48.5   Appointment of attorney
(a)
Should the Grantor fail to execute the documents as reasonably requested pursuant to clause 6.3, the Grantor irrevocably appoints the Grantee, each director and secretary of the Grantee, and their respective nominees jointly and each of them severally as attorney for the Grantor to execute all such documents as may be reasonably necessary to effect the obligations of the Grantor under this clause 6.

(b)
The Grantee must, within five days, provide the Grantor with copies of any documents executed, under the appointment in this clause 6.5.

48.6   Withdrawal and re-lodgement of caveat
(a)
The Grantee must withdraw its caveat contemporaneously with a Transfer of the Grantor’s rights, title or interest in, and obligations with respect to, the Tenements, if the Transfer complies with clause 9.1 and the Transferee has executed a Grantor Deed of Covenant and a Replacement Security.

(b)
The Grantor agrees, and prior to agreeing to any Transfer referred to in clause 6.6(a) must procure that any Transferee agrees, that the Grantee may re-lodge its caveat or lodge another caveat, at the cost of the Grantor, immediately after a Transfer referred to in clause 6.6(a) is registered.

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49   Tenements and conduct of Operations
49.1   Grantor obligations
The Grantor agrees to, without limiting the obligations of the Grantor under this document:
(a)
comply promptly and diligently with all provisions of the Mining Act insofar as they apply to the Tenements and all statutory requirements which apply to the Operations;

(b)
do all things necessary (including paying all amounts required, and renewing and extending each Tenement when it becomes due for renewal or extension) to keep the Tenements in good standing and free from any liability to forfeiture or non-renewal including ensuring all Statutory Tenement Expenditure conditions are met or exemptions properly obtained; and

(c)
not do or permit to be done any act, matter or thing which may prejudice the Royalty Area or cause the Tenements or any part of them to be forfeited or relinquished, except:

(i)
to the extent required by law or a Government Agency;

(ii)
if the forfeiture or relinquishment is of an Exploration Tenement (or any part of it) where the Exploration Tenement is replaced by a mining or other tenement with production rights, or where the Grantee has confirmed (acting reasonably) that it is not commercially feasible to seek production rights in respect of that Exploration Tenement (or any part of it); or

(iii)
with the prior written consent of the Grantee.

49.2   Conduct efficiently
The Grantor must at all times during the Term:
(a)
cause the Operations to be operated and maintained in a proper and efficient manner, in accordance with the law, the terms and conditions of the Tenements and accepted international mining, processing, engineering and environmental practices prevailing in the mining industry;

(b)
ensure that all cut-off grade, short-term mine planning, long-term mine planning and production decisions concerning the Tenements are made as though the Grantor has the full economic interest in the Products produced from the Tenements (without regard to its obligation to pay the Royalty); and

(c)
ensure that all offtake arrangements with respect to Products (and all other materials derived from the Royalty Area) are entered into and administrated on Arm’s Length Terms.

49.3   Tailings
If any Tailings are processed or reprocessed at any time during the Term and result in Products, then those Products are subject to payment of the Royalty.
49.4   Processing and commingling
The Grantor may commingle Other Minerals with Minerals (including Product), provided that:
(a)
no Minerals are displaced (or the processing thereof delayed) by the commingling or processing of Other Minerals;

(b)
the Grantor acts in accordance with customary international mining and metallurgical practice applied reasonably when commingling Minerals with Other Minerals;

(c)
before commingling any Minerals with Other Minerals, the Grantor must take, measure and retain representative samples of such Minerals (including Product, if any) for moisture, metal, commercial minerals, penalty substances and other appropriate content so as to be able to determine their metal or mineral content, using the same procedures for each separate source of Minerals or Other Minerals;

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(d)
the Grantor must establish and record the methods and practices adopted by it necessary to weigh, sample, assay and perform other measuring or testing necessary to fairly calculate the quantity of Product subject to this document that is produced from Minerals commingled with Other Minerals pursuant to this clause 7.4; and

(e)
the Grantor must retain:

(i)
representative samples taken from Minerals commingled with Other Minerals for a period of not less than 30 days after receipt by the Grantee of the Royalty Statement in respect of the Quarter during which the Product was produced from Minerals commingled with Other Minerals, with the Grantee being entitled to inspect such samples upon providing not less than 2 Business Days’ notice to the Grantor, provided that such right of inspection may be exercised no more than once in respect of a Quarter; and

(ii)
records created pursuant to clause 7.4(d) with respect to a particular Quarter during which Product was produced from Minerals commingled with Other Minerals for a period of not less than 18 months after expiration of that Quarter.

49.5   Samples
The Grantor may, without being liable to pay a Royalty under this document, mine, remove and supply small amounts of Minerals reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the mineral potential of any Tenement.
50   Termination
This document may be terminated by the written agreement of all parties to this document.
51   Transfers of interests
51.1   Transfer by the Grantor
(a)
Subject to clause 9.1(b), the Grantor may not Transfer, or attempt or purport to Transfer:

(i)
all or any part of its rights or obligations under this document (including its obligations under the Security); or

(ii)
all or any part of its rights, title or interest in, or obligations with respect to, the Tenements or the Operations,

unless:
(iii)
it obtains the prior written consent of the Grantee, which is not to be unreasonably withheld in accordance with clause 9.2;

(iv)
as at the date of the proposed Transfer, the Grantor has paid all amounts that are due and payable under this document, including Royalty payments;

(v)
upon completion of the Transfer:

(A)
all of the rights and obligations of the Grantor under this document (including its obligations under the Security); and

(B)
all of the Tenements and the Operations,

will be held by a single person or by two or more persons that are all Related Bodies Corporate of each other; and
(vi)
the Grantor, the proposed Transferee (including any Transferee that is a Related Body Corporate of the Grantor) and the Ultimate Holding Company of the proposed Transferee first enter into a Grantor Deed of Covenant, a Replacement Security and such other documents

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as the Grantee may reasonably require, pursuant to which the proposed Transferee agrees to assume, be bound by and perform, and the Ultimate Holding Company of the proposed Transferee guarantees, all of the obligations of the Grantor under this document (including its obligations under the Security) to the extent of the interest being transferred to the proposed Transferee.
(b)
If the proposed Transfer under clause 9.1(a) is to a Related Body Corporate of the Grantor, the written consent of the Grantee is not required, but the Grantor must comply with clauses 9.1(a)(iv), 9.1(a)(v) and 9.1(a)(vi) (except that the reference to the Ultimate Holding Company of the proposed Transferee, will be a reference to the existing Guarantor).

51.2   Consent not to be unreasonably withheld
The Grantee must provide its consent pursuant to clause 9.1(a)(iii), where the Grantor can demonstrate that:
(a)
the proposed Transferee has sufficient technical and financial capability to carry out the Operations, to the satisfaction of the Grantee acting reasonably. For the purpose of this clause, the Grantor will provide details of the technical and financial capabilities of the Transferee that the Grantee may reasonably require;

(b)
the proposed Transferee is not, nor is it 50% or more owned or controlled by, any Sanctioned Person;

(c)
the proposed Transferee would be reasonably expected to be able to meet the obligations of the Grantor under this document; and

(d)
the Ultimate Holding Company of the proposed Transferee is, in the reasonable opinion of the Grantee:

(i)
financially competent to ensure that the Grantor can carry out the Operations, and its obligations under clauses 4 and 6.1;

(ii)
technically competent to ensure that the Grantor can carry out the Operations, and its obligations under clause 7; and

(iii)
not, nor 50% or more owned or controlled by, a Sanctioned Person.

51.3   Unlisted Change of Control of Grantor
Where a Change of Control of the Grantor is proposed, arises or is reasonably likely to arise (except in the circumstances set out in clause 9.4, in which case clause 9.4 will apply):
(a)
if the Grantor proposes to undergo a Change of Control, it must notify the Grantee in writing as soon as practicable and in any event at least 20 Business Days prior to the proposed Change of Control. If requested by the Grantee, the Grantor must notify the Grantee with details of the identity and the financial and technical capabilities of the person who it is proposed will Control the Grantor (both directly, and their Ultimate Holding Company), within 2 Business Days of that request;

(b)
the Grantor must not undergo a Change of Control without the prior written consent of the Grantee, which is not to be unreasonably withheld in accordance with clause 9.3(c);

(c)
the Grantee must provide its consent to the proposed Change of Control, if:

(i)
upon completion of the Change of Control,

(A)
all of the rights and obligations of the Grantor under this document (including its obligations under the Security); and

(B)
all of the Tenements and Operations,

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will be held by a single person or by two or more persons that are all Related Bodies Corporate of each other;
(ii)
the person who it is proposed will Control the Grantor (both directly, and the Ultimate Holding Company) is, or will be, on and from the proposed Change of Control, in the reasonable opinion of the Grantee:

(A)
financially competent to ensure that the Grantor can carry out the Operations, and its obligations under clauses 4 and 6.1;

(B)
technically competent to ensure that the Grantor can carry out the Operations, and its obligations under clause 7; and

(C)
not, nor 50% or more owned or controlled by, a Sanctioned Person; and

(iii)
the Ultimate Holding Company that it is proposed will Control the Grantor guarantees the obligations of the Grantor on the terms of the Guarantee set out in this document;

(d)
the Grantor must not undergo a Change of Control unless the Grantor has paid all amounts due and owing under this document, including Royalty payments, as at the date of the proposed Change of Control; and

(e)
the parties acknowledge and agree that damages are an insufficient remedy for a breach of this clause 9.3, and that a breach of this clause 9.3 is a breach of a material term of this document.

51.4   Listed Change of Control of Grantor
Where a Change of Control of the Ultimate Holding Company of the Grantor is proposed, arises or is reasonably likely to arise, in circumstances where the Ultimate Holding Company is a publicly listed entity:
(a)
if the Grantor or the Guarantor becomes aware that the Grantor is reasonably likely to undergo such Change of Control, it must promptly notify the Grantee in writing as soon as it becomes aware. If requested by the Grantee, and to the extent known, the Grantor or the Guarantor must notify the Grantee with details of the identity and the financial and technical capabilities of the Ultimate Holding Company that it is anticipated will Control the Grantor, within 2 Business Days of that request;

(b)
to the extent within the Grantor’s or the Guarantor’s direct or indirect control or influence, the Grantor or the Guarantor (as applicable) must not allow the Ultimate Holding Company to undergo a Change of Control if the incoming Ultimate Holding Company is a Sanctioned Person, or 50% or more owned or controlled by a Sanctioned Person;

(c)
at the discretion of the Grantee:

(i)
the Grantor and the Guarantor must procure that the Grantor’s incoming Ultimate Company Holding guarantees the obligations of the Grantor on the terms of the Guarantee set out in this document, on and from the date of the proposed Change of Control; or

(ii)
if the incoming Ultimate Holding Company that obtains or is reasonably likely to obtain Control of the Guarantor is a Sanctioned Person, or 50% or more owned or controlled by a Sanctioned Person, then the Grantee may require the Grantor to provide a replacement Guarantor that is not a Sanctioned Person, or 50% or more owned or controlled by a Sanctioned Person, and is of equal or better financial and technical standing to the Guarantor immediately prior to the Change of Control, to the satisfaction of the Grantee acting reasonably, and to procure the execution of a deed under which the replacement Guarantor guarantees the obligations of the Grantor on the terms of the Guarantee set out in this document; and

(d)
the parties acknowledge and agree that damages are an insufficient remedy for a breach of this clause 9.3, and that a breach of this clause 9.3 is a breach of a material term of this document.

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51.5   Intention of the parties
The parties acknowledge and agree that the rights and obligations of the Grantor under this document are intended to run with ownership of each Tenement and are to be binding upon any successor in title to the Grantor as if named as a party to this document. The parties also intend that the Grantee will always be entitled to the payment of the Royalty calculated by reference to 100% of the production of Product. The Grantor and the Guarantor must not employ any device or technique or participate in any transaction designed to circumvent this intention.
51.6   Transfer by Grantee and right of last refusal
(a)
The Grantee must not Transfer all or any part of its rights and obligations under this document and the Security (“Transferring Interest”) unless it first complies with the process set out in this clause 9.6.

(b)
If the Grantee proposes to Transfer the Transferring Interest, the Grantee must first provide to the Grantor an irrevocable written notice (“Transfer Notice”) specifying:

(i)
the Transferring Interest and the name of the proposed purchaser (“Third Party Buyer”);

(ii)
the consideration to be received for the Transferring Interest, including the Grantee’s calculation of the equivalent market value in cash (estimated, acting reasonably, as at the date of the proposed Transfer) for any non-financial amount (including rights) of which the consideration is comprised;

(iii)
any other material commercial terms and conditions proposed to be agreed between the Grantee and the Third Party Buyer in respect of the proposed Transfer; and

(iv)
a statement to the effect that the Grantor has an option to purchase all (but not part) of the Transferring Interest at the price and on the terms set out in the Transfer Notice.

(c)
Within 15 Business Days after receiving the Transfer Notice (“Offer Period”), the Grantor may notify the Grantee in writing that the Grantor irrevocably agrees to acquire the Transferring Interest from the Grantee on terms and conditions that are no less favourable to the Grantee than the terms and conditions set out in the Transfer Notice (“Grantee’s Offer”) and subject to any necessary changes to reflect that the Transferee will be the Grantor. If the consideration to be received for the Transferring Interest includes any non-financial amount (including rights), then the Grantor must pay the Grantee in cash the equivalent market value, as determined in accordance with clause 9.6(b)(ii), of that non-financial amount.

(d)
If the Grantor accepts the Grantee’s Offer by notice in writing to the Grantee within the Offer Period, the Grantor must complete the purchase of the Transferring Interest on the terms, subject to clause 9.6(c), set out in the Grantee’s Offer (except that if the time period specified in the Grantee’s Offer for completion of the Transfer is less than 15 Business Days, such time period will be deemed to be 15 Business Days).

(e)
If the Grantor, prior to expiry of the Offer Period:

(i)
does not notify the Grantee in writing that the Grantor agrees to acquire the Transferring Interest in accordance with clause 9.6(c); or

(ii)
notifies the Grantee in writing that the Grantor does not agree to acquire the Transferring Interest,

then the Grantee may agree to Transfer the Transferring Interest on terms and conditions no more favourable to the Grantee than those set out in the Transfer Notice. The Grantor agrees to execute all documents reasonably requested by the Grantee to give effect to such Transfer, as soon as practicable and otherwise within 15 Business Days of request.
(f)
The Grantee may Transfer any or all of its rights and obligations under this document and the Security to a Related Body Corporate or any Grantee Group Member, without complying with the

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process set out in this clause 9.6 and without consent from the Grantor or the Guarantor. The Grantor agrees to execute all documents reasonably requested by the Grantee to give effect to such Transfer, as soon as practicable and otherwise within 15 Business Days of request.
(g)
The Grantee must not Transfer, nor attempt or purport to Transfer, the Transferring Interest, unless the Grantee and the Third Party Buyer (or the Related Body Corporate, to the extent clause 9.6(f) applies) first enter into a Grantee Deed of Covenant pursuant to which the Third Party Buyer (or the Related Body Corporate, to the extent clause 9.6(f) applies) agrees to assume, be bound by and perform, all of the obligations under this document of the Grantee, to the extent of the Transferring Interest.

51.7   Grantee Change of Control
(a)
Where a Grantee Change of Control is proposed, arises or is reasonably likely to arise, the Grantee must, at least 30 Business Days prior to the Grantee Change of Control, provide to the Grantor an irrevocable written notice (“Control Notice”):

(i)
specifying the name(s) of the person(s) who it is proposed will Control the Grantee (“Third Party Controller”); and

(ii)
containing a statement to the effect that the Grantor has an option to purchase all (but not part) of the Grantee’s rights and obligations under this document and the Security (“Control Interest”) at the price which is the Grantee’s calculation of the net present value in cash (estimated, acting reasonably, as at the date of the proposed Grantee Change of Control) of the Control Interest.

(b)
Within 15 Business Days after receiving the Control Notice (“Control Offer Period”), the Grantor may notify the Grantee in writing that the Grantor irrevocably agrees to acquire the Control Interest from the Grantee on the terms and conditions set out in the Control Notice (“Grantee’s Control Offer”).

(c)
If the Grantor accepts the Grantee’s Control Offer by notice in writing to the Grantee within the Control Offer Period, the Grantor must complete the purchase of the Control Interest, on the terms and conditions set out in the Control Notice, within 10 Business Days after such acceptance by the Grantor. The Grantor and the Grantee agree to immediately execute all documents reasonably required to give effect to the Grantor’s acceptance of the Grantee’s Control Offer.

(d)
If the Grantor, prior to expiry of the Control Offer Period:

(i)
does not notify the Grantee in writing that the Grantor agrees to acquire the Control Interest in accordance with clause 9.7(b); or

(ii)
notifies the Grantee in writing that the Grantor does not agree to acquire the Control Interest,

then the Grantee is taken to have complied with its obligations under this document in respect of the Grantee Change of Control. The Grantor agrees to execute, for the benefit of the Third Party Controller, a written consent notice in respect of the proposed Grantee Change of Control, as soon as practicable and otherwise within 2 Business Days of request.
52   Guarantee and indemnity
52.1   Consideration
The Guarantor acknowledges that the Grantee is acting in reliance on the Guarantor incurring obligations and giving rights under this Guarantee.
52.2   Guarantee
(a)
The Guarantor unconditionally and irrevocably guarantees to the Grantee the Grantor’s

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compliance with the Grantor’s obligations in connection with this document (including the Security), including each obligation to pay money.
(b)
If the Grantor does not comply with those obligations on time and in accordance with this document (including the Security), then the Guarantor agrees to comply with those obligations on demand from the Grantee. A demand may be made whether or not the Grantee has made demand on the Grantor.

52.3   Indemnity
The Guarantor indemnifies the Grantee against any liability or loss arising from, and any costs it incurs, if:
(a)
the Grantor does not, or is unable to, comply with an obligation it has (including any obligation to pay money) in connection with this document (including the Security); or

(b)
a representation or warranty by the Grantor in this document is found to have been incorrect or misleading when made or taken to be made.

The Guarantor agrees to pay amounts due under this clause on demand from the Grantee.
The Grantee need not incur expense or make payment before enforcing this right of indemnity.
52.4   Extent of guarantee and indemnity
Each of the Guarantee in clause 10.2 and the indemnity in clause 10.3 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Grantor’s obligations in connection with this document (including the Security). The Guarantor waives any right it has of first requiring the Grantee to commence proceedings or enforce any other right against the Grantor or any other person before claiming from the Guarantor under this Guarantee.
52.5   Obligation to pay interest
The Guarantor agrees to pay interest at the Default Rate on any amount under this Guarantee which is not paid on the due date for payment and is not otherwise incurring interest.
The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 365 days.
The Guarantor agrees to pay interest under this clause on demand from the Grantee.
52.6   Payments
(a)
The Guarantor agrees to make payments under this Guarantee:

(i)
in full without set-off or counterclaim, and without any withholding or deduction in respect of Taxes unless required by law; and

(ii)
in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

(b)
If the Guarantor is required to make any withholding, deduction or payment for or on account of Tax or by any Government Agency, the Guarantor:

(i)
must pay or procure the payment of the full amount of the withholding or deduction, or make or procure the making of the payment, to the appropriate Government Agency under applicable law; and

(ii)
at the same time as the relevant deduction, withholding or payment, pay such additional amount to the Grantee as is required to ensure the net amount received by the Grantee is equal

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to the full amount which would have been received by the Grantee had no such deduction, withholding or payment been required to be made.
52.7   No merger
This Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:
(a)
any other guarantee, indemnity, mortgage, charge or other encumbrance, or other right or remedy to which the Grantee is entitled; or

(b)
a judgment which the Grantee obtains against the Guarantor, the Grantor or any other person in connection with this document (including the Security).

The Grantee may still exercise its rights under this Guarantee as well as under the judgment, mortgage, charge or other encumbrance or the right or remedy.
52.8   Rights of Grantee are protected
The rights given to the Grantee under this Guarantee, and the Guarantor’s liabilities under it, are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:
(a)
any act or omission:

(i)
varying or replacing in any way and for any reason any agreement or arrangement under which the obligations guaranteed under clause 10.2 are expressed to be owing;

(ii)
releasing the Grantor or giving the Grantor a concession (such as more time to pay);

(iii)
releasing any person who gives a guarantee or indemnity in connection with any of the Grantor’s obligations;

(iv)
by which the obligations of any person who guarantees any of the Grantor’s obligations (including obligations under this Guarantee) may become unenforceable;

(v)
by which any person who was intended to guarantee any of the Grantor’s obligations does not do so, or does not do so effectively; or

(vi)
by which a person who is co-surety or co-indemnifier is discharged under an agreement or by operation of law;

(b)
a person dealing in any way with this document or this Guarantee;

(c)
the death, mental or physical disability, or liquidation, administration or insolvency of any person, including the Guarantor or the Grantor;

(d)
changes in the membership, name or business of any person; or

(e)
acquiescence or delay by the Grantor or any other person.

52.9   Guarantor’s rights are suspended
As long as any obligation is required, or may be required, to be complied with in connection with this Guarantee, the Guarantor may not, without the Grantee’s consent:
(a)
reduce its liability under this Guarantee by claiming that it or the Grantor or any other person has a right of set-off or counterclaim against the Grantee; or

(b)
claim, or exercise any right to claim to be entitled (whether by way of subrogation or otherwise) to the benefit of another guarantee, indemnity, mortgage, charge or other encumbrance:

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(i)
in connection with this document (including the Security) or any other amount payable under this Guarantee; or

(ii)
in favour of a person other than the Grantee in connection with any obligations of, or any other amounts payable, by the Grantor to, or for the account of, that other person; or

(c)
claim an amount from the Grantor, or another guarantor, under a right of indemnity or contribution; or

(d)
claim an amount in the liquidation, administration or insolvency of the Grantor or of another guarantor of any of the Grantor’s obligations.

If the Grantee requests, the Guarantor agrees to notify any relevant person of the terms of this clause and other parts of this Guarantee that may be relevant. The Guarantor also authorises the Grantee to do so at any time in its discretion and without first asking the Guarantor to do it. This applies despite anything else in this Guarantee.
This clause continues after this Guarantee ends.
52.10   Reinstatement of rights
Under any Insolvency Law, a person may claim that a transaction (including a payment) in connection with this Guarantee or this document (including the Security) is void or voidable. If a claim is made and upheld, conceded or compromised, then:
(a)
the Grantee is immediately entitled as against the Guarantor to the rights in connection with this Guarantee or this document to which it was entitled immediately before the transaction; and

(b)
on request from the Grantee, the Guarantor agrees to do anything (including signing any document) to restore to the Grantee any mortgage, charge or other encumbrance (including this Guarantee) held by it from the Guarantor immediately before the transaction.

The Guarantor’s obligations under this clause are continuing obligations, independent of the Guarantor’s other obligations under this Guarantee and continue after this Guarantee ends.
52.11   Liability of Guarantor
The Guarantor’s liability in respect of any Claim shall not exceed the Grantor’s liability in respect of that Claim.
53   Confidentiality
53.1   Confidentiality obligation
Subject to clause 11.2, each party must treat as confidential, and keep confidential:
(a)
the terms of this document (and the terms of any agreement, document or instrument entered into in connection with this document); and

(b)
all information, in whatever form, provided to it by, or on behalf of, another party, relating to:

(i)
this document or the terms of this document or the performance of this document;

(ii)
the negotiations of this document; or

(iii)
that other party or its business, or the business of its Related Bodies Corporate, which has been provided in connection with this document,

other than information that:
(c)
as at the date of this document, was generally and publicly available, or subsequently becomes so available other than by breach of this document or any other duty or obligation as to confidence;

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(d)
as at the time it was provided to a party, was already in the possession of that party lawfully and without breach of any duty or obligation as to confidence;

(e)
has been provided to a party but subsequently, through no act or omission of that party (or any person to whom it provided that information), becomes available from another source that is not subject to any duty or obligation as to confidence; or

f)
the party can demonstrate was generated by it completely independently of and without any reference to or reliance or dependency upon the information provided to the other party,

(“Confidential Information”).
53.2   Permitted Disclosure
No party may Disclose Confidential Information other than:
(a)
to its officers, employees (on a need-to-know basis), or officers and employees of its Related Bodies Corporate, legal advisers and financial advisers, who are aware of the confidential nature of the information and are under an obligation to keep it confidential;

(b)
with the prior written consent of the other party (such consent not to be unreasonably withheld or delayed);

(c)
to any Independent Expert validly appointed in accordance with this document to the extent required to allow them to fulfil their function;

(d)
to any Independent Auditor validly appointed in accordance with this document to the extent required to allow them to fulfil their function;

(e)
to the arbitrators validly appointed in accordance with this document to the extent required to allow them to fulfil their function;

(f)
if the disclosure is reasonably required to enable a party to exercise its rights or perform its obligations under or in connection with this document (including a disclosure to a Government Agency to enable the Grantee to exercise its rights under clause 6);

(g)
subject to clauses 11.2(m) and 12, to the extent:

(i)
required by law, the rules of any applicable stock exchange or any applicable accounting standards; or

(ii)
ordered by any court,

having to the extent practicable, consulted with the other parties with a view to agreeing the form, content, timing and manner of any such Disclosure;
(h)
if necessary or commercially desirable to be disclosed in any prospectus or information memorandum to investors or proposed or prospective investors:

(i)
for an issue or disposal of any shares in a party or its Related Bodies Corporate;

(ii)
for an issue of debt instruments of a party or a party’s Related Body Corporate; or

(iii)
for the purposes of a party obtaining a listing on a stock exchange of any shares;

(i)
if required in connection with any legal proceedings or arbitration, including in connection with this document or for the purpose of advising a party in relation thereto;

(j)
subject to clause 11.4, if necessary or commercially desirable to be disclosed to an existing, or bona fide proposed or bona fide prospective:

(i)
financier of a party or of any of its Related Bodies Corporate; or

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(ii)
rating agency in respect of a party or of any of its Related Bodies Corporate;

(k)
provided the disclosing party gives prior written notice to the other parties of the proposed disclosure, if necessary or commercially desirable to be disclosed to any bona fide proposed or prospective:

(i)
Transferee of a party’s rights or obligations under this document (whether directly or indirectly);

(ii)
Transferee of any property to which the Confidential Information relates or of any shares in a party or any Related Body Corporate of a party;

(iii)
financier of such Transferee providing or proposing or considering whether to provide financial accommodation in connection with the party’s rights and obligations under this document; or

(iv)
assignee of rights in respect of any real or personal property to which the information relates under any security granted by a party;

(l)
if necessary or commercially desirable to be Disclosed to Representatives of any of the persons referred to in clause (j) or (k); or

(m)
by a Grantor Group Member, if that Grantor Group Member is required to prepare and file a Proxy Statement and/or other filings required by the SEC or under the rules of any securities exchange or regulatory authority (“Public Filings”), provided that, to the maximum extent permitted by law and/or the rules of any relevant securities exchange, the Grantor and the Guarantor must:

(i)
promptly give notice of the intended disclosure to, and consult with, the Grantee in respect of the form and content of the Public Filings; and

(ii)
use their respective reasonable endeavours to minimise the disclosure of any Confidential Information in connection with the preparation, filing and distribution of any Public Filings (including through seeking confidential treatment from the SEC or any other relevant securities exchanges or regulatory authorities and applying appropriate redactions where practicable, in each case, in respect of commercially sensitive information of the Grantee Group set forth in this document, whether disclosed in agreed form or final executed copy).

53.3   Disclosure to other persons
If a party Discloses Confidential Information as permitted under clauses 11.2(a), 11.2(b), 11.2(h), 11.2(i), 11.2(j), 11.2(k) and 11.2(l):
(a)
it must use reasonable endeavours to procure that no person to whom it has Disclosed that Confidential Information Discloses it to any other person (other than as contemplated by this document); and

(b)
where Confidential Information is Disclosed under clauses 11.2(j), 11.2(k) or 11.2(l), it must procure that the prospective financier or purchaser or their Representative executes a deed poll in favour of the Grantor (in the case of Disclosures by the Grantee) or Grantee (in the case of Disclosures by the Grantor) under which the prospective financier, purchaser or Representative agrees to keep the Confidential Information confidential in accordance with the terms of this clause 11.

53.4   Notice to other parties
Each party must:
(a)
promptly inform the other party of any request received by that party from any person described in clause 11.2(i) to Disclose Confidential Information under that clause; and

(b)
inform the other party as soon as reasonably practicable after Confidential Information is Disclosed by the party under clause 11.2(i).

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53.5   Indemnities
Each party indemnifies the other party against any costs suffered or liabilities incurred by that other party arising out of or in connection with any Disclosure by the first-mentioned party of Confidential Information in contravention of this clause 11.
53.6   Injunctive relief
Each party acknowledges that any breach of this clause 11 will cause material damage to the other parties. Consequently, each party may, in addition to any other remedies available at law or in equity, seek injunctive relief against another party or any of its officers, employees and Related Bodies Corporate in respect of any such breach by that other party or its officers, employees or Related Bodies Corporate.
53.7   Survival of confidentiality obligations
The obligations of confidentiality imposed by this clause 11 survive the termination of this document and any person who ceases to be a party continues to be bound by those obligations.
53.8   Return of Confidential Information
At the end of the Term, a party that has received Confidential Information from another under this document must, on the request of the other party, immediately deliver to that party all documents and other materials containing or referring to that Confidential Information which are in its possession, power or control or in the possession, power or control of persons who have received Confidential Information from it under clause 11.1 (or confirm in writing to the other party that such Confirmation Information has been permanently erased), except to the extent the Confidential Information is:
(a)
required by that party in connection with any legal proceedings or arbitration, or to fulfil its obligations at law or under this document;

(b)
contained in a party’s director’s papers, or the minutes of a party’s board or board committee meetings, to the extent such papers and minutes contain the level of detail consistent with the normal practices of that party;

(c)
contained in documents created or retained by any legal advisers of a party where those documents are required to be held, or it is the usual practice of the legal adviser to hold those documents, for the purposes of any relevant professional standards, practices, codes or insurance policies applicable to that legal adviser; or

(d)
stored electronically on off-site servers as a result of automatic data back-up in accordance with the normal practices of the party, in circumstances where it would be unduly burdensome to delete that Confidential Information, and provided the party makes no attempt to access that Confidential Information, in each case subject to the relevant party retaining that Confidential Information in accordance with the confidentiality provisions of this document.
54   Public Statements
54.1   Announcements
Without prejudice to clause 11, no party may make any announcement or otherwise publicise this document or its subject matter (including any matter arising in the course of the performance of the obligations under this document) without the prior written consent of the other party other than, subject to clause 12.2, where required by laws, the rules of any applicable stock exchange, any applicable accounting standards or ordered by any court to make an announcement.
54.2   Actions to be taken if required to make an announcement
If a party is required or ordered to make an announcement as set out in clause 12.1, it:

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(a)
must in so far as practicable consult with the other parties with a view to agreeing the form, content, timing and manner of making the announcement; and

(b)
must ensure that the announcement includes only information that is required or ordered and does not include any information other than that required or ordered.

54.3   Survival of this clause
This clause 12 survives for a period of two years after the end of the Term.
55   Expert determination
55.1   General
(a)
This clause 13 applies where:

(i)
any Dispute is expressly to be referred to an Independent Expert under this document; or

(ii)
the parties agree that a Dispute between them should be resolved by an Independent Expert; or

(iii)
there is a Dispute as to the application of any industry or technical standard or any rules, practices or customs of any trade or profession; and

(iv)
a party makes a referral to the Independent Expert by giving written notice to the other party (“Independent Expert Notice”).

(b)
Prior to the resolution of a Dispute, the parties must continue to perform their respective obligations under this document.

55.2   Independent Expert
An Independent Expert appointed under this clause 13 must:
(a)
be appropriately qualified and experienced in the subject matter of the Dispute or matter being referred;

(b)
be independent of, and not an employee, contractor or consultant of, the parties or their Related Bodies Corporate; and

(c)
have no direct or indirect interest or duty which could conflict with the Independent Expert’s function under this clause 13.

55.3   Appointment of Independent Expert
(a)
Where a Dispute or matter has been referred to an Independent Expert, the relevant Independent Expert must be agreed by the parties within 20 Business Days after the date of the Independent Expert Notice.

(b)
If the parties cannot agree on the Independent Expert in the period referred to in clause 13.3(a), or if the agreed Independent Expert does not accept its appointment under clause 13.3(a) or otherwise fails to duly make a determination in respect of any matter referred to it, then upon the application of either party, the Independent Expert will be appointed by the Resolution Institute, or any body which is a successor or equivalent of it. The parties may make written submissions to that body on the choice of candidate.

(c)
The parties may by agreement appoint two experts, being a financial expert and an operations expert, as the Independent Experts in relation to a Dispute or matter which is referred to an Independent Expert under this document.

(d)
If two Independent Experts are appointed to determine any Dispute or matter pursuant to this

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clause 13.3, they may only do so unanimously. If they do not reach a unanimous decision then a party may commence arbitration in accordance with clause 15.5 to determine the Dispute or the matter.
(e)
The parties may by agreement make a standing appointment of an Independent Expert (or two Independent Experts) to determine all Disputes or matters referred to an Independent Expert under this document, with such standing appointment to be for a specified period of time or until revoked by written notice by either the Grantor or the Grantee.

(f)
Once selected or appointed, the parties will instruct the Independent Expert to make their decision in relation to any Dispute or matter referred to them from time to time in accordance with this clause 13 as soon as reasonably practicable, and in accordance with clause 13.4(k).

(g)
The terms on which the Independent Expert is appointed must include an obligation to abide by the terms of this document, so far as they are relevant to the Independent Expert.

(h)
The costs of the Independent Expert must be borne equally by the parties, unless expressed otherwise in this document.

55.4   Scope of Independent Expert determination
Where a Dispute or matter is referred to an Independent Expert, the following applies:
(a)
Subject to the express provisions of this document, the Independent Expert will establish the procedure and timetable for determination of the Dispute or matter.

(b)
Each party may provide written submissions, in relation to the Dispute or the matter, to the Independent Expert, and if it does so that party must also provide copies of its submissions to the other party.

(c)
The written determination of the Independent Expert will be final and binding on the parties in the absence of fraud or manifest error.

(d)
The Independent Expert may:

(i)
request any party to deliver written statements relevant to matters in issue in the Dispute, and in which case that party must also provide copies of those written statements to the other party; and

(ii)
request any party to deliver copies of any documents that are relevant to the matters in issue in the Dispute, other than documents subject to legal privilege, and in which case that party must also provide copies of those documents to the other party.

(e)
The Independent Expert may request either party to make an oral submission or to orally answer queries from the Independent Expert. If it does, the Independent Expert must convene, on not less than 5 Business Days’ notice, a meeting of all parties for the purposes of receiving such oral submissions or answers and each party must ensure that one of its representatives attends every such meeting. Each other party will be provided with a reasonable opportunity to respond to such oral submissions or answers and the provisions of this clause 13.4 will apply to the response.

(f)
The Independent Expert may:

(i)
limit the length of any written or oral submissions;

(ii)
require the attendance before them for questioning of any party or employee or agent of any party;

(iii)
make site visits, provided that the Independent Expert is accompanied by a representative of each party (and each party must ensure that one of its representatives attends every site visit of which it receives not less than 5 Business Days’ notice);

(iv)
make use of their own specialist knowledge;

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(v)
obtain advice from specialist consultants, provided that at least one of the parties so requests or consents;

(vi)
review and revise any of their own previous directions; and

(vii)
conduct the proceedings in an inquisitorial manner, and take the initiative in ascertaining the facts and the law.

(g)
The Independent Expert may reach their decision with or without holding an oral hearing.

(h)
The Independent Expert will exercise such powers fairly and impartially, giving each party a reasonable opportunity, in light of the timetable, of putting their case and addressing the case of the other party.

(i)
All correspondence between the Independent Expert and a party must be in writing and copied to the other party.

(j)
The Independent Expert may not:

(i)
consider any written submissions from one party that are not also made available to the other party;

(ii)
receive any oral submissions from one party unless a representative of the other party is present;

(iii)
refuse any party the right at any hearing or meeting to be represented by a representative of that party’s choosing who is present;

(iv)
act or continue to act in the face of a conflict of interest; or

(v)
require any party to pay or make any contribution to the legal costs of the other party.

(k)
The Independent Expert will reach a decision within 20 Business Days of referral or their appointment whichever is the later or such other period as may be unanimously agreed between the Independent Expert and each party.

(l)
Upon becoming aware that the Dispute or matter is the same, or arises out of substantially the same facts, as a Dispute or matter which has previously been referred to an Independent Expert under this document and a decision has previously been issued by that Independent Expert, the Independent Expert will immediately withdraw from the Dispute or matter, and the previous decision will continue to apply.

(m)
The Independent Expert must act as an expert and not as an arbitrator.

55.5   Scope of the Dispute
(a)
The scope of the Dispute or matter referred to an Independent Expert will be the matters identified in the Independent Expert Notice, together with:

(i)
any further matters which all of the parties unanimously agree in writing should be within the scope of the Dispute or matter; and

(ii)
any further matters which the Independent Expert determines either:

(A)
must be included in order that the determination of the Dispute or matter may be effective and/or meaningful; or

(B)
are related to matters which would be more efficiently dealt with as part of the one matter.

(b)
The Independent Expert may rule upon their own substantive jurisdiction, and as to the scope of the Dispute or matter.

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55.6   Decisions
(a)
All decisions of the Independent Expert must be implemented without delay and in accordance with any timetable set out in the final determination. The parties will be entitled to such relief and remedies as are set out in the decision.

(b)
The Independent Expert must in any decision direct the payment of any interest as required by this document.

55.7   Enforcement
(a)
A determination of the Independent Expert must be implemented without delay in accordance with any timetable set out in the final determination. The parties will be entitled to such relief and remedies as are set out in the determination.

(b)
No party will, save in the case of fraud or bad faith on the part of the Independent Expert or as otherwise provided by this document, make any application whatsoever to the courts in relation to the conduct of the Dispute or matter referred to an Independent Expert (or required to be referred to an Independent Expert under this document) or the determination of the Independent Expert until such time as the Independent Expert has made their final determination, or refused to make a final determination.

55.8   Determination
(a)
Each party is to bear its own costs in relation to the Dispute or matter referred to the Independent Expert. The Independent Expert must decide the proportions in which the parties will bear the costs of the Independent Expert having regard to the extent to which the parties may have acted unreasonably or been at fault.

(b)
If in respect of a Dispute regarding a Royalty Statement, the Independent Expert determines that the Grantor has:

(i)
underpaid the Royalty for the Royalty Period(s) to which the Independent Expert’s decision relates, the Grantor must pay the additional Royalty and interest on that amount in accordance with clause 4.6 on the Grantee’s demand within 14 days of the Independent Expert’s determination and the costs of the Independent Expert must be borne by the Grantor; or

(ii)
paid the Royalty accurately, or has overpaid the Royalty, for the period to which the Independent Expert’s decision relates, then the costs of the Independent Expert must be borne by the Grantee and must be paid within 14 days of the Independent Expert’s determination. In respect of any overpayment by the Grantor, the Grantor will make the requisite adjustment in the next occurring Royalty Statement.

56   Audits
56.1   Application
This clause 14 applies to matters which are to be or have been referred to an Independent Auditor in accordance with this document.
56.2   Independent Auditor
Any Independent Auditor appointed under this clause 14 must:
(a)
be appropriately qualified and experienced in the subject matter of the audit;

(b)
be independent of, and not an employee, contractor or consultant of, any party or its Related Bodies Corporate; and

(c)
have no direct or indirect interest or duty which could conflict with the Independent Auditor’s function under this clause 14.

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56.3   Procedure
(a)
Where a party wishes to refer a matter to an Independent Auditor in accordance with this document, it must first provide written notice to the other party (“Audit Notice”). The Audit Notice must identify the clause of this document under which the relevant matter is being referred for audit.

(b)
Where a party has issued an Audit Notice, the Independent Auditor must be agreed by the parties within 20 Business Days after the date of the Audit Notice.

(c)
If the parties cannot reach an agreement within the period referred to in clause 14.3(b), or if the agreed Independent Auditor does not accept the appointment under clause 14.3(b) or otherwise fails to duly make a determination in respect of any matter referred to it, then upon the application of either party, the Independent Auditor will be appointed by the Resolution Institute, or any body which is a successor or equivalent of it. The parties may make written submissions to that body on the choice of candidate.

(d)
Once selected or appointed, the parties will instruct the Independent Auditor to:

(i)
act fairly and impartially as between the parties;

(ii)
comply with the terms of this document so far as they are relevant to the Independent Auditor, including in respect of confidentiality;

(iii)
determine the matter or matters the subject of the Audit Notice, and which may require it to take into account any information, from the parties or any third party, which it reasonably considers is appropriate; and

(iv)
provide the determination in writing to both parties (“Independent Auditor’s Report”) as soon as reasonably practicable, and in any event within 20 Business Days of their appointment or such other period as may be unanimously agreed between the Independent Auditor and each party.

(e)
Any determination (which is within the scope of this document) contained within the Independent Auditor’s Report is to be final and binding on the parties in the absence of fraud or manifest error.

(f)
The costs of the Independent Auditor are to be paid:

(i)
if the audit reveals that the Grantor’s Royalty calculations have resulted in the Grantee being paid a Royalty Amount that is lower than the Royalty Amount to which the Grantee is entitled, by the Grantor; and

(ii)
in all other circumstances, in equal proportions by the Grantor and the Grantee.

56.4   Access
Subject to the Independent Auditor entering into reasonable confidentiality undertakings, each of the Grantor and the Grantee must provide, and must procure that their respective Related Bodies Corporate provide, access to their records in respect of all information in relation to the matters the subject of the Audit Notice and any other assistance reasonably required by the Independent Auditor for the purposes of preparing the Independent Auditor’s Report.
57   Dispute resolution
57.1   Injunctive or interim relief
Nothing in this document prevents a party seeking urgent injunctive or similar interim relief from a court.

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57.2   Good faith
Each party has a general obligation to act in good faith in attempting to resolve any Dispute, however this clause 15 does not require any party to compromise or prejudice its commercial interests.
57.3   Notice of Dispute
A party claiming that a Dispute has arisen (other than a Dispute or matter to which clause 13 or 14 applies) must notify the other party to the Dispute giving details of the Dispute (“Notification”).
57.4   Authorised Officer
(a)
Unless the Dispute is one that has arisen under the procedure in clause 4.8 (in connection with a Royalty Statement), within 5 Business Days after a Notification has been given (or such other period as the parties to the Dispute may agree), the Dispute must be referred to an Authorised Officer of the Grantor and the Grantee.

(b)
The Authorised Officers must meet within 20 Business Days of the referral and must use reasonable endeavours to resolve the Dispute.

57.5   Arbitration
(a)
Following exhaustion of the procedure in clause 15.4, all Disputes (except those required by this document to be determined by an Independent Auditor or Independent Expert) must be exclusively resolved by binding arbitration upon a party submitting the Dispute to arbitration.

(b)
As soon as reasonably practicable after failure to resolve a Dispute in accordance with clause 15.4, and in any event within two years after the date of the Notification, a party by written notice to the other parties may require that arbitration occur.

(c)
The arbitration shall be conducted by three arbitrators. The Grantor, on the one hand, and the Grantee, on the other hand, shall each select one arbitrator within 10 days of commencement of the arbitration, who shall serve as a neutral arbitrator, and the two nominated arbitrators shall select a third neutral arbitrator within 20 days of their selection. If the two arbitrators cannot agree on selection of a third arbitrator within 20 days of their appointment, the Supreme Court of New South Wales on the application of any party shall select such arbitrator in accordance with the terms of this document.

(d)
Each arbitrator must have a minimum of ten years’ recognised experience in commercial arbitration involving mining and resource disputes.

(e)
The arbitration shall be conducted in the English language and in accordance with the LCIA Arbitration Rules.

(f)
The arbitration shall be seated in Sydney, New South Wales.

(g)
Except as may be required by law, each party and its Representatives cannot disclose the existence, content, or results of any arbitration under this document without the prior written consent of the Grantor and the Grantee.

(h)
The arbitration award shall be final and binding on the parties, and judgment on the award may be entered by any court of competent jurisdiction.

57.6   Alternative dispute mechanisms
Nothing in this document precludes the parties from agreeing to resolve a Dispute by an alternative dispute resolution mechanism not expressly provided for in this document.
57.7   Continuation of rights and obligations
Despite the existence of a Dispute each party must continue to perform its obligations under this document.

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57.8   Costs
Each party must bear its own costs of complying with this clause 15 except pursuant to a court order or an arbitral award to the contrary.
58   Notices
58.1   Form
Unless expressly stated otherwise in this document, all notices, certificates, consents, approvals, waivers and other communications (“Notices”) in connection with this document must be in writing and must be marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the last way notified.
Email communications must state the first and last name of the sender and are taken to be signed by the named sender.
58.2   Delivery
Notices must be:
(a)
left at the address set out or referred to in the Details;

(b)
sent by prepaid ordinary post (airmail if appropriate) to the address referred to in the Details;

(c)
sent by email to the address referred to in the Details; or

(d)
given in any other way permitted by law.

If the intended recipient has notified changed contact details, then the Notice must be to the changed contact details.
58.3   When effective
Notices take effect from the time they are received or taken to be received under clause 16.4 unless a later time is specified in the Notice.
58.4   When taken to be received
Notices are taken to be received:
(a)
if sent by post, 7 days after posting (or 14 days after posting if sent from one country to another); or

(b)
if sent by email:

(i)
when the sender receives an automated message confirming delivery; or

(ii)
4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed,

whichever happens first.
58.5   Receipt — general
Despite clause 16.4, if a Notice is received after 5.00pm in the place of receipt or on a non-Business Day, it is taken to be received at 9.00am on the next Business Day.
59   GST
59.1   Definitions and interpretation
For the purposes of this clause 17:

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(a)
words and phrases which have a defined meaning in the GST Act have the same meaning when used in this clause 17 unless the contrary intention appears; and

(b)
each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies will be treated as if it were a separate supply.

59.2   GST exclusive
Unless otherwise expressly stated in this document, all consideration to be provided under this document is exclusive of GST.
59.3   Calculation of payments
If an amount payable under this document is to be calculated by reference to the price to be paid or provided for an acquisition then, for the purposes of that calculation, the price is reduced to the extent that an input tax credit is available for the acquisition.
59.4   Payment of GST
(a)
If GST is payable, or notionally payable, on a supply made under or in connection with this document, the party providing the consideration for the supply must pay to the supplier an additional amount equal to the amount of GST payable on that supply (“GST Amount”).

(b)
Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(c)
This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

59.5   Adjustment events
If an adjustment event arises for a supply made under or in connection with this document, the GST Amount (or the GST component of any consideration expressed to be inclusive of GST) must be recalculated to reflect that adjustment, the supplier or the recipient (as the case may be) must make any payments necessary to reflect the adjustment and the supplier must issue an adjustment note.
59.6   Reimbursements
Unless expressly stated otherwise in this document, any payment, reimbursement, indemnity or similar obligation that is required to be made under or in connection with this document which is calculated by reference to an amount paid by another party shall be reduced by the amount of any input tax credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 17.4 will apply to the reduced payment.
60   General
60.1   Entire agreement
This document constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.
60.2   Discretion in exercising rights
A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this document expressly states otherwise.

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60.3   Failure to exercise rights
Except as otherwise set out in this document, any partial exercise, failure to exercise, or delay in exercising, a right or remedy provided under this document or by law does not operate as a waiver or prevent or restrict any further or other exercise of that or any other right or remedy in accordance with this document.
60.4   No liability for loss
Except as otherwise set out in this document, a party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy that is available to it under this document.
60.5   Approvals and consents
By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.
60.6   Remedies cumulative
The rights and remedies provided in this document are in addition to other rights and remedies given by law independently of this document.
60.7   Amendment of document
No modification, variation or amendment of this document will be of any force unless such modification, variation or amendment is in writing and has been signed by each of the parties.
60.8   Enurement
Subject to the provisions of this document, this document will be binding upon and enure to the benefit of each party’s respective successors and assigns who become such in accordance with the terms of this document.
60.9   Grantee Encumbrance
The Grantee shall be entitled at any time and from time to time to grant or allow to exist an Encumbrance in respect of its rights under this document (and the Royalty) in favour of its lenders.
60.10   Severance
If the whole or any part of a provision of this document is void, unenforceable or unlawful in a jurisdiction, it is severed for that jurisdiction. The remainder of this document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this document or is contrary to public policy.
60.11   Rights and obligations are unaffected
Rights given to the parties under this document and the parties’ liabilities under it are not affected by anything which might otherwise affect them by law.
60.12   Variation and waiver
A provision of this document or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.
60.13   No merger
The warranties, undertakings and indemnities in this document do not merge on the Effective Date.

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60.14   Further steps
Subject to the terms of this document and any other obligation of confidentiality to which a party is bound, each party agrees to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which each other party asks and considers necessary to bind the parties and any other person intended to be bound under this document.
60.15   Indemnities and reimbursement obligations
Any indemnity, reimbursement or similar obligation in this document:
(a)
is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing;

(b)
is independent of any other obligations under this document; and

(c)
continues after this document, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.
60.16   Prompt performance
Each party agrees to perform its obligations under this document promptly, unless a specific time for performance is expressly stated in this document.
60.17   No undisclosed principals or undisclosed trusts
Except as expressly stated in writing in this document, no person enters into this document as an agent for any other person or as trustee of any trust or on behalf or for the benefit of any other person.
60.18   Costs
Each party will pay its own legal costs in connection with the preparation and execution of this document.
60.19   Stamp duty
(a)
Subject to clause 18.19(c), the Grantor agrees to:

(i)
pay or reimburse all Duty chargeable, payable or assessed as being payable in relation to the execution or performance of this document; and

(ii)
indemnify the Grantee against, and agrees to reimburse and compensate the Grantee for, any liability incurred by the Grantee as a result of the Grantor not complying with clause 18.19(a)(i).

(b)
The Grantor agrees to pay amounts due to the Grantee under this clause within 3 Business Days of demand from the Grantee.

(c)
The Grantee is responsible for and must pay all Duty which may be payable on or in connection with a Transfer of its Transferring Interest to any person other than the Grantor under clause 9.6.

60.20   Construction
No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this document or any part of it.
60.21   Inconsistent law
To the extent permitted by law, this document prevails to the extent it is inconsistent with any law.

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60.22   Supervening legislation
Any present or future legislation which operates to vary the obligations of a party in connection with this document with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.
60.23   No representations or warranties
Each party acknowledges that in entering into this document it has not relied on any representations or warranties about its subject matter except as expressly provided by the written terms of this document.
60.24   Waiver
No waiver by any party of a right or a default under this document or any delay or omission in the exercise of any right, remedy or power constitutes a waiver by such party of any subsequent right power, remedy or default whether of a like nature or otherwise.
60.25   Counterparts
This document may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument and the date on which the last counterpart is executed is the date of the document.
61   Governing law
61.1   Governing law
This document is governed by the law in force in the place specified in the Details.
61.2   Jurisdiction
Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the place specified in the Details and courts of appeal from those courts. Each party waives any right it has to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.
61.3   Serving documents
Without preventing any other method of service, any document in an action may be served on a party by being delivered or left at that party’s address for services of notice under clause 16.2.
EXECUTED as a deed
Royalty Deed
Schedule 13 Tenements
Part A — Mining Tenements
Tenement	Royalty Interest
CML 5	100%
MPL 1093	100%
MPL 1094	100%
Part B — Exploration Tenements
Tenement	Royalty Interest
EL 5693	100%
EL 5983	100%
EL 6223	90%
EL 6907	90%

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Royalty Deed
Schedule 14 Grantor Deed of Covenant
Details
Parties	[Insert details of the Grantor Transferee, [Incoming Guarantor,] Grantor, Guarantor and the Grantee]
Recitals	A The Grantor, the Guarantor and the Grantee are parties to the Royalty Deed.
B Pursuant to the Royalty Deed, the Grantee is entitled to a Royalty.
C The Grantor has agreed to Transfer, and the Grantor Transferee has agreed to take a Transfer of, [insert details of Tenement(s)] (“Transferred Interest”).
D The Grantor Transferee agrees to assume the obligations of the Grantor in respect of the Royalty arising under the Royalty Deed to the extent of the Transferred Interest.

E
The Grantee has agreed to the Transfer of the Transferred Interest from the Grantor to the Grantor Transferee, subject to the Grantor Transferee[, the Incoming Guarantor] and the Guarantor entering into this Deed of Covenant.

F The [Guarantor or Incoming Guarantor] has agreed to guarantee the obligations of the Grantor Transferee under the Royalty Deed.
Governing law	New South Wales, Australia
Date of document
[Note to template deed of covenant: If the Grantor Transferee is a Related Body Corporate of the Grantor, the references in square brackets to the Incoming Guarantor are to be deleted.]

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Royalty Deed
General terms
1   Meaning
1.1   Defined terms
(a)
These meanings apply unless the contrary intention appears:

(i)
Details means the section of this document headed “Details”;

(ii)
Effective Date means the date of this document; and

(iii)
Royalty Deed means the “Royalty Deed” between [insert name of the Grantor and ACN], [insert name of Guarantor and ACN] and [insert name of Grantee and ACN], as amended and novated from time to time.

(b)
Unless the context otherwise requires, terms defined in the Royalty Deed (other than terms defined in this document) have the same meaning wherever used in this document.

1.2   Interpretation
Clause 1 of the Royalty Deed applies in the interpretation of this document, subject to clause 1.1 of this document.
2   Assumption
(a)
The Grantor Transferee:

(i)
confirms that it has been supplied with a copy of the Royalty Deed; and

(ii)
with effect on and from the Effective Date, covenants with the Grantee to observe and perform the terms of the Royalty Deed to the extent of the Transferred Interest as if it were a party thereto.

(b)
The Grantor Transferee, with effect on and from the Effective Date, covenants with the Grantee to pay the Royalty to the Grantee pursuant to the terms of the Royalty Deed as if the Grantor Transferee were a party thereto.

3   Consent
Each of the Grantor, the Guarantor and the Grantee (as applicable):
(a)
consents to the Transfer of the Transferred Interest from the Grantor to the Grantor Transferee with effect on and from the Effective Date;

(b)
consents to the Grantor Transferee assuming the obligations of the Grantor in accordance with the Royalty Deed to the extent of the Transferred Interest and consents to the Grantor Transferee becoming a party (as the “Grantor”) to the Royalty Deed to the extent of that Transferred Interest; and

(c)
agrees that the Grantor Transferee will be entitled to exercise all of the rights, privileges and benefits of the Grantor in respect of the Transferred Interest.

4   Royalty Deed effective
The parties agree that, except as provided above, the provisions of the Royalty Deed remain in full force and effect.

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5   Guarantee
The [Guarantor or Incoming Guarantor] unconditionally and irrevocably guarantees to the Grantee the Grantor Transferee’s compliance with the Grantor Transferee’s obligations under and in connection with the Royalty Deed, on the terms set out in the Royalty Deed.
6   Further assurances
The Grantor Transferee and the [Guarantor or Incoming Guarantor] must do all acts, matters and things as may be reasonably necessary or expedient to implement and give full effect to the provisions of this document.
7   Notices
For the purposes of the Royalty Deed, the address of:
(a)
the Grantor Transferee to which all notices must be delivered (until substituted in accordance with clause [notices] of the Royalty Deed) is the address set out in the Details or, if the Grantor Transferee has notified otherwise, then marked for attention in the way last notified;

(b)
[the Incoming Guarantor to which all notices must be delivered (until substituted in accordance with clause [notices] of the Royalty Deed) is the address set out in the Details or, if the Incoming Guarantor has notified otherwise, then marked for attention in the way last notified;] and

(c)
each of the Grantor, the Guarantor and the Grantee is the relevant address set out in the Details section of the Royalty Deed or, if it has notified otherwise, then marked for attention in the way last notified.

8   Costs and stamp duty
8.1   Costs
The Grantor Transferee must pay or cause to be paid all costs of each other party arising out of the negotiation, preparation and execution of this document.
8.2   Stamp duty
As between the parties, all Duty which may be payable on or in connection with this document, any instrument executed under this document, and in respect of a transaction evidenced by the agreement must be borne by the [Grantor or Grantor Transferee]. The [Grantor or Grantor Transferee] must indemnify the other parties to this document on demand against any liability for that Duty.
9   Governing law
9.1   Governing law
This document is governed by the law in force in the place stated in the Details.
9.2   Jurisdiction
Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the place specified in the Details and courts of appeal from them. Each party waives any right it has to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

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10   Counterparts
This document may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument and the date on which the last counterpart is executed is the date of the document.
EXECUTED as a deed

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Royalty Deed
Schedule 15 Grantee Deed of Covenant
Details
Parties	[Insert details of the Grantee Transferee, Grantor, Guarantor and the Grantee]
Recitals	A The Grantor, the Guarantor and the Grantee are parties to the Royalty Deed.
B Pursuant to the Royalty Deed, the Grantee is entitled to a Royalty.

C
The Grantee has agreed to Transfer, and the Grantee Transferee has agreed to take a Transfer of, [insert extent of interest being transferred] of the Grantee’s rights and obligations under the Royalty Deed and the Security (“Transferred Interest”).

D The Grantee Transferee agrees to assume the obligations of the Grantee under the Royalty Deed and the Security to the extent of the Transferred Interest.
E The Grantor has agreed to the Transfer of the Transferred Interest from the Grantee to the Grantee Transferee, subject to the Grantee Transferee entering into this Deed of Covenant.
F The Guarantor has agreed to guarantee to the Grantee Transferee the obligations of the Grantor under the Royalty Deed.
Governing law	New South Wales, Australia
Date of document

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General terms
1   Meaning
1.1   Defined terms
(a)
These meanings apply unless the contrary intention appears:

(i)
Details means the section of this document headed “Details”;

(ii)
Effective Date means the date of this document; and

(iii)
Royalty Deed means the “Royalty Deed” between [insert name of the Grantor and ACN], [insert name of Guarantor and ACN] and [insert name of Grantee and ACN], as amended and novated from time to time.

(b)
Unless the context otherwise requires, terms defined in the Royalty Deed (other than terms defined in this document) have the same meaning wherever used in this document.

1.2   Interpretation
Clause 1 of the Royalty Deed applies in the interpretation of this document, subject to clause 1.1 of this document.
2   Assumption
The Grantee Transferee:
(a)
confirms that it has been supplied with a copy of the Royalty Deed; and

(b)
with effect on and from the Effective Date, covenants with the Grantor to observe and perform the terms of the Royalty Deed to the extent of the Transferred Interest as if it were a party thereto.

3   Consent
Each of the Grantor, the Guarantor and the Grantee (as applicable):
(a)
consents to the Transfer of the Transferred Interest from the Grantee to the Grantee Transferee with effect on and from the Effective Date;

(b)
consents to the Grantee Transferee assuming the obligations of the Grantee in accordance with the Royalty Deed to the extent of the Transferred Interest and consents to the Grantee Transferee becoming a party (as the “Grantee”) to the Royalty Deed to the extent of that Transferred Interest; and

(c)
agrees that the Grantee Transferee will be entitled to exercise all of the rights, privileges and benefits of the Grantee in respect of the Transferred Interest.

4   Royalty Deed effective
The parties agree that, except as provided above, the provisions of the Royalty Deed remain in full force and effect.
5   Guarantee
The Guarantor unconditionally and irrevocably guarantees to the Grantee Transferee the Grantor’s compliance with the Grantor’s obligations under and in connection with the Royalty Deed, on the terms set out in the Royalty Deed.
6   Further assurances
The Grantee Transferee must do all acts, matters and things as may be reasonably necessary or expedient to implement and give full effect to the provisions of this document.

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7   Notices
For the purposes of the Royalty Deed, the address of:
(a)
the Grantee Transferee to which all notices must be delivered (until substituted in accordance with clause [notices] of the Royalty Deed) is the address set out in the Details or, if the Grantee Transferee has notified otherwise, then marked for attention in the way last notified; and

(b)
each of the Grantor, the Guarantor and the Grantee is the relevant address set out in the Details section of the Royalty Deed or, if it has notified otherwise, then marked for attention in the way last notified.

8   Costs and stamp duty
8.1   Costs
The Grantee Transferee must pay or cause to be paid all costs of each other party arising out of the negotiation, preparation and execution of this document.
8.2   Stamp duty
As between the parties, all Duty which may be payable on or in connection with this document, any instrument executed under this document, and in respect of a transaction evidenced by the agreement must be borne by the [Grantee or Grantee Transferee]. The [Grantee or Grantee Transferee] must indemnify the other parties to this document on demand against any liability for that Duty.
9   Governing law
9.1   Governing law
This document is governed by the law in force in the place stated in the Details.
9.2   Jurisdiction
Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the place specified in the Details and courts of appeal from them. Each party waives any right it has to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.
10   Counterparts
This document may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument and the date on which the last counterpart is executed is the date of the document.
EXECUTED as a deed
Signing page
DATED:

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SIGNED, SEALED AND DELIVERED by as attorney for COBAR MANAGEMENT PTY. LIMITED under power of attorney dated in the presence of: Signature of witness Name of witness (block letters)	) ) ) ) ) ) ) ) ) ) ) )	By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney

SIGNED, SEALED AND DELIVERED by

as attorney for GLENCORE OPERATIONS AUSTRALIA PTY LIMITED under power of attorney dated in the presence of:

Signature of witness

Name of witness (block letters)
	) ) ) ) ) ) ) ) ) ) ) )	By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney
EXECUTED for METALS ACQUISITION CORP by: Signature of director Name of director (block letters)

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